Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228051

Dear Common Unitholders of Navios Maritime Midstream Partners L.P.

We are pleased to inform you that on October 7, 2018, Navios Maritime Acquisition Corporation (“Navios Acquisition”) and its direct, wholly-owned subsidiary, NMA Sub LLC (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Navios Maritime Midstream Partners L.P. (“Navios Midstream”) and Navios Midstream Partners GP LLC (the “Navios Midstream GP”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Navios Midstream (the “Merger”), with Navios Midstream being a wholly-owned subsidiary of Navios Acquisition.

Under the terms of the Merger Agreement, each outstanding common unit representing limited partner interests in Navios Midstream (the “Navios Midstream Common Units”) that is held by a unitholder other than Navios Acquisition, Navios Midstream and their respective subsidiaries (such units, the “Navios Midstream Public Units”) will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock (the “Common Stock Consideration”) or (ii) one share of series E convertible preferred stock, par value $0.0001 per share, of Navios Acquisition (the “Preferred Stock Consideration”).

The deadline for making an election will be 5:00 p.m. New York time on December 10, 2018, (unless Navios Acquisition provides notice of a later date). If a holder of Navios Midstream Public Units does not properly make an election by the election deadline, he or she will be deemed to have elected that form of Merger consideration (i.e., Common Stock Consideration or the Preferred Stock Consideration, referred to as the “Merger Consideration”) elected by the majority of Navios Midstream Public Units for which proper elections are made.

Moreover, if, pursuant to the election procedures in the Merger Agreement, holders of Navios Midstream Public Units elect (or are deemed to have elected as described above) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration, and no Preferred Stock Consideration will be issued.

Neither the Conflicts Committee of Navios Midstream nor the Board of Directors of Navios Midstream has made any recommendation with respect to the form of Merger Consideration holders of Navios Midstream Public Units should elect to receive.

Each of the Conflicts Committee of Navios Midstream and the Board of Directors of Navios Midstream determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Navios Midstream and the holders of Navios Midstream Public Units, and each approved and adopted the Merger Agreement. Additionally, each of the Conflicts Committee of Navios Midstream and the Board of Directors of Navios Midstream recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of Navios Midstream Common Units.

The approval and adoption of the Merger Agreement and the Merger by Navios Midstream requires the approval or consent of at least a majority of the outstanding Navios Midstream Common Units. Under the Merger Agreement, Navios Acquisition, which, as of November 14, 2018, beneficially owned 12,178,304 Navios Midstream Common Units or 58.1% of the outstanding Navios Midstream Common Units, has agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this document is a part. The delivery by Navios Acquisition of a written consent with respect to the Navios Midstream Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Shares of Navios Acquisition Common Stock are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “NNA”. Navios Acquisition has agreed to use reasonable efforts to list shares of series E convertible preferred stock, par value $0.0001 per share, of Navios Acquisition (the “Navios Acquisition Series E Preferred Stock”) on the NYSE. Navios Acquisition will have no obligation to effect a listing of the Navios Acquisition Series E Preferred Stock unless holders of more than half of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration and the NYSE permits such listing.

This information statement/prospectus provides you with detailed information about the Merger, the Common Stock Consideration, the Preferred Stock Consideration (and the designation, preferences and rights in respect thereof) and related matters. Navios Acquisition and Navios Midstream both encourage you to read the entire document carefully. In particular, please read the section entitled “Risk Factors” of this information statement/prospectus for a discussion of risks relevant to the Merger and the combined company.

Angeliki Frangou	Alex Kalafatides

Chairman of the Boards of Directors of Navios Maritime Acquisition Corporation and Navios Maritime Midstream Partners L.P.	Chairman of the Conflicts Committee of the Board of Directors of Navios Maritime Midstream Partners L.P.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF NAVIOS ACQUISITION COMMON STOCK AND/OR NAVIOS ACQUISITION SERIES E PREFERRED STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this information statement/prospectus is November 15, 2018 and it was first mailed to holders of Navios Midstream Common Units on or about November 16, 2018.

i

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of October 7, 2018 by and among Navios Maritime Acquisition Corporation, NMA Sub LLC, Navios Maritime Midstream Partners L.P. and Navios Maritime Midstream Partners GP LLC.
Annex B	Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of Navios Maritime Acquisition Corporation
Annex C	Opinion of Piper Jaffray & Co.
Annex D	Annual Report on Form 20-F of Navios Maritime Acquisition Corporation for the fiscal year ended December 31, 2017
Annex E	Navios Maritime Acquisition Corporation Operating and Financial Review for the three and nine month periods ended September 30, 2018, filed on a Report on Form 6-K
Annex F	Annual Report on Form 20-F of Navios Maritime Midstream Partners L.P. for the fiscal year ended December 31, 2017
Annex G	Navios Maritime Midstream Partners L.P. Operating and Financial Review for the three and nine month periods ended September 30, 2018, filed on a Report on Form 6-K

ELECTION FORM

ii

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the Merger. Please note that this section does not address all issues that may be important to you as a holder of Navios Midstream Common Units. Accordingly, you should carefully read this entire information statement/prospectus, including each of the annexes, and the documents that have been incorporated into this information statement/prospectus.

Q. Why am I receiving these materials?

A. Pursuant to the terms of the Merger Agreement, if the Merger is consummated, Navios Midstream will become a wholly-owned subsidiary of Navios Acquisition. This information statement/prospectus is being provided by Navios Acquisition to holders of Navios Midstream Common Units in connection with the issuance of Common Stock Consideration or Preferred Stock Consideration to holders of Navios Midstream Public Units in accordance with the terms of the Merger Agreement.

This information statement/prospectus contains important information about the Merger Agreement, the Merger and the other transactions contemplated thereby, and you should read this information statement/prospectus carefully.

Q. What unitholder approval is required to adopt the Merger Agreement and approve the Merger?

A. The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, require the affirmative vote or consent of holders of at least a majority of the outstanding Navios Midstream Common Units. As of November 14, 2018, Navios Acquisition beneficially owned 12,178,304 Navios Midstream Common Units, amounting to 58.1% of the outstanding Navios Midstream Common Units. Under the terms of the Merger Agreement, Navios Acquisition agreed that, within two business days after the registration statement of which this information statement/prospectus is a part becomes effective, it will deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger. The delivery of a written consent by Navios Acquisition with respect to the Navios Midstream Common Units held by it will be sufficient to adopt the Merger Agreement and thereby approve the Merger. As a result, no further action by any other holder of Navios Midstream Common Units is required under applicable law or the Fifth Amended and Restated Agreement of Limited Partnership of Navios Midstream dated as of August 2, 2018 (which we refer to as the “Fifth Amended and Restated Limited Partnership Agreement”), and Navios Midstream will not solicit the vote of holders of Navios Midstream Common Units for the adoption of the Merger Agreement and the approval of the Merger, and will not call a special meeting of the holders of Navios Midstream Common Units for purposes of voting on the Merger Agreement and the Merger. We are not asking you for a proxy and you are requested not to send us a proxy.

Q. What will happen to Navios Midstream as a result of the Merger?

A. If the Merger is successfully completed, Merger Sub will be merged with and into Navios Midstream, with Navios Midstream becoming a wholly-owned subsidiary of Navios Acquisition.

Q. What will holders of Navios Midstream Common Units be entitled to receive in the Merger?

A. Navios Midstream Common Units that are not Navios Midstream Public Units will not receive any consideration in the Merger. Each Navios Midstream Public Unit will be converted into the right to receive, at the election of its holder, either:

•	0.42 of a share of Navios Acquisition Common Stock, which we refer to as the “Common Stock Consideration”, or

•	One share of Navios Acquisition Series E Preferred Stock, which we refer to as the “Preferred Stock Consideration”.

If you do not properly make an election in respect of your Navios Midstream Public Units by sending in a properly completed election form mailed to each holder of Navios Midstream Public Units contemporaneously with this information statement/prospectus (which we refer to as the “Election Form”), together with the proper unit transfer documentation, prior to the election deadline set forth below, you will be deemed to have elected that form of consideration (i.e., Common Stock Consideration or Preferred Stock Consideration) elected by the majority of Navios Midstream Public Units for which proper elections are made.

It is important to note that a holder of Navios Midstream Public Units may not receive the form of consideration that he or she elects in the Merger. If, pursuant to the election procedures in the Merger Agreement, holders of Navios Midstream Public Units elect (or are deemed to have elected as described above) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger. For additional information regarding the election procedures, please read the section entitled “The Merger — Procedure for Election and Exchange of Navios Midstream Common Units for Merger Consideration.”

Q. Does the Board of Directors of Navios Midstream (which we refer to as the “Navios Midstream Board”) or the Conflicts Committee of the Navios Midstream Board (which we refer to as the “Navios Midstream Conflicts Committee”) recommend that I elect the Common Stock Consideration or the Preferred Stock Consideration?

A. The Navios Midstream Board and the Navios Midstream Conflicts Committee make no recommendation as to whether any holder of Navios Midstream Public Units should elect to receive the Common Stock Consideration or the Preferred Stock Consideration.

Q. Can I make one election for some of my Navios Midstream Public Units and another election for the rest?

A. Yes. You may submit an election form (which we refer to as an “Election Form”) in which you elect Common Stock Consideration with respect to a portion, and Preferred Stock Consideration with respect to a portion, of your Navios Midstream Public Units.

Q. Can I change my election after I submit an Election Form?

A. Yes. You may revoke your election to receive either the Common Stock Consideration or Preferred Stock Consideration by delivering written notice of your revocation to the exchange agent prior to the election deadline set forth below. You may change your election by delivering a properly completed revised Election Form that identifies the Navios Midstream Public Units to which the revised Election Form applies. Delivery of a revised Election Form with respect to any Navios Midstream Public Units, prior to the election deadline, will result in the revocation of all prior Election Forms with respect to those identified Navios Midstream Public Units. You will not be entitled to revoke or change your election following the election deadline.

Q. Where will Navios Acquisition Common Stock trade after the Merger?

A. It is anticipated that Navios Acquisition Common Stock issued in the Merger will trade on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “NNA”.

Q. Will the Navios Acquisition Series E Preferred Stock trade on an exchange?

A. Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE. No listing of the Navios Acquisition Series E Preferred Stock will occur if either (i) the listing is not permitted by the NYSE or (ii) holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration.

2

Q. Is a vote of the Navios Acquisition stockholders required in order for Navios Acquisition to issue shares of Navios Acquisition Series E Preferred Stock?

A. No. Under the amended and restated articles of incorporation of Navios Acquisition, the board of directors of Navios Acquisition (which we refer to as the “Navios Acquisition Board”) is expressly granted the authority to issue shares of preferred stock, with such voting powers, designations, preferences and other special rights, qualifications, limitations and restrictions as the Navios Acquisition Board may determine, approve and adopt.

Q. When will the Merger be completed?

A. Navios Acquisition and Navios Midstream expect the closing to occur on or about December 13, 2018, subject to satisfaction of the conditions to closing. Please read the section entitled “The Merger Agreement — Conditions to the Merger.”

Q. What are the expected U.S. federal income tax consequences of the Merger to holders of Navios Midstream Public Units?

A. It is intended that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). However, the completion of the Merger is not conditioned upon the receipt of an opinion of counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your own tax advisors regarding the United States federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction.

Q. How do holders of Navios Midstream Public Units make their election to receive the Common Stock Consideration or Preferred Stock Consideration in exchange for their Navios Midstream Public Units? What if a holder of Navios Midstream Public Units fails to properly make an election?

A. Contemporaneously with the mailing of this information statement/prospectus, an Election Form is being mailed to each holder of Navios Midstream Public Units. The Election Form sets forth detailed instructions on how to make an election with respect to the form of Merger Consideration you may receive for your Navios Midstream Public Units. The deadline for submitting a properly completed Election Form together with the proper unit transfer documentation will be 5:00 p.m. New York time on December 10, 2018, but may be extended (which we refer to as the “Election Deadline”). Navios Acquisition will use reasonable efforts to issue a press release at least five business days prior to the Election Deadline and if the Election Deadline is subsequently extended, at least one business day prior to any extended Election Deadline. You must return the completed Election Form along with properly completed unit transfer documentation, according to the instructions included with the Election Form to the exchange agent prior to the Election Deadline and you will receive your Merger Consideration following the closing of the Merger, after the exchange agent receives your completed Election Form, certificates (if any) and/or such other documents as may be required by the Election Form or the exchange agent. If you do not submit a properly completed Election Form together with the proper unit transfer documentation by the Election Deadline, then following the Merger, you will receive a letter of transmittal and instructions on how to obtain the Merger Consideration you will be entitled to receive in exchange for your Navios Midstream Public Units. You must return the completed letter of transmittal and surrender your certificates (if any), and you will receive your Merger consideration after the exchange agent receives your completed letter of transmittal, certificates (if applicable) and/or such other documents that may be required by the exchange agent.

If you own Navios Midstream Public Units in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your units concerning how to make an election.

3

Q. What if my Navios Midstream Public Units are certificated, but I cannot find the certificates?

A. There will be a procedure for you to receive the Merger Consideration in the Merger, even if you have lost one or more of your certificates (if any) for the Navios Midstream Public Units. This procedure, however, may take time to complete. In order to ensure that you will be able to receive the Merger Consideration promptly after the Merger is completed, if your Navios Midstream Public Units are certificated, but you cannot locate your certificates after looking for them carefully, we urge you to contact Morrow Sodali, as soon as possible and follow the procedures they explain to you for replacing your certificates for the Navios Midstream Public Units. Morrow Sodali can be reached at (800) 662-5200 or on their website at www.morrowsodali.com and at the email address NAPinfo@morrowsodali.com, or you can write them at 509 Madison Avenue, Suite 1608, New York, NY 10022.

Q. Are there any risks that I should consider?

A. Yes. There are risks associated with all business combinations, including the Merger. There are also risks associated with Navios Acquisition’s business and the ownership of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock. We have described certain of these risks and other risks in more detail in the section entitled “Risk Factors.”

Q. Are holders of Navios Midstream Public Units entitled to appraisal rights?

A. No. Holders of Navios Midstream Public Units do not have appraisal rights under applicable law or contractual appraisal rights under the Merger Agreement.

Q. Why did the Navios Acquisition Board approve the 15:1 reverse stock split in respect of the Navios Acquisition Common Stock (which we refer to as the “Reverse Stock Split”), and when was it announced?

A. Navios Acquisition has been unable to satisfy the NYSE listing requirement of trading above one dollar for a period of thirty consecutive trading days in respect of the Navios Acquisition Common Stock. The Reverse Stock Split enables Navios Acquisition to comply with this particular listing requirement. The Reverse Stock Split was initially announced by Navios Acquisition on October 8, 2018.

Q. Is the Reverse Stock Split now effective?

A. Yes. The Reverse Stock Split, which was approved by holders of Navios Acquisition Common Stock at a special meeting held on November 9, 2018, took effect on November 14, 2018. The references in this information statement/prospectus to 0.42 of a share of Navios Acquisition Common Stock constituting the Common Stock Consideration and 0.34 of a share of Navios Acquisition Common Stock into which Navios Acquisition Series E Preferred Stock will be convertible, both give effect to the Reverse Stock Split.

Q. Who do I call if I have further questions about the Merger Agreement or the Merger?

A. Holders of Navios Midstream Public Units may call Navios Midstream’s Investor Relations Department at (212) 906-8647 if they have further questions or if they would like additional copies, without charge, of this information statement/prospectus.

4

SUMMARY

This summary highlights selected information in this information statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby, including the Merger, and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire information statement/prospectus, including the annexes and the other documents to which you are referred. For information on how to obtain the documents that Navios Acquisition and Navios Midstream have filed with the Securities and Exchange Commission (which we refer to as the “SEC”), see the section entitled “Where You Can Find More Information.”

Parties to the Merger Agreement

Navios Maritime Acquisition Corporation

Navios Acquisition is a publicly traded corporation, incorporated in The Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering. On May 28, 2010, Navios Acquisition consummated the vessel acquisition that constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Navios Acquisition’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. Navios Acquisition is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by a subsidiary of Navios Maritime Holdings Inc. (which we refer to as “Navios Holdings”).

As of November 6, 2018, Navios Acquisition’s fleet consisted of a total of 37 double-hulled tanker vessels, aggregating approximately 4.3 million deadweight tons, or dwt. The fleet includes nine Very Large Crude Carrier tankers (over 200,000 dwt per ship of which two are chartered in and are expected to be delivered in 2020), which transport crude oil, eight Long Range 1 product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 product tankers (30,000-59,999 dwt per ship) and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. All vessels are currently chartered-out to quality counterparties, including affiliates of Navig8 Chemicals Shipping and Trading Co, Shell Tankers Singapore Private LTD and Mansel LTD, with an average remaining charter period of approximately one year. As of November 6, 2018, Navios Acquisition had charters covering 99.2% of available days in 2018 and 32.7% of available days in 2019.

The principal executive offices of Navios Acquisition are located at c/o Navios Maritime Acquisition Corporation, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140.

Navios Maritime Midstream Partners L.P.

Navios Midstream is a publicly traded limited partnership, organized under the laws of The Republic of the Marshall Islands on October 13, 2014. In connection with the initial public offering of Navios Midstream in November 2014, Navios Midstream acquired all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries.

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and liquefied petroleum gas tankers under long-term employment contracts. Navios Midstream intends to charter the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

5

As of November 6, 2018, Navios Midstream owned six Very Large Crude Carrier tankers.

The principal executive offices of Navios Midstream are located at c/o Navios Maritime Acquisition Corporation, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140.

Navios Maritime Midstream Partners GP LLC

Navios Midstream GP is a limited liability company organized under the laws of The Republic of the Marshall Islands and a wholly-owned subsidiary of Navios Acquisition. Navios Midstream GP was formed on October 13, 2014 to act as the general partner of Navios Midstream. Navios Midstream GP owns the 2.0% general partner interest in Navios Midstream.

Navios Midstream GP delegates to the Navios Midstream Board the authority to oversee and direct the management and policies of Navios Midstream.

The principal executive offices of Navios Midstream GP are located at c/o Navios Maritime Acquisition Corporation, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140.

NMA Sub LLC

Merger Sub is a limited liability company organized under the laws of The Republic of the Marshall Islands and a wholly owned subsidiary of Navios Acquisition. Merger Sub was formed on October 4, 2018 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

The principal executive offices of Merger Sub are located at c/o Navios Maritime Acquisition Corporation, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140.

Description of the Merger (page 34)

Navios Acquisition and Navios Midstream agreed to combine businesses by merging Merger Sub, a wholly owned subsidiary of Navios Acquisition, with and into Navios Midstream. If the Merger is successfully consummated, Navios Midstream will become a wholly-owned subsidiary of Navios Acquisition. As a result of the Merger, each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock.

If you do not properly make an election in respect of your Navios Midstream Public Units by sending in a properly completed Election Form mailed to each holder of Navios Midstream Public Units contemporaneously with this information statement/prospectus, together with the proper unit transfer documentation, prior to the election deadline set forth below, you will be deemed to have elected that form of consideration (i.e., Common Stock Consideration or Preferred Stock Consideration) elected by the majority of Navios Midstream Public Units for which proper elections are made.

It is important to note that a holder of Navios Midstream Public Units may not receive the form of consideration that he or she elects in the Merger. If, pursuant to the election procedures in the Merger

6

Agreement, holders of Navios Midstream Public Units elect (or are deemed to have elected as described above) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger. For additional information regarding the election procedures, please read the section entitled “The Merger — Procedure for Election and Exchange of Navios Midstream Public Units for Merger Consideration.”

Description of the Navios Acquisition Series E Preferred Stock

As of November 14, 2018, there were no shares of Navios Acquisition Series E Preferred Stock issued and outstanding. As a result of the Merger, each Navios Midstream Public Unit will be converted into the right to receive, at the election of each such unitholder, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock.

The Navios Acquisition Series E Preferred Stock will rank senior to the Navios Acquisition Common Stock, the series C convertible preferred stock of Navios Acquisition, par value $0.0001 per share (which we refer to as the “Navios Acquisition Series C Preferred Stock”), and any other series of Navios Acquisition’s Preferred Stock, unless the terms of such other series expressly states that it ranks pari-passu or senior to the Navios Acquisition Series E Preferred Stock.

Upon a liquidation, dissolution or winding up of Navios Acquisition, each share of Navios Acquisition Series E Preferred Stock will be entitled to receive, in preference to the Navios Acquisition Common Stock and Navios Acquisition Series C Preferred Stock, (i) the greater of (a) $3.01 and (b) the amount that each such share of Navios Acquisition Series E Preferred Stock would have received upon the liquidation of Navios Acquisition if all outstanding shares of Navios Acquisition Series E Preferred Stock had been converted to Navios Acquisition Common Stock prior to the liquidation plus (ii) any declared but unpaid dividends on such share of Navios Acquisition Series E Preferred Stock.

The Navios Acquisition Series E Preferred Stock will be entitled to vote on an as-converted basis with the Navios Acquisition Common Stock and will be entitled to dividends, as and when declared by the Navios Acquisition Board, pro rata with the Navios Acquisition Common Stock, on an as-converted basis.

The Navios Acquisition Series E Preferred Stock will be convertible, at the option of its holder at any time commencing on the six-month anniversary of the closing of the Merger, into 0.34 of a share of Navios Acquisition Common Stock, (which we refer to as the “Conversion Rate”). The Conversion Rate is subject to customary anti-dilution adjustments in the event of future stock dividends, subdivisions, splits, combinations or reverse stock splits regarding Navios Acquisition Common Stock.

The Navios Acquisition Series E Preferred Stock will be automatically converted into Navios Acquisition Common Stock at the Conversion Rate upon the first to occur of:

•

the first Trading Day (which we define as any day that the NYSE (or, if that is not the then principal market for the Navios Acquisition Common Stock, the then principal market) is open for trading) after any consecutive thirty Trading Day period during which the last sales price of the Navios Acquisition Common Stock reported on the NYSE will have been at least $9.24 per share for at least twenty Trading Days during such consecutive thirty Trading Day period; provided that if such first Trading Day occurs prior to the second anniversary of the closing of the Merger, the automatic conversion will occur on the second anniversary of the closing of the Merger;

•	the two-and-a-half year anniversary of the closing of the Merger; and

7

•

the first Trading Day that the number of outstanding shares of Navios Acquisition Series E Preferred Stock constitutes less than 20% of the number of Navios Midstream Public Units outstanding immediately prior to the closing of the Merger.

Holders of Navios Acquisition Series E Preferred Stock also have no preemptive or mandatory redemption rights, and there are no sinking fund provisions applicable to the Navios Acquisition Series E Preferred Stock.

Additionally, pursuant to the Merger Agreement, Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE. No listing of the Navios Acquisition Series E Preferred Stock will occur if either (i) the listing is not permitted by the NYSE or (ii) holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration.

Election Procedures (page 63)

Holders of Navios Midstream Public Units may elect to receive either the Common Stock Consideration or the Preferred Stock Consideration for each Navios Midstream Public Unit by returning a properly completed Election Form, together with the proper unit transfer documentation, to the exchange agent prior to the Election Deadline. The Merger Agreement provides that an Election Form will be mailed to each holder of Navios Midstream Public Units contemporaneously with the mailing of this information statement/prospectus to each holder of Navios Midstream Public Units.

Required Approval of the Merger by the Holders of Navios Midstream Common Units; Written Consent (page 33)

The approval and adoption of the Merger Agreement and the Merger by Navios Midstream requires the affirmative vote or consent of holders of a majority of the outstanding Navios Midstream Common Units. Navios Acquisition which, as of November 14, 2018, beneficially owned 12,178,304 Navios Midstream Common Units or 58.1% of the outstanding Navios Midstream Common Units, has agreed to deliver a written consent, adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this document is a part. The delivery by Navios Acquisition of a written consent with respect to the Navios Midstream Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Recommendation of the Navios Midstream Conflicts Committee; Reasons for the Navios Midstream Conflicts Committee’s Recommendation (page 41)

The Navios Midstream Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, by unanimous vote at a meeting held on October 7, 2018, (i) determined in good faith that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Navios Midstream and the holders of Navios Midstream Public Units, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Navios Midstream Board (A) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (B) submit the Merger Agreement to the limited partners of Navios Midstream for approval, (C) recommend that the limited partners of Navios Midstream approve the Merger Agreement and the Merger upon the terms and conditions set forth in the Merger Agreement and (D) cause Navios Midstream to enter into the Merger Agreement and consummate the Merger upon the terms and conditions set forth in the Merger Agreement, subject to obtaining the requisite approval of the limited partners of Navios Midstream.

8

For a discussion of the many factors considered by the Navios Midstream Conflicts Committee in making their determination and approval, please read the section entitled “The Merger — Recommendation of the Navios Midstream Conflicts Committee” and “The Merger — Reasons for the Navios Midstream Conflicts Committee’s Recommendation.”

Opinion of Financial Advisor to Navios Midstream’s Conflicts Committee (page 47)

On October 7, 2018, Piper Jaffray & Co., through its Simmons Energy division (which we refer to as “Piper Jaffray”), financial advisor to the Navios Midstream Conflicts Committee, delivered its oral opinion to the Navios Midstream Conflicts Committee, which opinion was subsequently confirmed by delivery of a written opinion dated October 7, 2018, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in Piper Jaffray’s opinion, the Preferred Stock Consideration to be paid by Navios Acquisition in connection with the transaction contemplated pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Navios Midstream and to the holders of Navios Midstream Public Units.

The full text of the written opinion of Piper Jaffray sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Piper Jaffray in rendering its opinion, and is attached hereto as Annex C. You are encouraged to read Piper Jaffray’s opinion carefully and in its entirety.

For a description of the opinion that the Navios Midstream Conflicts Committee received from Piper Jaffray see the section entitled “The Merger — Opinion of Financial Advisor to Navios Midstream’s Conflicts Committee” and  Annex C.

Reasons for the Approval of the Navios Acquisition Board (page 60)

The Navios Acquisition Board considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, at a meeting held on October 7, 2018, approved and declared advisable (i) the form, terms and provisions of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (ii) in connection with the Merger, the certificate of designation, preferences and rights of Navios Acquisition Series E Preferred Stock, a copy of which is attached to this information statement/prospectus as Annex B (which we refer to as the “Series E Certificate of Designation”), the issuance of the Common Stock Consideration and the issuance of the Preferred Stock Consideration, and the execution, delivery and performance by Navios Acquisition of the Merger Agreement.

For a discussion of the many factors considered by the Navios Acquisition Board in making their determination and approval, please read the section entitled “The Merger — Reasons for the Approval of the Navios Acquisition Board.”

Material U.S. Federal Income Tax Considerations of the Merger (page 71)

It is intended that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Navios Acquisition will qualify as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a holder of Navios Midstream Common Units that is a U.S. person and that holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of Navios Acquisition immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (which we refer to as the “Intended Tax Treatment”). However, the completion of the Merger is not conditioned upon the receipt of an

9

opinion of counsel to the effect that the Merger will qualify for the Intended Tax Treatment. In addition, neither Navios Midstream nor Navios Acquisition intends to request a ruling from the United States Internal Revenue Service (which we refer to as the “IRS”) regarding the United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your own tax advisors regarding the United States federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction.

Interests of Navios Midstream’s Directors and Officers in the Merger (page 62)

Some of the members of the Navios Midstream Board and certain of Navios Midstream’s executive officers have financial interests in the Merger that are in addition to, and/or different from, the interests of holders of Navios Midstream Common Units, but only with respect to indemnification and insurance coverage. With the exception of two directors who collectively hold fewer than 1,900 shares of Navios Midstream Common Units, none of the officers or directors of Navios Midstream own any Navios Midstream Common Units or any other securities of Navios Midstream. The independent directors of the Navios Midstream Board were aware of these additional and/or differing interests and potential conflicts and considered them, among other matters, in evaluating, negotiating and approving the Merger Agreement. These interests include that the:

•

Merger Agreement provides for director and officer indemnification arrangements for each of Navios Midstream’s directors and officers and provides existing directors’ and officers’ liability insurance to the Navios Midstream directors and officers that will continue for six years following completion of the Merger.

For a discussion of the interests of the Navios Midstream Board and the executive officers of Navios Midstream, please read the section entitled “The Merger — Interests of Navios Midstream’s Directors and Officers in the Merger.”

Key Terms of the Merger Agreement (page 74)

The Merger Agreement is attached to this information statement/prospectus as Annex A and is incorporated into this information statement/prospectus. You are encouraged to read the Merger Agreement because it is the legal document that governs the Merger. For a summary of the material terms of the Merger Agreement, please read the section entitled “The Merger Agreement.”

Structure of the Merger

Under the terms of the Merger Agreement, Merger Sub will merge with and into Navios Midstream and each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock. As a result of the Merger, the separate existence of Merger Sub will cease and Navios Midstream and its subsidiaries will become wholly owned subsidiaries of Navios Acquisition. Following the Merger (i) Navios Acquisition will hold all of the outstanding Navios Midstream Common Units and (ii) Navios Midstream GP, of which Navios Acquisition is the sole member, will hold all of the Navios Midstream general partner units and incentive distribution rights.

10

When the Merger Becomes Effective

Navios Acquisition and Navios Midstream will cause a certificate of merger to be executed and filed with the Office of the Registrar of Corporations of The Republic of the Marshall Islands on the third business day after the day on which the last condition to completing the Merger is satisfied or waived, or at such other time as Navios Acquisition and Navios Midstream may agree. The Merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree as specified in the certificate of merger. We refer to this time as the “Effective Time.”

Effect of the Merger

At the Effective Time:

•

Each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock; provided, however, that if holders of Navios Midstream Public Units elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the Effective Time, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger. Each Navios Midstream Public Unit with respect to which either a properly completed Election Form is not submitted by the Election Deadline or in respect of which no election is made will be deemed to have elected to receive the form of consideration most elected by properly electing holders of Navios Midstream Public Units. At the Effective Time, each Navios Midstream Public Unit will be cancelled and retired and will cease to exist.

•

The Navios Midstream Common Units owned by Navios Midstream or any of its subsidiaries immediately prior to the Effective Time will cease to be outstanding and will be cancelled and will cease to exist without consideration therefor.

•

All (i) Navios Midstream general partner units, (ii) Navios Midstream Common Units that are owned directly or indirectly by Navios Acquisition and (iii) Navios Midstream incentive distribution rights shall remain outstanding and shall be unaffected by the Merger.

•

The limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of common units of the surviving partnership equal to the number of Navios Midstream Public Units.

For a description of the Navios Acquisition Common Stock and the Navios Acquisition Series E Preferred Stock, and a description of the comparative rights of holders of the Navios Acquisition Common Stock, the Navios Acquisition Series E Preferred Stock and the Navios Midstream Common Units, please read the sections entitled “Description of Navios Acquisition Capital Stock,” and “Comparison of Stockholder and Unitholder Rights.”

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others

•

the approval of the Merger Agreement and the Merger by at least a majority of the outstanding Navios Midstream Common Units, which, as noted above, will occur upon the execution and delivery by Navios Acquisition of a written consent approving the Merger Agreement and the Merger;

11

•	this information statement/prospectus having been declared effective by the SEC and its continued effectiveness thereof;

•	20 days having elapsed after the mailing of this information statement/prospectus to the holders of Navios Midstream Common Units;

•	the absence of any decree, order, injunction, law or impediment prohibiting the transactions contemplated by the Merger Agreement; and

•	the approval of the listing on the NYSE, subject to official notice of issuance, of the Navios Acquisition Common Stock to be issued in the Merger.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of the other party relating to organization and existence, authorization and capitalization being true and correct in all material respects as of the closing date of the Merger (which we refer to as the “Closing Date”);

•

the representations and warranties of the other party relating to all other matters being true and correct (without regard to any materiality, material adverse effect and similar qualifiers) as of the closing of the Merger, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a material adverse effect;

•	the representation and warranty of the other party relating to no adverse changes and being true and correct as of the Closing Date; and

•

the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that have materiality, material adverse effect or similar qualifiers, and having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that are not so qualified.

Termination

Prior to the Effective Time, the Merger Agreement may be terminated in the following circumstances:

•	by mutual written agreement of the parties to the Merger Agreement;

•	by either Navios Acquisition or Navios Midstream, if:

•

the Merger is not consummated on or before April 8, 2019 (which we refer to as the “Outside Date”) (so long as the party seeking to terminate has not otherwise prevented the Merger from occurring by failing to perform or observe its obligations under the Merger Agreement); or

•

a governmental entity has issued a final and non-appealable order, decree or ruling or has taken any other action that permanently restrains, enjoins or otherwise prohibits the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement;

•

by Navios Midstream, if Navios Acquisition breaches any of its representations, warranties or agreements in the Merger Agreement or if any of its representations or warranties become untrue, in either case, resulting in a condition to the Merger not being satisfied, which failure is incapable of being cured by the Outside Date; provided that Navios Midstream is not itself in breach of the Merger Agreement; or

•

by Navios Acquisition, if Navios Midstream breaches any of its representations, warranties or agreements in the Merger Agreement or if any of its representations or warranties become untrue, in either case, resulting in a condition to the Merger not being satisfied which failure is incapable of being cured by the Outside Date; provided that Navios Acquisition is not itself in breach of the Merger Agreement.

12

Upon termination of the Merger Agreement in connection with a material breach by either party, the non-breaching party will be entitled to reimbursement of its expenses in an amount not to exceed $1  million.

Other Information Related to the Merger

No Appraisal Rights

Holders of Navios Midstream Public Units do not have appraisal rights under applicable law or contractual appraisal rights under the Merger Agreement.

Regulatory Matters (page 63)

In connection with the Merger, Navios Acquisition intends to make all required filings under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) and the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), as well as any required filings or applications with the NYSE. Navios Acquisition and Navios Midstream are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

Listing of Navios Acquisition Capital Stock to be Issued in the Merger (page 64)

Navios Acquisition expects to obtain approval to list the Navios Acquisition Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing. In respect of the Navios Acquisition Series E Preferred Stock, Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE. No listing of the Navios Acquisition Series E Preferred Stock will occur if either (i) the listing is not permitted by the NYSE or (ii) holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration.

Accounting Treatment (page 63)

Navios Acquisition intends to account for the merger “as a business combination achieved in stages” which will result in the application of the “acquisition method”, as defined under ASC 805 Business Combinations, as well as the re-calculation of our previously held equity interest in Navios Midstream to its fair value at the date the controlling interest is acquired and the recognition of a loss in earnings. Under the acquisition method, the consideration paid by Navios Acquisition in connection with the transaction will be allocated to Navios Midstream’s net assets based on their estimated fair values as of the completion of the Merger. The excess of the total purchase consideration over the fair value of the identifiable net assets acquired will be allocated to goodwill or negative goodwill as the case may be. This method may result in the carrying value of assets, including goodwill or negative goodwill, acquired from Navios Midstream being substantially different from the former carrying values of those assets. The purchase price allocation is subject to refinement as Navios Acquisition completes the valuation of the assets acquired and liabilities assumed. The results of operations of Navios Midstream will be included in Navios Acquisition’s consolidated results of operations only for periods subsequent to the completion of the acquisition.

Comparison of Stockholder and Unitholder Rights (page 91)

The holders of Navios Midstream Public Units will have different rights once they become holders of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock. For more information concerning these differences, please read the section entitled “Comparison of Stockholder and Unitholder Rights.”

13

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NAVIOS ACQUISITION

The following table sets forth selected consolidated financial and other data of Navios Acquisition for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, as well as for the nine-month periods ended September 30, 2018 and 2017. You should read the notes to Navios Acquisition’s consolidated financial statements for a discussion of the basis on which Navios Acquisition’s consolidated financial statements are presented. Per share information provided below with respect to historical financial data does not give effect to the Reverse Stock Split (see the section entitled “Questions And Answers” for more information). The information provided below should be read in conjunction with the consolidated financial statements, related notes and other financial information included in Navios Acquisition’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached to this information statement/prospectus as Annex D, as well as Navios Acquisition’s Operating and Financial Review for the three and nine month periods ended September 30, 2018, filed on Form 6-K and attached to this information statement/prospectus as Annex E.

STATEMENT OF OPERATIONS DATA

(In thousands of U.S. dollars, except unit and per unit data)

	Unaudited for the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Statement of Operations Data:
Revenue	$129,218	$176,961	$227,288	$290,245	$313,396	$264,877	$202,397
Time charter expenses	(21,749)	(15,793)	(21,919)	(4,980)	(4,492)	(5,187)	(6,762)
Direct vessel expenses	(5,251)	(2,880)	(4,198)	(3,567)	(1,532)	(1,979)	(3,096)
Management fees (entirely through related party transactions)	(69,652)	(71,035)	(94,973)	(97,866)	(95,336)	(95,827)	(71,392)
General and administrative expenses	(11,212)	(9,293)	(13,969)	(17,057)	(15,532)	(14,588)	(7,017)
Depreciation and amortization	(41,763)	(42,660)	(56,880)	(57,617)	(57,623)	(67,718)	(63,880)
Loss on bond and debt extinguishment	—	—	—	—	—	—	(33,973)
Interest income	5,875	7,495	10,042	4,767	1,683	720	315
Interest expenses and finance cost	(57,917)	(57,522)	(76,438)	(75,987)	(73,561)	(78,610)	(58,386)
Impairment loss	—	—	—	—	—	(11,690)	—
Gain/ (loss) on sale of vessels	25	—	—	11,749	5,771	22,599	(21,098)
Change in fair value of other assets	—	—	—	—	—	(1,188)	—
Equity/ (loss) in net earnings of affiliated companies	4,463	(51,208)	(46,657)	15,499	18,436	2,000	—
Other (expense) / income, net	(1,979)	(972)	(1,195)	(2,308)	(1,473)	(362)	4,300

Net (loss)/ income	$(69,942)	$(66,907)	$(78,899)	$62,878	$89,737	$13,047	$(58,592)

Net (loss)/ income per share, basic	$(0.46)	$(0.42)	$(0.50)	$0.40	$0.57	$0.08	$(0.57)
Net (loss)/ income per share, diluted	$(0.46)	$(0.42)	$(0.50)	$0.40	$0.56	$0.08	$(0.57)

14

	Unaudited as of September 30,		As of December 31,
	2018	2017	2017	2016	2015	2014		2013
Balance Sheet Data:
Current assets, including cash	$90,536	$94,767	$119,733	$107,282	$97,349	$89,528		$120,801
Vessels, net	$1,163,894	$1,264,263	$1,250,043	$1,306,923	$1,441,635	$1,375,931		$1,353,131
Total assets (2)	$1,456,472	$1,613,651	$1,572,781	$1,703,619	$1,774,091	$1,697,014	(1)(2)	$1,633,415	(1)
Long-term debt, including current portion, net of premium and deferred finance costs (1)	$1,016,324	$1,074,909	$1,065,369	$1,095,938	$1,197,583	$1,142,002	(1)	$1,131,202	(1)
Series D Convertible Preferred Stock	—	—	—	—	—	$12,000		$12,000
Total Stockholders’ equity	$377,952	$482,310	$462,475	$572,931	$540,871	$490,793	(2)	$450,822
Puttable common stock	—	—	—	$2,500	$6,500	—		—
Common stock	$14	$15	$15	$15	$15	$15		$13
Number of shares	144,182,831	150,357,990	152,107,905	150,582,990	149,782,990	151,664,942		136,714,942
Dividends declared/ paid	$9,206	$23,714	$31,614	$31,682	$32,117	$32,619		$24,521

(1)	The total assets and long-term debt, including current portion, net of premium and deferred finance costs presented in this table have been revised to reflect the adoption of ASU 2015-03.
(2)	The total assets and total stockholders’ equity at December 31, 2014 have been revised to account for the investments in the Navios Midstream Common Units under the equity method.

	Unaudited for the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Cash Flow Data
Net cash (used in) / provided by operating activities	$(23,855)	$55,658	$45,942	$92,945	$119,636	$75,985	$(29,571)
Net cash (used in) / provided by investing activities	$52,977	$97	$52,378	$43,505	$(104,510)	$(145,729)	$(293,740)
Net cash (used in) / provided by financing activities	$(67,267)	$(50,036)	$(66,461)	$(141,963)	$(14,814)	$41,402	$363,300
Cash dividends declared per common share	$0.06	$0.15	$0.20	$0.20	$0.20	$0.20	$0.20

15

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NAVIOS MIDSTREAM

The following table sets forth selected consolidated financial and other data of Navios Midstream for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 as well as for the nine-month periods ended September 30, 2018 and 2017. You should read the notes to Navios Midstream’s consolidated financial statements for a discussion of the basis on which Navios Midstream’s consolidated financial statements are presented. The information provided below should be read in conjunction with the consolidated financial statements, related notes and other financial information included in Navios Midstream’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached to this information statement/prospectus as Annex F, as well as Navios Midstream’s Operating and Financial Review for the three and nine month periods ended September 30, 2018, filed on Form 6-K and attached to this information statement/prospectus as Annex G.

STATEMENT OF OPERATIONS DATA

(In thousands of U.S. dollars, except unit and per unit data)

	Unaudited for the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Statement of Operations Data:
Revenue	63,172	60,352	$83,052	$91,834	$83,362	$63,534	$63,659
Time charter expenses	(1,582)	(793)	(1,198)	(1,466)	(1,100)	(762)	(900)
Direct vessel expenses	(3,426)	(2,774)	(3,919)	(3,093)	(1,602)	(1,283)	(1,919)
Management fees (entirely through related party transactions)	(15,495)	(15,561)	(20,805)	(20,862)	(17,613)	(14,166)	(14,600)
General and administrative expenses	(2,718)	(2,107)	(2,832)	(2,968)	(2,497)	(1,296)	(866)
Depreciation and amortization	(17,608)	(18,811)	(25,070)	(25,534)	(22,686)	(19,509)	(19,508)
Interest income	176	19	—	—	—	—	—
Interest expense and finance cost	(11,062)	(9,729)	(14,370)	(12,843)	(10,830)	(25,473)	(31,249)
Loss on sale of asset	(32,444)	—	—	—	—	—	—
Loss on bond extinguishment	—	—	54	190	—	—	(23,188)
Other income / (expense), net	591	(264)	(281)	(368)	38	119	(74)
Net income/ (loss)	(20,396)	10,332	14,631	24,890	27,072	1,164	(28,645)
Add: Predecessor net loss prior to initial public offering on November 18, 2014	—	—	—	—	—	1,387	—
Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	(20,396)	10,332	14,631	24,890	27,072	2,551	—
Earnings per limited partner unit attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering (basic and diluted):
Common unit holders	(0.89)	0.48	$0.70	$1.19	$1.33	$0.13	—
Subordinated unit holders Series A	(2.25)	0.49	$0.69	$1.20	$1.86	—	—
Subordinated unit holders	—	0.49	$0.67	$1.19	$1.33	$0.13	—
General Partner	(0.95)	0.47	$0.68	$1.19	$1.36	$0.13	—

16

	Unaudited as of September 30,		As of December 31,
	2018	2017	2017	2016	2015	2014		2013
Balance Sheet Data:
Current assets, including cash	$50,728	$59,974	$62,551	$61,087	$45,860	$31,742		$45,944
Vessels, net	$340,149	$361,776	$356,220	$378,444	$400,192	$320,229		$336,452
Total assets	$425,333	$461,374	$456,547	$475,781	$480,568	$385,662	(1)	$420,656	(1)
Current portion of long-term debt, net of deferred finance costs, discount and bond premium	$686	$672	$675	$661	$643	$10,022	(1)	—
Long-term debt, net of deferred finance costs, discount and bond premium	$195,321	$196,007	$195,839	$196,515	$197,176	$114,065	(1)	$332,977	(1)
Total Partners’ Capital and Owner’s Net Investment	$220,962	$260,463	$255,731	$273,123	$279,314	$253,484		$84,712

(1)

The total assets, current portion of long-term debt, net of deferred finance costs, discount and bond premium and long-term debt, net of deferred finance costs, discount and bond premium presented in this table have been revised to reflect the adoption of ASU 2015-03. Refer to Note 2 to the consolidated financial statements.

	Unaudited for the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Cash Flow Data
Net cash provided by/(used in) operating activities	$30,123	$11,768	$18,368	$49,738	$39,853	$27,261	$(39,054)
Net cash used in investing activities	$(28,744)	—	—	$(500)	$(72,252)	$(52,314)	$(4,531)
Net cash (used in)/ provided by financing activities	$(15,911)	$(24,530)	$(44,073)	$(34,281)	$39,356	$46,778	$47,961
Cash distribution declared per unit	$0.6725	$1.2675	$1.69	$1.69	$1.4448	—	—

17

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information gives effect to the Merger. The selected unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on September 30, 2018. The selected unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine month period ended September 30, 2018 are presented as if the Merger had occurred on January 1, 2017. Per share information provided below with respect to unaudited pro forma condensed combined financial information gives effect to the Reverse Stock Split. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments that are preliminary (such as fair values of vessels, intangibles and debt) and are based upon available information and certain assumptions, described in the accompanying notes hereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying selected unaudited pro forma condensed combined financial statements. The selected unaudited pro forma condensed combined financial statements have been prepared by management and are not necessarily indicative of the financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated financial position or future results of operations that Navios Acquisition or Navios Midstream will experience going forward. In addition, the accompanying selected unaudited pro forma condensed combined statement of operations does not reflect any expected cost savings, restructuring actions, non-recurring items or one-time transaction related costs that Navios Acquisition and Navios Midstream expects to incur or generate.

The unaudited pro forma financial information is based upon, has been derived from and should be read in conjunction with, the audited historical financial statements of Navios Acquisition for the fiscal year ended December 31, 2017 filed on Form 20-F and attached hereto as Annex D, the audited historical financial statements of Navios Midstream for the fiscal year ended December 31, 2017 filed on Form 20-F and attached hereto as Annex F, the unaudited historical condensed financial statements of Navios Acquisition for the three and nine month periods ended September 30, 2018 filed on Form 6-K and attached hereto as Annex E, the unaudited historical condensed financial statements of Navios Midstream for the three and nine month periods ended September 30, 2018 filed on Form 6-K and attached hereto as Annex G (in each case, prepared in accordance with U.S. GAAP) as well as the information set forth in this information statement/prospectus.

18

Pro Forma Statement of Operations Data (in thousands)	For the Nine Month Period Ended September 30, 2018	For the Year Ended December 31, 2017
Revenue	$174,451	$293,949
Time charter and voyage expenses	(5,392)	(6,726)
Direct vessel expenses	(8,677)	(8,117)
Management fees (entirely through related party transactions)	(85,147)	(115,778)
General and administrative expenses	(13,930)	(16,801)
Depreciation and amortization	(51,413)	(69,747)
Loss on sale of vessel	(32,419)	—
Interest income	6,051	10,096
Interest expense and finance cost	(67,949)	(88,131)
Equity/ (loss) in net earnings of affiliated companies	2,273	2,182
Other expense, net	(1,388)	(1,476)
Net loss	(83,540)	(549)
Dividend on restricted shares	(106)	(89)
Undistributed loss attributable to Series C participating preferred shares	30,520	229
Pro forma basic and diluted loss per share attributable to common shareholders	(3.98)	(0.03)
Pro forma basic and diluted weighted average common shares (1)	13,362,023	13,710,497

(1)	Gives effect to the Reverse Stock Split.

As of September 30, 2018
Pro Forma Balance Sheet Data (in thousands)
Total assets	$1,654,933
Total liabilities	$1,261,030
Total liabilities and stockholders’ equity	$1,654,933

19

COMPARATIVE PER SHARE AND PER UNIT DATA

The following table presents Navios Acquisition’s and Navios Midstream’s historical per unit data, Navios Acquisition’s and Navios Midstream’s combined pro forma per unit data for the year ended December 31, 2017 and for the nine month period ended September 30, 2018, and equivalent pro forma per unit data for Navios Midstream for the year ended December 31, 2017 and for the nine months ended September 30, 2018 (based on each Navios Public Unit being exchanged in the merger for 0.42 shares of Navios Acquisition Common Stock).

You should read this information in conjunction with, and the information is qualified in its entirety by, the respective audited and unaudited consolidated financial statements and accompanying notes of Navios Acquisition and Navios Midstream included elsewhere in this information statement/prospectus and the unaudited pro forma condensed combined financial statements and accompanying notes related to such combined financial statements included elsewhere in this information statement/prospectus. Any historical per share data provided below does not give effect to the Reverse Stock Split (see the section entitled “Questions And Answers” for more information). Any per share information provided below with respect to pro forma financial information gives effect to the Reverse Stock Split. For the purpose of the pro forma combined per share data, it has been assumed that all of the holders Navios Midstream Public Units will exchange their Navios Midstream Public Units for Common Stock Consideration.

	For the Nine Month Period Ended September 30, 2018	For the Year Ended December 31, 2017
Navios Acquisition historical per share data:
Net (loss) / income per common share
Basic	$(0.46)	$(0.50)
Diluted	$(0.46)	$(0.50)
Cash dividends declared per common share	$0.06	$0.20
Book value per share at period end	$2.62	$3.04

	For the Nine Month Period Ended September 30, 2018	For the Year Ended December 31, 2017
Navios Midstream historical per common unit data:
Earnings / (loss) per common unit
Basic	$(0.89)	$(0.70)
Diluted	$(0.89)	$(0.70)
Cash distributions declared per common unit	$0.6725	$1.69
Book value per common unit at period end	$10.55	$13.20

20

	For the Nine Month Period Ended September 30, 2018	For the Year Ended December 31, 2017
Pro forma combined per share data:
Earnings / (loss) per share
Basic	$(3.98)	$(0.03)
Diluted	$(3.98)	$(0.03)
Cash dividends declared per common share	$0.90	$3.00
Book value per share at period end	$29.63

	For the Nine Month Period Ended September 30, 2018
Navios Midstream equivalent per common unit data: (1)
Earnings / (loss) per common unit from continuing operations
Basic	$(1.67)	$(0.01)
Diluted	$(1.67)	$(0.01)
Cash distributions declared per common unit	$0.38	$1.26
Book value per common unit at period end	$12.44

(1)

The Navios Midstream equivalent per common unit data is calculated by multiplying the pro forma combined per share data by 0.42, which represents the ratio of shares of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit that elects to receive Navios Acquisition Common Stock in the Merger.

21

COMPARATIVE PER SHARE AND PER UNIT MARKET PRICE INFORMATION

The following table sets forth the closing sale prices for each share of Navios Acquisition Common Stock and each Navios Midstream Common Unit as reported on the NYSE as of October 5, 2018 (however, the price per share of Navios Acquisition Common Stock as of October 5, 2018 has been adjusted to give effect to the Reverse Stock Split), the last trading day before the public announcement of the Merger Agreement, and as of November 13, 2018, the latest practicable date before the date of this information statement/prospectus. The table also shows the equivalent implied value of a Navios Midstream Common Unit on each of the dates, which has been determined by multiplying the market price of a share of Navios Acquisition Common Stock on each of the dates by 0.42, which represents the ratio of shares of Navios Acquisition Common Stock to be received for each Navios Midstream Common Unit that elects to receive Navios Acquisition Common Stock in the Merger.

	Navios Acquisition Common Stock	Navios Midstream Common Unit	Navios Midstream Common Unit Equivalent
October 5, 2018	$7.65	$2.54	$3.21
November 13, 2018	$6.43	$2.66	$2.70

The market prices of shares of Navios Acquisition Common Stock and Navios Midstream Common Units have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this information statement/prospectus to the Closing Date and thereafter. No assurance can be given concerning the market prices of shares of Navios Acquisition Common Stock and Navios Midstream Common Units before completion of the Merger or shares of combined company after completion of the Merger.

22

RISK FACTORS

The Merger, the Navios Acquisition business, and owning Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock involve a high degree of risk. In addition to the other information contained in this information statement/prospectus, including the matters under the section entitled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the following risk factors relating to the Merger, the Navios Acquisition business and shares of Navios Acquisition’s Common Stock, Capital Structure and Indebtedness after the Merger.

Risks Related to the Merger

Because the market price of shares of Navios Acquisition Common Stock may fluctuate, you cannot be certain of the precise value of the Common Stock Consideration that you will receive in the Merger or, if you have elected to receive the Preferred Stock Consideration, the precise value of the Navios Acquisition Common Stock that you will receive upon a conversion of Navios Acquisition Series E Preferred Stock into Navios Acquisition Common Stock.

The value of the Common Stock Consideration to be received at closing will vary depending on the market price of shares of Navios Acquisition Common Stock on the date of the closing of the Merger.

Similarly, the value of the Navios Acquisition Series E Preferred Stock will vary, depending on the market price of shares of the Navios Acquisition Common Stock on the date that the Series E Preferred Stock is converted, automatically or voluntarily, into Navios Acquisition Common Stock.

In addition, the price of shares of Navios Acquisition Common Stock and the price of Navios Midstream Common Units at the Effective Time may vary from their respective prices on the date the Merger Agreement was executed and on the date of this information statement/prospectus. There is no “price protection” mechanism contained in the Merger Agreement that would adjust the number of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock that holders of Navios Midstream Public Units will receive based on any decreases in the trading price of Navios Acquisition Common Stock.

These variations in Navios Acquisition Common Stock and Navios Midstream Common Unit prices may be the result of various factors, including:

•	changes in the demand and supply of Very Large Crude Carrier tankers;

•	changes in the supply and demand of tanker capacity;

•	changes in the business prospects of Navios Acquisition or Navios Midstream;

•	litigation developments;

•	market assessments as to whether and when the Merger will be consummated;

•	the timing of the consummation of the Merger;

•	increased competition in the respective markets; and

•	general market, economic and political conditions.

The market price for Navios Acquisition Common Stock or the Navios Acquisition Series E Preferred Stock may be affected by factors different from those affecting the Navios Midstream Common Units.

Upon completion of the Merger, holders of shares of Navios Midstream Public Units will become holders of shares of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock subject to submitting an Election Form or letter of transmittal, as applicable, to the exchange agent. Some of Navios Midstream’s businesses differ from those of Navios Acquisition, and accordingly the results of operations of

23

Navios Acquisition will be affected by some factors that are different from those currently affecting the results of operations of Navios Midstream. For a discussion of the businesses of Navios Acquisition and Navios Midstream and of other factors to consider in connection with those businesses, you should carefully review the documents included as Annexes to this information statement/prospectus.

If you elect (or are deemed to have elected) to receive Preferred Stock Consideration instead of Common Stock Consideration in connection with the Merger, you will receive, upon a subsequent conversion of each share of Navios Acquisition Series E Preferred Stock into Navios Acquisition Common Stock, a lower number of shares of Navios Acquisition Common Stock than you would have otherwise received had you elected to receive the Common Stock Consideration.

In connection with the Merger, each Navios Midstream Public Unit is exchangeable for 0.42 shares of Navios Acquisition Common Stock, or one share of Navios Acquisition Series E Preferred Stock. Notwithstanding the fact that the Navios Midstream Public Units and the shares of Navios Acquisition Series E Preferred Stock are exchangeable on a 1:1 basis, once issued, each Navios Acquisition Series E Preferred Stock is convertible into 0.34 of a share of Navios Acquisition Common Stock. The lower conversion ratio takes into account, among other things, the fact that the Navios Acquisition Series E Preferred Stock has a liquidation preference over the Navios Acquisition Common Stock in the event of a liquidation of Navios Acquisition.

It is possible that no Navios Acquisition Series E Preferred Stock will be issued in the Merger.

If holders of Navios Acquisition Public Units elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger.

Even if issued, the Navios Acquisition Series E Preferred Stock may not be listed on any stock exchange.

Pursuant to the Merger Agreement, Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE. No listing of the Navios Acquisition Series E Preferred Stock will occur if either (i) the listing is not permitted by the NYSE or (ii) holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration. Even if the Navios Acquisition Series E Preferred Stock is listed on the NYSE, trading liquidity for the Navios Acquisition Series E Preferred Stock may be lower than that of Navios Acquisition Common Stock.

Certain of the executive officers and members of the Navios Midstream Board have interests that are different from, and/or in addition to, the interests of interests of holders of Navios Midstream Common Units.

Some of the members of the Navios Midstream Board and certain of Navios Midstream’s executive officers have financial interests in the Merger that are in addition to, and/or different from, the interests of holders of Navios Midstream Common Units, but only with respect to indemnification and insurance coverage. In particular, the Merger Agreement provides for director and officer indemnification arrangements for each of Navios Midstream’s directors and officers and provides existing directors’ and officers’ liability insurance to the Navios Midstream directors and officers that will continue for six years following completion of the Merger. With the exception of two directors who collectively hold fewer than 1,900 shares of Navios Midstream Common Units, none of the officers or directors of Navios Midstream own any Navios Midstream Common Units or any other securities of Navios Midstream. For a detailed discussion of the interests that Navios Midstream’s directors and executive officers have in the Merger, please see the section entitled “The Merger — Interests of Navios Midstream’s Directors and Officers in the Merger.”

24

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated.

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•

the approval of the Merger Agreement and the Merger by at least a majority of the outstanding Navios Midstream Common Units, which, as noted above, will occur upon the execution and delivery by Navios Acquisition of a written consent approving the Merger Agreement and the Merger with respect to the Navios Midstream Common Units held by Navios Acquisition;

•	this information statement/prospectus having been declared effective by the SEC and its continued effectiveness thereof;

•	20 days having elapsed after the mailing of this information statement/prospectus to the holders of Navios Midstream Common Units;

•	the absence of any decree, order, injunction, law or impediment prohibiting the transactions contemplated by the Merger Agreement; and

•	the approval of the listing on the NYSE, subject to official notice of issuance, of the Navios Acquisition Common Stock to be issued in the Merger.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

the representations and warranties of the other party relating to all other matters (other than organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby, capitalization and “no adverse changes”) shall be true and correct (without regard to any materiality, material adverse effect and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a material adverse effect;

•	the representation and warranty of the other party relating to “no adverse changes” shall be true and correct as of the Closing Date as if made on the date thereof; and

•

the other party shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that have materiality, material adverse effect or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that are not so qualified.

If these conditions are not satisfied or waived, the Merger will not occur, which may cause the market price of the Navios Midstream Common Units to decline.

Financial projections regarding Navios Acquisition and Navios Midstream may not prove accurate.

In performing their financial analyses and rendering their fairness opinions, the financial advisor to the Navios Midstream Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for Navios Acquisition and Navios Midstream. These financial projections include assumptions of

25

Navios Acquisition and Navios Midstream, including with regards to future operating cash flows, expenditures and income. These financial projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. The financial projections should not be regarded as an indication that Navios Acquisition, Navios Midstream, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance. The financial projections are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of Navios Acquisition or Navios Midstream to achieve projected results, including projected cash flows, could have a material adverse effect on the price of Navios Midstream Common Units, its financial position and its ability to maintain or increase its distributions following the Merger.

The successful execution of the integration strategy following the consummation of the Merger will involve risks and may not be successful.

The success of the Merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining Navios Acquisition’s and Navios Midstream’s businesses. Realizing the benefits of the Merger will depend in part on the integration of assets, operations, functions and personnel while maintaining adequate focus on the core businesses of the combined company. Any expected cost savings, economies of scale, enhanced liquidity or other operational efficiencies, as well as revenue enhancement opportunities anticipated from the combination of Navios Acquisition and Navios Midstream, or other synergies, may not occur.

The combined company’s management team will face challenges inherent in efficiently managing an increased number of employees over larger geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. If management of the combined company is unable to minimize the potential disruption of the combined company’s ongoing business caused by the integration efforts and the distraction of management during the integration process, the anticipated benefits of the Merger may not be realized or may only be realized to a lesser extent than expected. In addition, the inability to successfully manage the implementation of appropriate systems, policies, benefits and compliance programs for the combined company could have an adverse effect on the combined company after the Merger. These integration-related activities also could have an adverse effect on each of Navios Acquisition and Navios Midstream pending the completion of the Merger.

It is possible that the integration process could result in the loss of key employees, as well as the disruption of each of Navios Acquisition’s and Navios Midstream’s ongoing businesses or the creation of inconsistencies between Navios Acquisition’s and Navios Midstream’s standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with service providers, customers and employees after the Merger or to achieve the anticipated benefits of the Merger.

The combined company’s operating expenses may increase significantly over the near term due to the increased headcount, expanded operations and expenses or other changes related to the Merger. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger and materially and adversely affect the combined company’s business, operating results and financial condition.

Risk Factors Relating to the Shipping Industry and the Operation of Navios Acquisition’s Vessels

Navios Acquisition’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Navios Acquisition’s international operations and activities could expose it to risks associated with trade and economic sanctions, prohibitions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and

26

trade sanctions laws, governments may seek to impose modifications to, prohibitions/restrictions on business practices and activities, and modifications to compliance programs, which may increase compliance costs, and, in the event of a violation, may subject Navios Acquisition to fines and other penalties.

Iran

During the last few years prior to January 2016, the scope of sanctions imposed against Iran, the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran was expanded by a number of jurisdictions, including the United States, the European Union and Canada. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (which we refer to as “CISADA”), which expanded the scope of the former Iran Sanctions Act. The scope of U.S. sanctions against Iran were expanded subsequent to CISADA by, among other U.S. laws, the National Defense Authorization Act of 2012 (which we refer to as the “2012 NDAA”), the Iran Threat Reduction and Syria Human Rights Act of 2012 (which we refer to as “ITRA”), Executive Order 13662, and the Iran Freedom and Counter-Proliferation Act of 2012 (which we refer to as “IFCA”). The foregoing laws, among other things, expanded the application of prohibitions to non-U.S. companies, such as Navios Acquisition, and introduced limits on the ability of non-U.S. companies and other non-U.S. persons to do business or trade with Iran when such activities relate to specific trade and investment activities involving Iran.

U.S. economic sanctions on Iran fall into two general categories: “Primary” sanctions, which prohibit U.S. persons or U.S. companies and their foreign branches, U.S. citizens, U.S. permanent residents, and persons within the territory of the United States from engaging in all direct and indirect trade and other transactions with Iran without U.S. government authorization, and “secondary” sanctions, which are mainly nuclear-related sanctions.

Most of the EU and U.S. nuclear-related sanctions with respect to Iran (including, inter alia, CISADA, ITRA, and IFCA) were suspended in 2016 through the implementation of the Joint Comprehensive Plan of Action (the “JCPOA”) entered into between the permanent members of the United Nations Security Council (China, France, Russia, the United Kingdom and the United States) and Germany. However, some of these U.S. (secondary) sanctions have been reimposed effective August 7, 2018 as a result of the withdrawal of the United States from the JCPOA, and the remainder of these U.S. (secondary) sanctions are scheduled to be reimposed effective November 5, 2018.

EU sanctions remain in place in relation to the export of arms and military goods, missiles-related goods and items that might be used for internal repression. The main nuclear-related EU sanctions which remain in place include restrictions on:

•

Graphite and certain raw or semi-finished metals such as corrosion-resistant high-grade steel, iron, aluminum and alloys, titanium and alloys and nickel and alloys (as listed in Annex VIIB to EU Regulation 267/2012 as updated by EU Regulation 2015/1861 (which we refer to as the “EU Regulation”);

•	Goods listed in the Nuclear Suppliers Group list (listed in Annex I to the EU Regulation);

•	Goods that could contribute to nuclear-related or other activities inconsistent with the JCPOA (as listed in Annex II to the EU Regulation); and

•	Software designed for use in nuclear/military industries (as listed in Annex VIIA to the EU Regulation).

Dealing with the above is no longer prohibited, but prior authorization must be obtained first and is granted on a case-by-case basis. The remaining restrictions apply to related actions, including the sale, supply, transfer or export, directly or indirectly to any Iranian person/for use in Iran, as well as the provision of technical assistance, financing or financial assistance in relation to the restricted activity. Certain individuals and entities remain sanctioned and the prohibition to make available, directly or indirectly, economic resources or assets to or for the benefit of sanctioned parties remains. “Economic resources” is widely defined and it remains prohibited to

27

provide vessels for a fixture from which a sanctioned party (or parties related to a sanctioned party) directly or indirectly benefits. It is therefore still necessary to carry out due diligence on the parties and cargoes involved in fixtures involving Iran.

Russia/Ukraine

As a result of the crisis in Ukraine and the annexation of Crimea by Russia in 2014, both the United States and the European Union have implemented sanctions against certain persons and entities.

The European Union has imposed travel bans and asset freezes on certain persons and entities pursuant to which it is prohibited to make available, directly or indirectly, economic resources or assets to or for the benefit of the sanctioned parties. Certain Russian ports including Kerch Commercial Seaport; Sevastopol Commercial Seaport and Port Feodosia are subject to the above restrictions. Other entities are subject to sectoral sanctions which limit the provision of equity and debt financing to the listed entities. In addition, various restrictions on trade have been implemented which, amongst others, include a prohibition on the import into the European Union of goods originating in Crimea or Sevastopol as well as restrictions on trade in certain dual-use and military items and restrictions in relation to various items of technology associated with the oil industry for use in deep water exploration and production, Arctic oil exploration and production or shale oil projects in Russia. As such, it is important to carry out due diligence on the parties and cargoes involved in fixtures relating to Russia.

The U.S. has imposed sanctions against certain designated Russian entities and individuals (which we refer to as “U.S. Russian Sanctions Targets”). These sanctions block the property and all interests in property of the U.S. Russian Sanctions Targets. This effectively prohibits U.S. persons from engaging in any economic or commercial transactions with the U.S. Russian Sanctions Targets unless the same are authorized by the U.S. Treasury Department. Similar to EU sanctions, U.S. sanctions also entail restrictions on certain exports from the United States to Russia and the imposition of Sectoral Sanctions which restrict the provision of equity and debt financing to designated Russian entities. While the prohibitions of these sanctions are not directly applicable to Navios Acquisition, Navios Acquisition has compliance measures in place to guard against transactions with U.S. Russian Sanctions Targets which may involve the United States or U.S. persons and thus implicate prohibitions. The United States also maintains prohibitions on trade with Crimea.

The U.S.’s “Countering America’s Adversaries Through Sanctions Act” (Public Law 115-44) (CAATSA), authorizes imposition of new sanctions on Iran, Russia, and North Korea. These sanctions prohibit a variety of activities involving Russia.

Venezuela-Related Sanctions

The U.S. sanctions with respect to Venezuela prohibit dealings with designated Venezuelan government officials, and curtail the provision of financing to PDVSA and other government entities. EU sanctions against Venezuela are primarily governed by EU Council Regulation 2017/2063 of November 13, 2017 concerning restrictive measures in view of the situation in Venezuela. This includes financial sanctions and restrictions on listed persons, an arms embargo, and related prohibitions and restrictions including restrictions related to internal repression.

Other U.S. Economic Sanctions and Sanctions Targets

In addition to Iran and certain Russian entities and individuals, as indicated above, the United States maintains economic sanctions against Syria, Cuba, North Korea, and sanctions against entities and individuals (such as entities and individuals in the foregoing targeted countries, designated terrorists, narcotics traffickers) whose names appear on the List of SDNs and Blocked Persons maintained by the U.S. Treasury Department (which we refer to, collectively as, the “Sanctions Targets”). Navios Acquisition is subject to the prohibitions of these sanctions to the extent that any transaction or activity that Navios Acquisition engages in involves Sanctions Targets and a U.S. person or otherwise has a nexus to the United States.

28

Other EU Economic Sanctions Targets

The European Union also maintains sanctions against Syria, North Korea and certain other countries and against individuals listed by the EU. These restrictions apply to Navios Acquisition’s operations and as such, to the extent that these countries may be involved in any business it is important to carry out checks to ensure compliance with all relevant restrictions and to carry out due diligence checks on counterparties and cargoes.

Compliance

Considering the aforementioned prohibitions of U.S. as well as EU sanctions and the nature of Navios Acquisition’s business, there is a sanctions risk for it due to the worldwide trade of Navios Acquisition’s vessels, which Navios Acquisition seeks to minimize by following Navios Acquisition’s corporate written Economic Sanctions Compliance Policy and Procedures and Navios Acquisition’s compliance with all applicable sanctions and embargo laws and regulations. Although Navios Acquisition intends to maintain such compliance, there can be no assurance that Navios Acquisition will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations, and the law may change. Moreover, despite, for example, relevant provisions in charter agreements forbidding the use of Navios Acquisition’s vessels in trade that would violate economic sanctions, Navios Acquisition’s charterers may nevertheless violate applicable sanctions and embargo laws and regulations and those violations could in turn negatively affect Navios Acquisition’s reputation and be imputed to Navios Acquisition. In addition, given Navios Acquisition’s relationship with the affiliates and subsidiaries of Navios Holdings, Navios Acquisition cannot give any assurance that an adverse finding against any of the affiliates and subsidiaries of Navios Holdings by a governmental or legal authority with respect to the matters discussed herein or any future matter related to regulatory compliance by Navios Acquisition or the affiliates and subsidiaries of Navios Holdings, will not have a material adverse impact on Navios Acquisition’s business, reputation or the market price or trading of the Navios Acquisition Common Units.

Navios Acquisition is constantly monitoring developments in the United States, the European Union and other jurisdictions that maintain economic sanctions against Iran, other countries, and other sanctions targets, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries and persons subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent Navios Acquisition’s vessels from calling in ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on Navios Acquisition’s business and results of operations.

To reduce the risk of violating economic sanctions, Navios Acquisition has a policy of compliance with applicable economic sanctions laws and have implemented and continue to implement and diligently follow compliance procedures to avoid economic sanctions violations.

Navios Acquisition could be materially adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and anti-corruption laws in other applicable jurisdictions.

Navios Acquisition is subject to anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations in various jurisdictions in which Navios Acquisition conducts activities, including the U.S. Foreign Corrupt Practices Act (which we refer to “FCPA”), and other anti-corruption laws and regulations. In addition, Navios Acquisition may be subject to the U.K. Bribery Act 2010. The FCPA and the U.K. Bribery Act 2010 prohibit Navios Acquisition and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The UK Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect Navios Acquisition’s business, results of operations, financial condition and reputation.

29

As an international shipping company, Navios Acquisition operates in countries known to present heightened risks for corruption. In addition, Navios Acquisition’s business requires it to interact with government officials, including port officials, harbor masters, maritime regulators, customs officials and pilots, and we have client relationships with state-owned enterprises. Both factors raise the risk of anticorruption issues.

Non-compliance with anti-corruption, anti-bribery or anti-money laundering laws could subject Navios Acquisition to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Navios Acquisition’s business, results of operations, financial condition and reputation. Compliance with the FCPA, the U.K. Bribery Act and other applicable anti-corruption laws and related regulations and policies imposes potentially significant costs and operational burdens on Navios Acquisition. Although Navios Acquisition has policies and procedures in place to mitigate the risk of non-compliance with anti-corruption, anti-bribery or anti-money laundering laws, including Navios Acquisition’s Code of Ethics and anti-bribery and anti-corruption policy, Navios Acquisition may not be able to adequately prevent or detect all possible violations under applicable anti-bribery and anti-corruption legislation, including by third-party agents.

Additional Risk Factors

For a comprehensive discussion of additional risk factors relating to the shipping industry and the operation of Navios Acquisition’s vessels, please see the corresponding section in Navios Acquisition’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached hereto as Annex D.

Risk Factors Relating to Navios Acquisition Capital Structure

For a comprehensive discussion of the risk factors relating to the Navios Acquisition capital structure, please see the corresponding section in Navios Acquisition’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached hereto as Annex D.

Risks Related to Navios Acquisition’s Indebtedness

For a comprehensive discussion of the risk factors relating to Navios Acquisition’s indebtedness, please see the corresponding section in Navios Acquisition’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached hereto as Annex D.

Tax Risks Related to Navios Acquisition

For a comprehensive discussion of the tax risks relating to Navios Acquisition, please see the corresponding section in Navios Acquisition’s Annual Report for the fiscal year ended December 31, 2017, filed on Form 20-F and attached hereto as Annex D.

30

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this information statement/prospectus which are not historical facts (including Navios Acquisition’s and Navios Midstream’s financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, Navios Acquisition, Navios Midstream and their respective representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about plans, strategies, business prospects, changes and trends in the business and the markets in which Navios Acquisition and Navios Midstream operate as described in this information statement/prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	the expected benefits of the Merger and the effects of the consummation of the Merger;

•	the consequences of the satisfaction or waiver of the Merger conditions;

•	the anticipated tax consequences of and the accounting treatment of the Merger;

•	the expected results of the election to receive either the Preferred Stock Consideration or Common Stock Consideration (which we refer to as the “Election”);

•	the value of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock;

•

the ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including the ability to enter into long term charters for vessels;

•	the ability to successfully grow business and capacity to manage expanding business;

•	future levels of cash flow and levels of dividends, as well as future cash dividend policy;

•	current and future business and growth strategies and other plans and objectives for future operations;

•	future operating and financial results;

•

ability to identify and consummate desirable acquisitions, dispositions, joint ventures or strategic alliances, business strategy, areas of possible expansion, and expected capital expenditure or operating expenses;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	the ability to take delivery of, integrate into the fleet, and employ any newbuildings ordered in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of vessels and resultant increases in operation and drydocking costs;

•	the ability of vessels to pass classification inspection and vetting inspections by oil majors;

•	the ability to maximize the use of vessels, including the redeployment or disposition of vessels no longer under long-term time charter;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of charterers and the ability of contract counterparties to fulfill their obligations;

31

•

the ability to repay outstanding indebtedness, to fulfill other financial obligations, to obtain additional financing and to obtain replacement charters for vessels, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or action taken by regulatory authorities and the expected costs thereof;

•	potential liability from litigation and vessel operations, including discharge of pollutants;

•	track records, and past and future performance, in safety, environmental and regulatory matters;

•	the impact of heightened environmental and quality concerns of insurance underwriters and charterers;

•	the adequacy of insurance arrangements and ability to obtain insurance and required certifications;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of technical managers to be approved as required; and

•	the ability to leverage Navios Holdings’ relationships and reputation in the shipping industry.

These and other forward-looking statements are made based upon Navios Acquisition’s and Navios Midstream’s current plans, expectations, estimates, assumptions, and beliefs concerning future events and therefore involve a number of risks and uncertainties, including those risks discussed under the section “Risk Factors.” The forward-looking statements contained in this information statement/prospectus are based on Navios Acquisition’s and Navios Midstream’s current expectations and beliefs concerning future developments and their potential effects on Navios Acquisition and Navios Midstream. There can be no assurance that future developments will be those that Navios Acquisition and Navios Midstream have anticipated.

The risks, uncertainties and assumptions involved are inherently subject to significant uncertainties and contingencies, many of which are beyond control. You are cautioned that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Navios Acquisition and Navios Midstream undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Navios Acquisition and Navios Midstream to predict all of these factors. Further, Navios Acquisition and Navios Midstream cannot assess the impact of each such factor on business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

32

WRITTEN CONSENTS OF HOLDERS OF NAVIOS MIDSTREAM COMMON UNITS

Consent Required

The approval and adoption of the Merger Agreement and the Merger by Navios Midstream requires the affirmative vote or consent of holders of a majority of the outstanding Navios Midstream Common Units.

Navios Acquisition which, as of November 14, 2018, beneficially owned 12,178,304 Navios Midstream Common Units or 58.1% of the outstanding Navios Midstream Common Units, has agreed, pursuant to the terms of the Merger Agreement, to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this document is a part. The delivery by Navios Acquisition of a written consent with respect to the Navios Midstream Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Consequently, Navios Midstream will not be seeking written consents from any other holders of Navios Midstream Common Units in connection with approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

33

THE MERGER

Description of the Merger

On October 7, 2018, Navios Acquisition and Navios Midstream agreed to combine businesses by merging Merger Sub, a wholly owned subsidiary of Navios Acquisition, with and into Navios Midstream. If the Merger is successfully consummated, Navios Midstream will become a wholly owned subsidiary of Navios Acquisition.

As a result of the Merger, each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either:

•	0.42 shares of Navios Acquisition Common Stock, or

•	one share of Navios Acquisition Series E Preferred Stock.

Each holder of Navios Midstream Public Units will be mailed an Election Form to make an election whether to receive, with respect to each Navios Midstream Public Unit, either the Common Stock Consideration or the Preferred Stock Consideration. For each Navios Midstream Public Unit in respect of which no election is made by the holder thereof (or in respect of which a properly completed Election Form is not submitted), the holder will be deemed to have elected to receive the form of consideration (i.e., Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of Navios Midstream Public Units for which proper elections are made.

If holders elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger.

The approval and adoption of the Merger Agreement and the Merger by Navios Midstream requires the approval or consent of at least a majority of the outstanding Navios Midstream Common Units. Pursuant to the terms of the Merger Agreement, Navios Acquisition which, as of November 14, 2018, beneficially owned 12,178,304 Navios Midstream Common Units or 58.1% of the outstanding Navios Midstream Common Units, has agreed to deliver a written consent, adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger. The delivery by Navios Acquisition of a written consent with respect to the Navios Midstream Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

For additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the completion of the Merger and the provisions for terminating or amending the Merger Agreement, please read the section entitled “The Merger Agreement.”

Navios Acquisition’s Ownership Interest in and Control of Navios Midstream

Holders of Navios Midstream Common Units should be aware that Navios Acquisition is the sole member of Navios Midstream GP and currently owns 12,178,304 Navios Midstream Common Units, representing 58.1% of the outstanding Navios Midstream Common Units. In addition, Navios Acquisition indirectly owns all of the 427,499 general partner units of Navios Midstream and all of the Navios Midstream incentive distribution rights.

Navios Acquisition’s ability, as sole member of Navios Midstream GP, to control the appointment of three of the seven members of the Navios Midstream Board and to approve certain significant actions Navios Midstream may take, in addition to Navios Acquisition’s ownership of a majority of the outstanding Navios Midstream Common Units means that Navios Acquisition, together with its affiliates, may have the ability to exercise influence regarding the management of Navios Midstream.

34

Certain persons associated with Navios Midstream have a relationship with Navios Acquisition. Angeliki Frangou, who serves as Chairman of the Navios Midstream Board and Chief Executive Officer of Navios Midstream, also serves as Chairman of the Navios Acquisition Board and Chief Executive Officer of Navios Acquisition. Vasiliki Papaefthymiou, who serves as the Secretary of Navios Midstream, also serves as the Secretary of Navios Acquisition. Certain of the foregoing persons also serve as officers, directors and/or members of certain affiliates of Navios Midstream and/or Navios Acquisition.

Background of the Transaction

The Navios Acquisition Board regularly reviews operational and strategic opportunities to maximize value for holders of Navios Acquisition Common Stock. The Navios Midstream Board similarly regularly reviews operational and strategic opportunities to maximize value for holders of Navios Midstream Common Units.

On June 28, 2018, Angeliki Frangou, as Chairman of the Navios Acquisition Board, contacted Alex Kalafatides, Christos Kokkinis and Vasilios Mouyis, being the members of the Navios Midstream Conflicts Committee (which is a standing committee of the Navios Midstream Board) and shared with them a letter from Navios Acquisition to the Navios Midstream Board in which Navios Acquisition proposed a transaction in which Navios Midstream would be combined with Navios Acquisition and each Navios Midstream Public Unit would be exchanged for 6.292 newly issued shares of Navios Acquisition Common Stock. At the time, the proposed exchange ratio represented a 1% premium over the most recent closing trading price of Navios Midstream Common Units.

In light of the fact that a subsidiary of Navios Acquisition serves as the general partner of Navios Midstream and Navios Acquisition owns approximately 58.1% of the outstanding Navios Midstream Common Units (and the fact that Ms. Frangou serves as Chairman and Chief Executive Officer of both Navios Acquisition and Navios Midstream), Ms. Frangou, in her capacity as Chairman of the Navios Midstream Board, requested that Mr. Kalafatides and the Navios Midstream Conflicts Committee (i) (A) review, evaluate and negotiate with Navios Acquisition a proposed transaction (which we refer to as the “Proposed Transaction”) and related arrangements and agreements on behalf of Navios Midstream and its subsidiaries and the holders of Navios Midstream Public Units, (B) make a recommendation to the Navios Midstream Board whether to approve the Proposed Transaction and related arrangements and agreements and (C) determine whether to approve the Proposed Transaction and related arrangements and agreements by Special Approval (as defined below in the section titled “The Merger — Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties”), (ii) negotiate, or delegate to any authorized person the authority to negotiate, any terms of the Proposed Transaction and related arrangements and agreements as it may deem necessary or appropriate, in its sole discretion and (iii) consult with management of Navios Midstream in conection with discussions and/or negotiations concerning potential terms and conditions of the Proposed Transaction and related arrangements and agreements.

On June 28, 2018, Navios Acquisition issued a press release announcing the proposal it made to the Navios Midstream Board and disclosed its proposed terms in an amendment to Navios Acquisition’s Schedule 13D filed with the SEC on the same date.

The Navios Midstream Conflicts Committee interviewed several potential outside legal and financial advisors to advise the Navios Midstream Conflicts Committee in connection with evaluating and negotiating the Proposed Transaction. Following the interviews, the Navios Midstream Conflicts Committee decided to engage Latham & Watkins LLP (which we refer to as “Latham”) as legal counsel and Piper Jaffray as financial advisor because of each advisor’s knowledge, expertise and experience with public merger and acquisition transactions, particularly those involving master limited partnerships, and conflicts committee engagements.

On July 9, 2018, the Navios Midstream Conflicts Committee met telephonically. At the meeting, representatives of Latham discussed with the Navios Midstream Conflicts Committee their duties in, and best

35

practices for, carrying out their evaluation, negotiation and review process for the Proposed Transaction. Representatives from Piper Jaffray discussed the due diligence process with the Navios Midstream Conflicts Committee and the financial information that would be appropriate for a preliminary evaluation of the Proposed Transaction.

On July 25, 2018, the Navios Midstream Conflicts Committee met telephonically with representatives from Latham and Piper Jaffray. Representatives from Piper Jaffray presented Piper Jaffray’s initial analysis of the Proposed Transaction, which included a review of the due diligence performed to date, assumptions used in its financial modeling, a summary of the valuation methodologies employed, a preliminary valuation of Navios Acquisition, a preliminary valuation of Navios Midstream, a financial overview of the pro forma combined company and a preliminary analysis of the terms and conditions of the Proposed Transaction. The Navios Midstream Conflicts Committee then engaged in a discussion of the various components of the presentation, including the value that would be received by the holders of Navios Midstream Public Units under Navios Acquisition’s proposal.

The Navios Midstream Conflicts Committee met telephonically with Piper Jaffray and Latham on August 6, 2018 to discuss Piper Jaffray’s updated analysis of the Proposed Transaction, including its updated valuation of Navios Acquisition Common Stock. Representatives of Piper Jaffray discussed with the Navios Midstream Conflicts Committee the possibility of counter-proposing an increase in the exchange ratio, payment of all or a portion of the consideration in cash or payment of the consideration in the form of convertible preferred stock of Navios Acquisition. The Navios Midstream Conflicts Committee discussed these alternative approaches to the counter-proposal.

From August 6, 2018 until August 28, 2018, the Navios Midstream Conflicts Committee, Latham and Piper Jaffray continued to perform due diligence and Piper Jaffray continued its financial analysis of the Proposed Transaction. At various times during this period, the Navios Midstream Conflicts Committee discussed with its advisors the various components of the Proposed Transaction and the alternative approaches to the consideration that could be received by the holders of Navios Midstream Public Units in an effort to craft a counter-proposal that would increase the benefits received by the holders of Navios Midstream Public Units in the Proposed Transaction.

On August 28, 2018, the Navios Midstream Conflicts Committee met telephonically with Piper Jaffray and Latham to review the possible terms of a counter-proposal to be provided to Navios Acquisition. Representatives from Piper Jaffray presented a revised financial analysis for the combined company and the potential benefits to the holders of Navios Midstream Public Units if they were to receive an increased premium in the form of additional Navios Acquisition Common Stock or if they were to receive convertible preferred stock of Navios Acquisition with a liquidation preference relative to Navios Acquisition Common Stock. After discussion, the Navios Midstream Conflicts Committee approved a counter-proposal wherein the holders of Navios Midstream Public Units would receive 7.463 convertible participating preferred shares of Navios Acquisition for each Navios Midstream Common Unit. The preferred stock would participate on an as-converted basis in dividends paid to holders of Navios Acquisition Common Stock and would be entitled to a minimum annual preferred dividend of $0.066997 per share if the dividend on Navios Acquisition Common Stock for any year during the first two years after consummation of the Proposed Transaction was below that level. The preferred stock would be convertible on a one-for-one basis, subject to customary anti-dilution mechanisms, with Navios Acquisition holding an automatic conversion right after the fifth anniversary of the closing of the Proposed Transaction at a price of 150% of the implied conversion price. The Navios Acquisition convertible preferred stock would also have a liquidation preference over Navios Acquisition Common Stock and would participate pro rata with Navios Acquisition Common Stock in any liquidation value above the preference amount. On August 29, 2018, Mr. Kalafatides sent the Navios Acquisition Board a letter setting forth the terms of the counter-proposal.

During early September 2018, Mr. Kalafatides, on behalf of the Navios Midstream Conflicts Committee, held discussions regarding the counter-proposal with Ms. Frangou, as Chairman and Chief Executive Officer of

36

Navios Acquisition, and other members of Navios Acquisition management. Also during this time, Mr. Kalafatides consulted with members of the Navios Midstream Conflicts Committee and representatives from Piper Jaffray and Latham regarding various aspects of the negotiations.

During early to mid-September 2018, representatives of Fried, Frank, Harris, Shriver, and Jacobson, LLP (which we refer to as “Fried Frank”) and S. Goldman Advisors LLC (which we refer to as “S. Goldman”), on behalf of Navios Acquisition, and representatives of Latham and Piper Jaffray, on behalf of the Navios Midstream Conflicts Committee, had several telephone calls to discuss various components of the counter-proposal, including the consideration to be paid in the form of convertible preferred stock of Navios Acquisition, the liquidation preference and conversion rate applicable to the preferred stock consideration, a possible exchange ratio in respect of Navios Acquisition Common Stock that the holders of Navios Midstream Public Units could select as an alternative to the convertible preferred stock consideration and the parties’ respective valuation analyses of Navios Acquisition and Navios Midstream.

On September 19, 2018, Mr. Kalafatides and representatives of Piper Jaffray reviewed the progress of negotiations between the parties’ advisors and discussed next steps in negotiating the Proposed Transaction.

On September 20, 2018, representatives from Fried Frank and Latham and representatives from S. Goldman and Piper Jaffray met telephonically to negotiate the Proposed Transaction.

On September 21, 2018, a representative of Fried Frank communicated to representatives of Latham and Piper Jaffray possible terms for discussion in respect of the Proposed Transaction under which holders of Navios Midstream Public Units would receive, at their election, either one share of convertible preferred stock of Navios Acquisition or 6.292 shares of Navios Acquisition Common Stock for each Navios Midstream Public Unit, with each share of convertible preferred stock issued in the transaction being (i) voluntarily convertible by the holder following the six-month anniversary of the closing of the Proposed Transaction into 5 shares of Navios Acquisition Common Stock, and (ii) mandatorily convertible, at the same conversion rate, on the first to occur of (a) both the Navios Acquisition Common Stock having traded above 120% of the pre-transaction announcement trading price of the Navios Acquisition Common Stock and 12 months having elapsed, (b) 18 months having elapsed after the closing of the Proposed Transaction and (c) the number of shares of convertible preferred stock that voluntarily converted after the closing of the Proposed Transaction (plus the Navios Midstream Public Units that elected (or were deemed to have elected) consideration in the Proposed Transaction consisting of Navios Acquisition Common Stock being 66.7% of the Navios Midstream Public Units outstanding prior to closing of the Proposed Transaction). In addition, under the terms communicated for discussion, any Navios Midstream Public Units in respect of which no election was made would be deemed to have elected to receive the form of consideration most elected by the holders of Navios Midstream Public Units, and if more than 66.7% of the Navios Midstream Public Units elected (or were deemed to have elected) to receive shares of Navios Acquisition Common Stock, then all Navios Midstream Public Units would be converted into the right to receive Navios Acquisition Common Stock, and no convertible preferred stock would be issued. Furthermore, the convertible preferred stock issued in the Proposed Transaction would be entitled to the same dividends as are paid in respect of the Navios Acquisition Common Stock, on an as-converted basis, but would not be listed on any securities exchange or otherwise be publicly traded.

On September 21, 2018, Mr. Kalafatides and Ms. Frangou participated in a telephone call to discuss the possible terms for the Proposed Transaction previously communicated by the representative of Fried Frank to the representatives of Latham and Piper Jaffray.

On September 22, 2018, the Navios Midstream Conflicts Committee met telephonically with representatives of Piper Jaffray and Latham to continue to discuss the possible exchange ratio in respect of the Navios Acquisition Common Stock and the conversion ratio for the Navios Acquisition convertible preferred stock, in each case to be received by the holders of Navios Midstream Public Units upon their election of consideration in the Proposed Transaction.

37

On September 24, 2018, a representative of Piper Jaffray, after consluting with the Navios Midstream Conflicts Committee, communicated certain proposed modifications to terms initially communicated by the representative of Fried Frank, including that (i) the convertible preferred stock consideration be convertible into 5.25 (rather than 5) shares of Navios Acquisition Common Stock and mandatorily convertible, at the same conversion rate, on the first to occur of (a) both the Navios Acquisition Common Stock having traded above 120% of the pre-transaction announcement trading price of the Navios Acquisition Common Stock and three years having elapsed after the closing of the Proposed Transaction and (b) five years having elapsed after the closing of the Proposed Transaction, (ii) any Navios Midstream Public Units in respect of which no election was made would be deemed to have elected to receive the form of consideration recommended by the Navios Midstream Conflicts Committee, (iii) convertible preferred stock consideration would be available in the Proposed Transaction regardless of the percentage of Navios Midstream Public Units that elected to receive Navios Acquisition Common Stock consideration and (iv) the convertible preferred stock consideration would be listed on an exchange.

On September 24, 2018, a representative of Fried Frank responded to the representatives of Piper Jaffray and Latham with proposed terms for the Proposed Transaction under which (i) the convertible preferred stock consideration would be convertible into 5.1 shares of Navios Acquisition Common Stock and mandatorily convertible, at the same conversion rate, on the first to occur of (a) both the Navios Acquisition Common Stock having traded above 120% of the pre-transaction announcement trading price of the Navios Acquisition Common Stock and 18 months having elapsed after the closing of the Proposed Transaction, (b) two years having elapsed after the closing of the Proposed Transaction and (c) the number of shares of convertible preferred stock that voluntarily converted after the closing of the Proposed Transaction (plus the Navios Midstream Public Units that elected (or were deemed to have elected) consideration in the Proposed Transaction consisting of Navios Acquisition Common Stock) being 75% of the Navios Midstream Public Units outstanding prior to closing of the Proposed Transaction, (ii) any Navios Midstream Public Units in respect of which no election was made would be deemed to have elected to receive the form of consideration most elected by the holders of the Navios Midstream Public Units, (iii) if more than 75% of the Navios Midstream Public Units elected (or were deemed to have elected) to receive shares of Navios Acquisition Common Stock, then all Navios Midstream Public Units would be converted into the right to receive Navios Acquisition Common Stock, and no convertible preferred stock would be issued and (iv) if a majority of the outstanding Navios Midstream Public Units elect (or are deemed to have elected) to receive convertible preferred stock consideration and a listing was permitted by the NYSE, the convertible preferred stock would be listed on the NYSE.

On September 26, 2018, through a series of telephonic meetings, members of the Navios Midstream Conflicts Committee and members of the Navios Acquisition management team, on behalf of the Navios Acquisition Board, negotiated and preliminarily agreed to the terms of the consideration in the Proposed Transaction as more fully set forth in “The Merger—Description of the Merger.” Later that day, representatives of Latham, on behalf of the Navios Midstream Conflicts Committee, confirmed the preliminary agreement as to the consideration in the Proposed Transaction by email to representatives of Fried Frank.

On October 1, 2018, Fried Frank sent the initial draft of the Merger Agreement and Certificate of Designations setting forth the terms of the Navios Acquisition Series E Preferred Stock to the Navios Midstream Conflicts Committee and Latham.

Mr. Kalafatides and representatives from Latham and Piper Jaffray met telephonically on October 3, 2018 to discuss the draft transaction agreements. After discussion, Mr. Kalafatides, on behalf of the Navios Midstream Conflicts Committee, determined to propose certain changes to the Merger Agreement, including (i) inserting a termination fee of $10 million payable by Navios Acquisition to Navios Midstream in the event the Merger is not consummated due to Navios Acquisition’s breach of the Merger Agreement, (ii) proposing that Navios Midstream pay the expenses of Navios Acquisition in the event the Merger Agreement is terminated following Navios Midstream’s breach or the failure of the Merger Agreement to receive the necessary approval from the holders of Navios Midstream Units, (iii) provisions requiring that all distributions made by Navios Midstream to

38

the holders of Navios Midstream Units in the period between the signing of the Merger Agreement and closing of the Merger be in the ordinary course, consistent with past practice (including with respect to the amount and timing of record dates and payment dates) and not less than the distribution declared by the Navios Midstream Board for the quarter ended June 30, 2018, unless the Navios Midstream Conflicts Committee consents to such a change and (iv) an outside date for consummation of the Merger of six months from the date the Merger Agreement is signed by the parties. In regards to the Certificate of Designations, Mr. Kalafatides, the Navios Midstream Conflicts Committee and Latham agreed to the concept that the Navios Acquisition Series E Preferred Stock rank senior in right of liquidation to all existing and future common and preferred stock of Navios Acquisition.

Later that day, Latham sent a revised draft Merger Agreement to Fried Frank, and the firms subsequently held a telephone conference to discuss structuring the transaction so as to allow Navios Acquisition to approve the Merger Agreement via a written consent instead of through a unitholder meeting.

On October 4, 2018, Fried Frank sent revised drafts of the Merger Agreement and Certificate of Designations to Latham and the Navios Midstream Conflicts Committee. In the revised drafts, Navios Acquisition responded to the Navios Midstream Conflicts Committee’s request for the Navios Acquisition Series E Preferred Stock to be senior in rank and liquidation preference to all existing and future Navios Acquisition preferred stock by proposing that the Navios Acquisition Series E Preferred Stock be senior only to all existing Navios Acquisition preferred stock (as well as Navios Acquisition Common Stock). Navios Acquisition also proposed a five-day volume-weighted average price as the basis for the liquidation preference and automatic conversion trigger price of Navios Acquisition Common Stock, instead of the previously discussed 20-day period. The revised draft of the Merger Agreement also eliminated the $10 million termination fee proposed by Navios Midstream and provided for a reciprocal reimbursement of expenses, capped at $1 million in the event that the Merger Agreement was terminated because of a breach by the other party.

Also on October 4, 2018, representatives of Latham’s tax team discussed tax-related representations and warranties, covenants and conditions to closing with representatives of Fried Frank’s tax team. The parties discussed whether to provide that the receipt of Fried Frank’s opinion as to the tax-free nature of the transaction would be a condition to Navios Midstream’s obligation to consummate the Merger.

On October 5, 2018, Mr. Kalafatides, Latham and Piper Jaffray met telephonically to discuss Navios Acquisition’s revised draft of the Merger Agreement, in which, among other things, Navios Acquisition had agreed to covenant to provide a written consent to approve the Merger rather than providing its vote in favor of the Merger at a Navios Midstream Unitholder meeting. The participants discussed the fact that Navios Acquisition had removed all references to disclosure schedules, indicating that the representations and warranties of Navios Acquisition as drafted in the agreement were accurate. The participants also discussed whether it would be appropriate to seek to restrict Navios Acquisition’s ability to issue debt and equity securities in the time period between signing the Merger Agreement and consummating the Merger as a means of preserving the value to be received by holders of Navios Midstream Public Units as Merger Consideration. Mr. Kalafatides, Piper Jaffray and Latham also discussed the Navios Midstream Conflicts Committee’s desire to preserve the level of distributions to be received by holders of Navios Midstream Public Units for the quarter ended September 30, 2018 and for future quarters, if possible. Because Navios Acquisition controlled the majority of the Navios Midstream Board, the Navios Midstream Conflicts Committee sought protections for such distributions in the Merger Agreement. The Navios Midstream Conflicts Committee decided that, in light of the expected timeframe between signing and closing, it would be appropriate to provide only that the distribution for the quarter ended September 30, 2018 would not be less than the distribution declared for the quarter ended June 30, 2018. Mr. Kalafatides also determined to accept the reciprocal expense reimbursement provision not to exceed $1 million in the event the transaction were to fail to be consummated as a result of the other party having breached the Merger Agreement. After discussing these provisions, Mr. Kalafatides instructed Latham to send a revised draft Merger Agreement and Certificate of Designations to Navios Acquisition and Fried Frank.

39

On October 6, 2018, Fried Frank circulated a revised draft of the Merger Agreement to Latham. Later that day, the Navios Midstream Conflicts Committee, Latham and Piper Jaffray reviewed and corresponded with one another regarding the revised Merger Agreement terms sent by Fried Frank, including the flexibility for Navios Acquisition to (i) issue up to $50 million in equity, (ii) issue debt to refinance existing indebtedness, (iii) issue intracompany debt and (iv) issue debt up to an aggregate of 10% in principal amount of the aggregate principal amount of debt outstanding as of October 7, 2018, in each case during the period between signing of the Merger Agreement and the consummation of the Merger. In addition, the revised terms proposed on behalf of Navios Acquisition provided that Fried Frank’s tax opinion would not be a condition to Navios Midstream’s obligation to consummate the Merger. After discussion, the Navios Midstream Conflicts Committee agreed that these were acceptable provisions to provide Navios Acquisition with the flexibility to pursue strategic opportunities that may arise in the period between signing the Merger Agreement and the consummation of the Merger. Mr. Kalafatides instructed Latham to finalize the Merger Agreement with Fried Frank.

On October 7, 2018, the Navios Acquisition Board met, with representatives of S. Goldman and Fried Frank present, to discuss the terms of the Merger Agreement and Certificate of Designation. Representatives of Fried Frank summarized the terms of the Merger Agreement and Certificate of Designations and discussed the Merger. The Navios Acquisition Board discussed the foregoing matters and following such discussions, upon a motion duly presented by Ms. Frangou, unanimously voted to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) authorize Navios Acquisition to enter into the Merger Agreement and consummate the Merger upon the terms and conditions set forth in the Merger Agreement.

On October 7, 2018, the Navios Midstream Conflicts Committee met, with representatives from Latham and Piper Jaffray present, to discuss the terms of the Merger Agreement and Certificate of Designations. Representatives from Latham reviewed with the Navios Midstream Conflicts Committee their responsibilities under the Fifth Amended and Restated Limited Partnership Agreement and the Marshall Islands Business Corporations Act (which we refer to as the “MIBCA”) in connection with reviewing and determining whether to approve the Merger, and summarized the terms of the Merger Agreement and Certificate of Designations. Representatives from Piper Jaffray then reviewed their financial analysis of the Merger and orally presented their opinion that, as of October 7, 2018, the Preferred Stock Consideration is fair to Navios Midstream and to the holders of Navios Midstream Public Units, from a financial point of view. After discussing the presented materials, the Navios Midstream Conflicts Committee, upon a motion duly presented by Mr. Kalafatides, unanimously voted to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) recommend that the Navios Midstream Board (a) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) submit the Merger Agreement to the limited partners of Navios Midstream for approval, (c) recommend that the limited partners of Navios Midstream approve the Merger Agreement and the Merger upon the terms and conditions set forth in the Merger Agreement and (d) cause Navios Midstream to enter into the Merger Agreement and, subject to obtaining the requisite approval of the limited partners of Navios Midstream, consummate the Merger upon the terms and conditions set forth in the Merger Agreement, with such approval and recommendation constituting Special Approval (as defined below in the section titled “The Merger — Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties”) of the Merger on the terms set forth in the Merger Agreement.

On October 7, 2018, following the meeting of the Navios Midstream Conflicts Committee, the Navios Midstream Board met, with representatives from Thompson Hine LLP (“Thompson Hine”), as corporate counsel to Navios Midstream, and Latham present, to discuss the terms of the Merger Agreement and Certificate of Designations and the recommendation of the Navios Midstream Conflicts Committee. Representatives from Thompson Hine reviewed the overall terms of the Transaction with the Navios Midstream Board and representatives from Latham summarized the terms of the Merger Agreement and Certificate of Designations and reviewed the recommendation of the Navios Midstream Conflicts Committee. After discussing matters referenced above, the Navios Midstream Board, upon a motion duly presented by Ms. Frangou, unanimously voted to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) submit the Merger Agreement to the limited partners of Navios Midstream for approval by written consent

40

and (iii) authorize Navios Midstream to enter into the Merger Agreement and, subject to obtaining the requisite approval of the limited partners of Navios Midstream, consummate the Merger upon the terms and conditions set forth in the Merger Agreement.

On October 8, 2018, Navios Acquisition and Navios Midstream issued a press release announcing the Merger.

Resolution of Conflict of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Navios Midstream Conflicts Committee, acting in good faith, constitutes special approval of the Conflicts Committee (which we refer to as “Special Approval”) under the Fifth Amended and Restated Agreement of Limited Partnership.

Under Section 7.17(a) of the Fifth Amended and Restated Limited Partnership Agreement, whenever a potential conflict of interest exists, such as the Merger and the other transactions contemplated by the Merger Agreement, any resolution or course of action by the Navios Midstream Board in respect of such conflict of interest will be permitted and deemed approved by all of the partners of Navios Midstream and will not constitute a breach of the Fifth Amended and Restated Limited Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval. In order for a determination or other action by the Navios Midstream Conflicts Committee to be in “good faith” under the Fifth Amended and Restated Limited Partnership Agreement, the persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of Navios Midstream.

Further, under Section 7.18(b) of the Fifth Amended and Restated Limited Partnership Agreement, any action taken or omitted to be taken by the Navios Midstream Board in reliance upon the advice or opinion of an investment banker, counsel, and others, as to matters reasonably believed to be in such person’s professional or expert competence will be “conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.”

Recommendation of the Navios Midstream Conflicts Committee

In connection with the initial public offering of Navios Midstream, the Navios Midstream Board established and authorized the Navios Midstream Conflicts Committee, consisting of Alex Kalafatides, Christos Kokkinis and Vasilios Mouyis, each of whom the Navios Midstream Board determined satisfied the independence and other requirements set forth in Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement, to resolve certain conflicts of interest that may exist between the interests of Navios Midstream GP and its controlling affiliates, including Navios Acquisition, on the one hand, and the interests of Navios Midstream and the holders of Navios Midstream Public Units, on the other hand.

In light of a potential conflict of interest in connection with the Merger, the Navios Midstream Conflicts Committee determined to, among other things, (i) review, evaluate and negotiate the Merger and related arrangements and agreements with Navios Acquisition on behalf of Navios Midstream and the holders of Navios Midstream Public Units, (ii) make a recommendation to the Navios Midstream Board whether to approve the Merger and related arrangements and agreements and (iii) decide whether to approve the Merger and related arrangements and agreements by Special Approval.

The Navios Midstream Conflicts Committee, with the assistance of its advisors, reviewed, negotiated and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and certain related arrangements and agreements. Following that process, the Navios Midstream Conflicts Committee, by unanimous vote at a meeting held on October 7, 2018, (i) determined in good faith that the Merger Agreement

41

and the transactions contemplated thereby, including the Merger, are in the best interests of Navios Midstream and the holders of Navios Midstream Public Units, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommended that the Navios Midstream Board (a) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) submit the Merger Agreement to the limited partners of Navios Midstream for approval, (c) recommend that the limited partners of Navios Midstream approve the Merger Agreement and the Merger upon the terms and conditions set forth in the Merger Agreement and (d) cause Navios Midstream to enter into the Merger Agreement and consummate the Merger upon the terms and conditions set forth in the Merger Agreement, subject to obtaining the requisite approval of the limited partners of Navios Midstream. The Navios Midstream Conflicts Committee’s approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, constitutes Special Approval under the Fifth Amended and Restated Limited Partnership Agreement.

Based on the Navios Midstream Conflicts Committee’s recommendation, the Navios Midstream Board, at a meeting held on October  7, 2018, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the Navios Midstream Conflicts Committee’s Recommendation

The Navios Midstream Conflicts Committee considered many factors in making its determination, providing Special Approval and making its recommendation. The Navios Midstream Conflicts Committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination, decision to provide Special Approval and related recommendation:

•

Structuring the Merger Consideration to provide holders of Navios Midstream Public Units with a choice of receiving Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock allows individual holders of Navios Midstream Public Units to select their consideration based on risk preferences that may be unique to them.

•

Based on the 5-day volume-weighted average price of the Navios Acquisition Common Stock for the period ended on October 5, 2018 (the last trading day before the announcement of the Merger Agreement) the Common Stock Consideration represents a 7.4% premium to the volume-weighted average price of Navios Midstream Public Units over that same 5-day period.

•

Although based on the 5-day volume-weighted average price of Navios Acquisition Common Stock for the period ended on October 5, 2018 (the last trading day before the announcement of the Merger Agreement), the 0.34 of a share of Navios Acquisition Common Stock initially issuable upon conversion of Preferred Stock Consideration represents a 12.9% discount to the volume-weighted average price of the Navios Midstream Public Units over that same 5-day period, and the holders of Navios Midstream Public Units who will receive Preferred Stock Consideration will benefit from the increased downside protection afforded by the liquidation preference of the Navios Acquisition Series E Preferred Stock.

•

The Common Stock Consideration and the Conversion Rate reflect fixed exchange/conversion rates, and therefore the value of the consideration payable to holders of Navios Midstream Public Units based on such amounts will increase in the event that the market price of Navios Acquisition Common Stock increases relative to any change in the market price of Navios Midstream Common Units prior to the closing of the Merger.

•

Following the Merger, Navios Acquisition’s status as a corporation is expected to provide a number of benefits relative to Navios Midstream’s structure as a master limited partnership, including that corporations attract a broader set of investors as compared to master limited partnerships because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations and that holders of Navios Midstream Public Units will benefit from enhanced voting and other rights as stockholders of a corporation as compared to unitholders of a master limited partnership controlled by a general partner.

42

•

The Merger is expected to provide holders of Navios Midstream Public Units with equity ownership in an entity with a lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions, and eliminates the potential burden on the combined company’s cost of capital associated with distributions in respect of Navios Midstream’s incentive distribution rights.

•

The Merger is expected to provide holders of Navios Midstream Public Units with equity ownership in an entity with stronger coverage with respect to dividends, which is anticipated to result in (i) greater market confidence in the combined company, (ii) an enhanced outlook for dividend growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments.

•	The Merger is expected to improve the combined company’s ability to de-leverage through an anticipated increase in retained cash, which the combined company may use to drive organic growth.

•	The Merger will simplify Navios Acquisition’s corporate structure and eliminate potential conflicts of interest between Navios Acquisition and Navios Midstream.

•

The Merger is expected to allow Navios Acquisition and Navios Midstream to achieve synergies in the form of cost savings, sharing of best practices and capabilities, and other efficiencies, including cost savings related to reduced SEC filing requirements, a reduction in the number of public company boards and other costs associated with multiple public companies.

•

The Navios Midstream Conflicts Committee is familiar with, and understands, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of Navios Midstream and, in connection with evaluating the merits of the Merger, has become familiar with and has gained an understanding of the business, assets, liabilities, results of operations, financial condition and competitive positions and prospects of Navios Acquisition.

•

The Navios Midstream Conflicts Committee understands and has reviewed the overall current operating conditions and the outlook for the international shipping industry as they relate to Navios Midstream’s competitive position, financial condition, future distributions and growth prospects, and has determined that, in light of these factors, the timing of the Merger is favorable to the holders of Navios Midstream Public Units.

•

The Merger is expected to result in a combined company having increased scale and greater access to capital, which is anticipated to better position the combined company to enhance long-term growth potential in the recovering tanker market as compared to Navios Midstream’s prospects as a standalone entity.

•

The Navios Midstream Conflicts Committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, Navios Midstream and Navios Acquisition’s industry generally, Navios Acquisition and Navios Midstream particularly, and substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction.

•

The terms of the Merger Agreement, which were determined through arm’s-length negotiations between Navios Acquisition and the Navios Midstream Conflicts Committee and their respective representatives and advisors, provided certain benefits.

•

The Merger Agreement restricts Navios Acquisition’s ability to take certain actions without the consent of the Navios Midstream Conflicts Committee prior to the consummation of the Merger that could reduce the value of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock received by holders of Navios Midstream Public Units in the Merger, including:

•

issuing or selling any debt securities, or rights to acquire any debt securities, other than (i) debt issued to refinance existing indebtedness, (ii) aggregate indebtedness with a principal amount up to 10% of the aggregate principal amount of debt outstanding as of October 7, 2018 and (iii) intracompany debt; and

43

•

issuing or selling any equity interests or rights to acquire equity securities, other than Navios Acquisition Common Stock or options to acquire Navios Acquisition Common Stock of $50 million or less in the aggregate.

•	The probability that Navios Acquisition and Navios Midstream will be able to consummate the Merger is significantly increased by Navios Acquisition’s covenant to provide a written consent.

•

The Merger Agreement provides that Navios Midstream will make quarterly distributions in the ordinary course of business and consistent with past practice (including with respect to the amount and timing of record dates and payment dates), including a distribution in respect of the quarter ended September 30, 2018 that is not lower than the distribution declared and paid by Navios Midstream for the quarter ended June 30, 2018, without the consent of the Navios Midstream Conflicts Committee.

•

The Merger Agreement includes a requirement that Navios Acquisition pay the expenses of Navios Midstream related to the Merger and related transactions of up to $1 million in the event that the Merger Agreement is terminated because Navios Acquisition breaches or fails to perform a representation, warranty, covenant, obligation or other agreement in such a way that it constitutes a breach of a closing condition.

•

The Merger Agreement includes a prohibition against Navios Midstream’s revocation or diminishment of the authority of the Navios Midstream Conflicts Committee and the prohibition against Navios Midstream’s removal of any member of the Navios Midstream Conflicts Committee without the consent of the other members of the Navios Midstream Conflicts Committee, in each case, prior to the closing of the Merger.

•	The Merger Agreement provides that any amendments to, waivers of or termination of the Merger Agreement by Navios Midstream requires the approval of the Navios Midstream Conflicts Committee.

•	The fact that the Merger Consideration is not expected to be taxable for U.S. federal income tax purposes to holders of Navios Midstream Common Units.

•

The Navios Midstream Conflicts Committee believes that the proposed consideration, including the Preferred Stock Consideration, and other economic benefits of the Merger and related transactions represents the highest value for the holders of Navios Midstream Public Units to which Navios Acquisition was willing to agree.

The Navios Midstream Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Navios Midstream and the holders of Navios Midstream Public Units:

•

The Common Stock Consideration and the Conversion Rate reflect fixed exchange/conversion rates, and therefore the value of the consideration payable to holders of Navios Midstream Public Units based on such amounts will decrease in the event that the market price of Navios Acquisition Common Stock decreases relative to any change in the market price of Navios Midstream Common Units prior to the closing of the Merger.

•	There is a risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized in the expected time period.

•

If Preferred Stock Consideration is issued by Navios Acquisition due to a sufficient number of holders of Navios Midstream Public Units properly electing to receive the Preferred Stock Consideration, the additional series of Navios Acquisition preferred stock will add incremental complexity to Navios Acquisition’s capital structure.

44

•

Navios Acquisition historically has held increased levels of long-term debt on its balance sheet compared to Navios Midstream and is expected to continue to do so upon consummation of the Merger, which will result in increased exposure to leverage on the balance sheet for holders of Navios Midstream Public Units.

•	The absence of certain procedural elements, including:

•	The fact that holders of Navios Midstream Public Units are not entitled to appraisal rights under the Merger Agreement, the Fifth Amended and Restated Limited Partnership Agreement or the MIBCA.

•

The Navios Midstream Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of Navios Midstream. Given Navios Acquisition’s control over Navios Midstream, it was unrealistic to expect or pursue an unsolicited third-party acquisition proposal or offer for the assets or control of Navios Midstream, and it was unlikely that the Navios Midstream Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of Navios Midstream.

•

Certain members of Navios Midstream management, the Navios Midstream Board and the Navios Midstream Conflicts Committee may have interests that are different from those of the holders of Navios Midstream Public Units. Please see the section entitled “The Merger — Interests of Directors and Executive Officers of Navios Midstream in the Merger.”

•

Because the Merger is subject to the approval of holders of a majority of the outstanding Navios Midstream Common Units and Navios Acquisition owns a majority of the outstanding Navios Midstream Common Units and has agreed to vote in favor of the Merger by providing a written consent, the affirmative vote of the holders of Navios Midstream Public Units is not required to approve the Merger.

•	Litigation may occur in connection with the Merger, and any such litigation may result in significant costs and a diversion of management focus.

•

There is a risk that the Merger might not be completed in a timely manner, or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and a failure to complete the Merger could negatively affect the trading price of the Navios Midstream Common Units or could result in significant costs for Navios Midstream, expenses owed to Navios Acquisition and disruption to Navios Midstream’s normal business.

•

After the distribution for the quarter ended September 30, 2018 by Navios Midstream, the Navios Midstream Board would be able to decrease the distribution declared and paid to holders of Navios Midstream Common Units without the consent of the Navios Midstream Conflicts Committee, which would be an increased risk if the Merger was not able to be completed in a timely manner.

•	The holders of Navios Midstream Public Units will be foregoing the potential benefits, if any, that would be realized by remaining holders of Navios Midstream on a standalone basis.

•

Even if the Navios Acquisition Series E Preferred Stock is listed on the NYSE, trading liquidity for the Navios Acquisition Series E Preferred is likely to be lower than that of Navios Midstream Common Units prior to the consummation of the Merger and Navios Acquisition Common Stock thereafter.

•

If holders representing 80% or more of the outstanding Navios Midstream Public Units make the Common Stock Election, all holders of Navios Midstream Public Units will receive the Common Stock Consideration and will not be eligible to receive the liquidation preference of the Navios Acquisition Series E Preferred Stock in the event of a liquidation of Navios Acquisition’s assets.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Navios Midstream Conflicts Committee in considering the

45

Merger. In view of the number and variety of factors and the amount of information considered, the Navios Midstream Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Navios Midstream Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination and individual members of the Navios Midstream Conflicts Committee may have given different weights to different factors. The Navios Midstream Conflicts Committee made its determination, approval and recommendation based on the totality of information presented to, and the investigation conducted by, the Navios Midstream Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of Navios Acquisition and Navios Midstream

In connection with the proposed Merger, management of Navios Midstream provided internal non-public projections relating to Navios Midstream, and management of Navios Acquisition provided internal non-public projections relating to Navios Acquisition, in each case to the Navios Midstream Conflicts Committee and its financial advisor Piper Jaffray for their use in negotiating the terms of the Merger with Navios Acquisition and for use by Piper Jaffray in connection with its performance of its financial analysis and delivery of its opinion to the Navios Midstream Conflicts Committee. The projections for Navios Midstream were prepared on a stand-alone basis and the projections for Navios Acquisition reflected Navios Acquisition’s pre-Merger ownership position in Navios Midstream. A summary of these projections, rounded to the nearest hundred million, is included below to give holders of Navios Midstream Public Units access to certain non-public unaudited prospective financial information that was made available to Piper Jaffray, the Navios Midstream Conflicts Committee and the Navios Midstream Board in connection with the Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. Neither Navios Acquisition, Navios Midstream nor any of their respective affiliates, advisors, officers, directors or representatives have made or make any representation or can give any assurance to any holder of Navios Midstream Common Units or any other person regarding the ultimate performance of Navios Midstream or Navios Acquisition compared to the summarized information set forth below or that any such results will be achieved.

The inclusion of the following summary projections in this information statement/prospectus should not be regarded as an indication that Navios Acquisition, Navios Midstream or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The Navios Midstream and Navios Acquisition projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither PricewaterhouseCoopers S.A (which we refer to as “PwC”), Ernst & Young (Hellas) Certified Auditors Accountants S.A. (which we refer to as “EY”), nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, neither PwC nor EY expresses an opinion or any other form of assurance with respect thereto. The PwC reports included in Navios Acquisition’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and attached as Annex D to this information statement/prospectus relate to solely historical financial information of Navios Acquisition, and the EY reports included in Navios Midstream’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and attached as Annex F to this information statement/prospectus relate to historical financial information of Navios Midstream. Such reports do not extend to the projections included below and should not be read to do so. Neither the Navios Acquisition Board, Navios Midstream Board nor the Navios Midstream Conflicts Committee prepared the summarized information and neither the Navios Acquisition Board,

46

the Navios Midstream Board, the Navios Midstream Conflicts Committee, Navios Acquisition nor Navios Midstream gives any assurance regarding the summarized information. The internal financial projections of Navios Midstream and Navios Acquisition are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved.

The projections summarized below reflect numerous assumptions made by management of Navios Acquisition and Navios Midstream, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The projections presented are forward-looking in nature, subject to risks and uncertainties and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

(in millions)	H2 2018	2019	2020	2021	2022
NNA Revenue	$102.5	$254.7	$282.6	$283.9	$279.1
NNA EBITDA (1)	$52.3	$158.2	$182.9	$186.2	$183.9
NNA Cash Flow from Operations	$20.5	$63.1	$102.1	$111.2	$103.0

NAP Revenue	$42.6	$81.9	$88.0	$87.7	$90.8
NAP EBITDA (1)	$30.9	$58.6	$64.7	$64.4	$67.5
NAP Cash Flow from Operations	$14.0	$63.7	$47.7	$48.0	$54.6

Some of the above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. Navios Acquisition’s computations of these measures may differ from similarly titled measures used by others.

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

NEITHER NAVIOS MIDSTREAM NOR NAVIOS ACQUISITION INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor to Navios Midstream’s Conflicts Committee

On October 7, 2018, Piper Jaffray, financial advisor to the Navios Midstream Conflicts Committee, delivered its oral opinion to the Navios Midstream Conflicts Committee, which opinion was subsequently confirmed by delivery of a written opinion dated October 7, 2018, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in Piper Jaffray’s opinion, the Preferred Stock Consideration to be paid by Navios Acquisition in connection with the transaction contemplated pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Navios Midstream and to the holders of Navios Midstream’s Public Units.

The full text of the written opinion of Piper Jaffray sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review

47

undertaken by Piper Jaffray in rendering its opinion, and is attached hereto as Annex C. You are encouraged to read Piper Jaffray’s opinion carefully and in its entirety.

Piper Jaffray’s opinion was prepared at the request, and provided for the information, of the members of the Navios Midstream Conflicts Committee (solely in their capacity as such), in connection with their evaluation of the Merger and addresses only the fairness, from a financial point of view, to Navios Midstream and the holders of Navios Midstream Common Units (other than Navios Acquisition and its affiliates) of the Preferred Stock Consideration contemplated by the Merger Agreement and does not address any other term or agreement relating to the Merger. Piper Jaffray was not requested to opine as to, and this opinion does not address, the Common Stock Consideration, the mechanics of the Election, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Navios Midstream, the probability of closing any or all of the transactions contemplated by the Merger Agreement, the relative fairness of the Common Stock Consideration as compared to the Preferred Stock Consideration, the allocation of the Preferred Stock Consideration or Common Stock Consideration among the holders of Navios Midstream Common Units based on the Election or the transaction structure, or the fairness of the terms of the transaction to any creditor or other constituency of Navios Midstream. In addition, this opinion does not address in any manner the prices at which the Preferred Stock or Common Stock will trade following announcement or consummation of the Merger or at any time and Piper Jaffray expresses no opinion or recommendation whether the holders of Navios Midstream Public Units should elect the Preferred Stock Consideration or Common Stock Consideration. In rendering this opinion, Piper Jaffray has assumed that all holders of Navios Midstream Common Units elect the Preferred Stock Consideration and no shares of Navios Acquisition Common Stock are issued in the Merger, and expresses no opinion as to the fairness of the Common Stock Consideration to any holder of Navios Midstream Common Units. The summary of the Piper Jaffray opinion set forth herein is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

In conducting its investigation and analyses and in arriving at its opinion, Piper Jaffray reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. Subject to the various assumptions, qualifications and limitations set forth in its opinion, Piper Jaffray has reviewed and analyzed, among other things, the following:

•	draft of the Merger Agreement dated October 7, 2018 and the exhibits and schedules thereto;

•	draft of the Series E Certificate of Designation dated October 7, 2018;

•	Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement;

•

the financial statements and other information concerning Navios Midstream, including those contained in Navios Midstream’s Annual Reports on Form 20-F for each of the years in the two year period ended December 31, 2017; and Navios Midstream’s Quarterly Reports on Form 6-K for the quarters ended June 30, 2018 and March 31, 2018;

•	the Navios Midstream standalone financial model;

•	certain other internal information, primarily financial in nature, concerning the business and operations of Navios Midstream, furnished to us by Navios Midstream management;

•	certain publicly available information concerning the trading of, and the trading market for, Navios Midstream Common Units;

•	certain publicly available information concerning other publicly traded partnerships that are comparable to Navios Midstream;

•	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the Preferred Stock Consideration;

48

•	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the Merger;

•

the financial statements and other information concerning Navios Acquisition, including those contained in Navios Acquisition’s Annual Reports on Form 20-F for each of the years in the two year period ended December 31, 2017; and Navios Acquisition’s Quarterly Reports on Form 6-K for the quarters ended June 30, 2018 and March 31, 2018;

•	the Navios Acquisition standalone financial model;

•	certain other internal information, primarily financial in nature, concerning the business and operations of Navios Acquisition, furnished to us by Navios Acquisition management and advisors;

•	certain publicly available information concerning the trading of, and the trading market for, the Navios Acquisition Common Stock;

•	certain publicly available information concerning other publicly traded corporations that are comparable to Navios Acquisition;

•	such other analyses and examinations as we have deemed necessary or appropriate; and

•

such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also had discussions with certain members of management of Navios Midstream and Navios Acquisition to review the foregoing, as well as other matters we believed relevant to the inquiry.

In arriving at its opinion, Piper Jaffray assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Piper Jaffray by or on behalf of Navios Midstream or Navios Acquisition. Piper Jaffray was not engaged to verify, and has not, independently verified any information provided to it by or on behalf of Navios Midstream or Navios Acquisition (including the information that formed a substantial basis for Piper Jaffray’s opinion), has not assumed any responsibility to verify, assumes no liability for, and expresses no opinion on, any such information, and Piper Jaffray has assumed, without independent verification, that neither Navios Midstream nor Navios Acquisition is aware of any information prepared by it or its advisors that might be material to Piper Jaffray’s opinion that has not been provided to Piper Jaffray. Piper Jaffray assumed, without any independent verification, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Navios Midstream and Navios Acquisition are as set forth in their respective financial statements or as otherwise provided to Piper Jaffray, (ii) the financial statements of Navios Midstream and Navios Acquisition provided to Piper Jaffray present fairly the results of operations, cash flows and financial condition of Navios Midstream and Navios Acquisition for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied, except as Piper Jaffray has otherwise been informed, (iii) the forecasts for Navios Midstream and Navios Acquisition were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Navios Midstream’s and Navios Acquisition’s senior management as to the future performance of Navios Midstream and Navios Acquisition, and Piper Jaffray has relied, without independent verification, upon such forecasts in the preparation of its opinion, although Piper Jaffray expresses no opinion with respect to the forecasts or any judgments, estimates, assumptions or basis on which they were based, and Piper Jaffray assumed, without independent verification, that the forecasts provided by Navios Midstream’s and Navios Acquisition’s management will be realized in the amounts and on the time schedule contemplated, (iv) the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement without any amendment and without waiver by any party of any of the conditions to their obligations thereunder, (v) the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, (vi) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Merger have been, or will be, obtained without the need for any divestitures or other changes to the Preferred Stock Consideration, or other financial terms of the Merger or that

49

would otherwise materially affect Navios Midstream or Navios Acquisition, or Piper Jaffray’s analysis, (vii) all holders of Navios Midstream Common Units elect the Preferred Stock Consideration and no shares of Common Stock are issued in the Merger and (viii) any post-closing adjustments contemplated by the Merger Agreement will not affect the Preferred Stock Consideration, or Piper Jaffray’s analysis of the Merger.

Piper Jaffray does not provide accounting, tax or legal advice and therefore has not expressed an opinion on such matters as they relate to the Merger. In conducting its review, Piper Jaffray has not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of Navios Midstream or Navios Acquisition nor has Piper Jaffray made a physical inspection of the properties or facilities of Navios Midstream or Navios Acquisition. Piper Jaffray has not considered any potential adjustments, other than those contemplated by the Merger Agreement, to the Preferred Stock Consideration, as part of its analysis. In each case, Piper Jaffray has made the assumptions and taken the actions or inactions described in the opinion with the knowledge and consent of the Navios Midstream Conflicts Committee.

Piper Jaffray’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of the opinion, and does not predict or take into account any changes which may occur, or information which may become available, after that date. Furthermore, Piper Jaffray expressed no opinion as to the price or trading range at which any of Navios Midstream’s and Navios Acquisition’s securities (including Navios Midstream Common Units and Navios Acquisition Common Stock) will trade following the date of the opinion or as to the effect of the Merger on such price or trading range, or any earnings or ownership dilutive impact, if any, that may result from the issuance of Navios Acquisition Common Stock upon conversion of the Preferred Stock Consideration. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of Navios Midstream Common Units and Navios Acquisition Common Stock by stockholders and unitholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Navios Midstream or Navios Acquisition or in Navios Midstream’s or Navios Acquisition’s industries, (v) adverse changes in oil, natural gas, natural gas liquids or other commodity prices, (vi) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities and (vii) timely completion of the Merger on terms and conditions that are acceptable to each party.

Piper Jaffray’s opinion was only one of many factors considered by the Navios Midstream Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the members of the Navios Midstream Conflicts Committee with respect to the Merger, the Preferred Stock Consideration or the Common Stock Consideration. Set forth below is a summary of the material financial analyses reviewed by Piper Jaffray with the Navios Midstream Conflicts Committee on October 7, 2018, in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Piper Jaffray. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Piper Jaffray. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 7, 2018, and is not necessarily indicative of subsequent or current market conditions.

Merger Analysis

To evaluate the Merger and the Preferred Stock Consideration, Piper Jaffray performed certain financial analyses to derive an implied per unit range of values for Navios Midstream Common Units, including but not limited to (i) a discounted cash flow analysis, (ii) comparable partnership trading analysis, (iii) a selected comparable maritime precedent transactions analysis, (iv) a selected comparable premiums paid analysis and (iv) a precedent preferred transaction analysis. Piper Jaffray performed its analysis utilizing the financial projections for Navios Midstream provided by Navios Midstream management (a) based on the base case, which

50

are referred to in this section as “Navios Midstream Forecast — Base Case” and (b) based on the sensitivity case, which are referred to in this section as “Navios Midstream Forecast — Sensitivity Case.” The Navios Midstream Forecast — Base Case and the Navios Midstream Forecast — Sensitivity Case are collectively referred to in this section as the “Navios Midstream Forecasts.”

After conversations with Navios Midstream management, the Navios Midstream Forecast — Base Case was adjusted by Piper Jaffray by reducing the unsecured charter rates and the number of days of operation for each vessel with unsecured charters to create the Navios Midstream Forecast — Sensitivity Case.

Piper Jaffray also performed certain financial analyses to derive an implied per unit range of values for Navios Acquisition Common Stock, including but not limited to (i) a discounted cash flow analysis, (ii) a comparable company trading analysis and (iii) a selected comparable maritime precedent transactions analysis. Piper Jaffray performed its analysis utilizing the financial projections for Navios Acquisition provided by Navios Acquisition management (a) based on the base case, which are referred to in this section as “Navios Acquisition Forecast — Base Case” and (b) based on the sensitivity case, which are referred to in this section as “Navios Acquisition Forecast — Sensitivity Case.” The Navios Acquisition Forecast — Base Case and the Navios Acquisition Forecast — Sensitivity Case are collectively referred to in this section as the “Navios Acquisition Forecasts.”

After conversations with Navios Acquisition management, the Navios Acquisition Forecast — Base Case was adjusted by Piper Jaffray by reducing the unsecured charter rates and the number of days of operation for each vessel with unsecured charters to create the Navios Acquisition Forecast — Sensitivity Case.

Analysis of Navios Midstream

Discounted Cash Flow Analysis

Piper Jaffray performed an indicative discounted cash flow analysis of Navios Midstream based on the implied present value of Navios Midstream’s estimated future net cash flows. Piper Jaffray calculated Navios Midstream’s estimated future net cash flows based on the Navios Midstream Forecasts.

Piper Jaffray calculated the implied per unit value range for the Navios Midstream Common Units by utilizing a range of discount rates with a mid-point based on Navios Midstream’s Long Term Cost of Capital, as estimated by Piper Jaffray based on Navios Midstream’s current yield, projected long-term cost of debt and long-term distribution growth rates, Navios Midstream’s projected unlevered free cash flows for calendar year 2018 through calendar year 2022 and terminal values as of December 31, 2022 based on a range of EBITDA exit multiples. Piper Jaffray assumed a range of discount rates from 9.5% to 15.5% and a range of earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) terminal multiples from 4.0x to 6.0x.

The discounted cash flow analysis based on the implied present value of cash flows in the Navios Midstream Forecasts indicated a value range of $0.00 to $3.50 per Navios Midstream Common Unit

Comparable Partnership Trading Analysis

In order to assess how the public market values equity units of similar publicly traded diversified Master Limited Partnerships (which we refer to as “MLPs”), Piper Jaffray reviewed and compared specific financial data relating to Navios Midstream to that of a group of selected MLPs that Piper Jaffray deemed to have similar business and industry characteristics as Navios Midstream. The publicly traded MLPs that Piper Jaffray deemed to have similar characteristics to those of Navios Midstream for the purposes of its analysis were the following:

•	Capital Product Partners, L.P.

•	Navios Maritime Partners LP
•	KNOT Offshore Partners LP

•	Teekay Offshore Partners LP

51

None of the selected publicly traded MLPs are identical or directly comparable to Navios Midstream. No specific numeric or other similar criteria were used to select the MLPs and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.

As part of its analysis, Piper Jaffray calculated and analyzed (i) the ratios of enterprise value (which we refer to as “EV”) to estimated 2019 and 2020 EBITDA for the selected publicly traded MLPs and (ii) the ratios of the EV to estimated 2019 and 2020 EBITDA for Navios Midstream. Piper Jaffray calculated all multiples based on closing unit prices as of September 25, 2018 for each respective MLP. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing Navios Midstream’s peers to determine the value of the Navios Midstream Common Units in this circumstance.

The financial data for the selected publicly traded MLPs were based on publicly available filings and financial projections provided by Wall Street equity research. Navios Midstream’s projected financial metrics for 2019 and 2020 were set forth in the Navios Midstream Forecasts.

The low, median and high EV to estimated 2019 EBITDA multiples of the comparable MLPs were 5.2x, 6.1x and 9.0x, respectively. The low, mean, median and high EV to estimated 2020 EBITDA multiples of the comparable MLPs were 4.0x, 5.8x and 7.3x, respectively.

Piper Jaffray then applied this range of multiples to estimated 2019 and 2020 EBITDA for Navios Midstream in accordance with the Navios Midstream Forecasts and averaged the results for 2019 and 2020. This analysis indicated a value range of $3.00 to $11.00 per Navios Midstream Common Unit.

Selected Comparable Precedent Transactions Analysis

Piper Jaffray reviewed and compared implied data for the following selected transactions involving target companies or partnerships that Piper Jaffray deemed to have similar business and industry characteristics as Navios Midstream to derive an implied range of values for the Navios Midstream Common Units. Piper Jaffray selected and reviewed data for the following selected transactions, which occurred since October 2014:

Date	Buyer(s)	Seller(s)
3/26/18	Navios Midstream	Navios Acquisition
12/21/17	Euronav NV	Gener8 Maritime Inc.
07/27/17	Teekay Offshore Partners LP	Brookfield Business Partner
06/30/17	Vitol Netherlands BV	AS Latvijas Kugnieciba
05/31/17	Teekay Tankers Ltd.	Tanker Investments Ltd.
05/23/17	Scorpio Tankers	Navig8 Product Tankers Inc.
09/04/15	Saverco NV	CMB NV
07/02/15	Frontline Ltd. / Bermuda	Frontline 2012 Ltd.
06/17/15	Navios Midstream	Navios Acquisition
12/23/14	Jeil Holdings Co., Ltd.	Pan Ocean Co., Ltd.
11/14/14	Matson Inc.	Matson Alaska Inc.
10/07/14	Knightsbridge Shipping Ltd.	Golden Ocean Group Ltd.

None of the selected transactions or the selected companies or partnerships that were involved in the selected transactions were directly comparable to the Merger or Navios Midstream. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of Navios Midstream and the companies or partnerships involved in the comparable precedent transactions analysis, as well as other facts that could affect their transaction values.

Multiples for the selected transactions were based on publicly available information. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most

52

relevant valuation metric when analyzing precedent transactions to determine the value of Navios Midstream in this circumstance.

Piper Jaffray reviewed the historical EBITDA multiples paid in the selected transactions and derived low, median and high multiples of EV to EBITDA of 2.0x, 6.8x and 19.2x, respectively. Piper Jaffray then applied this range of selected multiples to estimated 2019 EBITDA for Navios Midstream in accordance with the Navios Midstream Forecasts and calculated the implied equity value per Navios Midstream Common Unit which indicated a value range of $6.25 to $14.00 per Navios Midstream Common Unit.

Premiums Paid Analysis

Piper Jaffray reviewed selected publically available information for valuation of Navios Midstream common units based on historical premiums paid in MLP unit-for-unit, stock-for-unit and cash/stock-for-unit transactions. Piper Jaffray considered that historically MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of (8.0%) to 36.3% premium to one-day trailing price and a median premium of 6.7%. Additionally, when reviewing MLP acquisitions, representing transactions in which the acquirer EV is greater than two times the EV of the target, premiums have varied widely based on specific considerations with respect to each transaction, with a range of (8.0%) to 20.8% premium to one-day trailing price and a median premium of 4.1%. Piper Jaffray noted that none of the selected transactions or the selected partnerships or companies that participated in the selected transactions were directly comparable to the transaction or Navios Midstream. The selected transactions were as follows:

			Transaction			Premium
Announce Date	Acquirer	Target	Consideration	Market Cap	Transaction Value	1-Day	10-Day	30-Day
9/19/2018	Dominion Energy	Dominion Energy Midstream Partners LP	Stock-for-Unit	$46,168.9	$1,762.0	(1.8%)	1.9%	8.6%
8/1/2018	Energy Transfer Equity	Energy Transfer Partners LP	Stock-for-Unit	$21,272.0	$27,492.3	14.0%	17.7%	26.2%
5/17/2018	Enbridge Energy Co, Inc.	Enbridge Energy Management LLC	Stock-for-Unit	$987.6	$762.6	0.8%	12.3%	(1.0%)
5/17/2018	Enbridge Energy Co, Inc.	Enbridge Energy Partners LP	Stock-for-Unit	$4,644.0	$14,832.2	0.8%	13.0%	(4.9%)
5/17/2018	Enbridge Energy Co, Inc.	Spectra Energy Partners LP	Stock-for-Unit	$16,049.0	$2,706.9	0.8%	5.9%	(5.5%)
5/16/2018	Cheniere Energy Inc.	Cheniere Energy Partners LP	Stock-for-Unit	$6,473.0	$1,015.4	6.7%	5.1%	7.4%
3/26/2018	Tallgrass Energy LP	Tallgass Energy Partners LP	Stock-for-Unit	$3,170.3	$3,273.2	0.5%	(9.5%)	(10.1%)
2/8/2018	Nustar Energy LP	Nustar GP Holdings LLC	Stock-for-Unit	$562.7	$782.4	1.7%	(7.3%)	5.8%
1/2/2018	Archrock, Inc.	Archrock Partners, L.P.	Stock-for-Unit	$1,074.0	$1,987.2	17.5%	18.7%	19.9%
11/1/2017	American Midstream Partners LP	Southcross Energy Partners LP	Unit-for-Unit	$125.3	$48.0	4.4%	9.6%	(7.5%)
8/29/2017	Zenith Energy US LP	Arc Logistics Partners LP	Cash	$321.3	$659.4	15.2%	13.1%	6.8%
8/14/2018	Andeavor Logistics LP	Western Refining Logistcs LP	Unit-for-Unit	$1,500.1	$1,853.3	6.4%	(2.6%)	(2.6%)
4/4/2017	World Point Terminals Inc.	World Point Terminals, LP	Cash	$599.6	$165.0	5.8%	7.1%	3.2%
5/18/2017	Energy Transfer Partners LP	PennTex Midstream Partners LP	Cash	$677.9	$433.1	18.0%	22.9%	18.8%
3/2/2018	VTTI BV	VTTI Energy Partners LP	Cash	$888.7	$1,169.1	5.7%	4.8%	6.6%
2/1/2017	ONEOK Inc.	ONEOK Partners, LP	Stock-for-Unit	$12,330.0	$17,515.4	23.3%	21.2%	23.7%
1/26/2017	Enbridge Energy Co, Inc.	Midcoast Energy Partners LP	Cash	$367.6	$170.2	(8.0%)	4.6%	15.9%
11/21/2016	Sunoco Logistics Partners LP	Energy Transfer Partners LP	Stock-for-Unit	$8,111.1	$15,566.3	0.2%	(4.4%)	(5.2%)
10/24/2016	American Midstream Partners LP	JP Energy Partners LP	Unit-for-Unit	$278.1	$1,578.1	12.2%	11.6%	9.9%
3/17/2016	TransCanada Corporation	Columbia Pipeline Group, Inc.	Cash	$9,400.3	$14,035.8	10.9%	29.2%	46.0%
9/26/2016	TransCanada Corporation	Columbia Pipeline Partners LP	Cash	$1,429.2	$8,902.5	11.1%	18.6%	25.8%
8/1/2016	Transocean Ltd.	Transocean Partners LLC	Stock-for-Unit	$820.0	$267.2	20.8%	11.2%	1.7%
5/31/2016	SemGroup Corporation	Rose Rock Midstream LP	Stock-for-Unit	$950.4	$391.5	0.0%	6.2%	39.0%
11/3/2015	Targa Resources Corp.	Targa Resources Partners LP	Stock-for-Unit	$5,600.9	$14,107.2	18.4%	16.5%	14.9%
10/26/2015	Western Refining Inc.	Northern Tier Energy LP	Cash/Stock-for-Unit	$2,411.8	$1,855.0	7.6%	3.9%	8.2%
7/13/2015	MPLX LP	MarkWest Energy Partners LP	Unit-for-Unit	$13,031.0	$15,715.9	36.3%	42.1%	32.0%

53

			Transaction			Premium
Announce Date	Acquirer	Target	Consideration	Market Cap	Transaction Value	1-Day	10-Day	30-Day
10/13/2014	Targa Resource Partners LP	Atlas Pipeline Partners LP	Unit-for-Unit	$2,763.0	$5,165.0	15.0%	6.2%	4.7%
10/1/2014	Enterprise Products Partners LP	Oiltanking Partners LP	Unit-for-Unit	$4,099.8	$5,680.9	3.9%	(2.5%)	4.9%
Median				$1,500.1	$1,855.0	6.7%	9.6%	6.8%
Acqusition¹ Median				$1,243.8	$898.9	4.1%	6.1%	3.2%

Based on the relevant median premiums, Piper Jaffray calculated implied value reference ranges for Navios Midstream common units of $3.01 to $3.19 per Navios Midstream Common Unit.

Precedent Preferred Transactions Analysis

Piper Jaffray reviewed selected publically available information for valuation of Navios Midstream Common Units based on historical premiums paid in issuances of similarly structured preferred stock, stock with a liquidation preference and mostly common stock features. Piper Jaffray considered that historically premiums related to this type of preferred issuances have varied widely based on specific considerations with respect to each transaction, with a range of (40.0%) to 20% premium and a median premium of (25%). Piper Jaffray noted that none of the selected transactions or the selected partnerships or companies that participated in the selected transactions were directly comparable to the transaction or Navios Midstream. The selected transactions were as follows:

Pricing Date	Ticker Symbol	Company	Deal Value USD (m)	Market Cap ($M)	Deal Value / Market Cap%	Coupon	Premium (Conv)
08/27/18	FCEL	FuelCell Energy Inc	$27.0	$106.0	25%	0%	20%
05/10/18	AMDA	Amedica Corp	15.0	10.0	150%	0%	(40%)
02/14/18	AVGR	Avinger Inc	18.0	88.0	20%	0%	(25%)
08/11/17	ETRM	EnteroMedics Inc	20.0	27.0	74%	0%	(31%)
06/06/17	CTIC	CTI BioPharma Corp	45.0	115.0	39%	0%	(28%)
05/26/17	TRIL	Trillium Therapeutics Inc	16.0	54.0	30%	0%	(8%)
04/07/17	CBIO	Catalyst Biosciences Inc	13.0	12.0	108%	0%	(40%)
01/18/17	ETRM	EnteroMedics Inc	13.0	52.0	25%	0%	(40%)
12/19/16	RNVA	Rennova Health Inc	12.0	8.0	150%	0%	(31%)
12/19/16	PLUG	Plug Power Inc	17.0	238.0	7%	0%	17%
12/16/15	SNSS	Sunesis Pharmaceuticals Inc	17.0	71.0	24%	0%	(3%)
10/27/15	CTIC	CTI BioPharma Corp	50.0	322.0	16%	0%	(26%)
05/27/15	NURO	NEUROMetrix Inc	15.0	10.0	150%	0%	(1%)
11/07/14	CTIC	CTI BioPharma Corp	35.0	343.0	10%	0%	(15%)
09/18/14	ONTY	Oncothyreon Inc	20.0	162.0	12%	0%	0%
12/16/13	CBMX	CombiMatrix Corp	12.0	15.0	80%	0%	(34%)
06/20/12	CYTK	Cytokinetics Inc	17.0	62.0	27%	0%	(5%)
Mean:			$21.3	$99.7	56%	0%	(17%)
Median:			$17.0	$62.0	27%	0%	(25%)

Based on the relevant median premiums, Piper Jaffray calculated implied value reference ranges for Navios Midstream common units of $2.15 to $2.50 per Navios Midstream Common Unit.

Analysis of Navios Acquisition

Discounted Cash Flow Analysis

Piper Jaffray performed an indicative discounted cash flow analysis of Navios Acquisition based on the implied present value of Navios Acquisition’s estimated future net cash flows. Piper Jaffray calculated Navios Acquisition’s estimated future net cash flows based on the Navios Acquisition Forecasts.

54

Piper Jaffray calculated the implied per unit value range for the Navios Acquisition Common Stock by utilizing a range of discount rates with a mid-point based on Navios Acquisition’s weighted average cost of capital (which we refer to as “WACC”), as estimated by Piper Jaffray based on the capital asset pricing model (which we refer to as “CAPM”), Navios Acquisition’s projected unlevered free cash flows for calendar year 2018 through calendar year 2022, and terminal values as of December 31, 2022 based on a range of EBITDA exit multiples. Piper Jaffray assumed a range of discount rates from 14.0% to 20.0% and a range of EBITDA terminal multiples from 4.0x to 6.0x.

The discounted cash flow analysis based on the implied present value of cash flows in the Navios Acquisition Forecasts indicated a value range of $0.00 to $1.00 per Navios Acquisition Common Stock.

Comparable Company Trading Analysis

In order to assess how the public market values equity units of similar publicly traded companies, Piper Jaffray reviewed and compared specific financial data relating to Navios Acquisition to that of a group of selected companies that Piper Jaffray deemed to have similar business and industry characteristics as Navios Acquisition. The publicly traded companies that Piper Jaffray deemed to have similar characteristics to those of Navios Acquisition for the purposes of its analysis were the following:

• Ardmore Shipping Corporation	• Costamare Inc.

• Danaos Corporation	• DHT Holdings Inc.

• Euronav NV	• Frontline Ltd.

• GasLog Ltd.	• Genco Shipping & Trading Limited

• International Seaways, Inc.	• Navios Maritime Holdings, Inc.

• Nordic American Tankers Limited	• Odfjell SE

• Safe Bulkers, Inc.	• Scorpio Tankers Inc.

• Star Bulk Carriers Corp.	• Teekay Tankers Ltd.

• Torm PLC	• Tsakos Energy Navigation Limited

• Wisdom Marine Lines Co., Limited

None of the selected publicly traded companies are identical or directly comparable to Navios Acquisition. No specific numeric or other similar criteria were used to select the companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.

As part of its analysis, Piper Jaffray calculated and analyzed (i) the ratios of EV to estimated 2019 and 2020 EBITDA for the selected publicly traded companies and (ii) the ratios of the EV to estimated 2019 and 2020 EBITDA for Navios Acquisition. Piper Jaffray calculated all multiples based on closing unit prices as of September 25, 2018 for each respective company. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing Navios Acquisition’s peers to determine the value of Navios Acquisition in this circumstance.

The financial data for the selected publicly traded companies were based on publicly available filings and financial projections provided by Wall Street equity research. Navios Acquisition’s projected financial metrics for 2019 and 2020 were set forth in Navios Acquisition’s Forecasts.

The low, median and high EV to estimated 2019 EBITDA multiples of the comparable MLPs were 3.5x, 7.5x and 10.8x, respectively. The low, median and high EV to estimated 2020 EBITDA multiples of the comparable MLPs were 2.9x, 5.2x and 10.0x, respectively.

55

Piper Jaffray then applied this range of multiples to estimated 2019 and 2020 EBITDA for Navios Acquisition in accordance with the Navios Acquisition Forecasts and averaged the results for 2019 and 2020. This analysis indicated a value range of $0.00 to $1.50 per Navios Acquisition Common Stock.

Selected Comparable Precedent Transactions Analysis

Piper Jaffray reviewed and compared implied data for the following selected transactions, which occurred since October 2014, involving target companies or partnerships that Piper Jaffray deemed to have similar business and industry characteristics as Navios Acquisition:

Date	Buyer(s)	Seller(s)
3/26/18	Navios Midstream	Navios Acquisition
12/21/17	Euronav NV	Gener8 Maritime Inc.
07/27/17	Teekay Offshore Partners LP	Brookfield Business Partner
06/30/17	Vitol Netherlands BV	AS Latvijas Kugnieciba
05/31/17	Teekay Tankers Ltd.	Tanker Investments Ltd.
05/23/17	Scorpio Tankers	Navig8 Product Tankers Inc.
09/04/15	Saverco NV	CMB NV
07/02/15	Frontline Ltd. / Bermuda	Frontline 2012 Ltd.
06/17/15	Navios Midstream	Vessels Acquisition from NNA
12/23/14	Jeil Holdings Co., Ltd.	Pan Ocean Co., Ltd.
11/14/14	Matson Inc.	Matson Alaska Inc.
10/07/14	Knightsbridge Shipping Ltd.	Golden Ocean Group Ltd.

None of the selected transactions or the selected companies or partnerships that were involved in the selected transactions were directly comparable to the Merger or Navios Acquisition. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of Navios Acquisition and the companies or partnerships involved in the comparable precedent transactions analysis, as well as other facts that could affect their transaction values.

Multiples for the selected transactions were based on publicly available information. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing precedent transactions to determine the value of Navios Acquisition in this circumstance.

Piper Jaffray reviewed the historical EBITDA multiples paid in the selected transactions and derived low, median and high multiples of EV to EBITDA of 2.0x, 6.8x and 19.2x, respectively. Piper Jaffray then applied this range of multiples to estimated 2019 EBITDA for Navios Acquisition in accordance with the Navios Acquisition Forecasts. This analysis indicated a value range of $0.00 to $2.00 per Navios Acquisition Common Stock.

Analysis of the Combined Company

Piper Jaffray also performed certain financial analyses to derive an implied per share range of values, assuming the transaction is executed per the terms outlined in the Merger Agreement, for the Preferred Stock Consideration, including but not limited to (i) a discounted cash flow analysis, (ii) comparable partnership trading analysis and (iii) a selected comparable maritime precedent transactions analysis. Piper Jaffray performed its analysis utilizing the financial projections for Navios Midstream and Navios Acquisition provided by Navios Midstream and Navios Acquisition management (a) based on the base case, which are referred to in this section as “Pro Forma Navios Acquisition Forecast — Base Case” and (b) based on the sensitivity case, which are referred to in this section as “Pro Forma Navios Acquisition Forecast — Sensitivity Case.” The Pro Forma Navios Acquisition Forecast — Base Case and the Pro-Forma Navios Acquisition Forecast — Sensitivity Case are collectively referred to in this section as the “Pro Forma Navios Acquisition Forecasts.”

56

After conversations with Navios Midstream and Navios Acquisition management, the Pro Forma Navios Acquisition Forecast — Base Case was adjusted by Piper Jaffray by reducing the unsecured charter rates and the number of days of operation for each vessel with unsecured charters to create the Pro Forma Navios Acquisition Forecast — Sensitivity Case.

As the Preferred Stock Consideration has liquidation preference, Piper Jaffray assumed downside protection at any implied value less than the 5-day volume-weighted average price of Navios Midstream common units as of October 4, 2018. All other values were calculated on an as converted basis at the Conversion Rate.

Discounted Cash Flow Analysis

Piper Jaffray performed an indicative discounted cash flow analysis of the combined company based on the implied present value of the combined company’s estimated future net cash flows. Piper Jaffray calculated Navios Acquisition’s estimated future net cash flows based on the Pro Forma Navios Acquisition Forecasts.

Piper Jaffray calculated the implied per share value range for the Navios Acquisition Series E Preferred Stock (on an as-converted to Navios Acquisition Common Stock basis) and Common Stock by utilizing a range of discount rates with a mid-point based on Navios Acquisition’s WACC, as estimated by Piper Jaffray based on the CAPM, the combined company’s projected unlevered free cash flows for calendar year 2018 through calendar year 2022, and terminal values as of December 31, 2022 based on a range of EBITDA exit multiples. Piper Jaffray assumed a range of discount rates from 14.0% to 20.0% and a range of EBITDA terminal multiples from 4.0x to 6.0x.

The discounted cash flow analysis based on the implied present value of cash flows in the Pro Forma Navios Acquisition Forecasts indicated a value range of $3.00 to $5.50 per share of Navios Acquisition Series E Preferred Stock.

Comparable Company Trading Analysis

In order to assess how the public market values equity units of similar publicly traded companies, Piper Jaffray reviewed and compared specific financial data relating to the combined company to that of a group of selected companies that Piper Jaffray deemed to have similar business and industry characteristics as the combined company. The publicly traded companies that Piper Jaffray deemed to have similar characteristics to those of Navios Acquisition for the purposes of its analysis were the following:

• Ardmore Shipping Corporation	• Costamare Inc.

• Danaos Corporation	• DHT Holdings Inc.

• Euronav NV	• Frontline Ltd.

• GasLog Ltd.	• Genco Shipping & Trading Limited

• International Seaways, Inc.	• Navios Maritime Holdings, Inc.

• Nordic American Tankers Limited	• Odfjell SE

• Safe Bulkers, Inc.	• Scorpio Tankers Inc.

• Star Bulk Carriers Corp.	• Teekay Tankers Ltd.

• Torm PLC	• Tsakos Energy Navigation Limited

• Wisdom Marine Lines Co., Limited

None of the selected publicly traded companies are identical or directly comparable to the combined company. No specific numeric or other similar criteria were used to select the companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.

57

As part of its analysis, Piper Jaffray calculated and analyzed (i) the ratios of EV to estimated 2019 and 2020 EBITDA for the selected publicly traded companies and (ii) the ratios of the EV to estimated 2019 and 2020 EBITDA for the combined company. Piper Jaffray calculated all multiples based on closing unit prices as of September 25, 2018 for each respective company. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing the combined company’s peers to determine the value of the combined company in this circumstance.

The financial data for the selected publicly traded companies were based on publicly available filings and financial projections provided by Wall Street equity research. The combined company’s projected financial metrics for 2019 and 2020 were set forth in Pro Forma Navios Acquisition’s Forecasts.

The low, median and high EV to estimated 2019 EBITDA multiples of the comparable MLPs were 3.5x, 7.5x and 10.8x, respectively. The low, median and high EV to estimated 2020 EBITDA multiples of the comparable MLPs were 2.9x, 5.2x and 10.0x, respectively.

Piper Jaffray then applied this range of multiples to estimated 2019 and 2020 EBITDA for the combined company in accordance with the Pro Forma Navios Acquisition Forecasts and averaged the results for 2019 and 2020. This analysis indicated a value range of $3.00 to $11.50 per share of Navios Acquisition Preferred Stock.

Selected Comparable Precedent Transactions Analysis

Piper Jaffray reviewed and compared implied data for the following selected transactions, which occurred since October 2014, involving target companies or partnerships that Piper Jaffray deemed to have similar business and industry characteristics as the combined company:

Date	Buyer(s)	Seller(s)
3/26/18	Navios Midstream	Navios Acquisition
12/21/17	Euronav NV	Gener8 Maritime Inc.
07/27/17	Teekay Offshore Partners LP	Brookfield Business Partner
06/30/17	Vitol Netherlands BV	AS Latvijas Kugnieciba
05/31/17	Teekay Tankers Ltd.	Tanker Investments Ltd.
05/23/17	Scorpio Tankers	Navig8 Product Tankers Inc.
09/04/15	Saverco NV	CMB NV
07/02/15	Frontline Ltd. / Bermuda	Frontline 2012 Ltd.
06/17/15	Navios Midstream	Vessels Acquisition from NNA
12/23/14	Jeil Holdings Co., Ltd.	Pan Ocean Co., Ltd.
11/14/14	Matson Inc.	Matson Alaska Inc.
10/07/14	Knightsbridge Shipping Ltd.	Golden Ocean Group Ltd.

None of the selected transactions or the selected companies or partnerships that were involved in the selected transactions were directly comparable to the Merger or the combined company. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of the combined company and the companies or partnerships involved in the comparable precedent transactions analysis, as well as other facts that could affect their transaction values.

Multiples for the selected transactions were based on publicly available information. Piper Jaffray utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing precedent transactions to determine the value of the combined company in this circumstance.

Piper Jaffray reviewed the historical EBITDA multiples paid in the selected transactions and derived low, median and high multiples of EV to EBITDA of 2.0x, 6.8x and 19.2x, respectively. Piper Jaffray then applied

58

this range of multiples to estimated 2019 EBITDA for Navios Acquisition in accordance with the Navios Acquisition Forecasts. This analysis indicated a value range of $3.00 to $14.00 per share of Navios Acquisition Preferred Stock.

Implied Merger Consideration Per Navios Midstream Common Unit

Piper Jaffray used implied Navios Midstream Common Unit valuation ranges and implied Navios Acquisition valuation ranges to create common stock (on an as converted basis)-for-unit exchange ratio ranges. Piper Jaffray compared the low value of Navios Midstream to the low Value of Navios Acquisition and the high value of Navios Midstream to the high value of Navios Acquisition for each of the various valuation methodologies utilized to value Navios Midstream and Navios Acquisition. Piper Jaffray set the low end of the valuation range for Navios Midstream Common Units and Navios Acquisition Common Stock to $0.25 per unit/share for the purpose of this analysis when the implied value was less than $0.25 per unit/share. Piper Jaffray compared these common-for-common exchange ratios to the proposed Conversion Rate:

	Low	High
DCF	1.0x	6.0x
Comparable Companies	7.3x	12.0x
Precedent Transactions	7.0x	25.0x
Preferred Stock Consideration	5.1x	5.1x

Piper Jaffray notes the exchange ratios presented above represent common-for-common exchanges while the Preferred Stock (on an as-converted basis) Consideration represents a preferred-for-common exchange.

General

The foregoing summary of material financial analyses performed by Piper Jaffray does not purport to be a complete description of the analyses or data presented by Piper Jaffray to the Navios Midstream Conflicts Committee. In connection with the review of the Merger by the Navios Midstream Conflicts Committee, Piper Jaffray performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Piper Jaffray’s opinion. In arriving at its opinion, Piper Jaffray considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Piper Jaffray made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Piper Jaffray may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Piper Jaffray’s view of the value of Navios Midstream or Navios Acquisition. No company or partnership used in the above analyses is directly comparable to Navios Midstream or Navios Acquisition, and no precedent transaction used is directly comparable to the Merger. Further, Piper Jaffray’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or partnerships, or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Navios Midstream or Navios Acquisition.

Piper Jaffray prepared these analyses for the purpose of providing an opinion to the Navios Midstream Conflicts Committee as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Navios Midstream Public Units, of the Preferred Stock Consideration, to be issued in the Merger and did not constitute a recommendation of the Merger to Navios Midstream or a recommendation to any holder of Navios Midstream common units as to how that holder should vote on any matters relating to the Merger. These

59

analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Piper Jaffray’s analyses are inherently subject to substantial uncertainty, and Piper Jaffray assumes no responsibility if future results are materially different from those forecasted in such estimates. The Preferred Stock Consideration was determined through arm’s length negotiations and was approved by the Navios Midstream Conflicts Committee and by the Navios Midstream Board. Piper Jaffray did not recommend any specific consideration to the Navios Midstream Conflicts Committee or indicate that any given consideration constituted the only appropriate consideration.

The Navios Midstream Conflicts Committee agreed to cause Navios Midstream to pay to Piper Jaffray $600,000, which became payable upon delivery of Piper Jaffray’s opinion and which was not contingent upon the conclusions of Piper Jaffray’s opinion or the consummation of the Merger. Additionally, the Navios Midstream Conflicts Committee agreed to cause Navios Midstream to pay to Piper Jaffray $250,000, which will become payable upon closing of the Merger. Navios Midstream has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses incurred in connection with its engagement and have agreed to indemnify and hold Piper Jaffray and its affiliates and their respective directors, officers, partners, employees, agents and controlling persons, harmless from and against any losses, claims, damages and liabilities relating to, arising out of or in connection with Piper Jaffray’s opinion, the Merger, Piper Jaffray’s engagement and actions taken or omitted in connection therewith.

Piper Jaffray is a full service securities firm. In the ordinary course of business, Piper Jaffray (itself or through one or more of its affiliates) may from time to time provide investment banking, advisory, brokerage and other services to clients (or affiliates of clients) that may be competitors or suppliers to, or customers or security holders of, Navios Midstream or Navios Acquisition, or to any other party that may be involved in the Merger, or that may otherwise participate or be involved in the same or a similar business or industry as Navios Midstream or Navios Acquisition. In addition, Piper Jaffray (or any of its affiliates) may from time to time hold or trade the securities of Navios Midstream and Navios Acquisition for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Certain accounts over which Piper Jaffray (or any of its affiliates) has discretion, as well as mutual funds for which any affiliate of Piper Jaffray serves as investment advisor, own securities issued by Navios Midstream and Navios Acquisition. Piper Jaffray may also prepare equity analyst research reports from time to time regarding Navios Midstream and Navios Acquisition. Piper Jaffray may also serve as a market maker in the publicly traded securities of Navios Midstream and Navios Acquisition.

Over the two years prior to the date of its opinion, Piper Jaffray did not provide investment banking services to, and did not receive any investment banking fees from, the Navios Midstream Conflicts Committee, Navios Midstream or Navios Acquisition. Piper Jaffray’s opinion was approved by its Opinion Committee, none of the members of which was involved in providing financial advisory services on Piper Jaffray’s behalf to the Navios Midstream Conflicts Committee, Navios Midstream or Navios Acquisition in connection with the Merger.

Reasons for the Approval of the Navios Acquisition Board

On October 7, 2018, the Navios Acquisition Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, the adoption of the Series E Certificate of Designation, the issuance of the Common Stock Consideration and the issuance of Preferred Stock Consideration, are in the best interests of Navios Acquisition and its stockholders. The Navios Acquisition Board approved and declared advisable the Merger Agreement, the Series E Certificate of Designation, the issuance of the Common Stock Consideration and the issuance of Preferred Stock Consideration.

60

The Navios Acquisition Board considered many factors in making its determination. The Navios Acquisition Board consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination:

•	The Merger is expected to result in a simplified capital and organizational structure which will in turn streamline governance and reduce complexity for investors.

•

The Merger is expected to result in enhanced liquidity for holders of Navios Acquisition Common Stock who will benefit from the larger market capitalization (in excess of $100 million) of the combined entity.

•

Navios Acquisition’s expectation that the increased size of the combined entity will enhance its ability to finance growth and strategic opportunities, while at the same time reducing the cost of capital.

•

The combined entity is expected to have an improved credit profile by virtue of a stronger balance sheet and the fact that retained cash flow may be used for purposes of deleveraging and expansion. In this regard, it is expected that the Merger will reduce the combined entity’s pro forma leverage and interest coverage by approximately 33% and 44%, respectively.

•

Navios Acquisition’s expectation that the Merger will result in (i) approximately $250 million of additional long-term contracted revenue, (ii) approximately $46 million in additional expected EBITDA for 2019[1], and (iii) approximately $30 million in additional excepted free cash flow for 2019[2], with $74 million of pro forma cash as of June 30, 2018.

•

The combined entity will have a broader asset base of 43[3] vessels capable of generating increased profitability from a recovering tanker market, which is consistent with Navios Acquisition’s strategy of investing and operating through the cycle.

•	Navios Acquisition’s expectation that the Merger will result in expected annual cost savings with respect to general and administrative expenses of approximately $1.5 million.

The Navios Acquisition Board also considered a variety of risks and other potential negative factors concerning the Merger Agreement and the transactions contemplated thereby, including the following:

•

The risks and costs associated with the Merger not being completed in a timely manner or at all, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation arising from the Merger Agreement or the transactions contemplated thereby, and the potential negative effects on the trading price of Navios Acquisition Common Stock resulting therefrom.

•

There is a risk that the expected liquidity for holders of Navios Acquisition Common Stock may not be realized in the immediate term, especially if a sufficient number of holders of Navios Midstream Public Units elect to receive the Preferred Stock Consideration rather than the Common Stock Consideration. Additionally, there is a risk that the other potential benefits sought in the Merger might not be fully realized.

•	The restrictions on the conduct of Navios Acquisition’s business prior to the completion of the Merger including:

•	issuing or selling any debt securities, or rights to acquire any debt securities, other than (i) debt issued to refinance existing indebtedness, (ii) aggregate indebtedness with a principal amount up

[1]

Assumes (i) revenue based on contracted time charter rate from unaffiliated third parties through the charter expiration period and the current rate of $23,500 per open day based on current Clarkson’s Research 1 year TC rates for VLCCs and (ii) 360 revenue days, operating and general & administrative expenses in line with the Management Agreement, dated May 28, 2010, between Navios Acquisition and Navios Ship Management Inc. (as amended) and normal operations.

[2]	Assumes debt service in accordance with Navios Midstream’s current Term Loan B.
[3]	Includes two bareboat chartered-in newbuild very large crude carriers.

61

to 10% of the aggregate principal amount of debt outstanding as of October 7, 2018 and (iii) intracompany debt; and

•

issuing or selling any equity interests or rights to acquire equity securities, other than Navios Acquisition Common Stock or options to acquire Navios Acquisition Common Stock of $50 million or less in the aggregate.

•

There is a risk that Navios Acquisition may be required to consummate the Merger even if there are material negative developments or events at Navios Midstream between signing the Merger Agreement and the Closing.

•

There is a risk that Navios Acquisition may be required to reimburse Navios Midstream for up to $1 million in expenses in the event that the Merger Agreement is terminated because Navios Acquisition breaches or fails to perform a representation, warranty, covenant, obligation or other agreement in such a way that it constitutes a breach of a closing condition.

•	The transaction costs and expenses expected to be incurred by Navios Acquisition in connection with the proposed transaction.

•	Various other applicable risks associated with Navios Acquisition and the Merger, including those described under the section entitled “Risk Factors.”

After taking into account all of the factors set forth above, as well as others, the Navios Acquisition Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations, and determined that the Merger Agreement and the transactions contemplated thereby, and the Series E Certificate of Designation, the issuance of the Common Stock Consideration and the issuance of the Preferred Stock Consideration, are in the best interest of Navios Acquisition and its stockholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Navios Acquisition Board in considering the Merger. In view of number and variety of factors and the amount of information considered, the Navios Acquisition Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Navios Acquisition Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Navios Acquisition Board may have given different weights to different factors. The Navios Acquisition Board made its determination based on the totality of information presented to, and the investigation conducted by, the Navios Acquisition Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Interests of Navios Midstream’s Directors and Officers in the Merger

In considering the recommendation of the Navios Midstream Board to vote for the approval of the Merger Agreement, the holders of Navios Midstream Common Units should be aware that certain members of the Navios Midstream Board and the Navios Midstream executive officers have interests that are different from, and/or in addition to, the interests of holders of Navios Midstream Common Units shareholders generally. These interests, to the extent material, are described below. The Navios Midstream Conflicts Committee negotiated the transaction on behalf of Navios Midstream and the holders of Navios Midstream Public Units. The transaction was unanimously approved by the Navios Midstream Conflicts Committee, the Navios Midstream Board and the Navios Acquisition Board. With the exception of two directors that collectively hold fewer than 1,900 shares of Navios Midstream Common Units, none of the officers or directors of Navios Midstream own any Navios Midstream Common Units or any other securities of Navios Midstream.

62

Director and Officer Indemnification and Insurance

Under the terms of the Merger Agreement, from the Effective Time through the sixth anniversary of the Effective Time, Navios Acquisition will cause the surviving partnership to indemnify and hold harmless against any reasonable costs or expenses, judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened civil, criminal, regulatory or administrative actions, suits, claims, hearings, demands, arbitrations, inquiries, subpoenas, investigations or proceedings arising from acts or omissions occurring at or prior to the Effective Time.

Under the terms of the Merger Agreement, for six years after the Effective Time, Navios Acquisition will cause the surviving partnership to maintain officers’ and directors’ liability insurance covering each current and former director and officer of Navios Midstream and its subsidiaries, on terms substantially no less advantageous to such individuals than the insurance existing at the Effective Time, subject to a cap on the cost of such coverage.

Regulatory Matters

In connection with the Merger, Navios Acquisition intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. Navios Acquisition and Navios Midstream are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

Procedure for Election and Exchange of Navios Midstream Common Units for Merger Consideration

Holders of Navios Midstream Public Units may elect to receive either the Common Stock Consideration or the Preferred Stock Consideration for each Navios Midstream Public Unit by returning a properly completed Election Form, together with the proper unit transfer documentation to the exchange agent prior to the Election Deadline. The Merger Agreement provides that an Election Form will be mailed to each holder of Navios Midstream Public Units contemporaneously with the mailing of this information statement/prospectus to each holder of Navios Midstream Public Units. Navios Acquisition will also make an Election Form available, if reasonably requested, to each person that subsequently becomes a holder of Navios Midstream Public Units prior to the Election Deadline. The deadline for submitting elections will be 5:00 p.m. New York time on December 10, 2018, (unless Navios Acquisition provides subsequent notice of a later date). Navios Acquisition will seek to publicly announce the Election Deadline at least five business days prior to such date. Each holder of Navios Midstream Public Units should complete and return the Election Form, along with properly completed share transfer documentation, according to the instructions included with the Election Form.

If you own Navios Midstream Public Units in a “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your units concerning how to make an election.

For each Navios Midstream Public Unit in respect of which no election is made by the holder thereof (or in respect of which a properly completed Election Form is not submitted), the holder will be deemed to have elected to receive the form of consideration (i.e., Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of Navios Midstream Public Units for which proper elections are made. If holders elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger.

Accounting Treatment of the Merger

Navios Acquisition intends to account for the merger “as a business combination achieved in stages” which will result in the application of the “acquisition method,” as defined under ASC 805 Business Combinations, as

63

well as the recalculation of Navios Acquisition’s previously held equity interest in Navios Midstream to its fair value at the date the controlling interest is acquired and the recognition of a loss in earnings. Under the acquisition method, the consideration paid by Navios Acquisition in connection with the transaction will be allocated to Navios Midstream’s net assets based on their estimated fair values as of the completion of the Merger. The excess of the total purchase consideration over the fair value of the identifiable net assets acquired will be allocated to goodwill or negative goodwill as the case may be. This method may result in the carrying value of assets, including goodwill or negative goodwill, acquired from Navios Midstream being substantially different from the former carrying values of those assets. The purchase price allocation is subject to refinement as Navios Acquisition completes the valuation of the assets acquired and liabilities assumed. The results of operations of Navios Midstream will be included in Navios Acquisition’s consolidated results of operations only for periods subsequent to the completion of the acquisition.

Listing of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock to be Issued in the Merger

Navios Acquisition expects to obtain approval to list the Navios Acquisition Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing. In respect of the Navios Acquisition Series E Preferred Stock, Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE. No listing of the Navios Acquisition Series E Preferred Stock will occur if either (i) the listing is not permitted by the NYSE or holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration.

Delisting and Deregistration of Navios Midstream Common Units

Navios Midstream Common Units currently trade on the NYSE under the stock symbol “NAP.” When the Merger is completed, the Navios Midstream Common Units currently listed on the NYSE will cease to be listed on the NYSE, be deregistered under the Exchange Act, and Navios Midstream will cease filing reports with the SEC.

64

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for the nine months ended as of September 30, 2018 and for the year ended December 31, 2017 have been derived from (i) the historical financial statements of Navios Acquisition and Navios Midstream, and (ii) applying to them pro forma adjustments based upon assumptions that we believe to be reasonable and which are described in the footnotes included hereto. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine month period ended September 30, 2018 are presented as if the Merger had occurred on January 1, 2017. We refer to the Pro Forma Balance Sheet and the Pro Forma Statement of Operations together as the “unaudited pro forma financial information.”

Navios Acquisition and Navios Midstream Merger

As a result of the Merger, each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either:

•	0.42 shares of Navios Acquisition Common Stock, or

•

one share of Navios Acquisition Series E Preferred Stock. The Navios Acquisition Series E Preferred Stock will be convertible, at the option of its holder at any time commencing on the six-month anniversary of the closing of the Merger, into 0.34 of a share of Navios Acquisition Common Stock.

Reverse Stock Split

Gives effect to the 15:1 reverse stock split announced by the registrant on October 8, 2018, approved by the holders of the Navios Acquisition Common Stock at a Special Meeting of Stockholders held on November 9, 2018 and effective as of November 14, 2018.

Basis of Presentation

The unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments that are preliminary (such as fair values of vessels, intangibles and debt) and are based upon available information and certain assumptions, described in the accompanying notes hereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been prepared by management and are not necessarily indicative of the financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated financial position or future results of operations that Navios Acquisition or Navios Midstream will experience going forward. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not reflect any expected cost savings, restructuring actions, non-recurring items or one-time transaction related costs that Navios Acquisition or Navios Midstream expects to incur or generate.

The unaudited pro forma financial information is based upon, has been derived from and should be read in conjunction with, the audited historical financial statements of Navios Acquisition for the fiscal year ended December 31, 2017 filed on Form 20-F and attached hereto as Annex D, the audited historical financial statements of Navios Midstream for the fiscal year ended December 31, 2017 filed on Form 20-F and attached hereto as Annex F, the unaudited historical condensed financial statements of Navios Acquisition for the three and nine month periods ended September 30, 2018 filed on Form 6-K and attached hereto as Annex E, the unaudited historical condensed financial statements of Navios Midstream for the three and nine month periods ended September 30, 2018 filed on Form 6-K and attached hereto as Annex G (in each case, prepared in accordance with U.S. GAAP) as well as the information set forth in this information statement/prospectus.

65

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2018

(In thousands of U.S. Dollars)

	Navios Acquisition	Navios Midstream	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current assets
Cash and cash equivalents	$46,102	$22,554	$—		$68,656
Restricted cash	2,211	—	—		2,211
Accounts receivable, net	12,774	3,905	—		16,679
Due from related parties, short term	16,649	19,143	(17,218)	(1)	18,574
Prepaid expenses and other current assets	12,800	5,126	—		17,926

Total current assets	90,536	50,728	(17,218)		124,046
Vessels, net	1,163,894	340,149	(106,149)	(2)	1,397,894
Goodwill	1,579	—	—		1,579
Intangible assets other than goodwill	—	20,210	14,817	(2)	35,027
Other long-term assets	450	—	—		450
Deferred dry dock and special survey costs, net	31,070	11,681	(11,681)	(2)	31,070
Investment in affiliates	118,041	—	(128,739)	(3)	11,400
			22,098	(2)	—
Due from related parties, long-term	50,902	2,565	—		53,467
Total non-current assets	1,365,936	374,605	(209,654)		1,530,887

Total assets	$1,456,472	$425,333	$(226,872)		$1,654,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	8,865	5,748	—		14,613
Accrued expenses	26,230	918	—		27,148
Due to related parties, short-term	17,751	—	(17,218)	(1)	533
Deferred revenue	3,138	1,698	(762)	(4)	4,074
Current portion of long-term debt, net of deferred finance costs	80,842	686	1,364	(2)	82,892

Total current liabilities	136,826	9,050	(16,616)		129,260
Long-term debt, net of current portion, premium and net of deferred finance costs	935,482	195,321	967	(2)	1,131,770
Deferred gain on sale of assets	6,212	—	(6,212)		—
Total non-current liabilities	941,694	195,321	(5,245)		1,131,770

Total liabilities	$1,078,520	$204,371	$(21,861)		$1,261,030

Commitments and contingencies	—	—	—		—
Total stockholders’ equity	377,952	220,962	(105,344)	(2)	393,903
			(128,739)	(3)
			22,098	(2)
			6,974	(4)

Total liabilities and stockholders’/partners’ equity	$1,456,472	$425,333	$(226,872)		$1,654,933

66

Unaudited Pro Forma Condensed Combined Statement of Operations

for the year ended December 31, 2017

(In thousands of U.S. dollars, except share data)

	Navios Acquisition	Navios Midstream	Pro forma adjustments	Notes	Pro Forma Consolidated
Revenue	$227,288	$83,052	$(16,391)	(1)	$293,949
Time charter and voyage expenses	(21,919)	(1,198)	16,391	(1)	(6,726)
Direct vessel expenses	(4,198)	(3,919)			(8,117)
Management fees (entirely through related party transactions)	(94,973)	(20,805)			(115,778)
General and administrative expenses	(13,969)	(2,832)			(16,801)
Depreciation and amortization	(56,880)	(25,070)	12,203	(2)	(69,747)
Interest income	10,042	54			10,096
Interest expense and finance cost	(76,438)	(14,370)	2,677		(88,131)
Equity/(loss) in net earnings of affiliated companies	(46,657)	—	48,839	(3)	2,182
Other income	82	—			82
Other expense	(1,277)	(281)			(1,558)

Net loss	$(78,899)	$14,631	$63,719		$(549)

Dividend on restricted shares	(89)				(89)
Undistributed loss attributable to Series C participating preferred shares	3,835				229
Pro forma basic and diluted loss per share attributable to common shareholders	(0.50)				$(0.03)
Pro forma basic and diluted weighted average common shares	150,412,031			(5)	13,710,497

67

Unaudited Pro Forma Condensed Combined Statement of Operations

for the nine month period ended September 30, 2018

(In thousands of U.S. dollars, except share data)

	Navios Acquisition	Navios Midstream	Pro forma adjustments	Notes	Pro Forma Consolidated
Revenue	$129,218	$63,172	$(17,939)	(1)	$174,451
Time charter and voyage expenses	(21,749)	(1,582)	17,939	(1)	(5,392)
Direct vessel expenses	(5,251)	(3,426)	—		(8,677)
Management fees (entirely through related party transactions)	(69,652)	(15,495)	—		(85,147)
General and administrative expenses	(11,212)	(2,718)	—		(13,930)
Depreciation and amortization	(41,763)	(17,608)	7,958	(2)	(51,413)
Gain (loss) on sale of vessel	25	(32,444)	—		(32,419)
Interest income	5,875	176	—		6,051
Interest expense and finance cost	(57,917)	(11,062)	1,030		(67,949)
Equity/(loss) in net earnings of affiliated companies	4,463	—	(2,190)	(3)	2,273
Other (expense)/income, net	(1,979)	591	—		(1,388)

Net loss	$(69,942)	$(20,396)	$6,798		$(83,540)

Dividend on restricted shares	(106)				(106)
Undistributed loss attributable to Series C participating preferred shares	3,516				30,520
Pro forma basic and diluted loss per share attributable to common shareholders	(0.46)				$(3.98)
Pro forma basic and diluted weighted average common shares	145,184,923			(5)	13,362,023

Fair Value of Consideration

For the purpose of the preparation of the unaudited pro forma condensed combined financial statements, it has been assumed that all of the holders Navios Midstream Public Units will exchange their Navios Midstream Public Units for Common Stock Consideration. In addition and for the sole purpose of the preparation of the unaudited pro forma condensed combined financial statements, it has been assumed that the fair value of the consideration of the Common Stock Consideration approximates the fair value of the Preferred Stock Consideration.

The preliminary fair value estimate of purchase consideration of $53,859 was calculated based on the closing stock price of Navios Acquisition Common Stock on November 1, 2018 of $0.40 (or $6.00 per share of Navios Acquisition Common Stock, after giving effect to the Reverse Stock Split) and the issuance of 3,683,028 shares of Navios Acquisition Common Stock, after giving effect to the Reverse Stock Split.

The preliminary estimate of the consideration reflected in the unaudited pro forma financial information does not purport to represent the actual consideration to be transferred upon closing of the Merger. In accordance with GAAP, the fair value of shares of Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock to be issued as part of the consideration transferred will be measured on the completion date of the exchange of shares at the then-current market price of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock, as applicable. This requirement will likely result in a consideration different from the amount assumed in the unaudited pro forma financial information. A change of 5% per share in the price of Navios Acquisition Common Stock would increase or decrease the consideration by approximately $1.1 million, which would be reflected in the unaudited pro forma financial information as an increase or decrease to negative goodwill.

68

Pro Forma Adjustments

(1)	Represents the elimination of related-party transactions that will become inter-company transactions upon consummation of the Merger and mainly related to the backstop commitment incurred.

(2)

The preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed is based upon reasonable estimates that are subject to revision as additional information becomes available. The preliminary fair values, as well as their incremental effects are as follows:

	Carrying Value as of September 30, 2018	Pro Forma Estimated Fair Value	Pro Forma Fair Value Adjustment
	(In thousands of U.S. dollars)
Vessels, including deferred drydock and special survey costs, net	351,830	234,000	(117,830)
Intangible assets	20,210	35,027	14,817
Net working capital	44,929	44,929	—
Debt	(198,338)	(198,338)	—
Debt discount	691	—	(691)
Deferred financing costs	1,640	—	(1,640)

Net assets	220,962	115,618	(105,344)

Fair value of consideration		(53,859)

Negative goodwill		61,759

Vessels: Represents the preliminary fair value adjustment to bring the carrying value of the vessels to their fair value as well as their respective incremental depreciation. The useful lives used to calculate the incremental depreciation are consistent with the useful lives used in the financial statements and the remaining useful lives which range from 7 to 18 years.

Intangible assets: Represents the preliminary fair value adjustment to bring the carrying value of the favorable lease assets to their fair value as well as their respective incremental amortization. The useful lives used to calculate the incremental amortization are consistent with the lease terms of the underlying charter contracts and the remaining lives of the lease terms as of September 30, 2018 which range from 6.7 to 7.7 years.

Net Working Capital: Net working capital consists of the historical Navios Midstream balances of cash and cash equivalents, accounts receivable, due from related parties current and non-current, prepaid expenses and other current assets, accounts payable, deferred revenue and accrued expenses. The carrying value of the working capital items are assumed to approximate fair value.

Debt: Represents the preliminary fair value of the debt. We consider that the outstanding balance of the floating rate debt approximates its fair value as estimated based on currently available debt with similar contract terms, interest rate and remaining maturity as well as taking into account Navios Acquisition’s creditworthiness. The debt discount and the deferred financing costs are eliminated. In addition, the income statement reflects the adjustments to amortization expense of $2,677 and $1,030 for the year ended December 31, 2017 and the nine-month period ended September 30, 2018, respectively, had the fair value of debt discount and deferred financing costs been eliminated as of January 1, 2017.

(3)

Represents the elimination of the equity method investment held by Navios Acquisition in Navios Midstream. Upon closing of the Transaction, Navios Acquisition will acquire the remaining 41.03% equity interest of Navios Midstream and, in accordance with ASC 805-10-25-10, Navios Acquisition’s previously held equity interest of 58.97% should be remeasured to fair value at the date the controlling interest is acquired. The fair value of 100% of Navios Midstream was estimated based on the publically available share price of Navios Midstream. The difference between the carrying value and the fair value of the

69

previously held equity interest will be recognized as a loss in the statement of operations. The difference between the carrying value and the fair value of the 58.97% of the consideration exchanged results in a loss of $74,881 and has been calculated as follows:

Historical value of the 58.97% equity method investment in Navios Midstream as of September 30, 2018	$106,641
Estimated fair value of 58.97% of Navios Midstream equity	(31,760)

Estimated loss on equity method investment upon obtaining control	74,881

The loss on the equity method investment is not reflected in the pro forma statement of operations as the adjustment is considered to be a non-recurring item.

(4)	Represents the elimination of the deferred gain recorded in relation to the sale of the Nave Celeste and the Shinyo Ocean to Navios Midstream in June 2015.

(5)

The calculation of the pro forma basic and diluted earnings per share attributable to the holders of Navios Acquisition Common Stock is based on: (i) the closing share price of Navios Acquisition Common Stock of $0.40 on November 1, 2018, (ii) the Reverse Stock Split and (iii) the exchange ratio for Navios Midstream Public Units.

	For the nine month period ended September 30, 2018	For the year ended December 31, 2017
Numerator:
Pro forma net loss	$(83,540)	$(549)
Less:
Dividend declared on restricted shares	(106)	(89)
Undistributed loss attributable to Series C participating preferred shares	30,520	229

Net loss attributable to common shareholders (basic and diluted)	$(53,126)	$(409)

Denominator:
Weighted average shares	145,184,923	150,412,031
Restricted shares	—	—
Reverse split 15:1	9,678,995	10,027,469
Shares issued as consideration for the Transaction	3,683,028	3,683,028
Denominator for basic and diluted net loss per share
Pro forma weighted average shares	13,362,023	13,710,497
Net loss per share, basic and diluted	$(3.98)	$(0.03)

70

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Navios Midstream Common Units. This discussion applies only to U.S. holders who hold their Navios Midstream Common Units as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative authorities, rulings and decisions, each as in effect as the date of this information statement/prospectus, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of this discussion. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this information statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular U.S. holders of Navios Midstream Common Units in light of their particular facts and circumstances and does not apply to U.S. holders of Navios Midstream Common Units that are subject to special rules under the United States federal income tax laws (including, for example, banks or other financial institutions, dealers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for United States federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations (and investors therein), retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, U.S. holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a functional currency other than the U.S. dollar, U.S. holders who hold their Navios Midstream Common Units as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, U.S. holders who actually or constructively own 5% or more by vote or value of Navios Midstream Common Units (immediately prior to the Merger) or of Navios Acquisition Common Stock (immediately after the Merger), U.S. holders who acquired their Navios Midstream Common Units through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan), and any holder that is not a U.S. holder (as defined below). This discussion does not address any considerations under United States federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-United States tax laws.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Navios Midstream Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. An entity or arrangement treated as a partnership for United States federal income tax purposes and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Merger to them.

ALL U.S. HOLDERS OF NAVIOS MIDSTREAM COMMON UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Navios Midstream Common Units that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes)

71

created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for United States federal income tax purposes.

United States Federal Income Tax Consequences of the Merger to U.S. Holders of Navios Midstream Common Units.

It is intended that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Navios Acquisition will qualify as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a holder of Navios Midstream Common Units that is a U.S. person and that holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of Navios Acquisition immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). Under the terms of the Merger Agreement, Navios Acquisition and Navios Midstream have agreed to use reasonable efforts to obtain an opinion of Fried, Frank, Harris, Shriver, and Jacobson, LLP, dated as of the Closing Date, substantially to the effect that the Merger will qualify for the Intended Tax Treatment. However, the completion of the Merger is not conditioned upon the receipt of an opinion of counsel to the effect that the Merger will qualify for the Intended Tax Treatment. In addition, neither Navios Midstream nor Navios Acquisition intends to request a ruling from the IRS regarding the United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

If any requirement for the Merger to qualify for the Intended Tax Treatment is not satisfied, a U.S. holder of Navios Midstream Common Units would recognize gain (but may not be able to recognize loss) in an amount equal to the excess, if any, of the fair market value of the Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock received by such holder in the Merger over such holder’s tax basis in the Navios Midstream Common Units surrendered. Gain must be calculated separately for each block of Navios Midstream Common Units exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain so recognized generally would be long-term capital gain if the U.S. holder’s holding period in a particular block of Navios Midstream Common Units exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock received in the Merger would begin on the day following the Merger. In addition, a U.S. holder generally would be subject to information reporting and would, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) with respect to the Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock received in the Merger, unless such holder properly establishes an exemption or provides, on a properly completed IRS Form W-9, its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

The remainder of this discussion assumes that the Merger will qualify for the Intended Tax Treatment.

A U.S. holder receiving Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock in exchange for Navios Midstream Common Units pursuant to the Merger will not recognize any gain or loss.

72

The U.S. holder’s aggregate tax basis in the Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock received in the Merger will be equal to the U.S. holder’s aggregate tax basis in the Navios Midstream Common Units surrendered, and the U.S. holder’s holding period for the Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock received in the Merger will include the U.S. holder’s holding period of the Navios Midstream Common Units surrendered.

Where a U.S. holder acquired different blocks of Navios Midstream Common Units at different times and at different prices, such U.S. holder’s tax basis and holding period of such Navios Midstream Common Units may be determined with reference to each block of Navios Midstream Common Units.

73

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this information statement/prospectus as Annex A. You should read the Merger Agreement because it, and not this information statement/prospectus, is the legal document that governs the terms of the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The Merger Agreement and the summary of its terms in this information statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for the purposes of the Merger Agreement and were qualified and subject to certain limitations and exceptions agreed to by the parties thereto in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated into this information statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this information statement/prospectus or incorporated into this information statement/prospectus.

Navios Midstream and Navios Acquisition will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required by the federal securities laws.

Structure of the Merger

Under the terms of the Merger Agreement, Merger Sub will merge with and into Navios Midstream and each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock. As a result of the Merger, the separate existence of Merger Sub will cease and Navios Midstream and its subsidiaries will become wholly-owned subsidiaries of Navios Acquisition. Following the Merger (i) Navios Acquisition will hold all of the outstanding Navios Midstream Common Units and (ii) Navios Midstream GP, of which Navios Acquisition is the sole member, will hold all of the Navios Midstream general partner units and incentive distribution rights.

74

When the Merger Becomes Effective

Navios Acquisition and Navios Midstream will cause a certificate of merger to be executed and filed with the Office of the Registrar of Corporations of The Republic of the Marshall Islands on the third business day after the day on which the last condition to completing the Merger is satisfied or waived, or at such other time as Navios Acquisition and Navios Midstream may agree. The Merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree as specified in the certificate of merger.

Effect of the Merger

At the Effective Time:

•

Each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock; provided, however, that if holders of Navios Midstream Public Units elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the Effective Time, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger. Each Navios Midstream Public Unit with respect to which either a properly completed Election Form is not submitted by the Election Deadline or in respect of which no election is made will be deemed to have elected to receive the form of consideration most elected by electing holders of Navios Midstream Public Units. At the Effective Time, each Navios Midstream Public Unit will be cancelled and retired and will cease to exist;

•

The Navios Midstream Common Units owned by Navios Midstream or any of its subsidiaries immediately prior to the Effective Time will cease to be outstanding and will be cancelled and will cease to exist without consideration therefor;

•

All (i) Navios Midstream general partner units, (ii) Navios Midstream Common Units that are owned directly or indirectly by Navios Acquisition and (iii) Navios Midstream incentive distribution rights shall remain outstanding and shall be unaffected by the Merger; and

•

The limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of common units of the surviving partnership equal to the number of Navios Midstream Public Units.

For a description of the Navios Acquisition Common Stock and the Navios Acquisition Series E Preferred Stock, and for a description of the comparative rights of holders of the Navios Acquisition Common Stock, the Navios Acquisition Series E Preferred Stock and the Navios Midstream Common Units, please read the sections entitled “Description of Navios Acquisition Capital Stock,” and “Comparison of Stockholder and Unitholder Rights.”

Exchange of Units; Fractional Units

Exchange Agent

Navios Acquisition appointed Continental Stock Transfer & Trust Company (which we refer to as the “exchange agent”) to act as exchange agent for the payment of the Common Stock Consideration and Preferred Stock Consideration and any dividends or distributions declared by Navios Acquisition on the Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock with a record date after the Effective Time and a payment due on or before the date the holder of Navios Midstream Public Units surrendered its Navios Midstream Public Units.

75

At or prior to the Effective Time, Navios Acquisition will (i) reserve with the exchange agent the Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock to be issued in the Merger and (ii) authorize the exchange agent to exchange Navios Midstream Public Units as described above under the section entitled “The Merger Agreement — Effect of the Merger.” Navios Acquisition will deposit with the exchange agent cash as and when necessary to pay any dividends or distributions as described above. Navios Acquisition will pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

After the Effective Time, there will be no further transfers on the records of Navios Midstream or its transfer agent of Navios Midstream Common Units. If Navios Midstream Common Units are presented to Navios Midstream or its transfer agent for transfer after the Effective Time, they will be canceled against delivery of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock and unpaid distributions.

Exchange of Units

If you are a holder of record of Navios Midstream Public Units as of the Effective Time and you do not deliver a properly completed Election Form by the Election Deadline, following the Effective Time, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your Navios Midstream Public Units to the exchange agent.

Holders of Navios Midstream Public Units who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their Navios Midstream Public Unit certificates (if any), will be entitled to receive, after giving effect to any required tax withholding:

•

the number of whole shares of Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock to which such holder is entitled in accordance with the Merger Agreement and as described above under the section entitled “The Merger Agreement — Effect of the Merger;” and

•

any cash distributions declared by Navios Acquisition on the Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock with a record date after the Effective Time and a payment due on or before the date the holder of Navios Midstream Public Units surrendered its Navios Midstream Public Units.

Fractional Units

No fractional shares shall be issued in the Merger. Each holder of Navios Midstream Public Units who would otherwise have been entitled to receive a fractional share of Navios Acquisition Common Stock in the Merger (after taking into account all Navios Midstream Public Units held by such holder immediately prior to the Effective Time) of 0.5 or above shall receive in the Merger, in lieu of such fractional share, a full share of Navios Acquisition Common Stock and each holder of Navios Midstream Public Units who would otherwise have been entitled to receive a fractional share of Navios Acquisition Common Stock (after taking into account all Navios Midstream Public Units held by such holder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fractional share, which shall be forfeited.

Election Procedure

Each holder of Navios Midstream Public Units may elect to receive either the Common Stock Consideration or the Preferred Stock Consideration for each Navios Midstream Public Unit by returning a properly completed Election Form, together with the proper unit transfer documentation to the exchange agent prior to the Election Deadline. The Merger Agreement provides that an Election Form will be mailed to each holder of Navios Midstream Public Units contemporaneously with the mailing of this information statement/prospectus to each holder of Navios Midstream Public Units.

76

Navios Acquisition will also make an Election Form available, if reasonably requested, to each person that subsequently becomes a holder of Navios Midstream Public Units prior to the Election Deadline. The deadline for submitting elections will be 5:00 p.m. New York time on December 10, 2018 (unless Navios Acquisition and Navios Midstream provide subsequent notice of a later date). Navios Acquisition will use reasonable efforts to publicly announce the Election Deadline at least five business days prior to such date. Each holder of Navios Midstream Public Units should complete and return the Election Form, according to the instructions included with the Election Form.

If you own Navios Midstream Public Units in a “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your units concerning how to make an election.

For each Navios Midstream Public Unit in respect of which no election is made by the holder thereof (or in respect of which a properly completed Election Form is not submitted), the holder will be deemed to have elected to receive the form of consideration (i.e., Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of Navios Midstream Public Units for which proper elections are made. If holders elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, all outstanding Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no Preferred Stock Consideration will be issued in the Merger.

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•

the approval of the Merger Agreement and the Merger by at least a majority of the outstanding Navios Midstream Common Units, which, as noted above, will occur upon the execution and delivery by Navios Acquisition of a written consent approving the Merger Agreement and the Merger with respect to the Navios Midstream Common Units held by Navios Acquisition;

•	this information statement/prospectus having been declared effective by the SEC and its continued effectiveness thereof;

•	20 days having elapsed after the mailing of this information statement/prospectus to the holders of Navios Midstream Common Units;

•	the absence of any decree, order, injunction, law or impediment prohibiting the transactions contemplated by the Merger Agreement; and

•	the approval of the listing on the NYSE, subject to official notice of issuance, of the Navios Acquisition Common Stock to be issued in the Merger.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

the representations and warranties of the other party relating to all other matters (other than organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby, capitalization and “no adverse changes”) shall be true and correct (without regard to any materiality, material adverse effect and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a

77

specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a material adverse effect;

•	the representation and warranty relating to “no adverse changes” shall be true and correct as of the Closing Date as if made on the date thereof; and

•

the other party shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that have materiality, material adverse effect or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing Date that are not so qualified.

Representations and Warranties

The Merger Agreement contains generally reciprocal representations and warranties by each of the parties to the Merger Agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	organization and existence;

•	authority and approval to enter into the Merger Agreement and consummate the transactions contemplated thereby;

•	absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

•	capitalization and ownership of limited partnership interests and other equity interests;

•	reports filed with the SEC and internal controls;

•	accuracy of financial statements and absence of undisclosed liabilities;

•	absence of litigation and violations of laws and regulations;

•	absence of changes that would have a material adverse effect;

•	tax matters;

•	compliance with applicable licenses and permits;

•	material contracts and agreements;

•	insurance matters;

•	condition of assets;

•	U.S. Investment Company Act of 1940, as amended (which we refer to as the “Investment Company Act”);

•	brokerage arrangements;

•	opinion of financial advisor; and

•	accuracy of information in this information statement/prospectus.

For purposes of the Merger Agreement, “material adverse effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition

78

(financial or otherwise) or results of operations of Navios Midstream and its subsidiaries, taken as a whole, on the one hand, or on Navios Acquisition and its subsidiaries, taken as a whole, on the other hand; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which such party operates, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to such party or in accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby, (f) such party taking any action required or contemplated by the Agreement, (g) any change in the market price or trading volume of the equity securities of such party, (h) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (i) any failure of such party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period; provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on such party, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties or (ii) the ability of such party to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

Covenants and Other Agreements

Prior to the closing of the Merger, the parties have agreed to promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions to the consummation of the Merger not being satisfied, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement.

Prior to the closing of the Merger, the parties have agreed that, subject to specified exceptions or as consented to by the other party in writing, each party agrees to (i) conduct its business, in all material respects, in, the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by such party, other than changes to such policies made in the ordinary course of business.

Prior to the closing of the Merger and unless the other party consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), and subject to certain specified exceptions, each party has generally agreed not to (and has agreed to cause their respective subsidiaries not to):

•	make any material change in the nature of its business and operations;

•

make any change in its governing documents in any manner that would reasonably be expected to (i) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated thereby, (ii) adversely affect in a material way the rights of holders of its securities, or (iii) adversely effect in a material way the rights of the holders of Navios Acquisition Series E Preferred Stock;

•

recommend, propose, announce, adopt or vote to adopt a plan or agreement of complete or partial dissolution or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to (i) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the Merger Agreement, or (ii) adversely affect in a material way the rights of holders of the securities of any party thereto;

•	declare, authorize, set aside or pay any dividend or distribution payable in cash or property in respect of the Navios Midstream Common Units or the Navios Acquisition Common Stock, other than regular

79

quarterly cash dividends or distributions in the ordinary course, consistent with past practice, in respect of (i) the Navios Midstream Common Units, which shall be no greater than $0.125 per unit and (ii) the Navios Acquisition Common Stock, which shall be no greater than $0.02 per share;

•

waive, release, assign, settle or compromise any claims, demands, lawsuits or proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a material adverse effect;

•

issue, deliver or sell equity securities, or rights to acquire equity securities of such party, other than Navios Acquisition Common Stock or options to acquire Navios Acquisition Common Stock having a fair market value (as reasonably determined by the Navios Acquisition Board) in excess of $50 million in the aggregate;

•	make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

incur any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party, other than, in the case of Navios Acquisition, any (i) indebtedness issued to refinance other indebtedness of Navios Acquisition or its subsidiaries, (ii) additional indebtedness with a principal amount of up to 10% of the aggregate principal amount of the existing indebtedness of the Navios Acquisition and its subsidiaries in effect as of October 7, 2018, and (iii) intercompany indebtedness between Navios Acquisition and its subsidiaries, and in the case of Navios Midstream, any intercompany indebtedness between Navios Acquisition and its subsidiaries; or

•	agree, authorize or commit to do any of the foregoing.

Notwithstanding the foregoing, the parties agree that, subject to receiving the requisite approval of the holders of Navios Acquisition Common Stock, Navios Acquisition may implement the Reverse Stock Split.

The Merger Agreement contains additional agreements between the parties thereto including agreements regarding, among other things (and subject to certain exceptions and limitations):

•

(i) cooperating regarding the preparation of this information statement/prospectus, (ii) causing the Navios Acquisition Common Units issued in the Merger to be approved for trading on the NYSE and (iii) making all required filings under applicable state securities and “blue sky” laws, subject to certain exceptions;

•

using commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement and (ii) defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby;

•	making certain public announcements in connection with the Merger Agreement or the transaction contemplated thereby;

•	paying expenses incurred in connection with the Merger Agreement;

•	cooperating fully with respect to any filing, submission or communication with a governmental entity having jurisdiction over the Merger;

•	cooperating with respect to tax opinion matters;

•	coordinating the declaration and payment of distributions in respect of Navios Midstream Common Units and Navios Acquisition Common Stock, including an agreement by Navios Midstream to declare

80

quarterly distributions prior to the Effective Time of the Merger in the ordinary course, consistent with past practice, and with the requirement that the amount of the distribution for the third quarter of 2018 will not be less than the distribution declared by Navios Midstream with respect to the quarter ended June 30, 2018 (without the prior written consent of the Navios Midstream Conflicts Committee);

•	participating in any defense or settlement with respect to securityholder litigation against Navios Midstream, its board or its general partner;

•

prior to the Effective Time, eliminating or revoking or diminishing the authority of the Navios Midstream Conflicts Committee, or removing any director of the Navios Midstream Board that is a member of the Navios Midstream Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the Navios Midstream Board, including the affirmative vote of each of the other members of the Navios Midstream Conflicts Committee; and

•

using reasonable efforts to cause the shares of Navios Acquisition Series E Preferred Stock issued in the Merger to be approved for listing on the NYSE; provided that Navios Acquisition shall have no obligation to pursue or effect any such listing (i) unless holders representing more than fifty percent (50%) of the Navios Midstream Public Units shall have properly elected to receive Preferred Stock Election Consideration, or (ii) if the NYSE shall not permit such listing.

Indemnification and Insurance

Subject to certain terms and conditions specified in the Merger Agreement, Navios Acquisition has agreed to:

•

honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of certain past and present directors and officers of Navios Midstream and its subsidiaries;

•

ensure that the governing documents of Navios Midstream (or its successor entity), for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the governing documents of Navios Midstream as of the date of the Merger Agreement; and

•

maintain officers’ and directors’ liability insurance covering certain past and present directors and officers of Navios Midstream and its subsidiaries who are or were covered by the existing officers’ and directors’ liability insurance applicable to Navios Midstream and its subsidiaries, as applicable, for a period of six years following the Effective Time, on terms substantially no less advantageous to such directors and officers, than such existing insurance.

Termination

Prior to the Effective Time, the Merger Agreement may be terminated:

•	by mutual written agreement of the parties thereto;

•	by either Navios Acquisition or Navios Midstream, if:

•

the Merger is not consummated on or before the Outside Date (so long as the party seeking to terminate has not otherwise prevented the Merger from occurring by failing to perform or observe its obligations under the Merger Agreement); or

•

a governmental entity has issued a final and non-appealable order, decree or ruling or has taken any other action that permanently restrains, enjoins or otherwise prohibits the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement;

81

•

by Navios Midstream, if Navios Acquisition breaches any of its representations, warranties or agreements in the Merger Agreement or if any of its representations or warranties become untrue, resulting in a condition to the Merger not being satisfied, provided that Navios Midstream is not likewise in breach of the Merger Agreement; or

•

by Navios Acquisition, if Navios Midstream breaches any of its representations, warranties or agreements in the Merger Agreement or if any of its representations or warranties become untrue, resulting in a condition to the Merger not being satisfied, provided that Navios Acquisition is not likewise in breach of the Merger Agreement.

Upon termination of the Merger Agreement in connection with a material breach by either party, the non-breaching party will be entitled to reimbursement of its expenses in an amount not to exceed $1 million.

Amendment and Waiver

Subject to compliance with applicable law, prior to the closing of the Merger, any provision of the Merger Agreement may be (i) consented to or waived in writing by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing by the parties to the Merger Agreement; provided, however, that, in addition to any other approvals required by Navios Midstream’s constituent documents or under the Merger Agreement, the foregoing consents, waivers, amendments or modifications in clauses (i) and (ii), and any decision or determination by Navios Midstream under the Merger Agreement (including, for the avoidance of doubt, any decision or determination by Navios Midstream to (a) terminate the Merger Agreement or (b) enforce the Merger Agreement), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by the Navios Midstream Conflicts Committee.

82

DESCRIPTION OF NAVIOS ACQUISITION CAPITAL STOCK

General

Navios Acquisition is authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of November 14, 2018, there were 1,000 shares of Navios Acquisition Series C Preferred Stock issued and outstanding. No other shares of preferred stock are currently outstanding.

Navios Acquisition Common Stock

Holders of Navios Acquisition Common Stock are entitled to one vote for each share held of record on all matters to be voted on by holders of Navios Acquisition Common Stock.

The Navios Acquisition Board is divided into three classes, each of which serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Navios Acquisition Common Stock voted for the election of directors can elect all of the directors.

Holders of Navios Acquisition Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock.

Preferred Stock

The amended and restated articles of incorporation of Navios Acquisition authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by the Navios Acquisition Board. Accordingly, the Navios Acquisition Board is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Navios Acquisition Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Navios Acquisition.

Currently, Navios Acquisition has authorized 1,000 shares of Navios Acquisition Series C Preferred Stock, all of which are issued and outstanding. Navios Acquisition has no other shares of preferred stock that are presently outstanding.

Series C Preferred Stock

As of November 14, 2018 there were 1,000 shares of Navios Acquisition Series C Preferred Stock outstanding. The Navios Acquisition Series C Preferred Stock ranks pari passu with the Navios Acquisition Common Stock. The Navios Acquisition Series C Preferred Stock can be converted at any time after March 31, 2013 by the holder into a number of shares of Navios Acquisition Common Stock determined by multiplying each share of Navios Acquisition Series C Preferred Stock to be converted by 7,676, subject to adjustment and limitation in the event the holder would own in excess of 45% of the then issued and outstanding shares of Navios Acquisition Common Stock. Holders of Navios Acquisition Series C Preferred Stock do not have any voting rights, but are entitled to participate in any Navios Acquisition Common Stock dividend declared by the Navios Acquisition Board on an as converted basis. Holders of Navios Acquisition Series C Preferred Stock also have no preemptive or mandatory redemption rights, and there are no sinking fund provisions applicable to the Navios Acquisition Series C Preferred Stock.

83

Series E Preferred Stock

Issuance of Navios Acquisition Series E Preferred Stock

As of November 14, 2018, there were no shares of Navios Acquisition Series E Preferred Stock outstanding. As a result of the Merger, each Navios Midstream Public Unit will be converted into the right to receive, at the election of each holder of Navios Midstream Public Units, either (i) 0.42 shares of Navios Acquisition Common Stock or (ii) one share of Navios Acquisition Series E Preferred Stock.

On the Closing Date, pursuant to the Merger Agreement, Navios Acquisition will cause the Series E Certificate of Designation to be filed with the Office of the Registrar of Corporations of The Republic of the Marshall Islands. Upon the Closing, the only shares of Navios Series E Preferred Stock outstanding will be those shares issued in connection with the Merger.

Notwithstanding the foregoing, Navios Acquisition will not be required to file the Series E Certificate of Designation (and thus no Navios Acquisition Series E Preferred Stock will be created or issued), if pursuant to the election procedures in the Merger Agreement, holders of Navios Midstream Public Units elect (or are deemed to have elected) to receive the Common Stock Consideration in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger.

Description of Navios Acquisition Series E Preferred Stock

Designation of Amount and Rank

The number of shares of Navios Acquisition Series E Preferred Stock authorized for issuance by Navios Acquisition will initially be the number of shares of Navios Acquisition Series E Preferred Stock issued in connection with the Merger, which number the Navios Acquisition Board may from time to time increase or decrease (but not below the number then-outstanding). The Navios Acquisition Series E Preferred Stock will rank senior in respect of liquidation to (i) the Navios Acquisition Common Stock, (ii) the Navios Acquisition Series C Preferred Stock and (iii) any other series of preferred stock of Navios Acquisition, including any other series of preferred stock of Navios Acquisition designated on or prior to the first date of issuance of the Navios Acquisition Series E Preferred Stock, unless the terms of such other series of preferred stock of Navios Acquisition expressly states that it ranks pari-passu to the Navios Acquisition Series E Preferred Stock as to liquidation (any such series of preferred stock of Navios Acquisition, we refer to as “Navios Acquisition Pari-Passu Preferred Stock”) or that it ranks senior to the Navios Acquisition Series E Preferred Stock as to liquidation (any such series of preferred stock of Navios Acquisition, we refer to as “Navios Acquisition Senior Preferred Stock” and any such other series of preferred stock of Navios Acquisition that is not Pari-Passu Preferred Stock or Senior Preferred Stock we refer to as “Navios Acquisition Junior Preferred Stock”).

Liquidation

In the event of a liquidation, dissolution or winding up of Navios Acquisition, whether voluntary or involuntary (which we refer to as a “Liquidation Event”), (i) after any payment is made or any assets distributed out of the assets of Navios Acquisition then-available for distribution to the holders of (a) any of Navios Acquisition’s secured and unsecured debt obligations, (b) any Navios Acquisition Senior Preferred Stock and/or (c) any other security or obligation of Navios Acquisition (other than the Navios Acquisition Common Stock, the Navios Acquisition Series C Preferred Stock, any other Navios Acquisition Junior Preferred Stock or any Navios Acquisition Pari-Passu Preferred Stock) (such holders referenced in subclauses (a), (b) and (c), we refer to, collectively, as the “Senior Holders”), but (ii) before any payment is made or any assets distributed to the holders of the Navios Acquisition Common Stock, the Navios Acquisition Series C Preferred Stock, any other Navios Acquisition Junior Preferred Stock or any Navios Acquisition Pari-Passu Preferred Stock, the holders of the Navios Acquisition Series E Preferred Stock then-outstanding will be entitled to receive, in respect of each share of Navios Acquisition Series E Preferred Stock, an amount equal to (A) the greater of (I) $3.01 and (II) the

84

payments or assets that such holders would have been entitled to receive in respect of the number of shares of Navios Acquisition Common Stock then issuable upon conversion of such share of Navios Acquisition Series E Preferred Stock had all of the outstanding shares of Navios Acquisition Series E Preferred Stock been converted as of immediately prior to such Liquidation Event into shares of Navios Acquisition Common Stock at the applicable Conversion Rate (such Conversion Rate to be determined as of immediately prior to the Liquidation Event), plus (B) any declared but unpaid dividends on such share of Navios Acquisition Series E Preferred Stock to which such holder is entitled (such aggregate sum, we refer to as the “Liquidation Preference”); provided that if, upon any Liquidation Event and after payment or distribution to the Senior Holders, the assets of Navios Acquisition available for distribution to the holders of the Navios Acquisition Series E Preferred Stock and any Navios Acquisition Pari-Passu Preferred Stock are insufficient to permit the payment in full to the holders of the Navios Acquisition Series E Preferred Stock of the full Liquidation Preference and to the holders of the Navios Acquisition Pari-Passu Preferred Stock of the amount of the liquidation preference applicable to such securities, then all of the remaining assets of Navios Acquisition available for such distribution will be distributed among the holders of the then-outstanding Navios Acquisition Series E Preferred Stock and the then-outstanding Navios Acquisition Pari-Passu Preferred Stock pro rata according to the amount of the liquidation preference applicable to the then-outstanding shares of Navios Acquisition Series E Preferred Stock and Navios Acquisition Pari-Passu Preferred Stock held by each holder thereof.

Following payment to the holders of the Navios Acquisition Series E Preferred Stock of the full preferential amounts described above, the holders of the Navios Acquisition Series E Preferred Stock will have no further right to participate in any assets of Navios Acquisition available for distribution.

Dividends; Withholding on Payments; Taxes

If the Navios Acquisition Board declares a dividend payable upon the then-outstanding shares of Navios Acquisition Common Stock, the holders of the outstanding shares of Navios Acquisition Series E Preferred Stock will be entitled to receive dividends on the Navios Acquisition Series E Preferred Stock in an amount equal to the amount that would have been received on the number of shares of Navios Acquisition Common Stock into which the shares of Navios Acquisition Series E Preferred Stock held by each holder thereof could be converted at the applicable Conversion Rate (such Conversion Rate to be determined as of the record date for determination of holders of Navios Acquisition Common Stock entitled to receive such dividend or, if no such record date is established, as of the date such dividend is declared).

Navios Acquisition will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Navios Acquisition Common Stock on conversion of Navios Acquisition Series E Preferred Stock pursuant hereto. Navios Acquisition will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Navios Acquisition Common Stock in a name other than that of the holder of the share(s) of Navios Acquisition Series E Preferred Stock to be converted, and no such issue or delivery will be made unless and until the person requesting such issue has paid to Navios Acquisition the amount of any such tax, or has established to the reasonable satisfaction of Navios Acquisition that such tax has been or will be paid.

Navios Acquisition will be authorized to deduct and withhold any withholding or similar taxes imposed with respect to any payments made (or deemed made) on or with respect to the Navios Acquisition Series E Preferred Stock under the Code, or any applicable provision of state, local or foreign tax law, and any amounts so deducted and withheld will be treated as distributed by Navios Acquisition to the holders of the Navios Acquisition Series E Preferred Stock. If payment is made through the distribution of property (other than money), any holder of the Navios Acquisition Series E Preferred Stock that is subject to withholding or similar taxes shall deliver to Navios Acquisition (or, as directed by Navios Acquisition, to its paying agent), by wire transfer of immediately available funds in United States dollars, amounts sufficient to satisfy any withholding obligations imposed on Navios Acquisition (or its paying agent) with respect to any such distribution to or for the benefit of such holder. As security for its obligations, such holder grants Navios Acquisition a security interest in any and all amounts

85

payable or distributable to (or for the benefit of) such holder in respect of the Navios Acquisition Series E Preferred Stock.

Voting Rights

The outstanding shares of Navios Acquisition Series E Preferred Stock have voting rights that are identical to the voting rights of the then-outstanding shares of Navios Acquisition Common Stock and vote on an as-converted basis with the Navios Acquisition Common Stock as a single class. Each outstanding share of Navios Acquisition Series E Preferred Stock will be entitled to one vote for each share of Navios Acquisition Common Stock into which such Navios Acquisition Series E Preferred Stock is convertible at the applicable Conversion Rate (such Conversion Rate to be determined as of the record date for determination of holders of Navios Acquisition Common Stock entitled to vote on the applicable matters or, if no such record date is established, as of the date prior to the first date upon which such vote may be cast).

Conversion Rights

Subject to the adjustments described below, the initial conversion rate is a rate of 0.34 of a share of Navios Acquisition Common Stock for each share of Navios Acquisition Series E Preferred Stock. Each share of Navios Acquisition Series E Preferred Stock shall automatically convert, without any action on the part of Navios Acquisition, any stockholder or any other person, into fully paid and non-assessable shares of Navios Acquisition Common Stock at the applicable Conversion Rate upon the earliest to occur of:

(i) 5:00 P.M. Eastern Time on the first Trading Day (as defined below) to occur after any consecutive thirty (30) Trading Day period shall have elapsed during which the last sales price of the Navios Acquisition Common Stock reported on the NYSE (or, if that is not the then principal market for the Navios Acquisition Common Stock, the then principal market) shall have been at least $9.24 per share (after giving effect to the Reverse Stock Split and as may be further proportionally adjusted for combinations, reverse stock splits, stock dividends, subdivision, split ups and other similar transactions) on each of twenty (20) Trading Days during such consecutive thirty (30) Trading Day period; provided that if such first Trading Day occurs before the second anniversary of the closing of the Merger, the Automatic Conversion Time (as defined below) under this clause (i) shall be 5:00 P.M. Eastern Time on the second anniversary of the closing of the Merger (or, if such date is not a Trading Day, the first Trading Day immediately thereafter);

(ii) 5:00 P.M. Eastern Time on the date that is the thirtieth-month anniversary of the closing of the Merger (or, if such date is not a Trading Day, the first Trading Day immediately thereafter); and

(iii) 5:00 P.M. Eastern Time on the first Trading Day on which there ceases to be at least a number of shares of Navios Acquisition Series E Preferred Stock outstanding equal to twenty percent of the number of Navios Midstream Public Units outstanding as of the closing of the Merger.

The earliest to occur of (i), (ii) and (iii) we refer to as the “Automatic Conversion Time.”

At any time after the six-month anniversary of the closing of the Merger, subject to and upon compliance with the provisions described herein, the holders of shares of Navios Acquisition Series E Preferred Stock shall be entitled, at their option, to convert, in whole or in part, each then-outstanding share of Navios Acquisition Series E Preferred Stock into fully paid and non-assessable shares of Navios Acquisition Common Stock at the applicable Conversion Rate.

The number of full shares of Navios Acquisition Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Navios Acquisition Series E Preferred Stock surrendered. Instead of any fractional shares of Navios Acquisition Common Stock which would otherwise be issuable upon conversion of any shares of Navios Acquisition Series E Preferred Stock, the number of shares of Navios Acquisition Common Stock issued shall be rounded, up or down, to the nearest whole number of shares of Navios Acquisition Common Stock (with one-half share being rounded up).

86

The Conversion Rate shall be subject to adjustment from time to time as follows:

If, at any time after the issuance of the Navios Acquisition Series E Preferred Stock, the number of shares of Navios Acquisition Common Stock outstanding is increased by a stock dividend payable in shares of Navios Acquisition Common Stock or by a subdivision or split up of shares of Navios Acquisition Common Stock, then, following the record or other date for the determination of holders of Navios Acquisition Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Conversion Rate shall be appropriately increased so that the number of shares of Navios Acquisition Common Stock issuable on conversion of Navios Acquisition Series E Preferred Stock shall be increased in proportion to such increase in outstanding shares.

If, at any time after the issuance of the Navios Acquisition Series E Preferred Stock, the number of shares of Navios Acquisition Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Navios Acquisition Common Stock into a smaller number of shares of Navios Acquisition Common Stock, then, following the record or other date to determine shares affected by such combination or reverse stock split, the Conversion Rate shall be appropriately decreased so that the number of shares of Navios Acquisition Common Stock issuable on conversion of each share of Navios Acquisition Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

Exercise of Conversion Privilege

Except in the case of an automatic conversion, in order to convert shares of Navios Acquisition Series E Preferred Stock, a holder must (i) surrender the certificate or certificates evidencing such holder’s shares of Navios Acquisition Series E Preferred Stock (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to Navios Acquisition, at the office of Navios Acquisition and (ii) notify Navios Acquisition at such office that such holder elects to convert shares of Navios Acquisition Series E Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (ii) above shall be delivered substantially in the form set forth as Annex A attached to the Certificate of Designation.

Except in the case of an automatic conversion, Navios Acquisition Series E Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares of Navios Acquisition Series E Preferred Stock for conversion in accordance with the foregoing provisions (which we refer to as the “Conversion Date”). In the case of an automatic conversion, such conversion shall occur automatically on the date of the Automatic Conversion Time, and without any further action by the holders of such shares and whether or not the certificates representing such shares, if any, are surrendered to Navios Acquisition or its transfer agent. Upon the Conversion Date or the date of the Automatic Conversion Time, as the case may be, the rights of the holders of such shares of Navios Acquisition Series E Preferred Stock as holder shall cease, and the person or persons entitled to receive the Navios Acquisition Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Navios Acquisition Common Stock as and after such time. Upon the automatic conversion of the Navios Acquisition Series E Preferred Stock, Navios Acquisition shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Navios Acquisition Series E Preferred Stock at their address then-shown on the records of Navios Acquisition, which notice shall state that certificates evidencing shares of Navios Acquisition Series E Preferred Stock, if any, must be surrendered at the office of Navios Acquisition (or of its transfer agent for Navios Acquisition Common Stock, if applicable). Upon the occurrence of the automatic conversion of the Navios Acquisition Series E Preferred Stock, the holders of Navios Acquisition Series E Preferred Stock shall surrender the certificates representing such shares at the office of Navios Acquisition or any transfer agent for the Navios Acquisition Series E Preferred Stock.

Upon the conversion of the Navios Acquisition Series E Preferred Stock, the shares of Navios Acquisition Series E Preferred Stock so converted shall not be transferred on the books of Navios Acquisition or be deemed

87

to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Navios Acquisition Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the Conversion Date or the date of the Automatic Conversion Time, as the case may be, Navios Acquisition shall issue and shall deliver at any office or agency of Navios Acquisition maintained for the surrender of Navios Acquisition Series E Preferred Stock a certificate or certificates for the number of full shares of Navios Acquisition Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at Navios Acquisition’s transfer agent.

In the case of any certificate evidencing shares of Navios Acquisition Series E Preferred Stock which is converted in part only, upon such conversion Navios Acquisition shall execute and deliver a new certificate representing an aggregate number of shares of Navios Acquisition Series E Preferred Stock equal to the unconverted portion of such certificate.

Navios Acquisition Series E Preferred Stock delivered for conversion shall be delivered to Navios Acquisition to be cancelled.

Capital Reorganization, Reclassification, Merger, Consolidation

In the event that there is a capital reorganization or reclassification or a merger or consolidation of Navios Acquisition with or into another entity or a sale of all or substantially all of Navios Acquisition’s assets to any other person (other than a stock dividend, subdivision, split up, combination or reverse stock split provided for above as adjustments to the Conversion Rate) and in such capital reorganization, reclassification, merger, consolidation or sale, the holders of the outstanding shares of Navios Acquisition Common Stock shall exchange such shares of Navios Acquisition Common Stock for shares of stock, other securities and/or other property of any other person, the holders of Navios Acquisition Series E Preferred Stock shall be entitled to receive in such reorganization, reclassification, merger, consolidation or sale the same kind and amount of shares of stock, other securities and/or property of such person receivable in such reorganization, reclassification, merger, consolidation or sale by holders of the number of shares of Navios Acquisition Common Stock into which such shares of Navios Acquisition Series E Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification, merger or consolidation after giving effect to any adjustment that occurs prior to or concurrently with such reorganization, reclassification, merger, consolidation or sale.

Holders of Navios Acquisition Series E Preferred Stock also have no preemptive or mandatory redemption rights, and there are no sinking fund provisions applicable to the Navios Acquisition Series E Preferred Stock.

The foregoing summary is qualified in its entirety by the Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of Navios Maritime Acquisition Corporation attached as Exhibit 2.1 to Navios Acquisition’s Form 6-K filed on October 9, 2018.

Registration Rights

Pursuant to a registration rights agreement between Navios Acquisition and its initial stockholders entered into in connection with the initial public offering of Navios Midstream, the holders of the sponsor units (and the common stock and warrants comprising such units and the common stock issuable upon exercise of such warrants), the sponsor warrants (and the common stock issuable upon exercise of such warrants), the co-investment shares and such other shares of common stock purchased pursuant to the limit orders described above are entitled to three demand registration rights, “piggy-back” registration rights and short-form resale registration rights. Navios Acquisition will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by Navios Acquisition. In addition, Navios Acquisition has registered the 1,677,759 shares of Navios Acquisition Common Stock issued in

88

connection with the acquisition of seven Very Large Crude Carrier tankers in September 2010. The resale registration statement became effective on January 19, 2011.

On February 26, 2013, Navios Acquisition completed the private placement of 17,702,491 shares of Navios Acquisition Common Stock to Navios Holdings and certain members of management of Navios Acquisition, Navios Holdings and Navios Maritime Partners L.P. (which we refer to as “Navios Partners”), and entered into a registration rights agreement with Navios Holdings and the members of management of Navios Acquisition, Navios Holdings and Navios Partners who purchased shares in the private placement, providing for three demand registration rights, standard “piggy-back” registration rights and short-form resale registration rights with respect to the shares purchased in the private placement.

On May 21, 2013, Navios Acquisition completed the private placement of 16,438,356 shares of Navios Acquisition Common Stock to Navios Holdings, and entered into a registration rights agreement with Navios Holdings, providing for three demand registration rights, standard “piggy-back” registration rights and short-form resale registration rights with respect to the shares purchased in the private placement.

On September 16, 2013, Navios Acquisition completed the private placement of 12,897,013 shares of Navios Acquisition Common Stock to Navios Holdings, and entered into a registration rights agreement with Navios Holdings, providing for three demand registration rights, standard “piggy-back” registration rights and short-form resale registration rights with respect to the shares purchased in the private placement.

Navios Acquisition will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by Navios Acquisition.

The foregoing summary is qualified in its entirety by the Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of Navios Maritime Acquisition Corporation attached as Exhibit 2.1 to Navios Acquisition’s Form 6-K filed on October 9, 2018.

Dividends

Navios Acquisition intends to retain most of its available earnings generated by operations for the development and growth of the business. The continued declaration and payment of any dividend remains subject to the discretion of the Navios Acquisition Board, and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and conditions. In addition, the terms and provisions of Navios Acquisition’s current secured credit facilities and Navios Acquisition’s indenture limit its ability to pay dividends in excess of certain amounts or if certain covenants are not met.

On February 3, 2017, the Navios Acquisition Board declared a quarterly cash dividend in respect of the fourth quarter of 2016 of $0.05 per share of Navios Acquisition Common Stock payable on March 14, 2017 to stockholders of record as of March 7, 2017. A dividend in the aggregate amount of $7.9 million was paid on March 14, 2017 out of which $7.5 million was paid to the stockholders of record as of March 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On May 12, 2017, the Navios Acquisition Board declared a quarterly cash dividend in respect of the first quarter of 2017 of $0.05 per share of Navios Acquisition Common Stock payable on June 14, 2017 to stockholders of record as of June 7, 2017. A dividend in the aggregate amount of $7.9 million was paid on June 14, 2017 out of which $7.5 million was paid to the stockholders of record as of June 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On August 9, 2017, the Navios Acquisition Board declared a quarterly cash dividend in respect of the second quarter of 2017 of $0.05 per share of Navios Acquisition Common Stock payable on September 14, 2017

89

to stockholders of record as of September 7, 2017. A dividend in the aggregate amount of $7.9 million was paid on September 14, 2017 out of which $7.5 million was paid to the stockholders of record as of September 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On October 25, 2017, the Navios Acquisition Board declared a quarterly cash dividend in respect of the third quarter of 2017 of $0.05 per share of Navios Acquisition Common Stock payable on December 12, 2017 to stockholders of record as of December 6, 2017. A dividend in the aggregate amount of $7.9 million was paid on December 12, 2017 out of which $7.5 million was paid to the stockholders of record as of December 6, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On January 26, 2018, the Navios Acquisition Board declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.02 per share of Navios Acquisition Common Stock payable on March 27, 2018 to stockholders of record as of March 22, 2018. A dividend in the aggregate amount of $3.1 million was paid on March 27, 2018 out of which $2.9 million was paid to the stockholders of record as of March 22, 2018 and $0.15 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On May 4, 2018, the Navios Acquisition Board declared a quarterly cash dividend in respect of the first quarter of 2018 of $0.02 per share of Navios Acquisition Common Stock payable on June 27, 2018 to stockholders of record as of June 21, 2018. A dividend in the aggregate amount of $3.1 million was paid on June 27, 2018 out of which $2.9 million was paid to the stockholders of record as of June 21, 2018 and $0.15 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On July 31, 2018, the Navios Acquisition Board declared a quarterly cash dividend in respect of the second quarter of 2018 of $0.02 per share of Navios Acquisition Common Stock payable on September 27, 2018 to stockholders of record as of September 20, 2018. A dividend in the aggregate amount of $3.0 million was paid on September 27, 2018 out of which $2.89 million was paid to the stockholders of record as of September 20, 2018 and $0.15 million was paid to Navios Holdings, the holder of the 1,000 shares of Navios Acquisition Series C Preferred Stock.

On November 2, 2018, the Navios Acquisition Board declared a quarterly cash dividend in respect of the third quarter of 2018 of $0.02 per share of Navios Acquisition Common Stock payable on December 5, 2018 to stockholders of record as of November 27, 2018.

The declaration and payment of any further dividends remain subject to the discretion of the Navios Acquisition Board and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Navios Acquisition Board may deem advisable.

Transfer Agent

The transfer agent for Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

90

COMPARISON OF STOCKHOLDER AND UNITHOLDER RIGHTS

As a result of the Merger, holders of Navios Midstream Public Units will receive shares of Navios Acquisition Common Stock or shares of Navios Acquisition Series E Preferred Stock in exchange for their Navios Midstream Common Units. Navios Midstream is formed under the laws of the Marshall Islands and subject to the laws of the Marshall Islands, including the MIBCA, and Navios Acquisition is incorporated under the laws of the Marshall Islands and subject to the laws of the Marshall Islands, including the MIBCA. The rights of holders of Navios Midstream Units are governed by Marshall Islands law and Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement, while the rights of holders of Navios Acquisition Common Stock or Navios Acquisition Series E Preferred Stock are governed by Marshall Islands law and the amended and restated articles of incorporation (as amended) and bylaws of Navios Acquisition. Following the Merger, the rights of holders Navios Midstream Common Units who become stockholders of Navios Acquisition in the Merger will be governed by the laws of the Marshall Islands, Navios Acquisition’s amended and restated articles of incorporation (as amended) and Navios Acquisition’s bylaws, both as currently in effect and as will be in effect at the completion of the Merger.

Navios Acquisition	Navios Midstream

Authorized Capital Stock / Units

Navios Acquisition is authorized to issue up to (i) 250,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.	The Navios Midstream Board may issue additional partnership securities without the approval of any limited partners of Navios Midstream, but subject to the approval of Navios Midstream GP in the case where issuances of equity are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on Navios Midstream GP.

As of November 14, 2018, Navios Acquisition had outstanding (i) 12,178,304 shares of Navios Acquisition Common Stock and (ii) 1,000 shares of Navios Acquisition Series C Preferred Stock.	As of November 14, 2018, Navios Midstream had outstanding (i) 20,947,418 Navios Midstream Common Units, (ii) 0 Subordinated Series A Units and (iii) 427,499 General Partner Units.

The shares of Navios Acquisition Common Stock shares are listed on the NYSE under the symbol “NNA”.

Navios Acquisition will use reasonable efforts to cause the Navios Acquisition Series E Preferred Stock to be approved for listing on the NYSE, however no such listing will occur if either (i) the listing is not permitted by the NYSE or (ii) holders of 50% or fewer of the Navios Midstream Public Units elect (or are deemed to have elected) to receive Preferred Stock Consideration.

Navios Midstream Common Units are traded on the NYSE under the symbol “NAP”.

The Navios Acquisition Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of Navios Acquisition preferred stock, the terms and rights of that series, including (i) the designation of the series; (ii) the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations	The Navios Midstream Board is authorized to issue any class or series of partnership securties in Navios Midstream, and determine the designations, preferences, rights, powers and duties of such series, including (i) the right to share in distributions, (ii) the rights upon dissolution and liquidation, (iii) whether, and the terms and conditions upon which, Navios

91

Navios Acquisition	Navios Midstream
or restrictions of such series; and (iii) the voting rights, if any, of the holders of the series.	Midstream may or shall be required to redeem such series (including sinking fund provisions), (iv) whether such series is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (v) the terms and conditions upon which the series will be issued, evidenced by certificates and assigned or transferred, (vi) the method for determining the Percentage Interest as to such series and (vii) the voting rights, if any, of the holders of the series.

Conversion into Common Stock/Units

The Navios Acquisition Series E Preferred Stock is convertible, at the option of its holder at any time commencing on the six-month anniversary of the closing of the Merger, into 0.34 of a share of Navios Acquisition Common Stock. The Conversion Rate is subject to customary anti-dilution adjustments in the event of future stock dividends, subdivisions, splits, combinations or reverse stock splits regarding Navios Acquisition Common Stock.

The Navios Acquisition Series E Preferred Stock shall be automatically converted into Navios Acquisition Common Stock at the Conversion Rate upon the first to occur of:

•  the first Trading Day after any consecutive thirty Trading Day period during which the last sales price of the Navios Acquisition Common Stock reported on the NYSE shall have been at least $9.24 per share for at least twenty Trading Days during such consecutive thirty Trading Day period; provided that if such first Trading Day occurs prior to the second anniversary of the closing of the Merger, mandatory conversion will occur on the second anniversary of the closing of the Merger;

•  the two-and-a-half year anniversary of the closing of the Merger; and

•  the first Trading Day that the number of outstanding shares of Navios Acquisition Series E Preferred Stock constitutes less than 20% of the number of Navios Midstream Public Units outstanding immediately prior to the closing of the Merger.

Not applicable.

92

Navios Acquisition	Navios Midstream
Dividends

Dividends upon the capital stock of Navios Acquisition may be declared by the Navios Acquisition Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of Navios Acquisition. Before payment of any dividend, there may be set aside out of any funds of Navios Acquisition available for dividends such sum or sums as the Navios Acquisition Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Navios Acquisition, or for such other purpose as the Navios Acquisition Board shall think conducive to the interest of Navios Acquisition, and the Navios Acquisition Board may modify or abolish any such reserve in the manner in which it was created.

If the Navios Acquisition Board shall declare a dividend payable upon the then-outstanding shares of Navios Acquisition Common Stock, the holders of the outstanding shares of Navios Acquisition Series E Preferred Stock shall be entitled to receive dividends on the Navios Acquisition Series E Preferred Stock in an amount equal to the amount that would have been received on the number of shares of Navios Acquisition Common Stock into which the shares of Navios Acquisition Series E Preferred Stock held by each holder thereof could be converted at the applicable Conversion Rate.

Cash available for distribution, as determined by the Navios Midstream Board with respect to any quarter, that is deemed to be Operating Surplus (as defined in the Fifth Amended and Restated Limited Partnership Agreement) shall be distributed as follows:

(a) First, 100% to Navios Midstream GP and the holders of Navios Midstream Common Units in accordance with their respective ownership percentage, until there has been distributed in respect of each Navios Midstream Common Unit then outstanding an amount equal to the Minimum Quarterly Distribution (as defined in the Fifth Amended and Restated Limited Partnership Agreement) for such quarter;

(b) Second, 100% to Navios Midstream GP and the holders of Navios Midstream Common Units in accordance with their respective ownership percentage, until there has been distributed in respect of each Navios Midstream Common Unit then outstanding an amount equal to the excess of the First Target Distribution (as defined in the Fifth Amended and Restated Limited Partnership Agreement) over the Minimum Quarterly Distribution for such quarter;

(c) Third, (i) to Navios Midstream GP in accordance with its ownership interest, (ii) 13.0% to the holders of the Navios Midstream incentive distribution rights, pro rata, and (ii) to all holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (c), until there has been distributed in respect of each Common Unit then outstanding an amount equal to the excess of the Second Target Distribution (as defined in the Fifth Amended and Restated Limited Partnership Agreement) over the First Target Distribution for such quarter;

(d) Fourth, (i) to Navios Midstream GP in accordance with its ownership percentage, (ii) 23.0% to the holders of the Navios Midstream incentive distribution rights, pro rata and (iii) to all holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (i) and (ii) of this clause (d), until there has been distributed in respect of each Navios Midstream Common Unit then

93

Navios Acquisition	Navios Midstream

outstanding an amount equal to the excess of the Third Target Distribution (as defined in the Fifth Amended and Restated Limited Partnership Agreement) over the Second Target Distribution for such quarter; and

(e) Thereafter, (i) to Navios Midstream GP in accordance with its ownership percentage; (ii) 48.0% to the holders of the Navios Midstream incentive distribution rights, pro rata; and (iii) to all holders of Navios Midstream Common Units, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (e); provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero, the distribution will be made solely in accordance with this clause (e).

Cash available for distribution, as determined by the Navios Midstream Board with respect to any quarter, that is deemed to be Capital Surplus (as defined in the Fifth Amended and Restated Limited Partnership Agreement) shall be distributed as follows: 100% to Navios Midstream GP and the holders of Navios Midstream Common Units in accordance with their respective ownership percentage, until a hypothetical holder of a Navios Midstream Common Unit acquired on the closing date as defined in the Fifth Amended and Restated Limited Partnership Agreement has received with respect to such Navios Midstream Common Unit, during the period since the closing date as defined in the Fifth Amended and Restated Limited Partnership Agreement through such date, distributions that are deemed to be Capital Surplus in an aggregate amount equal to the initial Navios Midstream Common Unit price. Thereafter, all cash available for distribution shall be distributed as if it were Operating Surplus and shall be distributed in accordance with the foregoing.

Voting Rights

Navios Acquisition’s bylaws provide that if a quorum is present, and unless otherwise required by law, the amended and restated articles of incorporation of Navios Acquisition or the bylaws of Navios Acquisition, any question (other than the election of directors) brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the shares represented and entitled to vote thereat.	Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement provides that if a quorum is present, the act of limited partners holding outstanding units that in the aggregate represent a majority of the outstanding units entitled to vote and represented in person or by proxy at such meeting shall be deemed to constitute the act of all limited partners, unless a greater or different percentage is required with respect to such action under the

94

Navios Acquisition	Navios Midstream

The holders of Navios Acquisition Common Stock shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder, unless otherwise provided by the amended and restated articles of incorporation of Navios Acquisition. The holders of Navios Acquisition Series E Preferred Stock shall have voting rights that are identical to the voting rights of the Navios Acquisition Common Stock and shall vote on an as-converted basis with the Navios Acquisition Common Stock as a single class. The holders of Navios Acquisition Series C Preferred Stock do not have voting rights.

provisions of the Fifth Amended and Restated Limited Partnership Agreement.

Directors

Navios Acquisition’s bylaws provide that at all meetings of shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. There is no provision for cumulative voting.

Under Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement, Navios Midstream GP delegated to the Navios Midstream Board all management powers over the business and affairs of Navios Midstream that it may then or thereafter possess under applicable law, unless otherwise provided under the agreement.

Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement provides that appointed directors (which comprise 3 out of the 7 directors on the Navios Midstream Board) shall be appointed by Navios Midstream GP.

The elected directors (which comprise 4 out of the 7 directors on the Navios Midstream Board) are elected by a plurality of the votes of the outstanding Navios Midstream Common Units present in person or represented by proxy at the annual meeting with each outstanding Navios Midstream Common Unit having one vote. The Navios Midstream Board shall be entitled to nominate individuals to stand for election as elected directors at an annual meeting.

The Navios Acquisition Board shall be divided into classes as more fully described in the amended and restated articles of incorporation of Navios Acquisition. Each director shall hold office until the next annual meeting of shareholders at which his or her class stands for election or until such director’s earlier resignation, removal from office, death or incapacity.

Each appointed director shall hold office until his or her successor is duly appointed by Navios Midstream GP and qualified or until his or her earlier death, resignation or removal.

At each annual meeting, elected directors so classified who are elected to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

The number of directors which shall constitute the Navios Acquisition Board shall be not less than 1 nor more than 9.	The Navios Midstream Board shall consist of 7 individuals, of which 3 directors shall be appointed directors and 4 directors are elected directors.

95

Navios Acquisition	Navios Midstream
The entire Navios Acquisition Board or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote in an election of directors.

Any appointed director may be removed at any time, (i) without cause, only by Navios Midstream GP and, (ii) with cause, by (x) Navios Midstream GP, (y) by the affirmative vote of the holders of a majority of the outstanding units, voting as a single class, at a properly called meeting of the limited partners or (z) by the affirmative vote of a majority of the other members of the Navios Midstream Board.

Any and all of the elected directors may be removed at any time, with cause, only by the affirmative vote of a majority of the other members of the Navios Midstream Board or at a properly called meeting of the limited partners only by the affirmative vote of the holders of a majority of the outstanding common units.

Quorum and Action by the Board of Directors

Except as may be otherwise specifically provided by law, the amended and restated articles of incorporation of Navios Acquisition or the bylaws of Navios Acquisition, at all meetings of the Navios Acquisition Board or any committee thereof, a majority of the entire Navios Acquisition Board or such committee, as the case may be, shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Navios Acquisition Board.	A majority of the number of members of the Navios Midstream Board then in office shall constitute a quorum for the transaction of business at any meeting of the Navios Midstream Board.

Director and Officer Limitation on Liability and Indemnification

Navios Acquisition’s bylaws provide that no Navios Acquisition director or officer shall be personally liable to Navios Acquisition or to any shareholder for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to Navios Acquisition or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the director or officer derived an improper personal benefit.	Members of the Navios Midstream Board and Navios Midstream GP may exercise any of the powers granted to them and perform any of the duties imposed upon them under the Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement either directly or by or through its agents, and the members of the Navios Midstream Board and Navios Midstream GP shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Navios Midstream Board or Navios Midstream GP in good faith.

Navios Acquisition’s bylaws provide that Navios Acquisition shall indemnify any director or officer of Navios Acquisition if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Navios Acquisition, and, with respect to any criminal action or proceeding, had	Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement provides that to the extent permitted by law but subject to the limitations expressly provided in the Fifth Amended and Restated Limited Partnership Agreement, any general partner, director and officer shall be indemnified and

96

Navios Acquisition	Navios Midstream

no reasonable cause to believe his or her conduct was unlawful.	held harmless by Navios Midstream unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which indemnification is sought, such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the such conduct was unlawful.

Navios Acquisition shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Navios Acquisition, or is or was serving at the request of Navios Acquisition as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not Navios Acquisition would have the power to indemnify him against such liability.	Navios Midstream may purchase and maintain (or reimburse costs of) insurance, on behalf of the Navios Midstream Board and Navios Midstream GP, its affiliates and such other persons as the Navios Midstream Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with Navios Midstream’s activities or such person’s activities on behalf of Navios Midstream, regardless of whether Navios Midstream would have the power to indemnify such person against such liability under the provisions of the Fifth Amended and Restated Limited Partnership Agreement or law.

Stockholder / Unitholder Meetings

Annual Meetings. Navios Acquisition’s bylaws provide that the annual meeting of shareholders shall be held on such date and at such time as may be fixed by the Navios Acquisition Board and stated in the notice of the meeting for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with Navios Acquisitions’ bylaws. Written notice of an annual meeting stating the place, date and hour of the meeting shall be given to each shareholder entitled to vote at such meeting not less than 15 nor more than 60 days before the date of the annual meeting.	Annual Meetings. Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement provides that the annual meeting of limited partners shall be held annually to elect directors on the Navios Midstream Board.

Special Meetings. Navios Acquisition’s bylaws provide that special meetings of the shareholders, unless otherwise prescribed by statute or by the articles of incorporation, may only be called by a majority of the entire Navios Acquisition Board, or the Chief Executive Officer or the Chairman of Navios Acquisition, and shall be called by the Secretary of Navios Acquisition at the request in writing of shareholders owning a majority in amount of the entire capital stock of Navios Acquisition issued and outstanding and entitled to vote.

Unless otherwise provided by law, written notice of a special meeting of shareholders, stating the time, place and purpose or purposes thereof, shall be given to each

Special Meetings. Navios Midstream’s Fifth Amended and Restated Limited Partnership Agreement provides that special meetings of the limited partners may be called by Navios Midstream GP, the Navios Midstream Board or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Limited partners shall call a special meeting by delivering to the Navios Midstream Board one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such

97

Navios Acquisition	Navios Midstream
shareholder entitled to vote at such meeting, not less than 15 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

special meeting may only be to vote on matters that require the vote of the unitholders.

A meeting shall be held at a time and place determined by the Navios Midstream Board on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited partners shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Navios Midstream so as to jeopardize the limited partners’ limited liability under the Limited Partnership Act of The Republic of the Marshall Islands or the law of any other jurisdiction in which Navios Midstream is qualified to do business.

Quorum of Stockholders / Unitholders

The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by the MIBCA or by the amended and restated articles of incorporation of Navios Acquisition.	The holders of 33% of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by Navios Midstream GP) represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes unless any such action by the limited partners requires approval by holders of a greater percentage of such units, in which case the quorum shall be such greater percentage.

Stockholder / Unitholder Proposals and Nominations

Nominations of persons for election to the Navios Acquisition Board at a meeting of shareholders may be made at such meeting by or at the direction of the Navios Acquisition Board, by any committee or persons appointed by the Navios Acquisition Board or by any shareholder of Navios Acquisition entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Navios Acquisitions’ bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of Navios Acquisition not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

Any limited partner or group of limited partners that beneficially owns 10% or more of the outstanding Navios Midstream Common Units shall be entitled to nominate one or more individuals to stand for election as elected directors at an annual meeting by providing written notice thereof to the Navios Midstream Board not more than 120 days and not less than 90 days prior to the date of such annual meeting. In the event the date of the annual meeting was not publicly announced by Navios Midstream by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Navios Midstream Board not later than the close of business on the 10th day following the date on which the date of the annual meeting was announced.

98

Navios Acquisition	Navios Midstream
Stockholder / Unitholder Action Without a Meeting

Unless otherwise provided by the amended and restated articles of incorporation of Navios Acquisition, any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding shares entitled to vote thereon.	If authorized by the Navios Midstream Board, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by Navios Midstream GP) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such national securities exchange shall govern).

Amendments of Governing Instruments

Amendment of Bylaws. Bylaws may be adopted, amended or repealed by the shareholders entitled to vote thereon at any regular or special meeting or by the Navios Acquisition Board. The fact that such power has been so conferred upon the Navios Acquisition Board shall not divest the shareholders of the power nor limit their power to adopt, amend or repeal Bylaws.

Amendment of the Fifth Amended and Restated Limited Partnership Agreement.

1.  Amendments by the Navios Midstream Board. The Navios Midstream Board, without the approval of any limited partner or Navios Midstream GP, may amend any provision of the agreement to reflect:

(a)   a change in the name of Navios Midstream, the location of the principal place of business of Navios Midstream, the registered agent of Navios Midstream or the registered office of Navios Midstream;

(b)   admission, substitution, withdrawal or removal of partners in accordance with the agreement;

(c)   a change that the Navios Midstream Board determines to be necessary or appropriate to qualify or continue the qualification of Navios Midstream as a limited partnership or a partnership in which the limited partners have limited liability under the laws of The Marshall Islands;

(d)   a change that the Navios Midstream Board determines (i) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive,

99

Navios Acquisition	Navios Midstream

order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the units are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the Navios Midstream Board pursuant to provisions relating to split sand combinations or (iv) is required to effect the intent expressed in the registration statement or the intent of the provisions of the agreement or is otherwise contemplated by the Fifth Amended and Restated Limited Partnership Agreement;

(e)   a change in the fiscal year or taxable year of Navios Midstream and any other changes that the Navios Midstream Board determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of Navios Midstream including, if the Navios Midstream Board shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by Navios Midstream;

(f)   an amendment that is necessary, in the opinion of counsel, to prevent Navios Midstream, the members of the Navios Midstream Board, or Navios Midstream GP or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)   an amendment that the Navios Midstream Board, and if required by the Fifth Amended and Restated Limited Partnership Agreement, Navios Midstream GP, determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Navios Midstream Securities;

(h)   any amendment expressly permitted in the Fifth Amended and Restated Limited Partnership Agreement to be made by the Navios Midstream Board acting alone;

100

Navios Acquisition	Navios Midstream

(i) an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the Fifth Amended and Restated Limited Partnership Agreement;

(j) an amendment that the Navios Midstream Board determines to be necessary or appropriate to reflect and account for the formation by Navios Midstream of, or investment by Navios Midstream in, any corporation, partnership, joint venture, limited liability company or other person, in connection with the conduct by Navios Midstream of permitted activities;

(k)   a conversion, merger or conveyance pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement; or

(l) any other amendments substantially similar to the foregoing.

2.  Amendments requiring approval of the Navios Midstream Board and the holders of Navios Midstream Common Units. Amendments to the Fifth Amended and Restated Limited Partnership Agreement may be proposed only by, or with the written consent of, the Navios Midstream Board. A proposed amendment shall be effective upon its approval by the Navios Midstream Board and the holders of a majority of the outstanding Navios Midstream Common Units, unless a greater or different percentage is required under the Fifth Amended and Restated Limited Partnership Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units shall be set forth in a writing that contains the text of the proposed amendment.

3.  Other Amendments.

(a)   No provision of the Fifth Amended and Restated Limited Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by Navios Midstream GP or its affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

101

Navios Acquisition	Navios Midstream

(b)   No amendment to the Fifth Amended and Restated Limited Partnership Agreement may (i) enlarge the obligations of any limited partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to clause (c) below, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, Navios Midstream GP or any of its affiliates without its consent, which consent may be given or withheld at Navios Midstream GP’s option, (iii) change Section 12.1(a) of the Fifth Amended and Restated Limited Partnership Agreement, or (iv) change the term of Navios Midstream or, except as set forth in Section 12.1(a) of the Fifth Amended and Restated Limited Partnership Agreement, give any person the right to dissolve Navios Midstream.

(c)   Except the limited partner approval required in the cases of mergers and consolidation, and without limitation of the Navios Midstream Board’s authority to adopt amendments to the Fifth Amended and Restated Limited Partnership Agreement without the approval of any limited partners, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

(d)   Notwithstanding any other provision of Fifth Amended and Restated Limited Partnership Agreement, except as provided for in the agreement, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless Navios Midstream obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Preemptive Rights

Holders of Navios Acquisition shares will not have preferential or preemptive rights to subscribe to any of Navios Acquisition’s shares or securities convertible or exchangeable into such shares.	No person shall have any preemptive, preferential or other similar right with respect to the issuance of any security of Navios Midstream, whether unissued, held in the treasury or hereafter created. Navios Midstream GP shall have the right, which it may from time to time assign in whole or in part to any of

102

Navios Acquisition	Navios Midstream
its affiliates, to purchase any security of Navios Midstream from Navios Midstream whenever, and on the same terms that, Navios Midstream issues such security of Navios Midstream to persons other than Navios Midstream GP and its affiliates, to the extent necessary to maintain the percentage interests of Navios Midstream GP and its affiliates equal to that which existed immediately prior to the issuance of such security of Navios Midstream.

Derivative Actions

Under the MIBCA, any Navios Acquisition shareholder may bring an action in Navios Acquisition’s name to procure a judgment in Navios Acquisition’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Navios Acquisition Common Stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.	Under the Revised Partnership Act of The Republic of Marshall Islands, any Navios Midstream a partner may bring an action in Navios Midstream’s name to procure a judgment in Navios Midstream’s favor, also known as a derivative action, provided that the partner bringing the action is a partner of Navios Midstream both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Liquidation

In the event of a liquidation, dissolution or winding up of Navios Acquisition, all property and all cash in excess of that required to discharge liabilities of Navios Acquisition shall be distributed as follows:

(i) Before any payment shall be made or any assets distributed to the holders of the Navios Acquisition Common Stock or the Navios Acquisition Series C Preferred Stock, the holders of the Navios Acquisition Series E Preferred Stock then-outstanding shall be entitled to receive, in respect of each share of Navios Acquisition Series E Preferred Stock an amount equal to (a) the greater of (x) $3.01 and (y) the payments or assets that such holders would have been entitled to receive in respect of the number of shares of Navios Acquisition Common Stock then issuable upon conversion of such share of Navios Acquisition Series E Preferred Stock Shares had all of the outstanding shares of Navios Acquisition Series E Preferred Stock been converted as of immediately prior to such liquidation event into shares of Navios Acquisition Common Stock at the applicable Conversion Rate, plus (b) any declared but unpaid dividends on such share of Navios Acquisition Series E Preferred Stock to which such holder is entitled. Following payment to the holders of the Navios Acquisition Series E Preferred Stock of the full preferential amounts described above, the holders of the Navios Acquisition Series E Preferred Stock shall

In the event of a liquidation, dissolution or winding up of Navios Midstream, all property and all cash in excess of that required to discharge liabilities of Navios Midstream shall be distributed as follows:

(i) If the the average of the daily closing prices for the 20 consecutive trading days of the Navios Midstream Common Units (which we refer to as the “Current Market Price”) as of the date three trading days prior to the announcement of the proposed liquidation exceeds the initial unit price, minus all distributions received in respect of such unit:

(a) First, (x) to Navios Midstream GP in accordance with its ownership percentage and (y) to all the holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less Navios Midstream GP’s ownership percentage, until there has been distributed in respect of each Navios Midstream Common Unit then outstanding an amount equal to such Current Market Price of a Navios Midstream Common Unit;

(b) Second to Navios Midstream GP in accordance with its ownership percentage; and

(c) Thereafter (x) to Navios Midstream GP in accordance with its ownership percentage; (y) 50.0%

103

Navios Acquisition	Navios Midstream

have no further right to participate in any assets of the Company available for distribution.

(ii) Following the distribution described in clause (i), all remaining assets of Navios Acquisition shall be distributed to the holders of Navios Acquisition Common Stock and Navios Acquisition Series C Preferred Stock (on an as-converted basis) pro rata.

to the holders of the Navios Midstream incentive distribution rights, pro rata; and (z) to all holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(c);

(ii) If the Current Market Price of the Navios Midstream Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the initial unit price, minus all distributions received in respect of such unit:

(a) First, (x) to Navios Midstream GP in accordance with its ownership percentage and (y) to all the holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less Navios Midstream GP’s ownership percentage, until there has been distributed in respect of each Navios Midstream Common Unit then outstanding an amount equal to the initial unit price, minus all distributions received in respect of such unit;

(b) Second, to Navios Midstream GP in accordance with its ownership percentage; and

(c) Thereafter, (x) to Navios Midstream GP in accordance with its ownership interest; (y) 48.0% to the holders of the Navios Midstream incentive distribution rights, pro rata and (z) to all holders of Navios Midstream Common Units, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(c).

104

REPUBLIC OF MARSHALL ISLANDS COMPANY CONSIDERATIONS

Navios Acquisition’s corporate affairs are governed by its amended and restated articles of incorporation and bylaws, and by the MIBCA. The provisions of the MIBCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in The Republic of the Marshall Islands interpreting the MIBCA. The rights and fiduciary responsibilities of directors under the law of The Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the MIBCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the MIBCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.	Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the meeting.

105

Marshall Islands	Delaware
Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one- third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the Merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

106

Marshall Islands	Delaware
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of dissenting shareholders under the MIBCA to receive payment of the appraised fair value of their shares may not be available “if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.”	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the

107

Marshall Islands	Delaware

articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of The Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

108

ENFORCEABILITY OF NAVIOS ACQUISITION CIVIL LIABILITIES

Navios Acquisition is incorporated under the laws of The Republic of the Marshall Islands and Navios Acquisition’s principal administrative offices are located outside of the United States in Monte Carlo, Monaco. A majority of the directors, officers and the experts named in this information statement/prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve legal process within the United States upon Navios Acquisition or any of these persons. U.S. investors may also have difficulty enforcing, both in and outside the United States, judgments they may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

109

LEGAL MATTERS

The validity of the shares of Navios Acquisition Common Stock offered hereby and other matters relating to Marshall Islands and U.S. law will be passed upon for Navios Acquisition by Reeder & Simpson P.C., counsel to Navios Acquisition.

110

EXPERTS

The consolidated financial statements of Navios Acquisition as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2017 included in this information statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Navios Midstream at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in this information statement/prospectus as Annex F have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras Street, 15125 Maroussi, Greece.

111

WHERE YOU CAN FIND MORE INFORMATION

Each of Navios Acquisition and Navios Midstream files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document Navios Acquisition or Navios Midstream files with or furnishes to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Navios Acquisition and Navios Midstream file with or furnish to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The shares of Navios Acquisition Common Stock are listed on the NYSE under the trading symbol “NNA.” Navios Midstream Common Units are listed on the NYSE under the trading symbol “NAP.”

112

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 7, 2018

by and among

NAVIOS MARITIME ACQUISITION CORPORATION,

NMA SUB LLC,

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.,

and

NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC

2

3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2018 (the “Execution Date”), is entered into by and among Navios Maritime Acquisition Corporation, a Republic of the Marshall Islands corporation (“Parent”), NMA Sub LLC, a Republic of the Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Navios Maritime Midstream Partners L.P., a Republic of the Marshall Islands limited partnership (“NAP”), and Navios Maritime Midstream Partners GP LLC, a Republic of the Marshall Islands limited liability company and the general partner of NAP (“NAP General Partner”).

WITNESSETH:

WHEREAS, Parent and NAP desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, at a meeting duly called and held, the NAP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting the NAP Special Approval), (c) resolved to recommend to the NAP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (such recommendation, the “NAP Conflicts Committee Recommendation”), and (d) resolved to recommend, and to direct the NAP Board to recommend, the approval of this Agreement and the Merger, by the Holders of NAP Common Units;

WHEREAS, at a meeting duly called and held, upon the receipt of the recommendation of the NAP Conflicts Committee, the NAP Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of NAP Common Units by written consent pursuant to Section 13.11 and Section 14.3 of the NAP Partnership Agreement and recommended the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Holders of NAP Common Units (such recommendation, the “NAP Board Recommendation”);

WHEREAS, the NAP General Partner has consented to this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 14.2 of the NAP Partnership Agreement;

WHEREAS, at a meeting duly called and held, the Board of Directors of Parent, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement, the issuance of shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”) and the designation and issuance of shares of Series E Convertible Preferred Stock of Parent, par value $0.0001 per share (“Parent Series E Preferred Stock,” and together with Parent Common Stock, “Parent Issued Stock”), in each case in connection with the Merger (the “Parent Stock Issuance”), and (c) approved and declared advisable an amendment to the Articles of Incorporation of Parent providing for a reverse stock split in respect of all issued and outstanding shares of Parent Common Stock (such reverse stock split, the “Parent Reverse Stock Split”) and has directed that the Parent Reverse Stock Split be submitted to a vote of the holders of Parent Common Stock;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and for Parent to be treated as a corporation

4

under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that is a U.S. person and that holds 5% or more of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(i)) immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the NAP Group Entities, and (ii) with respect to the NAP Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Amended NAP Partnership Agreement” has the meaning set forth in Section 2.1(d).

“Book-Entry NAP Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Certificate of Designation” has the meaning set forth in Section 2.1(b)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(i).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Election” has the meaning set forth in Section 2.1(c)(i)(A).

“Common Stock Election Consideration” has the meaning set forth in Section 2.1(c)(i)(A).

“Common Stock Election Threshold” means eighty (80%) percent or more of the NAP Public Units outstanding as of 5:00 P.M. New York City time on the last Business Day prior to the Closing Date shall have been Elected (or deemed to have been Elected pursuant to the final sentence of Section 2.3(c)) to receive Common Stock Election Consideration.

“Common Stock Election Total” has the meaning set forth in Section 2.3(c).

“Common Stock Election Unit” has the meaning set forth in Section 2.3(c).

5

“D&O Insurance” has the meaning set forth in Section 5.8(b).

“Effective Time” has the meaning set forth in Section 2.1(b)(i).

“Elect” has the meaning set forth in Section 2.3(c).

“Election” has the meaning set forth in Section 2.3(c).

“Election Deadline” has the meaning set forth in Section 2.3(d).

“Election Form” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Holders” means, when used with reference to shares of the Parent Issued Stock or the NAP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or NAP, respectively.

“Intended Tax Treatment” has the meaning set forth in the Preamble.

“Late Election Time” has the meaning set forth in Section 2.3(d).

“Latest NAP Quarter 6-K” has the meaning set forth in Section 3.6(a).

“Latest Parent Quarter 6-K” has the meaning set forth in Section 4.6(a).

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

6

“Marshall Islands Business Corporations Act” means the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Marshall Islands Limited Liability Company Act” means the Limited Liability Company Act of the Associations Law of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Marshall Islands Limited Partnership Act” means the Limited Partnership Act of the Associations Law of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Merger” means the merger of Merger Sub with and into NAP, with NAP as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Tax Opinion” has the meaning set forth in Section 5.7.

“NAP” has the meaning set forth in the Preamble.

“NAP 20-F” has the meaning set forth in Section 3.6(a).

“NAP Board” means the Board of Directors of NAP.

“NAP Board Recommendation” has the meaning set forth in the Preamble.

“NAP Cancelled Units” has the meaning set forth in Section 2.1(c)(iii).

“NAP Certificate” has the meaning set forth in Section 2.1(c)(ii).

“NAP Common Units” means the “Common Units,” as defined in the NAP Partnership Agreement.

“NAP Conflicts Committee” means the Conflicts Committee (as defined in the NAP Partnership Agreement) of the NAP Board.

“NAP Conflicts Committee Recommendation” has the meaning set forth in the Preamble.

“NAP D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any NAP Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any NAP Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an NAP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“NAP Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by NAP, the NAP General Partner and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“NAP Financial Statements” has the meaning set forth in Section 3.6(a).

7

“NAP General Partner Interest” means the “General Partner Interest,” as defined in the NAP Partnership Agreement.

“NAP General Partner Units” means the “General Partner Units,” as defined in the NAP Partnership Agreement.

“NAP General Partner” has the meaning set forth in the Preamble.

“NAP Group Entities” means NAP and the NAP Subsidiaries.

“NAP Incentive Distribution Rights” means the “Incentive Distribution Rights,” as defined in the NAP Partnership Agreement.

“NAP Information Statement” has the meaning set forth in Section 5.2(a).

“NAP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the NAP Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an NAP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the NAP Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to NAP or any of the NAP Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) NAP taking any action required or contemplated by this Agreement, (g) any change in the market price or trading volume of the limited partner interests or other equity securities of NAP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NAP Material Adverse Effect) (h) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (i) any failure of NAP to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NAP Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the NAP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of NAP to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“NAP Material Contract” has the meaning set forth in Section 3.11(a).

“NAP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NAP, as amended, supplemented or restated from time to time.

“NAP Partnership Interest” means “Partnership Interest,” as defined in the NAP Partnership Agreement.

“NAP Public Units” means the NAP Common Units other than the NAP Common Units held directly or indirectly by the Parent Group Entities or by the NAP Group Entities.

8

“NAP SEC Reports” has the meaning set forth in Section 3.5(a).

“NAP Special Approval” means “Special Approval,” as defined in the NAP Partnership Agreement.

“NAP Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by NAP.

“NAP Written Consent” has the meaning set forth in Section 3.2.

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.7(a).

“Outside Date” has the meaning set forth in Section 7.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 20-F” has the meaning set forth in Section 4.6(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent and the Parent Subsidiaries.

“Parent Issued Stock” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the NAP Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the Parent Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any NAP Group Entity, (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of

9

Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect) (i) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (j) any failure of Parent to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (i) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.11(a).

“Parent Parties” means Parent, Merger Sub and NAP General Partner.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent Reverse Stock Split” has the meaning set forth in the Recitals.

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Series E Preferred Stock” has the meaning set forth in the Recitals.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any NAP Group Entity.

“Parent Tax Counsel” has the meaning set forth in Section 5.7.

“Permits” has the meaning set forth in Section 3.10(a).

“Permitted Indebtedness” means, (i) in the case of Parent, (a) Refinancing Indebtedness, (b) additional indebtedness with a principal amount of up to 10% of the aggregate principal amount of the existing indebtedness of the Parent Group Entities in effect as of the date hereof and (c) any intercompany indebtedness between the Parent Group Entities, and (ii) in the case of NAP, any intercompany indebtedness between the NAP Group Entities.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or NAP Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or NAP Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or NAP Group Entities, as applicable.

10

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Preferred Stock Election” has the meaning set forth in Section 2.1(c)(i)(B).

“Preferred Stock Election Consideration” has the meaning set forth in Section 2.1(c)(i)(B).

“Preferred Stock Election Total” has the meaning set forth in Section 2.3(c).

“Preferred Stock Election Unit” has the meaning set forth in Section 2.3(c).

“Proceedings” has the meaning set forth in Section 3.7(a).

“Proposed Transaction” has the meaning set forth in Section 5.2(g).

“Refinancing Indebtedness” means any indebtedness of any Parent Group Entity issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund, other indebtedness of any Parent Group Entity outstanding as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith).

“Registration Statement” has the meaning set forth in Section 3.17.

“Reverse Split Ratio” means a fraction the numerator of which is one and the denominator of which is the number of shares of Parent Common Stock being combined into one share of Parent Common Stock in the Parent Reverse Stock Split.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, when used with reference to Parent or NAP, the Parent Subsidiaries or the NAP Subsidiaries, respectively.

“Surrender” means, when used with reference to an NAP Public Unit, the proper delivery of an NAP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b) or 2.3(a)) or the proper completion, with respect to a Book-Entry NAP Common Unit, of all procedures necessary, in either case, to effect the transfer of such NAP Public Unit in accordance with the terms of the Letter of Transmittal or Election Form and such other procedures as may be reasonably established by the Exchange Agent.

11

“Surviving Entity” has the meaning set forth in Section 2.1(b)(i).

“Tax Return” means all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section  1.1502-6 (or any similar provision of law) or otherwise.

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II.

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the

12

Merger and the transactions contemplated by this Section 2.1 shall be held at the principal executive offices of Parent, located at 7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco, on the third Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by Parent and NAP. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time; Other Filing.

(i) On the Closing Date, concurrently with or as soon as practicable following the Closing, Parent and NAP shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, duly executed in accordance with the relevant provisions of the Marshall Islands Limited Liability Company Act and the Marshall Islands Limited Partnership Act (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into NAP, the separate existence of Merger Sub shall cease, and NAP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(ii) On the Closing Date, concurrently with or as soon as practicable following the Closing (but in any event prior to the filing of the Certificate of Merger), Parent shall cause a certificate of designation, preferences and rights of Parent Series E Preferred Stock, substantially in the form attached hereto as Exhibit A (completed as contemplated by the footnotes thereto) (the “Certificate of Designation”), to be filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, duly executed in accordance with the relevant provisions of the Marshall Islands Business Corporations Act. Parent shall cause such filing to become effective upon filing. Notwithstanding the foregoing, in the event that the Common Stock Election Threshold is met, Parent shall not be required to file the Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands.

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(d), 2.1(e) and 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, NAP, NAP General Partner, any Holder of NAP Common Units, any Holder of Parent Common Stock or Parent Preferred Stock, or any other Person:

(i) Conversion of NAP Public Units. Each of the NAP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive the following (as applicable, the “Merger Consideration”):

(A) with respect to which an election to receive Parent Common Stock as consideration (a “Common Stock Election”) is properly made (or deemed to have been made), and not revoked, in accordance with Section 2.3, 6.292 shares of validly issued, fully paid and nonassessable Parent Common Stock (or if the Parent Reverse Stock Split is effected prior to the Effective Time, a number of shares of validly issued, fully paid and nonassessable Parent Common Stock equal to the product of 6.292 multiplied by the Reverse Split Ratio) (the “Common Stock Election Consideration”); or

(B) with respect to which an election to receive Parent Series E Preferred Stock as consideration (a “Preferred Stock Election”) is properly made (or deemed to have been made), and not revoked, in accordance with Section 2.3, (x) if the Common Stock Election Threshold is not met, one share of validly issued, fully paid and nonassessable Parent Series E Preferred Stock (the “Preferred Stock Election Consideration”), or (y) if the Common Stock Election Threshold is met, the Common Stock Election Consideration.

13

(ii) Each NAP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such NAP Public Unit immediately prior to the Effective Time shall thereafter cease to be a limited partner of NAP or have any rights with respect to such NAP Public Unit, except the right to receive the Merger Consideration and any dividends or distributions to which former Holders of NAP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented NAP Public Units (a “NAP Certificate”) or (B) uncertificated NAP Public Units represented by book-entry (“Book-Entry NAP Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii) Treatment of NAP-Owned Units and Parent-Owned Partnership Interests. Any NAP Common Units that are owned immediately prior to the Effective Time by any NAP Group Entity shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled, NAP Common Units (“NAP Cancelled Units”). All (A) NAP General Partner Interest (B) General Partner Units, (C) NAP Common Units that are not NAP Public Units and are not cancelled pursuant to the first sentence of this clause (iii) and (D) NAP Incentive Distribution Rights shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(iv) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of Common Units (as defined in the Amended NAP Partnership Agreement) of the Surviving Entity equal to the number of NAP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of NAP shall be revised to reflect the cancellation and retirement of all NAP Public Units and the conversion of the limited liability company interest in Merger Sub into Common Units (as defined in the Amended NAP Partnership Agreement) of the Surviving Entity, and the existence of NAP (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of Marshall Islands Limited Liability Company Act and the Marshall Islands Limited Partnership Act. From and after the Effective Time, the certificate of limited partnership of NAP shall remain unchanged and shall continue as the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and the terms of the NAP Partnership Agreement. At the Effective Time, by virtue of the Merger, the NAP Partnership Agreement shall be automatically amended as set forth in Exhibit B (the NAP Partnership Agreement as so amended, the “Amended NAP Partnership Agreement”), and from and after the Effective Time, as so amended, shall be the agreement of limited partnership of the Surviving Entity until duly further amended in accordance with applicable Law and the terms of the Amended NAP Partnership Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger, (ii) each Holder of NAP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all NAP Public Units held by such Holder immediately prior to the Effective Time) of 0.5 or above shall receive from Parent, in lieu of such fractional share, a full share of Parent Common Stock, and (iii) any Holder of NAP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all NAP Public Units held by such Holder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fraction share, which shall be forfeited.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding NAP Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any

14

different class or series of securities) by reason of any dividend or distribution payable in partnership interests, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, in each case other than the Parent Reverse Stock Split, then the Common Stock Election Consideration and the initial “Conversion Rate” set forth and defined in the Certificate of Designation, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to Parent, NAP, Merger Sub and the Holders of NAP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Common Stock Election Consideration and/or the initial Conversion Rate set forth and defined in the Certificate of Designation, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in partnership interests, equity interests or Rights, subdivision, reclassification, split, split up, combination, merger, consolidation or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2 Exchange of NAP Public Units.

(a) Exchange Agent. Prior to the mailing of the NAP Information Statement, Parent shall appoint a bank, trust company or similar Person to act as exchange agent (the “Exchange Agent”) and establish an exchange fund (the “Exchange Fund”) for the payment of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c). At or prior to the Closing, Parent shall (i) reserve with the Exchange Agent the shares of Parent Issued Stock to be issued pursuant to Section 2.1(c)(i), and (ii) authorize the Exchange Agent to exchange shares of Parent Issued Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash as and when necessary to pay any dividends or distributions payable pursuant to Section 2.2(c) and 2.2(d) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Issued Stock, and any other funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of NAP Public Units and (y) the expiration of the period specified in Section 2.2(e).

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder of NAP Public Units as of the Effective Time whose NAP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the NAP Certificates shall pass, only upon proper delivery of the NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry NAP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and NAP may reasonably agree prior to the Effective Time) and instructions for effecting the Surrender of such NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units in exchange for, as applicable, whole shares of Parent Issued Stock and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d). Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an NAP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number and type of whole shares of Parent Issued Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Sections 2.1(c)(i) and 2.1(e), and (ii) any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) to which such Holder is entitled. The instructions for effecting the Surrender of NAP Certificates shall set forth procedures that must be taken by the Holder of any NAP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of

15

such Holder to receive the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of NAP Public Units appeared on the books of NAP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of NAP or its transfer agent of NAP Certificates or Book-Entry NAP Common Units (provided, however, that the foregoing shall not restrict the transfer of any NAP Partnership Interest other than the NAP Public Units after the Effective Time); and if such NAP Certificates or Book-Entry NAP Common Units are presented to NAP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b) or in connection with an Election made pursuant to Section 2.3, each NAP Certificate or Book-Entry NAP Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration. No interest will be paid or will accrue on any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d).

(c) Dividends and Distributions with Respect to Unexchanged NAP Public Units. No dividends or other distributions with respect to shares of Parent Issued Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any NAP Certificate or Book-Entry NAP Common Units not Surrendered with respect to such shares of Parent Issued Stock issuable in respect thereof until the Surrender of such NAP Certificate or Book-Entry NAP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Law, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each NAP Certificate or Book-Entry NAP Common Units, without interest, (i) at the time of Surrender of such NAP Certificate or Book-Entry NAP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Issued Stock issuable with respect to such NAP Certificate or Book-Entry NAP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Issued Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in NAP Public Units. All Merger Consideration issued upon the Surrender for exchange of NAP Certificates or Book-Entry NAP Common Units in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the NAP Public Units heretofore represented by such NAP Certificates or Book-Entry NAP Common Units, subject, however, to Parent’s obligation, notwithstanding the conversion of NAP Public Units pursuant to this Agreement, with respect to NAP Public Units outstanding immediately prior to the Effective Time, to pay (or cause NAP to pay) to the Holder of NAP Public Units as of the applicable record date any distributions with a record date at or prior to the Effective Time that may have been declared or made by NAP or the NAP General Partner with respect to such NAP Common Units in accordance with the terms of the NAP Partnership Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the NAP Certificates or Book-Entry NAP Common Units for six months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the NAP Certificates or Book-Entry NAP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration and any dividends and distributions with respect to NAP Common Units or shares of Parent Common Stock to which such holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, NAP, NAP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or

16

distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any NAP Certificates or Book-Entry NAP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, or any dividends or distributions with respect to the NAP Common Units or shares of Parent Issued Stock in respect of such NAP Certificate or Book-Entry NAP Common Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such NAP Certificates or Book-Entry NAP Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent, Merger Sub, NAP, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Issued Stock, as Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent, as the case may be.

(h) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Election Procedures.

(a) On the date the NAP Information Statement is mailed pursuant to Section 5.2, Parent shall, or shall cause the Exchange Agent to, mail to each Holder of NAP Public Units receiving the NAP Information Statement pursuant to Section 5.2, an election form, prepared by Parent and reasonably acceptable to the NAP Conflicts Committee (the “Election Form”), pursuant to which a holder of NAP Public Units may make an Election as specified in Section 2.3(c). The Election Form shall set forth instructions for making an Election and effecting the Surrender of NAP Certificates and Book-Entry NAP Common Units in connection with the making of an Election, shall specify that delivery shall be effected, and risk of loss and title to the NAP Certificates shall pass, and an Election shall be properly made in respect of NAP Public Units, only upon proper delivery of the NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.3(a)) to the Exchange Agent or, in the case of Book-Entry NAP Common Units, upon adherence to the procedures set forth in the Election Form, and shall otherwise be in such customary form and have such other provisions as Parent and NAP may reasonably agree. The Election Form shall set forth procedures that must be taken by the Holder of any NAP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to make an Election, to deliver, along with the Election Form, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of NAP Public Units appeared on the books of NAP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith.

(b) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become Holders of NAP Public Units prior to the Election Deadline. NAP shall provide to the Exchange Agent all information reasonably necessary for it to perform the obligations specified in this Section 2.3 and as specified in any agreement among the parties and the Exchange Agent.

(c) Each Holder of NAP Public Units shall be entitled, with respect to all or any portion of the NAP Public Units held by such Person, to make, prior to the Election Deadline, an election (an “Election” and the act of making an Election, “Elect”) specifying (x) the number of such Holder’s NAP Public Units with respect to which such Holder makes a Common Stock Election (each NAP Public Unit in respect of which a Holder

17

properly makes, and does not revoke, a Common Stock Election in accordance with this Section 2.3 (for avoidance of doubt, excluding all deemed Elections pursuant to the last sentence of this Section 2.3(c)), a “Common Stock Election Unit”, and the aggregate number of Common Stock Election Units, the “Common Stock Election Total”); and (y) the number of such holder’s NAP Public Units with respect to which such holder makes a Preferred Stock Election (each NAP Public Unit in respect of which a holder properly makes, and does not revoke, a Preferred Stock Election in accordance with this Section 2.3 (for avoidance of doubt, excluding all deemed Elections pursuant to the last sentence of this Section 2.3(c)), a “Preferred Stock Election Unit”, and the aggregate number of Preferred Stock Election Units, the “Preferred Stock Election Total”). Any NAP Public Units with respect to which no Election shall have properly been made (or, if an Election shall have been made, shall have been revoked and not properly remade) prior to the Election Deadline shall be deemed for purposes of Section 2.1(c)(i) to have been made as a Common Stock Election with respect to such NAP Public Units, if the Common Stock Election Total exceeds the Preferred Stock Election Total, or a Preferred Stock Election, if the Common Stock Election Total exceeds the Preferred Stock Election Total.

(d) Except as otherwise expressly provided herein, an Election shall be effective only if the Exchange Agent shall have received, no later than 5:00 p.m. New York time two (2) Business Days prior to the Closing Date (or such later date as Parent and NAP shall agree) (the “Election Deadline”) (i) an Election Form covering the NAP Public Units to which such Election applies, executed and completed in accordance with the instructions set forth therein, and (ii) the Surrender to the Exchange Agent of the NAP Certificates and/or Book-Entry NAP Common Units to which such Election Form applies.An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or a properly completed revised Election Form that identifies the NAP Public Units to which such revised Election Form applies. The proper delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any NAP Public Units shall result in the revocation of all prior Election Forms with respect to all such NAP Public Units. Subject to the terms of this Agreement, and of the Election Form, the Exchange Agent, in consultation with both Parent and NAP, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, NAP or the Exchange Agent shall be under any obligations to notify any Person of any defect in an Election Form. Parent shall use reasonable efforts to announce the Election Deadline at least five (5) Business Days prior to the Election Deadline. Upon mutual agreement of Parent and NAP in writing on or prior to the Closing Date (but in all events before the 5:00 P.M. New York City Time on the last Business Day prior to the Closing Date), Election Forms submitted after the Election Deadline may be accepted and the Elections subject thereto treated as proper, but only so long as all properly completed late Election Forms received by the Exchange Agent before the time specified in such writing for acceptance of late Election Forms (the “Late Election Time”) are accepted and treated as effective. The Late Election Time must be a time at least one (1) hour after the execution of the writing in which Parent and NAP agree to accept such late Election Forms and will be no later than the Effective Time. Parent and NAP shall have no obligation to publicly announce or otherwise give notice to holders of NAP Public Units that a Late Election Time has been fixed or that late Election Forms will be accepted. Neither Parent nor NAP shall be under any obligation to agree to accept any late Election Forms, and a determination to agree to accept any late Election Forms shall be made in the sole and absolute discretion of each of Parent and NAP. No late Election Forms will be accepted and the Elections subject thereto shall not be treated as having been properly made, unless Parent and NAP mutually agree to such treatment in writing in accordance with, and as expressly provided in, this Section 2.3(d). For the avoidance of doubt, any act, determination or agreement by NAP shall be made after consultation with, and in a manner consistent with the advice of, the NAP Conflicts Committee.

SECTION 2.4 Plan of Reorganization. For purposes of the Intended Tax Treatment, this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

18

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NAP

Except as disclosed in the NAP SEC Reports (excluding any disclosures set forth in such NAP SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2017 and prior to the Execution Date (without giving effect to any NAP SEC Report or any amendment to any NAP SEC Report in each case filed or publicly furnished on or after the Execution Date), NAP hereby represents and warrants to Parent that:

SECTION 3.1 Organization and Existence.

(a) NAP is a limited partnership duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the NAP Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the NAP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an NAP Material Adverse Effect.

SECTION 3.2 Authority and Approval. NAP has all requisite limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, except that the consummation of the Merger is subject to receipt of the NAP Written Consent. The execution and delivery of this Agreement by NAP, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by NAP have been duly authorized and approved by all requisite partnership action on the part of NAP, except that the consummation of the Merger is subject to receipt of the NAP Written Consent. At a meeting duly called and held, the NAP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting the NAP Special Approval), (c) resolved to make the NAP Conflicts Committee Recommendation and (d) resolved to recommend, and to direct the NAP Board to recommend, the approval of this Agreement and the Merger, by the Holders of NAP Public Units. At a meeting duly called and held and upon the receipt of the recommendation of the NAP Conflicts Committee, the NAP Board, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of NAP and the Holders of NAP Public Units, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that this Agreement be submitted to a vote of Holders of NAP Common Units, made the NAP Board Recommendation and authorized the Holders of NAP Common Units to act by written consent pursuant to Section 13.11 and Section 14.3 of the NAP Partnership Agreement. The adoption of this Agreement by the written consent in lieu of a meeting of the Holders of at least a majority of the Outstanding (as defined in the NAP Partnership Agreement) Common Units in accordance with Section 13.11 and Section 14.3 of the NAP Partnership Agreement (the “NAP Written Consent”) is the only vote or approval of partnership interests in NAP necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by NAP and constitutes the valid and legally

19

binding obligation of NAP, enforceable against NAP in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the NAP Written Consent, the execution, delivery and performance of this Agreement by NAP does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of NAP; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the NAP Group Entities is a party or by which any of the NAP Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the NAP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the NAP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger and the Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have an NAP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization.

(a) As of June 30, 2018, the outstanding capitalization of NAP consists of 20,947,418 NAP Common Units, the NAP General Partner Interest, represented by 427,499 NAP General Partner Units and the NAP Incentive Distribution Rights. All of such NAP Common Units and the NAP Incentive Distribution Rights and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the NAP Partnership Agreement, and, with respect to the NAP Incentive Distribution Rights, are fully paid (to the extent required under the NAP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 30, Section 51 and Section 60 of the Marshall Islands Limited Partnership Act and the NAP Partnership Agreement). As of the Execution Date, no NAP Common Units were subject to outstanding options, unit appreciation rights, restricted units, or equity awards of any kind. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any NAP Common Units, partnership interests, voting securities or equity interests of NAP issued and outstanding or any Rights with respect to NAP Common Units, partnership interests, voting securities or equity interests of NAP issued or granted by, or binding upon, any of

20

the NAP Group Entities, except as set forth in the NAP Partnership Agreement as in effect on the Execution Date. Except as set forth in the NAP Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of NAP or any NAP Group Entity to repurchase, redeem or otherwise acquire any NAP Common Units or other partnership interests, voting securities or equity interests or any Rights with respect to NAP Common Units, partnership interests, voting securities or equity interests of NAP. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of NAP on any matter.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2016, all reports, including but not limited to the Annual Reports on Form 20-F and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by NAP or any NAP Subsidiary with or to the SEC have been or will be timely filed or furnished (the “NAP SEC Reports”). Each of the NAP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of NAP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any NAP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) NAP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. NAP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NAP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. NAP General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to NAP’s auditors and the audit committee of the NAP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect NAP’s ability to record, process, summarize and report financial data and have identified for NAP’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NAP’s internal controls.

(c) Since January 1, 2016, the principal executive officer and principal financial officer of the NAP General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a NAP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) NAP’s Annual Report on Form 20-F filed with the SEC on March 9, 2018 (the “NAP 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in

21

partners’ capital for each of years ended December 31, 2017, December 31, 2016 and December 31, 2015 and consolidated audited balance sheets as of December 31, 2017 and as of December 31, 2016 for NAP, including the notes thereto and NAP’s Report on Form 6-K (“Latest NAP Quarter 6-K”) filed with the SEC on August 2, 2018 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in partners’ capital for the six month periods ended June 30, 2018 and June 30, 2017 and consolidated unaudited balance sheet as of June 30, 2018 for NAP, including the notes thereto (the referenced financial statements set forth in the NAP 20-F and the Latest NAP Quarter 6-K are collectively referred to as the “NAP Financial Statements”). The NAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of NAP as of the dates indicated therein and the consolidated results of operations and cash flows of NAP for the periods indicated therein, except as otherwise noted therein. Except as set forth in the NAP Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a NAP Material Adverse Effect. NAP has not had any disagreement with its independent public accounting firm that required disclosure in the NAP SEC Reports.

(b) There are no liabilities or obligations of NAP or the NAP Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of NAP, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2018 included in the NAP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

SECTION 3.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, demands, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the knowledge of NAP, threatened against or affecting the NAP Group Entities, their assets, or any of the operations of the NAP Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the NAP Group Entities, their assets, or any of the operations of the NAP Group Entities related thereto.

(b) None of the NAP Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(c) Without limiting the generality of Section 3.7(b), none of the NAP Group Entities or, to the knowledge of NAP, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any NAP Group Entity; (ii) has, to the knowledge of NAP, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of NAP, is being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i)  through (iii), as would not have, individually or in the aggregate, an NAP Material Adverse Effect.

SECTION 3.8 No Adverse Changes. (a) Since June 30, 2018, there has not been an NAP Material Adverse Effect; and (b) since June 30, 2018, (i) except for this Agreement and the transactions contemplated hereby, NAP and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither NAP nor any of its Subsidiaries has taken any action described in

22

Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.9 Taxes.

(a) Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to NAP or any of the NAP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by NAP or any of the NAP Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of NAP or any of the NAP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to NAP or any of the NAP Subsidiaries or their assets; (v) NAP has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where NAP has not filed Tax Returns that NAP is or may be subject to taxation by that jurisdiction.

(b) Neither NAP nor any of the NAP Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither NAP nor any of the NAP Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) Neither NAP nor any of the NAP Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e) Neither NAP nor any of the NAP Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) Neither NAP nor any of the NAP Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(g) NAP is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(h) To the knowledge of NAP, neither NAP nor any of the NAP Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

SECTION 3.10 Licenses; Permits.

(a) The NAP Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(b) All Permits are validly held by the NAP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

23

(c) The NAP Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of NAP, threatened, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(e) No Proceeding is pending or, to the knowledge of NAP, threatened with respect to any alleged failure by NAP Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the NAP Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by NAP (each contract that is described in this Section 3.11(a) being an “NAP Material Contract”).

(b) Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect, with respect to each of the NAP Group Entities: (i) each NAP Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each NAP Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each NAP Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the NAP Material Contract; and (iv) to the knowledge of NAP, no other party to any NAP Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any NAP Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the NAP Material Contract.

SECTION 3.12 Insurance. Except as would not, individually or in the aggregate, have a NAP Material Adverse Effect, (a) the businesses and assets of the NAP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 3.13 Condition of Assets. Except as would not, individually or in the aggregate, have a NAP Material Adverse Effect, the assets of the NAP Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.14 Investment Company Act. NAP is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.15 Brokerage Arrangements. Except for NAP’s obligations to Simmons & Company International, the fees and expenses of which will be paid by NAP, none of the NAP Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

24

SECTION 3.16 Opinion of Financial Advisor. The NAP Conflicts Committee has received the opinion of Simmons & Company International, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Preferred Stock Election Consideration that may be received by the Holders of the NAP Public Units pursuant to this Agreement is fair, from a financial point of view, to such Holders.

SECTION 3.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of NAP specifically for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Issued Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, NAP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in Registration Statement.

SECTION 3.18 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY NAP IN THIS ARTICLE III, NAP HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2017 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or publicly furnished on or after the Execution Date), Parent hereby represents and warrants to NAP that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub and NAP General Partner) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that

25

recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. At a meeting duly called and held, the Parent Board (a) determined that this Agreement, and the transactions contemplated hereby, including the Merger, the filing of the Certificate of Designation and the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby. NAP General Partner, in its capacity as General Partner (as defined in the NAP Partnership Agreement), has consented to this Agreement and the Merger for purposes of Section 14.2 of the NAP Partnership Agreement. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment,

26

license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger or Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) As of the Execution Date, the authorized capital stock of Parent consisted of 250,000,000 of Parent Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Parent Preferred Stock”) of which 1,000 shares are designated Series C Convertible Preferred Stock. As of June 30, 2018 (i) 147,086,141 shares of Parent Common Stock were issued and outstanding of which 1,774,915 constitute restricted shares issued to directors and/or officers of Parent, subject to service conditions, (ii) options representing 1,500,000 shares of Parent Common Stock with an exercise price of $3.91, issued to directors and/or officers of Parent, subject to service conditions, were issued and outstanding and (iii) 1000 shares of Series C Convertible Preferred Stock were issued and outstanding. Except as set forth above in this Section 4.4(a), as of June 30, 2018 there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights with respect to any shares of capital stock, voting securities or other equity interests of Parent issued or granted by, or binding upon, Parent, except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests of Parent or any Parent Group Entity or any Rights with respect to any capital stock, voting securities or other equity interests of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter.

(b) The shares of Parent Common Stock and Parent Preferred Stock issued and outstanding as of June 30, 2018, were, and the shares of Parent Issued Stock to be issued pursuant to the Merger will, upon issuance, be, duly authorized, validly issued, fully paid and nonassessable.

(c) NAP General Partner is the sole general partner of NAP. NAP General Partner owns, beneficially and of record, the NAP General Partner Interest, all of the NAP General Partner Units and all of the NAP Incentive Distribution Rights free and clear of any Liens.

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2016, all reports, including but not limited to the Annual Reports on Form 20-F, and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law

27

(including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(c) Since January 1, 2016, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) Parent’s Annual Report on Form 20-F filed with the SEC on April 5, 2018 (the “Parent 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in equity for each of years ended December 31, 2017, December 31, 2016 and December 31, 2015 and consolidated audited balance sheets as of December 31, 2017 and as of December 31, 2016 for Parent, including the notes thereto and Parent’s Report on Form 6-K (“Latest Parent Quarter 6-K”) filed with the SEC on August 23, 2018 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in equity for the six month periods ended June 30, 2018 and June 30, 2017 and consolidated unaudited balance sheet as of June 30, 2018 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 20-F and the Latest Parent Quarter 6-K are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of dates indicated therein and the consolidated results of operations and cash flows of Parent for the periods indicated therein, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the NAP SEC Reports.

28

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of Parent, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2018 included in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the knowledge of Parent, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.7(b), none of the Parent Group Entities or, to the knowledge of Parent, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any Parent Group Entity; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.8 No Adverse Changes. (a) Since June 30, 2018, there has not been a Parent Material Adverse Effect; and (b) since June 30, 2018, (i) except for this Agreement and the transactions contemplated hereby, Parent and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of NAP, would violate such provisions.

SECTION 4.9 Taxes.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (i) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets; (v) Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where Parent has not filed Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

29

(b) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) Neither Parent nor any of the Parent Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e) Neither Parent nor any of the Parent Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) Neither Parent nor any of the Parent Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(g) Parent is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(h) NAP General Partner is (and has been since its formation) properly disregarded as an entity separate from Parent for U.S. federal income tax purposes.

(i) Since January 1, 2015, Parent has not, directly or indirectly, acquired any NAP Common Units or NAP General Partner Units, other than NAP General Partner Units acquired for cash directly from NAP in 2016 and 2017 for approximately $200,000, none of the cash of which was distributed to, or used for the benefit of, any Holders of NAP Common Units or NAP General Partner Units.

(j) To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

SECTION 4.10 Licenses; Permits.

(a) The Parent Group Entities have all Permits that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of Parent, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

30

(e) No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by Parent (each contract that is described in this Section 4.11(a) being an “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities: (i) each Parent Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Parent Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the knowledge of Parent, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.12 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 4.13 Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.14 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.15 Brokerage Arrangements. Except for Parent’s obligations to S. Goldman Advisors LLC, the fees and expenses of which will be paid by Parent, none of the Parent Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of NAP for inclusion or incorporation by reference in the Registration Statement.

31

SECTION 4.17 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY PARENT IN THIS ARTICLE IV, PARENT HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE V.

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) After the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement or (iii) as consented to by Parent (in the case of NAP) or NAP (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NAP and Parent will, and each agrees that it will cause each of the NAP Group Entities (in the case of NAP) or each of the Parent Group Entities (in the case of Parent) to (A) conduct its business, in all material respects, in, the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, and (C) use commercially reasonable efforts to keep in full force and effect all material permits all material insurance policies maintained by such Party and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b) Without limiting the generality of the foregoing, after the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (A) as required by applicable Law, (B) as otherwise expressly required by this Agreement or (C) as consented to by Parent (in the case of NAP) or NAP (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NAP and Parent will not, and each agrees that it will cause each of the NAP Group Entities (in the case of NAP) or each of the Parent Group Entities (in the case of Parent) not to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Governing Documents as in effect on the Execution Date in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto, or (C) adversely affect in a material way the rights of holders of the Parent Series E Preferred Stock;

(iii) recommend, propose, announce, adopt or vote to adopt a plan or agreement of complete or partial dissolution or liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be

32

expected to (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement, or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(iv) declare, authorize, set aside or pay any dividend or distribution payable in cash or property in respect of the NAP Common Units (in the case of NAP) or in respect of the Parent Common Stock (in the case of Parent), other than, subject to Section 5.9, regular quarterly cash dividends or distributions in the ordinary course, consistent with past practice (including with declaration dates, record dates, payment dates and amounts consistent with past practice), in respect of (x) the NAP Common Units, which shall be no greater than $0.12.5 per NAP Common Unit, in the case of NAP and (y) the Parent Common Stock, which shall be no greater than $0.02 per share of Parent Common Stock, in the case of Parent;

(v) waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a Parent Material Adverse Effect, in the case of Parent, or an NAP Material Adverse Effect, in the case of NAP;

(vi) issue, deliver or sell equity securities, or Rights to acquire equity securities, (x) of NAP, in the case of NAP or (y) of Parent, in the case of Parent, other than Parent Common Stock or options to acquire Parent Common Stock having a fair market value (as reasonably determined by the Parent Board) in excess of $50 million in the aggregate (it being understood, for the avoidance of doubt, that Parent shall be prohibited from issuing, delivering or selling any preferred stock or other equity securities ranking senior in respect of liquidation to Parent Common Stock);

(vii) make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii) incur any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any NAP Group Entity (in the case of NAP) or any Parent Group Entity (in the case of Parent), in each case, other than the incurrence of any Permitted Indebtedness (including, without limitation, through the issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities); or

(ix) agree, authorize or commit to do any of the foregoing.

Notwithstanding the foregoing, the parties hereby agree that, subject to receiving the requisite approval of the holders of Parent Common Stock, Parent may implement the Parent Reverse Stock Split, including by amending Parent’s Governing Documents in order to reflect the Parent Reverse Stock Split, and no such implementation shall be deemed a violation or breach of this Section 5.1, or of any other provision of this Agreement.

(c) From the Execution Date until the Closing Date, each of Parent and NAP shall, and shall cause the NAP Group Entities (in the case of NAP) or Parent Group Entities (in the case of Parent) to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2 Certain Filings; No Solicitation; Recommendation of Merger; Commitment to Vote.

(a) As promptly as practicable following the Execution Date (i) Parent and NAP shall jointly prepare the Registration Statement, which shall include a prospectus with respect to the shares of Parent Issued Stock in

33

the Parent Stock Issuance and to be issued and an information statement to be provided to the Holders of NAP Common Units (the “NAP Information Statement”), (ii) Parent shall file the Registration Statement with the SEC, (iii) Parent shall use its reasonable efforts to cause the shares of Parent Common Stock and, subject to Section 5.12, the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iv) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. No filing of, or amendment or supplement to, the Registration Statement or the NAP Information Statement will be made by Parent without providing NAP a reasonable opportunity to review and comment thereon. Each of Parent and NAP agrees to use its reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms and the NAP General Partner shall promptly thereafter mail the NAP Information Statement to the Holders of NAP Common Units. Each of Parent and NAP agrees to furnish to the other party all information concerning the Parent Group Entities or the NAP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Parent and NAP agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the NAP Information Statement and any amendment or supplement thereto will, at the date the NAP Information Statement is mailed to the Holders of NAP Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and NAP further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the NAP Information Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the NAP Information Statement.

(c) Each of NAP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between NAP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and NAP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable.

(d) The parties shall distribute to the Holders of NAP Common Units the NAP Information Statement as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) [Reserved].

(f) [Reserved].

34

(g) Prior to the earlier to occur of the termination of this Agreement or the Effective Time, (i) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), Parent shall deliver, and shall cause each Parent Group Entity that is a Holder of NAP Common Units to deliver (in its capacity as such), a written consent in accordance with Section 13.11 and Section 14.3 of the NAP Partnership Agreement (and which shall constitute the NAP Written Consent) with respect to all of the NAP Common Units held by Parent and each Parent Group Entity approving this Agreement, the Merger and the other transactions contemplated hereby and (ii) at every meeting of the Holders of NAP Common Units called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Holders of NAP Common Units, Parent shall, and shall cause each other Parent Group Entity that is a Holder of Common Units (in their respective capacities as such) to, appear at such meeting or otherwise cause the NAP Common Units to be held by them to be present thereat for purposes of establishing a quorum and vote such NAP Common Units, or cause such NAP Common Units to be voted, (A) in favor of the adoption of this Agreement and the Merger and the other transactions contemplated hereby (collectively, the “Proposed Transaction”), to the extent that the consideration and approval of any transaction included in the Proposed Transaction is presented at such meeting of the Holders of NAP Common Units or is otherwise presented for approval by written consent, and (B) against any other matter presented at such meeting or otherwise presented for approval by written consent that would reasonably be expected to (1) result in the breach of any covenant, representation or warranty of NAP under this Agreement, (2) result in, or contribute to, any of the conditions to the consummation of the Merger under this Agreement not being fulfilled, or (3) impede, frustrate, interfere with, delay, postpone or adversely affect the Proposed Transaction.

SECTION 5.3 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.4 Public Announcement. On the Execution Date, Parent and NAP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent, NAP and the NAP Conflicts Committee. From and after the Execution Date, neither NAP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and NAP in advance of such public announcement or press release) without the prior approval of the other, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory

35

fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, (i) except as otherwise set forth in Section 7.6 and (ii) except that Parent and NAP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and (b) the costs of printing and mailing of the NAP Information Statement.

SECTION 5.6 Regulatory Issues. NAP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.7 Tax Opinion. Parent and NAP shall cooperate with each other in obtaining, and shall use their respective reasonable efforts to obtain, a tax opinion from Fried, Frank, Harris, Shriver & Jacobson LLP (“Parent Tax Counsel”) to NAP, dated as of the Closing Date, in form and substance reasonably satisfactory to NAP (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Code and for Parent to be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that is a U.S. person and that holds 5% or more of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(i)) immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the “Merger Tax Opinion”). Each of Parent and NAP shall use its reasonable efforts to deliver to Parent Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Parent or NAP, as applicable, and containing representations of Parent or NAP, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Parent Tax Counsel to render the Merger Tax Opinion. Parent and NAP shall cooperate with each other and shall use their reasonable efforts to obtain the Intended Tax Treatment.

SECTION 5.8 D&O Insurance.

(a) For a period of six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by an NAP D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by the Surviving Entity of an undertaking by or on behalf of the NAP D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the NAP D&O Indemnified Party is not entitled to be indemnified, provide

36

advancement of expenses with respect to each of the foregoing to, all NAP D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the NAP D&O Indemnified Parties as provided in the Governing Documents of any NAP Group Entity, under applicable the Law of the Republic of the Marshall Islands or otherwise, and shall ensure that the Governing Documents of NAP (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors and officers, than are set forth in the Governing Documents of NAP as of the Execution Date. Any right of an NAP D&O Indemnified Party pursuant to this Section 5.8(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such NAP D&O Indemnified Party as provided herein, and shall be enforceable by such NAP D&O Indemnified Party and their respective heirs and representatives against Parent, the Surviving Entity and their respective successors and assigns.

(b) For a period of six years after the Effective Time, the Surviving Entity shall, Parent shall cause the Surviving Entity to, maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each NAP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the NAP Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the NAP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance for the NAP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the NAP Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the NAP D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.8.

(c) The provisions of this Section 5.8 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the NAP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any NAP D&O Indemnified Party under this Section 5.8 shall be in addition to any other rights such NAP D&O Indemnified Party may have under the Governing Documents of any NAP Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9 Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and NAP shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and NAP Common Units, as applicable, and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of NAP Common Units shall not receive, for any quarter, distributions both in respect of NAP Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter, either (a) only distributions in

37

respect of NAP Common Units or (b) only dividends in respect of Parent Issued Stock that they receive in exchange therefor in the Merger. Prior to the Effective Time, but subject to the foregoing, the NAP Board shall determine and declare quarterly distributions in the ordinary course, including with timing consistent with past practice; provided, however, that the amount of the distribution for the third quarter of 2018 shall not be less than the distribution declared by NAP with respect to the quarter ended June 30, 2018 without the prior written consent of the NAP Conflicts Committee, and any subsequent distribution shall be as declared by the NAP Board.

SECTION 5.10 Litigation. NAP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against NAP, the members of the NAP Board and/or the NAP General Partner, in each case, relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement, provided that NAP shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege or protective doctrine; provided, further, that NAP shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.11 Conflicts Committee. Prior to the Effective Time, none of the NAP Group Entities shall, without the consent of the NAP Conflicts Committee, eliminate the NAP Conflicts Committee, or revoke or diminish the authority of the NAP Conflicts Committee, or remove or cause the removal of any director of the NAP Board that is a member of the NAP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the NAP Board, including the affirmative vote of each of the other members of the NAP Conflicts Committee. For the avoidance of doubt, this Section 5.11 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.12 Listing of Parent Series E Preferred Stock. Parent shall use its reasonable efforts to cause the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance); provided that Parent shall have no obligation to pursue or effect any such listing (x) unless Holders representing more than fifty percent (50%) of the NAP Public Units issued and outstanding shall have properly Elected, and not revoked such Election (or shall be deemed to have been Elected pursuant to the final sentence of Section 2.3(c)) to receive Preferred Stock Election Consideration, as calculated as of 5:00 PM New York City time on the last Business Day prior to the Closing Date, or (y) if the NYSE shall not permit such listing.

ARTICLE VI.

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) NAP Information Statement. The NAP Information Statement shall have been mailed to all Holders of NAP Common Units following the effectiveness of the Registration Statement and at least 20 days prior to the Closing.

(b) NAP Written Consent. The NAP Written Consent shall have been obtained in accordance with applicable Law and the NAP Partnership Agreement and filed with the minutes of proceedings of NAP, and such NAP Written Consent shall not have been amended, modified, withdrawn, terminated or revoked.

38

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or NAP with respect thereto.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of NAP set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.8) shall be true and correct (without regard to any materiality, “NAP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an NAP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.8 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) NAP shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “NAP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of NAP General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to NAP’s Obligations. The obligation of NAP to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NAP (in its sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.8) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.8 shall be

39

true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) NAP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the NAP Conflicts Committee, on behalf of NAP.

SECTION 7.2 Termination by NAP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by NAP or Parent if:

(a) the Effective Time shall not have occurred on or before April 8, 2019 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to NAP if it fails to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.2, Section 5.3 and Section 5.6.

SECTION 7.3 Termination by NAP. This Agreement may be terminated by NAP (which termination may be effected by the NAP Conflicts Committee without the consent, authorization or approval of the NAP Board) at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to NAP if, at such time, the condition set forth in Section  6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if NAP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of NAP set forth in this Agreement shall fail to be true), which breach or failure (i) would (if

40

it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by NAP prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time).

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 5.4, Section 5.5, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 5.4, Section 5.5, Article VII and Article VIII shall survive such termination; except that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Expenses.

(a) If this Agreement is validly terminated by NAP pursuant to Section 7.3, then Parent shall pay to NAP (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by NAP an amount equal to the NAP Expenses, and such payment shall be made within five (5) Business Days after such termination.

(b) If this Agreement is validly terminated by Parent pursuant to Section 7.4, then NAP shall pay to the Parent (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the Parent Expenses, and such payment shall be made within five (5) Business Days after such termination.

(c) Each party acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and NAP and the NAP General Partner, on the other hand, would not enter into this Agreement. The parties acknowledge that payment of the Parent Expenses or the NAP Expenses, as applicable, if, as and when required pursuant to this Section 7.6, shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 7.5.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Subject to Section 7.6(c), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful

41

misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to NAP, addressed to:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attention: Peter Kallifidas

Facsimile: +30 210 417 2070

E-mail:      pkallifidas@navios.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

                 Nick S. Dhesi

E-mail:     ryan.maierson@lw.com

                 nick.dhesi@lw.com

If to any of the Parent Parties, addressed to:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attention: Vasiliki Papaefthymiou

Facsimile: +30 210 417 2070

E-mail:      vpapaefthymiou@navios.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

E-mail:     philip.richter@friedfrank.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

42

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance the Laws of the Marshall Islands, without regard to principles of conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a court of competent jurisdiction of the Marshall Islands, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the NAP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the NAP Group Entities or as to the accuracy or completeness of any information regarding any NAP Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the NAP Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any NAP Group Entity, and (c) NAP and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any NAP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any NAP Group Entity of, or any Parent Group Entity’s or any NAP Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Entities or NAP Group Entities, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by NAP’s constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by NAP under this Agreement (including, for the avoidance of doubt, any decision or determination by NAP to (x) terminate this Agreement pursuant to Section 7.2 or 7.3 or (y) enforce this Agreement (including pursuant to Section 7.8)), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by the NAP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties

43

hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything in this Agreement to the contrary, following receipt of the NAP Written Consent, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws or stock exchange rule would require further approval by the Holders of NAP Public Units, as applicable, without such approval.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.8 and (ii) for the right of the Holders of NAP Common Units to receive the Merger Consideration. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NAVIOS MARITIME ACQUISITION CORPORATION

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

NMA SUB LLC

By:	NAVIOS MARITIME ACQUISITION CORPORATION, its Sole Member

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Authorized Signatory

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

/s/ Erifili Tsironi
Name: Erifili Tsironi
Title: Chief Financial Officer

NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC

By:	NAVIOS MARITIME ACQUISITION CORPORATION, its Sole Member

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Authorized Signatory

[Signature Page to the Merger Agreement]

Annex B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

NAVIOS MARITIME ACQUISITION CORPORATION

(Pursuant to Section 35(2) of the

Business Corporations Act of the Associations Law of

the Republic of the Marshall Islands)

The undersigned, Ms. Angeliki Frangou and Ms. Vasiliki Papaefthymiou, do hereby certify:

1. That they are the duly elected and acting Chief Executive Officer and Corporate Secretary, respectively, of Navios Maritime Acquisition Corporation, a Republic of the Marshall Islands corporation.

2. That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, on October 7, 2018, the Company’s Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board of Directors”) of Navios Maritime Acquisition Corporation (the “Company”) by the provisions of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Company and its Bylaws, and in accordance with Section 35(2) of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), there is hereby created, out of the 9,999,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Company’s remaining authorized, unissued and undesignated Preferred Stock, a new series of Preferred Stock that shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount and Rank.

The shares of such series of Preferred Stock created hereby shall be designated the “Series E Convertible Preferred Stock” (the “Series E Convertible Preferred Stock”), par value $0.0001 per share. The number of shares of Series E Convertible Preferred Stock shall initially be [•]1, which number the Board of Directors may from time to time increase or decrease (but not below the number then-outstanding). The Series E Convertible Preferred Stock shall rank senior in respect of liquidation (to the extent set forth herein) to (i) the common stock, par value $0.0001 per share, of the Company (“Common Stock”), (ii) the Series C convertible preferred stock, par value $0.0001 per share, of the Company (“Series C Convertible Preferred Stock”) and (iii) any other series of the Company’s Preferred Stock, including any other series of Preferred Stock designated on or prior to the first date of issuance of the Series E Convertible Preferred Stock, unless such other series of the Company’s Preferred Stock expressly states that it ranks pari-passu to the Series E Convertible Preferred Stock as to liquidation (any such series of the Company’s Preferred Stock, “Pari-Passu Preferred Stock”) or that it ranks senior to the Series E Convertible Preferred Stock as to liquidation (“Senior Preferred Stock”) (any such other series of the Company’s Preferred Stock that is not Pari-Passu Preferred Stock or Senior Preferred Stock is referred to herein as “Junior Preferred Stock”).

Section 2. Liquidation.

(a) Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), (i) after any payment shall be made or any assets distributed

[1]	Note to Draft: This will reflect the number of NAP Public Units expected to be exchanged for shares of Series E Convertible Preferred Stock in the Merger.

out of the assets of the Company then-available for distribution (whether such assets are stated capital, surplus or earnings) to the holders of (x) any of the Company’s secured and unsecured debt obligations, (y) any Senior Preferred Stock and/or (z) any other security or obligation of the Company (other than the Common Stock, the Series C Convertible Preferred Stock, any other Junior Preferred Stock or any Pari-Passu Preferred Stock) (such holders referenced in subclauses (x), (y) and (z), collectively, the “Senior Holders”), but (ii) before any payment shall be made or any assets distributed to the holders of the Common Stock, the Series C Convertible Preferred Stock, any other Junior Preferred Stock or any Pari-Passu Preferred Stock, the holders of the Series E Convertible Preferred Stock then-outstanding shall be entitled to receive, in respect of each share of Series E Convertible Preferred Stock an amount equal to (A) the greater of (I) $3.012 and (II) the payments or assets that such holders would have been entitled to receive in respect of the number of shares of Common Stock then issuable upon conversion of such share of Series E Convertible Preferred Stock Shares had all of the outstanding shares of Series E Convertible Preferred Stock been converted as of immediately prior to such Liquidation Event into shares of Common Stock at the applicable Conversion Rate (such Conversion Rate to be determined as of immediately prior to the Liquidation Event), plus (B) any declared but unpaid dividends on such share of Series E Convertible Preferred Stock to which such holder is entitled pursuant to Section 3(a) (such aggregate sum, the “Liquidation Preference”); provided that if, upon any Liquidation Event and after payment or distribution to the Senior Holders, the assets of the Company available for distribution to the holders of the Series E Convertible Preferred Stock and any Pari-Passu Preferred Stock are insufficient to permit the payment in full to the holders of the Series E Convertible Preferred Stock of the full Liquidation Preference and to the holders of the Pari-Passu Preferred Stock of the amount of the liquidation preference applicable to such securities, then all of the remaining assets of the Company available for such distribution shall be distributed among the holders of the then-outstanding Series E Convertible Preferred Stock and the then-outstanding Pari-Passu Preferred Stock pro rata according to the amount of the liquidation preference applicable to the then-outstanding shares of Series E Convertible Preferred Stock and Pari-Passu Preferred Stock held by each holder thereof.

(b) Distribution of Remaining Assets. Following payment to the holders of the Series E Convertible Preferred Stock of the full preferential amounts described in Section 2(a) above, the holders of the Series E Convertible Preferred Stock shall have no further right to participate in any assets of the Company available for distribution.

Section 3. Dividends; Withholding on Payments; Taxes.

(a) If the Board of Directors shall declare a dividend payable upon the then-outstanding shares of Common Stock, the holders of the outstanding shares of Series E Convertible Preferred Stock shall be entitled to receive dividends on the Series E Convertible Preferred Stock in an amount equal to the amount that would have been received on the number of shares of Common Stock into which the shares of Series E Convertible Preferred Stock held by each holder thereof could be converted at the applicable Conversion Rate (such Conversion Rate to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date such dividend is declared).

(b) The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series E Convertible Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series E Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

(c) The Company shall be authorized to deduct and withhold any withholding or similar taxes imposed with respect to any payments made (or deemed made) on or with respect to the Series E Convertible Preferred Stock

[2]	Note to Draft: This reflects the VWAP of the NAP common units over the five day period ending 10/5/2018.

2

under the U.S. Internal Revenue Code of 1986, as amended, or any applicable provision of state, local or foreign tax law, and any amounts so deducted and withheld shall be treated as distributed by the Company to the holders of the Series E Convertible Preferred Stock in accordance with the terms hereof. If payment is made through the distribution of property (other than money), any holder of the Series E Convertible Preferred Stock that is subject to withholding or similar taxes shall deliver to the Company (or, as directed by the Company, to its paying agent), by wire transfer of immediately available funds in United States dollars, amounts sufficient to satisfy any withholding obligations imposed on the Company (or its paying agent) with respect to any such distribution to or for the benefit of such holder. As security for its obligations under this Section 3(c), such holder hereby grants the Company a security interest in any and all amounts payable or distributable to (or for the benefit of) such holder in respect of the Series E Convertible Preferred Stock.

Section 4. Voting Rights.

The outstanding shares of Series E Convertible Preferred Stock shall have voting rights that are identical to the voting rights of the then-outstanding shares of Common Stock and shall vote on an as-converted basis with the Common Stock as a single class. Each outstanding share of Series E Convertible Preferred Stock will be entitled to one vote for each share of Common Stock into which such Series E Convertible Preferred Stock is convertible at the applicable Conversion Rate (such Conversion Rate to be determined as of the record date for determination of holders of Common Stock entitled to vote on the applicable matters or, if no such record date is established, as of the date prior to the first date upon which such vote may be cast).

Section 5. Conversion Rights.

(a) Automatic Conversion. Each share of Series E Convertible Preferred Stock shall automatically convert, without any action on the part of the Company, any stockholder or any other person, into fully paid and non-assessable shares of Common Stock at the applicable Conversion Rate upon the earliest to occur of:

(i) 5:00 P.M. Eastern Time on the first Trading Day to occur after any consecutive thirty (30) Trading Day period shall have elapsed during which the last sales price of the Common Stock reported on the New York Stock Exchange (or, if that is not the then principal market for the Common Stock, the then principal market) shall have been at least $9.243 per share (as proportionally adjusted for combinations, reverse stock splits, stock dividends, subdivision, split ups and other similar transactions) on each of twenty (20) Trading Days during such consecutive thirty (30) Trading Day period; provided that if such first Trading Day occurs before [•],4 the Automatic Conversion Time under this clause (i) shall be 5:00 P.M. Eastern Time on [•]5 (or, if such date is not a Trading Day, the first Trading Day immediately thereafter);

(ii) 5:00 P.M. Eastern Time on [•]6 (or, if such date is not a Trading Day, the first Trading Day immediately thereafter); and

(iii) 5:00 P.M. Eastern Time on the first Trading Day on which there ceases to be at least [•]7 shares of Series E Convertible Preferred Stock outstanding.

[3]

Note to Draft: This reflects 120 % of the VWAP of the NNA common units over the five day period ending 10/5, multiplied by 15 on the account of the anticipated 1/15 reverse stock split. If no stock split occurs, this number will be replaced with $.62. If a reverse stock split occurs at a different ratio prior to Closing, an appropriate adjustment will be made to this number.

[4]	Note to Draft: To reflect the second anniversary of the Closing Date.
[5]	Note to Draft: To reflect the second anniversary of the Closing Date.
[6]	Note to Draft: To reflect the date that is 2.5 years from the Closing Date.
[7]	Note to Draft: To reflect 20% of the number outstanding NAP common units not held by NNA at Closing.

3

The earliest to occur of (i), (ii) and (iii) is referred to as the “Automatic Conversion Time.”

(b) Optional Conversion. At any time after [•]8, subject to and upon compliance with the provisions of this Section 5, the holders of shares of Series E Convertible Preferred Stock shall be entitled, at their option, to convert, in whole or in part, each then-outstanding share of Series E Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock at the applicable Conversion Rate.

(c) No Fractional Shares. The number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Series E Convertible Preferred Stock surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series E Convertible Preferred Stock, the number of shares of Common Stock issued shall be rounded, up or down, to the nearest whole number of shares of Common Stock (with one-half share being rounded up).

(d) Adjustments to Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record or other date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of Series E Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(ii) Upon Combinations or Reverse Stock Splits. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record or other date to determine shares affected by such combination or reverse stock split, the Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e) Exercise of Conversion Privilege.

(i) Except in the case of an automatic conversion pursuant to Section 5(a) hereof, in order to convert shares of Series E Convertible Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing such holder’s shares of Series E Convertible Preferred Stock (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company, and (B) notify the Company at such office that such holder elects to convert Series E Convertible Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (B) above shall be delivered substantially in the form set forth in Annex A hereto.

(ii) Except in the case of an automatic conversion pursuant to Section 5(a) hereof, Series E Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares of Series E Convertible Preferred Stock for conversion in accordance with the foregoing provisions (the “Conversion Date”). In the case of an automatic conversion pursuant to Section 5(a) hereof, such conversion shall occur automatically on the Automatic Conversion Date, and without any further action by the holders of such shares and whether or not the certificates representing such shares, if any, are surrendered to the Company or its transfer agent. Upon the Conversion Date or the Automatic Conversion Date, as the case may be, the rights of the holders of such shares of Series E Convertible Preferred Stock as holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. Upon the automatic conversion of the Series E Convertible Preferred Stock pursuant to Section 5(a) hereof, the Company shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series E Convertible Preferred Stock at

[8]	Note to Draft: To reflect 6 months from the Closing Date.

4

their address then-shown on the records of the Company, which notice shall state that certificates evidencing shares of Series E Convertible Preferred Stock, if any, must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable). Upon the occurrence of the automatic conversion of the Series E Convertible Preferred Stock pursuant to Section 5(a) hereof, the holders of Series E Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series E Convertible Preferred Stock.

(iii) Upon the conversion of the Series E Convertible Preferred Stock, the shares of Series E Convertible Preferred Stock so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the Conversion Date or the Automatic Conversion Date, as the case may be, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series E Convertible Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company’s transfer agent.

(iv) In the case of any certificate evidencing shares of Series E Convertible Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series E Convertible Preferred Stock equal to the unconverted portion of such certificate.

(f) Cancellation of Converted Series E Convertible Preferred Stock. All Series E Convertible Preferred Stock delivered for conversion shall be delivered to the Company to be cancelled.

Section 6. Capital Reorganization, Reclassification, Merger, Consolidation.

In the event that there shall be a capital reorganization or reclassification or a merger or consolidation of the Company with or into another entity or a sale of all or substantially all of the Company’s assets to any other person (other than a stock dividend, subdivision, split up, combination or reverse stock split provided for in Section 5(d)) and in such capital reorganization, reclassification, merger, consolidation or sale, the holders of the outstanding shares of Common Stock shall exchange such shares of Common Stock for shares of stock, other securities and/or other property of any other person, the holders of Series E Convertible Preferred Stock shall be entitled to receive in such reorganization, reclassification, merger, consolidation or sale the same kind and amount of shares of stock, other securities and/or property of such person receivable in such reorganization, reclassification, merger, consolidation or sale by holders of the number of shares of Common Stock into which such shares of Series E Convertible Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification, merger or consolidation after giving effect to any adjustment provided for in Section 5(d) that occurs prior to or concurrently with such reorganization, reclassification, merger, consolidation or sale.

Section 7. Certain Definitions.

The following terms shall have the following respective meanings herein:

“Conversion Rate” means the rate of 0.349 shares of Common Stock for each share of Series E Convertible Preferred Stock, as adjusted from time to time pursuant to Section 5(d).

“Designated Office” means the office or agency maintained by the Company for the presentation of certificates evidencing shares of Series E Convertible Preferred Stock.

[9]

Note to Draft: This reflects the 5.1 agreed Conversion Rate divided by 15 on the account of the anticipated 1/15 reverse stock split. If no reverse stock split occurs, this rate will be 5.1 or, if a reverse stock split occurs at a different ratio between signing and Closing, an appropriate adjustment will be made to this number.

5

“Issuance Date” means [Closing Date].

“Trading Day” means any day on the New York Stock Exchange (or, if that is not the then principal market for the Common Stock, the then principal market) is open for trading.

[Remainder of page intentionally left blank. Signature page to follow.]

We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation, Preferences and Rights are true and correct of our own knowledge.

Executed in [Location] on [Date].

Angeliki Frangou Chief Executive Officer

Vasiliki Papaefthymiou Corporate Secretary

ANNEX A

NOTICE TO EXERCISE CONVERSION RIGHT

The undersigned, being a holder of the Series E Convertible Preferred Stock of Navios Maritime Acquisition Corporation (the “Convertible Preferred Stock”) irrevocably exercises the right to convert [•] outstanding shares of Convertible Preferred Stock on [•], [•], into shares of Common Stock of Navios Maritime Acquisition Corporation in accordance with the terms of the shares of Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated: [At least three Trading Days prior to the date fixed for conversion]

Fill in for registration of

shares of Common Stock

if to be issued otherwise

than to the registered

holder:

Name

Address

Please print name and address, including postal code number	(Signature)

Denominations:

Annex C

October 7, 2018

Conflicts Committee of Navios Maritime Midstream Partners L.P.

7, Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to Navios Maritime Midstream Partners L.P, a Marshall Islands limited partnership (“Navios Midstream” or the “Company”), and to the holders of Navios Midstream’s common units (other than the owner of the general partner of Navios Midstream – Navios Maritime Acquisition Corporation (“Navios Acquisition”) – and its affiliates), from a financial point of view, of the Preferred Stock Consideration (defined below) to be paid by Navios Acquisition in connection with the transaction contemplated pursuant to the terms of the Agreement And Plan Of Merger by and among Navios Acquisition, NMA Sub LLC (“Merger Sub”), Navios Midstream, and Navios Maritime Midstream Partners GP LLC (the “Merger Agreement”), which is expected to be signed on or about October 7, 2018. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Navios Midstream (the “Merger”) with Navios Midstream surviving as the surviving entity and a wholly owned subsidiary of Navios Acquisition. As more fully described in the Merger Agreement, pursuant to the Merger, each outstanding common unit of Navios Midstream will be converted into the right to receive, subject to certain allocation and election procedures and limitations as to which we express no opinion, (i) one share of Navios Acquisition Series E convertible preferred stock (“Preferred Stock”), par value $0.0001 per share (the “Preferred Stock Consideration”), or (ii) 6.292 shares of Navios Acquisition common stock (“Common Stock”), par value $0.0001 per share (the “Common Stock Consideration”), at the election of each Navios Midstream common unit holder (the “Election”) (collectively the “Transaction”). In rendering this opinion, we have assumed that all common unit holders of Navios Midstream elect the Preferred Stock Consideration and no shares of Common Stock are issued in the Merger, and express no opinion as to the fairness of the Common Stock Consideration to any unit holder of Navios Midstream.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

(i)	draft of the Merger Agreement dated October 7, 2018 and the exhibits and schedules thereto;

(ii)	draft of the Certificate of Designation, Preferences and Rights of Preferred Stock dated October 7, 2018;

(iii)	the Third Amended and Restated Agreement Of Limited Partnership Of Navios Midstream dated as of June 18, 2015;

(iv)

the financial statements and other information concerning Navios Midstream, including those contained in Navios Midstream’s Annual Reports on Form 20-F for each of the years in the two year period ended December 31, 2017; and Navios Midstream’s Quarterly Reports on Form 6-K for the quarters ended June 30, 2018 and March 31, 2018;

(v)	the Navios Midstream standalone financial model;

(vi)	certain other internal information, primarily financial in nature, concerning the business and operations of Navios Midstream, furnished to us by Navios Midstream management;

(vii)	certain publicly available information concerning the trading of, and the trading market for, Navios Midstream common units;

(viii)	certain publicly available information concerning other publicly traded partnerships that are comparable to Navios Midstream;

(ix)	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the Preferred Stock Consideration;

(x)	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the Transaction;

(xi)

the financial statements and other information concerning Navios Acquisition, including those contained in Navios Acquisition’s Annual Reports on Form 20-F for each of the years in the two year period ended December 31, 2017; and Navios Acquisition’s Quarterly Reports on Form 6-K for the quarters ended June 30, 2018 and March 31, 2018;

(xii)	the Navios Acquisition standalone financial model;

(xiii)	certain other internal information, primarily financial in nature, concerning the business and operations of Navios Acquisition, furnished to us by Navios Acquisition management and advisors;

(xiv)	certain publicly available information concerning the trading of, and the trading market for, the Common Stock;

(xv)	certain publicly available information concerning other publicly traded corporations that are comparable to Navios Acquisition;

(xvi)	such other analyses and examinations as we have deemed necessary or appropriate; and

(xvii)

such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also had discussions with certain members of management of Navios Midstream and Navios Acquisition to review the foregoing, as well as other matters we believed relevant to the inquiry.

In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects. We assume no liability or responsibility for independent verification of the accuracy or completeness of the foregoing information. We have further relied upon the assurances of the management of the Company and Navios Acquisition that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. With respect to financial forecasts, or other estimates or forward-looking information, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Navios Midstream’s and Navios Acquisition’s management as to the future financial and operational performance of the respective entities. We express no opinion as to the financial forecasts, or other estimates or forward looking information or the assumptions on which such estimates or forward looking information are based. We have relied, with your consent, on advice of counsel and independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to Navios Acquisition and the Transaction.

In rendering this opinion, we have also assumed that the final executed forms of the agreements do not differ in any material respect from the drafts we have examined, and that the parties to the agreements will comply with all of the material terms of such agreements. In addition, we have not made an independent evaluation or appraisal of Navios Midstream or Navios Acquisition, nor have we been furnished with any such appraisals.

We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect Navios Midstream or Navios Acquisition.

This opinion is given effective as of the date hereof and, accordingly, is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on such date; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion addresses solely the fairness, from a financial point of view, to Navios Midstream and the holders of Navios Midstream’s common units (other than Navios Acquisition and its affiliates) of the Preferred Stock Consideration contemplated by the Merger Agreement, as of the date hereof, and does not address any other term or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the Common Stock Consideration, the mechanics of the Election, the basic business decision to proceed with or effect the Transaction, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Navios Midstream, the probability of closing any or all of the transactions contemplated by the Merger Agreement, the relative fairness of the Common Stock Consideration as compared to the Preferred Stock Consideration, the allocation of the Preferred Stock Consideration or Common Stock Consideration among the Navios Midstream common unit holders based on the Election or the Transaction structure, or the fairness of the terms of the Transaction to any creditor or other constituency of the Company. In addition, this opinion does not address in any manner the prices at which the Preferred Stock or Common Stock will trade following announcement or consummation of the Merger or at any time and Piper Jaffray expresses no opinion or recommendation as to how the unitholders of Navios Midstream should vote at the unitholders’ meeting to be held in connection with the Merger or whether to elect the Preferred Stock Consideration or Common Stock Consideration pursuant to the Election.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and research personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Navios Midstream or Navios Acquisition, the Transaction and other participants in the Transaction that differ from the views of Piper Jaffray’s investment banking personnel. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

In arriving at our opinion, we have highlighted certain potential issues associated with the Transaction, including: (i) the loss of MLP tax advantages, (ii) increased exposure to leverage on the balance sheet, (iii) trading liquidity of the Preferred Stock and (iv) a marginally more complicated capital structure. These potential issues and other considerations were discussed in detail in our presentation to you on October 7, 2018, and were duly considered by us in rendering our fairness opinion.

In the ordinary course of our business, we may actively trade the equity securities of Navios Midstream for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter has been prepared solely for the confidential use of the Conflicts Committee of Navios Midstream and will not be reproduced, summarized or given to any other person without Piper Jaffray’s prior written consent, which consent shall not be unreasonably withheld; provided that the Opinion may be provided to the Board of Directors of Navios Midstream by the Conflicts Committee upon the Board of Directors’ request, it being understood by the Conflicts Committee, the Board of Directors and Navios Midstream that no person other than the addressee shall be entitled to rely on or use this letter.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Preferred Stock Consideration is fair to Navios Midstream and to the holders of Navios Midstream’s common units (other than Navios Acquisition and its affiliates), from a financial point of view. We express no opinion with respect to the Common Stock Consideration.

Very truly yours,

PIPER JAFFRAY & CO.

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

For the transition period from                      to

Commission file number 001-34104

Navios Maritime Acquisition Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Republic of Marshall Islands

(Jurisdiction of incorporation or organization)

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(Address of principal executive offices)

Todd E. Mason

Thompson Hine LLP

335 Madison Ave

New York, NY 10017

Todd.Mason@thompsonhine.com

(212) 908-3946

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Name of each exchange on which registered
Common Stock, par value $.0001 per share	New York Stock Exchange LLC
Securities registered or to be registered pursuant to Section 12(g) of the Act.	None
Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.	None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report: 152,107,905 Shares of Common Stock

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or (15)(d) of the Securities Exchange Act of 1934.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such reporting requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐	Emerging Growth Company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☒	International Financial Reporting Standards as issued by the International Accounting Standards Board ☐	Other ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

FORWARD-LOOKING STATEMENTS

This Annual Report should be read in conjunction with the financial statements and accompanying notes included herein.

Statements included in this Annual Report on Form 20-F (this “Annual Report”) which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this Annual Report. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•

our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•

our ability to successfully grow our business, our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion and our capacity to manage our expanding business;

•	future levels of cash flow and levels of dividends, as well as our future cash dividend policy;

•	our future opening and financial results, including the amount of filed hire and profit share that we may receive;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•

our ability to repay outstanding indebtedness, to fulfill other financial obligations, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of our technical manager to be approved as required;

•	increases or decreases in domestic or worldwide oil consumption;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping and oil transportation industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others, as well as changes in maritime regulations and standards;

•	our ability to retain key executive officers; and

•	our ability to leverage to our advantage, Navios Maritime Holdings Inc. (“Navios Holdings”) relationships and reputation in the shipping industry.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Item 3. Key Information”.

The forward-looking statements, contained in this Annual Report, are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated.

The forward-looking statements are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PART I

Item 1. Identity of Directors, Senior Management and Advisers

Not Applicable.

Item 2. Offer Statistics and Expected Timetable

Not Applicable.

Item 3. Key Information

A.	Selected Financial Data

Navios Maritime Acquisition Corporation (sometimes referred to herein as “Navios Acquisition,” the “Company,” “we” or “us”) was incorporated in the Republic of Marshall Islands on March 14, 2008 (refer to Item 4. Information on the Company).

Navios Acquisition’s selected historical financial information and operating results for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from the audited consolidated financial statements of Navios Acquisition. The selected consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this Annual Report. The consolidated statements of operations data for the years ended December 31, 2014 and December 31, 2013, and the consolidated balance sheet data as of December 31, 2015, 2014 and 2013, have been derived from our audited consolidated financial statements which are not included in this document and are available at www.sec.gov. The selected consolidated financial data should be read in conjunction with “Item 5. Operating and Financial Review and Prospects”, and other financial information included elsewhere in this Annual Report. The selected consolidated financial data is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The historical data included below and elsewhere in this Annual Report is not necessarily indicative of our future performance.

Statement of Income Data
(In thousands of U.S. dollars)	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Revenue	$227,288	$290,245	$313,396	$264,877	$202,397
Time charter expenses	(21,919)	(4,980)	(4,492)	(5,187)	(6,762)
Direct vessel expenses	(4,198)	(3,567)	(1,532)	(1,979)	(3,096)
Management fees (entirely through related party transactions)	(94,973)	(97,866)	(95,336)	(95,827)	(71,392)
General and administrative expenses	(13,969)	(17,057)	(15,532)	(14,588)	(7,017)
Depreciation and amortization	(56,880)	(57,617)	(57,623)	(67,718)	(63,880)
Loss on bond and debt extinguishment	—	—	—	—	(33,973)
Interest income	10,042	4,767	1,683	720	315
Interest expenses and finance cost	(76,438)	(75,987)	(73,561)	(78,610)	(58,386)
Impairment loss	—	—	—	(11,690)	—
Gain/ (loss) on sale of vessels	—	11,749	5,771	22,599	(21,098)
Change in fair value of other assets	—	—	—	(1,188)	—
Equity/ (loss) in net earnings of affiliated companies	(46,657)	15,499	18,436	2,000	—
Other income	82	377	41	280	4,787
Other expense	(1,277)	(2,685)	(1,514)	(642)	(487)
Net (loss)/ income	$(78,899)	$62,878	$89,737	$13,047	$(58,592)
Net (loss)/ income per share, basic	$(0.50)	$0.40	$0.57	$0.08	$(0.57)
Net (loss)/ income per share, diluted	$(0.50)	$0.40	$0.56	$0.08	$(0.57)

Balance Sheet Data (at period end)	Year Ended December 31, 2017	Year Ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014		Year ended December 31, 2013
Current assets, including cash	$119,733	$107,282	$97,349	$89,528		$120,801
Vessels, net	$1,250,043	$1,306,923	$1,441,635	$1,375,931		$1,353,131
Total assets	$1,572,781	$1,703,619	$1,774,091	$1,697,014	(1),(2)	$1,633,415	(1)
Long-term debt, including current portion, net of premium and deferred finance costs	$1,065,369	$1,095,938	$1,197,583	$1,142,002	(1)	$1,131,202	(1)
Series D Convertible Preferred Stock	$—	$—	$—	$12,000		$12,000
Total Stockholders’ equity	$462,475	$572,931	$540,871	$490,793	(2)	$450,822
Puttable common stock	$—	$2,500	$6,500	$—		$—
Common stock	$15	$15	$15	$15		$13
Number of shares	152,107,905	150,582,990	149,782,990	151,664,942		136,714,942
Dividends declared/ paid	$31,614	$31,682	$32,117	$32,619		$24,521
Cash Flow Data
Net cash provided by/ (used in) operating activities	$45,942	$92,945	$119,636	$75,985		$(29,571)
Net cash provided by/ (used in) investing activities	$52,378	$43,505	$(104,510)	$(145,729)		$(293,740)
Net cash (used in)/ provided by financing activities	$(66,461)	$(141,963)	$(14,814)	$41,402		$363,300
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20		$0.20
Fleet Data:
Vessels at end of period	36	36	39	37		33

(1)	The total assets and long-term debt, including current portion, net of premium and deferred finance costs presented in this table have been revised to reflect the adoption of ASU 2015-03.
(2)

The total assets and total stockholders’ equity at December 31, 2014 have been revised to account for the investments in the common units of Navios Maritime Midstream Partners L.P. (“Navios Midstream”), under the equity method.

B.	Capitalization and indebtedness

Not applicable.

C.	Reasons for the offer and use of proceeds

Not applicable.

D.	Risk factors

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase our securities. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein.

Risks Relating to the Shipping Industry and the Operation of our Vessels

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could adversely affect our future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and the demand for shipping oil and oil products. However, the past several years were marked by a major economic slowdown, the rise and continued expansion of shale oil production in the U.S. and extreme volatility that has had, and continues to have, a significant impact on world trade, including the oil trade. Global economic conditions, while somewhat more stable than in the immediate aftermath of the financial crisis, remain uncertain with respect to long-term economic growth. In particular, the uncertainty surrounding the future of the Eurozone, the economic prospects of the United States, the future economic growth of China, Brazil, Russia, India and other emerging markets and changing oil production and consumption patterns due to efficiencies, new technologies and government policy changes are all expected to affect demand for product and crude tankers going-forward. Demand for oil and refined petroleum products about equals current supply as a result of the steady global economic environment and a general global trend towards energy efficient technologies, which in combination with the limited availability of trade credit and an increasing supply of vessels, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn has also affected vessel values overall. Energy prices sharply declined from mid-2014 to mid-February 2016 primarily as a result of increased oil production worldwide. In response to this increased production, demand for tankers to move oil and refined petroleum products increased significantly and average spot and period charter rates for product and crude tankers rose to above historically average rates, but have since declined. If oil demand grows in the future, it is expected to come primarily from emerging markets which have been historically volatile, such as China and India, and a slowdown in these countries’ economies may severely affect global oil demand growth, and may result in protracted, reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions. Should the Organization of the Petroleum Exporting Countries (“OPEC”) significantly reduce oil production or should there be significant declines in non-OPEC oil production, that may result in a protracted period of reduced oil shipments and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The past global financial crisis and the continuing U.S. shale production expansion has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	developments in international trade;

•	waiting days in ports;

•	changes in oil production and refining capacity and regional availability of petroleum refining capacity;

•	environmental and other legal and regulatory developments, including the adoption of any limits on the consumption of carbon-based fuels due to climate change agreements or protocols;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in distances over which cargo is transported due to geographic changes in where oil is produced, refined and used;

•	competition from alternative sources of energy;

•	armed conflicts and terrorist activities;

•	natural or man-made disasters that affect the ability of our vessels to use certain waterways;

•	political developments;

•	embargoes and strikes; and

•	domestic and foreign tax policies.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	port or canal congestion;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of tankers to other uses, including conversion of vessels from transporting oil and oil products to carrying drybulk cargo and the reverse conversion;

•	availability of financing for new tankers;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	environmental concerns and regulations, including ballast water management and low sulphur fuel consumption regulations.

Furthermore, the extension of refinery capacity in China, India and particularly the Middle East through 2018 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. This coupled with announced refinery closures in Australia, Japan and Europe should increase trade in refined oil products.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet; however the percentage of the total tanker fleet on order as a percent of the total fleet declined from 18% at the end of 2011 to 12% at the beginning of March 2018. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, we may only be able to charter our vessels at unprofitable rates or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

Spot market rates for tanker vessels are highly volatile and may decrease in the future, which may materially adversely affect our earnings in the event that our vessels are chartered in the spot market.

We may deploy at least some of our product tankers, chemical tankers and VLCCs in the spot market directly or in pools. Although spot chartering is common in the product, chemical, tanker and VLCC sectors, product tankers, chemical tanker and VLCC charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil and oil products and chemicals, as well as tanker supply. World oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases. The spot market is highly volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. Currently, spot charter hire rates are at or above operating costs for most vessel sizes but there is no assurance that the crude oil, product and chemical tanker charter market will rise over the next several months or will not decline further. A decrease in spot rates may decrease the revenues and cash flow we derive from vessels employed in pools or on index linked charters. Such volatility in pool or index linked charters may be mitigated by any minimum rate due to us that we negotiate with our charterers.

Additionally, if the spot market rates or short-term time charter rates become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

Certain of our VLCC vessels are contractually committed to time charters. We are not permitted to unilaterally terminate the charter agreements of the VLCC vessels due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. We may also decide to sell a vessel in the future. In such a case, should we sell a vessel that is committed to a long-term charter, we may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. We may re-charter the VLCC vessels on long-term charters or charter them in the spot market or place them in pools upon expiration or termination of the vessels’ current charters. Furthermore, in connection with the initial public offering (“IPO”) of Navios Midstream, we have provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35,000, $38,400 and $38,025, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings, as the case may be. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. We extended the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018. If the actual rates achieved are below the agreed backstop rates our results of operations and operating cash flows may suffer.

An oversupply of tanker vessel capacity may lead to reductions in charter hire rates, vessel values and profitability.

The market supply of tankers is affected by a number of factors, such as demand for energy resources and primarily oil and petroleum products, level of charter hire rates, asset and newbuilding prices, availability of financing as well as overall economic growth in parts of the world economy, including Asia, and has been increasing as a result of the delivery of substantial newbuilding orders over the last few years. We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet; however the percentage of the total tanker fleet on order as a percent of the total fleet declined from 48% in 2008 to 12% as of the beginning of March 2018. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. If such a reduction occurs, we may only be able to recharter our vessels at reduced or unprofitable rates as their current charters expire, or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

Increasing energy self-sufficiency in the United States could lead to a decrease in imports of oil to that country, which to date has been one of the largest importers of oil worldwide.

“Soaring domestic production makes the United States a net oil exporter by the late 2020s,” according to the 2017 annual World Energy Outlook by the International Energy Agency (“IEA”). They see two distinct phases in the outlook for oil production to 2040: “In the first phase to the mid-2020s, non-OPEC countries dominate growth. Tight oil from the United States continues its upward march (the United States accounts for 80% of the net increase in production to 2025).” “In a second phase, from the mid-2020s, tight oil in the United States begins to fall” but the United States continues to be the world’s largest oil producer to 2040 after overtaking Saudi Arabia around 2018. In its 2016 Medium Term Oil Market Report, the IEA said that the steep rise in shale oil and gas production is expected to push the country toward energy self-sufficiency. In recent years the share of total U.S. consumption met by total liquid fuel net imports, including both crude oil and products, has been decreasing since peaking at over 60% in 2005. The U.S. Energy Information Administration (“EIA”) statistics through October 2017, show that U.S. crude oil imports rose 1.4% to an average of 8.0 million barrels per day (“MBPD”) over the 7.9 MBPD in 2016, but the average imports are still below the 2005 peak of 10.1 MBPD. EIA statistics note that U.S. crude oil exports rose 76% to 1.04 MBPD through October 2017, which was a very significant increase over the most recent low of 9,100 barrels per day exported in 2002. A slowdown in oil imports to or exports from the United States, one of the most important oil trading nations worldwide, may result in decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

A number of third party owners have ordered so-called modern vessels, which offer substantial bunker savings as compared to older vessels. Increased demand for and supply of modern vessels could reduce demand for certain of our existing older vessels and expose us to lower vessel utilization and/or decreased charter rates.

The product tanker newbuilding order book as of January 2018 is estimated at 240 vessels or 9% of the current product tanker fleet according to Clarksons Research Services Limited. The majority of these orders are based on vessel improvements such as improved propulsion system or other technical measures, which purport to offer material bunker savings compared to older vessels, which include certain of our vessels. Such savings could result in a substantial reduction of bunker cost for charterers compared to such vessels of ours. As the supply of such modern vessel increases and if charterers prefer such vessels over our vessels, this may reduce demand for our existing older vessels, impair our ability to recharter such vessels at competitive rates and have a material adverse effect on our cash flows and operations.

Charter rates in the crude oil tankers sector in which we operate and in the product and chemical tanker sectors of the seaborne transportation industry have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which may adversely affect our earnings.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 453 in mid-April 2009, which represents a decline of approximately 81%. Since January 2016, it has traded between a low of 496 and a high of 1,088; as of March 28, 2018, it stood at 662. The Baltic Clean Tanker Index fell from 1,509 in the early summer of 2008 to 345 in April 2009, or an approximate 77% decline. It has traded between a low of 346 and a high of 867 since January 2016 and stood at 563 as of March 28, 2018. Of note is that Chinese imports of crude oil have steadily increased from three million barrels per day in 2008 to a record 9.6 million barrels per day in January 2018 and the U.S. has steadily increased its total petroleum product exports by about 460% to about 5.8 million barrels per day in December 2017 from one million barrels per day in January 2006. Additionally, since the U.S. removed its ban at the end of 2015, U.S. crude oil exports increased by about 300% from 0.4 million barrels per day to about 1.5 million barrels per day at the end of 2017. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or to meet our obligations, including payment of debt service to our lenders. Our ability to renew the charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may adversely affect our financial performance.

The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.

Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West African regions;

•	increased demand for crude oil in the Arabian Gulf or West African regions;

•	a decision by OPEC or other petroleum exporters to increase their crude oil prices or to further decrease or limit their crude oil production;

•	any increase in refining of crude into petroleum products for domestic consumption or export;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as the United States, Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

Delays in deliveries of second-hand vessels, our decision to cancel an order for purchase of a vessel or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our business, financial condition and results of operations.

We expect to purchase second-hand vessels from time to time. The delivery of these vessels could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations.

If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition and results of operations could be adversely affected.

Delays in deliveries of any newbuilding vessels we may contract to acquire or order in the future, or our decision to cancel, or our inability to otherwise complete the acquisitions of any newbuildings, could harm our operating results and lead to the termination of any related charters.

Any newbuildings we may contract to acquire or order in the future could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues under any charters for such vessels. The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels we acquire or order, or we could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

Our receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

•	quality or engineering problems or failure to deliver the vessel in accordance with the vessel specifications;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or a catastrophic event, such as a major earthquake or fire;

•	the shipbuilder failing to deliver the vessel in accordance with our vessel specifications;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel; or

•	our inability to finance the purchase of the vessel.

If delivery of any newbuild vessel acquired, or any vessel we contract to acquire in the future is materially delayed, it could materially adversely affect our results of operations and financial condition.

Fifteen of the vessels in our fleet are second-hand vessels, and we may acquire more second-hand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could materially adversely affect our earnings.

As of April 2, 2018, the vessels in our fleet had an average age of approximately 7.2 years and most tanker vessels have an expected life of approximately 25 years. Two of our LR1 product tanker vessels, five of our MR2 product tanker vessels and our eight VLCC vessels are second-hand vessels, and we may acquire more second-hand vessels in the future. Our inspection of second-hand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we will not receive the benefit of warranties on second-hand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which the vessels may engage or the geographic regions in which we may operate. We cannot predict what alterations or modifications our vessels may be required to undergo in the future. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Although we have considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, we may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels we acquire in the future. The age of some of our VLCC vessels may result in higher operating costs and increased vessel off-hire periods relative to our competitors that operate newer fleets, which could have a material adverse effect on our results of operations.

Our growth depends on continued growth in demand for crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Our growth strategy focuses on expansion in the crude oil, product and chemical tanker sectors. Accordingly, our growth depends on continued growth in world and regional demand for crude oil, refined petroleum (clean and dirty) products and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum products or bulk liquid chemicals;

•	refining capacity and its geographical location;

•

increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•

decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures or pollution reduction measures or those intended to reduce global warming;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to the economic downturn and demand weakness by reducing operating rates, partially or completely closing refineries and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for refined petroleum products and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport refined petroleum products, and bulk liquid chemicals would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.

Any acquisition of a vessel may not be profitable to us at or after the time we acquire it and may not generate cash flow sufficient to justify our investment. In addition, our growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	integrate any acquired vessels or businesses successfully with our existing operations;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions; or

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired.

Increasing growth of electric vehicles and renewable fuels could lead to a decrease in trading and the movement of crude oil and petroleum products worldwide.

The IEA noted in its Global EV Outlook 2017 that total electric vehicles (EVs) registered worldwide grew from about 1.25 million in 2015 to 2 million in 2016 following new registrations of 750,000 EVs. Forecasts are for EVs to grow to between 60 and 200 million registered cars by 2030. According to Ward’s there were about 1 billion cars registered in 2010 and there will be about 2 billion cars registered by 2035.

According to the EIA, U.S. biodiesel production increased rapidly from 32 thousand barrels per day in 2009 to 100 thousand barrels per day in 2017 (average through October), a growth of about 210%. During the same period diesel production from U.S. refineries grew from 4.1 million barrels per day in 2009 to 5.3 million barrels per day in December 2017, a growth of about 30%. A growth in EVs or a slowdown in imports or exports of crude or petroleum products worldwide, may result in decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive tanker industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We employ our tanker vessels (or will employ in the case of any product, chemical or LPG tanker vessels that we may acquire) in the highly competitive crude oil, product, chemical and LPG tanker sectors of the shipping industry that is capital intensive and fragmented. Competition arises primarily from other vessel owners, including major oil companies and traders as well as independent tanker companies, some of whom have substantially greater resources and experience than us. Competition for the chartering of tankers can be intense and depends on price, location, size, age, condition, quality operations and safety, experience and technical capability of the crew and the acceptability of the vessel and its managers to the charterers. Such competition has been enhanced as a result of the downturn in the shipping industry, which has resulted in an excess supply of vessels and reduced charter rates.

Medium to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator. Competition for the transportation of crude oil, refined petroleum products and bulk liquid chemicals can be intense and depends on price, location, size, age, condition and acceptability of the vessel and our managers to the charterers.

In addition to having to meet the stringent requirements set out by charterers, it is likely that we will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputations or experience than we do when we try to re-charter our vessels. It is also likely that we will face increased numbers of competitors entering in the crude oil, product and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for medium- to long-term charters. Due in part to the highly fragmented markets, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than ours.

As a result of these factors, we may be unable to obtain customers for medium- to long-term time charters or bareboat charters on a profitable basis, if at all. Even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the crude oil, product and chemical tanker market cycles, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

While we have no specific plans, we do intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion;

•	obtaining required financing, which could include debt, equity or combinations thereof; and

•	Improve operating and financial system and controls.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination or asset acquisition were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

In addition, our business plan and strategy is predicated on buying vessels in a market at what we believe is near the low, but recovering phase of the periodic cycle in what has typically been a cyclical industry. However, there is no assurance that charter rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

We may face unexpected maintenance costs, which could materially adversely affect our business, financial condition and results of operations.

If our vessels suffer damage or require upgrade work, they may need to be repaired at a drydocking facility. Our vessels may occasionally require upgrade work in order to maintain their classification society rating or as a result of changes in regulatory requirements. In addition, our vessels will be off-hire periodically for intermediate surveys and special surveys in connection with each vessel’s certification by its classification society. The costs of drydock repairs are unpredictable and can be substantial and the loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings. Our insurance generally only covers a portion of drydocking expenses resulting from damage to a vessel and expenses related to maintenance of a vessel will not be reimbursed. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility on a timely basis or may be forced to move a damaged vessel to a drydocking facility that is not conveniently located to the vessel’s position. The loss of earnings while any of our vessels are forced to wait for space or to relocate to drydocking facilities that are far away from the routes on which our vessels trade would further decrease our earnings.

We rely on our technical managers to provide essential services to our vessels and run the day-to-day operations of our vessels.

Pursuant to technical management agreements we are provided with services essential to the business of our vessels, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and assistance with vessel regulatory compliance, by our technical managers, including a subsidiary of Navios Holdings. Our operational success and ability to execute our strategy will depend significantly upon the satisfactory performance of the aforementioned services by the current technical manager. The failure of our technical managers to perform these services satisfactorily could have a material adverse effect on our business, financial condition and results of operations.

Our vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.

Under the terms of the charter agreements under which our vessels operate, or are expected to operate in the case of the newbuildings, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems;

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew; or

•	a natural or man-made event of force majeure.

The market values of tanker vessels have declined from historically high levels and may fluctuate significantly, which could cause us to breach covenants in our credit facilities, result in the foreclosure of certain of our vessels, limit the amount of funds that we can borrow and adversely affect our ability to purchase new vessels and our operating results. Depressed vessel values could also cause us to incur impairment charges.

Due to the slow growth in world trade, the increase in the tanker fleet and declining tanker charter rates, the market values of our vessels and any contracted newbuildings and of tankers generally, are currently significantly lower than they would have been prior to the downturn in the second half of 2008. Within the past year smaller product tanker yard resale prices have moderated although they are still lower than the average 2015 price, they have recently risen above the average price for 2017. Vessel values may remain at current low, or lower, levels for a prolonged period of time and can fluctuate substantially over time due to a number of different factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types, sizes and age of vessels;

•	sophistication and condition of the vessels;

•	where the ship was built and as-built specifications;

•	lifetime maintenance record;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations, including environmental regulations;

•	technological advances; and

•	ability of buyers to access financing and capital.

If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time. Our credit facilities contain covenants including maximum total net liabilities over total net assets (effective in general after delivery of the vessels), minimum net worth and value to loan ratio covenants of 137% or lower, applicable after delivery of the vessels. If we breach any such covenants in the future and we are unable to remedy the relevant breach, our lenders could accelerate or require us to prepay a portion of our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, we would incur a loss that could have a material adverse effect on our business, financial condition and results of operations.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings. Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could materially adversely affect our business, financial condition and results of operations.

Future increases in vessel operating expenses, including rising fuel prices, could materially adversely affect our business, financial condition and results of operations.

Under our time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs, and we are generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. In particular, the cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

We have fixed the fees for ship management services of our owned fleet, provided by a subsidiary of Navios Holdings, through May 2018 at $6,350 per MR2 product tanker and chemical tanker vessel, $7,150 per LR1 product tanker vessel and $9,500 per VLCC vessel. Drydocking expenses under our Management Agreement are reimbursed at cost for all vessels.

We generally receive a daily rate for the use of our vessels, which is fixed through the term of the applicable charter agreement. Our charter agreements do not provide for any increase in the daily hire rate in the event that vessel-operating expenses increase during the term of the charter agreement. Increases in the fees for shipmanagement services of our vessels over the term of a charter agreement will effectively reduce our operating income and, if such increases in operating expenses are significant, adversely affect our business, financial condition and results of operations.

The crude oil, product and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results.

The crude oil, product and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Our operating results, therefore, may be subject to seasonal fluctuations.

A decrease in the level of China’s imports of crude oil or petroleum products or a decrease in oil trade globally could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

China imports significant quantities of crude oil and trades significant quantities of petroleum products. For example in 2016, China imported about 354 million tons of crude oil by sea compared with crude oil imports to the United States of about 252 million tons. Through November 2017, China imported 356 million tons crude oil by sea (the United States imported 207 million tons through October 2017, the latest available data). Our tanker vessels are deployed by our charterers on routes involving crude oil and petroleum product trades in and out of emerging markets, and our charterers’ oil shipping and business revenue may be derived from the shipment of goods within and to the Asia Pacific region from various overseas export markets. Any reduction in or hindrance to China-based importers could have a material adverse effect on the growth rate of China’s imports and on our charterers’ business. For instance, the government of China has implemented economic policies aimed at reducing pollution and increasing the strategic stock piling of crude oil. Should these policies change, this may have the effect of reducing crude oil imports or petroleum product exports and may, in turn, result in a decrease in demand for oil shipping. Additionally, though in China there is an increasing level of autonomy and a gradual shift in emphasis to a “market economy” and enterprise reform, many of the reforms, particularly some limited price reforms that result in the prices for certain commodities being principally determined by market forces, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government. Although China exerts a large effect on the seaborne market for crude oil and petroleum products, any decreases in trade in those commodities by any of the countries in other major trading regions in North America, Europe and Asia could depress time charter rates which could have a material adverse effect on our business, results of operations, financial condition and our ability to pay cash distributions to our shareholders.

Our operations expose us to the risk that increased trade protectionism from China, the United States or other nations will adversely affect our business. If the global recovery is undermined by downside risks and the recent economic downturn returns, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve may cause (i) a decrease in cargoes available to our charterers in favor of Chinese charterers and Chinese owned ships and (ii) an increase in the risks associated with importing goods to China. Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay cash distributions to our unitholders.

The expansion of the Panama Canal may have an adverse effect on our results of operations

In June 2016, the expansion of the Panama Canal, or the Canal, was completed. The new locks allow the Canal to accommodate significantly larger vessels, including LR1s, which we operate. Transit from the U.S. Gulf, the Caribbean or the Northern Coast of South America to Asia, a possible trade route for our customers using larger tankers, can now be shortened by approximately 15 days compared to transiting via the Cape of Good Hope. Such transits by larger tankers would be undertaken only if the cargo carried is close to the full capacity of the tanker and the fees charged by the Canal still allow for a savings in time and expenses compared to the alternative route. Any decrease in voyage time may increase the number of those larger tankers available for cargo lifting and thereby increase industry capacity, which may have an adverse effect on time-charter equivalent, or TCE, rates. Our VLCCs, which cannot transit the new Canal, will be unaffected by its expansion as long as any increased crude oil carrier capacity generated does not cause ships smaller than VLCCs to become a more economic alternative to VLCCs on a long term basis.

The employment of our vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process, and we could be in breach of our charter agreements with all of our tanker vessels.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so-called “oil majors,” such as Exxon Mobil, BP p.l.c., Royal Dutch Shell plc., Chevron, ConocoPhillips and Total S.A., together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	compliance with the standards of the International Maritime Organization (the “IMO”), a United Nations agency that issues international trade standards for shipping;

•	compliance with oil majors’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical conduct requirements and relationships with third parties;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Under the terms of our charter agreements, our charterers require that these vessels and the technical manager are vetted and approved to transport oil products by multiple oil majors. Our failure to maintain any of our vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of our vessels.

Should we not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of our vessels, as well as our ability to obtain charters, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use our vessels in the future, which would adversely affect our results of operations and cash flows.

We depend on significant customers for part of our revenue. Charterers may terminate or default on their obligations to us, which could materially adversely affect our results of operations and cash flow, and breaches of the charters may be difficult to enforce.

We derive a significant part of our revenue from a number of charterers. For the year ended December 31, 2017, Navig8 Group of Companies (“Navig8”), Mansel LTD (“Mansel”) and Shell Tankers Singapore Private LTD (“Shell”) accounted for 31.9%, 14.3% and 13.7%, respectively, of our total revenue. The loss of these or any of our customers, a customer’s failure to make payments or perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss or damage beyond repair to any of our vessels, our failure to deliver the vessel within a fixed period of time or a decline in payments under the charters could have a material adverse effect on our business, results of operations and financial condition. The charter agreements for our vessels are generally governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations. Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel, the vessel becoming subject to seizure for more than a specified number of days or the failure of the related vessel to meet specified performance criteria.

In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the crude oil, product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. Even if we manage to successfully charter our vessels in the future, our charterers may go bankrupt or fail to perform their obligations under the charter agreements, they may delay payments or suspend payments altogether, they may terminate the charter agreements prior to the agreed-upon expiration date or they may attempt to renegotiate the terms of the charters. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our results of operations and financial condition could be materially adversely affected.

The risks and costs associated with vessels increase as the vessels age.

As of April 2, 2018, the vessels in our fleet had an average age of approximately 7.2 years and most tanker vessels have an expected life of approximately 25 years. We may acquire older vessels in the future. Older vessels are typically more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Governmental regulations, safety or other equipment standards related to the age of the vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we may have to sell them at a loss, and if charterers no longer charter out vessels due to their age, it could materially adversely affect our earnings.

We are subject to inherent operational risks that may not be adequately covered by our insurance. If we experience a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.

The operation of ocean-going vessels in international trade is inherently risky. The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. Although we carry insurance for our fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Other events that may lead to off-hire periods include natural or man-made disasters that result in the closure of certain waterways and prevent vessels from entering or leaving certain ports. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us may be significantly more expensive than our existing coverage. We do not carry strike insurance.

Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expenses to us, which could reduce our cash flows and place strains on our liquidity and capital resources. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe will be standard for the shipping industry, may result in significant increased overall costs to us.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We have been and may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, and other tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

We are subject to various laws, regulations and conventions, including environmental and safety laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities including any resulting from a spill or other environmental incident.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write downs. In addition, violations of environmental and safety regulations can result in substantial penalties and, in certain instances, seizure or detention of our vessels.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions, legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and effluent discharges from our vessels. For example, the IMO periodically proposes and adopts amendments to revise the International Convention for the Prevention of Pollution from Ships (“MARPOL”), such as the revision to Annex VI which came into force on July 1, 2010. The revised Annex VI implements a phased reduction of the sulfur content of fuel and allows for stricter sulfur limits in designated emission control areas (“ECAs”). Thus far, ECAs have been formally adopted for the Baltic Sea area (limits SOx emissions only); the North Sea area including the English Channel (limiting SOx emissions only) and the North American ECA (which came into effect on August 1, 2012 limiting SOx, NOx and particulate matter emissions). In October 2016, the IMO approved the designation of the North Sea and the Baltic Sea as ECAs for NOx under Annex VI, which is scheduled for adoption in 2017 and would take effect in January 2021. The United States Caribbean Sea ECA entered into force on January 1, 2013 and has been effective since January 1, 2014, limiting SOx, NOx and particulate matter emissions. In January 2015, the limit for fuel oil sulfur levels fell to 0.10% m/m in ECAs established to limit SOx and particulate matter emissions.

After considering the issue for many years, the IMO announced on October 27, 2016 that it was proceeding with a requirement for 0.5% m/m sulfur content in marine fuel (down from current levels of 3.5%) outside the ECAs starting on January 1, 2020. Under Annex VI, the 2020 date was subject to review as to the availability of the required fuel oil. Annex VI required the fuel availability review to be completed by 2018 but was ultimately completed in 2016. Therefore, by 2020, ships will be required to remove sulfur from emissions through the use of emission control equipment, or purchase marine fuel with 0.5% sulfur content, which may see increased demand and higher prices due to supply constraints. Installing pollution control equipment or using lower sulfur fuel could result in significantly increased costs to our company. Similarly, MARPOL Annex VI requires Tier III standards for NOx emissions to be applied to ships constructed and engines installed in ships operating in NOx ECAs from January 1, 2016.

California has adopted more stringent low sulfur fuel requirements within California-regulated waters. In addition, the IMO, the U.S. and states within the U.S. have proposed or implemented requirements relating to the management of ballast water to prevent the harmful effects of foreign invasive species.

In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”). The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, as well as other obligations, including recordkeeping requirements and implementation of a Ballast Water and Sediments Management Plan. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage ballast water in a manner that removes, renders harmless or avoids the uptake or discharge of aquatic organisms and pathogens within ballast water and sediment. Recently updated Ballast Water and Sediment Management Plan guidance includes more robust testing and performance specifications. Enforcement of the BWM Convention and revised guidance will likely result in additional compliance costs, to be implemented over a period of time, depending upon the ship’s age and renewal survey cycle. Currently, all ships must have a ballast water management plan, a ballast water record book and an International Ballast Water Management Certificate. Existing ships built before September 8, 2017, are required to exchange ballast water in open seas, away from coastal areas or in designated areas. Ships built after September 8, 2017, are required to comply with discharge standards based on the maximum allowable amount of viable organisms, which usually involves the installation of ballast water treatment systems. Ships built before September 8, 2017 must comply with IMO discharge standards by the due date for their IOPPC renewal survey under MARPOL Annex 1. All ships must meet the IMO ballast water discharge standard by September 8, 2024. The entry of the BWM Convention and revised guidance will likely result in additional compliance costs.

The operation of vessels is also affected by the requirements set forth in the International Safety Management Code (the “ISM Code”). The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. Further to this, the IMO has introduced the first ever mandatory measures for an international greenhouse gas reduction regime for a global industry sector. These energy efficiency measures took effect on January 1, 2013 and apply to all ships of 400 gross tonnage and above. They include the development of a ship energy efficiency management plan (“SEEMP”) which is akin to a safety management plan, with which the industry will have to comply. The failure of a ship owner or bareboat charterer to comply with the ISM Code and IMO measures may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

We operate a fleet of crude, product and chemical tankers that are subject to national and international laws governing pollution from such vessels. Several international conventions impose and limit pollution liability from vessels. An owner of a tanker vessel carrying a cargo of “persistent oil” as defined by the International Convention for Civil Liability for Oil Pollution Damage (the “CLC”) is subject under the convention to strict liability for any pollution damage caused in a contracting state by an escape or discharge from cargo or bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the ship owner’s intentional or reckless conduct. Liability may also be incurred under the CLC for a bunker spill from the vessel even when she is not carrying such cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” that would be covered under the CLC, liability for any pollution damage will generally fall outside the CLC and will depend on other international conventions or domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 jurisdictions around the world, but it does not apply in the United States, where the corresponding liability laws such as the Oil Pollution Act of 1990 (the “OPA”) discussed below, are particularly stringent. For vessel operations not covered by the CLC, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”). In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on ship owners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships not covered by the CLC. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime, including liability limits calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended (the “1976 Convention”), discussed in more detail in the following paragraph. The Bunker Convention became effective in contracting states on November 21, 2008 and, August 23, 2017, had 86 contracting states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

The CLC and Bunker Convention also provide vessel owners a right to limit their liability, depending on the applicable national or international regime. The CLC includes its own liability limits. The 1976 Convention is the most widely applicable international regime limiting maritime pollution liability. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a ship owner’s intentional or reckless conduct. Certain jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the “Protocol of 1996.” The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions, such as the United States, are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a ship owner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Though it has been eight years since the Deepwater Horizon oil spill in the Gulf of Mexico (the “Deepwater Horizon incident”), such regulation may become even stricter because of the incident’s impact. In the United States, the OPA establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from cargo and bunker oil spills from vessels, including tankers. The OPA covers all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In response to the Deepwater Horizon incident, the U.S. House of Representatives passed and the U.S. Senate considered but did not pass a bill to strengthen certain requirements of the OPA; similar legislation may be introduced in the future.

In addition to potential liability under the federal OPA, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

In recent years, the EU has become increasingly active in the field of regulation of maritime safety and protection of the environment. In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, in 2005 the EU adopted a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offence under MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. In February 2017, EU member states met to consider independently regulating the shipping industry under the Emissions Trading System (“ETS”), which requires ETS-regulated businesses to report on carbon emissions and provides for a credit trading system for carbon allowances. On February 15, 2017, European Parliament voted in favor of a bill to include maritime shipping in the ETS by 2023 if the IMO has not promulgated a comparable system by 2021. In November 2017, the Council of Ministers, EU’s main decision making body, agreed that Europe should act on shipping emissions from 2023 if the IMO fails to deliver effective global measures. Last year, IMO’s urgent call to action to bring about ship greenhouse gas emissions reductions before 2023 was met with industry push-back by many countries. Depending on how fast IMO and the EU move on this issue, the ETS may result in additional compliance costs for our vessels.

In response to the Deepwater Horizon incident, the European Union issued “Directive 2013/30/EU of the European Parliament and of the Council of June 12, 2013 on safety of offshore oil and gas operations.” Implemented on July 19, 2015, the objective of this Directive is to reduce as far as possible the occurrence of major accidents relating to offshore oil and gas operations and to limit their consequences, thus increasing the protection of the marine environment and coastal economies against pollution, establishing minimum conditions for safe offshore exploration and exploitation of oil and gas and limiting possible disruptions to Union indigenous energy production, and to improve the response mechanisms in case of an accident. As far as the environment is concerned, the UK has various new or amended regulations such as: the Offshore Petroleum Activities (Offshore Safety Directive) (Environmental Functions) Regulations 2015 (“OSDEF”), the 2015 amendments to the Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 (“OPRC 1998”) and other environmental Directive requirements, specifically the Environmental Management System. The Offshore Petroleum Licensing (Offshore Safety Directive) Regulations 2015 will implement the licensing Directive requirements.

Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

Climate change and government laws and regulations related to climate change could negatively impact our financial condition.

We are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. A number of countries have adopted or are considering the adoption of regulatory frameworks to reduce greenhouse gas emissions, such as carbon dioxide, methane and nitrogen oxides. In the United States, the United States Environmental Protection Agency (“EPA”) has declared greenhouse gases to be dangerous pollutants and has issued greenhouse gas reporting requirements for emissions sources in certain industries (which currently do not include the shipping industry). The EPA does require owners of vessels subject to MARPOL Annex VI to maintain records for nitrogen oxides standards and in-use fuel specifications.

In addition, while the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “UNFCC”), which requires adopting countries to implement national programs to reduce greenhouse gas emissions, the IMO intends to develop limits on greenhouse gases from international shipping. It has responded to the global focus on climate change and greenhouse gas emissions by developing specific technical and operational efficiency measures and a work plan for market-based mechanisms in 2011. These include the mandatory measures of SEEMP, outlined above, and an energy efficiency design index (“EEDI”) for new ships. The IMO is also considering its position on market-based measures through an expert working group. Among the numerous proposals being considered by the working group are the following: a port state levy based on the amount of fuel consumed by the vessel on its voyage to the port in question; a global emissions trading scheme which would allocate emissions allowances and set an emissions cap; and an international fund establishing a global reduction target for international shipping, to be set either by the UNFCCC or the IMO.

At its 64th session (2012), the IMO’s Marine Environment Protection Committee (the “MEPC”) indicated that 2015 was the target year for member states to identify market-based measures for international shipping. At its 66th session (2014), the MEPC continued its work on developing technical and operational measures relating to energy-efficiency measures for ships, following the entry into force of the mandatory efficiency measures on January 1, 2013. It adopted the 2014 Guidelines on the Method of Calculation of the Attained EEDI, applicable to new ships. It further adopted amendments to MARPOL Annex VI concerning the extension of the scope of application of the EEDI to Liquefied Natural Gas (“LNG”) carriers, ro-ro cargo ships (vehicle carriers), ro-ro cargo ships, ro-ro passenger ships and cruise passengers ships with nonconventional propulsion. At its 67th session (2014), the MEPC adopted the 2014 Guidelines on survey and certification of the EEDI, updating the previous version to reference ships fitted with dual-fuel engines using LNG and liquid fuel oil. The MEPC also adopted amendments to the 2013 Interim Guidelines for determining minimum propulsion power to maintain the maneuverability of ships in adverse conditions, to make the guidelines applicable to phase 1 (starting January 1, 2015) of the EEDI requirements. At its 68th session (2015), the MEPC amended the 2014 Guidelines on EEDI survey and certification as well as the method of calculating an EEDI for new ships, the latter of which was again amended at the 70th session (2016). At its 70th session, the MEPC also adopted mandatory requirements for ships of 5,000 gross tonnage or greater to collect fuel consumption data for each type of fuel used, and report the data to the flag State after the end of each calendar year.

In December 2011, UN climate change talks took place in Durban and concluded with an agreement referred to as the Durban Platform for Enhanced Action. The Durban Conference did not result in any proposals specifically addressing the shipping industry’s role in climate change but the progress that has been made by the IMO in this area was widely acknowledged throughout the negotiating bodies of the UNFCCC process and an ad hoc working group was established.

Although regulation of greenhouse gas emissions in the shipping industry was discussed during the 2015 UN Climate Change Conference in Paris (the “Paris Conference”), the agreement reached among the 195 nations did not expressly reference the shipping industry. Following the Paris Conference, the IMO announced it would continue its efforts on this issue at the MEPC, and at its 70th session, the MEPC approved a roadmap for developing a comprehensive GHG emissions reduction strategy for ships, which includes the goal of adopting an initial strategy and emission reduction commitments in 2018. The roadmap also provides for additional studies and further intersessional work, to be continued at the 71st session in 2017, with a goal of adopting a revised strategy in 2023 to include short-, mid- and long-term reduction measures and schedules for implementation. In April 2018, the committee charged with creating the reduction strategy must finalize the initial draft of the strategy and submit a report to MEPC.

The EU announced in April 2007 that it planned to expand the EU emissions trading scheme by adding vessels, and a proposal from the European Commission (“EC”) was expected if no global regime for reduction of seaborne emissions had been agreed to by the end of 2011. As of January 31, 2013, the EC had stopped short of proposing that emissions from ships be included in the EU’s emissions-trading scheme. However, on October 1, 2012, it announced that it would propose measures to monitor, verify and report on greenhouse-gas emissions from the shipping sector. On June 28, 2013, the EC adopted a communication setting out a strategy for progressively including greenhouse gas emissions from maritime transport in the EU’s policy for reducing its overall GHG emissions. The first step proposed by the EC was an EU Regulation (as defined below) to an EU-wide system for the monitoring, reporting and verification of carbon dioxide emissions from large ships starting in 2018. The EU Regulation (2015/757) was adopted on April 29, 2015 and took effect on July 1, 2015, with monitoring, reporting and verification requirements beginning on January 1, 2018. This Regulation appears to be indicative of an intent to maintain pressure on the international negotiating process. The EC also adopted an Implementing Regulation, which entered into force in November 2016, setting templates for monitoring plans, emissions reports and compliance documents pursuant to Regulation 2015/757.

We cannot predict with any degree of certainty what effect, if any, possible climate change and government laws and regulations related to climate change will have on our operations, whether directly or indirectly.

However, we believe that climate change, including the possible increase in severe weather events resulting from climate change, and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the vessels we may acquire in the future, (ii) our ability to continue to operate as we have in the past, (iii) the cost of operating our vessels, and (iv) insurance premiums, deductibles and the availability of coverage. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.

We are subject to vessel security regulations and we incur costs to comply with adopted regulations. We may be subject to costs to comply with similar regulations that may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (the “MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (the “SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems (“AIS”), to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Starting January 1, 2016, the IMDG Code also included updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, or the IAEA, new marking requirements for “overpack” and “salvage” and updates to various individual packing requirements. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for our vessels or vessels that we charter to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future that could have significant financial impact on us.

The cost of vessel security measures has also been affected by the escalation in recent years in the frequency and seriousness of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Attacks of this kind have commonly resulted in vessels and their crews being detained for several months, and being released only on payment of large ransoms. Substantial loss of revenue and other costs may be incurred as a result of such detention. Although we insure against these losses to the extent practicable, the risk remains of uninsured losses which could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP3 industry standard. A number of flag states have signed the 2009 New York Declaration, which expresses commitment to Best Management Practices in relation to piracy and calls for compliance with them as an essential part of compliance with the ISPS Code.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Prior to January 2016, the scope of sanctions imposed against Iran, the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran was expanded by a number of jurisdictions, including the United States, the European Union and Canada. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. The scope of U.S. sanctions against Iran were expanded subsequent to CISADA by, among other U.S. laws, the National Defense Authorization Act of 2012 (the “2012 NDAA”), the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRA”), Executive Order 13662, and the Iran Freedom and Counter-Proliferation Act of 2012 (“IFCA”). The foregoing laws, among other things, expanded the application of prohibitions to non-U.S. companies, such as our company, and introduced limits on the ability of non-U.S. companies and other non-U.S. persons to do business or trade with Iran when such activities relate to specific activities such as investment in Iran, the supply or export of refined petroleum or refined petroleum products to Iran, the supply and delivery of goods to Iran which could enhance Iran’s petroleum or energy sectors, and the transportation of crude oil from Iran to countries which do not enjoy Iran crude oil sanctions waivers (our tankers called in Iran but did not engage in the prohibited activities specifically identified by these sanctions). U.S. economic sanctions on Iran fall into two general categories: “Primary” sanctions, which prohibit U.S. persons or U.S. companies and their foreign branches, U.S. citizens, U.S. permanent residents, persons within the territory of the United States from engaging in all direct and indirect trade and other transactions with Iran without U.S. government authorization, and “secondary” sanctions, which are mainly nuclear-related sanctions. While most of the U.S. nuclear-related sanctions with respect to Iran and the EU sanctions on Iran (including, inter alia, CISADA, ITRA, and IFCA) were lifted on January 16, 2016 through the implementation of the Joint Comprehensive Plan of Action (“JCPOA”) entered into between the permanent members of the United Nations Security Council (China, France, Russia, the United Kingdom and the United States) and Germany, there are still certain limitations in place with which we need to comply. The primary sanctions with which U.S. persons or transactions with a U.S. nexus must comply are still in force and have not been lifted or relaxed, except in a very limited fashion. Additionally, the sanctions lifted under the JCPOA could be reimposed (“snapped back”) at any time if Iran violates the JCPOA or the United States does not certify that Iran is in compliance with the JCPOA.

After the lifting of most of the nuclear-related sanctions on January 16, 2016, EU sanctions remain in place in relation to the export of arms and military goods listed in the EU common military list, missiles-related goods and items that might be used for internal repression. The main nuclear-related EU sanctions which remain in place include restrictions on:

i.

Graphite and certain raw or semi-finished metals such as corrosion-resistant high-grade steel, iron, aluminium and alloys, titanium and alloys and nickel and alloys (as listed in Annex VIIB to EU Regulation 267/2012 as updated by EU Regulation 2015/1861 (the “EU Regulation”);

ii.	Goods listed in the Nuclear Suppliers Group list (listed in Annex I to the EU Regulation);

iii.	Goods that could contribute to nuclear-related or other activities inconsistent with the JCPOA (as listed in Annex II to the EU Regulation); and

iv.	Software designed for use in nuclear/military industries (as listed in Annex VIIA to the EU Regulation).

Dealing with the above is no longer prohibited, but prior authorization must be obtained first and is granted on a case-by-case basis. The remaining restrictions apply to the sale, supply, transfer or export, directly or indirectly to any Iranian person/for use in Iran, as well as the provision of technical assistance, financing or financial assistance in relation to the restricted activity. Certain individuals and entities remain sanctioned and the prohibition to make available, directly or indirectly, economic resources or assets to or for the benefit of sanctioned parties remains. “Economic resources” is widely defined and it remains prohibited to provide vessels for a fixture from which a sanctioned party (or parties related to a sanctioned party) directly or indirectly benefits. It is therefore still necessary to carry out due diligence on the parties and cargoes involved in fixtures involving Iran.

Russia/Ukraine

As a result of the crisis in Ukraine and the annexation of Crimea by Russia in 2014, both the U.S. and EU have implemented sanctions against certain persons and entities.

The EU has imposed travel bans and asset freezes on certain Russian persons and entities pursuant to which it is prohibited to make available, directly or indirectly, economic resources or assets to or for the benefit of the sanctioned parties. Certain Russian ports including Kerch Commercial Seaport; Sevastopol Commercial Seaport and Port Feodosia are subject to the above restrictions. Other entities are subject to sectoral sanctions which limit the provision of equity financing and loans to the listed entities. In addition, various restrictions on trade have been implemented which, amongst others, include a prohibition on the import into the EU of goods originating in Crimea or Sevastopol as well as restrictions on trade in certain dual-use and military items and restrictions in relation to various items of technology associated with the oil industry for use in deep water exploration and production, Arctic oil exploration and production or shale oil projects in Russia. As such, it is important to carry out due diligence on the parties and cargoes involved in fixtures relating to Russia.

The United States has imposed sanctions against certain designated Russian entities and individuals (“U.S. Russian Sanctions Targets”). These sanctions block the property and all interests in property of the U.S. Russian Sanctions Targets. This effectively prohibits U.S. persons from engaging in any economic or commercial transactions with the U.S. Russian Sanctions Targets unless the same are authorized by the U.S. Treasury Department. Similar to EU sanctions, U.S. sanctions also entail restrictions on certain exports from the United States to Russia and the imposition of Sectoral Sanctions which restrict the provision of equity and debt financing to designated Russian entities. While the prohibitions of these sanctions are not directly applicable to us, we have compliance measures in place to guard against transactions with U.S. Russian Sanctions Targets which may involve the United States or U.S. persons and thus implicate prohibitions. The United States also maintains prohibitions on trade with Crimea.

Venezuela-Related Sanctions

The U.S. sanctions with respect to Venezuela prohibit dealings with designated Venezuelan government officials, and curtail the provision of financing to PDVSA and other government entities. EU sanctions against Venezuela are primarily governed by EU Council Regulation 2017/2063 of 13 November 2017 concerning restrictive measures in view of the situation in Venezuela. This includes financial sanctions and restrictions on listed persons and an, arms embargo and related prohibitions and restrictions including restrictions related to internal repression.

Other U.S. Economic Sanctions Targets

In addition to Iran and certain Russian entities and individuals, as indicated above, the United States maintains economic sanctions against Syria, Cuba, North Korea, and sanctions against entities and individuals (such as entities and individuals in the foregoing targeted countries, designated terrorists, narcotics traffickers) whose names appear on the List of SDNs and Blocked Persons maintained by the U.S. Treasury Department (collectively, “Sanctions Targets”). We are subject to the prohibitions of these sanctions to the extent that any transaction or activity we engage in involves Sanctions Targets and a U.S. person or otherwise has a nexus to the United States.

Other E.U. Economic Sanctions Targets

The EU also maintains sanctions against Syria, North Korea and certain other countries and against individuals listed by the EU. These restrictions apply to our operations and as such, to the extent that these countries may be involved in any business it is important to carry out checks to ensure compliance with all relevant restrictions and to carry out due diligence checks on counterparties and cargoes.

Compliance

Considering the afoementioned prohibitions of U.S. as well as EU sanctions and the nature of our business, there is a sanctions risk for us due to the wordwide trade of our vessels, which we seek to minimise by the implementation of our corporate Sanctions policy and our compliance with all applicable sanctions and embargo laws and regulations. Although we intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations, and the law may change. Moreover, despite, for example, relevant provisions in charter parties forbidding the use of our vessels in trade that would violate economic sanctions, our charterers may nevertheless violate applicable sanctions and embargo laws and regulations and those violations could in turn negatively affect our reputation and be imputed to us. In addition, given our relationship with Navios Midstream and Navios Holdings, we cannot give any assurance that an adverse finding against Navios Midstream or Navios Holdings by a governmental or legal authority or others with respect to the matters discussed herein or any future matter related to regulatory compliance by Navios Acquisition, Navios Holdings or ourselves will not have a material adverse impact on our business, reputation or the market price or trading of our common stock-units.

We are constantly monitoring developments in the United States, the European Union and other jurisdictions that maintain economic sanctions against Iran, other countries, and other sanctions targets, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries and persons subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent our vessels from calling in ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

To reduce the risk of violating economic sanctions, we have a policy of compliance with applicable economic sanctions laws and have implemented and continue to implement and diligently follow compliance procedures to avoid economic sanctions violations.

We could be materially adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and anti-corruption laws in other applicable jurisdictions.

As an international shipping company, we may operate in countries known to have a reputation for corruption. The U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws and regulations in applicable jurisdictions generally prohibit companies registered with the SEC and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Under the FCPA, U.S. companies may be held liable for some actions taken by strategic or local partners or representatives. Legislation in other countries includes the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) which is broader in scope than the FCPA because it does not contain an exception for facilitation payments. We and our customers may be subject to these and similar anti-corruption laws in other applicable jurisdictions. Failure to comply with legal requirements could expose us to civil and/or criminal penalties, including fines, prosecution and significant reputational damage, all of which could materially and adversely affect our business and results of operations, including our relationships with our customers, and our financial results. Compliance with the FCPA, the U.K. Bribery Act and other applicable anti-corruption laws and related regulations and policies imposes potentially significant costs and operational burdens on us. Moreover, the compliance and monitoring mechanisms that we have in place including our Code of Ethics and our anti-bribery and anti-corruption policy, may not adequately prevent or detect all possible violations under applicable anti-bribery and anti-corruption legislation. However, we believe that the procedures we have in place to prevent bribery are adequate and that they should provide a defense in most circumstances to a violation or a mitigation of applicable penalties, at least under the U.K.’s Bribery Act.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our future customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

A failure to pass inspection by classification societies could result in our vessels becoming unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels fail any annual survey, intermediate survey, or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again. Further, if any vessel fails a classification survey and the condition giving rise to the failure is not cured within a reasonable time, the vessel may lose coverage under various insurance programs, including hull & machinery insurance and/or protection & indemnity insurance.

The operation of ocean-going vessels entails the possibility of marine disasters, including damage or destruction of a vessel due to accident, the loss of a vessel due to piracy, terrorism or political conflict, damage or destruction of cargo and similar events that are inherent operational risks of the tanker industry and may cause a loss of revenue from affected vessels and damage to our business reputation and condition, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may adversely affect our business and reputation. Our vessels and their cargoes are at risk of being damaged or lost due to events such as:

•	damage or destruction of a vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure, grounding, fire, explosions and bad weather;

•	environmental accidents as a result of the foregoing; and

•

business interruptions and delivery delays caused by mechanical failure, human error, acts of piracy, war, terrorism, political action in various countries, labor strikes, potential government expropriation of our vessels or adverse weather conditions.

In addition, increased operational risks arise as a consequence of the complex nature of the crude oil, product and chemical tanker industry, the nature of services required to support the industry, including maintenance and repair services, and the mechanical complexity of the tankers themselves. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision or other cause, due to the high flammability and high volume of the oil transported in tankers. Damage and loss could also arise as a consequence of a failure in the services required to support the industry, for example, due to inadequate dredging. Inherent risks also arise due to the nature of the product transported by our vessels. Any damage to, or accident involving, our vessels while carrying crude oil could give rise to environmental damage or lead to other adverse consequences. Each of these inherent risks may also result in death or injury to persons, loss of revenues or property, higher insurance rates, damage to our customer relationships, delay or rerouting.

Any of these circumstances or events could substantially increase our costs. For example, the costs of replacing a vessel or cleaning up environmental damage could substantially lower our revenues by taking vessels out of operation permanently or for periods of time. Furthermore, the involvement of our vessels in a disaster or delays in delivery, damage or the loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business. Our vessels could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.

Some of these inherent risks could result in significant damage, such as marine disaster or environmental incidents, and any resulting legal proceedings may be complex, lengthy, costly and, if decided against us, any of these proceedings or other proceedings involving similar claims or claims for substantial damages may harm our reputation and have a material adverse effect on our business, results of operations, cash flow and financial position. In addition, the legal systems and law enforcement mechanisms in certain countries in which we operate may expose us to risk and uncertainty. Further, we may be required to devote substantial time and cost defending these proceedings, which could divert attention from management of our business. Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested,” this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

Any of these factors may have a material adverse effect on our business, financial conditions and results of operations.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject the vessel to forfeiture to the government of such jurisdiction.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business, results of operations and financial condition, as well as our cash flows, including cash available for dividends to our stockholders.

Acts of piracy on ocean-going vessels have increased in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea, the Indian Ocean, the Strait of Malacca, the Arabian Sea, the Gulf of Aden off the coast of Somalia and the Red Sea. Although the frequency of sea piracy worldwide has decreased in recent years, sea piracy incidents continue to occur, particularly in the Gulf of Aden and towards the Mozambique Channel in the North Indian Ocean and increasingly in the Gulf of Guinea. A significant example of the heightened level of piracy came in February 2011 when the M/V Irene SL, a crude oil tanker in the Arabian Sea which was not affiliated with us, was captured by pirates in the Arabian Sea while carrying crude oil estimated to be worth approximately $200 million. In December 2009, the Navios Apollon, a vessel owned by Navios Maritime Partners L.P. (“Navios Partners”), was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India and was released on February 27, 2010. In January 2014, the Nave Atropos, a vessel owned by us, came under attack from a pirate action group in international waters off the coast of Yemen and in February 2016, the Nave Jupiter, a vessel also owned by us, came under attack from pirate action groups on her way out from her loading terminal about 50 nautical miles off Bayelsa, Nigeria. In both instances, the crew and the on-board security team successfully implemented the counter piracy action plan and standard operating procedures to deter the attack with no consequences to the vessels or their crew. These piracy attacks have resulted in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee “war and strikes” listed areas. Premiums payable for insurance coverage could increase significantly and insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. While the use of security guards is intended to deter and prevent the hijacking of our vessels, it could also increase our risk of liability for death or injury to persons or damage to personal property. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels could adversely affect our business and operations.

Political and government instability, terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

We conduct most of our operations outside of the United States. In particular, we derive our revenues from shipping oil and oil products from politically unstable regions and our business, results of operations, cash flows, financial condition and ability to make cash distributions may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Terrorist attacks, such as the attacks in the United States on September 11, 2001, the attacks in London on July 7, 2005, in Paris on January 7, 2015 and November 13, 2015, and the bombings in Spain on March 11, 2004, along with the recent conflicts in Iraq, Afghanistan, Syria, Yemen, Ukraine and other current and future conflicts, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. Continuing hostilities in the Middle East may lead to additional refugee flows, armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which could result in increased volatility and turmoil in the financial markets and may contribute further to economic instability. Current and future conflicts and terrorist attacks may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a VLCC not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers.

In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war, sanctions against oil exporting countries or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Furthermore, our operations may be adversely affected by changing or adverse political and governmental conditions in the countries where our vessels are flagged or registered and in the regions where we otherwise engage in business. Any disruption caused by these factors may interfere with the operation of our vessels, which could harm our business, financial condition and results of operations. Our operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions or a disruption of or limit to trading activities, or other adverse events or circumstances in or affecting the countries and regions where we operate or where we may operate in the future.

Governments could requisition vessels of a target business during a period of war or emergency, resulting in a loss of earnings.

A government could requisition a business’ vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, requisition of one or more of our vessels would have a substantial negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.

Disruptions in world financial markets and the resulting governmental action in Europe, the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would materially adversely affect our results of operations, financial condition and cash flows.

Global financial markets and economic conditions have been severely disrupted and volatile in recent years and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and a limited supply of credit. Continuing turmoil and hostilities in Iraq, Afghanistan, Syria, Ukraine, other current conflicts, the refugee crisis in Europe and the Middle East and continuing concerns relating to the European sovereign debt crisis, the socioeconomic and political crisis in Venezuela and the United Kingdom’s pending exit from the European Union have led to increased volatility in global credit and equity markets. Several European countries, including Greece, have been affected by increasing public debt burdens and weakening economic growth prospects. In recent years, Standard and Poor’s Rating Services and Moody’s Investors Service downgraded the long-term ratings of most European countries’ sovereign debt and initiated negative outlooks. Such downgrades could negatively affect those countries’ ability to access the public debt markets at reasonable rates or at all, materially affecting the financial conditions of banks in those countries, including those with which we maintain cash deposits and equivalents, or on which we rely on to finance our vessel and new business acquisitions.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. We maintain cash deposits and equivalents in excess of government-provided insurance limits at banks in Greece and other European banks, which may expose us to a loss of cash deposits or cash equivalents.

During the financial crisis credit markets worldwide and in the U.S. experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments took highly significant measures in response to such events, including the enactment of the Emergency Economic Stabilization Act of 2008 in the United States, and may implement other significant responses in the future. Additionally, uncertainty regarding trade barriers, including import tariffs, tax policy and government spending in the United States have created an uncertain environment which could reduce demand for our services. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission (the “SEC”), other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Any changes to securities, tax, environmental, trade, or other laws or regulations, could have a material adverse effect on our results of operations, financial condition or cash flows, and could cause the market price of our common stock to decline.

Within the last several years, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. These difficulties resulted, in part, from declining markets for assets held by such institutions, particularly the reduction in the value of their mortgage and asset-backed securities portfolios. These difficulties were compounded by financial turmoil affecting the world’s debt, credit and capital markets, and the general decline in the willingness by banks and other financial institutions to extend credit, particularly to the shipping industry due to the historically low vessel earnings and values, and, in part, due to changes in overall banking regulations (for example, Basel III). As a result, the ability of banks and credit institutions to finance new projects, including the acquisition of new vessels in the future, were for a time uncertain. Following the stress tests run by the European Central Bank (the “ECB”), revised capital ratios have been communicated to European banks. This has reduced the uncertainty following the difficulties of the past several years, but it has also led to changes in each bank’s lending policies and ability to provide financing or refinancing. A recurrence of global economic weakness may adversely affect the financial institutions that provide our credit facilities and may impair their ability to continue to perform under their financing obligations to us, which could have an impact on our ability to fund current and future obligations.

Furthermore, we may experience difficulties obtaining financing commitments, including commitments to refinance our existing debt as balloon payments come due under our credit facilities, in the future if lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. Because we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty, combined with restrictions imposed by our current debt, could hamper our ability to finance vessels or new business acquisitions.

In addition, the economic uncertainty worldwide has markedly reduced demand for shipping services and has decreased shipping rates, which may adversely affect our results of operations and financial condition. Currently, the economies of China, Japan, other Pacific Asian countries and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has in the past driven decreased rates and vessel values and could do so in the future.

In addition, as a result of the ongoing political and economic turmoil in Greece resulting from the sovereign debt crisis and the related austerity measures implemented by the Greek government, the operations of our managers located in Greece may be subjected to new regulations and potential shift in government policies that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Greek government new taxes or other fees. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt the shoreside operations of our managers located in Greece.

We could face risks attendant to changes in economic environments, changes in interest rates, tax policies, and instability in certain securities markets, among other factors. Major market disruptions and the uncertainty in market conditions and the regulatory climate in the U.S., Europe and worldwide could adversely affect our business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows.

As international tank companies often generate most or all of their revenues in U.S. dollars but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our income. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than the U.S. dollar. As part of our overall risk management policy, we will attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of un-hedged losses incurred as a result of exchange rate fluctuations. For example, as of December 31, 2017, the value of the U.S. dollar as compared to the Euro decreased by approximately 12.3% compared with the respective value as of December 31, 2016. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than the U.S. dollar.

Labor interruptions and problems could disrupt our business.

Certain of our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flow and financial condition.

Our right to be indemnified against certain damages may be inadequate.

The Securities Purchase Agreement for the VLCC vessels acquired through the VLCC Acquisition has a cap on indemnity obligations, subject to certain exceptions, of $58.7 million. Although we performed substantial due diligence with respect to the VLCC Acquisition, there can be no assurance that there will not be undisclosed liabilities or other matters not discovered in the course of such due diligence and the $58.7 million indemnity may be inadequate to cover these or other damages related to breaches of such agreement. In addition, since the return to Navios Acquisition of 217,159 shares on November 4, 2011 in settlement of claims relating to representation and warranties attributable to the sellers and the return of the balance of the escrow shares to the sellers, it may be difficult to enforce an arbitration award for any amount of damages.

Risks Related to Our Relationship with Navios Holdings and Its Affiliates

Navios Holdings has limited experience in the crude oil, product and chemical tanker sectors.

Navios Tankers Management Inc. (the “Manager”), a wholly owned subsidiary of Navios Holdings, oversees the commercial and administrative management of our entire fleet and the technical management of a portion of our fleet. Navios Holdings is a vertically-integrated seaborne shipping and logistics company with 60 years of operating history in the shipping industry that held approximately 44.4% of our shares of common stock as of April 2, 2018. Other than with respect to South American operations, Navios Holdings’ experience in the crude oil, chemical and product tanker sectors dates to 2010. Navios Holdings or the Manager may make decisions that a more experienced operator in the sector might not make. If Navios Holdings or the Manager is not able to properly assess or ascertain a particular aspect of the crude oil, product or chemical tanker sectors, it could have a material adverse effect on our operations.

Navios Holdings may compete directly with us, causing certain officers to have a conflict of interest.

Angeliki Frangou is an officer and director of Navios Holdings, Navios Midstream, Navios Partners, Navios Acquisition and Navios Maritime Containers Inc. (“Navios Containers”). We operate in the crude oil, product and chemical tanker sectors of the shipping industry, and although Navios Holdings does not currently have any significant exposure in those sectors, there is no assurance it will not enter them. If it does, we may compete directly with Navios Holdings for business opportunities.

Navios Holdings, Navios Partners, Navios Midstream, Navios Acquisition and Navios Containers share certain officers and directors who may not be able to devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

Some of our officers provide services to Navios Holdings, Navios Partners, Navios Midstream and Navios Containers and their affiliates. For instance, Angeliki Frangou is an officer and director of Navios Holdings, Navios Midstream, Navios Acquisition, Navios Partners and Navios Containers. As a result, demands for our officers’ time and attention as required from Navios Acquisition, Navios Partners, Navios Midstream, Navios Holdings and Navios Containers may conflict from time to time and her limited devotion of time and attention to our business may hurt the operation of our business.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

We are dependent on a subsidiary of Navios Holdings for the commercial and administrative management of our fleet and the technical management of a portion of our fleet, which may create conflicts of interest.

As we subcontract the technical and commercial management of our fleet, including crewing, maintenance and repair, to the Manager, and on an interim basis to other third party managers, the loss of these services or the failure of the Manager to perform these services could materially and adversely affect the results of our operations. Although we may have rights against the Manager if it defaults on its obligations to us, you will have no recourse directly against it. Further, we expect that we will need to seek approval from our respective lenders to change our commercial and technical managers. Navios Holdings has responsibilities and relationships to owners other than Navios Acquisition that could create conflicts of interest between us and Navios Holdings or the Manager. These conflicts may arise in connection with the provision of chartering services to us for our fleet versus carriers managed by Navios Holdings’ subsidiaries or other companies affiliated with Navios Holdings.

Navios Holdings, our affiliate and a greater than 5% holder of our common stock, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors collectively own a substantial interest in us, and, as a result, may influence certain actions requiring stockholder vote.

As of April 2, 2018, Navios Holdings, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors beneficially own, in the aggregate, 49.4% of our issued and outstanding shares of common stock, which permits them to influence the outcome of effectively all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions. Furthermore, if Navios Holdings and Ms. Frangou or an affiliate ceases to hold a minimum of 30% of our common stock, then we will be in default under our credit facilities.

Risks Related to Our Common Stock and Capital Structure

We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, which may negatively affect the ability of public stockholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws, and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction.

We are incorporated under the laws of the Marshall Islands and our directors and officers are non-U.S. residents, and although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management based on U.S. laws in the event you believe your rights as a stockholder have been infringed, it may be difficult to enforce judgments against us, our directors or our management.

We are incorporated under the laws of the Republic of the Marshall Islands and all of our assets are located outside of the United States. Our business will be operated primarily from our offices in Monte Carlo, Monaco. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these nonresidents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may impracticable for you to do so given the geographic location of the Marshall Islands.

Since we are a foreign private issuer, we are not subject to certain SEC regulations that companies incorporated in the United States would be subject to.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD of the Exchange Act aimed at preventing issuers from making selective disclosures of material information; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Accordingly, investors in our common stock may not be able to obtain all of the information of the type described above, and our stockholders may not be afforded the same protections or information generally available to investors holding shares in public companies in the United States.

Anti-takeover provisions in our amended and restated articles of incorporation could make it difficult for our stockholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include those that:

•	authorize our board of directors to issue “blank check” preferred stock without stockholder approval;

•	provide for a classified board of directors with staggered, three-year terms;

•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms; and

•	prohibit cumulative voting in the election of directors.

These anti-takeover provisions could substantially impede the ability of stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Registration rights held by our initial stockholders and others may have an adverse effect on the market price of our common stock.

Certain stockholders, which include Navios Holdings and certain members of the management of Navios Acquisition, Navios Holdings and Navios Partners, are entitled to demand that we register the resale of their common stock totaling 67,320,507 shares. In addition, one third-party holder has an effective resale registration statement with respect to 1,677,759 shares of common stock. If all of these stockholders exercise their registration rights with respect to all of their shares of common stock, including the effective resale registration statement, there will be an additional 68,998,266 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of our common stock.

The New York Stock Exchange may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.

Our securities are listed on the New York Stock Exchange (the “NYSE”), a national securities exchange. The NYSE minimum listing standards, require that we meet certain requirements relating to stockholders’ equity, number of round-lot holders, market capitalization, aggregate market value of publicly held shares and distribution requirements. However, on February 13, 2018, we were notified by the NYSE that we were no longer in compliance with the NYSE’s continued listing standards because the average closing price of our common stock over a consecutive 30 trading-day period was less than $1.00 per share. Although we intend to cure this deficiency within the prescribed timeframe set out in the NYSE’s Listed Company Manual, we cannot assure you that our securities will continue to be listed on NYSE in the future.

If NYSE delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for us;

•	a decreased ability for us to issue additional securities or obtain additional financing in the future;

•	limited liquidity for our stockholders due to thin trading; and

•

loss of our tax exemption under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), loss of preferential capital gain tax rates for certain dividends received by certain non-corporate U.S. holders and loss of “mark-to-market” election by U.S. holders in the event we are treated as a passive foreign investment company (“PFIC”).

Risks Related to Our Indebtedness

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make debt service payments.

We have substantial indebtedness, and we may also increase the amount of our indebtedness in the future. The terms of our credit facilities and other instruments and agreements governing our indebtedness do not prohibit us from doing so. Our substantial indebtedness could have important consequences for our stockholders.

Because of our substantial indebtedness:

•

our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes may be impaired in the future;

•	if new debt is added to our debt levels after the vessel acquisition, the related risks that we now face would increase and we may not be able to meet all of our debt obligations;

•

a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, and there can be no assurance that our operations will generate sufficient cash flow to service this indebtedness;

•	we will be exposed to the risk of increased interest rates because our borrowings under the credit facilities will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•

we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and, as a result, we may not be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•

our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Highly leveraged companies are significantly more vulnerable to unanticipated downturns and setbacks, whether directly related to their business or flowing from a general economic or industry condition, and therefore are more vulnerable to a business failure or bankruptcy.

The agreements and instruments governing our indebtedness and other obligations do or will contain restrictions, limitations and obligations that could significantly impact our ability to operate our business and adversely affect our stockholders.

The agreements and instruments governing our indebtedness and other commitments we enter into, including certain credit lines to our affiliates, impose certain operating and financial restrictions on us.

Among other restrictions, these restrictions and our other obligations and commitments may limit our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	create liens on our assets;

•	make investments;

•	engage in mergers and acquisitions or sell all or substantially all of our properties or assets;

•	redeem or repurchase capital stock, pay dividends or make other restricted payments and investments;

•	make capital expenditures;

•	change the management of our vessels or terminate the management agreements we have relating to our vessels;

•	enter into long-term charter arrangements without the consent of the lender;

•	transfer or sell any of our vessels;

•	enter into certain transactions with our affiliates; and

•	reduce our cash available for growth and other purposes.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest. Any future credit agreement may include similar or more restrictive restrictions.

Additionally, in September 2016 we had entered into an agreement with Navios Holdings, pursuant to which we have provided Navios Holdings with a credit facility of up to $70.0 million. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount of $55.1 million.

Our credit facilities contain requirements that the value of the collateral provided pursuant to the credit facilities must equal or exceed by a certain percentage the amount of outstanding borrowings under the credit facilities and that we maintain a minimum liquidity level. In addition, our credit facilities contain additional restrictive covenants, including a minimum net worth requirement and maximum total net liabilities over net assets requirement. It is an event of default under our credit facilities if such covenants are not complied with or if Navios Holdings, Ms. Angeliki Frangou, our Chairman and Chief Executive Officer, and their respective affiliates cease to hold a minimum percentage of our issued stock. In addition, the indenture governing the notes also contains certain provisions obligating us in certain instances to make offers to purchase outstanding notes with the net proceeds of certain sales or other dispositions of assets or upon the occurrence of an event of loss with respect to a mortgaged vessel, as defined in the indenture. Our ability to comply with the covenants and restrictions contained in our agreements and instruments governing our indebtedness may be affected by economic, financial and industry conditions and other factors beyond our control. If we are unable to comply with these covenants and restrictions, our indebtedness could be accelerated. If we are unable to repay indebtedness, our lenders could proceed against the collateral securing that indebtedness. In any such case, we may be unable to borrow under our credit facilities and may not be able to repay the amounts due under our agreements and instruments governing our indebtedness. This could have serious consequences on our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

Our ability to generate the significant amount of cash needed to service our other indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on or to refinance our obligations under, our indebtedness will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control.

We will use cash to pay the principal and interest on our indebtedness. These payments limit funds otherwise available for working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, our current liabilities may exceed our current assets. We may need to take on additional indebtedness as we expand our fleet, which could increase our ratio of indebtedness to equity. The need to service our indebtedness may limit funds available for other purposes and our inability to service indebtedness in the future could lead to acceleration of our indebtedness and foreclosure on our owned vessels.

Our credit facilities mature on various dates through 2024 and our ship mortgage notes mature on November 15, 2021. In addition, borrowings under certain of the credit facilities have amortization requirements prior to final maturity. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements governing our indebtedness, as well as prevailing market conditions.

We could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our indebtedness service and other obligations. Our credit facilities, the indenture governing our notes and any future indebtedness may restrict our ability to dispose of assets and use the proceeds from any such dispositions. If we do not reinvest the proceeds of asset sales in our business (in the case of asset sales of no collateral with respect to such indebtedness) or in new vessels or other related assets that are mortgaged in favor of the lenders under our credit facilities (in the case of assets sales of collateral securing), we may be required to use the proceeds to repurchase senior indebtedness. We cannot assure you we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet indebtedness service obligations when due.

Most of our credit facilities require that we maintain loan to collateral value ratios in order to remain in compliance with the covenants set forth therein. If the value of such collateral falls below such required level, we would be required to either prepay the loans or post additional collateral to the extent necessary to bring the value of the collateral as compared to the aggregate principal amount of the loan back to the required level. We cannot assure you that we will have the cash on hand or the financing available to prepay the loans or have any unencumbered assets available to post as additional collateral. In such case, we would be in default under such credit facility and the collateral securing such facility would be subject to foreclosure by the applicable lenders.

An increase or continuing volatility in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability, earnings and cash flow.

Amounts borrowed under our term loan facilities fluctuate with changes in LIBOR. LIBOR has been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability, earnings and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness. Because the interest rates borne by our outstanding indebtedness may fluctuate with changes in LIBOR, if this volatility were to continue, it could affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Republic of the Marshall Islands, the Cayman Islands, Hong Kong and certain other countries other than the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing our notes.

If we experience specified changes of control, we would be required to make an offer to repurchase all of our outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of specified events that could constitute a change of control will constitute a default under our credit facilities. There are also change of control events that would constitute a default under the credit facilities that would not be a change of control under the indenture. In addition, our credit facilities prohibit the purchase of notes by us in the event of a change of control, unless and until such time as the indebtedness under our credit facilities is repaid in full. As a result, following a change of control event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under our credit facilities and any of our other indebtedness that contains similar provisions; or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the notes after a change of control in accordance with the terms of the indenture would constitute an event of default under the indenture, which in turn would result in a default under our credit facilities.

Our inability to repay the indebtedness under our credit facilities will constitute an event of default under the indenture governing our notes, which could have materially adverse consequences to us. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our credit facilities and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

We may require additional financing to acquire vessels or businesses or to exercise vessel purchase options, to finance any planned growth, and such financing may not be available.

In the future, we may be required to make substantial cash outlays to exercise options or to acquire vessels or business and will need additional financing to cover all or a portion of the purchase prices. We may seek to cover the cost of such items with new debt collateralized by the vessels to be acquired, if applicable, but there can be no assurance that we will generate sufficient cash or that debt financing will be available. Moreover, the covenants in our credit facilities, the indenture or other debt may make it more difficult to obtain such financing by imposing restrictions on what we can offer as collateral.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

We will be treated as a “passive foreign investment company,” (“PFIC”), for U.S. federal income tax purposes if either (1) at least 75% of our gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of our assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we were not a PFIC for the 2011 through 2017 taxable years (we were treated as a PFIC for the 2008 through 2010 taxable years), and we do not believe that we will be a PFIC for 2018 and subsequent taxable years. For post-2010 taxable years, our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our 2010 taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our 2010 taxable year, we should not be a PFIC for any taxable year after our 2010 taxable year. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross transportation income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. Source International Transportation Income and such U.S. Source International Transportation Income is generally subject to a 4% U.S. federal income tax without allowance for deduction or, if such U.S. Source International Transportation Income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at 21.0% rate) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code and the treasury regulations promulgated thereunder (“Treasury Regulations”). In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax on its U.S. Source International Transportation Income.

We expect that we and each of our vessel-owning subsidiaries have qualified for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes for our 2017 taxable year. However, the delisting of our securities from quotation on the NYSE (or other factual circumstances beyond our control) could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. Source International Transportation Income. See “—Risks Related to our Common Stock and Capital Structure—The New York Stock Exchange may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.”

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax (without allowance for deduction) on our U.S. Source International Transportation Income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

Other Tax Jurisdictions

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel. In case that tonnage tax and/or similar taxes/duties are paid to the vessel’s flag state, these are deducted from the amount of the duty to be paid in Greece.

Item 4. Information on the Company

A.    History and development of Navios Acquisition

Navios Acquisition was formed on March 14, 2008 under the laws of the Republic of the Marshall Islands and has its principal offices located at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco. Our agent for service is Trust Company of the Marshall Islands, Inc., located at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960.

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. The Company’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. The Company is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers.

On July 1, 2008, Navios Acquisition completed its IPO. On May 28, 2010, Navios Acquisition consummated the vessel acquisition which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

As of December 31, 2017, Navios Holdings had 42.9% of the voting power and 46.2% of the economic interest in Navios Acquisition.

Equity Transactions

Series C Convertible Preferred Stock

On March 30, 2011, pursuant to an Exchange Agreement Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting Series C Convertible Preferred Stock of Navios Acquisition. Each holder of shares of Series C Convertible Preferred Stock shall be entitled at their option at any time, after March 31, 2013 to convert all or any of the outstanding shares of Series C Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Series C Convertible Preferred Stock to be converted by 7,676, subject to certain limitations. Upon the declaration of a common stock dividend, the holders of the Series C Convertible Preferred Stock are entitled to receive dividends on the Series C Convertible Preferred Stock in an amount equal to the amount that would have been received in the number of shares of Common Stock into which the Shares of Series C Convertible Preferred Stock held by each holder thereof could be converted. For the purpose of calculating earnings / (loss) per share this preferred stock is treated as in-substance common stock and is allocated income / (losses) and considered in the diluted calculation.

The Company was authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock in total with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

As of each of December 31, 2017 and December 31, 2016 the Company’s issued and outstanding preferred stock consisted of the 1,000 shares of Series C Convertible Preferred Stock.

Common Stock

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25.0 million of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases will be subject to restrictions under Navios Acquisition’s credit facilities and indenture.

As of December 31, 2017, the Company was authorized to issue 250,000,000 shares of $0.0001 par value common stock of which 152,107,905 were issued and outstanding. As of March 31, 2018, the Company has repurchased 5,166,544 shares of common stock, for a total cost of approximately $4.2 million, out of which 5,021,764 shares of common stock have been cancelled.

As of March 31, 2018, 147,086,141 shares of common stock were issued and outstanding.

Vessel Deliveries, Acquisitions and Sales

Acquisition of vessels

2015

On January 8, 2015, Navios Acquisition took delivery of the Nave Sextans, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $33.4 million. Cash paid was $17.8 million and $15.6 million was transferred from vessel deposits.

On February 11, 2015, Navios Acquisition took delivery of the Nave Velocity, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $39.2 million. Cash paid was $12.6 million and $26.6 million was transferred from vessel deposits.

On November 6, 2015, Navios Acquisition took delivery of the Nave Spherical, a 2009-built, 297,188 dwt VLCC, from an unaffiliated third party for a total cost of $69.2 million.

On December 2, 2015, Navios Acquisition took delivery of the Nave Photon, a 2008-built, 297,395 dwt VLCC from an unaffiliated third party for a total cost of $65.2 million.

Disposal of vessels

2018

On March 15, 2018, Navios Acquisition agreed to sell to Navios Midstream the Nave Galactic, a 2009 built VLCC vessel of 297,168 dwt, for a total sale price of $44.5 million the delivery of which completed on March 29, 2018. As of March 31, 2018, the estimated loss due to the sale is expected to be approximately $0.3 million.

2016

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18.4 million. The gain on sale of the vessel, upon write-off of the unamortized dry-docking, was $2.3 million.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35.8 million. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4.8 million.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35.8 million. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4.6 million.

2015

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste, a 2003-built of 298,717 dwt VLCC, and the C. Dream, a 2000 built VLCC of 298,570 dwt, from Navios Acquisition for an aggregate sale price of $100.0 million. The sale price consisted of $73.0 million cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition.

B.    Business Overview

Introduction

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing worldwide marine transportation services. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. We are committed to providing quality transportation services and developing and maintaining long-term relationships with our customers. We believe that the Navios brand will allow us to take advantage of increasing global environmental concerns that have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels and operators that are able to conform to the stringent environmental standards currently being imposed throughout the world.

Navios Acquisition’s Fleet

As of April 2, 2018, our fleet consisted of a total of 35 double-hulled tanker vessels, aggregating approximately 3.6 million deadweight tons, or dwt. The fleet includes seven Very Large Crude Carrier (“VLCC”) tankers (over 200,000 dwt per ship), which transport crude oil, eight Long Range 1 (“LR1”) product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 (“MR2”) product tankers (30,000-59,999 dwt per ship) and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. All our vessels are currently chartered-out to high-quality counterparties, including affiliates of Navig8, Shell Tankers Singapore Private LTD (“Shell”) and Mansel LTD (“Mansel”), with an average remaining charter period of approximately one year. As of April 2, 2018, we had contracts covering 70.6% of available days in 2018 and 10.3 % of available days in 2019.

Vessels	Type	Year Built		Net Charter Rate(1)		Profit Sharing	Expiration Date(2)
Owned Vessels
Nave Polaris	Chemical Tanker	2011	25,145	Floating Rate	(8)	None	July 2018
Nave Cosmos	Chemical Tanker	2010	25,130	Floating Rate	(8)	None	July 2018
Nave Velocity	MR2 Product Tanker	2015	49,999	$11,850	(16)	50%/50%	May 2018
Nave Sextans	MR2 Product Tanker	2015	49,999	$13,250	(17)	50%/50%	February 2019
Nave Pyxis	MR2 Product Tanker	2014	49,998	$13,250	(17)	50%/50%	March 2019
Nave Luminosity	MR2 Product Tanker	2014	49,999	$11,850	(16)	50%/50%	September 2018
Nave Jupiter	MR2 Product Tanker	2014	49,999	$11,850	(16)	50%/50%	May 2018
Bougainville	MR2 Product Tanker	2013	50,626	$14,138	(5)	100%	September 2018
				$14,420		100%	September 2019
Nave Alderamin	MR2 Product Tanker	2013	49,998	$13,260		None	February 2019
Nave Bellatrix	MR2 Product Tanker	2013	49,999	$13,331	(3)	None	December 2018
Nave Capella	MR2 Product Tanker	2013	49,995	$13,331	(11)	None	January 2019
Nave Orion	MR2 Product Tanker	2013	49,999	$13,260		None	March 2019
Nave Titan	MR2 Product Tanker	2013	49,999	$11,850	(16)	50%/50%	June 2018
Nave Aquila	MR2 Product Tanker	2012	49,991	$13,331	(3)	None	November 2018
Nave Atria	MR2 Product Tanker	2012	49,992	$11,850	(16)	50%/50%	July 2018
Nave Orbit	MR2 Product Tanker	2009	50,470	$13,500	(14)	None	November 2018
Nave Equator	MR2 Product Tanker	2009	50,542	$13,000	(12)	None	October 2018
Nave Equinox	MR2 Product Tanker	2007	50,922	$13,578	(15)	ice-transit premium(4)	January 2019
Nave Pulsar	MR2 Product Tanker	2007	50,922	$12,344		50%/50% and ice-transit premium(6)	October 2018
Nave Dorado	MR2 Product Tanker	2005	47,999	$13,331	(9)	None	January 2019
Nave Atropos	LR1 Product Tanker	2013	74,695	Floating Rate	(13)	None	October 2019
Nave Rigel	LR1 Product Tanker	2013	74,673	$18,022		50%/50%	August 2019
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	Floating Rate	(13)	None	February 2019
Nave Cetus	LR1 Product Tanker	2012	74,581	$18,022		50%/50%	April 2019
Nave Estella	LR1 Product Tanker	2012	75,000	$13,260		None	March 2019
Nave Andromeda	LR1 Product Tanker	2011	75,000	$17,775		50%/50%	May 2018
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate		None	July 2018
Nave Cielo	LR1 Product Tanker	2007	74,671	$17,775		50%/50%	May 2018
Nave Buena Suerte(10)	VLCC	2011	297,491	$28,638		None	April 2018
Nave Quasar	VLCC	2010	297,376	Floating Rate	(7)	None	July 2018
Nave Synergy	VLCC	2010	299,973	Floating Rate	(7)	None	July 2018
Nave Spherical	VLCC	2009	297,188	Floating Rate	(7)	None	July 2018
Nave Neutrino(10)	VLCC	2003	298,287	$34,500		None	April 2018
Nave Electron(10)	VLCC	2002	305,178	Floating Rate	(7)	None	July 2018
Nave Photon	VLCC	2008	297,395	Floating Rate	(7)	None	July 2018

(1)	Net time charter-out rate per day (net of commissions), presented in U.S. Dollars.
(2)	Estimated dates assuming the midpoint of the redelivery period by charterers, including owner’s extension options not declared yet.
(3)	Charterer’s option to extend the charter for one year months at $14,566 net per day.
(4)	The premium for the Nave Equinox when vessel is trading on ice or follows ice braker is $1,975 net per day.
(5)

Rate can increase to $19,013 net per day in year one and $19,393 in year two calculated based on a formula. Charterer’s option to extend the charter for two years at $14,708 net per day for the first year and $15,002 net per day for the second year, plus profit sharing for both years.

(6)	The premium for the Nave Pulsar when vessel is trading on ice or follows ice braker is $1,975 net per day. Charterer’s option to extend the charter for one year at $13,455 net per day.
(7)	Rate based on VLCC pool earnings, evergreen upon notice.
(8)	Rate based on chemical tankers pool earnings.
(9)	Charterer’s option to extend the charter for one year at $14,813 net per day.
(10)

Navios Acquisition has granted an option to Navios Midstream to purchase the vessel from Navios Acquisition at fair market value. The options were extended for an additional two-year period expiring on November 18, 2018.

(11)	Charterer’s option to extend for one year at $14,566 net per day.
(12)	Charterer’s option to extend the charter for one year at $14,250 net per day.
(13)	Rate based on LR1 pool earnings.
(14)	Charterer’s option to extend for one year at $14,750 net per day.
(15)	Charterer’s option to extend for one year at $14,813 net per day.
(16)	Charterer’s option to extend the charter for one year at $13,331 net per day.
(17)	Charterer’s option to extend the charter for one year at $14,500 net per day.

Competitive Strengths

We believe that the following strengths will allow us to maintain a competitive advantage within the international shipping market:

•

Modern, High—Quality Fleet. We own a large fleet of modern, high–quality double–hull tankers that are designed for enhanced safety and low operating costs. We believe that the increased enforcement of stringent environmental standards currently being imposed throughout the world has resulted in a shift in major charterers’ preference towards greater use of modern double–hull vessels. We also have a large proportion of young product and chemical tankers in our fleet. Since our inception, we have committed to and have fully financed investments of over $2.1 billion, including investments of approximately $0.8 billion in newbuilding constructions. As of April 2, 2018, our fleet had an average age of approximately 7.2 years. We believe that owning and maintaining a modern, high–quality fleet reduces off–hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

•

Operating Visibility Through Contracted Revenues. All of the vessels that we have taken delivery of as of April 2, 2018, are employed with an average remaining charter period of approximately one year, and we believe our existing employment coverage provides us with predictable, contracted revenues and operating visibility. As of April 2, 2018, we had contracts covering 70.6% of available days in 2018 and 10.3% of available days in 2019.

•

Diversified Fleet. Our diversified fleet, which includes VLCC, product and chemical tankers, allows us to serve our customers’ international crude oil, petroleum product and liquid bulk chemical transportation needs. VLCC tankers transport crude oil and operate on primarily long–haul trades from the Arabian Gulf or West Africa to the Far East, North America and Europe. Product tankers transport a large number of different refined oil products, such as naphtha, gasoline, kerosene, jetfuel and gasoil, and principally operate on short– to medium–haul routes. Chemical tankers transport primarily organic and inorganic chemicals, vegetable oils and animal fats. We believe that our fleet of vessels servicing the crude oil, product and chemical tanker transportation sectors provides us with more balanced exposure to oil and commodities and more diverse opportunities to generate revenues than would a focus on any single shipping sector.

•

High Quality Counterparties. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short–term contracts. We are committed to providing safe and quality transportation services and developing and maintaining long–term relationships with our customers, and we believe that our modern fleet will allow us to charter–out our vessels to what management views as high–quality counterparties and for long periods of time. Our current charterers include: Shell, one of the largest global groups of energy and petrochemical companies, operating in over 90 countries; Navig8 which controls a substantial fleet of product chemical tankers; Vitol, a major oil trader, trading over 5 million barrels of crude and product per day, Chevron, one of the world’s leading integrated energy companies and Saudi Aramco, the state owned oil company of the Kingdom of Saudi Arabia.

•

An Experienced Management Team and a Strong Brand. We have an experienced management team that we believe is well regarded in the shipping industry. The members of our management team have considerable experience in the shipping and financial industries. We also believe that we will be able to leverage the management structure at our affiliate, Navios Holdings, which benefits from a reputation for reliability and performance and operational experience in both the tanker and drybulk markets. Our management team is led by Angeliki Frangou, our Chairman and Chief Executive Officer, who has over 25 years of experience in the shipping industry. Ms. Frangou is also the Chairman & Chief Executive Officer of Navios Holdings, Navios Partners, Navios Midstream and Navios Containers and has been a Chief Executive Officer of various shipping and finance companies in the past. Ms. Frangou is a member of a number of recognized shipping committees. We believe that our well respected management team and strong brand may present us with market opportunities not afforded to other industry participants.

Business Strategy

We seek to generate predictable and growing cash flow through the following:

•

Strategically Manage Sector Exposure. We operate a fleet of crude carriers and product and chemical tankers, which we believe provides us with diverse opportunities with a range of producers and consumers. As we grow our fleet, we expect to adjust our relative emphasis among the crude oil, product and chemical tanker sectors according to our view of the relative opportunities in these sectors. We believe that having a mixed fleet of tankers provides the flexibility to adapt to changing market conditions and will allow us to capitalize on sector–specific opportunities through varying economic cycles.

•

Enhance Operating Visibility With Our Employment Strategy. We believe that we are a safe, cost-efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, will contribute to our ability to attract leading charterers as customers and to our success in obtaining attractive long-term contracts. We will also seek profit sharing arrangements in our time charters, to provide us with potential incremental revenue above the contracted minimum charter rates. Depending on the then applicable market conditions, we intend to deploy our vessels to leading charterers on a mix of long, medium and short-term time contracts, with a greater emphasis on long-term charters and profit sharing. We believe that this chartering strategy will afford us opportunities to capture increased profits during strong charter markets, while benefiting from the relatively stable cash flows and high utilization rates associated with longer-term time charters. As of April 2, 2018, we had charters covering 70.6% of available days in 2018 and 10.3% of available days in 2019.

•	Actively Manage our Fleet to Maximize Return on Capital over Market Cycles. We plan to actively manage the size and composition of our fleet through opportunistic acquisitions and dispositions as part of our effort to achieve above-market returns on capital for our vessel assets. Using Navios Holdings’ global network of relationships and extensive experience in the maritime transportation industry, coupled with its commercial, financial and operational expertise, we plan to opportunistically grow our fleet through the timely and selective acquisition of high-quality newbuilding or secondhand vessels when we believe those acquisitions will result in attractive returns on invested capital and increased cash flow. We also intend to engage in opportunistic dispositions where we can achieve attractive values for our vessels as we assess the market cycle. We believe our diverse and versatile fleet, combined with the experience and long- standing relationships of Navios Holdings with participants in the maritime transportation industry, position us to identify and take advantage of attractive acquisition opportunities.

•

Leverage the Experience, Brand, Network and Relationships of Navios Holdings. We intend to capitalize on the global network of relationships that Navios Holdings has developed during its long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain we believe the relationships and experience of Navios Holdings and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Navios Holdings’ long involvement and reputation for reliability in the Asia Pacific region have also allowed it to develop privileged relationships with many of the largest institutions in Asia. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ brand recognition, credibility and track record.

•

Benefit from Navios Holdings’ Risk Management Practices and Corporate Managerial Support. Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates. Navios Holdings closely monitors credit exposure to charterers and other counterparties and has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. We believe that Navios Acquisition benefits from these established policies.

•

Sustain a Competitive Cost Structure. Pursuant to our management agreement with the Manager, a wholly owned subsidiary of Navios Holdings, the Manager coordinates and oversees the commercial, technical and administrative management of our fleet. We believe that the Manager is able to do so at rates competitive with those that would be available to us through independent vessel management companies. For example, pursuant to our amended management agreement with Navios Holdings, management fees of our vessels are fixed through May 2018. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of Navios Holdings and manage operating, maintenance and corporate costs. At the same time, we believe the young age and high-quality of the vessels in our fleet, coupled with Navios Holdings’ safety and environmental record, will position us favorably within the crude oil, product and chemical tanker transportation sectors with our customers and for future business opportunities.

Our Customers

We provide or will provide seaborne shipping services under contracts with customers that we believe are creditworthy.

Our major customers during 2017 were: Navig8, Mansel and Shell. For the year ended December 31, 2017, these three customers accounted for 31.9%, 14.3% and 13.7%, respectively, of Navios Acquisition’s revenue.

Our major customers during 2016 were: Navig8, Shell and Mansel. For the year ended December 31, 2016, these three customers accounted for 33.0%, 20.0% and 14.7%, respectively, of Navios Acquisition’s revenue.

Our major customers during 2015 were: Navig8, Shell and Mansel. For the year ended December 31, 2015, these three customers accounted for 35.2%, 13.6% and 10.8%, respectively, of Navios Acquisition’s revenue.

Although we believe that if any one of our contracts were terminated we could re-charter the related vessel at the prevailing market rate relatively quickly, the permanent loss of a significant customer or a substantial decline in the amount of services requested by a significant customer could harm our business, financial condition and results of operations if we were unable to re-charter our vessel on a favorable basis due to then-current market conditions, or otherwise.

Competition

The market for international seaborne crude oil transportation services is fragmented and highly competitive. Seaborne crude oil transportation services generally are provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent ship owner fleets. In addition, several owners and operators pool their vessels together on an ongoing basis, and such pools are available to customers to the same extent as independently owned and operated fleets. Many major oil companies and other oil trading companies also operate their own vessels and use such vessels not only to transport their own crude oil but also to transport crude oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Competition for charters is intense and is based upon price, location, size, age, condition and acceptability of the vessel and its manager. Due in part to the fragmented tanker market, competitors with greater resources could enter the tanker market and operate larger fleets through acquisitions or consolidations and may be willing or able to accept lower prices than us, which could result in our achieving lower revenues from our vessels. See “Risk Factors—Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive tanker industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.”

Time Charters

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate and the customer is responsible for substantially all of the vessel voyage costs. Most of the vessels in our fleet are hired out under time charters, and we intend to continue to hire out our vessels under time charters. The following discussion describes the material terms common to all of our time charters.

Base Hire Rate

“Base hire rate” refers to the basic payment from the customer for the use of the vessel. The hire rate is generally payable monthly, in advance on the first day of each month, in U.S. Dollars as specified in the charter.

Off-hire

When the vessel is “off-hire,” the charterer generally is not required to pay the base hire rate, and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things:

•	operational deficiencies; drydocking for repairs, maintenance or inspection; equipment breakdowns; or delays due to accidents, crewing strikes, certain vessel detentions or similar problems; or

•	the shipowner’s failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Under some of our charters, the charterer is permitted to terminate the time charter if the vessel is off-hire for an extended period, which is generally defined as a period of 90 or more consecutive off-hire days.

Termination

We are generally entitled to suspend performance under the time charters covering our vessels if the customer defaults in its payment obligations. Under some of our time charters, either party may terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Some of our time charters covering our vessels require us to return to the charterer, upon the loss of the vessel, all advances paid by the charterer but not earned by us.

Pooling Arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured.

Expenses

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6,000 per MR2 product tanker and chemical tanker vessel; (b) $7,000 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $95.0 million, $97.9 million and $95.3 million, respectively.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the years ended December 31, 2017, 2016 and 2015 the expense arising from administrative services rendered by Navios Holdings amounted to $9.0 million, $9.4 million and $7.6 million, respectively.

Management of Ship Operations, Administration and Safety

Navios Holdings provides, through a wholly owned subsidiary, expertise in various functions critical to our operations. Pursuant to the Management Agreement and an Administrative Services Agreement with Navios Holdings, we have access to human resources, financial and other administrative functions, including:

•	bookkeeping, audit and accounting services;

•	administrative and clerical services;

•	banking and financial services; and

•	client and investor relations.

Technical management services are also provided, including:

•	commercial management of the vessel;

•	vessel maintenance and crewing;

•	purchasing and insurance; and

•	shipyard supervision.

For more information on the Management Agreement and the Administrative Services Agreement we have with Navios Holdings, please read “Item 7.—Major Stockholders and Related Party Transactions”.

Oil Company Tanker Vetting Process

Traditionally there have been relatively few charterers in the oil transportation business and that part of the industry has been undergoing consolidation. The so called “oil majors,” such as Exxon Mobil, BP p.l.c., Royal Dutch Shell plc., Chevron, ConocoPhillips and Total S.A., together with a few smaller companies, represent a significant percentage of the production, trading and, especially, seaborne transportation of crude oil and refined petroleum products worldwide. Concerns about the environment have led oil majors to develop and implement a strict due diligence process, known as vetting, when selecting vessels and considering their managers. Vetting has evolved into a sophisticated and comprehensive assessment of both the vessel and the vessel manager. While numerous factors are considered and evaluated prior to a commercial decision, the oil majors, through their association, Oil Companies International Marine Forum (OCIMF), have developed two basic tools: the Ship Inspection Report program, which is known as SIRE, and the Tanker Management & Self Assessment program, which is known as TMSA. The former is a physical ship inspection based upon a thorough vessel inspection questionnaire and performed by accredited OCIMF inspectors, resulting in a report being logged on SIRE, while the latter is a recent addition to the risk assessment tools used by the oil majors. Based upon commercial risk, there are three levels of assessment used by oil majors:

•	terminal use, which clears a vessel to call at one of the oil major’s terminals;

•	voyage charter, which clears the vessel for a single voyage; and

•	period charter, which clears the vessel for use for an extended period of time.

The depth and complexity of each of these levels of assessment varies. Each charter agreement for our vessels requires that the applicable vessel have a valid SIRE report (less than six months old) in the OCIMF website as recommended by OCIMF. In addition, under the terms of the charter agreements, the charterers require that our vessels and their technical managers be vetted and approved to transport crude oil or refined petroleum products (as applicable). The technical manager is responsible for obtaining and maintaining the vetting approvals required to successfully charter our vessels.

Governmental and Other Regulations

Sources of Applicable Rules and Standards

Shipping is one of the world’s most heavily regulated industries, and, in addition, it is subject to many industry standards. Government regulation significantly affects the ownership and operation of vessels. These regulations consist mainly of rules and standards established by international conventions, but they also include national, state, and local laws and regulations in force in jurisdictions where vessels may operate or are registered, and which are commonly more stringent than international rules and standards. This is the case particularly in the United States and, increasingly, in Europe.

A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include local port authorities (the U.S. Coast Guard, harbor masters or equivalent entities), classification societies, flag state administration (country vessel of registry), and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses, and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

Heightened levels of environmental and quality concerns among insurance underwriters, regulators, and charterers continue to lead to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with U.S. and international regulations.

Ship Safety Regulation

The International Maritime Organization, or IMO, has adopted a number of international conventions concerned with ship safety and with preventing, reducing or controlling pollution from ships. These fall into two main categories, consisting firstly of those concerned generally with ship safety standards, and secondly of those specifically concerned with measures to prevent pollution.

In the former category the primary international instrument is the Safety of Life at Sea Convention of 1974, as amended, or SOLAS, together with the regulations and codes of practice that form part of its regime. Much of SOLAS is not directly concerned with preventing pollution, but some of its safety provisions are intended to prevent pollution as well as promote safety of life and preservation of property. These regulations have been and continue to be regularly amended as new and higher safety standards are introduced with which we are required to comply.

An amendment of SOLAS introduced the International Safety Management (ISM) Code, which has been effective since July 1998. Under the ISM Code the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the flag state for the vessel, under the ISM Code. Noncompliance with the ISM Code and other IMO regulations, such as the mandatory ship energy efficiency management plan (“SEEMP”) which is akin to a safety management plan and came into effect on January 1, 2013, may subject a ship owner to increased liability, may lead to decreases in available insurance coverage for affected vessels, and may result in the denial of access to, or detention in, some ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union. Each vessel’s certificate evidencing compliance with the ISM Code and the ISPS Code, described below, must be periodically renewed and compliance must be periodically verified.

Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002, Marine Transportation Security Act (“MTSA”) came into effect. To implement certain portions of the MTSA, in 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in 2002, amendments to SOLAS imposed various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facility Security Code (“ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels had on board, by July 1, 2004, a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

International Regulations to Prevent Pollution from Ships

In the second main category of international regulation, the primary instrument is the International Convention for the Prevention of Pollution from Ships, or MARPOL, which imposes environmental standards on the shipping industry set out in Annexes I-VI of MARPOL. These contain regulations for the prevention of pollution by oil (Annex I), by noxious liquid substances in bulk (Annex II), by harmful substances in packaged forms within the scope of the International Maritime Dangerous Goods Code (Annex III), by sewage (Annex IV), by garbage (Annex V), and by air emissions (Annex VI).

These regulations have been and continue to be regularly amended as new and more stringent standards of pollution prevention are introduced with which we are required to comply. For example, MARPOL Annex VI, together with the NOx Technical Code established thereunder, sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. It also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on emissions. Originally adopted in September 1997, Annex VI came into force in May 2005 and was amended in October 2008 (as was the NOx Technical Code) to provide for progressively more stringent limits on such emissions from 2010 onwards. The revised Annex VI provides, in particular, for a reduction of the global sulfur cap. After considering the issue for many years, the IMO announced on October 27, 2016 that it was proceeding with a requirement for 0.5% m/m sulfur content in marine fuel (down from current levels of 3.5%) outside the ECAs starting on January 1, 2020. Under Annex VI, the 2020 date was subject to review as to the availability of the required fuel oil. Annex VI required the fuel availability review to be completed by 2018 but was ultimately completed in 2016. Therefore, by 2020, ships will be required to remove sulfur from emissions through the use of emission control equipment, or purchase marine fuel with 0.5% sulfur content, which may see increased demand and higher prices due to supply constraints. Installing pollution control equipment or using lower sulfur fuel could result in significantly increased costs to our company. Similarly Annex VI requires Tier III standards for NOx emissions to be applied to ships constructed and engines installed in ships operating in NOx ECAs from January 1, 2016. We anticipate incurring costs to comply with these more stringent standards by implementing measures such as fuel switching, vessel modification adding distillate fuel storage capacity, or addition of exhaust gas cleaning scrubbers, and may require installation and operation of further control equipment at significantly increased cost.

The revised Annex VI further allows for designation, in response to proposals from member parties, of Emission Control Areas (ECAs) that impose accelerated and/or more stringent requirements for control of sulfur oxide, particulate matter, and nitrogen oxide emissions. Thus far, ECAs have been formally adopted for the Baltic Sea area (limits SOx emissions only); the North Sea area including the English Channel (limiting SOx emissions only) and the North American ECA (which came into effect from August 1, 2012 limiting SOx, NOx and particulate matter emissions). In October 2016, the IMO approved the designation of the North Sea and

Baltic Sea as ECAs for NOx under Annex VI as well, which is scheduled for adoption in 2017 and would take effect in January 2021. The United States Caribbean Sea ECA entered into force on January 1, 2013 and has been effective since January 1, 2014, limiting SOx, NOx and particulate matter emissions. For the currently-designated ECAs, much lower sulfur limits on fuel oil content are being phased in (0.1% from January 1, 2015).

At its 66th Session, the IMO’s Marine Environment Protection Committee (the “MEPC”) adopted amendments (effective September 2015) to Annex VI, regulation 13, regarding NOx and the date for the implementation of the “Tier III” standards within ECAs. These amendments provide, inter alia, that such standards, applicable on January 1, 2016, apply to marine diesel engines installed on ships which operate in the North American ECA or the U.S. Caribbean Sea ECA and to installed marine diesel engines which operate in other ECAs which might be designated in the future for Tier III NOx control. At MEPC 69, Annex VI was also amended to require recordkeeping requirements to demonstrate compliance with the NOX Tier III ECA.

At its 64th session (2012), the MEPC indicated that 2015 was the target year for member states to identify market-based measures for international shipping. At its 66th session (2014), the MEPC continued its work on developing technical and operational measures relating to energy-efficiency measures for ships, following the entry into force of the mandatory efficiency measures on January 1, 2013. It adopted the 2014 Guidelines on the Method of Calculation of the Attained EEDI, applicable to new ships. It further adopted amendments to MARPOL Annex VI concerning the extension of the scope of application of the EEDI to Liquified Natural Gas (“LNG”) carriers, ro-ro cargo ships (vehicle carriers), ro-ro cargo ships, ro-ro passenger ships and cruise passengers ships with nonconventional propulsion. At its 67th session (2014), the MEPC adopted the 2014.

Guidelines on survey and certification of the EEDI, updating the previous version to reference ships fitted with dual-fuel engines using LNG and liquid fuel oil. The MEPC also adopted amendments to the 2013 Interim Guidelines for determining minimum propulsion power to maintain the maneuverability of ships in adverse conditions, to make the guidelines applicable to phase 1 (starting January 1, 2015) of the EEDI requirements. At its 68th session (2015), the MEPC amended the 2014 Guidelines on EEDI survey and certification as well as the method of calculating of EEDI for new ships, the latter of which was again amended at the 70th session (2016). At its 70th session, the MEPC adopted mandatory requirements for ships of 5,000 gross tonnage or greater to collect fuel consumption data for each type of fuel used, and report the data to the flag State after the end of each calendar year.

The revised Annex I to the MARPOL Convention entered into force in January 2007. It incorporates various amendments to the MARPOL Convention and imposes construction requirements for oil tankers delivered on or after January 1, 2010. On August 1, 2007, Regulation 12A (an amendment to Annex I) came into force imposing performance standards for accidental oil fuel outflow and requiring oil fuel tanks to be located inside the double-hull in all ships with an aggregate oil fuel capacity of 600 cubic meters and above, and which are delivered on or after August 1, 2010, including ships for which the building contract is entered into on or after August 1, 2007 or, in the absence of a contract, for which keel is laid on or after February 1, 2008. We intend that all of our newbuild tanker vessels, if any, will comply with Regulation 12A.

Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the greenhouse gas emissions from international shipping do not come under the Kyoto Protocol.

In December 2011, UN climate change talks took place in Durban and concluded with an agreement referred to as the Durban Platform for Enhanced Action. In preparation for the Durban Conference, the International Chamber of Shipping (“ICS”) produced a briefing document, confirming the shipping industry’s commitment to cut shipping emissions by 20% by 2020, with significant further reductions thereafter. The ICS called on the participants in the Durban Conference to give the IMO a clear mandate to deliver emissions reductions through market-based measures, for example a shipping industry environmental compensation fund. Notwithstanding the ICS’s request for global regulation of the shipping industry, the Durban Conference did not result in any proposals specifically addressing the shipping industry’s role in climate change.

Although regulation of greenhouse gas emissions in the shipping industry was discussed during the 2015 UN Climate Change Conference in Paris (the “Paris Conference”), the agreement reached among the 195 nations did not expressly reference the shipping industry. Following the Paris Conference, the IMO announced it would continue its efforts on this issue at the MEPC, and at its 70th session, the MEPC approved a Roadmap for developing a comprehensive GHG emissions reduction strategy for ships, which includes the goal of adopting an initial strategy and emission reduction commitments in 2018. The Roadmap also provides for additional studies and further intersessional work, to be continued at the 71st session in 2017, with a goal of adopting a revised strategy in 2023 to include short-, mid- and long-term reduction measures and schedules for implementation.

In April 2007, the EU announced its plan to add vessels to its emissions trading scheme. A proposal from the European Commission (“EC”) was expected if no global regime for reduction of seaborne emissions had been agreed by the end of 2011. As of January 31, 2013, the Commission stopped short of proposing that emissions from ships be included in the EU’s emissions-trading scheme (“ETS”). However, on October 1, 2012, it announced that it would propose measures to monitor, verify and report on greenhouse gas emissions from the shipping sector.

On June 28, 2013, the EC adopted a communication setting out a strategy for progressively including greenhouse gas emissions from maritime transport in the EU’s policy for reducing its overall GHG emissions. The first step proposed by the EC was an EU Regulation to an EU-wide system for the monitoring, reporting and verification of carbon dioxide emissions from large ships starting in 2018. The Regulation was adopted on April 29, 2015 and took effect on July 1, 2015, with monitoring, reporting and verification requirements beginning on January 1, 2018. This Regulation appears to be indicative of an intent to maintain pressure on the international negotiating process. The EC also adopted an Implementing Regulation, which entered into force November 2016, setting templates for monitoring plans, emissions reports and compliance documents pursuant to Regulation 2015/757.

Other International Regulations to Prevent Pollution

In addition to MARPOL, other more specialized international instruments have been adopted to prevent different types of pollution or environmental harm from ships. In February 2004, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, as well as other obligations including recordkeeping requirements and implementation of a Ballast Water and Sediments Management Plan.

The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage ballast water in a manner that removes, renders harmless or avoids the uptake or discharge of aquatic organisms and pathogens within ballast water and sediment. Recently updated Ballast Water and Sediment Management Plan guidance includes more robust testing and performance specifications. The entry of the BWM Convention and revised guidance will likely result in additional compliance costs.

European Regulations

European regulations in the maritime sector are in general based on international law. However, since the Erika incident in 1999, the European Community has become increasingly active in the field of regulation of maritime safety and protection of the environment. It has been the driving force behind a number of amendments of MARPOL (including, for example, changes to accelerate the time-table for the phase-out of single hull tankers, and to prohibit the carriage in such tankers of heavy grades of oil), and if dissatisfied either with the extent of such amendments or with the time-table for their introduction it has been prepared to legislate on a unilateral basis. It should be noted, for instance, that the EU has its own regime as far as ship emissions are concerned and whilst it does in some respects reflect the IMO regime, this is not always the case. As far as sulfur dioxide emissions are concerned, for example, the EU regulation has not just caught up with the IMO limits for sulfur in ECAs, but it continues to have certain elements that exceed IMO regulations (e.g., as of January 1, 2015, EU Member States must ensure that ships in the Baltic, the North Seam and the English Channel are using gas oils with a sulfur content of no more than 0.10%).

In some instances where it has done so, international regulations have subsequently been amended to the same level of stringency as that introduced in Europe, but the risk is well established that EU regulations may from time to time impose burdens and costs on shipowners and operators which are additional to those involved in complying with international rules and standards. In December 2016, the EU signed into law the National Emissions Ceiling (“NEC”) Directive, which entered into force on December 31, 2016. The NEC must be implemented by individual members states through particular laws in each state by June 30, 2018. The NEC aims to set stricter emissions limits on SO2, ammonia, non-methane volatile organic compounds, NOx and fine particulate (PM2.5) by setting new upper limits for emissions of these pollutants, starting in 2020. While the NEC is not specifically directed toward the shipping industry, the EU specifically mentions the shipping industry in its announcement of the NEC as a contributor to emissions of PM2.5, SO2 and NOx. Implementation of new laws by member states to reduce emissions may ultimately result in increased costs to us to comply with the more stringent standards.

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably, it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offense under MARPOL), but also where it is caused by “serious negligence.” The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards ship interests have found expression in negligence being alleged by prosecutors and found by courts. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

United States Environmental Regulations and Laws Governing Civil Liability for Pollution

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which shipowners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution.

U.S. federal legislation, including notably the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including cargo or bunker oil spills from tankers. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.

Title VII of the Coast Guard and Maritime Transportation Act of 2004, or the CGMTA, amended OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more, that carries oil of any kind as a fuel for main propulsion, including bunkers, to prepare and submit a response plan for each vessel on or before August 8, 2005. The implementing regulations took effect on October 30, 2013. The vessel response plans must include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of ore from the vessel due to operational activities or casualties.

OPA liability limits are periodically adjusted for inflation, and the U.S. Coast Guard issued a final rule on November 19, 2015 to reflect increases in the Consumer Price Index. With this adjustment, OPA currently limits liability of the responsible party for single-hull tank vessels over 3,000 gross tons to the greater of $3,500 per gross ton or $25.846 million (this amount is reduced to $7.05 million if the vessel is less than 3,000 gross tons). For tank vessels over 3,000 gross tons, other than a single-hull vessel, liability is limited to $2,200 per gross ton or $18.8 million (or $4.7 million for a vessel less than 3,000 gross tons), whichever is greater. Under the OPA, these liability limits do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

In response to the Deepwater Horizon incident in the Gulf of Mexico, in 2010 the U.S. Congress proposed, but did not formally adopt, legislation to amend OPA to mandate stronger safety standards and increased liability and financial responsibility for offshore drilling operations. While Congressional activity on this topic is expected to continue to focus on offshore facilities rather than on vessels generally, it cannot be known with certainty what form any such new legislative initiatives may take.

In addition, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton, or $5.0 million for vessels carrying any hazardous substances as cargo, or $0.5 million for vessels not carrying hazardous substances as cargo or residue, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

Similarly, in response to the Deepwater Horizon incident, the EU issued “Directive 2013/30/EU of the European Parliament and of the Council of June 12, 2013 on safety of offshore oil and gas operations.” The objective of this Directive is to reduce as far as possible the occurrence of major accidents relating to offshore oil and gas operations and to limit their consequences, thus increasing the protection of the marine environment and coastal economies against pollution, establishing minimum conditions for safe offshore exploration and exploitation of oil and gas and limiting possible disruptions to Union indigenous energy production, and to improve the response mechanisms in case of an accident. Member states had to implement the Directive by July 19, 2015. As far as the environment is concerned, the UK has various regulations such as: the Offshore Petroleum Activities (Offshore Safety Directive) (Environmental Functions) Regulations 2015 (OSDEF), the 2015 amendments to the Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 (OPRC 1998) and other environmental Directive requirements, specifically the Environmental Management System. The Offshore Petroleum Licensing (Offshore Safety Directive) Regulations 2015 will implement the licensing Directive requirements.

We currently maintain, for each of our owned vessels, insurance coverage against pollution liability risks in the amount of $1.0 billion per incident. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per incident, our cash flow, profitability and financial position could be adversely impacted.

Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under OPA. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the U.S. Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the U.S. Coast Guard evidencing sufficient self-insurance.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. If such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. This requirement may have the effect of limiting the availability of the type of coverage required by the Coast Guard and could increase our costs of obtaining this insurance as well as the costs of our competitors that also require such coverage.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states’ environmental laws impose unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws.

The United States Clean Water Act (“CWA”) prohibits the discharge of oil or hazardous substances in U.S. navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under CERCLA. The EPA regulates the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. waters using a Vessel General Permit (VGP) system pursuant to the CWA, in order to combat the risk of harmful organisms that can travel in ballast water carried from foreign ports and to minimize the risk of water pollution through numerous specified effluent streams incidental to the normal operation of vessels. Compliance with the conditions of the VGP is required for commercial vessels 79 feet in length or longer (other than commercial fishing vessels). On March 28, 2013 the EPA adopted the 2013 VGP which took effect on December 19, 2013. The 2013 VGP is valid for five years and expires at the end of this year. The VGP imposes a numeric standard to control the release of non-indigenous invasive species in ballast water discharges. On October 5, 2015, the U.S. Court of Appeals for the Second Circuit found the EPA was arbitrary and capricious in issuing the ballast water provisions of the VGP, finding the EPA failed to adequately explain why stricter technology-based effluent standards should not be applied. The court instructed the EPA to reconsider these issues but held the 2013 VGP remains in effect until the EPA addresses the issues. If the EPA establishes more stringent numeric standards for ballast water discharges, we may incur costs to modify our vessels to comply with new standards. In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast water requirements including, in some states, specific treatment standards.

Because the VGP expires at the end of this year, there may be new U.S. federal and state requirements that could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters. Coast Guard regulations require commercial ships operating in U.S. waters to manage ballast water by meeting certain requirements, which include using a U.S. type-approved Ballast Water Management System (“BWMS”), temporarily using a foreign-type BWMS that has been accepted by the Coast Guard, using ballast water obtained from a U.S. Public Water System, discharge ballast water into a shore-side facility or not discharge ballast water within 12 nautical miles. Vessel owners/operators may request an extension to the compliance deadline by showing that, despite all efforts, it cannot comply with one of the approved systems or compliance methods. There are numerous foreign-approved Ballast Water Treatment Systems (“BWTS”) in the Coast Guard’s list of approved Alternate Management Systems. Since December 2016, the Coast Guard has type approved six Ballast Water Management System (“BWMS”), which claim to meet the range of requirements that most vessel owners and operators described in their extension requests in the past. Due to the increase in approvals, it will become more difficult to receive compliance extensions and thus could result in significant costs to install an approved BWTS. Failure to comply with U.S. ballast water regulations, including installation of BWTS by September 8, 2017, could result in civil or criminal fines or penalties.

The Federal Clean Air Act (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to CAA vapor control and recovery standards (“VCS”) for cleaning fuel tanks and conducting other operations in regulated port areas, and to CAA emissions standards for so-called “Category 3” marine diesel engines operating in U.S. waters. In April 2010, EPA adopted regulations implementing the provision of MARPOL Annex VI regarding emissions from Category 3 marine diesel engines. Under these regulations, both U.S. and foreign-flagged ships must comply with the applicable engine and fuel standards of Annex VI, including the stricter North America ECA standards which took effect in August 2012, when they enter U.S. ports or operate in most internal U.S. waters including the Great Lakes. Annex VI requirements are discussed in greater detail above under “International regulations to prevent pollution from ships.” We may incur costs to install control equipment on our vessels to comply with the new standards.

Also under the CAA, since 1990 the U.S. Coast Guard has regulated the safety of VCSs that are required under EPA and state rules. Our vessels operating in regulated port areas have installed VCSs that are compliant with EPA, state and U.S. Coast Guard requirements. On July 16, 2013, the U.S. Coast Guard adopted regulations that made its VCS requirements more compatible with new EPA and State regulations, reflected changes in VCS technology, and codified existing U.S. Coast Guard guidelines. We intend to comply with all applicable state and U.S. federal regulations in the ports where our vessels call.

International laws governing civil liability to pay compensation or damages

We operate a fleet of crude, product and chemical tankers that are subject to national and international laws governing pollution from such vessels. Several international conventions impose and limit pollution liability from vessels. An owner of a tanker vessel carrying a cargo of “persistent oil” as defined by the International Convention for Civil Liability for Oil Pollution Damage (the “CLC”) is subject under the convention to strict liability for any pollution damage caused in a contracting state by an escape or discharge from cargo or bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under the CLC for a bunker spill from the vessel even when she is not carrying such cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” that would be covered under the CLC, liability for any pollution damage will generally fall outside the CLC and will depend on other international conventions or domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 jurisdictions around the world, but it does not apply in the United States, where the corresponding liability laws such as the OPA discussed above, are particularly stringent.

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended, or the 1976 Convention). The Bunker Convention entered into force on November 21, 2008, and as of August 23, 2017, had 86 contracting states. In other jurisdictions liability for spills or releases of oil from ships’ bunkers continues to be determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Outside the United States, national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowners’ intentional or reckless conduct. Some states have ratified the 1996 LLMC Protocol to the 1976 Convention, which provides for liability limits substantially higher than those set forth in the 1976 Convention to apply in such states. Finally, some jurisdictions are not a party to either the 1976 Convention or the 1996 LLMC Protocol, and, therefore, shipowners’ rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

Inspection by Classification Societies

Every sea going vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes, on request, other surveys and checks that are required by regulations and requirements of the flag state or port authority. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned. For maintenance of the class, regular and extraordinary surveys of hull, machinery (including the electrical plant) and any special equipment classed are required to be performed as follows:

•

Annual Surveys: For ocean-going ships, annual surveys are conducted for the hull and the machinery (including the electrical plant) and, where applicable, for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•

Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and a half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•

Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery (including the electrical plant), and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging, to determine the thickness of its steel structure. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey under certain conditions. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s integrated hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, and cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. The OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We have obtained marine hull and machinery and war risk insurance, which include coverage of the risk of actual or constructive total loss, for all of our owned vessels. Each of the owned vessels is covered for up to at least fair market value, with deductibles of $0.1 million per Handymax and Panamax tanker vessel and $0,25 million per VLCC tanker. We have also extended our war risk insurance to include war loss of hire for any loss of time to the vessel, including for physical repairs, caused by a warlike incident and piracy seizure for up to 270 days of detention / loss of time. There are no deductibles for the war risk insurance or the war loss of hire cover.

We have arranged, as necessary, increased value insurance for our vessels. With the increased value insurance, in case of total loss of the vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities that are not recoverable in full by the hull and machinery policies by reason of underinsurance. We do not expect to maintain loss of hire insurance for our vessels. Loss of hire insurance covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance

Protection and indemnity insurance is expected to be provided by mutual protection and indemnity associations, or P&I Associations, who indemnify members in respect of discharging their tortious, contractual or statutory third-party legal liabilities arising from the operation of an entered ship. Such liabilities include but are not limited to third-party liability and other related expenses from injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations and always provided in accordance with the applicable associations’ rules and members’ agreed upon terms and conditions.

Navios Acquisition’s fleet is currently entered for protection and indemnity insurance with International Group associations where, in line with all International Group Clubs, coverage for oil pollution is limited to $1.0 billion per event. The 13 P&I Associations that comprise the International Group insure approximately 95% of the world’s commercial tonnage and have entered into a pooling agreement to collectively reinsure each association’s liabilities. Each vessel that Navios Acquisition acquires will be entered with P&I Associations of the International Group. Under the International Group reinsurance program for the current policy year, each P&I club in the International Group is responsible for the first $10.0 million of every claim. In every claim the amount in excess of $10.0 million and up to $80.0 million is shared by the clubs under the pooling agreement. Any claim in excess of $80.0 million is reinsured by the International Group in the international reinsurance market under the General Excess of Loss Reinsurance Contract. This policy currently provides an additional $2.0 billion of coverage for non-oil pollution claims. Further to this, an additional reinsurance layer has been placed by the International Group for claims up to $1.0 billion in excess of $2.08 billion, i.e., $3.08 billion in total. For passengers and crew claims the overall limit is $3.0 billion for any one event with any one vessel with a sub-limit of $2.0 billion for passengers. With the exception of pollution, passenger or crew claims, should any other P&I claim exceed Group reinsurance limits, the provisions of all International Group Club’s overspill claim rules will operate and members of any International Group Club will be liable for additional contributions in accordance with such rules. To date, there has never been an overspill claim, or one even nearing this level.

As a member of a P&I Association, which is a member of the International Group, Navios Acquisition will be subject to calls payable to the associations based on the individual fleet record, the associations’ overall claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations’ policy year commences on February 20th. Calls are levied by means of Estimated Total Premiums (“ETP”) and the amount of the final installment of the ETP varies according to the actual total premium ultimately required by the club for a particular policy year. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the ETP is insufficient to cover amounts paid out by the club.

Should a member leave or entry cease with any of the associations, at the Club’s Managers discretion, they may be also be liable to pay release calls or provide adequate security for the same amount. Such calls are levied in respect of potential outstanding Club/Member liabilities on open policy years and include but are not limited to liabilities for deferred calls and supplementary calls.

Uninsured Risks

Not all risks are insured and not all risks are insurable. The principal insurable risks which nonetheless remain uninsured across our fleet are “loss of hire” and “strikes,” except in cases of loss of hire due to war or a piracy event. Specifically, Navios Acquisition does not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for hire that would not be receivable by the shipowner for reasons set forth in the policy. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. Under some circumstances, an event of force majeure may also permit the charterer to terminate the time charter or suspend payment of charter hire. The purpose of the loss of hire insurance is to secure the loss of hire during such periods. In the case of strikes insurance, if a vessel is being paid a fixed sum to perform a voyage and the ship becomes strike bound at a loading or discharging port, the insurance covers the loss of earnings during such periods.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Navios Acquisition’s securities.

Facilities

We have offices at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco. We believe that our office facilities are suitable and adequate for our business as it is presently conducted. We presently occupy office space provided by Navios Holdings. Navios Holdings has agreed that it will make such office space, as well as certain office and secretarial services, available to us, as may be required by us from time to time.

Crewing and Staff

The Manager crews its vessels primarily with Greek, Filipino, Romanian, Russian, Ukrainian and Croatian officers and Filipino seamen. The Manager is responsible for selecting its Greek officers. For other nationalities, officers and seamen are referred to us by local crewing agencies. Navios Acquisition requires that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions.

Administrative Services

On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, initially set to expire on May 28, 2015 that has been extended to May 2020, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. See “Item 7B-Related Party Transactions—the Administrative Services Agreement.”

Legal Proceedings

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our board of directors believes are reasonable and prudent. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

C.	Organizational Structure

The table below lists the Company’s wholly-owned subsidiaries as of December 31, 2017.

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.
Antiparos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.
Ikaria Shipping Corporation	Vessel-Owning Company	Marshall Is.
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.
Kos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Mytilene Shipping Corporation	Vessel-Owning Company	Marshall Is.
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Shinyo Loyalty Limited	Former Vessel-Owning Company(1)	Hong Kong
Shinyo Navigator Limited	Former Vessel-Owning Company(2)	Hong Kong

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.
Alonnisos Shipping Corporation	Former Vessel-Owning Company(3)	Marshall Is.
Makronisos Shipping Corporation	Former Vessel-Owning Company(3)	Marshall Is.
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.
Paxos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Donoussa Shipping Corporation	Former Vessel-Owning Company(5)	Marshall Is.
Schinousa Shipping Corporation	Former Vessel-Owning Company(6)	Marshall Is.
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.
Kerkyra Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)

Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.

(4)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(5)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016.
(6)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016.
(7)	The vessel Nave Galactic was sold to Navios Midstream on March 29, 2018.

Affiliates included in the financial statements accounted for under the equity method:

In the consolidated financial statements of Navios Acquisition, Navios Europe I Inc. (“Navios Europe I”) with ownership interest of 47.5% and Navios Europe II Inc. (“Navios Europe II”) with ownership interest of 47.5% are included as affiliates and are accounted for under the equity method, for such periods during which the entities were affiliates of Navios Acquisition. See Note 8 to the Notes to Consolidated Financial Statements, included elsewhere within this Annual Report.

On November 16, 2017, in accordance with the terms of the Limited Partnership Agreement of Navios Midstream all of the 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units have the same distribution rights as all other common units.

As of December 31, 2017, Navios Acquisition owns the 2% general partner interest in Navios Midstream totaling 427,499 general partner units, as well as a 57.0% limited partner interest, which represents 10,585,384 common units (49.5%), no subordinated units and 1,592,920 Subordinated Series A Units (7.5%). In the consolidated financial statements of Navios Acquisition, Navios Midstream with ownership interest of 59.0% is included as an affiliate. The Company analyzed its investments in Navios Midstream and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Midstream and, therefore all classes of units i.e., common units, the subordinated units, the Subordinated Series A units and the general partner units of Navios Midstream are accounted for under the equity method.

D.    Property, plants and equipment

Other than our vessels, we do not have any other material property, plants or equipment.

Item 4A. Unresolved Staff Comments

None.

Item 5. Operating and Financial Review and Prospects

Overview

We are an owner and operator of tanker vessels focusing in the transportation of petroleum products (clean and dirty) and bulk liquid chemicals and we are incorporated in the Republic of the Marshall Islands.

On May 25, 2010, we consummated the Product and Chemical Tanker Acquisition, the acquisition of 13 vessels (11 product tankers and two chemical tankers), for an aggregate purchase price of $457.7 million, including amounts to be paid for future contracted vessels to be delivered. On September 10, 2010, we consummated the VLCC Acquisition, for an aggregate purchase price of $587.0 million.

On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe I and have economic interests of 47.5%, 47.5% and 5.0%, respectively. Navios Europe I is engaged in the marine transportation industry through the ownership of five tankers and five container vessels. Effective November 2014, Navios Holdings, Navios Acquisition and Navios Partners have voting interest of 50%, 50% and 0%, respectively. On February 21, 2017, Navios Holdings agreed to transfer to Navios Partners its participation in Navios Revolving Loans I and Navios Term Loans I, both relating to Navios Europe I, for a consideration of $4.1 million in cash and 13,076,923 newly issued common units of Navios Partners.

On October 13, 2014, Navios Acquisition formed Navios Midstream under the laws of the Marshall Islands. Navios Maritime Midstream Partners GP LLC, or the general partner, a wholly-owned subsidiary of Navios Acquisition, was also formed on that date to act as the general partner of Navios Midstream and received a 2.0% general partner interest in Navios Midstream. Navios Midstream is an affiliate and not consolidated under Navios Acquisition.

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II and have economic interests of 47.5%, 47.5% and 5.0%, respectively and voting interests of 50%, 50% and 0%, respectively. Navios Europe II is engaged in the marine transportation industry through the ownership of seven dry bulk and seven container vessels.

Fleet Development

Acquisition of vessels

2015

On January 8, 2015, Navios Acquisition took delivery of the Nave Sextans, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $33.4 million. Cash paid was $17.8 million and $15.6 million was transferred from vessel deposits.

On February 11, 2015, Navios Acquisition took delivery of the Nave Velocity, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $39.2 million. Cash paid was $12.6 million and $26.6 million was transferred from vessel deposits.

On November 6, 2015, Navios Acquisition took delivery of the Nave Spherical, a 2009-built, 297,188 dwt VLCC, from an unaffiliated third party for a total cost of $69.2 million.

On December 2, 2015, Navios Acquisition took delivery of the Nave Photon, a 2008-built, 297,395 dwt VLCC from an unaffiliated third party for a total cost of $65.2 million.

Disposal of vessels

2018

On March 15, 2018, Navios Acquisition agreed to sell to Navios Midstream the Nave Galactic, a 2009 built VLCC vessel of 297,168 dwt, for a total sale price of $44.5 million the delivery of which completed on March 29, 2018. As of March 31, 2018, the estimated loss due to the sale is expected to be approximately $0.3 million.

2016

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18.4 million. The gain on sale of the vessel, upon write-off of the unamortized dry-docking, was $2.3 million.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35.8 million. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4.8 million.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35.8 million. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4.6 million.

2015

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste, a 2003-built of 298,717 dwt VLCC, and the C. Dream, a 2000 built VLCC of 298,570 dwt, from Navios Acquisition for an aggregate sale price of $100.0 million. The sale price consisted of $73.0 million cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition.

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2017	2016	2015
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Antiparos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Ikaria Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Kos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Mytilene Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 -12/31	1/1 -12/31	1/1 -12/31
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Shinyo Dream Limited	Vessel-Owning Company(3)	Hong Kong	—	—	1/1 - 6/17
Shinyo Loyalty Limited	Former Vessel-Owning Company(1)	Hong Kong	1/1 -12/31	1/1 -12/31	1/1 -12/31
Shinyo Navigator Limited	Former Vessel-Owning Company(2)	Hong Kong	1/1 -12/31	1/1 -12/31	1/1 -12/31
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2017	2016	2015
Alonnisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Makronisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Paxos Shipping Corporation	Former Vessel-Owning Company(5)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Donoussa Shipping Corporation	Former Vessel-Owning Company(6)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Schinousa Shipping Corporation	Former Vessel-Owning Company(7)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Sikinos Shipping Corporation	Vessel-Owning Company(3)	Marshall Is.	—	—	1/1 - 6/17
Kerkyra Shipping Corporation	Vessel-Owning Company(8)	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	10/9 -12/31
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 -12/31	1/1 -12/31	10/9 -12/31
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 -12/31	1/1 -12/31	1/1 -12/31

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)	Navios Midstream acquired all of the outstanding shares of capital stock of the vessel-owning subsidiary.
(4)

Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.

(5)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(6)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016
(7)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016
(8)	The vessel Nave Galactic was sold to Navios Midstream on March 29, 2018.

Our Charters

Our major customers during 2017 were: Navig8, Mansel and Shell. For the year ended December 31, 2017, these three customers accounted for 31.9%, 14.3% and 13.7%, respectively, of Navios Acquisition’s revenue.

Our major customers during 2016 were: Navig8, Shell and Mansel. For the year ended December 31, 2016, these three customers accounted for 33.0%, 20.0% and 14.7%, respectively, of Navios Acquisition’s revenue.

Our major customers during 2015 were: Navig8, Shell and Mansel. For the year ended December 31, 2015, these three customers accounted for 35.2%, 13.6% and 10.8%, respectively, of Navios Acquisition’s revenue.

No other customers accounted for 10% or more of total revenue for any of the years presented.

Our revenues are driven by the number of vessels in the fleet, the number of days during which the vessels operate and our charter hire rates, which, in turn, are affected by a number of factors, including:

•	the duration of the charters;

•	the level of spot and long-term market rates at the time of charter;

•	decisions relating to vessel acquisitions and disposals;

•	the amount of time spent positioning vessels;

•	the amount of time that vessels spend undergoing repairs and upgrades in drydock;

•	the age, condition and specifications of the vessels; and

•	the aggregate level of supply and demand in the tanker shipping industry.

Time charters are available for varying periods, ranging from a single trip (spot charter) to long-term which may be any number of years. In general, a long-term time charter assures the vessel owner of a consistent stream of revenue. Operating the vessel in the spot market affords the owner greater spot market opportunity, which may result in high rates when vessels are in high demand or low rates when vessel availability exceeds demand. We intend to operate our vessels in a mix of short-term and long-term charter markets. Vessel charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand and many other factors that might be beyond our control.

We could lose a customer or the benefits of a charter if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer exercises certain rights to terminate the charter of the vessel;

•

the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter; or

•

a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer.

If we lose a charter, we may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of most charters and the cyclical nature of the industry or we may be forced to charter the vessel on the spot market at then market rates which may be less favorable than the charter that has been terminated. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions in the event we are unable to replace such customer, time charter or vessel.

Under some of our time charters, either party may terminate the charter contract in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Some of the time charters covering our vessels require us to return to the charterer, upon the loss of the vessel, all advances paid by the charterer but not earned by us.

Vessels Operations

Under our charters, our vessel manager is generally responsible for commercial, technical, health and safety and other management services related to the vessels’ operation, and the charterer is responsible for bunkering and substantially all of the vessel voyage costs, including canal tolls and port charges.

Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6,000 per MR2 product tanker and chemical tanker vessel; (b) $7,000 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

Extraordinary costs and expenses include fees and costs resulting from:

•	time spent on insurance and salvage claims;

•	time spent vetting and pre-vetting the vessels by any charterers in excess of 10 days per vessel per year;

•	the deductible of any insurance claims relating to the vessels or for any claims that are within such deductible range;

•	the significant increase in insurance premiums which are due to factors such as “acts of God” outside the control of the Manager;

•

repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of the Manager, its employees or its agents, unless and to the extent otherwise covered by insurance);

•

expenses imposed due to any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that vessel or otherwise;

•

costs associated with increases in crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any vessel;

•	any taxes, dues or fines imposed on the vessels or the Manager due to the operation of the vessels;

•	expenses incurred in connection with the sale or acquisition of a vessel such as inspections and technical assistance; and

•

any similar costs, liabilities and expenses that were not reasonably contemplated by us and the Manager as being encompassed by or a component of the fixed daily fees at the time the fixed daily fees were determined.

Payment of any extraordinary fees or expenses to the Manager could significantly increase our vessel operating expenses and impact our results of operations.

During the remaining term of the Management Agreement, we expect that we will reimburse the Manager for all of the actual operating costs and expenses it incurs in connection with the management of our fleet.

Administrative Services

On May 28, 2010, Navios Acquisition entered into the Administrative Services Agreement with Navios Holdings, initially set to expire on May 28, 2015, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services.

In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020 pursuant to its existing terms.

A.    Operating results

Trends and Factors Affecting Our Future Results of Operations

We believe the principal factors that will affect our future results of operations are the economic, regulatory, political and governmental conditions that affect the shipping industry generally and that affect conditions in countries and markets in which our vessels engage in business. Other key factors that will be fundamental to our business, future financial condition and results of operations include:

•	the demand for seaborne transportation services;

•	the ability of Navios Holdings’ commercial and chartering operations to successfully employ our vessels at economically attractive rates, particularly as our fleet expands and our charters expire;

•	the effective and efficient technical management of our vessels;

•	Navios Holdings’ ability to satisfy technical, health, safety and compliance standards of major commodity traders; and

•	the strength of and growth in the number of our customer relationships, especially with major commodity traders.

In addition to the factors discussed above, we believe certain specific factors will impact our combined and consolidated results of operations. These factors include:

•	the charter hire earned by our vessels under our charters;

•	our access to capital required to acquire additional vessels and/or to implement our business strategy;

•	our ability to sell vessels at prices we deem satisfactory;

•	our level of debt and the related interest expense and amortization of principal; and

•	the level of any dividend to our stockholders.

Period over Period Comparisons

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following table presents consolidated revenue and expense information for the years ended December 31, 2017 and 2016. This information was derived from the audited consolidated financial statements of Navios Acquisition for the respective periods.

(in thousands of U.S. dollars)	Year ended December 31, 2017	Year ended December 31, 2016
Revenue	$227,288	$290,245
Time charter and voyage expenses	(21,919)	(4,980)
Direct vessel expenses	(4,198)	(3,567)
Management fees (entirely through related party transactions)	(94,973)	(97,866)
General and administrative expenses	(13,969)	(17,057)
Depreciation and amortization	(56,880)	(57,617)
Interest income	10,042	4,767
Interest expenses and finance cost	(76,438)	(75,987)
Gain on sale of vessels	—	11,749
Equity/ (loss) in net earnings of affiliated companies	(46,657)	15,499
Other income	82	377
Other expense	(1,277)	(2,685)
Net (loss)/ income	$(78,899)	$62,878

Set forth below are selected historical and statistical data for Navios Acquisition for each of the years ended December 31, 2017 and 2016 that we believe may be useful in better understanding Navios Acquisition’s financial position and results of operations.

	Year ended December 31, 2017	Year ended December 31, 2016
FLEET DATA
Available days(1)	12,904	13,753
Operating days(2)	12,843	13,716
Fleet utilization(3)	99.5%	99.7%
Vessels operating at period end	36	36
AVERAGE DAILY RESULTS
Time Charter Equivalent (“TCE”) Rate per day(4)	$17,186	$20,742

(1)

Available days: Available days for the fleet are total calendar days the vessels were in Navios Acquisition’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: Operating days are the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: Fleet utilization is the percentage of time that Navios Acquisition’s vessels were available for generating revenue, and is determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off hire for reasons other than scheduled repairs, dry dockings or special surveys.

(4)	TCE Rate: The TCE Rate per day is defined as voyage and time charter revenues less voyage expenses during a period divided by the number of available days during the period. The TCE Rate per day is a standard shipping industry performance measure used primarily to present the actual daily earnings generated by vessels of various types of charter contracts for the number of available days of the fleet.

Revenue: Revenue for the year ended December 31, 2017 decreased by $63.0 million, or 21.7%, to $227.3 million, as compared to $290.2 million for the same period of 2016. The decrease was mainly attributable to a: (i) decrease in the market rates during the year ended December 31, 2017, as compared to the same period in 2016; and (ii) decrease in revenue by $10.8 million due to the sale of one MR2 product tanker in January 2016 and two chemical tankers in the fourth quarter of 2016. Available days of the fleet decreased to 12,904 days for the year ended December 31, 2017, as compared to 13,753 days for the year ended December 31, 2016. The TCE Rate decreased to $17,186 for the year ended December 31, 2017, from $20,742 for the year ended December 31, 2016.

Time charter and voyage expenses: Time charter and voyage expenses for the year ended December 31, 2017 increased by approximately $16.9 million to $21.9 million, as compared to $5.0 million for the year ended December 31, 2016. The increase was attributable to a: (i) $16.4 million backstop commitment to Navios Midstream; and (ii) $1.0 million increase in bunkers and other voyage expenses; partially mitigated by a $0.6 million decrease in broker commission costs.

Direct vessel expenses: Direct vessel expenses for the year ended December 31, 2017 increased by $0.6 million to $4.2 million as compared to $3.6 million for the year ended December 31, 2016. The increase was attributable to a $1.4 million increase in amortization of dry dock and special survey cost; partially mitigated by a $0.7 million decrease in expenses incurred in connection with specialized work performed on certain vessels of our fleet for the year ended December 31, 2016.

Management fees: Management fees for the year ended December 31, 2017 decreased by $2.9 million to $95.0 million, as compared to $97.9 million for the year ended December 31, 2016, attributable to the decrease in the number of vessels operating under Navios Acquisition’s fleet, partially mitigated by the increase in management fees in effect as of May 29, 2016, described below. Pursuant to our Management Agreement, the Manager, a wholly owned subsidiary of Navios Holdings, provided commercial and technical management services to Navios Acquisition’s vessels for a daily fee of: (a) $6,000 per MR2 product tanker and chemical tanker vessel; (b) $7,000 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2016. Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016 through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

General and administrative expenses: Total general and administrative expenses for the year ended December 31, 2017 decreased by approximately $3.1 million to $14.0 million compared to $17.1 million for the year ended December 31, 2016.

The decrease was mainly attributable to a: (a) $2.0 million decrease of compensation to the directors and/ or officers of the Company; and (b) $0.6 million decrease in other general and administrative expenses, including professional fees and expenses.

For the years ended December 31, 2017 and 2016, the expenses charged by Navios Holdings for administrative services were $9.0 million and $9.4 million, respectively.

The remaining balance of $5.0 million and $7.6 million of general and administrative expenses for the years ended December 31, 2017 and 2016, respectively, related to stock based compensation and compensation expense, as well as legal, consulting, travel and professional fees including audit fees.

Depreciation and amortization: Depreciation and amortization for the year ended December 31, 2017 decreased by $0.7 million to $56.9 million from $57.6 million compared to December 31, 2016, due to the sale of vessels mentioned above. Depreciation of a vessel is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard.

Interest income: Interest income for year ended December 31, 2017 increased by $5.3 million to $10.0 million compared to $4.8 million for the year ended December 31, 2016. The increase was mainly attributable to the increase of the interest income accrued under the revolving loans granted to Navios Holdings, Navios Europe I and Navios Europe II.

Interest expense and finance cost: Interest expense and finance cost for the year ended December 31, 2017 increased by $0.5 million to $76.4 million, as compared to $76.0 million for the year ended December 31, 2016. The increase was due to the increase in the weighted average interest rate for the year ended December 31, 2017 to 6.45% from 6.0% for the year ended December 31, 2016 and to an increase of $0.6 million in the amortization and write-off of deferred finance cost to $4.4 million for the year ended December 31, 2017, as compared to $3.7 million for the same period of 2016. The average outstanding loan balance decreased to $428.1 million for the year ended December 31, 2017 as compared to $503.6 million for the year ended December 31, 2016. As of December 31, 2017 and 2016, the outstanding loan balance under Navios Acquisition’s credit facilities was $1,077.7 million and $1,111.2 million, respectively.

Gain on sale of vessels: There was no gain on sale of vessels for the year ended December 31, 2017, as compared to $11.7 million for the same period in 2016, due to the sale of the Nave Constellation, the Nave Universe and the Nave Lucida to unaffiliated third parties for total net cash proceeds of $90.0 million.

Equity/ (loss) in net earnings of affiliated companies: Equity in net earnings of affiliated companies decreased by $62.2 million to $46.7 million loss for the year ended December 31, 2017, as compared to $15.5 million equity for the same period in 2016.

The decrease mainly resulted from a: (i) $59.1 million non-cash “other-than-temporary impairment” (“OTTI”) loss relating to its investment in Navios Midstream recognized during the year ended December 31, 2017; and (ii) $3.9 million decrease in equity in net earnings of Navios Midstream; partially mitigated by a $0.9 million increase in the equity in net earnings of Navios Europe I and Navios Europe II.

Other income: Other income amounted to $0.1 million for the year ended December 31, 2017, compared to $0.4 million for the year ended December 31, 2016.

Other expense: Other expense decreased by $1.4 million to $1.3 million for the year ended December 31, 2017, as compared to $2.7 million for the same period in 2016.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

The following table presents consolidated revenue and expense information for the years ended December 31, 2016 and 2015. This information was derived from the audited consolidated financial statements of Navios Acquisition for the respective periods.

(in thousands of U.S. dollars)	Year ended December 31, 2016	Year ended December 31, 2015
Revenue	$290,245	$313,396
Time charter and voyage expenses	(4,980)	(4,492)
Direct vessel expenses	(3,567)	(1,532)
Management fees (entirely through related party transactions)	(97,866)	(95,336)
General and administrative expenses	(17,057)	(15,532)
Depreciation and amortization	(57,617)	(57,623)
Interest income	4,767	1,683
Interest expenses and finance cost	(75,987)	(73,561)
Gain on sale of vessels	11,749	5,771
Equity in net earnings of affiliated companies	15,499	18,436
Other income	377	41
Other expense	(2,685)	(1,514)
Net income	$62,878	$89,737

Set forth below are selected historical and statistical data for Navios Acquisition for each of the years ended December 31, 2016 and 2015 that we believe may be useful in better understanding Navios Acquisition’s financial position and results of operations.

	Year ended December 31, 2016	Year ended December 31, 2015
FLEET DATA
Available days(1)	13,753	13,743
Operating days(2)	13,716	13,707
Fleet utilization(3)	99.7%	99.7%
Vessels operating at period end	36	39
AVERAGE DAILY RESULTS
Time Charter Equivalent (“TCE”) Rate per day(4)	$20,742	$22,477

(1)

Available days: Available days for the fleet are total calendar days the vessels were in Navios Acquisition’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: Operating days are the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: Fleet utilization is the percentage of time that Navios Acquisition’s vessels were available for generating revenue, and is determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off hire for reasons other than scheduled repairs, dry dockings or special surveys.

(4)

TCE Rate: Time Charter Equivalent Rate per day is defined as voyage and time charter revenues less voyage expenses during a period divided by the number of available days during the period. The TCE Rate per day is a standard shipping industry performance measure used primarily to present the actual daily earnings generated by vessels of various types of charter contracts for the number of available days of the fleet.

For the year ended December 31, 2016, Navios Acquisition had 13,753 available days, after it took delivery of four MR2 product tankers in 2015. The effect was partially mitigated by: (i) the sale of the outstanding shares of capital stock of two of its vessel-owning subsidiaries (Nave Celeste and C. Dream) to Navios Midstream (see Note 1) on June 18, 2015; and (ii) the sale of one MR2 product tanker and two chemical tankers in 2016.

There were 13,743 available days in the comparative period in 2015.

Revenue: Revenue for the year ended December 31, 2016 decreased by $23.2 million, or 7.4%, to $290.2 million, as compared to $313.4 million for 2015. The decrease was mainly attributable to: (i) the decrease in revenue by $18.6 million due to the sale of two VLCCs in June 2015, one MR2 product tanker in January 2016 and two chemical tankers in October and November 2016; and (ii) the decrease in profit sharing by $24.5 million. The decrease was partially mitigated by the increase in revenue following deliveries of four vessels during 2015. Available days of the fleet increased to 13,753 days for the year ended December 31, 2016, as compared to 13,743 days for the year ended December 31, 2015. The TCE Rate decreased to $20,742 for the year ended December 31, 2016, from $22,477 for the year ended December 31, 2015.

Time charter and voyage expenses: Time charter and voyage expenses for the year ended December 31, 2016 increased by approximately $0.5 million to $5.0 million, as compared to $4.5 million for the year ended December 31, 2015. The increase was attributable to a $1.1 million increase in bunkers and other voyage expenses and was partially mitigated by a $0.5 million decrease in broker commission costs.

Direct vessel expenses: Direct vessel expenses for the year ended December 31, 2016 increased by approximately $2.0 million to $3.6 million as compared to $1.5 million for the year ended December 31, 2015. The increase was attributable to a: (i) $1.3 million increase in amortization of dry dock and special survey cost; and (ii) $0.7 million increase in expenses incurred in connection with specialized work performed on certain vessels of our fleet.

Management fees: Management fees for the year ended December 31, 2016 increased by approximately $2.5 million to $97.9 million, as compared to $95.3 million for the year ended December 31, 2015. The increase was mainly attributable to the increased number of vessels and the increase in the management fees with effect as of May 29, 2016, described below. Pursuant to the Management Agreement, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a daily fee of: (a) $6,000 per MR2 product tanker and chemical tanker vessel; (b) $7,000 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2016. Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition, at cost.

General and administrative expenses: Total general and administrative expenses for the year ended December 31, 2016 increased by approximately $1.5 million to $17.1 million compared to $15.5 million for the year ended December 31, 2015.

The increase was mainly attributable to a $1.8 million increase in administrative expenses paid to Navios Holdings mainly due to the increased number of vessels in Navios Acquisition’s fleet, partially mitigated by a: (i) $0.2 million decrease in compensation to the directors and/or officers of the Company; and (ii) $0.2 million decrease in other general and administrative expenses, including professional, other fees and travel expenses.

For the years ended December 31, 2016 and 2015, the expenses charged by Navios Holdings for administrative services were $9.4 million and $7.6 million, respectively. The remaining balance of $7.6 million and $7.9 million of general and administrative expenses for the years ended December 31, 2016 and 2015, respectively, related to stock based compensation and compensation expense, as well as legal, consulting, travel and professional fees including audit fees.

Depreciation and amortization: Depreciation and amortization amounted to $57.6 million for each of the years ended December 31, 2016 and December 31, 2015. Depreciation of a vessel is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard.

Interest income: Interest income for year ended December 31, 2016 increased by approximately $3.1 million to $4.8 million compared to $1.7 million for the year ended December 31, 2015. The increase is mainly attributable to the increase of the interest income accrued under the revolving loans granted to Navios Holdings, Navios Europe I and Navios Europe II.

Interest expense and finance cost: Interest expense and finance cost for the year ended December 31, 2016 increased by $2.4 million to $76.0 million, as compared to $73.6 million for the year ended December 31, 2015. The increase was mainly due to the increase in the average outstanding balance of our borrowings, which amounted to $503.6 million for the year ended December 31, 2016 as compared to $487.7 million for the year ended December 31, 2015. The weighted average interest rate for the years ended December 31, 2016 and 2015 was 6.0%. As of December 31, 2016 and 2015, the outstanding balance under Navios Acquisition’s total borrowings was $1,111.2 million and $1,216.6 million, respectively.

Gain on sale of vessels: The gain on sale of vessels for the year ended December 31, 2016 increased by approximately $6.0 million to $11.7 million, as compared to $5.8 million.

During 2016, Navios Acquisition sold the Nave Constellation, the Nave Universe and the Nave Lucida to unaffiliated third parties for total net cash proceeds of $90.0 million. As of June 30, 2016, the Nave Constellation and the Nave Universe were classified as vessels held for sale.

The gain on sale of vessels for the year ended December 31, 2015, was $5.8 million and resulted from the sale of the Nave Celeste and the C. Dream to Navios Midstream for a total sale price of $100.0 million, of which $73.0 million was paid in cash and $27.0 million was paid in a new class of units designated as Subordinated Series A Units of Navios Midstream.

Equity in net earnings of affiliated companies: Equity in net earnings of affiliated companies decreased by $2.9 million to $15.5 million for the year ended December 31, 2016, as compared to $18.4 million for the same period in 2015. The decrease resulted from the decrease in equity in earnings of Navios Midstream which amounted to $1.6 million and of Navios Europe I and of Navios Europe II which amounted to $1.3 million.

Other income: Other income amounted to $0.4 million for the year ended December 31, 2016 compared to $0.04 million for the year ended December 31, 2015.

Other expense: Other expense increased by $1.2 million to $2.7 million for the year ended December 31, 2016, as compared to $1.5 million for the same period in 2015.

B.    Liquidity and Capital Resources and Uses

Our primary short-term liquidity needs are to fund general working capital requirements, dry docking expenditures, minimum cash balance maintenance as per our credit facility agreements and debt repayment, and other obligations from time to time, while our long-term liquidity needs primarily relate to expansion and investment capital expenditures and other maintenance capital expenditures and debt repayment. Expansion capital expenditures are primarily for the purchase or construction of vessels to the extent the expenditures increase the operating capacity of or revenue generated by our fleet, while maintenance capital expenditures primarily consist of dry docking expenditures and expenditures to replace vessels in order to maintain the operating capacity of or revenue generated by our fleet. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash flows from operations, long-term borrowings and proceeds from asset sales. As of December 31, 2017, Navios Acquisition’s current assets totaled $119.7 million, while current liabilities totaled $74.6 million, resulting in a positive working capital position of $45.1 million. Navios Acquisition’s cash forecast indicates that it will generate sufficient cash for at least the next 12 months following April 5, 2018 to make the required principal and interest payments on its indebtedness, provide for the normal working capital requirements of the business and remain in a positive working capital position. Generally, our long-term sources of funds derive from cash from operations, long-term bank borrowings and other debt or equity financings. We expect that we will rely upon cash from operations and upon external financing sources, including bank borrowings, to fund acquisitions, expansion and investment capital expenditures and other commitments we have entered into. We cannot assure you that we will be able to secure adequate financing or obtaining additional funds on favorable terms, to meet our liquidity needs. Please also refer to “Item 3.D. Risk Factors—Risks Related to Our Indebtedness.”

In the first quarter of 2018, Navios Acquisition paid to Navios Midstream the amount of $16.4 million concerning the backstop commitment.

On March 31, 2018, Navios Acquisition entered into a sale and leaseback agreement in order to refinance $71.5 million outstanding on the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction is expected to be accounted for as a failed sale and leaseback transaction and result in a finance lease. As a result of the refinancing, as of December 31, 2017, an amount of $32.8 million was reclassified from “Current portion of long-term debt, net of deferred finance cost” to “Long term debt, net of current portion, premium and net of deferred finance cost”. The facility will be repayable in 24 equal consecutive quarterly installments of $1.5 million each, with a final balloon payment of $35.8 million to be repaid on the last repayment date. The facility matures in March 2024 and bears interest at LIBOR plus 305 bps per annum.

Navios Acquisition may use funds to repurchase its outstanding capital stock and/or indebtedness from time to time. Repurchases may be made in the open market, or through privately negotiated transactions or otherwise, in compliance with applicable laws, rules and regulations, at prices and on terms Navios Acquisition deems appropriate and subject to its cash requirements for other purposes, compliance with the covenants under Navios Acquisition’s debt agreements, and other factors management deems relevant.

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25.0 million of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases will be subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of March 31, 2018, the Company has repurchased 5,166,544 shares of common stock, for a total cost of approximately $4.2 million, out of which 5,021,764 shares of common stock have been cancelled.

As of March 31, 2018 147,086,141 shares of common stock were issued and outstanding.

Cash flows for the year ended December 31, 2017 compared to the year ended December 31, 2016:

The following table presents cash flow information for the years ended December 31, 2017 and 2016. This information was derived from the audited consolidated statement of cash flows of Navios Acquisition for the respective periods.

(Expressed in thousands of U.S. dollars)	Year Ended December 31, 2017	Year Ended December 31, 2016
Net cash provided by operating activities	$45,942	$92,945
Net cash provided by investing activities	52,378	43,505
Net cash used in financing activities	(66,461)	(141,963)
Net increase/ (decrease) in cash and cash equivalents	$31,859	$(5,513)

Cash provided by operating activities for the year ended December 31, 2017 as compared to the year ended December 31, 2016:

Net cash provided by operating activities decreased by $47.0 million to $45.9 million for the year ended December 31, 2017 as compared to net cash provided by operating activities of $92.9 million for the same period in 2016. The decrease is analyzed as follows:

The net loss for the year ended December 31, 2017 was $78.9 million compared to income of $62.9 million for the year ended December 31, 2016. In determining net cash provided by operating activities for the year ended December 31, 2017, the net loss was adjusted for the effect of depreciation and amortization of $56.9 million, $56.9 million for equity/ (loss) in net earnings of affiliated companies, net of dividends received, $4.2 million for the amortization of drydock and special survey costs, $3.8 million for amortization and write-off of deferred finance costs and bond premium, $0.1 million stock based compensation.

Amounts due from related parties, short-term, decreased by $11.1 million to $13.9 million at December 31, 2017 from $25.0 million at December 31, 2016. The balances related mainly to management fees in accordance with the Management Agreement. Please refer to the relevant discussion below, under “Related Party Transactions”.

Payment for dry dock and special survey costs incurred in the years ended December 31, 2017 and December 31, 2016 was $14.9 million and $3.8 million, respectively, and related to drydock and special survey costs incurred for certain vessels of the fleet.

Accounts receivable decreased by $8.1 million from $20.9 million for the year ended December 31, 2016, to $12.8 million for the year ended December 31, 2017. The decrease was attributed to the decrease in receivables due from charterers.

Amounts due from related parties, long term, excluding the Navios Holdings Credit Facility, increased by $25.2 million from $29.4 million as of December 31, 2016, to $54.6 million as of December 31, 2017, which mainly related to management fees in accordance with the Management Agreement and the $13.7 million loan granted to Navios Europe II, classified under “Cash provided by / (used in) investing activities”. Please refer to the relevant discussion below, under “Related Party Transactions”.

Accounts payable decreased by $1.0 million to $3.9 million at December 31, 2017 from $4.9 million at December 31, 2016.

Amounts due to related parties, short-term as of December 31, 2017 and December 31, 2016 was $17.1 million and $0, respectively, and mainly consisted of backstop commitment liability of $16.4 million and other payables to Navios Midstream.

Prepaid expenses and other current assets increased to $6.5 million for the year ended December 31, 2017 from $4.6 million for the year ended December 31, 2016, mainly due to working capital advances required under certain charter contracts, under the long-term assets.

Other long-term assets amounted to $0.9 million for the each of the years ended December 31, 2017 and 2016.

Accrued expenses increased by $1.2 million to $12.2 million for the year ended December 31, 2017, from $11.0 million on December 31, 2016. The increase was mainly attributable to the increase of accrued voyage and other expenses.

Deferred revenue primarily relates to cash received from charterers prior to it being earned and also includes the current portion of deferred gain on sale of the Nave Celeste and the C. Dream to Navios Midstream. Deferred revenue relating to cash received from charterers was recognized as revenue over the voyage or charter period. Deferred revenue decreased by $3.5 million to $5.0 million for the year ended December 31, 2017 from $8.5 million on December 31, 2016.

Cash provided by investing activities for the year ended December 31, 2017 as compared to the year ended December 31, 2016:

Net cash provided by investing activities increased by $8.9 million to $52.4 million at December 31, 2017 from $43.5 million at December 31, 2016.

Net cash provided by investing activities for the year ended December 31, 2017, resulted from: (i) $55.1 million loan repayment from Navios Holdings; and (ii) $11.0 million from dividends received from affiliates. The increase was mitigated by a: (a) $13.7 million loan granted to Navios Europe II (Navios Revolving Loans II); and (b) $0.1 million investment in Navios Midstream in order to maintain the 2% general partner interest.

Net cash provided by investing activities for the year ended December 31, 2016, resulted from: (i) $90.0 million net proceeds from sale of vessels; and (ii) $7.2 million from dividends received from affiliates. The increase was mitigated by a: (i) $49.3 million loan granted to Navios Holdings, net of issuance fees and costs; (ii) $4.3 million loan granted to Navios Europe II (Navios Revolving Loans II); and (iii) $0.1 million investment in Navios Midstream in order to maintain the 2% general partner interest.

Cash used in financing activities for the year ended December 31, 2017 as compared to the year ended December 31, 2016:

Net cash used in financing activities decreased by $75.5 million to a $66.5 million outflow at December 31, 2017 from a $142.0 million outflow in the year ended December 31, 2016.

Net cash used in financing activities for the year ended December 31, 2017, resulted from: (i) $84.2 million of loan repayments; (ii) $31.6 million of dividends paid; (iii) a $2.5 million redemption of puttable common stock; and was partially mitigated by: (a) $49.8 million in loan proceeds, net of deferred finance costs; and (b) a $2.1 million decrease in restricted cash.

Net cash used in financing activities for the year ended December 31, 2016, resulted from: (i) $105.5 million of loan repayments; (ii) $31.7 million of dividends paid; (iii) a $4.0 million for the redemption of puttable common stock; and (iv) a $0.8 million increase in restricted cash.

Cash flows for the year ended December 31, 2016 compared to the year ended December 31, 2015:

The following table presents cash flow information for the years ended December 31, 2016 and 2015. This information was derived from the audited consolidated statement of cash flows of Navios Acquisition for the respective periods.

(Expressed in thousands of U.S. dollars)	Year Ended December 31, 2016	Year Ended December 31, 2015
Net cash provided by operating activities	$92,945	$119,636
Net cash provided by/ (used in) investing activities	43,505	(104,510)
Net cash used in financing activities	(141,963)	(14,814)
Net (decrease)/ increase in cash and cash equivalents	$(5,513)	$312

Cash provided by operating activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash provided by operating activities decreased by $26.7 million to $92.9 million for the year ended December 31, 2016 as compared to net cash provided by operating activities of $119.6 million for the same period in 2015. The decrease is analyzed as follows:

The net income for the year ended December 31, 2016 was $62.9 million compared to $89.7 million for the year ended December 31, 2015. In determining net cash provided by operating activities for the year ended December 31, 2016, the net income was adjusted for the effect of depreciation and amortization of $57.6 million, $11.7 million gain on sale of vessels, $3.7 million for amortization and write-off of deferred finance costs and bond premium, $2.8 million for the amortization of dry dock and special survey costs, $1.4 million for earnings in affiliates, net of dividend received, $0.9 million stock based compensation and $0.4 million gain on debt repayment.

Amounts due from related parties, short-term, increased by $7.2 million to $25.0 million at December 31, 2016 from $17.8 million at December 31, 2015. The increase mainly related to payment of management fees for our vessels. Please refer to the relevant discussion below, under “Related Party Transactions”.

Payment for dry dock and special survey costs incurred in the years ended December 31, 2016 and December 31, 2015 was $3.8 million and $6.6 million, respectively, and related to drydock and special survey costs incurred for certain vessels of the fleet.

Accounts receivable increased by $6.7 million from $14.2 million for the year ended December 31, 2015, to $20.9 million for the year ended December 31, 2016. The increase was attributed to the increase in receivables due from charterers.

Restricted cash from operating activities decreased by approximately $0.2 million from $1.4 million for the year ended December 31, 2015 to $1.1 million for the year ended December 31, 2016 and related to the cash held in retention accounts for the payment of interest under our credit facilities.

Amounts due from related parties, long-term, excluding the amounts related to the Navios Holdings Credit Facility, increased by $12.9 million from $16.5 million for the period ended December 31, 2015, to $29.4 million for the year ended December 31, 2016, which mainly related to payment of special survey and dry docking expenses for certain vessels of our fleet and the increase of $4.3 million loan granted to Navios Europe II, classified under “Cash provided by / (used in) investing activities”. Please refer to the relevant discussion below, under “Related Party Transactions”.

Accounts payable increased by $2.1 million to $4.9 million at December 31, 2016 from $2.8 million at December 31, 2015.

Prepaid expenses and other current assets increased to $4.6 million for the year ended December 31, 2016 from $3.7 million for the year ended December 31, 2015, mainly due to reclassification of working capital advances required under certain charter contracts, under the long-term assets.

Other long-term assets decreased by $1.0 million to $0.9 million for the year ended December 31, 2016 from $1.9 million for the year ended December 31, 2015, due to $1.0 million of working capital reclassified to current assets.

Accrued expenses increased by $1.2 million to $11.0 million for the year ended December 31, 2016, from $9.8 million on December 31, 2015. The increase was mainly attributable to the increase of accrued voyage and other expenses.

Deferred revenue primarily relates to cash received from charterers prior to it being earned and also includes the current portion of deferred gain on sale of the Nave Celeste and the C. Dream to Navios Midstream. Deferred revenue relating to cash received from charterers was recognized as revenue over the voyage or charter period. Deferred revenue increased by $0.9 million to $8.5 million for the year ended December 31, 2016 from $7.6 million on December 31, 2015.

Cash provided by/ (used in) investing activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash provided by investing activities increased by $148.0 million to $43.5 million inflow at December 31, 2016 from $104.5 million outflow at December 31, 2015.

Net cash provided by investing activities for the year ended December 31, 2016, resulted from: (i) $90.0 million net proceeds from sale of vessels; and (ii) $7.2 million from dividends received from affiliates. The increase was mitigated by a: (i) $49.3 million loan granted to Navios Holdings, net of issuance fees and costs; (ii) a $4.3 million loan granted to Navios Europe II (Navios Revolving Loans II); and (iii) a $0.1 million investment in Navios Midstream in order to maintain the 2% general partner interest.

Net cash used in investing activities for the year ended December 31, 2015, resulted from: (i) $71.2 million net proceeds from sale of vessel; and (ii) $2.6 million from dividends received from affiliates. The $73.8 million increase was mitigated by: (a) $163.8 million paid for the acquisition of vessels; (b) $7.2 million paid for investments in affiliates (from which $6.7 million related to the investment in Navios Europe II and approximately $0.6 million was paid to Navios Midstream to acquire 32,509 general partner units in order for Navios Acquisition to maintain its 2.0% general partnership interest); and (c) a $7.3 million loan granted to Navios Europe II.

Cash used in financing activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash used in financing activities increased by $127.1 million to a $142.0 million outflow at December 31, 2016 from a $14.8 million outflow in the year ended December 31, 2015.

Net cash used in financing activities for the year ended December 31, 2016, resulted from: (i) $105.5 million of loan repayments; (ii) $31.7 million of dividends paid; (iii) a $4.0 million for the redemption of puttable common stock; and (iv) a $0.8 million increase in restricted cash.

Net cash used in financing activities for the year ended December 31, 2015, resulted from: (i) $140.9 million of loan repayments; (ii) $40.1 million of dividends paid; (iii) a $11.3 million payment to a related party with respect to capitalized expenses of certain of the Company’s vessels, while these were under construction; (iv) $5.5 million for the redemption of convertible shares; and (v) $9.9 million for the acquisition of treasury stock, which was partially offset by $192.9 million loan proceeds net of deferred finance costs; and a $0.1 million increase in restricted cash.

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash from Operating Activities

	Year	Year	Year
	Ended	Ended	Ended
	December 31, 2017	December 31, 2016	December 31, 2015
Expressed in thousands of U.S. dollars
Net cash provided by operating activities	$45,942	$92,945	$119,636
Net (decrease)/ increase in operating assets	(4,093)	20,814	8,313
Net decrease/ (increase) in operating liabilities	(13,803)	(3,272)	10,610
Net interest cost	66,396	71,220	71,878
Amortization and write-off of deferred finance costs and bond premium	(3,784)	(3,656)	(3,495)
Gain on debt repayment	—	350	—
Equity/ (loss) in net earnings of affiliates (including OTTI loss), net of dividends received	(56,923)	1,438	3,821
Payments for dry dock and special survey costs	14,897	3,828	6,598
Gain on sale of vessels	—	11,749	5,771
Stock-based compensation	(57)	(864)	(2,362)

EBITDA	$48,575	$194,552	$220,770
OTTI loss	59,104	—	—
Gain on sale of vessels	—	(11,749)	(5,771)
Stock-based compensation	57	864	2,362
Gain on debt repayment	—	(350)	—

Adjusted EBITDA	$107,736	$183,317	$217,361

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Net cash provided by operating activities	$45,942	$92,945	$119,636
Net cash provided by/ (used) in investing activities	$52,378	$43,505	$(104,510)
Net cash used in financing activities	$(66,461)	$(141,963)	$(14,814)

EBITDA in this document represents net (loss)/income before interest and finance costs, before depreciation and amortization and before income taxes. Adjusted EBITDA in this document represents EBITDA excluding certain items, such as stock-based compensation, gain on sale of vessels, gain/ (loss) on debt repayment and OTTI loss on equity investment.

We use Adjusted EBITDA as liquidity measure and reconcile EBITDA and Adjusted EBITDA to net cash provided by/ (used in) operating activities, the most comparable U.S. GAAP liquidity measure. EBITDA in this document is calculated as follows: net cash provided by/(used in) operating activities adding back, when applicable and as the case may be, the effect of: (i) net increase/(decrease) in operating assets; (ii) net (increase)/decrease in operating liabilities; (iii) net interest cost; (iv) amortization of deferred finance costs and other related expenses; (v) equity in net earnings of affiliated companies, net of dividends received; (vi) payments for dry dock and special survey costs; (vii) impairment charges; (viii) gain/ loss on sale of assets; (ix) gain/ (loss) on debt repayment; and (x) stock- based compensation. Navios Acquisition believes that EBITDA and Adjusted EBITDA are each the basis upon which liquidity can be assessed and present useful information to investors regarding

Navios Acquisition’s ability to service and/or incur indebtedness, pay capital expenditures, meet working capital requirements and pay dividends. Navios Acquisition also believes that EBITDA and Adjusted EBITDA are used: (i) by potential lenders to evaluate potential transactions; (ii) to evaluate and price potential acquisition candidates; and (iii) by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for the analysis of Navios Acquisition’s results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future. EBITDA and Adjusted EBITDA do not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as a principal indicator of Navios Acquisition’s performance. Furthermore, our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

Adjusted EBITDA, affected by the items described in the table above, excludes the $59.1 million other-than-temporary impairment loss, as discussed above, and $0.1 million non-cash stock-based compensation and decreased by approximately $75.6 million to $107.7 million for the year ended December 31, 2017, as compared to $183.3 million for the same period of 2016. The decrease in Adjusted EBITDA was mainly due to a: (a) $63.0 million decrease in revenue, as described above; (b) $16.9 million increase in time charter expenses mainly due to the $16.4 million accrued backstop commitment to Navios Midstream; and (c) $3.1 million decrease in equity/ (loss) in net earnings of affiliated companies, (excluding the $59.1 million of non-cash impairment loss on equity investment in Navios Midstream), partially mitigated by a: (i) $2.3 million decrease in general and administrative expenses (excluding stock-based compensation); (ii) $2.9 million decrease in management fees, mainly due to the sale of one MR2 product tanker in January 2016 and two chemical tankers in the fourth quarter of 2016; (iii) $1.4 million decrease in other expense; (iv) $0.7 million decrease in direct vessel expenses (excluding amortization of dry dock and special survey costs); and (v) $0.1 million increase in other income (excluding the $0.4 million gain on debt repayment incurred in 2016).

Adjusted EBITDA for the year ended December 31, 2016 decreased by approximately $34.0 million to $183.3 million from $217.4 million in the same period of 2015. The decrease in Adjusted EBITDA was mainly due to a: (a) $23.2 million decrease in revenue; (b) $2.9 million decrease in equity in net earnings of affiliated companies; (c) $2.5 million increase in management fees mainly due to the increased number of vessels and the increase in the management fees with effect as of May 29, 2016; (d) $3.0 million increase in general and administrative expenses (excluding stock based compensation); (e) $1.2 million increase in other expense; (f) $0.7 million increase in direct vessel expenses (excluding amortization of dry dock and special survey costs); and (g) $0.5 million increase in time charter expenses.

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610.0 million in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60.0 million of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013. The net cash received amounted to $59.6 million.

The 2021 Co-Issuers currently have the option to redeem the 2021 Notes in whole or in part, at a fixed price of 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of December 31, 2017.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 notes). The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150.0 million (divided in six equal tranches of $25.0 million each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $0.75 million each with a final balloon payment of $16.0 million to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On October 27, 2016, Navios Acquisition reduced the facility by $16.0 million through payment of $15.7 million in cash being the balloon instalment for one of the six tranches, achieving a nominal benefit amount of $0.4 million. On January 27, 2017, Navios Acquisition repaid $16.0 million being the balloon instalment for another of the remaining five tranches. As of December 31, 2017, an amount of $71.5 million was outstanding.

BNP Paribas S.A. Bank and DVB Bank S.E.: Navios Acquisition assumed a loan agreement dated April 8, 2010, of up to $75.0 million (divided in three equal tranches of $25.0 million each) to partially finance the purchase price of three product tankers. Each of the tranches is repayable in 12 equal semi-annual installments of $0.75 million each with a final balloon payment of $16.0 million to be repaid on the last repayment date. The repayment date of each tranche started six months after the delivery date of the respective vessel which that tranche finances. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $56.3 million was outstanding.

Eurobank Ergasias S.A.: On October 26, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52.2 million, of which $51.6 million has been drawn (divided into two tranches of $26.1 million and $25.5 million, respectively) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $0.35 million and $0.34 million, respectively, with a final balloon payment of $15.1 million and $14.7 million, respectively, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. The loan bears interest at a rate of LIBOR plus (i) 250 bps for the period prior to the delivery date in respect of the vessel being financed, and (ii) thereafter 275 bps. The loan also requires compliance with certain financial covenants. The amount of $35.6 million was outstanding as of December 31, 2017, under this facility.

Eurobank Ergasias S.A.: On December 6, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52.0 million out of which $46.2 million has been drawn (divided into two tranches of $23.1 million each) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 equal quarterly installments of $0.31 million each with a final balloon payment of $13.3 million, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. It bears interest at a rate of LIBOR plus 300 bps. The loan also requires compliance with certain financial covenants. The amount of $33.7 million was outstanding as of December 31, 2017, under this facility.

Norddeutsche Landesbank Girozentrale: On December 29, 2011, Navios Acquisition entered into a loan agreement with Norddeutsche Landesbank Girozentrale of up to $28.1 million to partially finance the purchase price of one MR2 product tanker vessel. The facility is repayable in 32 quarterly installments of $0.39 million each with a final balloon payment of $15.6 million to be repaid on the last repayment date. The repayment started three months after the delivery of the vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. During the first quarter of 2015, the facility was fully drawn and as of December 31, 2017, an amount of $23.8 million was outstanding under this loan agreement.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Investment Bank of up to $56.3 million (divided into two tranches of $28.1 million each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $0.39 million each with a final balloon payment of $15.6 million to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $45.7 million was outstanding.

ABN AMRO Bank N.V.: In February 2017, the Company drew $26.7 million under this credit facility with ABN AMRO Bank N.V., which was secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The facility was repayable in four equal consecutive quarterly installments of $0.7 million each, with a final balloon payment of the balance to be repaid on the last repayment date. The loan bore interest at LIBOR plus 400 bps per annum. In June, 2017, the Company prepaid the outstanding balance of $26.0 and an amount of $0.7 million was written-off from the deferred finance costs. As of December 31, 2017, there was no outstanding amount under this facility and the loan matured in February 2018.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125.0 million (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with

Deutsche Bank AG Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $0.44 million and $1.9 million, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $0.7 million and $0.8 million, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18.4 million. Navios Acquisition prepaid $12.1 million being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Lucida. Following the prepayment in January 2016, an amount of $0.2 million was written-off from the deferred financing cost. As of December 31, 2017, an amount of $82.3 million was outstanding under this facility.

On March 23, 2018, Navios Acquisition prepaid $26.8 million, being the respective tranche of the facility that was drawn to finance the Nave Equinox and the Nave Pyxis.

HSH Nordbank: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24.0 million to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility is repayable in 17 equal consecutive quarterly installments of $0.6 million each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility matures in September 2021 and bears interest at LIBOR plus 300 bps per annum. As of December 31, 2017, the outstanding balance was $22.9 million.

BNP Paribas S.A. Bank: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44.0 million with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The facility is repayable in 12 equal consecutive semi-annual installments in the amount of $2.0 million in aggregate, with a final balloon payment of $20.0 million to be repaid on the last repayment date. The maturity date of the loan is in December 2021. The loan bears interest at LIBOR plus 230 bps per annum. As of December 31, 2017, an amount of $36.0 million was outstanding under this facility.

HSH Nordbank AG: On August 20, 2013, Navios Acquisition entered into a loan agreement with HSH Nordbank AG of up to $40.3 million (divided in two tranches of $20.2 million each), to partially finance the acquisition of two chemical tanker vessels. Each tranche of the facility was repayable in 28 quarterly installments of $0.3 million with a final balloon payment of $11.3 million to be paid on the last repayment date. The facility bore interest at a rate of LIBOR plus 320 bps. The loan also required compliance with certain financial covenants. On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35.8 million. Navios Acquisition prepaid $16.4 million being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Universe. On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35.8 million. Navios Acquisition prepaid $16.4 million being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Constellation. Following these prepayments in 2016, an amount of $0.2 million was written-off from the deferred financing cost. As of each of December 31, 2017 and 2016, no amount was outstanding.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $40.0 million or $1.0 million per vessel; (ii) net worth ranging from $50.0 million to $135.0 million; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 75%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

As of December 31, 2017, the Company was in compliance with its covenants.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

Sale and Leaseback Agreement

On March 31, 2018, Navios Acquisition entered into a sale and leaseback agreement in order to refinance $71.5 million outstanding on the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction is expected to be accounted for as a failed sale and leaseback transaction and result in a finance lease. As a result of the refinancing, as of December 31, 2017, an amount of $32.8 million was reclassified from “Current portion of long-term debt, net of deferred finance cost” to “Long term debt, net of current portion, premium and net of deferred finance cost”. The facility will be repayable in 24 equal consecutive quarterly installments of $1.5 million each, with a final balloon payment of $35.8 million to be repaid on the last repayment date. The facility matures in March 2024 and bears interest at LIBOR plus 305 bps per annum.

The agreement includes, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $1.0 million per vessel; (ii) net worth higher from $125.0 million; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 80%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

C.	Research and development, patents and licenses, etc.

Not applicable.

D.	Trend information

Our results of operations depend primarily on the charter hire rates that we are able to realize for our vessels, which depend on the demand and supply dynamics characterizing the tanker market at any given time. For other trends affecting our business, please see other discussions in “Item 5. Operating and Financial Review and Prospects”.

E.	Off-Balance Sheet Arrangements

Charter hire payments to third parties for chartered-in vessels are treated as operating leases for accounting purposes. As of December 31, 2017, Navios Acquisition was contingently liable to charter-in certain vessels from Navios Midstream. Please see discussion in “Item 5F. Contractual Obligations and Contingencies”.

F.	Contractual Obligations and Contingencies

The following table summarizes our long-term contractual obligations as of December 31, 2017:

	Payments due by period (Unaudited)(1)
(In thousands of U.S. dollars)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt obligations(1)	$37,712	$220,161	$777,377	$42,437	$1,077,687
Total contractual obligations	$37,712	$220,161	$777,377	$42,437	$1,077,687

(1)

The amount identified does not include interest costs associated with the outstanding credit facilities, which are based on LIBOR, plus the costs of complying with any applicable regulatory requirements and a margin ranging from 250 bps to 325 bps per annum or the $670.0 million 2021 Notes which have a fixed rate of 8.125%.

Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24.1 million to fund working capital requirements (collectively, the “Navios Revolving Loans I”). As of December 31, 2017, there was no amount undrawn under the Navios Revolving Loans I. See Note 15 for the investment in Navios Europe I.

Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $57.5 million to fund working capital requirements (collectively, the “Navios Revolving Loans II”). As of December 31, 2017, the amount undrawn under the Navios Revolving Loans II was $15.0 million, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15.0 million. See Note 15 for the investment in Navios Europe II.

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35,000, $38,400 and $38,025, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. Please refer to “Related Party Transactions”.

The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

On September 19, 2016, Navios Acquisition entered into a $70.0 million secured loan facility with Navios Holdings. Please refer to the relevant discussion below, under “Related Party Transactions”.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates in the application of our accounting policies based on the best assumptions, judgments and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. For a description of all of our significant accounting policies, see Note 2 to the Consolidated Financial Statements, included herein.

Fair Value of Vessels: As of December 31, 2017, Navios Acquisition owned and operated a fleet of 36 vessels, with an aggregate carrying value of $1,271.0 million, including the unamortized portion of deferred drydock and special survey costs related to the vessel. On a vessel-by-vessel basis, as of December 31, 2017, the carrying value of 30 of Navios Acquisition’s vessels (including the unamortized portion of deferred drydock and special survey costs related to the vessel) exceeds the estimated fair value of those same vessels by approximately $154.3 million in the aggregate (the unrealized loss).

As of December 31, 2016, Navios Acquisition owned and operated a fleet of 36 vessels, with an aggregate carrying value of $1,317.1 million, including the unamortized portion of deferred drydock and special survey costs related to the vessel. On a vessel-by-vessel basis, as of December 31, 2016, the carrying value of 32 of Navios Acquisition’s vessels (including the unamortized portion of deferred drydock and special survey costs related to the vessel) exceeds the estimated fair value of those same vessels by approximately $211.9 million in the aggregate (the unrealized loss).

A vessel-by-vessel summary as of December 31, 2017 follows (with an * indicating those individual vessels whose carrying value exceeds its estimated fair value, including the related time charter, if any):

Vessel name	Date of Acquisition	Purchase Price	Carrying Value as of December 31, 2017
	(In millions of U.S. dollars)
Nave Cielo	6/29/2010	$44.2	$33.5	*
Nave Ariadne	7/2/2010	$44.1	$31.6	*
Nave Cosmos	10/27/2010	$31.8	$24.1	*
Nave Polaris	1/27/2011	$31.8	$24.4	*
Nave Orbit	7/12/2011	$37.3	$28.2	*
Nave Equator	7/18/2011	$37.3	$28.3	*
Nave Andromeda	11/14/2011	$44.3	$35.6	*
Nave Estella	1/20/2012	$44.6	$35.2	*
Nave Atria	7/31/2012	$37.6	$31.8	*
Nave Cassiopeia	8/31/2012	$43.8	$36.8	*
Nave Cetus	10/31/2012	$44.0	$37.4	*
Nave Aquila	11/9/2012	$37.8	$30.9	*
Nave Bellatrix	1/24/2013	$38.0	$32.6	*
Nave Orion	3/22/2013	$38.1	$31.6	*
Nave Rigel	2/13/2013	$47.9	$39.5	*
Nave Atropos	4/24/2013	$48.2	$40.1	*
Nave Titan	6/10/2013	$37.1	$31.1	*
Nave Capella	7/9/2013	$37.2	$31.2	*
Nave Alderamin	9/3/2013	$37.3	$31.6	*
Nave Equinox	6/26/2013	$23.5	$19.2	*
Nave Pulsar	7/9/2013	$23.6	$20.4
Bougainville	9/30/2013	$35.6	$30.2
Nave Dorado	9/24/2013	$16.8	$14.0	*
Nave Jupiter	5/7/2014	$39.6	$34.4	*
Nave Luminosity	9/19/2014	$39.6	$34.9	*
Nave Pyxis	11/20/2014	$33.4	$29.8	*
Nave Galactic	2/4/2014	$53.5	$45.4
Nave Quasar	2/12/2014	$54.7	$48.4
Nave Buena Suerte	3/10/2014	$57.2	$51.4
Nave Neutrino	6/16/2014	$43.7	$36.3	*
Nave Synergy	12/09/2014	$76.9	$67.0	*
Nave Electron	7/21/2014	$41.2	$36.7	*
Nave Sextans	1/8/2015	$33.4	$29.9
Nave Velocity	2/11/2015	$39.2	$35.2	*
Nave Spherical	11/6/2015	$69.2	$62.9	*
Nave Photon	12/2/2015	$65.2	$59.4	*
		$1,508.7	$1,271.0

Although the aforementioned excess of carrying value over fair value represents an estimate of the loss that Navios Acquisition would sustain on a hypothetical disposition of those vessels as of December 31, 2017, the recognition of the unrealized loss absent a disposition (i.e., as an impairment) would require, among other things, that a triggering event had occurred and that the undiscounted cash flows attributable to the vessel are also less than the carrying value of the vessel (including the unamortized portion of deferred drydock and special survey costs related to the vessel).

Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, provisions for legal disputes, and contingencies and the valuation estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

Vessels, Net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT. Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

Impairment of long-lived Asset Group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group (consisting of the individual vessel and the intangible, if any, with respect to the time charter agreement attached to that vessel) and compared to the vessel carrying value and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings; if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2017, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Acquisition’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10- year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until May 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.6% based on the fleets historical performance.

We determine projected cash flows for unfixed days using an estimated daily time charter rate based on the 10-year historical average (of the one-year charter rate for similar vessels or the 10-year average spot rate for chemical tankers since the 10-year average rates of a one-year time charter are not available for chemical tankers). We consider this approach to be reasonable and appropriate. However, for the purposes of presenting our investors with additional information to determine how the Company’s future results of operations may be impacted, we set forth below an analysis that shows the five-year, three-year and one-year historical averages (of the one-year charter rate for similar vessels or the average spot rate for chemical tankers) in lieu of the 10-year historical average (of the one-year charter rate for similar vessels or the average spot rate for chemical tankers) and the effect the use of each of these rates would have on the Company’s impairment analysis.

	December 31, 2017		December 31, 2016
	Number of vessels(*)	Amount (U.S. millions)(**)	Number of vessels(*)	Amount (U.S. millions)(**)
5-year historical average rate	—	—	—	—
3-year historical average rate	—	—	—	—
1-year historical average rate	21	146.0	—	—

(*)	Number of vessels the carrying value of which would not have been recovered.
(**)	Aggregate carrying value that exceeds the estimated fair value (the unrealized loss).

In connection with its impairment testing on its vessels as of December 31, 2017, the Company performed sensitivity analysis on the most sensitive and/or subjective assumptions that have the potential to affect the outcome of the test, principally the projected charter rate used to forecast future cash flow for unfixed days. In that regard, there would continue to be no impairment required to be recognized on any of the Company’s vessels when assuming a decline in the 10-year average (of the one-year charter rate for similar vessels), which is the rate that the Group uses to forecast future cash flows for unfixed days, ranging from 9.0% to 46.0% (depending on the vessel).

In addition, the Company compared the 10-year historical average (of the one-year charter rate for similar vessels) with the five-year historical average (of the one-year charter rate for similar vessels), three-year historical average (of the one-year charter rate for similar vessels), and one-year average (for similar vessels).

The table below compares the 10-year historical average and the rates for five-year, three-year and one-year historical average, each as of December 31, 2017:

	Historical Average of One-year Charter Rates (over Various Periods) vs. the 10- year Historical Average (of the One- Year Charter Rate)
	5-Year Average	3-Year Average	1-Year Average
	(% above/ (below/ or above) the 10-year average)
Chemicals	3.0%	4.9%	(19.6%)
MR2s	(2.6%)	(0.3%)	(14.2%)
LR1s	(4.1%)	2.2%	(26.8%)
VLCCs	(10.6%)	4.3%	(24.4%)

As disclosed elsewhere, the fleet includes 30 vessels for which the carrying value exceeds the estimated fair value of those same vessels by approximately $154.3 million in the aggregate (the unrealized loss). If testing for impairment using historical rates for five-year and three-year historical average of the one-year charter rate (for similar vessels), in lieu of the 10-year historical average (of the one-year charter rate for similar vessels), the Company estimates that none of its vessels, respectively, would have carrying values in excess of their projected undiscounted future cash flows. If testing for impairment using historical rates for one-year charters historical average (of the one-year charter rate for similar vessels) in lieu of the 10-year historical average (of the one-year charter rate for similar vessels), the Company estimates that 21 of its vessels, would have carrying values in excess of their projected undiscounted future cash flows.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels, existed as of December 31, 2017, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the statements of operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose Navios Acquisition to material impairment charges in the future.

There was no impairment loss recognized for the years ended December 31, 2017, 2016 and 2015.

Revenue Recognition: Revenue is recorded when services are rendered, under a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. Revenue is generated from the voyage charter and the time charter of vessels.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. Voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement. Profit sharing for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 amounted to $0.9 million, $7.6 million and $32.1 million, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Pooling arrangements: For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. Revenue for vessels operating in pooling arrangements amounted to $46.6 million, $50.8 million and $43.4 million, for the years ended December 31, 2017, 2016 and 2015, respectively.

The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material.

Investments in Equity Securities: Navios Acquisition evaluates its investment in Navios Midstream, Navios Europe I and Navios Europe II for OTTI on a quarterly basis. Consideration is given to (i) the length of time and the extent to which the fair value has been less than the carrying value, (ii) the financial condition and near-term prospects of Navios Midstream, Navios Europe I and Navios Europe II, and (iii) the intent and ability of the Company to retain its investment in Navios Midstream, Navios Europe I and Navios Europe II for a period of time sufficient to allow for any anticipated recovery in fair value.

Navios Acquisition considers whether the fair values of its equity method investments have declined below their carrying values whenever adverse events or changes in circumstances indicate that the carrying value may not be recoverable. If we consider any such decline to be other-than-temporary (based on various factors, including historical financial results, economic and industry events resulting in changes in the affiliate’s trading performance and the overall health of the affiliate’s industry), then we would write down the carrying amount of the investment to its estimated fair value.

As of December 31, 2017 the carrying amount of the investment in Navios Midstream was $113.7 million or $9.02 per unit, which represented our total ownership interest in the Partnership of 59.0%. The estimated market value of this investment was determined with reference to the quoted price of the common units. As of June 30, 2017, the fair value of our investment in Navios Midstream had been below its carrying value for a period over twelve months, due to the decline in the quoted price of the common units of Navios Midstream and was considered as OTTI. During the year ended December 31, 2017, the Company recognized a non-cash OTTI loss of $59.1 million relating to its investment in Navios Midstream and the amount was included in “Equity/ (loss) in net earnings of affiliated companies” in the accompanying consolidated statements of operations.

Recent Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-09, “Compensation — Stock Compensation (Topic 718)”. This update provides clarity and reduces both diversity in practice and cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. The amendments in this update affect any entity that changes the terms or conditions of a share-based payment award and are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued and all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. The adoption of this new accounting standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In February 2017, FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20)”. This update clarifies the scope of Subtopic 610-20 “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets” and provides guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments in ASU 2017-05 are effective at the same time as the amendments in ASU 2014-09. Therefore, for public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The adoption of this new standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In January 2017, the FASB issued ASU 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323)”. The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our consolidated financial statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In December 2016, FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. The amendments in this ASU affect narrow aspects of the guidance issued in ASU 2014-09, which is not yet effective, and are of a similar nature to the items typically addressed in the Technical Corrections and Improvements project. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, defers the effective date of Update 2014-09 by one year, as noted below.

In November 2016, FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This update addresses the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Retrospective transition method is required. Early adoption is permitted for all entities. The Company currently presents changes in restricted cash and cash equivalents depending on the nature of the cash flow within the consolidated statement of cash flows. The new guidance will not impact financial results, but will result in a change in the presentation of restricted cash and cash equivalents within the statement of cash flows. The Company currently plans to adopt this guidance from January 1, 2018.

In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. This update was adopted as from January 1, 2018 and applied on a retrospective basis. The Company has assessed each of the eight specific presentation issues and the adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 will apply to both capital (or finance) leases and operating leases. According to ASU 2016-02, lessees will be required to recognize assets (right of use) and liabilities (lease liabilities) on the balance sheet for both types of leases, capital (or finance) leases and operating leases, with terms greater than 12 months. ASU 2016 – 02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. This guidance requires companies to identify lease and non-lease components of a lease agreement. Lease components relate to the right to use the leased asset and non-lease components relate to payments for goods or services that are transferred separately from the right to use the underlying asset. Total lease consideration is allocated to lease and non-lease components on a relative standalone basis. The recognition of revenues related to lease components will be governed by ASC 842 while revenue related to non-lease components will be subject to ASC 606.

In January 2018, the FASB issued a proposed amendment to ASU 842, Leases, that would provide an entity the optional transition method to initially account for the impact of the adoption with a cumulative adjustment to accumulated deficit on the effective date of the ASU, January 1, 2019 rather than January 1, 2017, which would eliminate the need to restate amounts presented prior to January 1, 2019. In addition, this proposed amendment, lessors can elect, as a practical expedient, not to allocate the total consideration to lease and non-lease components based on their relative standalone selling prices. If adopted, this practical expedient will allow lessors to elect a combined single lease component presentation if (i) the timing and pattern of the revenue recognition of the combined single lease component is the same, and (ii) the related lease component and, the combined single lease component would be classified as an operating lease. ASC 842 provides practical expedients that allow entities to not (i) reassess whether any expired or existing contracts are considered or contain leases; (ii) reassess the lease classification for any expired or existing leases; and (iii) reassess initial direct costs for any existing leases.

On March 28, the FASB tentatively approved the new practical expedient for lessors adopting the new leases standard.

The Company plans to early adopt the requirements of ASU 842, Leases, effective from January 1, 2018 and will elect the use of the practical expedients. Also, the Company plans to elect the transition method for adoption as described above.

The Company is continuing its assessment of this ASU. Based on a preliminary assessment, the Company is expecting that the adoption will not have a material effect on its financial statements since the Company is primarily a lessor and the changes are fairly minor. If the proposed practical expedient mentioned above will be adopted and elected, and therefore good and services embedded in the charter contract that qualify as non-lease components will be combined under a single lease component presentation. However, without the proposed practical expedient, the Company expects that it will continue to recognize the lease revenue component using an approach that is substantially equivalent to existing guidance. The components of the charter hire that are categorized as lease components will generally be a fixed rate per day with revenue recognized straight line over the lease contract. Other goods and services that are categorized as non-lease components will be recognized at either a point in time or over time based on the pattern of transfer of the underlying goods or services to our charterers.

The Company is continuing its assessment of other miscellaneous leases and may identify additional impacts this guidance will have on its consolidated financial statements and disclosures. The Company currently does not have any other miscellaneous leases that are greater than 12 months and the Company is the lessee that would be impacted by the adoption of this standard.

In January 2016, FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require an entity (i) to measure equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income; (ii) to perform a qualitative assessment to identify impairment in equity investments without readily determinable fair values; (iii) to present separately in other comprehensive income the fair value of a liability resulting from a change in the instrument-specific credit risk; and (iv) to present separately financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet. The amendments also eliminate the requirement, for public business entities, to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”, clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The Company will adopt the standard as of January 1, 2018 utilizing the modified retrospective approach and is expecting that the adoption will not have an effect on its financial statements since the Company has chartered its vessels since inception in time charter agreements and in this respect revenue is accounted under ASC 840 Leases. The Company also operates certain of its vessels under voyage contracts, contracts for which currently revenue is recognized ratably from when a vessel becomes available for loading to the completion of the discharge of the current cargo, provided an agreed non-cancelable charter between the Company and the charterer is in existence. Upon adoption, the Company will recognize revenue ratably from the vessel’s arrival at the loading port, as applicable under the contract, to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. The estimated impact of the adoption of this standard is expected to be a minimal change in operating revenues and expenses and net income/ (loss).

Item 6. Directors, Senior Management and Employees

A.	Directors and Senior Management

Set forth below are the names, ages and positions of Navios Acquisition’s directors, executive officers and key employees.

Name	Age	Position
Angeliki Frangou	52	Chairman, Chief Executive Officer and Director
Leonidas Korres	42	Chief Financial Officer
Vasiliki Papaefthymiou	49	Secretary
Anna Kalathakis	47	Director, Senior Vice President—Legal Risk Management
George Galatis	54	Director
Brigitte Noury	71	Director
Ted C. Petrone	62	Director
Nikolaos Veraros, CFA	47	Director
Eleni Warren	68	Director

Angeliki Frangou has been our Chairman and Chief Executive Officer since our inception. Ms. Frangou has also been Chairman and CEO of Navios Maritime Holdings Inc. (NYSE: NM)—our sponsor—since August 2005. In addition, Ms. Frangou has been the Chairman and Chief Executive Officer of Navios Maritime Partners L.P. (NYSE: NMM), an affiliated limited partnership, since August 2007, the Chairman and Chief Executive Officer of Navios Maritime Midstream Partners L.P. (NYSE: NAP), an affiliated limited partnership, since October 2014 and the Chairman and Chief Executive Officer of Navios Maritime Containers Inc (N-OTC: NMCI), an affiliated corporation since April, 2017. Ms. Frangou has been the Chairman of the Board of Directors of Navios South American Logistics Inc. since its inception in December 2007. Previously, Ms. Frangou served as Chairman, Chief Executive Officer and President of International Shipping Enterprises Inc., which acquired Navios Holdings. From 1990 until August 2005, Ms. Frangou was the Chief Executive Officer of Maritime Enterprises Management S.A. and its predecessor company, which specialized in the management of dry cargo vessels. Ms. Frangou is the non-executive Chairman of IRF European Finance Investments Ltd., listed on the SFM of the London Stock Exchange. Ms. Frangou is Member of the Board of the United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited, Vice Chairman of China Classification Society Mediterranean Committee, a member of the International General Committee and of the Hellenic and Black Sea Committee of Bureau Veritas, as well as a member of Greek Committee of Nippon Kaiji Kyokai. Since March 2016, Ms. Frangou is a Member of the DNV GL Greek National Committee. Since May 2014, Ms. Frangou has been a Member of the Board of The Hellenic Mutual War Risks Association (Bermuda) Limited. Since February 2015, Ms. Frangou has been a Member of the Board of the Union of Greek Shipowners. Since October 2015, Ms. Frangou has been a Member of the Board of Trustees of Fairleigh Dickinson University. Since July 2013, Ms. Frangou has been a Member of the Board of Visitors of the Columbia University School of Engineering and Applied Science. Ms. Frangou received a bachelor’s degree in Mechanical Engineering, summa cum laude, from Fairleigh Dickinson University and a master’s degree in Mechanical Engineering from Columbia University.

Leonidas Korres has been our Chief Financial Officer since April 2010, and previously our Senior Vice President for Business Development from January 2010. Mr. Korres served as the Special Secretary for Public Private Partnerships in the Ministry of Economy and Finance of the Hellenic Republic from October 2005 until

November 2009. Prior to that, from April 2004 to October 2005, Mr. Korres served as Special Financial Advisor to the Minister of Economy and Finance of the Hellenic Republic and as liquidator of the Organizational Committee for the Olympic Games Athens 2004 S.A. From 2001 to 2004, Mr. Korres worked as a senior financial advisor for KPMG Corporate Finance. From October 2007 until January 2010, Mr. Korres was a member of the board of directors of Navios Partners. From May 2003 to December 2006, Mr. Korres was Chairman of the Center for Employment and Entrepreneurship, a non-profit company. From June 2008 until February 2009, Mr. Korres served as a board member and audit committee member of Hellenic Telecommunications Organization S.A. (trading on the Athens and New York Stock Exchanges). From June 2004 until November 2009, Mr. Korres served on the board of Hellenic Olympic Properties S.A., which was responsible for operating the Olympic venues. Mr. Korres earned his bachelor’s degree in Economics from the Athens University of Economics and Business and his master’s degree in Finance from the University of London.

Vasiliki Papaefthymiou has been our Secretary since our inception. Ms. Papaefthymiou has also served as Navios Holdings’ Executive Vice President —Legal and a member of its Board of Directors since August 25, 2005, and prior to that was a member of the Board of Directors of ISE. Ms. Papaefthymiou has also served as General Counsel for Maritime Enterprises Management S.A. since October 2001, where she has advised the company on shipping, corporate and finance legal matters. Ms. Papaefthymiou provided similar services as General Counsel to Franser Shipping from October 1991 to September 2001. Ms. Papaefthymiou received her undergraduate degree from the Law School of the University of Athens and a master’s degree in maritime law from Southampton University in the United Kingdom. Ms. Papaefthymiou is admitted to practice law before the Bar in Piraeus, Greece.

Anna Kalathakis has been a member of our Board of Directors and Senior Vice President —Legal Risk Management since May 2010. Ms. Kalathakis has been Chief Legal Risk Officer since November 2012 and Senior Vice President—Legal Risk Management of Navios Holdings from December 2005 until October 2012. Before joining Navios Holdings, Ms. Kalathakis was the General Manager of the Greek office of A Bilbrough & Co. Ltd. (Managers of the London Steam-Ship Owners’ Mutual Insurance Association Limited, the “London P&I Club”) and an Associate Director of the London P&I Club where she gained experience in the handling of liability and contractual disputes in both the dry and tanker shipping sectors (including collisions, oil pollution incidents, groundings, etc.). She previously worked for a U.S. maritime law firm in New Orleans, having qualified as a lawyer in Louisiana in 1995, and also served in a similar capacity for a London maritime law firm. She qualified as a solicitor in England and Wales in 1999 and was admitted to the Piraeus Bar in Greece, in 2003. She received a bachelor’s degree in International Relations from Georgetown University and holds a master of business administration degree from European University in Brussels and a juris doctor degree from Tulane Law School.

George Galatis has served as a member of our Board of Directors since July 2010. He is currently the Executive Vice President—Product Development at Demo Pharmaceutical Industry having served as a Senior Vice President—Project Development since 1999. Mr. Galatis also served as a technical manager in Pharmaceutical Industry Projects at Telos Consulting Ltd. of London from 1994 to 1999. Previously, Mr. Galatis served as an engineer, technical manager and product manager at various shipping companies in the United States and the U.K. Mr. Galatis is a mechanical engineer and holds a bachelor’s degree in Mechanical Engineering and master’s degree in robotics from the University of Newcastle upon Tyne. Mr. Galatis is also a member of our Nominating Committee and is an independent director.

Brigitte Noury has been a member of our Board of Directors since May 2010. Ms. Noury served from March 2002 until December 2009 as Director of Corporate & Investment Banking Asset & Recovery Management—Europe for Societe Generale. She also served from June 1989 until February 2002 as Head of Shipping at Societe Generale. In addition, she served as Vice President—Shipping at Banque Indosuez from 1987 to 1989. Before that Ms. Noury served as Financial Controller at Banque Internationale pour l’Afrique Occidentale (later acquired by BNP Paribas). Ms. Noury received a master’s degree in Economic Sciences and a diploma in Business Administration from the University of Dijon. Ms. Noury is also a member of our Audit Committee and Nominating Committee and is an independent director.

Ted C. Petrone has been a member of our Board of Directors since our inception and was our President from our inception until December 2014. He has also been a director of Navios Holdings since May 2007, and served as President of Navios Corporation from September 2006 until December 2014. He currently serves as Navios Corporation’s Vice Chairman, a position he has held since December 2014. Mr. Petrone has served in the maritime industry for 40 years, 36 of which he has spent with Navios Holdings. After joining Navios Holdings as an assistant vessel operator, Mr. Petrone worked there in various operational and commercial positions. Mr. Petrone was previously responsible for all the aspects of the daily commercial activity, encompassing the trading of tonnage, derivative hedge positions and cargoes. Mr. Petrone graduated from New York Maritime College at Fort Schuyler with a bachelor in science degree in maritime transportation. He has also served aboard U.S. Navy (Military Sealift Command) tankers.

Nikolaos Veraros, CFA, has been a member of our Board of Directors since June 2008. Mr. Veraros has over 18 years of experience in shipping finance and currently serves as a financial consultant to various shipping companies. He has also worked as a senior equity analyst for National Securities, S.A., a subsidiary of National Bank of Greece. Mr. Veraros is a Chartered Financial Analyst (CFA), a Certified Market Maker for Derivatives in the Athens Stock Exchange, and a Certified Analyst from the Hellenic Capital Market Commission. He is currently part time lecturer of shipping finance at King’s College of the University of London. Mr. Veraros received his bachelor of science degree in business administration from the Athens University of Economics and Business, from which he graduated as valedictorian, and his master of business administration degree in Finance and Accounting from the William E. Simon Graduate School of Business Administration at the University of Rochester. Mr. Veraros is also the Chairman of our Audit Committee and is an independent director.

Eleni Warren has served as a member of our Board of Directors since June 2017. She is a lawyer by training with more than 35 years of experience in banking and financial services. Mrs. Warren joined V&P Law Firm (the predecessor to the firm now known as PPT Legal) in 1986, where she was partner from 2011 until April 2017. From 1986 Mrs. Warren was in-house legal advisor of Credit Commercial de France S.A., Athens. She was also the head of the Compliance Department of that bank for several years, overseeing compliance with the basic principles and criteria applicable to credit and financial institutions supervised by the Bank of Greece and with the internal rules applied by the Head Office of HSBC France (ex Credit Commercial de France S.A.). From 1981 to 2017, Mrs. Warren was a member of the Athens Bar. She obtained her law degree from the Law School of the University of Athens and also holds a bachelor degree in Political Sciences from Athens Pantion University. Mrs. Warren is an independent director.

B.	Compensation

Compensation

Our independent directors are entitled to receive $50,000 in cash per year, from the respective start of their service on our Board of Directors. Ms. Frangou receives a fee of $150,000 per year for acting as a director and as our Chairman of the Board. No other executive officer has received any cash compensation for services rendered.

For the year ended December 31, 2017 the compensation paid, in the aggregate, to our executive officers and directors was $0.4 million.

In December 2017, Navios Acquisition authorized and issued, in the aggregate, 1,774,915 restricted shares of common stock, to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

In October 2013, Navios Acquisition authorized and issued, in the aggregate, 2,100,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock, having an exercise price of $3.91 per share, to its directors and/or officers. These awards of restricted common stock and stock options are based on service conditions only and vest over three years.

There were 1,774,915 Shares of restricted common stock that were outstanding and not vested as of December 31, 2017.

In December 2016 and during 2017, the Compensation Committee of Navios Acquisition authorized and approved an aggregate cash payment of $2.8 million subject to fulfillment of certain service conditions that were provided and completed during 2017 and an additional $1.8 million to the directors and/or officers of the Company subject to fulfillment of certain service conditions in 2018. As of December 31, 2017 and 2016 an accrued amount of $1.7 million and $0.8 million is included in accrued legal and professional fees. The total amount of $2.8 million, $4.0 million and $2.8 million was recorded in general and administrative expenses on the statements of income for the years ended December 31, 2017, 2016 and 2015, respectively.

C.	Board Practices

Board Classes

Our Board of Directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, currently consisting of George Galatis Brigitte Noury, and Eleni Warren, will expire at our 2018 annual meeting of stockholders. The term of office of the second class of directors, consisting of Ted C. Petrone and Nikolaos Veraros, will expire at our 2019 annual meeting of stockholders. The term of office of the third class of directors, consisting of Angeliki Frangou and Anna Kalathakis, will expire at our 2020 annual meeting of stockholders, as their term was renewed for three years at our 2017 annual meeting.

Director Independence

Our Board of Directors has determined that Messrs. Veraros, Galatis, Ms. Noury and Ms. Warren are “independent directors” as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act. We will always seek to have a board of directors comprising of a majority of independent directors.

Board committees

Our Board of Directors has an audit committee, a nominating committee and a compensation committee. Our Board of Directors has adopted a charter for the audit committee as well as a code of conduct and ethics that governs the conduct of our directors and officers. From time to time the Board may create special committees to address particular situations or transactions, such as potential conflict of interest transactions that may arise with our affiliated companies. The members’ duration and powers of any special committee will be as established by the Board as appropriate for the particular situation or transaction.

Audit committee

Our audit committee consists of Mr. Veraros, Mr. Galatis and Ms. Noury. Each member of our audit committee is financially literate under the current listing standards of the NYSE, and our Board of Directors has determined that Mr. Veraros qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

The audit committee reviews the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee also selects our independent registered public accounting firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent public accounting firm our annual audit and annual consolidated financial statements, reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and evaluates all of our public financial reporting documents.

Any expense reimbursements payable to members of our audit committee are reviewed and approved by our Board of Directors, with the interested director or directors abstaining from such review and approval.

Nominating committee

A nominating committee of the board of directors has been established, which consists of Messrs. Veraros, Galatis, and Ms. Noury, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Compensation committee

The board of directors has established a compensation committee of two independent directors, Mr. Veraros, who serves as Chairman, and Mr. Galatis. The compensation committee is governed by a written charter, which was approved by the board of directors. The compensation committee is responsible for reviewing and approving the compensation of the Company’s executive officers, for establishing, reviewing and evaluating, in consultation with senior management, the long-term strategy of employee compensation and approving any material change to existing compensation plans.

Code of conduct and ethics

We have adopted a code of conduct and ethics applicable to our directors and officers in accordance with applicable federal securities laws and the rules of the NYSE.

Conflicts of Interest

Stockholders and potential investors should be aware of the following potential conflicts of interest:

•

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including those related to Navios Holdings, Navios Partners, Navios Midstream and Navios Containers.

•

Each of our directors has, or may come to have other fiduciary obligations. Angeliki Frangou, our Chairman and Chief Executive Officer, is the Chairman and Chief Executive Officer of Navios Holdings, Navios Partners, Navios Midstream and Navios Containers. In addition, Ms. Frangou is the Chairman of the board of directors of IRF European Finance Investments, Ltd. Ted C. Petrone, a member of our Board of Directors, is the vice chairman of Navios Corporation, a subsidiary of Navios Holdings. Mr. Veraros is a senior analyst at Investments & Finance, Ltd., an investment banking firm specializing in the shipping industry. Ms. Kalathakis is Chief Legal Risk Officer of Navios Holdings.

•

We entered a Management Agreement, initially set to expire on May 28, 2015, with a subsidiary of Navios Holdings, pursuant to which such subsidiary provides certain commercial and technical ship management services for a fixed daily fee. In May 2014, Navios Acquisition extended the duration of its existing Management Agreement with Navios Holdings, until May 2020 for fixed daily fees.

•

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

•

We entered into an Administrative Services Agreement with Navios Holdings, initially set to expire on May 28, 2015, pursuant to which a subsidiary of Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, the duration of its existing Administrative Services Agreement was extended until May 2020 pursuant to its existing terms.

•

On September 19, 2016, Navios Acquisition entered into a $70.0 million secured loan facility with Navios Holdings. The loan facility is secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios Logistics, representing a majority of the shares outstanding of Navios Logistics. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount of $55.1 million.

Please see “Item 5.B. Liquidity and Capital Resources and Uses”.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such parties may have an interest in certain transactions in which we are involved, and may also compete with us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Navios Holdings has a significant ownership interest in us. As a result of Navios Holdings’ significant ownership stake in us and our common management, there are certain potential conflicts of interest, including potential competition as to acquisition targets and, after an acquisition has been consummated, potential competition and business relationships with each other.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including Navios Holdings, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties, and such transactions will require prior approval, in each instance, by a unanimous vote of our disinterested “independent” directors or the members of our board who do not have an interest in the transaction.

Please see “Item 7. Major Stockholders and Related Party Transactions.”

Facilities

We do not own any real estate or other physical property. Our principal executive office is located at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco.

D.	Employees

Employees of Navios Holdings and its subsidiaries provide assistance to us and our operating subsidiaries pursuant to the Management Agreement and the Administrative Services Agreement; therefore Navios Acquisition does not employ additional staff.

The Manager crews its vessels primarily with Greek, Filipino, Romanian, Russian, Ukrainian and Croatian officers and Filipino seamen. The Manager is responsible for selecting its Greek officers. For other nationalities, officers and seamen are referred to us by local crewing agencies. Navios Acquisition requires that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions.

Navios Holdings also provides on-shore advisory, operational and administrative support to us pursuant to service agreements. Please see “Item 7. Major Stockholders and Related Party Transactions.”

E.	Share Ownership

The following table sets forth certain information regarding beneficial ownership, based on 147,086,141 shares of common stock outstanding as of March 31, 2018, of our common stock held by Navios Holdings, each of our officers and directors (who own in excess of 1% of our outstanding shares of common stock) and by all of our directors and officers as a group. The information is not necessarily indicative of beneficial ownership for any other purposes.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership		Percentage of Common Stock
Navios Maritime Holdings Inc.(2)	65,301,220	(2)	44.4%
Angeliki Frangou(3)	6,597,543		4.4%
All of our officers and directors as a group(3)	7,410,716		4.99%

No other director or executive officer owns greater than 1% of our common stock.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Navios Maritime Holdings Inc., 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco.
(2)

Navios Holdings is a U.S. public company controlled by its board of directors, which consists of the following seven members: Angeliki Frangou (our Chairman and Chief Executive Officer), Vasiliki Papaefthymiou, Shunji Sasada, Spyridon Magoulas, John Stratakis, Stathis Loizos and George Malanga. Shares of common stock are beneficially owned through Alpha Merit Corporation, a wholly-owned subsidiary of Navios Holdings.

(3)	Includes 1,502,628 shares held by Amadeus Maritime S.A. that may be deemed to be beneficially owned by Ms. Frangou and 1,500,000 options vested but not yet exercised.

Item 7. Major Stockholders and Related Party Transactions

A.	Major Stockholders

The following table sets forth the beneficial ownership of our common stock by each person we know to beneficially own more than 5% of our common stock based upon 147,086,141 shares of common stock outstanding as of March 31, 2018 and the amounts and percentages as are contained in the public filings of such persons and based on knowledge of the Company. The number of shares of common stock beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person beneficially owns any units as to which the person has or shares voting or investment power. In addition, a person beneficially owns any shares of common stock that the person or entity has the right to acquire as of April 2, 2018 through the exercise of any right. All of the stockholders, including the stockholders listed in this table, are entitled to one vote per share of common stock held.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percentage of Common Stock
Navios Maritime Holdings Inc.(1)	65,301,220	(4)	44.4%
A. Lawrence Carroll Trust(2)	14,325,000		9.7%
Invesco Ltd. (3)	7,527,166		5.1%

(1)

The business address of the reporting person is offices at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco. The foregoing information was derived from a Schedule 13D/A filed with the SEC on November 28, 2017.

(2)	The business address of the reporting person is 415 L’Ambiance Drive, #804, Longboat Key, FL 34228. The foregoing information was derived from a schedule 13G/A filed with the SEC on February 2, 2018.
(3)

The business address of the reporting person is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2018.

(4)	Beneficially owned through Alpha Merit Corporation, a wholly-owned subsidiary of Navios Holdings.

B.	Related Party Transactions

Stock options and restricted shares

In October 2013, Navios Acquisition authorized and issued to its directors in the aggregate of 2,100,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock having an exercise price of $3.91 per share and an expiration term of 10 years. These awards of restricted common stock and stock options are based on service conditions only and vest ratably over a period of three years (33.33% each year). The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the common stockholders of the company. The fair value of restricted stock was determined by reference to the quoted stock price on the date of grant of $3.99 per share (or total fair value of $8.4 million).

The fair value of stock option grants was determined with reference to the option pricing model, and principally adjusted Black-Scholes models, using historical volatility, historical dividend yield, zero forfeiture rate, risk free rate equal to 10-year U.S. treasury bond and the simplified method for determining the expected option term since the Company did not have sufficient historical exercise data upon which to have a reasonable basis to estimate the expected option term. The fair value of stock options was calculated at $0.79 per option (or $1.2 million). Compensation expense is recognized based on a graded expense model over the vesting period of three years from the date of the grant.

The effect of compensation expense arising from the stock based arrangements described above amounted to $0, $0.9 million and $2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively, and was reflected in general and administrative expenses on the statements of income. The recognized compensation expense for the year was presented as an adjustment to reconcile net income to net cash provided by operating activities on the statements of cash flows.

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock, respectively, were vested.

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no non-vested shares of restricted stock and no non-vested stock options outstanding as of December 31, 2017 and December 31, 2016.

The weighted average contractual life of stock options outstanding as of December 31, 2017 was 5.8 years.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years, starting in December 2018.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2.1 million).

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangements described above amounts to $0.06 million, as of December 31, 2017, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $2.0 million as of December 31, 2017 and is expected to be recognized over the weighted average contractual life of stock options of 4.0 years.

Navios Midstream

In November 2014, Navios Midstream, a Company formed as a subsidiary of the Company, completed an IPO of its units in the United States and is listed on the NYSE.

In connection with the IPO of Navios Midstream, the Company sold all of the outstanding shares of capital stock of four of its vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the net proceeds from the IPO amounting to $110.4 million; (ii) $104.5 million of the $126.0 million borrowings under Navios Midstream’s credit facility with Credit Suisse; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream to the Navios Midstream General Partner.

Following the IPO, the Company concluded that it does not hold a controlling financial interest in Navios Midstream and deconsolidated the vessels sold as of the IPO date. (See Note 8, “Investment in affiliates”).

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate sale price of $100.0 million. The sale price consisted of $73.0 million cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition. The gain on sale of vessels which was recognized in the Company’s statement of income for the year ended December 31, 2015 amounted to $5.8 million.

Participation in offerings of affiliates

On July 29, 2016, Navios Midstream launched a continuous public offering of its common units for an aggregate offering of up to $25.0 million (Refer also to Note 8 “Investment in affiliates”).

On September 30, 2016, December 30, 2016, February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655, 1,143, 6,446 and 412 general partnership interests, respectively, for an aggregate consideration of $0.2 million in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $0.05 million and $0.2 million was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017 and December 31, 2016, respectively.

The Navios Holdings Credit Facilities

On September 19, 2016, Navios Acquisition entered into a $70.0 million secured loan facility with Navios Holdings. The loan facility is secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. “Navios Logistics”, representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $0.7 million, is available for up to five drawings and has a fixed interest rate of 8.75% with a maturity date of November 15, 2018. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount with a payment of $55.1 million. The prepayment amount consisted of the $50.0 million drawn under the facility and $5.1 million of accrued interest. As of December 31, 2017 and December 31, 2016, the outstanding receivable balance of $0 and $50.7 million, respectively, consisted of the drawdown of $50.0 million on September 20, 2016 net of the arrangement fee, upon deduction of the applicable expenses for the origination of the loan facility and the accrued interest of $1.2 million, respectively, included in the consolidated balance sheets under “Due from related parties, long-term”. The arrangement fee was deferred and amortized using the effective interest rate method. Total interest income, including amortization of deferred fees, for the year ended December 31, 2017 and December 31, 2016 amounted to $4.5 million and $1.3 million, respectively.

In March 2016, Navios Acquisition entered into the $50.0 million Revolver with Navios Holdings, which was available for multiple drawings up to a limit of $50.0 million. The Revolver had a margin of LIBOR plus 300bps and a maturity until December 2018. On April 14, 2016, Navios Acquisition and Navios Holdings announced that the Revolver was terminated. No borrowings had been made under the Revolver.

On November 11, 2014, Navios Acquisition entered into a short term credit facility with Navios Holdings pursuant to which Navios Acquisition may borrow up to $200.0 million for general corporate purposes. The loan provided for an arrangement fee of $4.0 million and bore a fixed interest of 600 bps. On November 13, 2014, the Company drew an amount of $169.7 million from the facility. The facility matured and was fully repaid by December 29, 2014.

In 2010, Navios Acquisition entered into a $40.0 million credit facility with Navios Holdings, which matured in December 2015. The facility was available for multiple drawings up to a limit of $40.0 million and had a margin of LIBOR plus 300 basis points. As of its maturity date, December 31, 2015, all amounts drawn had been fully repaid.

The Management Agreement

We have entered into Management Agreement with the Manager, pursuant to which the Manager provides certain commercial and technical ship management services to us. These services will be provided in a commercially reasonable manner in accordance with customary ship management practice and under our direction. The Manager will provide these services to us directly but may subcontract for certain of these services with other entities, including other Navios Holdings subsidiaries.

The commercial and technical management services will include:

•

the commercial and technical management of vessels: managing day-to-day vessel operations including negotiating charters and other employment contracts for the vessels and monitoring payments thereunder, ensuring regulatory compliance, arranging for the vetting of vessels, procuring and arranging for port entrance and clearance, appointing counsel and negotiating the settlement of all claims in connection with the operation of each vessel, appointing adjusters and surveyors and technical consultants as necessary, and providing technical support;

•

vessel maintenance and crewing: including the supervision of the maintenance and general efficiency of vessels and ensuring the vessels are in seaworthy and good operating condition, arranging our hire of qualified officers and crew, arranging for all transportation, board and lodging of the crew, negotiating the settlement and payment of all wages; and

•

purchasing and insurance: purchasing stores, supplies and parts for vessels, arranging insurance for vessels (including marine hull and machinery insurance, protection and indemnity insurance and war risk and oil pollution insurance).

Pursuant to the Management Agreement dated May 28, 2010 as amended on May 4, 2012, a subsidiary of Navios Holdings provided for five years from the closing of the Company’s initial vessel acquisition, commercial and technical management services to Navios Acquisition’s vessels for a daily fee through May 28, 2014. This daily fee covered all of the vessels’ operating expenses, other than certain fees and costs. Dry docking expenses were fixed for the first four years under this agreement for up to $0.3 million per LR1 and MR2 product tanker vessel and were reimbursed at cost for VLCC vessels.

In May 2014, Navios Acquisition extended the duration of its existing Management Agreement with Navios Holdings until May 2020 and fixed the fees for ship management services of its owned fleet for two additional years through May 2016 at same as previous rates for product tanker and chemical tanker vessels, being $6,000 daily rate per MR2 product tanker and chemical tanker vessel and $7,000 daily rate per LR1 product tanker vessel and reduced the rate by 5% to $9,500 daily rate per VLCC vessel. Dry docking expenses under this Management Agreement are reimbursed at cost for all vessels.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $95.0 million, $97.9 million and $95.3 million, respectively.

The Management Agreement may be terminated prior to the end of its term by us upon 120-days’ notice if there is a change of control of the Manager or by the Manager upon 120-days’ notice if there is a change of control of Navios Acquisition. In addition, the Management Agreement may be terminated by us or by the Manager upon 120-days’ notice if:

•	the other party breaches the agreement;

•	a receiver is appointed for all or substantially all of the property of the other party;

•	an order is made to wind up the other party;

•	a final judgment or order that materially and adversely affects the other party’s ability to perform the Management Agreement is obtained or entered and not vacated or discharged; or

•	the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation or commences any reorganization proceedings.

Furthermore, at any time after the first anniversary of the Management Agreement, the Management Agreement may be terminated prior to the end of its initial term by us or by the Manager upon 365-days’ notice for any reason other than those described above.

In addition to the fixed daily fees payable under the Management Agreement, the Management Agreement provides that the Manager will be entitled to reasonable supplementary remuneration for extraordinary fees and costs resulting from:

•	time spent on insurance and salvage claims;

•	time spent vetting and pre-vetting the vessels by any charterers in excess of 10 days per vessel per year;

•	the deductible of any insurance claims relating to the vessels or for any claims that are within such deductible range;

•	the significant increase in insurance premiums which are due to factors such as “acts of God” outside the control of the Manager;

•

repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilders or by the insurance covering the vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of the Manager, its employees or its agents, unless and to the extent otherwise covered by insurance);

•

expenses imposed due to any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that vessel or otherwise;

•

costs associated with increases in crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any vessel;

•	any taxes, dues or fines imposed on the vessels or the Manager due to the operation of the vessels;

•	expenses incurred in connection with the sale or acquisition of a vessel such as inspections and technical assistance; and

•

any similar costs, liabilities and expenses that were not reasonably contemplated by us and the Manager as being encompassed by or a component of the fixed daily fees at the time the fixed daily fees were determined.

Under the Management Agreement, neither we nor the Manager will be liable for failure to perform any of our or its obligations, respectively, under the Management Agreement by reason of any cause beyond our or its reasonable control.

In addition, the Manager will have no liability for any loss arising in the course of the performance of the commercial and technical management services under the Management Agreement unless and to the extent that such loss is proved to have resulted solely from the fraud, gross negligence or willful misconduct of the Manager or its employees, in which case (except where such loss has resulted from the Manager’s intentional personal act or omission and with knowledge that such loss would probably result) the Manager’s liability will be limited to $3.0 million for each incident or series of related incidents.

Further, under our Management Agreement, we have agreed to indemnify the Manager and its employees and agents against all actions that may be brought against them under the Management Agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such action; provided, however, that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of the Manager or its employees or agents, or any breach of the Management Agreement by the Manager.

The Administrative Services Agreement

On May 28, 2010, Navios Acquisition entered into an administrative services agreement with Navios Holdings, initially set to expire in May 2015 that was later extended until May 2020, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services.

The Administrative Services Agreement may be terminated prior to the end of its term by us upon 120-days’ notice if there is a change of control of Navios Holdings or by Navios Holdings upon 120-days’ notice if there is a change of control of us. In addition, the Administrative Services Agreement may be terminated by us or by Navios Holdings upon 120-days’ notice if:

•	the other party breaches the agreement;

•	a receiver is appointed for all or substantially all of the property of the other party;

•	an order is made to wind up the other party;

•	a final judgment or order that materially and adversely affects the other party’s ability to perform the Administrative Services Agreement is obtained or entered and not vacated or discharged; or

•	the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation or commences any reorganization proceedings.

Furthermore, at any time after the first anniversary of the Administrative Services Agreement, the Administrative Services Agreement may be terminated by us or by Navios Holdings upon 365-days’ notice for any reason other than those described above.

The administrative services include:

•

bookkeeping, audit and accounting services: assistance with the maintenance of our corporate books and records, assistance with the preparation of our tax returns and arranging for the provision of audit and accounting services;

•	legal and insurance services: arranging for the provision of legal, insurance and other professional services and maintaining our existence and good standing in necessary jurisdictions;

•

administrative and clerical services: providing office space, arranging meetings for our security holders, arranging the provision of IT services, providing all administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business;

•

banking and financial services: providing cash management including assistance with preparation of budgets, overseeing banking services and bank accounts, arranging for the deposit of funds, negotiating loan and credit terms with lenders and monitoring and maintaining compliance therewith;

•	advisory services: assistance in complying with United States and other relevant securities laws;

•

client and investor relations: arranging for the provision of, advisory, clerical and investor relations services to assist and support us in our communications with our security holders; and client and investor relations; and

•	integration of any acquired businesses.

We will reimburse Navios Holdings for reasonable costs and expenses incurred in connection with the provision of these services within 15 days after Navios Holdings submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required.

Under the Administrative Services Agreement, we have agreed to indemnify Navios Holdings and its employees against all actions which may be brought against them under the Administrative Services. Agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such actions; provided, however, that such indemnity excludes any or all losses that may be caused by or due to the fraud, gross negligence or willful misconduct of Navios Holdings or its employees or agents.

For each of the years ended December 31, 2017, 2016 and 2015 the expense arising from administrative services rendered by Navios Holdings amounted to $9.0 million, $9.4 million and $7.6 million, respectively.

Navios Europe I

Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24.1 million to fund working capital requirements. See Note 8 for the investment in Navios Europe I.

Balance due from Navios Europe I as of December 31, 2017 amounted to $19.4 million (December 31, 2016: $12.3 million) which included the Navios Revolving Loans I of $11.8 million (December 31, 2016: $7.1 million), the non-current amount of $3.2 million (December 31, 2016: $2.2 million) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $4.5 million (December 31, 2016: $2.9 million) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, there was no amount undrawn under the Navios Revolving Loans I.

Navios Europe II

Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43.5 million to fund working capital requirements. In March 2017, the availability under the Navios Revolving Loans II was increased by $14.0 million. See Note 8 for the investment in Navios Europe II.

Balance due from Navios Europe II as of December 31, 2017 amounted to $31.1 million (December 31, 2016: $16.4 million) which included the Navios Revolving Loans II of $20.7 million (December 31, 2016: $11.6 million), the non-current amount of $3.8 million (December 31, 2016: $2.1 million) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $6.7 million (December 31, 2016: $2.7 million) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, the amount undrawn under the Navios Revolving Loans II was $15.0 million, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15.0 million.

Registration Rights

Pursuant to a registration rights agreement between us and our initial stockholders entered into in connection with the IPO, the holders of the sponsor units (and the common stock and warrants comprising such units and the common stock issuable upon exercise of such warrants), the sponsor warrants (and the common stock issuable upon exercise of such warrants), the co-investment shares and such other shares of common stock purchased pursuant to the limit orders described above are entitled to three demand registration rights, “piggy-back” registration rights and short-form resale registration rights. We will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by us. In addition, we have registered the 1,677,759 shares of common stock issued in connection with the VLCC Acquisition. The resale registration statement became effective on January 19, 2011.

In addition, in connection with the private placement of 17,702,491 shares that was completed on February 26, 2013, we have granted registration rights to Navios Holdings and certain members of the management of Navios Acquisition, Navios Holdings and Navios Partners.

In connection with the private placements of 16,438,356 shares and of 12,987,013 shares that were completed on May 21, 2013 and on September 16, 2013, respectively, we have granted registration rights to Navios Holdings.

The Acquisition Omnibus Agreement

We have entered an Acquisition Omnibus Agreement with Navios Holdings and Navios Partners. The following discussion describes certain provisions of the Acquisition Omnibus Agreement.

Noncompetition

Navios Holdings and Navios Partners agree not to acquire, charter-in or own Liquid Shipment Vessels (as hereinafter defined). For purposes of the Acquisition Omnibus Agreement, “Liquid Shipment Vessels” means vessels intended primarily for the sea going shipment of liquid products, including chemical and petroleum-based products, except for container vessels and vessels that will be employed primarily in operations in South America. This restriction will not prevent Navios Holdings or any of its controlled affiliates or Navios Partners (other than us and our subsidiaries) from:

(1) acquiring a Liquid Shipment Vessel(s) from us for fair market value;

(2) acquiring a Liquid Shipment Vessel(s) as part of the acquisition of a controlling interest in a business or package of assets and owning those vessels; provided, however, that:

a. if less than a majority of the value of the total assets or business acquired is attributable to a Liquid Shipment Vessel(s) and related charters, as determined in good faith by the board of directors of Navios Holdings or Navios Partners, as the case may be, Navios Holdings or Navios Partners, as the case may be, must offer to sell a Liquid Shipment Vessel(s) and related charters to us for their fair market value plus any additional tax or other similar costs to Navios Holdings that would be required to transfer a Liquid Shipment Vessel(s) and related charters to us separately from the acquired business; and

b. if a majority or more of the value of the total assets or business acquired is attributable to a Liquid Shipment Vessel(s) and related charters, as determined in good faith by the board of directors of Navios Holdings or Navios Partners, as the case may be, Navios Holdings or Partners, as the case may be, shall notify us in writing, of the proposed acquisition. We shall, not later than the 15th calendar day following receipt of such notice, notify Navios Holdings or Navios Partners, as the case may be, if we wish to acquire such a Liquid Shipment Vessel(s) and related charters forming part of the business or package of assets in cooperation and simultaneously with Navios Holdings or Navios Partners, as the case may be, acquiring a Liquid Shipment Vessel(s) and related charters forming part of that business or package of assets. If we do not notify Navios Holdings of our intent to pursue the acquisition within 15 calendar days, Navios Holdings may proceed with the acquisition as provided in (a) above.

(3) acquiring a non-controlling interest in any company, business or pool of assets;

(4) acquiring or owning a Liquid Shipment Vessel(s) and related charter if we do not fulfill our obligation, under any existing or future written agreement, to purchase such vessel in accordance with the terms of any such agreement;

(5) acquiring or owning a Liquid Shipment Vessel(s) subject to the offers to us described in paragraphs (3) and (4) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

(6) providing ship management services relating to any vessel whatsoever, including to a Liquid Shipment Vessel(s) owned by the controlled affiliates of Navios Holdings; or

(7) acquiring or owning a Liquid Shipment Vessel(s) if we have previously advised Navios Holdings or Navios Partners, as the case may be, that we consent to such acquisition, or if we have been offered the opportunity to purchase such vessel pursuant to the Acquisition Omnibus Agreement and failed to do so.

If Navios Holdings or Navios Partners, as the case may be, or any of their respective controlled affiliates (other than us or our subsidiaries) acquires or owns a Liquid Shipment Vessel(s) pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

In addition, under the Acquisition Omnibus Agreement we have agreed, and will cause our subsidiaries to agree, not to acquire, own, operate or charter drybulk carriers (“Drybulk Carriers”). Pursuant to an agreement between them, Navios Holdings and Navios Partners may be entitled to a priority over each other depending on the class and charter length of any Drybulk Carrier. This restriction will not:

(1) prevent us or any of our subsidiaries from acquiring a Drybulk Carrier(s) and any related charters as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels; provided, however, that:

(a) if less than a majority of the value of the total assets or business acquired is attributable to a Drybulk Carrier(s) and related charter(s), as determined in good faith by us, we must offer to sell such Drybulk Carrier(s) and related charter to Navios Holdings or Navios Partners, as the case may be, for their fair market value plus any additional tax or other similar costs to us that would be required to transfer the Drybulk Carrier(s) and related charter(s) to Navios Holdings or Navios Partners, as the case may be, separately from the acquired business; and

(b) if a majority or more of the value of the total assets or business acquired is attributable to a Drybulk Carrier(s) and related charter(s), as determined in good faith by us, we shall notify Navios Holdings or Navios Partners, as the case may be, in writing of the proposed acquisition. Navios Holdings or Navios Partners, as the case may be, shall, not later than the 15th calendar day following receipt of such notice, notify us if it wishes to acquire the Drybulk Carrier(s) forming part of the business or package of assets in cooperation and simultaneously with us acquiring the Non-Drybulk Carrier assets forming part of that business or package of assets. If Navios Holdings and Navios Partners do not notify us of their intent to pursue the acquisition within 15 calendar days, we may proceed with the acquisition as provided in (a) above.

(2) prevent us or any of our subsidiaries from owning, operating or chartering a Drybulk Carrier(s) subject to the offer to Navios Holdings or Navios Partners described in paragraph (1) above, pending their determination whether to accept such offer and pending the closing of any offer they accept; or

(3) prevent us or any of our subsidiaries from acquiring, operating or chartering a Drybulk Carrier(s) if Navios Holdings and Navios Partners have previously advised us that they consent to such acquisition, operation or charter, or if they have previously been offered the opportunity to purchase such Drybulk Carrier(s) and have declined to do so.

If we or any of our subsidiaries owns, operates and charters Drybulk Carriers pursuant to any of the exceptions described above, neither we nor such subsidiary may subsequently expand that portion of our business other than pursuant to those exceptions.

The Midstream Omnibus Agreement

Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement

In connection with the Navios Containers private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers, Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreements

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35,000, $38,400 and $38,025, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in the first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. The Company has recognized a liability of $16.4 million ($0 for the same period in 2016), under “Time charter and voyage expenses” in the consolidated statements of operations for the year ended December 31, 2017, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. In the first quarter of 2018 the Company paid $16.4 million to Navios Midstream. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Midstream General Partner Option Agreement with Navios Holdings

Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels

In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, initially exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream, were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

Sale of C. Dream and Nave Celeste

On June 18, 2015, Navios Acquisition sold the vessel-owning subsidiaries of the C. Dream and the Nave Celeste to Navios Midstream for a sale price of $100.0 million in total. Out of the $100.0 million purchase price, $73.0 million was paid in cash and the remaining amount was paid through the issuance of 1,592,920 subordinated Series A Units of Navios Midstream. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner, in order for the General Partner to maintain its 2.0% general partnership interest, for $0.6 million. Please see Note 15: “Transactions with related parties”.

Sale of Nave Galactic

On March 15, 2018, Navios Acquisition agreed to sell to Navios Midstream the Nave Galactic, a 2009 built VLCC vessel of 297,168 dwt, for a total sale price of $44.5 million the delivery of which completed on March 29, 2018. As of March 31, 2018, the estimated loss due to the sale is expected to be approximately $0.3 million.

Rights of First Offer

Under the Acquisition Omnibus Agreement, we and our subsidiaries will grant to Navios Holdings and Navios Partners, as the case may be, a right of first offer on any proposed sale, transfer or other disposition of any of our Drybulk Carriers and related charters owned or acquired by us. Likewise, Navios Holdings and Navios Partners will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to us for any Liquid Shipment Vessels it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Prior to engaging in any negotiation regarding any vessel disposition with respect to a Liquid Shipment Vessel(s) with a non-affiliated third party or any Drybulk Carrier(s) and related charter, we, Navios Holdings, or Navios Partners, as the case may be, will deliver a written notice to the other parties setting forth the material terms and conditions of the proposed transaction. During the 15-day period after the delivery of such notice, we, Navios Holdings or Navios Partners, as the case may be, will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 15-day period, we or Navios Holdings or Navios Partners, as the case may be, will be able within the next 180 calendar days to sell, transfer or dispose of the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Navios Holdings, as the case may be, than those offered pursuant to the written notice.

Upon a change of control of Navios Partners, the noncompetition and the right of first offer provisions of the Acquisition Omnibus Agreement will terminate immediately as to Navios Partners, but shall remain binding on us and Navios Holdings. Upon a change of control of Navios Holdings, the noncompetition and the right of first offer provisions of the Acquisition Omnibus Agreement shall terminate; provided, however, that in no event shall the noncompetition and the rights of first refusal terminate upon a change of control of Navios Holdings prior to the fourth anniversary of the Acquisition Omnibus Agreement. Upon change of control of us, the noncompetition and the right of first offer provisions of the Acquisition Omnibus Agreement will terminate immediately as to all parties of the Acquisition Omnibus Agreement.

C.	Interest of Experts and Counsel

Not Applicable.

Item 8. Financial Information

A.    Consolidated Statements and Other Financial Information

Consolidated Financial Statements: See Item 18.

Legal Proceedings

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

Dividend Policy

At the present time, Navios Acquisition intends to retain most of its available earnings generated by operations for the development and growth of the business. The continued declaration and payment of any dividend remains subject to the discretion of the Board of Directors, and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and conditions. In addition, the terms and provisions of our current secured credit facilities and our indenture limit our ability to pay dividends in excess of certain amounts or if certain covenants are not met. (See also “Long-Term Debt Obligations and Credit Arrangements.”)

On February 3, 2017, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2016 of $0.05 per share of common stock payable on March 14, 2017 to stockholders of record as of March 7, 2017. A dividend in the aggregate amount of $7.9 million was paid on March 14, 2017 out of which $7.5 million was paid to the stockholders of record as of March 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On May 12, 2017, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2017 of $0.05 per share of common stock payable on June 14, 2017 to stockholders of record as of June 7, 2017. A dividend in the aggregate amount of $7,9 million was paid on June 14, 2017 out of which $7.5 million was paid to the stockholders of record as of June 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 9, 2017, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2017 of $0.05 per share of common stock payable on September 14, 2017 to stockholders of record as of September 7, 2017. A dividend in the aggregate amount of $7.9 million was paid on September 14, 2017 out of which $7.5 million was paid to the stockholders of record as of September 7, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On October 25, 2017, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2017 of $0.05 per share of common stock payable on December 12, 2017 to stockholders of record as of December 6, 2017. A dividend in the aggregate amount of $7.9 million was paid on December 12, 2017 out of which $7.5 million was paid to the stockholders of record as of December 6, 2017 and $0.4 million was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

For the years ended December 31, 2017 and December 31, 2016, Navios Acquisition had no outstanding Series B and Series D Preferred Stock. For the year ended December 31, 2015, Navios Acquisition paid dividend in the aggregate of $0.4 million to the holders of the Series B and Series D Preferred Stock.

On January 26, 2018, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.02 per share of common stock, which was paid on March 27, 2018 to stockholders of record as of March 22, 2018. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

B.    Significant Changes

Not Applicable.

Item 9. Listing Details

Our shares of common stock are traded on the NYSE under the symbol “NNA.”

The following table sets forth the high and low closing sales prices of Navios Acquisition’s common stock on the NYSE.

	Price Range Common Stock
	High	Low
Year Ended:
December 31, 2017	$2.08	$1.11
December 31, 2016	$2.83	$1.20
December 31, 2015	$4.33	$2.82
December 31, 2014	$4.85	$2.47
December 31, 2013	$4.50	$2.45
Quarter Ended:
March 31, 2018	$1.15	$0.68
December 31, 2017	$1.38	$1.11
September 30, 2017	$1.49	$1.14
June 30, 2017	$1.74	$1.40
March 31, 2017	$2.08	$1.60
December 31, 2016	$1.80	$1.22
September 30, 2016	$1.62	$1.20
June 30, 2016	$1.97	$1.52
March 31, 2016	$2.83	$1.55
Month Ended:
April 30, 2018 (through April 3, 2018)	$0.77	$0.75
March 31, 2018	$0.92	$0.75
February 28, 2018	$0.84	$0.68
January 31, 2018	$1.15	$0.78
December 31, 2017	$1.36	$1.11
November 30, 2017	$1.38	$1.25
October 31, 2017	$1.29	$1.22
September 30, 2017	$1.27	$1.21

Item 10. Additional Information

A.    Share Capital

Not applicable.

B.    Memorandum and Articles of Association

Please refer to the filings on Form 6-K (file number 001-34104) filed with the Securities and Exchange Commission: Exhibit 99.9 of Form 6-K filed on June 4, 2010, Exhibit 3.1 of Form 6-K filed on February 10, 2011, Exhibit 1.1 of Form 6-K filed on September 21, 2010, Exhibit 1.1 of Form 6-K filed on November 9, 2010, and Exhibit 1.1 to Form 6-K filed on April 12, 2011, which the Company hereby incorporates by reference.

C.    Material Contracts

The following is a summary of each material contract, other than material contracts entered into in the ordinary course of business, to which we or any of our subsidiaries is a party, for the two years immediately preceding the date of this Annual Report, each of which is included in the list of exhibits in Item 19.

•	Indenture, dated November 13, 2013, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•	Acquisition Agreement, dated April 8, 2010, between Navios Acquisition and Navios Holdings.

•

Management Agreement, dated May 28, 2010, between Navios Acquisition and Navios Ship Management Inc. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Amendment to the Management Agreement dated May 4, 2012. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Amendment to the Management Agreement dated May 14, 2014. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Amendment to the Management Agreement dated May 19, 2016. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Administrative Services Agreement, dated May 28, 2010, between Navios Acquisition and Navios Ship Management Inc. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Amendment to the Administrative Services Agreement dated May 14, 2014. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Acquisition Omnibus Agreement dated May 28, 2010 among Navios Acquisition, Navios Holdings and Navios Partners. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Midstream Omnibus Agreement dated November 18, 2014 among Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO.

•	Navios Containers Omnibus Agreement, dated June 8, 2017, between Navios Containers, Navios Holdings and Navios Partners.

•	Securities Purchase Agreement, dated July 18, 2010, between Navios Acquisition and Vanship Holdings Limited, entered into in connection with the VLCC Acquisition.

•

Credit Agreement, dated April 7, 2010, among certain vessel-owning subsidiaries and Deutsche Schiffsbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Credit Agreement, dated April 8, 2010, among certain vessel-owning subsidiaries and DVB Bank S.E. and Fortis Bank. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Facility Agreement for $52.2 million term loan facility, dated October 26, 2010, between Navios Acquisition and Eurobank Ergasias S.A. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Facility Agreement for $52.0 million term loan facility, dated December 6, 2010, between Navios Acquisition and Eurobank Ergasias S.A. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Facility Agreement for up to $28.1 million term loan facility, dated December 29, 2011, between Navios Acquisition and Norddeutsche Landesbank Girozentrale. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Facility Agreement for $56.3 million term loan facility, dated December 29, 2011, among Navios Acquisition, DVB Bank SE and Emporiki Bank of Greece S.A. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Loan Agreement for $40.0 million, dated September 7, 2010, between Navios Acquisition and Navios Holdings (the “Loan Agreement”). Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•	Letter Agreement Nr. 1 to the Loan Agreement, dated as of October 21, 2010, which provided that the loan would be a revolving facility.

•	Letter Agreement Nr. 2 to the Loan Agreement, dated November 8, 2011, pursuant to which Navios Holdings agreed to extend the maturity date from April 1, 2012 to December 31, 2014.

•

Facility Agreement for $51.0 million term loan facility, dated February 6, 2014, between Navios Acquisition (through Tinos Shipping Corporation and Thera Shipping Corporation, its wholly-owned subsidiaries) and HSH Nordbank AG.

•

Loan Agreement between Navios Europe I, Navios Acquisition, Navios Holdings. and Navios Partners, as lenders, Navios Partners Europe Finance Inc., as agent, Navios Acquisition Europe Finance Inc., a wholly owned subsidiary of Navios Acquisition, as arranger and Navios Holdings Europe Finance Inc., as security trustee, dated December 13, 2013 relating to a term facility of up to $10.0 million and a revolving facility of up to $24.1 million entered into for the purpose of partly financing the acquisition cost of ten vessels by the term facility and for providing additional working capital to Navios Europe I pursuant to the Master Agreement, dated December 13, 2013, between Navios Europe I and HSH Nordbank AG.

•

Term loan facility agreement of up to $132.4 million, dated July 18, 2014, with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Short term credit facility for up to $200.0 million, dated November 11, 2014, with Navios Holdings for general corporate purposes. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Securities Purchase Agreement, dated February 26, 2013, between Navios Acquisition and Navios Holdings for the purchase by Navios Holdings of 17,544,300 shares of common stock of Navios Acquisition for $2.85 per share in a private placement that was completed on February 26, 2013.

•

Form of Co-Investment Share Purchase Agreement, which was entered into by Navios Acquisition and certain members of the management of Navios Acquisition, Navios Holdings and Navios Partners for the purchase of an aggregate of 158,191 shares of common stock of Navios Acquisition for $2.85 per share in a private placement that was completed on February 26, 2013.

•

Registration Rights Agreement, dated February 26, 2013, between Navios Acquisition and Navios Holdings and the management investors party thereto. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Securities Purchase Agreement, dated May 21, 2013, between Navios Acquisition and Navios Holdings for the purchase by Navios Holdings of 16,438,356 shares of common stock of Navios Acquisition for $3.65 per share in a private placement that was completed on May 21, 2013.

•

Registration Rights Agreement, dated May 21, 2013, between Navios Acquisition and Navios Holdings. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Securities Purchase Agreement, dated September 16, 2013, between Navios Acquisition and Navios Holdings for the purchase by Navios Holdings of 12,897,013 shares of common stock of Navios Acquisition for $3.85 per share in a private placement that was completed on September 16, 2013.

•

Registration Rights Agreement, dated September 16, 2013, between Navios Acquisition and Navios Holdings. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

First Supplemental Indenture, dated January 8, 2014, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Second Supplemental Indenture, dated February 20, 2014, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Third Supplemental Indenture, dated March 31, 2014, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Fourth Supplemental Indenture dated May 28, 2014, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Fifth Supplemental Indenture dated December 4, 2014, among Navios Acquisition, Navios Acquisition Finance, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Backstop Agreement, dated November 18, 2014, with Navios Midstream providing for a backstop commitment relating to Shinyo Ocean and Shinyo Kannika and for three of the seven option vessels. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Navios Midstream General Partner Option Agreement, dated November 18, 2014, between Navios Acquisition and Navios Holdings. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Option Vessels Backstop Agreement, dated as of November 18, 2014, between Navios Midstream and Navios Acquisition. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Amended and Restated Facility Agreement for $125.0 million term loan facility, dated November 4, 2015, between Navios Acquisition (through Limnos Shipping Corporation, Paxos Shipping Corporation, Skyros Shipping Corporation, Thasos Shipping Corporation and Tilos Shipping Corporation, its wholly-owned subsidiaries) and Deutsche Bank AG Filiale Deutschlandgeschäft. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Sixth Supplemental Indenture, dated November 17, 2015, among Navios Acquisition, Navios Acquisition Finance (US) Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee and collateral trustee.

•

Facility Agreement for up to $44.0 million term loan facility, dated December 18, 2015, between Navios Acquisition and BNP Paribas, dated December 18, 2015. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Loan Agreement for a Revolving Loan Facility of up to $50.0 million, dated as of March 9, 2016, by and between Navios Acquisition and Navios Maritime Holdings Inc. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Loan Agreement for up to $70.0 million with Navios Maritime Holdings Inc., dated as of September 19, 2016. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Share Purchase Agreement, dated November 18, 2014, between Navios Maritime Midstream Partners L.P. and Aegean Sea Maritime Holdings Inc. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

First Amendment to Share Purchase Agreement, dated October 25, 2016, between Navios Maritime Midstream Partners L.P. and Aegean Sea Maritime Holdings Inc. Please read “Item 7. Major Stockholders and Related Party Transactions” for a summary of certain contract terms.

•

Credit Agreement, dated January 31, 2017, among certain vessel-owning subsidiaries and ABN AMRO Bank N.V. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Loan Agreement for $24.0 million term loan facility, dated June 7, 2017, among Amorgos Shipping Corporation and Andros Shipping Corporation, HSH Nordbank AG, and the Banks and Financial Institutions listed therein (Previously filed as an exhibit to a Report on Form 6-K, filed on August 17, 2017, and hereby incorporated by reference).

•

Omnibus Agreement, effective as of June 8, 2017, among Navios Maritime Acquisition Corporation, Navios Maritime Holdings Inc., Navios Maritime Partners L.P., Navios Maritime Midstream Partners L.P., Navios Maritime Containers Inc. and Navios Partners Containers Finance Inc. (Previously filed as an exhibit to a Report on Form 6-K, filed on August 17, 2017, and hereby incorporated by reference).

•	$71.5 million new term loan facility

•

Bareboat charters and Memoranda of Agreement, by and among Sea 66 Leasing Co. Limited, Sea 67 Leasing Co. Limited, Sea 68 Leasing Co. Limited and Sea 69 Leasing Co. Limited wholly owned subsidiaries of China Merchants Bank Limited, dated March 31, 2018, providing for the sale and leaseback of the NAVE ATRIA, NAVE AQUILA, NAVE BELLATRIX and NAVE ORION respectively (filed as an exhibit to this report).

D.    Exchange controls

Under the laws of the of the Marshall Islands, Cayman Islands, Hong Kong and the British Virgin Islands, the countries of incorporation of the Company and its subsidiaries, there are currently no restrictions on the export or import of capital, including foreign exchange controls, or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

E.    Taxation of Holders

MATERIAL INCOME TAX CONSIDERATIONS

Marshall Islands Tax Considerations

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders. Under the laws of Marshall Islands, of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

Other Jurisdictions

The Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. As of January 1, 2014, foreign-flagged vessels that are managed by Greek or foreign ship management companies in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of such duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

Material U.S. Federal Income Tax Consequences

The following discussion addresses the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares of our common stock by beneficial owners of such shares. This discussion is based on current provisions of the Code, treasury regulations promulgated under the Code (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. No rulings from the IRS have been or will be sought with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts nor does it in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of shares of our common stock may vary depending upon such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of shares of our common stock who hold such shares as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to such beneficial owners that are subject to special treatment under U.S. federal income tax laws, including but not limited to: dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding shares of our common stock as part of a “hedge,” “straddle” or other risk reduction transaction; persons holding shares of our common stock through partnerships, trusts or other entities; beneficial owners of shares of our common stock that own 2% or more (by vote or value) of our outstanding capital stock; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more “United States persons” (as defined in the Code) have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996 and validly elected to continue to be treated as a domestic trust).

For purposes of this discussion, a beneficial owner of shares of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding shares of our common stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of shares of our common stock.

We urge beneficial owners of shares of our common stock to consult their own tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of shares of our common stock, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

U.S. Federal Income Taxation of Navios Acquisition

Navios Acquisition is a foreign company that is treated as a corporation for U.S. federal income tax purposes and it neither has made, nor intends to make, an election to be treated as other than a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of shares of our common stock as described below.

Taxation of Operating Income: In General

Under the Code, income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel, or the performance of services directly related to the use of a vessel, is treated as “Transportation Income.” Such Transportation Income can arise, for example, from the use (or hiring or leasing for use) of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.

Transportation Income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is considered to be 50.0% derived from sources within the United States (“U.S. Source International Transportation Income”). Transportation Income attributable to transportation that both begins and ends in the United States is considered to be 100.0% derived from sources within the United States (“U.S. Source Domestic Transportation Income”). Navios Acquisition is not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States. Transportation Income that is attributable to transportation exclusively between non-U.S. destinations is considered to be 100.0% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

U.S. Source International Transportation Income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction or, if such U.S. Source International Transportation Income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at a 21.0% rate) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code.

Exemption of Operating Income From U.S. Federal Income Taxation

In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations

thereunder, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax (each as described below) on its U.S. Source International Transportation income.

Under Section 883 of the Code, we will be exempt from U.S. federal income taxation on our U.S. Source International Transportation income if:

1. we and our vessel-owning subsidiaries are organized in a foreign country (“country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2. either:

•

more than 50% of the value of our stock is owned, directly or indirectly, for at least half the number of days during the taxable year by (i) individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, (ii) non-U.S. corporations that meet the “Publicly Traded Test” discussed below and are organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States or (iii) certain other qualified persons described in the applicable regulations, which we refer to as the “Qualified Shareholder Stock Ownership Test,” or

•

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, which we refer to as the “Publicly-Traded Test”; and

3. we meet certain substantiation, reporting and other requirements.

Currently, the jurisdiction where we are incorporated, as well as the jurisdictions where our vessel-owning subsidiaries are incorporated, namely, the Republic of the Marshall Islands, the Cayman Islands, Hong Kong and the British Virgin Islands, grant an “equivalent exemption” to U.S. corporations. Therefore, at present, we will be exempt from U.S. federal income taxation with respect to our U.S. Source International Transportation income if we satisfy either the Qualified Shareholder Stock Ownership Test or the Publicly-Traded Test. Our ability to satisfy the Qualified Shareholder Stock Ownership Test and Publicly-Traded Test is discussed below.

The Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock is currently “primarily traded” on the NYSE.

Under the Treasury Regulations, our stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market during the taxable year, which we refer to as the listing threshold. Since our common stock, which represents more than 50% of our outstanding shares by vote and value, is currently listed on the NYSE, we currently satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than de minimis quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We currently satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded during the taxable year on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock, which condition our common stock currently meets.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of our common stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of our common stock, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who owns 5% or more of our common stock, or “5% Stockholders,” the Treasury Regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common stock. The Treasury Regulations further provide that an investment company that is registered under the Investment Company Act will not be treated as a 5% Stockholder for such purposes.

If our 5% Stockholders did own more than 50% of our common stock, then we would be subject to the 5% Override Rule unless we were able to establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the total value of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no guarantee that we would be able to satisfy them in all cases.

Alpha Merit Corporation (a Marshall Islands corporation) owns approximately 43.0% of our common stock. Navios Holdings (a Marshall Islands corporation) currently owns 100% of Alpha Merit Corporation. For more than half the days during 2017, Navios Holdings directly owned approximately 43.0% of our common stock for U.S. federal income tax purposes. Navios Holdings has represented to us that it presently meets the Publicly Traded Test and has agreed to comply with the documentation and certification requirements described above. Accordingly, we anticipate that we will not be subject to the 5% Override Rule. However, there can be no assurance that Navios Holdings will continue to meet the Publicly Traded Test or continue to be able to comply with the documentation and certification requirements described above. Consequently, there can be no assurance that we will not be subject to the 5% Override Rule in the future. Effective as of January 1, 2018, Alpha Merit Corporation became a disregarded entity of Navios Holdings for U.S. federal income tax purposes, and therefore, Navios Holdings is treated for U.S. federal income tax purposes as directly owning approximately 43.0% of our common stock.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. Source International Transportation Income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

Since under the sourcing rules described above, no more than 50% of our U.S. Source International Transportation Income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our U.S. Source International Transportation Income would never exceed 2% of our gross income under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. Source International Transportation Income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. Source International Transportation Income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a 21.0 rate%. In addition, we may be subject to the 30% “branch profits” tax on any earnings and profits effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. Source International Transportation Income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. Source International Transportation Income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we will qualify for exemption under Section 883, we should not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that we did not depreciate the vessel for U.S. federal income tax purposes. If we took depreciation deductions with respect to the vessel for U.S. federal income tax purposes (which would be the case if the vessel had produced effectively connected income), upon the sale of such vessel, a portion of any gain realized on the sale would be sourced to the U.S. in proportion to the depreciation deductions taken in the U.S. compared to the total depreciation of the vessel.

United States Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of the rules applicable to a PFIC below, any distributions made by us with respect to our common stock to a U.S. Holder will constitute dividends, which will be taxable as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common stock on a dollar-for-dollar basis and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common shares for more than one year. Because Navios Acquisition is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to Navios Acquisition’s common stock will be treated as foreign source income and generally will be “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends received by a non-corporate U.S. Holder are taxed at ordinary income tax rates (currently, a maximum 37.0%) unless such dividends constitute “qualified dividend income.” “Qualified dividend income” generally includes a dividend paid by a foreign corporation if (i) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the U.S., (ii) the foreign corporation is not a PFIC for the taxable year during which the dividend is paid and the immediately preceding taxable year (which we do not believe we have been for 2017, or will be for subsequent years, as discussed below), (iii) the non-corporate U.S. Holder has owned the stock for more than 60 days during the 121-day period beginning 60 days before the date on which the stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such stock), and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Qualified dividend income is subject to the long-term capital gain tax rate, which is currently a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. Because the common stock of Navios Acquisition was traded on the NYSE during 2017, dividends paid during 2017 to U.S. Holders that are U.S. citizens or individual residents should generally be qualified dividend income subject to the long-term capital gains tax rate. However if the NYSE were to delist our shares from trading on its exchange, future dividends may not constitute qualified dividend income. See “Risk Factors” above.

Special rules may apply to any amounts received in respect of our common stock that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a share of common stock that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by an individual U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a share of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock. The U.S. Holder’s initial tax basis in a share of our common stock generally will be the U.S. Holder’s purchase price for the share and that tax basis will be reduced (but not below zero) by the amount of any distributions on our common stock that are treated as non-taxable returns of capital (as discussed under “—Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common stock, the corporate U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

As described above, long-term capital gains of non-corporate U.S. Holders are subject to the current favorable maximum tax rate of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common stock to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) and may carry forward capital losses indefinitely.

Passive Foreign Investment Company Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any subsidiary corporation in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will constitute “passive income” unless we are treated as deriving our rental income in the active conduct of a trade or business under applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we were not a PFIC for the 2011 through 2017 taxable years (we were treated as a PFIC for the 2008 through 2010 taxable years), and we do not believe that we will be a PFIC for 2018 and subsequent taxable years. For post-2010 taxable years, our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our 2010 taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our 2010 taxable year, we should not be a PFIC for any taxable year after our 2010 taxable year. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive (or are deemed to derive from any subsidiary in which we own at least 25% by value of the subsidiary’s stock) from time chartering activities should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we own and operate (or that we are deemed to own and operate through any subsidiary in which we own at least 25% by value of the subsidiary’s stock) in connection with the production of such income, in particular, the vessels we own (or we are deemed to own) that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” (As previously discussed, we were not a PFIC for the 2011 through 2017 taxable years and we do not believe that we will be treated as a PFIC for 2018 and subsequent taxable years.) As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common stock, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock, the U.S. Holder generally would be required to file IRS Form 8621 with the

U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common stock. It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common stock and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common stock in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common stock may be delisted by a qualifying exchange, our common stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common stock owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common stock is no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common stock and for which the U.S. Holder did not make a timely mark-to-market election or a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.”

Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common stock would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Moreover, (i) any dividends received by a non-corporate U.S. Holder in a year in which we are a PFIC (or in which we were a PFIC in the preceding year) will not be treated as “qualified dividend income” and will be subject to tax at rates applicable to ordinary income and (ii) if a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

If we are treated as a PFIC for any taxable year during the holding period of a U.S. Holder, unless the U.S. Holder makes a timely QEF election, or a timely “mark-to-market” election, for the first taxable year in which the U.S. Holder holds our common stock and in which we are a PFIC, we will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder owns our common stock even if we are not a PFIC for such years. U.S. Holders are encouraged to consult their tax advisers with respect to any available elections that may be applicable in such a situation. In this regard, while it is our position and our U.S. counsel’s position that we should not be a PFIC for taxable years 2011 through 2017 and we believe that we will not be a PFIC for subsequent taxable years, there is no assurance that these positions are correct. In addition, U.S. Holders should consult their tax advisers regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Controlled Foreign Corporation

Although we believe that Navios Acquisition likely was not a controlled foreign corporation (a “CFC”) as of December 31, 2017, we believe that tax rules recently enacted by the Tax Cuts and Jobs Act may result in Navios Acquisition being treated as a CFC for U.S. federal income tax purposes in the future. Navios Acquisition’s status as a CFC depends in large part on the percentage of our equity held by Navios Holdings (either directly or indirectly through Alpha Merit Corporation), whether one or more U.S. Holders own 10.0% or more (by vote or value) of the equity of Navios Acquisition, and various other factors. Any U.S. Holder of Navios Acquisition or Navios Holdings that owns 10% or more (by vote or value) of the equity of Navios Acquisition or Navios Holdings, as the case may be, should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Acquisition being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common stock and net gain attributable to the disposition of our common stock (in each case, unless such common stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

United States Federal Income Taxation of Non-U.S. Holders

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to our common stock if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or other Disposition of Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common stock provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of our common stock is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common stock if they are present in the United States for 183 days or more during the taxable year of the disposition and meet certain other requirements.

Certain Information Reporting Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,”

including our common stock, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common stock, unless such common stock is held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

U.S. Backup Withholding Tax and Related Information Reporting Requirements

In general, dividend payments and payments of proceeds from the disposition of our common stock made to a non-corporate U.S. Holder may be subject to information reporting requirements. Such payments may also be subject to backup withholding tax (currently at a rate of 24%) if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you are subject to backup withholding because you have previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a credit of any amounts withheld against your liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

F. Dividends and paying agents

Not applicable.

G. Statements by experts

Not applicable.

H. Documents on display

We file reports and other information with the SEC. These materials, including this Annual Report and the accompanying exhibits, may be inspected and copied at the public facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, or from the SEC’s website http://www.sec.gov. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330 and you may obtain copies at prescribed rates.

I. Subsidiary information

Not applicable.

Item 11. Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

Our functional and reporting currency is the U.S. dollar. We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar denominated. Transactions in currencies other than U.S. dollar are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized. Expenses incurred in foreign currencies against which the U.S. Dollar falls in value can increase thereby decreasing our income or vice versa if the U.S. dollar increases in value. For example, during the year ended December 31, 2017, the value of U.S. dollar decreased by approximately 12.3% as compared to the Euro.

Interest Rate Risk

In each of December 31, 2017 and 2016, Navios Acquisition had a total of $1.1 billion, in short term and long-term indebtedness. The debt is U.S. dollar-denominated. Borrowings under our credit facilities bear interest at rates based on a premium over U.S. $ LIBOR except for the interest rate on the Notes which is fixed. Therefore, we are exposed to the risk that our interest expense may increase if interest rates rise. For the year ended December 31, 2017, 2016 and 2015 we paid interest on our outstanding debt at a weighted average interest rate of 6.5%, 6.0% and 6.0%, respectively. A 1% increase in LIBOR would have increased our interest expense for the years ended December 31, 2017, 2016 and 2015 by $4.3 million, $5.1 million and $4.9 million, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist principally of trade accounts receivable. We closely monitor our exposure to customers for credit risk. We have policies in place to ensure that we trade with customers with an appropriate credit history. Our major customers during 2015 were: Navig8, Shell and Mansel. For the year ended December 31, 2015, these three customers accounted for 35.2%, 13.6% and 10.8%, respectively, of Navios Acquisition’s revenue. Our major customers during 2016 were: Navig8, Shell and Mansel. For the year ended December 31, 2016, these three customers accounted for 33.0%, 20.0% and 14.7%, respectively, of Navios Acquisition’s revenue. Our major customers during 2017 were: Navig8, Shell and Mansel. For the year ended December 31, 2017, Navig8, Mansel and Shell accounted for 31.9%, 14.3% and 13.7%, respectively, of Navios Acquisition’s revenue.

Cash and Cash Equivalents

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Inflation

Inflation has had a minimal impact on vessel operating expenses and general and administrative expenses. Our management does not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Item 12. Description of Securities Other than Equity Securities

Not applicable.

PART II

Item 13. Defaults, Dividend Arrearages and Delinquencies

None.

Item 14. Material Modifications to the Rights of Shareholders and Use of Proceeds

None.

Item 15. Controls and Procedures

A.    Disclosure Controls and Procedures

The management of Navios Acquisition, with the participation of the Chief Executive Officer and Chief Financial Officer, conducted an evaluation, pursuant to Rule 13a-15 promulgated under the Securities Act of 1934, as amended (the “Exchange Act”), of the effectiveness of our disclosure controls and procedures as of December 31, 2017. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of December 31, 2017.

Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosures.

B.    Management’s annual report on internal control over financial reporting

The management of Navios Acquisition is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) or 15d-15(f) of the Exchange Act. Navios Acquisition’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“GAAP”).

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Navios Acquisition’s management assessed the effectiveness of Navios Acquisition’s internal control over financial reporting as of December 31, 2017. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on its assessment, management concluded that, as of December 31, 2017, Navios Acquisition’s internal control over financial reporting is effective based on those criteria.

Navios Acquisition’s independent registered public accounting firm has issued an attestation report on Navios Acquisition’s internal control over financial reporting.

C.    Attestation report of the registered public accounting firm

Navios Acquisition’s independent registered public accounting firm has issued an audit report on Navios Acquisition’s internal control over financial reporting. This report appears on Page F-2 of the consolidated financial statements.

D.    Changes in internal control over financial reporting

There have been no changes in internal controls over financial reporting (identified in connection with management’s evaluation of such internal controls over financial reporting) that occurred during the year covered by this Annual Report that have materially affected, or are reasonably likely to materially affect, Navios Acquisition’s internal controls over financial reporting.

Item 16A. Audit Committee Financial Expert

Our audit committee currently consists of three independent directors, Mr. Veraros, Mr. Galatis and Ms. Noury. Each member of our audit committee is financially literate under the current listing standards of the NYSE, and our board of directors has determined that Mr. Veraros qualifies as an “audit committee financial expert,” as such term is defined by the SEC. Mr. Veraros is independent under applicable NYSE and SEC standards.

Item 16B. Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors and officers in accordance with applicable federal securities laws and the rules of the NYSE. The code is available for review on our website at http://www.navios-acquisition.com.

Item 16C. Principal Accountant Fees and Services

Audit Fees

Our principal accountants for the fiscal years 2017 and 2016 were PricewaterhouseCoopers S.A. The audit fees for the audit for each of the years ended December 31, 2017 and 2016 were $0.2 million and $0.3 million, respectively.

Audit-Related Fees

There were no audit-related fees billed in 2017 and 2016.

Tax Fees

There were no tax fees billed in 2017 and 2016.

Other Fees

There were no other fees billed in 2017 and 2016.

Audit Committee

The Audit Committee is responsible for the appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors. As part of this responsibility, the audit committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that they do not impair the auditors’ independence from Navios Acquisition. The Audit Committee has adopted a policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved.

The Audit Committee separately pre-approved all engagements and fees paid to our principal accountants in 2017 and 2016.

Item 16D. Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E. Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 16F. Change in Registrant’s Certifying Accountant

Not applicable.

Item 16G. Corporate Governance

Pursuant to an exception for foreign private issuers, we are not required to comply with the corporate governance practices followed by U.S. companies under the NYSE listing standards. However, we have voluntarily adopted all of the NYSE required practices.

Item 16H. Mine Safety Disclosures

Not applicable.

Item 17. Financial Statements

See Item 18.

Item 18. Financial Statements

The financial information required by this Item is set forth on pages F-1 to F-42 and are filed as part of this annual report.

Separate consolidated financial statements and notes thereto for Navios Midstream for each of the years ended December 31, 2017, 2016 and 2015 are being provided as a result of Navios Midstream meeting a significance test pursuant to Rule 3-09 of Regulation S-X and, accordingly, the financial statements of Navios Midstream for the year ended December 31, 2017 are required to be filed as part of this Annual Report on Form 20-F. See Exhibit 15.3 to this Annual Report on Form 20-F.

Item  19. Exhibits

Exhibit No.	Description

1.1	Amended and Restated Articles of Incorporation (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010 and hereby incorporated by reference.)

1.2	Articles of Amendment to the Amended and Restated Articles of Incorporation (Previously filed as an exhibit to a Report on Form 6-K filed on February 10, 2011, and hereby incorporated by reference.)

1.3	By-laws (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-1, as amended (File No 333-151707) and hereby incorporated by reference.)

2.1	Specimen Unit Certificate (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-1, as amended (File No 333-151707) and hereby incorporated by reference.)

2.2	Specimen Common Stock Certificate (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-1, as amended (File No 333-151707) and hereby incorporated by reference.)

Exhibit No.	Description
2.3	Specimen Warrant Certificate (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-1, as amended (File No 333-151707) and hereby incorporated by reference.)

2.4	Form of Amendment to Warrant Agreement between Continental Stock Transfer & Trust Company and Navios Acquisition (Previously filed as an exhibit to a Report on Form 6-K filed on July 29, 2010, and hereby incorporated by reference.)

2.5	Certificate of Designation of the Series A Convertible Preferred Stock, as filed with the Registrar of Companies of the Republic of the Marshall Islands on September 16, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on September 21, 2010, and hereby incorporated by reference.)

2.6	Certificate of Designation of the Series B Convertible Preferred Stock, as filed with the Registrar of Companies of the Republic of the Marshall Islands on October 29, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on November 9, 2010, and hereby incorporated by reference.)

2.7	Certificate of Designation of the Series C Convertible Preferred Stock, as filed with the Registrar of Companies of the Republic of the Marshall Islands on March 29, 2011 (Previously filed as an exhibit to a Report on Form 6-K filed on April 12, 2011, and hereby incorporated by reference.)

2.8	Indenture dated November 13, 2013 (Previously filed as an exhibit to a Report on Form 6-K filed on December 9, 2013, and hereby incorporated by reference.)

2.9	Certificate of Designation of the Series D Convertible Preferred Stock, as filed with the Registrar of Companies of the Republic of the Marshall Islands on August 24, 2012 (Previously filed as an exhibit to a Report on Form 6-K filed on November 16, 2012, and hereby incorporated by reference.)

2.10	Form of Indenture (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-3 filed on November 21, 2016, and hereby incorporated by reference).

4.1	Form of Right of First Refusal Agreement among Navios Acquisition, Navios Holdings and Navios Partners (Previously filed as an exhibit to the Navios Acquisition Registration Statement on Form F-1, as amended (File No 333-151707) and hereby incorporated by reference.)

4.2	Repurchase Plan dated April 8, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on April 12, 2010, and hereby incorporated by reference.)

4.3	Amended Co-Investment Shares Subscription Agreement dated April 8, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on April 12, 2010, and hereby incorporated by reference.)

4.4	Acquisition Agreement, dated April 8, 2010 between Navios Acquisition and Navios Holdings (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.5	Management Agreement dated May 28, 2010 between Navios Acquisition and Navios Ship Management Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.6	Administrative Services Agreement dated May 28, 2010 between Navios Acquisition and Navios Ship Management Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.7	Acquisition Omnibus Agreement dated May 28, 2010 among Navios Acquisition, Navios Holdings and Navios Partners (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.8	Midstream Omnibus Agreement dated November 18, 2014 among Navios Midstream, Navios Holdings and Navios Partners (Previously filed as an exhibit to a Registration Statement on Form S-1 for Navios Maritime Midstream Partners LP filed on October 27, 2014, and hereby incorporated by reference.)

Exhibit No.	Description
4.9

Navios Containers Agreement dated June 8, 2017 among Navios Containers, Navios Acquisition, Navios Midstream, Navios Holdings and Navios Partners (Previously filed as an exhibit to a Report on Form 6-K filed on August 1, 2017, and hereby incorporated by reference.)

4.10	Securities Purchase Agreement dated July 18, 2010 between Navios Acquisition and Vanship Holdings Limited (Previously filed as an exhibit to a Report on Form 6-K filed on July 26, 2010, and hereby incorporated by reference.)

4.11	Credit Agreement, dated April 7, 2010, among certain vessel-owning subsidiaries and Deutsche Schiffsbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.12	Credit Agreement, dated April 8, 2010, among certain vessel-owning subsidiaries and DVB Bank SE and Fortis Bank (Previously filed as an exhibit to a Report on Form 6-K filed on June 4, 2010, and hereby incorporated by reference.)

4.13	Facility Agreement for $52.2 million term loan facility, dated October 26, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on November 9, 2010, and hereby incorporated by reference.)

4.14	Facility Agreement for $52.0 million term loan facility, dated December 6, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on January 12, 2012, and hereby incorporated by reference.)

4.15	Registration Rights Agreement dated May 26, 2011 (Previously filed as an exhibit to a Report on Form 6-K filed on May 27, 2011, and hereby incorporated by reference.)

4.16	Loan Agreement for $40.0 million with Navios Maritime Holdings Inc., dated September 7, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on May 27, 2011, and hereby incorporated by reference.)

4.17	Letter Agreement Nr. 1 to Loan Agreement, dated as of October 21, 2010 (Previously filed as an exhibit to a Report on Form 6-K filed on May 27, 2011, and hereby incorporated by reference.)

4.18	Letter Agreement Nr. 2 to Loan Agreement, dated November 8, 2011 (Previously filed as an exhibit to a Report on Form 6-K filed on November 15, 2011, and hereby incorporated by reference.)

4.19	Facility Agreement for up to $28.1 million term loan facility, dated December 29, 2011 (Previously filed as an exhibit to a Report on Form 6-K filed on February 22, 2012, and hereby incorporated by reference.)

4.20	Facility Agreement for $56.3 million term loan facility, dated December 29, 2011 (Previously filed as an exhibit to a Report on Form 6-K filed on February 22, 2012, and hereby incorporated by reference.)

4.21	Facility Agreement for $51.0 million term loan facility, dated February 6, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on February 13, 2014, and hereby incorporated by reference.)

4.22	Loan Agreement between Navios Europe Inc., Navios Acquisition, Navios Maritime Holdings Inc. and Navios Maritime Partners L.P., as lenders, Navios Partners Europe Finance Inc., as agent, Navios Acquisition Europe Finance Inc., a wholly owned subsidiary of Navios Acquisition, as arranger and Navios Holdings Europe Finance Inc., as security trustee, dated December 13, 2013 (Previously filed as an exhibit to a Report on Form 6-K filed on February 13, 2014, and hereby incorporated by reference.)

4.23	Amendment to the Management Agreement dated May 4, 2012 (Previously filed as an exhibit to a Report on Form 6-K filed on May 15, 2012, and hereby incorporated by reference.)

Exhibit No.	Description
4.24

Term Loan Facility Agreement for $132.4 million loan facility, dated July 18, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on August 12, 2014, and hereby incorporated by reference.)

4.25	Short Term Credit Facility for up to $200.0 million, dated November 11, 2014, with Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 20-F filed on March 30, 2015, and hereby incorporated by reference.)

4.26	Securities Purchase Agreement, dated February 26, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on March 4, 2013, and hereby incorporated by reference.)

4.27	Form of Co-Investment Share Purchase Agreement (Previously filed as an exhibit to a Report on Form 6-K filed on March 4, 2013, and hereby incorporated by reference.)

4.28	Registration Rights Agreement, dated February 26, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. and the management investors party thereto (Previously filed as an exhibit to a Report on Form 6-K filed on March 4, 2013, and hereby incorporated by reference.)

4.29	Securities Purchase Agreement, dated May 21, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on May 30, 2013, and hereby incorporated by reference.)

4.30	Registration Rights Agreement, dated May 21, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on May 30, 2013, and hereby incorporated by reference.)

4.31	Securities Purchase Agreement, dated September 16, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on September 18, 2013, and hereby incorporated by reference.)

4.32	Registration Rights Agreement, dated September 16, 2013, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on September 18, 2013, and hereby incorporated by reference.)

4.33	First Supplemental Indenture dated January 8, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on April 3, 2014, and hereby incorporated by reference.)

4.34	Second Supplemental Indenture dated February 20, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on April 3, 2014, and hereby incorporated by reference.)

4.35	Third Supplemental Indenture dated March 31, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on April 3, 2014, and hereby incorporated by reference.)

4.36	Fourth Supplemental Indenture dated May 28, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on August 12, 2014, and hereby incorporated by reference.)

4.37	Fifth Supplemental Indenture dated December 4, 2014 (Previously filed as an exhibit to a Report on Form 20-F filed on March 30, 2015, and hereby incorporated by reference.)

4.38	Backstop Agreement, dated November 18, 2014, with Navios Maritime Midstream Partners LP (Previously filed as an exhibit to a Report on Form 20-F for Navios Maritime Midstream Partners LP filed on March 17, 2015, and hereby incorporated by reference.)

4.39	Navios Midstream General Partner Option Agreement, dated November 18, 2014, with Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 20-F for Navios Maritime Midstream Partners LP filed on March 17, 2015, and hereby incorporated by reference.)

Exhibit No.	Description
4.40

General Partner Option Agreement, dated as of November 18, 2014, with Navios Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 20-F for Navios Maritime Midstream Partners LP filed on March 17, 2015, and hereby incorporated by reference.)

4.41	Amendment to the Management Agreement dated May 14, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on May 22, 2014, and hereby incorporated by reference.)

4.42	Amendment to the Administrative Services Agreement dated May 14, 2014 (Previously filed as an exhibit to a Report on Form 6-K filed on May 22, 2014, and hereby incorporated by reference.)

4.43	Amended and Restated Facility Agreement for $125.0 million term loan facility, dated November 4, 2015 (Previously filed as an exhibit to a Report on Form 6-K filed on November 13, 2015, and hereby incorporated by reference.)

4.44	Sixth Supplemental Indenture, dated November 17, 2015 (Previously filed as an exhibit to a Report on Form 6-K filed on January 6, 2016, and hereby incorporated by reference.)

4.45	Facility Agreement for up to $44.0 million term loan facility, dated December 18, 2015 (Previously filed as an exhibit to a Report on Form 6-K filed on January 6, 2016, and hereby incorporated by reference.)

4.46	Loan Agreement for up to $70.0 million with Navios Maritime Holdings Inc., dated as of September 19, 2016 (Previously filed as an exhibit to a Report on Form 6-K filed on September 21, 2016, and hereby incorporated by reference.)

4.47	Share Purchase Agreement, dated November 18, 2014, between Navios Maritime Midstream Partners L.P. and Aegean Sea Maritime Holdings Inc. (Previously filed as an exhibit to a Registration Statement on Form F-1 filed on October 27, 2014, and hereby incorporated by reference).

4.48	First Amendment to Share Purchase Agreement, dated October 25, 2016, between Navios Maritime Midstream Partners L.P. and Aegean Sea Maritime Holdings Inc. (Previously filed as an exhibit to a Report on Form 6-K filed on November 21, 2016, and hereby incorporated by reference).

4.49	Facility Agreement for $26.7 million term loan facility, dated January 31, 2017, among certain vessel-owning subsidiaries and ABN AMRO Bank N.V. (Previously filed as an exhibit to a Report on Form 20-F, filed on April 5, 2017, and hereby incorporated by reference).

4.50	Loan Agreement for $24.0 million term loan facility, dated June 7, 2017, among Amorgos Shipping Corporation and Andros Shipping Corporation, HSH Nordbank AG, and the Banks and Financial Institutions listed therein (Previously filed as an exhibit to a Report on Form 6-K, filed on August 17, 2017, and hereby incorporated by reference).

4.51	Omnibus Agreement, effective as of June 8, 2017, among Navios Maritime Acquisition Corporation, Navios Maritime Holdings Inc., Navios Maritime Partners L.P., Navios Maritime Midstream Partners L.P., Navios Maritime Containers Inc. and Navios Partners Containers Finance Inc. (Previously filed as an exhibit to a Report on Form 6-K, filed on August 17, 2017, and hereby incorporated by reference).

4.52	Bareboat charters and Memoranda of Agreement, by and among Sea 66 Leasing Co. Limited, Sea 67 Leasing Co. Limited, Sea 68 Leasing Co. Limited and Sea 69 Leasing Co. Limited wholly owned subsidiaries of China Merchants Bank Limited, dated March 31, 2018, providing for the sale and leaseback of the NAVE ATRIA, NAVE AQUILA, NAVE BELLATRIX and NAVE ORION respectively.*

8.1	List of subsidiaries.*

12.1	Certification by principal executive officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

Exhibit No.	Description
12.2	Certification by principal financial officer pursuant to section 302 of the Sarbanes-Oxley Act of 2002.*

13.1	Certification by principal executive officer and principal financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. +

15.1	Consent of PricewaterhouseCoopers S.A.*

15.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

15.3	Financial statements of Navios Maritime Midstream Partners L.P. for the fiscal years ended December 31, 2017, 2016 and 2015.*

101	The following materials from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets at December 31, 2017 and 2016; (ii) Consolidated Statements of Operations for each of the years ended December 31, 2017, 2016 and 2015; (iii) Consolidated Statements of Cash Flows for each of the years ended December 31, 2017, 2016 and 2015; (iv) Consolidated Statements of Changes in Equity for each of the years ended December 31, 2017, 2016 and 2015; and (v) the Notes to the Consolidated Financial Statements as blocks of text.

*	Filed herewith.
+	Furnished herewith.

Signatures

Navios Maritime Acquisition Corporation hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

Navios Maritime Acquisition Corporation

/s/ Angeliki Frangou
By:	Angeliki Frangou
Its:	Chairman and Chief Executive Officer

Date: April 5, 2018

NAVIOS MARITIME ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Navios Maritime Acquisition Corporation:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Navios Maritime Acquisition Corporation and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Annual Report on Internal Control over Financial Reporting” appearing under Item 15(b) of the Company’s 2017 Annual Report on Form 20-F. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 5, 2018

We have served as the Company’s auditor since 2010.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except share data)

	Notes	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	3	$81,151	$49,292
Restricted cash	3	5,307	7,366
Accounts receivable, net	4	12,810	20,933
Due from related parties, short term	15	13,931	25,047
Prepaid expenses and other current assets		6,534	4,644
Total current assets		119,733	107,282
Vessels, net	5	1,250,043	1,306,923
Goodwill	7	1,579	1,579
Other long-term assets		900	900
Deferred dry dock and special survey costs, net		20,871	10,172
Investment in affiliates	8,15	125,062	196,695
Due from related parties, long-term	8,15	54,593	80,068
Total non-current assets		1,453,048	1,596,337
Total assets		$1,572,781	$1,703,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	9	$3,862	$4,855
Accrued expenses	11	12,211	11,047
Due to related parties, short-term	8,15	17,107	—
Deferred revenue		5,028	8,519
Current portion of long-term debt, net of deferred finance costs	12	36,410	55,000
Total current liabilities		74,618	79,421
Long-term debt, net of current portion, premium and net of deferred finance costs	12	1,028,959	1,040,938
Deferred gain on sale of assets	5,15	6,729	7,829
Total non-current liabilities		1,035,688	1,048,767
Total liabilities		$1,110,306	$1,128,188
Commitments and contingencies	16	—	—
Puttable common stock 0 and 250,000 shares issued and outstanding with $0 and $2,500 redemption amount as of December 31, 2017 and December 31, 2016, respectively	17	—	2,500
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 1,000 series C shares issued and outstanding as of December 31, 2017 and December 31, 2016	17	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 152,107,905 and 150,582,990 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	17	15	15
Additional paid-in capital	17	518,071	541,720
(Accumulated deficit)/ Retained earnings		(55,611)	31,196
Total stockholders’ equity		462,475	572,931
Total liabilities and stockholders’ equity		$1,572,781	$1,703,619

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. dollars- except share and per share data)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Revenue	18	$227,288	$290,245	$313,396
Time charter and voyage expenses	15	(21,919)	(4,980)	(4,492)
Direct vessel expenses	15	(4,198)	(3,567)	(1,532)
Management fees (entirely through related party transactions)	15	(94,973)	(97,866)	(95,336)
General and administrative expenses	15,17	(13,969)	(17,057)	(15,532)
Depreciation and amortization	5,6	(56,880)	(57,617)	(57,623)
Interest income	8,15	10,042	4,767	1,683
Interest expenses and finance cost	12	(76,438)	(75,987)	(73,561)
Gain on sale of vessels	5,15	—	11,749	5,771
Equity/ (loss) in net earnings of affiliated companies	8	(46,657)	15,499	18,436
Other income		82	377	41
Other expense		(1,277)	(2,685)	(1,514)
Net (loss)/ income		$(78,899)	$62,878	$89,737
Dividend on preferred shares Series B		—	—	(78)
Dividend on preferred shares Series D		—	—	(281)
Dividend on restricted shares		(89)	(105)	(245)
Undistributed loss/ (income) attributable to Series C participating preferred shares		3,835	(3,058)	(4,337)
Net (loss)/ income attributable to common stockholders, basic	19	$(75,153)	$59,715	$84,796
Plus:
Dividend on preferred shares Series B		—	—	78
Dividend on preferred shares Series D		—	—	281
Dividend on restricted shares		—	105	245
Net (loss)/ income attributable to common stockholders, diluted	19	(75,153)	59,820	$85,400
Net (loss)/ income per share, basic	19	$(0.50)	$0.40	$0.57
Weighted average number of shares, basic		150,412,031	149,932,713	150,025,086
Net (loss)/ income per share, diluted	19	$(0.50)	$0.40	$0.56
Weighted average number of shares, diluted		150,412,031	150,736,156	153,300,395

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Operating Activities
Net (loss)/ income		$(78,899)	$62,878	$89,737
Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	5,6	56,880	57,617	57,623
Amortization and write-off of deferred finance costs and bond premium	12	3,784	3,656	3,495
Gain on debt repayment		—	(350)	—
Amortization of dry dock and special survey costs		4,198	2,837	1,532
Stock based compensation	17	57	864	2,362
Gain on sale of vessels	5	—	(11,749)	(5,771)
Equity/ (loss) in earnings of affiliates, net of dividends received	8	56,923	(1,438)	(3,821)
Changes in operating assets and liabilities:
(Increase)/ decrease in prepaid expenses and other current assets		(2,390)	(479)	5,067
Decrease/ (increase) in accounts receivable		8,123	(6,731)	4,367
Decrease/ (increase) in due from related parties short-term		11,116	(7,210)	—
(Increase)/ decrease in restricted cash		(26)	224	(41)
Decrease/ (increase) in other long term assets		—	1,020	(1,230)
(Decrease)/ increase in accounts payable		(993)	2,102	1,246
Increase/ (decrease) in accrued expenses		1,164	1,245	(293)
Payments for dry dock and special survey costs		(14,897)	(3,828)	(6,598)
Increase/ (decrease) in due to related parties		17,107	—	(17,763)
Increase in due from related parties long-term		(12,730)	(7,638)	(16,476)
(Decrease)/ increase in deferred revenue		(3,475)	(75)	6,200
Net cash provided by operating activities		$45,942	$92,945	$119,636
Investing Activities
Loan repayment from affiliated companies	15	55,132	—	—
Acquisition of vessels	5	—	—	(163,791)
Net cash proceeds from sale of vessels	5,8	—	89,988	71,224
Investment in affiliates		(84)	(89)	(7,201)
Loans receivable from affiliates		(13,706)	(4,275)	(7,327)
Loan receivable from affiliate, net of issuance fee and costs	15	—	(49,342)	—
Dividends received from affiliates		11,036	7,223	2,585
Net cash provided by/ (used in) investing activities		$52,378	$43,505	$(104,510)
Financing Activities
Loan proceeds, net of deferred finance costs	12	49,764	—	192,930
Loan repayments	12	(84,196)	(105,531)	(140,861)
Dividend paid	10	(31,614)	(31,682)	(40,084)
Decrease/ (increase) in restricted cash		2,085	(750)	(130)
Payment to related party	15	—	—	(11,265)
Redemption of Convertible shares and puttable common stock	17	(2,500)	(4,000)	(5,500)
Acquisition of treasury stock	17	—	—	(9,904)
Net cash used in financing activities		$(66,461)	$(141,963)	$(14,814)
Net increase/ (decrease) in cash and cash equivalents		31,859	(5,513)	312
Cash and cash equivalents, beginning of year		49,292	54,805	54,493
Cash and cash equivalents, end of year		$81,151	$49,292	$54,805
Supplemental disclosures of cash flow information
Cash interest paid, net of capitalized interest		$71,966	$72,478	$70,130
Non-cash investing activities
Capitalized financing costs		$—	$—	$19
Investment in affiliates received upon sale of vessels		$—	$—	$27,111
Accrued interest on loan to affiliates		$2,643	$3,498	$1,357
Deferred gain on sale of assets		$—	$8,823	$8,971
Non-cash financing activities
Acquisition of vessels		$—	$—	$(914)
Due to related party		$—	$—	$(914)
Stock based compensation		$57	$864	$2,362

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars, except share data)

		Preferred Stock		Common Stock
	Notes	Number of Preferred Shares	Amount	Number of Common Shares	Amount	Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2014 (Revised)		4,540	$—	151,664,942	$15	$557,125	$(66,347)	$490,793
Conversion of preferred stock into puttable common stock	17	—	—	800,000	—	—	—	—
Redemption of puttable common stock	17	—	—	(150,000)	—	—	—	—
Conversion of preferred stock into common stock	17	(540)	—	172,800	—	—	—	—
Acquisition of treasury stock	17	—	—	(2,704,752)	—	(9,904)	—	(9,904)
Stock based compensation	17	—	—	—	—	2,362	—	2,362
Dividend paid/ declared	10	—	—	—	—	(8,727)	(23,390)	(32,117)
Net income		—	—	—	—	—	89,737	89,737
Balance, December 31, 2015		4,000	$—	149,782,990	$15	$540,856	$—	$540,871
Redemption of puttable common stock	17	—	—	(400,000)	—	—	—	—
Conversion of Series A preferred stock into common stock	17	(3,000)	—	1,200,000	—	—	—	—
Stock based compensation	17	—	—	—	—	864	—	864
Dividend paid/ declared	10	—	—	—	—	—	(31,682)	(31,682)
Net income		—	—	—	—	—	62,878	62,878
Balance, December 31, 2016		1,000	$—	150,582,990	$15	$541,720	$31,196	$572,931
Redemption of puttable common stock	17	—	—	(250,000)	—	—	—	—
Stock based compensation	17	—	—	1,774,915	—	57	—	57
Dividend paid/ declared	10	—	—	—	—	(23,706)	(7,908)	(31,614)
Net (loss)		—	—	—	—	—	(78,899)	(78,899)
Balance, December 31, 2017		1,000	$—	152,107,905	$15	$518,071	$(55,611)	$462,475

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 1: DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) (NYSE: NNA) owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. The Company’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. The Company is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”).

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering (“IPO”). On May 28, 2010, Navios Acquisition consummated the vessel acquisition which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

In November 2014, Navios Maritime Midstream Partners L.P. (“Navios Midstream”), a company formed as a subsidiary of Navios Acquisition, completed an IPO of its units in the United States and is listed on the NYSE under the symbol “NAP”. (Refer to Note 8, “Investment in affiliates”). Navios Midstream is a publicly traded master limited partnership which owns, operates and acquires crude oil tankers, refined petroleum product tankers, chemical tankers and liquefied petroleum gas tankers under long-term employment contracts.

On November 16, 2017, in accordance with the terms of the Navios Midstream Partnership Agreement all of the issued and outstanding 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units.

As of December 31, 2017, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

As of December 31, 2017, Navios Holdings had 42.9% of the voting power and 46.2% of the economic interest in Navios Acquisition.

As of December 31, 2017, Navios Acquisition had outstanding: 152,107,905 shares of common stock and 1,000 shares of Series C Convertible Preferred Stock held by Navios Holdings.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(b) Principles of consolidation: The accompanying consolidated financial statements include the accounts of Navios Acquisition, a Marshall Islands corporation, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated statements.

The Company also consolidates entities that are determined to be variable interest entities (“VIEs”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

(c) Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its equity method investments, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(d) Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights and/or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries if deemed to be a business combination. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of December 31, 2017, the entities included in these consolidated financial statements were:

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2017	2016	2015
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antiparos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ikaria Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Mytilene Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Dream Limited	Vessel-Owning Company(3)	Hong Kong	—	—	1/1 - 6/17
Shinyo Loyalty Limited	Former Vessel-Owning Company(1)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Navigator Limited	Former Vessel-Owning Company(2)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Alonnisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Makronisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Paxos Shipping Corporation	Former Vessel-Owning Company(5)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Donoussa Shipping Corporation	Former Vessel-Owning Company(6)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Schinousa Shipping Corporation	Former Vessel-Owning Company(7)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2017	2016	2015
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Sikinos Shipping Corporation	Vessel-Owning Company(3)	Marshall Is.	—	—	1/1 - 6/17
Kerkyra Shipping Corporation	Vessel-Owning Company(8)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	10/9 - 12/31
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	10/9 - 12/31
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)	Navios Midstream acquired all of the outstanding shares of capital stock of the vessel-owning subsidiary.
(4)

Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.

(5)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(6)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016.
(7)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016.
(8)	The vessel Nave Galactic was sold to Navios Midstream on March 29, 2018 (see Note 22).

(e) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes and contingencies and the valuations estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(f) Cash and Cash equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

(g) Restricted Cash: As of December 31, 2017 and 2016, restricted cash consisted of $5,307 and $7,366, respectively, which related to amounts held in retention account in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

(h) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(i) Other long term assets: As of December 31, 2017 and 2016, the amounts shown as other long term assets reflected the advances of $900 and $900, respectively, to certain unrelated counterparties for working capital purposes as per charters entered with them.

(j) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT.

Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(k) Vessels held for sale: Vessels are classified as “Vessels held for sale” when all of the following criteria are met: management has committed to a plan to sell the vessel; the vessel is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the vessel have been initiated; the sale of the vessel is probable and transfer of the vessel is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Vessels classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

(l) Deposits for vessels acquisitions: This represents amounts paid by the Company in accordance with the terms of the purchase agreements for the construction of long-lived fixed assets. Interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. Capitalized interest amounted to $0, $0 and $104 as of December 31, 2017, 2016 and 2015, respectively.

(m) Impairment of long-lived asset group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Undiscounted projected net operating cash flows are determined for each asset group (consisting of the individual vessel and the intangible, if any, with respect to the time charter agreement attached to that vessel) and compared to the vessel carrying value and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings, if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2017, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Acquisition’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until May 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.6% based on the fleet historical performance.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels, existed as of December 31, 2017, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the statements of operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose Navios Acquisition to material impairment charges in the future.

There was no impairment loss was recognized for the years ended December 31, 2017, 2016 and 2015, respectively.

(n) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining loan facilities and are presented as a deduction from the corresponding liability, consistent with debt discount. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization of deferred finance costs for each of the years ended December 31, 2017, 2016 and 2015 was $3,905, $3,501 and $3,183, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(o) Goodwill: Goodwill acquired in a business combination is not to be amortized. Goodwill is tested for impairment at the reporting unit level at least annually and written down with a charge to the statements of operations if the carrying amount exceeds the estimated implied fair value.

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. The Company determines the fair value of the reporting unit based on a combination of discounted cash flow analysis and an industry market multiple.

If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it with its carrying amount. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to its implied fair value.

Navios Acquisition has one reporting unit. No impairment loss was recognized for any of the periods presented.

(p) Intangibles other than goodwill: Navios Acquisition’s intangible assets and liabilities consisted of favorable lease terms and unfavorable lease terms. When intangible assets or liabilities associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires us to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on Navios Acquisition’s financial position and results of operations.

The amortizable value of favorable and unfavorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statements of operations in the depreciation and amortization line item. The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset. If a vessel purchase option is exercised the portion of this asset will be capitalized as part of the cost of the vessel and will be depreciated over the remaining useful life of the vessel. As of December 31, 2017 and 2016, Navios Acquisition did not have any intangible assets or liabilities.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets and liabilities as described in paragraph (m) above. As of December 31, 2017 and 2016, there was no impairment of intangible assets.

(q) Preferred shares Series D: Navios Acquisition issued shares of its authorized Series D Preferred Stock (nominal and fair value $12,000) to a shipyard, in partial settlement of the purchase price of its newbuild vessels. The preferred stock contains a 6% per annum dividend payable quarterly, starting one year after delivery of the

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

vessel. The Series D Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. The holder of the preferred stock had the right to convert the shares of preferred stock into common stock prior to the scheduled maturity dates at a price of $7.00 per share of common stock. The preferred stock did not have any voting rights. Navios Acquisition was obligated to redeem the Series D Preferred Stock (or converted common shares) at holder’s option exercisable beginning on 18 months after issuance, at par payable at up to 12 equal quarterly installments.

The fair value of the series D Preferred Stock, was determined using a combination of Black Scholes model and discounted projected cash flows for the conversion option and put, respectively. The model used took into account the credit spread of Navios Acquisition, the volatility of its stock, as well as the price of its stock at the issuance date. The convertible preferred stock was classified as temporary equity (i.e., apart from permanent equity) as a result of the redemption feature upon exercise of the put option granted to the holder of the preferred stock.

(r) Investments in Equity Securities: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its investments in Navios Midstream, Navios Europe I Inc. (“Navios Europe I”) and Navios Europe II Inc. (“Navios Europe II”) for “other-than-temporary impairment” (“OTTI”) on a quarterly basis. Consideration is given to (i) the length of time and the extent to which the fair value has been less than the carrying value, (ii) the financial condition and near-term prospects of Navios Midstream, Navios Europe I and Navios Europe II, and (iii) the intent and ability of the Company to retain its investment in Navios Midstream, Navios Europe I and Navios Europe II for a period of time sufficient to allow for any anticipated recovery in fair value.

As of June 30, 2017, the Company considered the decline in fair value of its investment in Navios Midstream as “other-than- temporary” and therefore, recognized a non-cash loss of $59,104 based on its quoted unit price of $9.36, as of June 30, 2017. The respective loss was included in “Equity/ (loss) in net earnings of affiliated companies” in the accompanying consolidated statement of Operations.

(s) Deferred Dry dock and Special Survey Costs: Navios Acquisition’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written off to income in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2017, 2016 and 2015, the amortization expense was $4,198,

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

$2,837 and $1,532, respectively. Accumulated amortization as of December 31, 2017 and 2016 amounted to $8,360 and $4,995, respectively.

(t) Foreign currency translation: Navios Acquisition’s functional and reporting currency is the U.S. dollar. Navios Acquisition engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Acquisition’s wholly owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statements of operations.

(u) Provisions: Navios Acquisition, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If Navios Acquisition has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Acquisition will provide the lower amount of the range. Navios Acquisition, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement dated May 28, 2010, as recently amended in May 2016, and are included as part of the daily fee of $6.35 for each MR2 product tanker and chemical tanker vessel, $7.15 per LR1 product tanker vessel and $9.5 per VLCC vessel. (See Note 15).

(v) Segment Reporting: Navios Acquisition reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers or vessel type. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

(w) Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when services are rendered, under a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. Revenue is generated from the voyage charter and the time charter of vessels.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. Voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement. Profit sharing for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 amounted to $918, $7,603 and $32,060, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Pooling arrangements: For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. Revenue for vessels operating in pooling arrangements amounted to $46,626, $50,832 and $43,406, for the years ended December 31, 2017, 2016 and 2015, respectively.

The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and bunkers, port charges, canal tolls, cargo handling, agency fees, brokerage commissions and the reasonable estimate of the loss for backstop agreements. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of Navios Acquisition’s fleet.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as previously amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Prepaid Expense and Other Current Assets: Prepaid expenses relate primarily to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the voyage or charter period.

(x) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: Navios Acquisition’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Acquisition closely monitors its exposure to customers and counterparties for credit risk. Navios Acquisition has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Acquisition. When negotiating on behalf of Navios Acquisition various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history. For the year ended December 31, 2017, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8 Group of Companies (“Navig8”), Mansel LTD (“Mansel”) and Shell Tankers Singapore Private LTD (“Shell”), which accounted for 31.9%, 14.3% and 13.7%, respectively. For the year ended December 31, 2016, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell and Mansel, which accounted for 33.0%, 20.0% and 14.7%, respectively. For the year ended December 31, 2015, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell and Mansel, which accounted for 35.2%, 13.6% and 10.8%, respectively.

No other customers accounted for 10% or more of total revenue for any of the years presented.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

(y) Earnings per Share: Basic earnings per share is computed by dividing net income attributable to Navios Acquisition’s common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised. Dilution has been computed by the treasury stock method whereby all of the Company’s dilutive securities (the warrants and preferred shares and the stock options) are assumed to be exercised and the proceeds used to repurchase shares of common stock at the weighted average

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

market price of the Company’s common stock during the relevant periods. Convertible shares are included in the diluted earnings per share, based on the weighted average number of convertible shares assumed to be outstanding during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted earnings per share computation. Restricted stock and restricted stock units (vested and unvested) are included in the calculation of the diluted earnings per share, based on the weighted average number of restricted stock and restricted stock units assumed to be outstanding during the period.

Net (loss)/ income for the years ended December 31, 2017, 2016 and 2015 was adjusted for the purposes of earnings per share calculation, for the dividends on the Series B Preferred Shares, the Series D Preferred Shares, the restricted common stock and for the undistributed income that is attributable to the Series C Convertible Preferred Stock.

(z) Dividends: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

(za) Stock based Compensation: In October 2013, Navios Acquisition authorized the issuance of shares of restricted common stock and stock options for its directors. These awards of restricted common stock and stock options are based on service conditions only and vest over three years.

The fair value of stock option grants is determined with reference to option pricing model, and principally adjusted Black-Scholes models. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant. Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the restricted shares and stock options described above amounted to $0, $864 and $2,362 as of December 31, 2017, 2016 and 2015, respectively, and it is reflected in general and administrative expenses on the statements of operations.

There were no shares of restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock that had been granted in October 2013, respectively, were vested. Accordingly, there were no unvested restricted shares outstanding as of December 31, 2017 and as of December 31, 2016.

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no unvested stock options outstanding and non-vested as of December 31, 2017 and as of December 31, 2016.

The weighted average contractual life of stock options outstanding as of December 31, 2017 was 5.8 years.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2,094).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangements described above amounts to $57, as of December 31, 2017, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

There were no shares of restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

Restricted Stock outstanding and not vested amounted to 1,774,915 shares as of December 31, 2017.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $2,038 as of December 31, 2017 and is expected to be recognized over the weighted average period of 4.0 years.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	December 31, 2017	December 31, 2016
Cash on hand and at banks	$60,088	$39,286
Short-term deposits	21,063	10,006
Total cash and cash equivalents	$81,151	$49,292

Short-term deposits and highly liquid funds relate to amounts held in banks for general financing purposes and represent deposits with an original maturity of less than three months.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

In restricted cash there was an amount of $5,307 for 2017 and $7,366 for 2016 held in retention accounts in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2017	December 31, 2016
Accounts receivable	$12,810	$20,933
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$12,810	$20,933

Financial instruments that potentially subject Navios Acquisition to concentrations of credit risk are accounts receivable. Navios Acquisition does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 5: VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2015	$1,590,332	$(148,697)	$1,441,635
Additions	—	(57,617)	(57,617)
Disposals (including vessels held for sale)	(85,319)	8,224	(77,095)
Balance at December 31, 2016	$1,505,013	$(198,090)	$1,306,923
Additions	—	(56,880)	(56,880)
Balance at December 31, 2017	$1,505,013	$(254,970)	$1,250,043

Acquisition of vessels

2015

On January 8, 2015, Navios Acquisition took delivery of the Nave Sextans, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $33,373. Cash paid was $17,750 and $15,623 was transferred from vessel deposits.

On February 11, 2015, Navios Acquisition took delivery of the Nave Velocity, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $39,233. Cash paid was $12,591 and $26,642 was transferred from vessel deposits.

On November 6, 2015, Navios Acquisition took delivery of the Nave Spherical, a 2009-built, 297,188 dwt VLCC, from an unaffiliated third party for a total cost of $69,198.

On December 2, 2015, Navios Acquisition took delivery of the Nave Photon, a 2008-built, 297,395 dwt VLCC from an unaffiliated third party for a total cost of $65,196.

Disposal of vessels

2016

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. The gain on sale of the vessel, upon write-off of the unamortized dry-docking, was $2,282.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768 and prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance its acquisition. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,847.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771 and prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance its acquisition. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,620.

2015

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste, a 2003-built of 298,717 dwt VLCC, and the C. Dream, a 2000 built VLCC of

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

298,570 dwt, from Navios Acquisition for an aggregate sale price of $100,000. The sale price consisted of $73,000 cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition. Refer to Note 15. The gain on sale of vessels amounted to $5,771 and was calculated as follows:

Proceeds received:
Net Cash proceeds received from sale of assets	$71,224
Subordinated Series A Units	27,111
		98,335
Carrying Value of assets sold:
Vessels and deferred dry dock and special survey costs, net	(84,184)
Favorable & unfavorable leases	37
Working capital	554	(83,593)
		14,742
Deferred gain on sale of assets		8,971
Gain on sale of vessels		$5,771

This gain is included in “Gain on sale of vessels” in the consolidated statements of operations. Navios Midstream was deconsolidated from the date of its IPO. Refer to Note 8, “Investment in affiliates”.

For the years ended December 31, 2017, 2016 and 2015, capitalized interest amounted to $0, $0 and $104, respectively.

NOTE 6: INTANGIBLE ASSETS OTHER THAN GOODWILL

As of December 31, 2017 and 2016, Navios Acquisition did not have any intangible assets or liabilities.

Amortization (expense) /income of favorable and unfavorable lease terms for the years ended December 31, 2017, 2016 and 2015 is presented in the following table:

	December 31, 2017	December 31, 2016	December 31, 2015
Unfavorable lease terms	$—	$—	$317
Favorable lease terms charter-out	—	—	(776)
Total	$—	$—	$(459)

NOTE 7: GOODWILL

Goodwill as of December 31, 2017 and December 31, 2016 amounted to:

Balance at January 1, 2016	$1,579
Balance at December 31, 2016	$1,579
Balance at December 31, 2017	$1,579

NOTE 8: INVESTMENT IN AFFILIATES

Navios Europe I

On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Maritime Partners L.P. (“Navios Partners”) established Navios Europe I and had economic interests of 47.5%, 47.5% and 5.0%, respectively. On

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of (i) cash which was funded with the proceeds of senior loan facility (the “Senior Loan I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). Effective November 2014 and as of December 31, 2017, Navios Holdings, Navios Acquisition and Navios Partners had a voting interest of 50%, 50% and 0%, respectively.

On an ongoing basis, Navios Europe I is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loan I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation.

The Navios Term Loans I will be repaid from the future sale of vessels owned by Navios Europe I and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe I under ASC 810 and concluded that Navios Europe I is a VIE and that the Company is not the party most closely associated with Navios Europe I and, accordingly, is not the primary beneficiary of Navios Europe I.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe I under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe I and, therefore, its investment in Navios Europe I is accounted for under the equity method.

The fleet of Navios Europe I is managed by subsidiaries of Navios Holdings.

As of December 31, 2017 and December 31, 2016, the estimated maximum potential loss by Navios Acquisition in Navios Europe I would have been $24,147 and $18,268, respectively, which represented the Company’s carrying value of its investment of $4,750 (December 31, 2016: $5,967) the Company’s portion of the carrying balance of the Navios Revolving Loans I including accrued interest on the Navios Term Loans I of $14,944 (December 31, 2016: $9,356), which is included under “Due from related parties, long- term” and the accrued interest income on the Navios Revolving Loans I in the amount of $4,453 (December 31, 2016: $2,945) which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans I.

Loss of $274, and income of $1,302 and $1,294 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017, 2016 and 2015, respectively.

Accounting for basis difference

The initial investment in Navios Europe I recorded under the equity method of $4,750, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe I, which amounted to $6,763. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe I. As of December 31, 2017 and December 31, 2016, the unamortized difference between the carrying amount of the investment in Navios Europe I and the amount of the Company’s underlying equity in net assets of Navios Europe I was $4,034, and $4,710, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Europe II

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II Inc. and had in such entity economic interests of 47.5%, 47.5% and 5.0%, respectively, and voting interests of 50.0%, 50.0 and 0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for: (i) cash consideration of $145,550 (which was funded with the proceeds of $131,550 of senior loan facilities (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans II”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe II revolving loans up to $57,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”).

On an ongoing basis, Navios Europe II is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation.

The Navios Term Loans II will be repaid from the future sale of vessels owned by Navios Europe II and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe II under ASC 810 and concluded that Navios Europe II is a “VIE” and that the Company is not the party most closely associated with Navios Europe II and, accordingly, is not the primary beneficiary of Navios Europe II.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe II under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe II and, therefore, its investment in Navios Europe II is accounted for under the equity method.

The fleet of Navios Europe II is managed by subsidiaries of Navios Holdings.

As of December 31, 2017, the estimated maximum potential loss by Navios Acquisition in Navios Europe II would have been $37,741 (December 31, 2016: $22,287), which represented the Company’s carrying value of the investment of $6,650 (December 31, 2016: $5,894), the Company’s balance of the Navios Revolving Loans II including accrued interest on the Navios Term Loans II of $24,412 (December 31, 2016: $13,652), which is included under “Due from related parties, long-term”, and the accrued interest income on the Navios Revolving Loans II in the amount of $6,679 (December 31, 2016: $2,741), which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans II.

Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the year ended December 31, 2017 was $2,456. Loss of $22 in total and a total income of $1,317 were recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2016 and 2015, respectively.

Accounting for basis difference

The initial investment in Navios Europe II recorded under the equity method of $6,650, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe II, which amounted to $9,419. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe II. As of December 31, 2017, and December 31, 2016 the unamortized difference between the carrying amount of the investment in Navios Europe II and the amount of the Company’s underlying equity in net assets of Navios Europe II was $7,011 and $7,953, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Midstream

On October 13, 2014, the Company formed Navios Midstream under the laws of Marshall Islands. Navios Maritime Midstream Partners GP L.L.C. (the “Navios Midstream General Partner”), a wholly owned subsidiary of Navios Acquisition, was also formed on that date to act as the general partner of Navios Midstream and received a 2.0% general partner interest.

In connection with the IPO of Navios Midstream in November 2014, Navios Acquisition sold all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net cash proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s credit facility; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream to the Navios Midstream General Partner.

The Company evaluated its investment in Navios Midstream (NYSE: NAP) under ASC 810 and concluded that Navios Midstream is not a “VIE”. The Company further evaluated the power to control the board of directors of Navios Midstream under the voting interest model. As of the IPO date, Navios Acquisition, as the general partner, delegated all its powers to the board of directors of Navios Midstream and does not have the right to remove or replace the elected directors from the board of directors. Elected directors were appointed by the general partner, but as of the IPO date are deemed to be elected directors. The elected directors represent the majority of the board of directors of Midstream and therefore, the Company concluded that it does not hold a controlling financial interest in Navios Midstream but concluded that it does maintain significant influence and deconsolidated the vessels sold as of the IPO date.

Following the deconsolidation of Navios Midstream, the Company accounts for all of its interest in the general partner and in each of the common and subordinated units under the equity method of accounting.

In connection with the sale of the Nave Celeste and the C. Dream to Navios Midstream in June 2015, Navios Acquisition received 1,592,920 Subordinated Series A Units of Navios Midstream, as part of the sales price. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner for $551, in order for the General Partner to maintain its 2.0% general partnership interest. The Company analyzed its investment in the subordinated Series A units and concluded that this is to be accounted for under the equity method on the basis that the Company has significant influence over Navios Midstream. The Company’s investment in the subordinated Series A units was fair valued at $17.02 per unit, in total $27,111 on the date of the sale of the vessels to Navios Midstream.

On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25,000.

On September 30, 2016, December 30, 2016, February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655, 1,143, 6,446 and 412 general partnership interests, respectively, for a consideration of $75, $14, $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $54 and $246 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017 and December 31, 2016, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On November 16, 2017, in accordance with the terms of the Navios Midstream Partnership Agreement all of the 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units.

As of December 31, 2017, the Company owned a 2.0% general partner interest in Navios Midstream through the Navios Midstream General Partner and a 57.0% limited partnership interest through the ownership of common units (49.5%) and subordinated series A units (7.5%), based on all of the outstanding common, subordinated and general partner units.

For the year ended December 31, 2017, 2016 and 2015, total equity method income from Navios Midstream recognized in “Equity/ (loss) in net earnings of affiliated companies” was $10,265, $14,219 and $15,825, respectively. Dividends received during the year ended December 31, 2017, 2016 and 2015 were $21,301, $21,283 and $17,202, respectively.

As of December 31, 2017 and December 31, 2016, the carrying amount of the investment in Navios Midstream was $113,662 and $184,834, respectively. As of June 30, 2017 the fair value of our investment in Navios Midstream has been below its carrying value for a period over twelve months, due to the decline in the quoted price of the common units of Navios Midstream. During the year ended December 31, 2017, the Company recognized a non-cash OTTI loss of $59,104 relating to its investment in Navios Acquisition and the amount was included in “Equity/ (loss) in net earnings of affiliated companies”.

As of December 31, 2017 the market value of the investment in Navios Midstream was $120,007.

Accounting for basis difference

The initial investment in Navios Midstream following the completion of the IPO recorded under the equity method of $183,141, as of the deconsolidation date included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets, which amounted to $20,169. Of this difference, an amount of $(332) was allocated on the intangibles assets and $20,501 was allocated on the tangible assets. This difference is amortized through “Equity / (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

In connection with the sale of the Nave Celeste and the C. Dream, the Company recognized its incremental investment upon the receipt of the Subordinated series A units in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangible assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

As of December 31, 2017 and December 31, 2016, the unamortized difference between the carrying amount of the investment in Navios Midstream and the amount of the Company’s underlying equity in net assets of Navios Midstream was $37,158 and $21,221, respectively. As a result of the other-than-temporary-impairment loss recorded as at June 30, 2017, the Company has recomputed a negative difference which is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Summarized financial information of the affiliated companies is presented below:

	December 31, 2017			December 31, 2016
Balance Sheet	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Cash and cash equivalents, including restricted cash	$37,086	$19,185	$16,882	$52,791	$10,785	$16,916
Current assets	$62,551	$22,417	$28,403	$61,087	$15,980	$19,487
Non-current assets	$393,996	$145,940	$195,784	$414,694	$169,925	$232,363
Current liabilities	$4,977	$21,284	$25,805	$6,143	$18,490	$24,126
Long-term debt including current portion, net of deferred finance costs and discount	$196,514	$75,472	$109,223	$197,176	$86,060	$119,234
Non-current liabilities	$195,839	$125,283	$164,276	$196,515	$155,387	$184,530

	Year Ended December 31, 2017			Year Ended December 31, 2016			Year Ended December 31, 2015
Income Statement	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Revenue	$83,052	$37,468	$38,633	$91,834	$40,589	$30,893	$83,362	$41,437	$20,767
Net income/ (loss) before non-cash change in fair value of Junior Loan	$14,631	$(20,778)	$(40,921)	$24,890	$(2,174)	$(25,062)	$27,072	$(1,347)	$1,673
Net income/ (loss)	$14,631	$9,762	$(9,086)	$24,890	$16,137	$(34,059)	$27,072	$(1,118)	$77,252

NOTE 9: ACCOUNTS PAYABLE

Accounts payable as of December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	December 31, 2016
Creditors	$1,503	$1,625
Brokers	2,005	2,031
Professional and legal fees	354	1,199
Total accounts payable	$3,862	$4,855

NOTE 10: DIVIDENDS PAYABLE

On October 31, 2014, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2014 of $0.05 per share of common stock payable on January 6, 2015 to stockholders of record as of December 17, 2014. A dividend in the aggregate amount of $7,967 was paid on January 6, 2015 out of which $7,583 was paid to the stockholders of record as of December 17, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On February 6, 2015, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2014 of $0.05 per share of common stock payable on April 2, 2015 to stockholders of record as of March 18, 2015. A dividend in the aggregate amount of $7,977 was paid on April 2, 2015 out of which $7,593 was paid to the stockholders of record as of March 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On May 11, 2015, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2015 of $0.05 per share of common stock payable on July 2, 2015 to stockholders of record as of June 18, 2015. A dividend in the aggregate amount of $7,986 was paid on July 2, 2015 out of which $7,602 was paid to the stockholders of record as of June 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On August 13, 2015, the Board of Directors declared a quarterly cash dividend for the second quarter of 2015 of $0.05 per share of common stock payable on September 24, 2015 to stockholders of record as of September 18, 2015. A dividend in the aggregate amount of $7,922 was paid on September 24, 2015 out of which $7,538 was paid to the stockholders of record as of September 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On November 6, 2015, the Board of Directors declared a quarterly cash dividend for the third quarter of 2015 of $0.05 per share of common stock payable on December 23, 2015 to stockholders of record as of December 17, 2015. A dividend in the aggregate amount of $7,873 was paid on December 23, 2015 out of which $7,489 was paid to the stockholders of record as of December 17, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On February 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2015 of $0.05 per share of common stock payable on March 23, 2016 to stockholders of record as of March 17, 2016. A dividend in the aggregate amount of $7,928 was paid on March 23, 2016 out of which $7,544 was paid to the stockholders of record as of March 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On May 11, 2016, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2016 of $0.05 per share of common stock payable on June 22, 2016 to stockholders of record as of June 17, 2016. A dividend in the aggregate amount of $7,923 was paid on June 22, 2016 out of which $7,539 was paid to the stockholders of record as of June 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 10, 2016, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2016 of $0.05 per share of common stock payable on September 21, 2016 to stockholders of record as of September 14, 2016. A dividend in the aggregate amount of $7,918 was paid on September 21, 2016 out of which $7,534 was paid to the stockholders of record as of September 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On November 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2016 of $0.05 per share of common stock payable on December 21, 2016 to stockholders of record as of December 14, 2016. A dividend in the aggregate amount of $7,913 was paid on December 21, 2016 out of which $7,529 was paid to the stockholders of record as of December 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On February 3, 2017, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2016 of $0.05 per share of common stock payable on March 14, 2017 to stockholders of record as of March 7, 2017. A dividend in the aggregate amount of $7,908 was paid on March 14, 2017 out of which $7,524 was paid to the stockholders of record as of March 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On May 12, 2017, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2017 of $0.05 per share of common stock payable on June 14, 2017 to stockholders of record as of June 7, 2017. A dividend in the aggregate amount of $7,904 was paid on June 14, 2017 out of which $7,520 was paid to the stockholders of record as of June 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 9, 2017, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2017 of $0.05 per share of common stock payable on September 14, 2017 to stockholders of record as of September 7, 2017. A dividend in the aggregate amount of $7,902 was paid on September 14, 2017 out of which $7,518 was paid to the stockholders of record as of September 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On October 25, 2017, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2017 of $0.05 per share of common stock payable on December 12, 2017 to stockholders of record as of December 6, 2017. A dividend in the aggregate amount of $7,900 was paid on December 12, 2017 out of which $7,516 was paid to the stockholders of record as of December 6, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

For the years ended December 31, 2017 and December 31, 2016, Navios Acquisition had no outstanding Series B and Series D Preferred Stock. For the year ended December 31, 2015, Navios Acquisition paid dividend in the aggregate of $359 to the holders of the Series B and Series D Preferred Stock.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 11: ACCRUED EXPENSES

Accrued expenses as of December 31, 2017 and December 31, 2016 consisted of the following:

	December 31, 2017	December 31, 2016
Accrued voyage expenses	$1,437	$1,369
Accrued loan interest	8,910	8,800
Accrued legal and professional fees	1,864	878
Total accrued expenses	$12,211	$11,047

In December 2016 and during 2017, the Compensation Committee of Navios Acquisition authorized and approved an aggregate cash payment of $2,805 subject to fulfillment of certain service conditions that were provided and completed during 2017 and an additional $1,805 to the directors and/or officers of the Company subject to fulfillment of certain service conditions in 2018. As of December 31, 2017 and 2016 an accrued amount of $1,675 and $750 is included in accrued legal and professional fees. The total amount of $2,805, $4,010 and $2,750 was recorded in general and administrative expenses on the statements of income for the years ended December 31, 2017, 2016 and 2015, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 12: BORROWINGS

	December 31, 2017	December 31, 2016
Commerzbank AG, Alpha Bank AE, Credit Agricole Corporate and Investment Bank	$71,500	$94,250
BNP Paribas S.A. and DVB Bank S.E.	56,250	60,750
Eurobank Ergasias S.A. $52,200	35,569	38,297
Eurobank Ergasias S.A. $52,000	33,654	36,102
Norddeutsche Landesbank Girozentrale	23,828	25,391
DVB Bank S.E. and Credit Agricole Corporate and Investment Bank	45,703	48,828
Ship Mortgage Notes $670,000	670,000	670,000
Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB	82,327	97,615
BNP Paribas $44,000	36,000	40,000
HSH $24,000	22,856	—
	1,077,687	1,111,233
Less: Deferred finance costs, net	(13,470)	(16,685)
Add: bond premium	1,152	1,390
Total borrowings	$1,065,369	$1,095,938
Less: current portion, net of deferred finance costs	(36,410)	(55,000)
Total long-term borrowings, net of current portion, bond premium and deferred finance costs	$1,028,959	$1,040,938

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610,000 in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60,000 of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013.

The 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of Navios Acquisition’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

The 2021 Co-Issuers currently have the option to redeem the 2021 Notes in whole or in part, at a fixed price of 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of December 31, 2017.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes). The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Except as provided above, Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150,000 (divided in six equal tranches of $25,000 each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On October 27, 2016, Navios Acquisition reduced the facility by $16,000 through payment of $15,650 in cash being the balloon instalment for one of the six tranches, achieving a nominal benefit amount of $350. On January 27, 2017, Navios Acquisition repaid $16,000 being the balloon instalment for another of the remaining five tranches. As of December 31, 2017, an amount of $71,500 was outstanding.

BNP Paribas S.A. Bank and DVB Bank S.E.: Navios Acquisition assumed a loan agreement dated April 8, 2010, of up to $75,000 (divided in three equal tranches of $25,000 each) to partially finance the purchase price of three product tankers. Each of the tranches is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment date of each tranche started six months after the delivery date of the respective vessel which that tranche finances. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $56,250 was outstanding.

Eurobank Ergasias S.A.: On October 26, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,200, of which $51,600 has been drawn (divided into two tranches of $26,100 and $25,500, respectively) to partially finance the acquisition costs of two LR1 product tanker vessels.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Each tranche of the facility is repayable in 32 quarterly installments of $345 and $337, respectively, with a final balloon payment of $15,060 and $14,716, respectively, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. The loan bears interest at a rate of LIBOR plus (i) 250 bps for the period prior to the delivery date in respect of the vessel being financed, and (ii) thereafter 275 bps. The loan also requires compliance with certain financial covenants. The amount of $35,569 was outstanding as of December 31, 2017, under this facility.

Eurobank Ergasias S.A.: On December 6, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,000 out of which $46,200 has been drawn (divided into two tranches of $23,100 each) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 equal quarterly installments of $306 each with a final balloon payment of $13,308, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. It bears interest at a rate of LIBOR plus 300 bps. The loan also requires compliance with certain financial covenants. The amount of $33,654 was outstanding as of December 31, 2017, under this facility.

Norddeutsche Landesbank Girozentrale: On December 29, 2011, Navios Acquisition entered into a loan agreement with Norddeutsche Landesbank Girozentrale of up to $28,125 to partially finance the purchase price of one MR2 product tanker vessel. The facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. During the first quarter of 2015, the facility was fully drawn and as of December 31, 2017, an amount of $23,828 was outstanding under this loan agreement.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Credit Agricole Corporate and Investment Bank of up to $56,250 (divided into two tranches of $28,125 each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $45,703 was outstanding.

ABN AMRO Bank N.V.: In February 2017, the Company drew $26,650 under this credit facility with ABN AMRO Bank N.V., which was secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The facility was repayable in four equal consecutive quarterly installments of $650 each, with a final balloon payment of the balance to be repaid on the last repayment date. The maturity date of the loan was in February 2018. The loan bore interest at LIBOR plus 400 bps per annum. In June, 2017, the Company prepaid the outstanding balance of $26,000 and an amount of $697 was written-off from the deferred finance costs. As of December 31, 2017, there was no outstanding amount under this facility and the loan matured in February 2018.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125,000 (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $435 and $1,896, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $709 and $803, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. Navios Acquisition prepaid $12,097 being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Lucida. Following the prepayment in January 2016, an amount of $214 was written-off from the deferred financing cost. As of December 31, 2017, an amount of $82,327 was outstanding under this facility.

On March 23, 2018, Navios Acquisition prepaid $26,770, being the respective tranche of the facility that was drawn to finance the Nave Equinox and the Nave Pyxis.

HSH Nordbank: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24,000 to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility is repayable in 17 equal consecutive quarterly installments of $572 each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility matures in September 2021 and bears interest at LIBOR plus 300 bps per annum. As of December 31, 2017, the outstanding balance was $22,856.

BNP Paribas S.A. Bank: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44,000 with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The facility is repayable in 12 equal consecutive semi-annual installments in the amount of $2,000 in aggregate, with a final balloon payment of $20,000 to be repaid on the last repayment date. The maturity date of the loan is in December 2021. The loan bears interest at LIBOR plus 230 bps per annum. As of December 31, 2017, an amount of $36,000 was outstanding under this facility.

HSH Nordbank AG: On August 20, 2013, Navios Acquisition entered into a loan agreement with HSH Nordbank AG of up to $40,300 (divided in two tranches of $20,150 each), to partially finance the acquisition of two chemical tanker vessels. Each tranche of the facility was repayable in 28 quarterly installments of $315 with a final balloon payment of $11,334 to be paid on the last repayment date. The facility bore interest at a rate of LIBOR plus 320 bps. The loan also required compliance with certain financial covenants. On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Universe. On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Constellation. Following these prepayments in 2016, an amount of $240 was written-off from the deferred financing cost. As of each December 31, 2017 and 2016, no amount was outstanding.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $40,000 or $1,000 per vessel; (ii) net worth ranging from $50,000 to $135,000; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 75%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

As of December 31, 2017, the Company was in compliance with its covenants.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

The maturity table below reflects the principal payments of all notes and credit facilities outstanding as of December 31, 2017 for the next five years and thereafter and is based on the repayment schedule of the respective loan facilities (as described above) and the outstanding amount due under the 2021 Notes.

December 31, 2017
Long-Term Debt Obligations:
Year
December 31, 2018	37,712
December 31, 2019	100,751
December 31, 2020	119,410
December 31, 2021	720,637
December 31, 2022	56,740
December 31, 2023 and thereafter	42,437
Total	$1,077,687

Sale and Leaseback Agreement

On March 31, 2018, Navios Acquisition entered into a sale and leaseback agreement in order to refinance $71,500 outstanding on the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction is expected to be accounted for as a failed sale and leaseback transaction and result in a finance lease. As a result of the refinancing, as of December 31, 2017, an amount of $32,771 was reclassified from “Current portion of long-term debt, net of deferred finance cost” to “Long term debt, net of current portion, premium and net of deferred finance cost”. The facility will be repayable in 24 equal consecutive quarterly installments of $1,490 each, with a final balloon payment of $35,750 to be repaid on the last repayment date. The facility matures in March 2024 and bears interest at LIBOR plus 305 bps per annum.

The agreement includes, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $1,000 per vessel; (ii) net worth higher from $125,000; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 80%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Restricted Cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Due from related parties, long-term: The carrying amount of due from related parties, long-term reported in the balance sheet approximates its fair value.

Other long-term debt, net of deferred finance costs: As a result of the adoption of ASU 2015-03, the book value has been adjusted to reflect the net presentation of deferred financing costs. The outstanding balance of the floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance costs.

Ship Mortgage Notes and premiums: The fair value of the 2021 Notes, which has a fixed rate, was determined based on quoted market prices, as indicated in the table below.

	December 31, 2017		December 31, 2016
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$81,151	$81,151	$49,292	$49,292
Restricted cash	$5,307	$5,307	$7,366	$7,366
Ship mortgage notes and premium	$661,463	$572,214	$659,684	$571,597
Other long-term debt, net of deferred finance costs	$403,906	$407,687	$436,254	$441,233
Due from related parties, long-term	$54,593	$54,593	$80,068	$80,646

The Company’s assets measured at fair value on a non-recurring basis were:

Fair Value Measurements as of December 31, 2017
	Total	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
Investment in affiliates	$120,007	$120,007	$—	$—

The Company recorded a non-cash OTTI loss of $59,104 on its investment in Navios Midstream during the year ended December 31, 2017. (Refer to Note 8, “Investment in affiliates”).

As of December 31, 2017 the carrying amount of the investment in Navios Midstream was $113,662.

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, is as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of December 31, 2017.

	Fair Value Measurements at December 31, 2017 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$81,151	$81,151	$—	$—
Restricted cash	$5,307	$5,307	$—	$—
Ship mortgage notes and premium	$572,214	$572,214	$—	$—
Other long-term debt(1)	$407,687	$—	$407,687	$—
Due from related parties, long-term(2)	$54,593	$—	$54,593	$—

	Fair Value Measurements at December 31, 2016 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$49,292	$49,292	$—	$—
Restricted cash	$7,366	$7,366	$—	$—
Ship mortgage notes and premium	$571,597	$571,597	$—	$—
Other long-term debt(1)	$441,233	$—	$441,233	$—
Due from related parties, long-term(2)	$80,646	$—	$80,646	$—

(1)

The fair value of the Company’s other long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(2)

The fair value of the Company’s long term amounts due from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

NOTE 14: LEASES

Chartered-out:

The future minimum contractual lease income (charter-out rates is presented net of commissions) is as follows:

Amount
2018	$75,535
2019	10,837
2020	—
2021	—
2022	—
Thereafter	—
Total minimum lease revenue, net of commissions	$86,372

Revenues from time charters are not generally received when a vessel is off-hire, including time required for scheduled maintenance of the vessel.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

The Navios Holdings Credit Facilities: On September 19, 2016, Navios Acquisition entered into a $70,000 secured loan facility with Navios Holdings. The loan facility is secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. “Navios Logistics”, representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $700, is available for up to five drawings and has a fixed interest rate of 8.75% with a maturity date of November 15, 2018. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount with a payment of $55,132. The prepayment amount consisted of the $50,000 drawn under the facility and $5,132 of accrued interest. As of December 31, 2017 and December 31, 2016, the outstanding receivable balance of $0 and $50,661, respectively, consisted of the drawdown of $50,000 on September 20, 2016 net of the arrangement fee, upon deduction of the applicable expenses for the origination of the loan facility and the accrued interest of $1,240, respectively, included in the consolidated balance sheets under “Due from related parties, long-term”. The arrangement fee was deferred and amortized using the effective interest rate method. Total interest income, including amortization of deferred fees, for the year ended December 31, 2017 and December 31, 2016 amounted to $4,471 and $1,319, respectively.

In March 2016, Navios Acquisition entered into the $50,000 Revolver with Navios Holdings, which was available for multiple drawings up to a limit of $50,000. The Revolver had a margin of LIBOR plus 300bps and a maturity until December 2018. On April 14, 2016, Navios Acquisition and Navios Holdings announced that the Revolver was terminated. No borrowings had been made under the Revolver.

On November 11, 2014, Navios Acquisition entered into a short term credit facility with Navios Holdings pursuant to which Navios Acquisition may borrow up to $200,000 for general corporate purposes. The loan provided for an arrangement fee of $4,000 and bore a fixed interest of 600 bps. On November 13, 2014, the Company drew an amount of $169,650 from the facility. The facility matured and was fully repaid by December 29, 2014.

In 2010, Navios Acquisition entered into a $40,000 credit facility with Navios Holdings, which matured in December 2015. The facility was available for multiple drawings up to a limit of $40,000 and had a margin of LIBOR plus 300 basis points. As of its maturity date, December 31, 2015, all amounts drawn had been fully repaid.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $94,973, $97,866 and $95,336, respectively.

Included in direct vessel expenses is an amount of $730 for the year ended December 31, 2016, that was incurred for specialized work performed in connection with certain vessels of our fleet.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the years ended December 31, 2017, 2016 and 2015 the expense arising from administrative services rendered by Navios Holdings amounted to $9,000, $9,427 and $7,608, respectively.

Balance due from related parties (excluding Navios Europe I, Navios Europe II and Navios Holdings Credit Facility): Balance due from related parties as of December 31, 2017 and December 31, 2016 was $18,036 and $25,760, respectively, and included the short-term and long-term amounts due from Navios Holdings and Navios Midstream. The balances mainly consisted of administrative expenses and special survey and dry docking expenses for certain vessels of our fleet, as well as management fees, in accordance with the Management Agreement.

Balance due to related parties, short-term: Amounts due to related parties, short-term as of December 31, 2017 and December 31, 2016 was $17,107 and $0, respectively, and mainly consisted of backstop commitments and other payables to Navios Midstream. In the first quarter of 2018, Navios Acquisition paid to Navios Midstream the amount of $16,391 concerning the backstop commitment.

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement: In connection with the Navios Maritime Containers Inc. (“Navios Containers”) private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers, Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreement: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in the first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings, as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. The Company has recognized a liability of $16,391 ($0 for the same period in 2016), under “Time charter and voyage expenses” in the consolidated statements of operations for the year ended December 31, 2017, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. In 2018 the Company paid to Navios Midstream the amount of $11,489. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels: In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

Sale of C. Dream and Nave Celeste: On June 18, 2015, Navios Acquisition sold the vessel-owning subsidiaries of the C. Dream and the Nave Celeste to Navios Midstream for a sale price of $100,000 in total. Out of the $100,000 purchase price, $73,000 was paid in cash and the remaining amount was paid through the issuance of 1,592,920 subordinated Series A Units of Navios Midstream. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner, in order for the General Partner to maintain its 2.0% general partnership interest, for $551.

The Company recognized its incremental investment in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangibles assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

The transaction resulted in a gain on sale of $14,742, of which $5,771 was recognized at the time of sale in the statements of operations under “Gain on sale of vessels” and the remaining $8,971 representing profit of Navios Acquisition’s 60.9% interest in Navios Midstream has been deferred under “Deferred gain on sale of assets” and is being amortized over the vessels’ remaining useful life or until the vessels are sold. Subsequently, the deferred gain is amortized to income over the remaining useful life of the vessel. The recognition of the deferred gain is accelerated in the event that (i) the vessel is subsequently sold or otherwise disposed of by Navios Midstream or (ii) the Company’s ownership interest in Navios Midstream is reduced.

In connection with the public offerings of common units by Navios Midstream, a pro rata portion of the deferred gain is released to income upon dilution of the Company’s ownership interest in Navios Midstream. As of December 31, 2017 and 2016, the unamortized deferred gain for all vessels and rights sold totaled $7,708 and $8,823, respectively, of which an amount of $979 and $994, respectively, was included in “Deferred revenue”. For the years ended December 31, 2017, 2016 and 2015 Navios Acquisition recognized $1,116, $159 and $11 of the deferred gain, respectively, in “Equity/ (loss) in net earnings of affiliated companies”.

Participation in offerings of affiliates: On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25,000. (Refer also to Note 8 “Investment in affiliates”).

On September 30, 2016, December 30, 2016, February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655, 1,143, 6,446 and 412 general partnership interests, respectively, for a consideration of $75, $14, $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $54 and $246 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017 and December 31, 2016, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Balance due from Navios Europe I: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements. See Note 8 for the Investment in Navios Europe I.

Balance due from Navios Europe I as of December 31, 2017 amounted to $19,397 (December 31, 2016: $12,301) which included the Navios Revolving Loans I of $11,770 (December 31, 2016: $7,125), the non-current amount of $3,174 (December 31, 2016: $2,231) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $4,453 (December 31, 2016: $2,945) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, there was no amount undrawn under the Navios Revolving Loans I.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements. In March 2017, the availability under the Navios Revolving Loans II was increased by $14,000. See Note 8 for the Investment in Navios Europe II.

Balance due from Navios Europe II as of December 31, 2017 amounted to $31,091 (December 31, 2016: $16,393) which included the Navios Revolving Loans II of $20,662 (December 31, 2016: $11,602), the non-current amount of $3,750 (December 31, 2016: $2,050) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $6,679 (December 31, 2016: $2,741) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, the amount undrawn under the Navios Revolving Loans II was $15,003, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15,003.

NOTE 16: COMMITMENTS AND CONTINGENCIES

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NOTE 17: PREFERRED AND COMMON STOCK

Preferred Stock

Series A Convertible Preferred Stock

On September 17, 2010, Navios Acquisition issued 3,000 shares of the Company’s authorized Series A Convertible Preferred Stock to an independent third party as a consideration for certain consulting and advisory fees related to the VLCC acquisition. The preferred stock has no voting rights, is only convertible into shares of common stock and does not participate in dividends until such time as the shares are converted into common stock. On January 6, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of puttable common stock and paid cash of $1,000 to the holder upon redemption. The Series A shares of preferred stock were fully converted into 1,200,000 common stock that was issued on March 11, 2016.

Series B Convertible Preferred Stock

On October 29, 2010, Navios Acquisition issued 540 shares of the Company’s authorized Series B Convertible Preferred Stock to the seller of the two LR1 product tankers. The preferred stock contained a 2% per annum dividend payable quarterly starting on January 1, 2011 and upon declaration by the Company’s Board commenced payment on March 31, 2011. The preferred stock did not have any voting rights. On June 30, 2015, 162 shares of Series B Convertible Preferred Stock (being 30% of the 540 shares originally issued), with nominal value of $10 per share, were mandatorily converted into 64,800 shares of common stock at a conversion ratio of 1:25. On October 27, 2015, the remaining 378 shares of Series B Convertible Preferred Stock (being 70% of the 540 shares originally issued), with nominal value of $10 per share, were converted into 108,000 shares of common stock at a conversion ratio of 1:35.

Series C Convertible Preferred Stock

On March 30, 2011, pursuant to an Exchange Agreement Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting Series C Convertible Preferred Stock of Navios Acquisition. Each holder of shares of Series C Convertible Preferred Stock shall be entitled at their option at any time, after March 31, 2013 to convert all or any of the outstanding shares of Series C Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Series C Convertible Preferred Stock to be converted by 7,676, subject to certain limitations. Upon the declaration of a common stock dividend, the holders of the Series C Convertible Preferred Stock are entitled to receive dividends on the Series C Convertible Preferred Stock in an amount equal to the amount that would have been received in the number of shares of Common Stock into which the Shares of Series C Convertible Preferred Stock held by each holder thereof could be converted. For the purpose of calculating earnings / (loss) per share this preferred stock is treated as in-substance common stock and is allocated income / (losses) and considered in the diluted calculation.

The Company was authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock in total with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of each of December 31, 2017 and December 31, 2016 the Company’s issued and outstanding preferred stock consisted of the 1,000 Series C Convertible Preferred Stock.

Series D Convertible Preferred Stock

On each of August 31, 2012, October 31, 2012, February 13, 2013 and April 24, 2013, Navios Acquisition issued 300 shares of its authorized Series D Convertible Preferred Stock (nominal and fair value $3,000) to a shipyard, in partial settlement of the purchase price of each of the newbuilding LR1 product tankers, Nave Cassiopeia, Nave Cetus, Nave Atropos and Nave Rigel. The preferred stock includes a 6% per annum dividend payable quarterly, starting one year after delivery of each vessel. The Series D Convertible Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. During 2015, Navios Acquisition redeemed, at certain dates through the holder’s put option, 400 shares of the Series D Convertible Preferred Stock and paid cash of $4,000 in total to the holder upon redemption. As a result of the redemptions, no shares of series D Convertible Preferred Stock are outstanding.

In addition at certain dates in 2015, 800 shares of Series D Convertible Preferred Stock were mandatorily converted into 800,000 shares of common stock. In conjunction with these conversions, the 800,000 shares of common stock were reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months after the conversion date.

As of each of December 31, 2017 and December 31, 2016, no shares of Series D Convertible Preferred Stock were outstanding

Common Stock and puttable common stock

As of December 31, 2017 and December 31, 2016, the following shares of puttable common stock were outstanding:

	Puttable Common Stock
	Number of common shares	Amount
Balance at December 31, 2015	650,000	$6,500
Redemption of 400,000 shares of the puttable common stock	(400,000)	(4,000)
Balance at December 31, 2016	250,000	$2,500
Redemption of 250,000 shares of the puttable common stock	(250,000)	(2,500)
Balance at December 31, 2017	—	—

Pursuant to an Exchange Agreement entered into on March 30, 2011, Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting shares of Series C Convertible Preferred Stock of Navios Acquisition.

On March 2, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock and on April 24, 2015, 25,000 shares of such puttable common stock were redeemed for $250.

On April 30, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On June 30, 2015, 162 shares of Series B Convertible Preferred Stock were converted into 64,800 shares of common stock.

On July 15, 2015, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of the puttable common stock and paid $500 to the holder upon redemption.

On August 13, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

On October 2, 2015, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of the puttable common stock and paid $750 to the holder upon redemption.

On October 26, 2015, 200 shares of the Series D Convertible Preferred Stock were converted into 200,000 shares of puttable common stock.

On October 27, 2015, 378 shares of Series B Convertible Preferred Stock were mandatorily converted into 108,000 shares of common stock.

Under the share repurchase program, for up to $50,000, approved and authorized by the Board of Directors, Navios Acquisition has repurchased 2,704,752 shares for a total cost of approximately $9,904, as of December 31, 2015. The share repurchase program expired in December 2016.

On January 6, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On March 11, 2016, 1,200,000 shares of common stock were issued as a result of the conversion of 3,000 shares of Series A Convertible Preferred Stock.

On April 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On July 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On October 3, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On January 17, 2017, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of puttable common stock and paid cash of $1,000 to the holder upon redemption.

On May 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of puttable common stock and paid cash of $750 to the holder upon redemption.

On August 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of puttable common stock and paid cash of $500 to the holder upon redemption.

On October 2, 2017, Navios Acquisition redeemed, through the holder’s put option, 25,000 shares of puttable common stock and paid cash of $250 to the holder upon redemption. After this redemption there are no shares of puttable common stock outstanding.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

As of December 31, 2017, the Company was authorized to issue 250,000,000 shares of $0.0001 par value common stock of which 152,107,905 were issued and outstanding.

Stock based compensation

In October 2013, Navios Acquisition authorized and issued to its directors in the aggregate of 2,100,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock having an exercise price of $3.91 per share and an expiration term of 10 years. These awards of restricted common stock and stock options are based on service conditions only and vest ratably over a period of three years (33.33% each year). The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the common stockholders of the company. The fair value of restricted stock was determined by reference to the quoted stock price on the date of grant of $3.99 per share (or total fair value of $8,379).

The fair value of stock option grants was determined with reference to the option pricing model, and principally adjusted Black- Scholes models, using historical volatility, historical dividend yield, zero forfeiture rate, risk free rate equal to 10-year U.S. treasury bond and the simplified method for determining the expected option term since the Company did not have sufficient historical exercise data upon which to have a reasonable basis to estimate the expected option term. The fair value of stock options was calculated at $0.79 per option (or $1,188). Compensation expense is recognized based on a graded expense model over the vesting period of three years from the date of the grant.

The effect of compensation expense arising from the stock based arrangements described above amounted to $0, $864 and $2,362 for the years ended December 31, 2017, 2016 and 2015, respectively, and was reflected in general and administrative expenses on the statements of operations. The recognized compensation expense for the year was presented as an adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

With respect to the October 2013 grants, there were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock, respectively, were vested. Accordingly, there were no unvested restricted shares outstanding as of December 31, 2017 and December 31, 2016.

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no unvested stock options outstanding and non-vested as of December 31, 2017 and December 31, 2016.

The weighted average contractual life of stock options outstanding as of December 31, 2017 was 5.8 years.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2,094).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangements described above amounts to $57, as of December 31, 2017, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

There were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

Restricted Shares outstanding and not vested amounted to 1,774,915 shares as of December 31, 2017.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $2,038 as of December 31, 2017 and is expected to be recognized over the weighted average contractual life of stock options of 4.0 years.

NOTE 18: SEGMENT INFORMATION

Navios Acquisition reports financial information and evaluates its operations by charter revenues. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Acquisition’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Tanker vessels operate worldwide. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately.

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Asia	$140,177	$179,256	$208,690
Europe	34,653	40,237	40,147
United States	52,458	70,752	64,559
Total Revenue	$227,288	$290,245	$313,396

NOTE 19: EARNINGS/ (LOSS) PER COMMON SHARE

Earnings/ (loss) per share is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock of Navios Acquisition outstanding during the period.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Net (loss)/ income for the years ended December 31, 2017, 2016 and 2015 was adjusted for the purposes of earnings/(loss) per share calculation, for the dividends on Series B Preferred Shares, Series D preferred shares, restricted shares and for the undistributed loss/ (income) that is attributable to Series C preferred stock.

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Numerator:
Net (loss)/ income	$(78,899)	$62,878	$89,737
Less:
Dividend declared on preferred shares Series B	—	—	(78)
Dividend declared on preferred shares Series D	—	—	(281)
Dividend declared on restricted shares	(89)	(105)	(245)
Undistributed loss/ (income) attributable to Series C participating preferred shares	3,835	(3,058)	(4,337)
Net (loss)/ income attributable to common stockholders, basic	$(75,153)	$59,715	$84,796
Plus:
Dividend declared on preferred shares Series B	—	—	78
Dividend declared on preferred shares Series D	—	—	281
Dividend declared on restricted shares	—	105	245
Net (loss)/ income attributable to common stockholders, diluted	$(75,153)	$59,820	$85,400
Denominator:
Denominator for basic net (loss)/ income per share—weighted average shares	150,412,031	149,932,713	150,025,086
Series A preferred stock	—	232,787	1,200,000
Series B preferred stock	—	—	156,893
Series D preferred stock	—	—	647,758
Restricted shares	—	570,656	1,270,658
Denominator for diluted net (loss)/ income per share—adjusted weighted average shares	150,412,031	150,736,156	153,300,395
Net (loss)/ income per share, basic	$(0.50)	$0.40	$0.57
Net (loss)/ income per share, diluted	$(0.50)	$0.40	$0.56

Potential common shares of 9,267,640, for the year ended December 31, 2017 (which includes Series C Preferred Stock, stock options and restricted shares), 9,176,000, for the years ended December 31, 2016 (which includes Series C Preferred Stock and stock options) and December 31, 2015 (which includes Series S Preferred Stock and stock options) have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) and are therefore excluded from the calculation of diluted earnings per share.

NOTE 20: INCOME TAXES

Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of these countries, the countries of incorporation of the Company and its subsidiaries and /or vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel. In case that tonnage tax and/or similar taxes/duties are paid to the vessel’s flag state, these are deducted from the amount of the duty to be paid in Greece. The amount included in Navios Acquisition’s statements of operations for each of the years ended December 31, 2017 and 2016, related to the Greek Tonnage tax was $616 and $612, respectively.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the Navios Acquisition’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Acquisition believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Acquisition, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-09, “Compensation—Stock Compensation (Topic 718)”. This update provides clarity and reduces both diversity in practice and cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. The amendments in this update affect any entity that changes the terms or conditions of a share-based payment award and are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued and all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. The adoption of this new accounting standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In February 2017, FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20)”. This update clarifies the scope of Subtopic 610-20 “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets” and provides guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments in ASU 2017-05 are effective at the same time as the amendments in ASU 2014-09. Therefore, for public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The adoption of this new standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In January 2017, the FASB issued ASU 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323)”. The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our consolidated financial statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In December 2016, FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. The amendments in this ASU affect narrow aspects of the guidance issued in ASU 2014-09, which is not yet effective, and are of a similar nature to the items typically addressed in the Technical Corrections and Improvements project. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, defers the effective date of Update 2014-09 by one year, as noted below.

In November 2016, FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This update addresses the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Retrospective transition method is required. Early adoption is permitted for all entities. The Company currently presents changes in restricted cash and cash equivalents depending on the nature of the cash flow within the consolidated statement of cash flows. The new guidance will not impact financial results, but will result in a change in the presentation of restricted cash and cash equivalents within the statement of cash flows. The Company currently plans to adopt this guidance from January 1, 2018.

In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. This update was adopted as from January 1, 2018 and applied on a retrospective basis. The Company has assessed each of the eight specific presentation issues and the adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 will apply to both capital (or finance) leases and operating leases. According to ASU 2016-02, lessees will be required to recognize assets (right of use) and liabilities (lease liabilities) on the balance sheet for both types of leases, capital (or finance) leases and operating leases, with terms greater than 12 months. ASU 2016 – 02 is effective for fiscal

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. This guidance requires companies to identify lease and non-lease components of a lease agreement. Lease components relate to the right to use the leased asset and non-lease components relate to payments for goods or services that are transferred separately from the right to use the underlying asset. Total lease consideration is allocated to lease and non-lease components on a relative standalone basis. The recognition of revenues related to lease components will be governed by ASC 842 while revenue related to non-lease components will be subject to ASC 606.

In January 2018, the FASB issued a proposed amendment to ASU 842, Leases, that would provide an entity the optional transition method to initially account for the impact of the adoption with a cumulative adjustment to accumulated deficit on the effective date of the ASU, January 1, 2019 rather than January 1, 2017, which would eliminate the need to restate amounts presented prior to January 1, 2019. In addition, this proposed amendment, lessors can elect, as a practical expedient, not to allocate the total consideration to lease and non-lease components based on their relative standalone selling prices. If adopted, this practical expedient will allow lessors to elect a combined single lease component presentation if (i) the timing and pattern of the revenue recognition of the combined single lease component is the same, and (ii) the related lease component and, the combined single lease component would be classified as an operating lease. ASC 842 provides practical expedients that allow entities to not (i) reassess whether any expired or existing contracts are considered or contain leases; (ii) reassess the lease classification for any expired or existing leases; and (iii) reassess initial direct costs for any existing leases.

On March 28, the FASB tentatively approved the new practical expedient for lessors adopting the new leases standard.

The Company plans to early adopt the requirements of ASU 842, Leases, effective from January 1, 2018 and will elect the use of the practical expedients. Also, the Company plans to elect the transition method for adoption as described above.

The Company is continuing its assessment of this ASU. Based on a preliminary assessment, the Company is expecting that the adoption will not have a material effect on its financial statements since the Company is primarily a lessor and the changes are fairly minor. If the proposed practical expedient mentioned above will be adopted and elected, and therefore good and services embedded in the charter contract that qualify as non-lease components will be combined under a single lease component presentation. However, without the proposed practical expedient, the Company expects that it will continue to recognize the lease revenue component using an approach that is substantially equivalent to existing guidance. The components of the charter hire that are categorized as lease components will generally be a fixed rate per day with revenue recognized straight line over the lease contract. Other goods and services that are categorized as non-lease components will be recognized at either a point in time or over time based on the pattern of transfer of the underlying goods or services to our charterers.

The Company is continuing its assessment of other miscellaneous leases and may identify additional impacts this guidance will have on its consolidated financial statements and disclosures. The Company currently does not have any other miscellaneous leases that are greater than 12 months and the Company is the lessee that would be impacted by the adoption of this standard.

In January 2016, FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require an entity (i) to measure equity investments (except those accounted for under the equity method of

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income; (ii) to perform a qualitative assessment to identify impairment in equity investments without readily determinable fair values; (iii) to present separately in other comprehensive income the fair value of a liability resulting from a change in the instrument-specific credit risk; and (iv) to present separately financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet. The amendments also eliminate the requirement, for public business entities, to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”, clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The Company will adopt the standard as of January 1, 2018 utilizing the modified retrospective approach and is expecting that the adoption will not have an effect on its financial statements since the Company has chartered its vessels since inception in time charter agreements and in this respect revenue is accounted under ASC 840 Leases. The Company also operates certain of its vessels under voyage contracts, contracts for which currently revenue is recognized ratably from when a vessel becomes available for loading to the completion of the discharge of the current cargo, provided an agreed non-cancelable charter between the Company and the charterer is in existence. Upon adoption, the Company will recognize revenue ratably from the vessel’s arrival at the loading port, as applicable under the contract, to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. The estimated impact of the adoption of this standard is expected to be a minimal change in operating revenues and expenses and net income/ (loss).

NOTE 22: SUBSEQUENT EVENTS

On January 26, 2018, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.02 per share of common stock which was paid on March 27, 2018 to stockholders of record as of March 22, 2018. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25,000 of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

the Securities Exchange Act of 1934, as amended. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases will be subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of March 31, 2018, the Company has repurchased 5,166,544 shares of common stock, for a total cost of approximately $4,242, out of which 5,021,764 shares of common stock have been cancelled.

On March 15, 2018, Navios Acquisition agreed to sell to Navios Midstream the Nave Galactic, a 2009 built VLCC vessel of 297,168 dwt, for a total sale price of $44,500 the delivery of which completed on March 29, 2018. As of March 31, 2018, the estimated loss due to the sale is expected to be approximately $340. In March 2018, Navios Acquisition agreed to extend the charter rate backstop of the Shinyo Kannika to the Nave Galactic.

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

Dated: November 13, 2018

Commission File No. 001-34104

NAVIOS MARITIME ACQUISITION CORPORATION

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F: Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):    Yes  ☐    No  ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):    Yes  ☐    No  ☒

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.    Yes  ☐    No  ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): N/A

NAVIOS MARITIME ACQUISITION CORPORATION

FORM 6-K

Page
Operating and Financial Review	3
Financial Statements Index	29

2

This Report on Form 6-K is hereby incorporated by reference into the Navios Maritime Acquisition Corporation Registration Statements on Form F-3, File Nos. 333-170896 and 333-214739.

Operating and Financial Review and Prospects

The following is a discussion of the financial condition and results of operations for the three and nine month periods ended September 30, 2018 and 2017 of Navios Maritime Acquisition Corporation (referred to herein as “we,” “us” or “Navios Acquisition”). All of the financial statements have been stated in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). You should read this section together with the consolidated financial statements and the accompanying notes included in Navios Acquisition’s 2017 Annual Report filed on Form 20-F with the U.S. Securities and Exchange Commission (the “SEC”).

This Report contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) concerning future events and expectations, including with respect to Navios Acquisition’s future dividends, 2018 cash flow generation and Navios Acquisition’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further employment contracts and the expected merger with Navios Maritime Midstream Partners L.P. (“Navios Midstream”) (NYSE: NAP). Words such as “may,” “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenue and employment contracts and any potential merger with Navios Midstream. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, Navios Acquisition at the time this filing was made. Although Navios Acquisition believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Acquisition. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the timing and the ability to consummate the potential merger with Navios Midstream, the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us, tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand, the aging of our vessels and resultant increases in operation and dry docking costs, the loss of any customer or charter or vessel, our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all, increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses, the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business, potential liability from litigation and our vessel operations, including discharge of pollutants, general domestic and international political conditions, competitive factors in the market in which Navios Acquisition operates; risks associated with operations outside the United States; and other factors listed from time to time in the Navios Acquisition’s filings with the SEC, including its annual and interim reports filed on Form 20-F and Form 6-K. Navios Acquisition expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Acquisition’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Navios Acquisition makes no prediction or statement about the performance of its common stock.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed acquisition of Navios Midstream, on October 30, 2018, Navios Acquisition filed a

3

registration statement on Form F-4 and a related prospectus with the SEC pursuant to which shares of common stock and preferred stock of Navios Acquisition to be issued in the proposed acquisition will be registered. Investors are urged to read the registration statement and the related prospectus (including all amendments and supplements) because they contain important information regarding the Navios Acquisition shares and the proposed acquisition. Investors may obtain free copies of the registration statement and the related prospectus, as well as other filings containing information about Navios Acquisition and Navios Midstream, without charge, at the SEC’s web site (www.sec.gov).

Recent Developments

Navios Midstream Merger Agreement

On October 8, 2018, Navios Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition (the “Transaction”).

Under the terms of the Transaction, public unitholders of Navios Midstream may exchange each Navios Midstream common unit for either:

•	6.292 newly issued shares of Navios Acquisition common stock (or 0.42 shares, after giving effect to the 1:15 reverse stock split described below); or

•

1.0 share of a newly issued series of convertible participating preferred stock (“Preferred Stock”) of Navios Acquisition. Each share of Preferred Stock will be convertible by its holder into 5.1 shares of Navios Acquisition common stock (or 0.34 shares, after giving effect to the 1:15 reverse stock split described below) at any time beginning six months after closing of the Transaction.

Navios Midstream publicly held units for which no election is made will be deemed to have elected the form of consideration most elected by holders of publicly held units of Navios Midstream. In addition, if holders representing 80% or more of the publicly held units of Navios Midstream elect (or are deemed to have elected) to receive Navios Acquisition common stock consideration, all publicly held units of Navios Midstream will be exchanged for Navios Acquisition common stock.

The approval and adoption of the merger agreement and the merger by Navios Midstream requires approval by a majority of the outstanding Navios Midstream common units. Navios Acquisition owns a sufficient number of Navios Midstream common units to approve the merger on behalf of all Navios Midstream unitholders and has agreed to consent to the merger. The closing of the merger is subject to customary closing conditions, including effectiveness of a registration statement on Form F-4 filed with the SEC on October 30, 2018 and the mailing of an information statement to the Navios Midstream unitholders.

The conflicts committee of the board of directors of Navios Midstream (“Conflicts Committee”) negotiated the transaction on behalf of Navios Midstream and its public unitholders. The transaction was unanimously approved by the Conflicts Committee, the board of directors of Navios Midstream and the board of directors of Navios Acquisition.

The Company expects that the remeasurement of the investment in Navios Midstream will result in a loss and also concurrently is expected to record a bargain purchase gain upon the full consolidation of Navios Midstream. The accounting is subject to the closing the deal and the share price of the Company at the date of closing.

Reverse stock split

Navios Acquisition previously announced that its Board of Directors has approved a 1-for-15 reverse stock split of its issued and outstanding shares of common stock and on November 9, 2018, the reverse stock split was approved by Navios Acquisition’s stockholders. The reverse stock split will take effect on Wednesday, November 14, 2018 and the common stock will commence trading on such date on a split adjusted basis.

4

Bareboat structure on newbuild Very Large Crude Carriers (“VLCC”)

In August 2018, Navios Acquisition agreed to the main terms of a 12-year bareboat charter-in agreement with de-escalating purchase options for two newbuild Japanese VLCCs delivering in the third and fourth quarter of 2020, respectively. The bareboat charter-in agreement reflects an implied price of approximately $84.5 million per vessel and an annual effective interest of approximately 6% fixed for the duration of the agreement. Concurrently, Navios Acquisition agreed to the main terms of bareboat charter-out agreements with a duration of 10 years for each vessel plus a five-year optional period granted to the charterer. The bareboat charter-out rate is $27,816 net per day, $29,751 net per day for the optional period, and the charterer is granted de-escalating purchase options.

Dividend Policy

On November 2, 2018, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2018 of $0.02 per share of common stock payable on December 5, 2018 to stockholders of record as of November 27, 2018. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

Equity Transactions

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25.0 million of Navios Acquisition’s common stock, for two years. Stock repurchases are made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program are determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Exchange Act. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases are subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of November 9, 2018, the Company had repurchased 9,221,255 shares of common stock, at a total cost of approximately $6.8 million.

Fleet

As of November 6, 2018, our fleet consisted of a total of 37 double-hulled tanker vessels, aggregating approximately 4.3 million deadweight tons, or dwt. The fleet includes seven VLCC tankers (over 200,000 dwt per ship), which transport crude oil, eight Long Range 1 (“LR1”) product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 (“MR2”) product tankers (30,000-59,999 dwt per ship), two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals and two bareboat VLCC chartered-in vessels to be delivered in the third and fourth quarter of 2020, respectively. All our vessels are currently chartered-out to quality counterparties, including affiliates of Navig8 Chemicals Shipping and Trading Co (“Navig8”) and Mansel LTD (“Mansel”), with an average remaining charter period of approximately one

5

year. As of November 6, 2018, we had charters covering 99.2 % of available days in 2018 and 32.7% of available days in 2019.

Vessels	Type	Year Built	Dwt	Net Charter Rate (1)		Profit Sharing Arrangements	Expiration Date (2)
Owned Vessels
Nave Polaris	Chemical Tanker	2011	25,145	Floating Rate	(8)	None	February 2019
Nave Cosmos	Chemical Tanker	2010	25,130	Floating Rate	(8)	None	February 2019
Nave Velocity	MR2 Product Tanker	2015	49,999	$12,097		50%/50%	May 2019
Nave Sextans	MR2 Product Tanker	2015	49,999	$13,250	(11)	50%/50%	February 2019
Nave Pyxis	MR2 Product Tanker	2014	49,998	$13,250	(11)	50%/50%	March 2019
Nave Luminosity	MR2 Product Tanker	2014	49,999	$12,097		50%/50%	September 2019
Nave Jupiter	MR2 Product Tanker	2014	49,999	$12,097		50%/50%	May 2019
Bougainville	MR2 Product Tanker	2013	50,626	$14,138	(5)	100%	September 2019
Nave Alderamin	MR2 Product Tanker	2013	49,998	$13,260		None	February 2019
Nave Bellatrix	MR2 Product Tanker	2013	49,999	$13,331	(3)	None	December 2018
Nave Capella	MR2 Product Tanker	2013	49,995	$13,331	(3)	None	January 2019
Nave Orion	MR2 Product Tanker	2013	49,999	$13,260		None	March 2019
Nave Titan	MR2 Product Tanker	2013	49,999	$11,850		50%/50%	June 2019
Nave Aquila	MR2 Product Tanker	2012	49,991	$9,875	(6)	50%/50%	May 2019
Nave Atria	MR2 Product Tanker	2012	49,992	$11,850		50%/50%	July 2019
Nave Orbit	MR2 Product Tanker	2009	50,470	$13,500		None	November 2018
				12,000	(14)	50%/50%	May 2019
Nave Equator	MR2 Product Tanker	2009	50,542	$12,250		None	October 2019
Nave Equinox	MR2 Product Tanker	2007	50,922	$13,578	(9)	ice-transit premium (4)	January 2019
Nave Pulsar	MR2 Product Tanker	2007	50,922	$11,603		None	April 2019
Nave Dorado	MR2 Product Tanker	2005	47,999	$13,331	(9)	None	January 2019
Nave Atropos	LR1 Product Tanker	2013	74,695	Floating Rate	(13)	None	October 2019
Nave Rigel	LR1 Product Tanker	2013	74,673	$18,022		50%/50%	August 2019
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	Floating Rate	(13)	None	February 2019
Nave Cetus	LR1 Product Tanker	2012	74,581	$18,022		50%/50%	April 2019
Nave Estella	LR1 Product Tanker	2012	75,000	$13,260	(16)	None	March 2019
Nave Andromeda	LR1 Product Tanker	2011	75,000	Floating Rate	(13)	None	February 2019
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate		None	February 2019
Nave Cielo	LR1 Product Tanker	2007	74,671	Floating Rate	(13)	None	February 2019
Nave Buena Suerte(10)	VLCC	2011	297,491	$19,500		50%/50%(15)	August 2019
Nave Quasar	VLCC	2010	297,376	$19,500		50%/50%(15)	August 2019
Nave Synergy	VLCC	2010	299,973	$19,750		100%(12)	May 2019
				Floating Rate	(7)	None	August 2019
Nave Spherical	VLCC	2009	297,188	$19,750		100%(12)	May 2019
				Floating Rate	(7)	None	August 2019
Nave Neutrino(10)	VLCC	2003	298,287	Spot
Nave Electron(10)	VLCC	2002	305,178	Spot
Nave Photon	VLCC	2008	297,395	$19,750		100%(12)	May 2019
				Floating Rate	(7)	None	August 2019
Vessels to be delivered
TBN*	VLCC	Q3 2020	310,000	27,816	(17)	None	Q3 2030
TBN*	VLCC	Q4 2020	310,000	27,816	(17)	None	Q4 2030

(1)	Net time charter-out rate per day (net of commissions), presented in U.S. Dollars.
(2)	Estimated dates assuming the midpoint of the redelivery period by charterers, including owner’s extension options not declared yet.
(3)	Charterer’s option to extend the charter for one year at $14,566 net per day.

6

(4)	The premium for the Nave Equinox when vessel is trading on ice or follows ice breaker is $1,975 net per day.
(5)

Rate can increase to $19,013 net per day in year one and $19,393 in year two calculated based on a formula. Charterer’s option to extend the charter for two years at $14,708 net per day for the first year and $15,002 net per day for the second year, plus profit sharing arrangements for both years.

(6)	Charterer’s option to extend the charter for six months at $11,850 net per day.
(7)	Rate based on VLCC pool earnings, evergreen upon notice.
(8)	Rate based on chemical tankers pool earnings.
(9)	Charterer’s option to extend the charter for one year at $14,813 net per day.
(10)

Navios Acquisition has granted an option to Navios Midstream to purchase the vessel from Navios Acquisition at fair market value. The options were extended for an additional two-year period expiring on November 18, 2018.

(11)	Charterer’s option to extend the charter for one year at $14,500 net per day.
(12)	Profit sharing arrangement 100% on actual pool earnings. Any adjustment by the charterers for the expense/loss will be settled initially in January 2019 and every two months thereafter.
(13)	Rate based on LR1 pool earnings.
(14)	Charterer’s option to extend the charter for six months at $12,750 net per day plus profit sharing arrangements.
(15)

Profit sharing arrangement 50% on actual pool earnings. Any adjustment by the charterers for the expense/loss will be provisionally settled on a quarterly basis and finally settled at the end of the charter period. Charterer’s option to extend the charter for one year at $20,475 net per day.

(16)	Charterer’s option to extend the charter for one year at $14,625 net per day.
(17)	Charterer’s option to extend the bareboat charter for five years at $ 29,751 net per day.
*	Bareboat chartered-in vessels with purchase option, expected to be delivered in the second half of 2020.

Charter Policy and Industry Outlook

Our core fleet currently consists of 37 vessels, of which seven are VLCCs, 26 are product tankers, two are chemical tankers and two are bareboat VLCC chartered-in vessels to be delivered one in each of the third quarter of 2020 and the fourth quarter of 2020. All of our vessels are chartered-out to quality counterparties, including affiliates of Navig8 and Mansel with an average remaining contract period of approximately one year. Many of our contracts have profit sharing arrangements (see fleet table above). While all of our vessels are currently chartered-out, we intend to deploy any vessels that would become open—not chartered-out—to leading charterers in a mix of long, medium and short-term time charters, depending on the vessels’ positions, seasonality and market outlook. This chartering strategy is intended to allow us to capture increased profits during strong charter markets, while developing relatively stable cash flows from longer-term time charters. We will also seek profit sharing arrangements in our employment contracts, to provide us with potential incremental revenue above the contracted minimum charter rates.

Using Navios Maritime Holdings Inc.’s (“Navios Holdings”) global network of relationships and extensive experience in the maritime transportation industry, coupled with its commercial, financial and operational expertise, we plan to opportunistically grow our fleet through the timely and selective acquisition of high-quality newbuilding or secondhand vessels when we believe those acquisitions will result in attractive returns on invested capital and increased cash flow. We also intend to engage in opportunistic dispositions where we can achieve attractive values for our vessels as we assess the market cycle. We believe our diverse and versatile fleet, combined with the experience and long- standing relationships of Navios Holdings with participants in the maritime transportation industry, position us to identify and take advantage of attractive acquisition opportunities.

Factors Affecting Navios Acquisition’s Results of Operations

We believe the principal factors that will affect our future results of operations are the economic, regulatory, political and governmental conditions that affect the shipping industry generally and that affect conditions in countries and markets in which our vessels engage in business. Other key factors that will be fundamental to our business, future financial condition and results of operations include:

•	the demand for seaborne transportation services;

7

•	the ability of Navios Holdings’ commercial and chartering operations to successfully employ our vessels at economically attractive rates, particularly as our fleet expands and our charters expire;

•	the effective and efficient technical management of our vessels;

•	Navios Holdings’ ability to satisfy technical, health, safety and compliance standards of major commodity traders; and

•	the strength of and growth in the number of our customer relationships, especially with major commodity traders.

In addition to the factors discussed above, we believe certain specific factors will impact our consolidated results of operations. These factors include:

•	the charter hire earned by our vessels under our charters;

•	our access to capital required to acquire additional vessels and/or to implement our business strategy;

•	our ability to sell vessels at prices we deem satisfactory;

•	our level of debt and the related interest expense and amortization of principal; and

•	the level of any dividend to our stockholders.

Voyage, Time Charter and Pooling Arrangements

Revenues are driven primarily by the number of vessels in the fleet, the number of days during which such vessels operate and the amount of daily charter hire rates that the vessels earn under charters, which, in turn, are affected by a number of factors, including:

•	the duration of the charters;

•	the level of spot market rates at the time of charters;

•	decisions relating to vessel acquisitions and disposals;

•	the amount of time spent positioning vessels;

•	the amount of time that vessels spend in dry dock undergoing repairs and upgrades;

•	the age, condition and specifications of the vessels; and

•	the aggregate level of supply and demand in the tanker shipping industry.

Time charters are available for varying periods, ranging from a single trip (spot charter) to long-term which may be many years. In general, a long-term time charter assures the vessel owner of a consistent stream of revenue. Operating the vessel in the spot market affords the owner greater spot market opportunity, which may result in high rates when vessels are in high demand or low rates when vessel availability exceeds demand. Vessel charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand, and many other factors that might be beyond the control of management.

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the points awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics.

The cost to maintain and operate a vessel increases with the age of the vessel. Older vessels are less fuel efficient, cost more to insure and require upgrades from time to time to comply with new regulations. As of November 6, 2018, the average age of Navios Acquisition’s owned fleet is 7.3 years. But, as such fleet ages or if Navios

8

Acquisition expands its fleet by acquiring previously owned and older vessels the cost per vessel would be expected to rise and, assuming all else, including rates, remains constant, vessel profitability would be expected to decrease.

Navios Acquisition reports financial information and evaluates its operations by charter revenues. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

Set forth below are selected historical and statistical data for Navios Acquisition for each of the three and nine month periods ended September 30, 2018 and 2017 that the Company believes may be useful in better understanding the Company’s financial position and results of operations.

	Three month period ended September 30,		Nine month period ended September 30,
	2018 (unaudited)	2017 (unaudited)	2018 (unaudited)	2017 (unaudited)
FLEET DATA
Available days(1)	3,178	3,215	9,439	9,678
Operating days(2)	3,153	3,205	9,386	9,660
Fleet utilization(3)	99.2%	99.7%	99.4%	99.8%
Vessels operating at period end	35	36	35	36
AVERAGE DAILY RESULTS
Time charter equivalent rate per day(4)	$12,394	$16,486	$13,287	$17,814

Navios Acquisition believes that the important measures for analyzing trends in its results of operations consist of the following:

(1)

Available days: Available days for the fleet are total calendar days the vessels were in Navios Acquisition’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: Operating days are the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: Fleet utilization is the percentage of time that Navios Acquisition’s vessels were available for generating revenue, and is determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off hire for reasons other than scheduled repairs, dry dockings or special surveys.

(4)

TCE Rate: Time charter equivalent rate per day is defined as voyage and time charter revenues less voyage expenses during a period divided by the number of available days during the period. The TCE Rate per day is a standard shipping industry performance measure used primarily to present the actual daily earnings generated by vessels of various types of charter contracts for the number of available days of the fleet.

9

Period-over-Period Comparisons

For the Three Month Period ended September 30, 2018, compared to the Three Month Period ended September 30, 2017

The following table presents consolidated revenue and expense information for the three month periods ended September 30, 2018 and 2017. This information was derived from the unaudited condensed consolidated statements of operations of Navios Acquisition for the respective periods.

Expressed in thousands of U.S. dollars	Three Month period Ended September 30, 2018 (unaudited)	Three Month period Ended September 30, 2017 (unaudited)
Revenue	$41,589	$54,021
Time charter and voyage expenses	(9,560)	(7,030)
Direct vessel expenses	(2,011)	(1,053)
Management fees (entirely through related party transactions)	(23,340)	(23,939)
General and administrative expenses	(3,157)	(2,837)
Depreciation and amortization	(13,777)	(14,220)
Interest income	2,061	2,755
Interest expense and finance cost	(19,308)	(18,890)
Equity in net earnings of affiliated companies	4,522	3,752
Other expense, net	(427)	(664)

Net loss	$(23,408)	$(8,105)

Revenue: Revenue for the three month period ended September 30, 2018 decreased by $12.4 million, or 23.0%, to $41.6 million, as compared to $54.0 million for the same period of 2017. The decrease was mainly attributable to a: (i) decrease in the market rates during the third quarter ended September 30, 2018, as compared to the same period in 2017; and (ii) decrease in revenue of $2.4 million due to the sale of the Nave Galactic to Navios Midstream in March 2018. Available days of the fleet decreased to 3,178 days for the three month period ended September 30, 2018, as compared to 3,215 days for the three month period ended September 30, 2017. The TCE Rate, decreased to $12,394 for the three month period ended September 30, 2018, from $16,486 for the three month period ended September 30, 2017.

Time charter and voyage expenses: Time charter and voyage expenses for the three month period ended September 30, 2018 increased by approximately $2.5 million to $9.6 million, as compared to $7.0 million for the three month period ended September 30, 2017. The increase was attributable to a (i) $1.3 million increase in the backstop commitment to Navios Midstream; and (ii) $1.3 million increase in bunkers and other voyage expenses; partially mitigated by a $0.1 million decrease in broker commission costs.

Direct vessel expenses: Direct vessel expenses, comprising of the amortization of dry dock and special survey costs of certain vessels of our fleet were $2.0 million for the three month period ended September 30, 2018, as compared to $1.1 million for the three month period ended September 30, 2017.

Management fees: Management fees for the three month period ended September 30, 2018 decreased by $0.6 million to $23.3 million, as compared to $23.9 million for the three month period ended September 30, 2017. The decrease was due to the sale of the Nave Galactic to Navios Midstream in March 2018, and was partially mitigated by the amendment to the fees under our Management Agreement. Pursuant to our Management Agreement, Navios Tankers Management Inc. (the “Manager”), a wholly owned subsidiary of Navios Holdings, provided commercial and technical management services to Navios Acquisition’s vessels for a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2018. On May 3, 2018, Navios Acquisition fixed the fees for

10

commercial and technical ship management services of its fleet for two additional years from May 29, 2018 through May 2020, at a daily fee of: (a) $6,500 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

General and administrative expenses: Total general and administrative expenses for the three month period ended September 30, 2018 increased by approximately $0.3 million to $3.2 million compared to $2.8 million for the three month period ended September 30, 2017, mainly due to the $0.3 million increase in stock based compensation. For the three month periods ended September 30, 2018 and 2017, the expenses charged by Navios Holdings for administrative services were $2.2 million and $2.3 million, respectively.

Depreciation and amortization: Depreciation decreased by $0.4 million to $13.8 million for the three month period ended September 30, 2018, as compared to $14.2 million for the three month period ended September 30, 2017, due to the sale of the Nave Galactic in March 2018. Depreciation of a vessel is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard.

Interest income: Interest income for the three month period ended September 30, 2018 decreased by $0.7 million to $2.1 million, as compared to $2.8 million for the three month period ended September 30, 2017. The decrease was mainly attributable to the $1.3 million of the interest income accrued during the three month period ended September 30, 2017, under the loan granted to Navios Holdings which was fully repaid in November 2017; partially mitigated by an increase of $0.5 million mainly due to the interest income accrued under the revolving loan granted to Navios Europe Inc. (“Navios Europe I”) and Navios Europe (II) Inc. (“Navios Europe II”).

Interest expense and finance cost: Interest expense and finance cost for the three month period ended September 30, 2018 increased by $0.4 million to $19.3 million, as compared to $18.9 million for the three month period ended September 30, 2017. The increase was mainly due to the increase of the weighted average interest rate for the three month period ended September 30, 2018 to 6.98% from 6.45%, in the same period in 2017; partially mitigated by the decrease of the average outstanding balance of credit facilities to $1,031.0 million for the three month period ended September 30, 2018, as compared to $1,092.9 million for the three month period ended September 30, 2017. As of September 30, 2018 and 2017, the outstanding balance under Navios Acquisition’s credit facilities was $1,027.8 million and $1,088.0 million, respectively.

Equity/ (loss) in net earnings of affiliated companies: Equity/ (loss) in net earnings of affiliated companies increased by approximately $0.8 million to $4.5 million equity for the three month period ended September 30, 2018, as compared to $3.8 million equity for the same period in 2017. The increase primarily resulted from a: (i) $0.4 million increase in equity in net earnings of Navios Midstream; and (ii) $0.3 million increase in equity in net earnings of Navios Europe I and Navios Europe II.

Other expense, net: Other expense, net for the three month period ended September 30, 2018 was $0.4 million, as compared to $0.7 million for the same period of 2017.

11

For the Nine Month Period ended September 30, 2018, as compared to the Nine Month Period ended September 30, 2017

The following table presents consolidated revenue and expense information for the nine month periods ended September 30, 2018 and 2017. This information was derived from the unaudited condensed consolidated statements of operations of Navios Acquisition for the respective periods.

Expressed in thousands of U.S. dollars	For the Nine Months Ended September 30, 2018 (unaudited)	For the Nine Months Ended September 30, 2017 (unaudited)
Revenue	$129,218	$176,961
Time charter and voyage expenses	(21,749)	(15,793)
Direct vessel expenses	(5,251)	(2,880)
Management fees (entirely through related party transactions)	(69,652)	(71,035)
General and administrative expenses	(11,212)	(9,293)
Depreciation and amortization	(41,763)	(42,660)
Gain on sale of vessel	25	—
Interest income	5,875	7,495
Interest expense and finance cost	(57,917)	(57,522)
Equity/ (loss) in net earnings of affiliated companies	4,463	(51,208)
Other expense, net	(1,979)	(972)

Net loss	$(69,942)	$(66,907)

Revenue: Revenue for the nine month period ended September 30, 2018 decreased by approximately $47.7 million, or 27.0%, to $129.2 million, as compared to $177.0 million for the same period of 2017. The decrease was mainly attributable to a: (a) decrease in the market rates during the nine month period ended September 30, 2018, as compared to the same period in 2017; and (b) decrease in revenue of $6.5 million mainly due to the sale of the Nave Galactic to Navios Midstream in March 2018. Available days of the fleet decreased from 9,678 days for the nine month period ended September 30, 2017 to 9,439 days for the nine month period ended September 30, 2018. The TCE Rate decreased from $17,814 for the nine month period ended September 30, 2017, to $13,287 for the nine month period ended September 30, 2018.

Time charter and voyage expenses: Time charter and voyage expenses for the nine month period ended September 30, 2018 increased by approximately $6.0 million to $21.7 million, as compared to $15.8 million for the nine month period ended September 30, 2017. The increase was attributable to a $6.7 million increase in the backstop commitment to Navios Midstream; partially mitigated by a (i) $0.2 million decrease in bunkers and other voyage expenses; and (ii) $0.5 million decrease in broker commission costs.

Direct vessel expenses: Direct vessel expenses, comprising of the amortization of dry dock and special survey costs of certain vessels of our fleet, were $5.3 million for the nine month period ended September 30, 2018, as compared to $2.9 million for the nine month period ended September 30, 2017.

Management fees: Management fees for the nine month period ended September 30, 2018 decreased by approximately $1.4 million to $69.7 million, as compared to $71.0 million for the nine month period ended September 30, 2017. The decrease was due to the sale of the Nave Galactic to Navios Midstream in March 2018, and was partially mitigated by the amendment to the fees under our Management Agreement. Pursuant to our Management Agreement, the Manager, a wholly owned subsidiary of Navios Holdings, provided commercial and technical management services to Navios Acquisition’s vessels for a daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through

12

May 2018. On May 3, 2018, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2018 through May 2020, at a daily fee of: (a) $6,500 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

General and administrative expenses: Total general and administrative expenses for the nine month period ended September 30, 2018 increased by $1.9 million to $11.2 million compared to $9.3 million for the nine month period ended September 30, 2017, mainly due to the $0.8 million increase in stock based compensation and the $1.2 million increase in other general and administrative expenses, including legal and professional fees and other compensation to the directors and/ officers of the Company. For the nine month periods ended September 30, 2018 and 2017, the expenses charged by Navios Holdings for administrative services were $6.6 million and $6.8 million, respectively.

Depreciation and amortization: Depreciation decreased by $0.9 million to $41.8 million for the nine month period ended September 30, 2018 as compared to $42.7 million for the nine month period ended September 30, 2017, due to the sale of the Nave Galactic in March 2018. Depreciation of a vessel is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard.

Gain on sale of vessel: The gain on sale of vessel for the nine month period ended September 30, 2018 was $0.03 million due to the sale of the Nave Galactic on March 29, 2018, as compared to $0 for the same period in 2017.

Interest income: Interest income for the nine month period ended September 30, 2018 decreased by $1.6 million to $5.9 million, as compared to $7.5 million for the nine month period ended September 30, 2017. The decrease was mainly attributable to a $3.7 million of the interest income accrued during the nine month period ended September 30, 2017 under the loan granted to Navios Holdings which was fully repaid in November 2017; partially mitigated by (i) $1.8 million increase of the interest income accrued under the revolving loan granted to Navios Europe I and Navios Europe II; and (ii) $0.3 million increase in other interest income.

Interest expense and finance cost: Interest expense and finance cost was $57.9 million for the nine month period ended September 30, 2018, as compared to $57.5 million for the nine month period ended September 30, 2017. The weighted average interest rate for the nine month period ended September 30, 2018 increased to 6.91% from 6.43%, during the nine month period ended September 30, 2017. The average outstanding balance of credit facilities decreased to $1,046.7 million for the nine month period ended September 30, 2018, as compared to $1,103.0 million for the nine month period ended September 30, 2017. As of September 30, 2018 and 2017, the outstanding balance under Navios Acquisition’s credit facilities was $1,027.8 million and $1,088.0 million, respectively.

Equity/ (loss) in net earnings of affiliated companies: Equity/ (loss) in net earnings of affiliated companies increased by approximately $55.7 million to a $4.5 million equity for the nine month period ended September 30, 2018, as compared to a $51.2 million loss for the nine month period ended September 30, 2017. The increase mainly resulted from a: (i) $59.1 million non-cash “other-than-temporary impairment” (“OTTI”) loss relating to its investment in Navios Midstream recognized during the nine month period ended September 30, 2017; and (ii) $1.1 million increase in the equity in net earnings of Navios Europe I and Navios Europe II; partially mitigated by a $4.5 million decrease in equity in net earnings of Navios Midstream, mainly due to the $6.0 million net negative effect from the sale of the Shinyo Kannika by Navios Midstream to an unaffiliated third party.

Other expense, net: Other expense, net for the nine month period ended September 30, 2018 was $2.0 million, as compared to $1.0 million for the same period in 2017.

13

Liquidity and Capital Resources

Our primary short-term liquidity needs are to fund general working capital requirements, dry docking expenditures, minimum cash balance maintenance as per our credit facility agreements and debt repayment, and other obligations from time to time, while our long-term liquidity needs primarily relate to expansion and investment capital expenditures and other maintenance capital expenditures and debt repayment. Expansion capital expenditures are primarily for the purchase or construction of vessels to the extent the expenditures increase the operating capacity of or revenue generated by our fleet, while maintenance capital expenditures primarily consist of dry docking expenditures and expenditures to replace vessels in order to maintain the operating capacity of or revenue generated by our fleet. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash flows from operations, long-term borrowings and proceeds from asset sales. As of September 30, 2018, Navios Acquisition’s current assets totaled $90.5 million, while current liabilities totaled $136.8 million, resulting in a negative working capital position of $46.3 million. Included in the consolidated balance sheets under “Current Liabilities”, there are $48.0 million in balloon installments that Navios Acquisition is in the process to refinance. Navios Acquisition’s cash forecast indicates that it will generate sufficient cash for at least the next 12 months following November 13, 2018 to make the required principal and interest payments on its indebtedness, provide for the normal working capital requirements of the business and remain in a positive working capital position. Generally, our long-term sources of funds derive from cash from operations, long-term bank borrowings and other debt or equity financings. We expect that we will rely upon cash from operations and upon external financing sources, including bank borrowings, to fund acquisitions, expansion and investment capital expenditures and other commitments we have entered into. We cannot assure you that we will be able to secure adequate financing or obtaining additional funds on favorable terms, to meet our liquidity needs.

Navios Acquisition may use funds to repurchase its outstanding capital stock and/or indebtedness from time to time. Repurchases may be made in the open market, or through privately negotiated transactions or otherwise, in compliance with applicable laws, rules and regulations, at prices and on terms Navios Acquisition deems appropriate and subject to its cash requirements for other purposes, compliance with the covenants under Navios Acquisition’s debt agreements, and other factors management deems relevant.

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25.0 million of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Exchange Act. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases are subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of November 9, 2018, the Company had repurchased 9,221,255 shares of common stock, at a total cost of approximately $6.8 million.

14

Cash Flow

Cash flows for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

The following table presents cash flow information for the nine month periods ended September 30, 2018 and 2017.

	Nine Month Period Ended September 30, 2018 (unaudited)	Nine Month Period Ended September 30, 2017 (unaudited)
Expressed in thousands of U.S. dollars
Net cash (used in)/ provided by operating activities	$(23,855)	$55,658
Net cash provided by investing activities	52,977	97
Net cash used in financing activities	(67,267)	(50,036)

Net (decrease)/ increase in cash and cash equivalents and restricted cash	$(38,145)	$5,719
Cash, cash equivalents and restricted cash, beginning of period	86,458	56,658

Cash, cash equivalents and restricted cash, end of period	$48,313	$62,377

Cash (used in)/ provided by operating activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash used in operating activities decreased by $79.5 million to $23.9 million outflow for the period ended September 30, 2018, as compared to net cash provided by operating activities of $55.7 million inflow for the same period in 2017. The decrease is analyzed as follows:

The net loss for the nine month period ended September 30, 2018 was $69.9 million compared to $66.9 million loss for the nine month period ended September 30, 2017. In determining net cash used in operating activities for the nine month period ended September 30, 2018, the net loss was adjusted for the effect of depreciation and amortization of $41.8 million, $2.9 million for amortization and write-off of deferred finance fees and bond premium, $5.3 million for the amortization of drydock and special survey costs, $0.8 million for stock based compensation, $0.03 million for gain on sale of vessel and $4.5 million for equity/ (loss) in net earnings of affiliated companies, net of dividends received.

Amounts due from related parties, short-term, increased by $2.7 million to $16.6 million at September 30, 2018 from $13.9 million at December 31, 2017. The balances related mainly to the interest receivable on the Navios Revolving Loans granted to Navios Europe I and Navios Europe II. Please refer to the relevant discussion below, under “Related Party Transactions”.

Accounts payable increased from $3.9 million for the year ended December 31, 2017 to $8.9 million for the nine month period September 30, 2018, mainly due to the increase in payables for bunkers.

Accrued expenses increased by $14.0 million to $26.2 million for the nine month period September 30, 2018, from $12.2 million on December 31, 2017. The increase was attributable to a: (i) $14.0 million increase in accrued interest; (ii) $0.7 million increase in voyage expenses; partially mitigated by a $0.7 million decrease in accrued legal and professional fees.

15

Amounts due from related parties, long-term decreased by $3.7 million in the nine month period ended September 30, 2018. The balances related to the revolving loans and the Navios Term Loans granted to Navios Europe I and Navios Europe II, as well as management fees paid under our management agreement.

Payment for dry dock and special survey costs incurred in the nine month period ended September 30, 2018 and 2017 was $15.9 million and $10.4 million, respectively, and related to drydock and special survey costs incurred for certain vessels of the fleet.

Amounts due to related parties, short-term increased to $17.8 million as of September 30, 2018 from $17.1 million as of December 31, 2017. The increase was mainly due to the increase of the backstop commitment liability payable to Navios Midstream, as of September 30, 2018.

Deferred revenue primarily related to cash received from charterers prior to it being earned and also includes the current portion of deferred gain on sale of the Nave Celeste and the C. Dream to Navios Midstream. Deferred revenue relating to cash received from charterers was recognized as revenue over the voyage or charter period. Deferred revenue decreased by $1.9 million to $3.1million for the nine month period ended September 30, 2018 from $5.0 million on December 31, 2017.

Prepaid expenses and other current assets increased to $12.8 million for the nine month period ended September 30, 2018 from $6.5 million for the year ended December 31, 2017, mainly due to inventories and voyage related expenses and working capital advances required under certain charter contracts.

Other long-term assets decreased to $0.5 million for the nine month period ended September 30, 2018, as compared to $0.9 million for the year ended December 31, 2017, mainly due to repayments of working capital advances required under certain charter contracts, which expired.

Cash provided by investing activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash provided by investing activities increased by $52.9 million to $53.0 million as of September 30, 2018 from $0.1 million inflow as of September 30, 2017.

Net cash provided by investing activities for the nine month period ended September 30, 2018, resulted from: (i) $44.5 million net proceeds from sale of vessel; and (ii) $8.5 million from dividends received from affiliates.

Net cash provided by investing activities for the nine month period ended September 30, 2017, resulted from $9.2 million from dividends received from Navios Midstream. The increase was partially mitigated by a: (i) $9.1 million loan granted to Navios Europe II (Navios Revolving Loans II); and (ii) $0.1 million investment in Navios Midstream in order to maintain the 2% general partner interest.

Cash used in financing activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash used in financing activities increased by $17.2 million to $67.3 million at September 30, 2018 from $50.0 million at September 30, 2017.

Net cash used in financing activities for the nine month period ended September 30, 2018 resulted from: (i) $121.4 million of loan repayments; (ii) $9.2 million of dividends paid; and (iii) $6.2 million acquisition of treasury stock; partially mitigated by $69.5 million in proceeds from finance lease, net of deferred finance costs.

Net cash used in financing activities for the nine month period ended September 30, 2017 resulted from: (i) $73.8 million of loan repayments; (ii) $23.7 million of dividends paid; and (iii) a $2.3 million redemption of puttable common stock; and was partially mitigated by $49.8 million in loan proceeds, net of deferred finance fees.

16

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash from Operating Activities

	Three Month Period Ended September 30, 2018 (unaudited)	Three Month Period Ended September 30, 2017 (unaudited)	Nine Month Period Ended September 30, 2018 (unaudited)	Nine Month Period Ended September 30, 2017 (unaudited)
Expressed in thousands of U.S. dollars
Net cash provided by/ (used in) operating activities	$7,139	$22,552	$(23,855)	$55,658
Net increase / (decrease) in operating assets	571	(1,814)	2,450	(1,386)
Net increase in operating liabilities	(23,202)	(18,798)	(18,250)	(24,803)
Net interest cost	17,247	16,135	52,042	50,027
Amortization and write-off of deferred finance costs and bond premium	(879)	(743)	(2,860)	(3,322)
Equity/ (loss) in net earnings of affiliates (including OTTI loss), net of dividends received	4,522	472	4,463	(57,941)
Payments for dry dock and special survey costs	4,504	5,499	15,915	10,427
Gain on sale of vessel	—	—	25	—
Stock-based compensation	(275)	—	(816)	—

EBITDA	9,627	23,303	29,114	28,660
Net negative effect on equity/ (loss) in net earnings of affiliated companies due to sale of the Shinyo Kannika by Navios Midstream to an unaffiliated third party	—	—	6,005	—
Gain on sale of vessel	—	—	(25)	—
Stock-based compensation	275	—	816	—
Other-than-temporary-impairment loss on equity investment	—	—	—	59,104
Adjusted EBITDA	$9,902	$23,303	$35,910	$87,764

	Three Month Period Ended September 30, 2018 (unaudited)	Three Month Period Ended Septembe 30, 2017 (unaudited)	Nine Month Period Ended September 30, 2018 (unaudited)	Nine Month Period Ended September 30, 2017 (unaudited)
Net cash provided by/ (used in) operating activities	$7,139	$22,552	$(23,855)	$55,658
Net cash provided by investing activities	$1,575	$2,045	$52,977	$97
Net cash used in financing activities	$(12,465)	$(19,012)	$(67,267)	$(50,036)

EBITDA in this document represents net (loss)/income before interest and finance costs, before depreciation and amortization and before income taxes. Adjusted EBITDA in this document represents EBITDA before the net negative effect on equity/ (loss) in net earnings of affiliated companies due to sale of the Shinyo Kannika by Navios Midstream to an unaffiliated third party, gain on sale of vessel, stock-based compensation and other-than-temporary-impairment loss on equity investment.

17

We use Adjusted EBITDA as liquidity measure and reconcile EBITDA and Adjusted EBITDA to net cash provided by/ (used in) operating activities, the most comparable U.S. GAAP liquidity measure. EBITDA in this document is calculated as follows: net cash provided by/(used in) operating activities adding back, when applicable and as the case may be, the effect of: (i) net increase/(decrease) in operating assets; (ii) net (increase)/decrease in operating liabilities; (iii) net interest cost; (iv) amortization of deferred finance costs and other related expenses; (v) equity/ (loss) in net earnings of affiliated companies, net of dividends received; (vi) payments for dry dock and special survey costs; (vii) impairment charges; (viii) gain/ loss on sale of assets; (ix) gain/ (loss) on debt repayment; and (x) stock- based compensation. Navios Acquisition believes that EBITDA and Adjusted EBITDA are each the basis upon which liquidity can be assessed and present useful information to investors regarding Navios Acquisition’s ability to service and/or incur indebtedness, pay capital expenditures, meet working capital requirements and pay dividends. Navios Acquisition also believes that EBITDA and Adjusted EBITDA are used: (i) by potential lenders to evaluate potential transactions; (ii) to evaluate and price potential acquisition candidates; and (iii) by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for the analysis of Navios Acquisition’s results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future. EBITDA and Adjusted EBITDA do not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as a principal indicator of Navios Acquisition’s performance. Furthermore, our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

EBITDA for the three month period ended September 30, 2018 decreased by approximately $13.7 million to $9.6 million, as compared to $23.3 million for the same period of 2017. The decrease in EBITDA was mainly due to a: (a) $12.4 million decrease in revenue, as described above; (b) $2.5 million increase in time charter expenses mainly due to the increase of the accrued backstop commitment to Navios Midstream and the voyage expenses incurred in the period; and (c) $0.3 million increase in general and administrative expenses due to the stock based compansation; partially mitigated by a: (i) $0.8 million increase in equity /(loss) in net earnings of affiliated companies; (ii) $0.6 million decrease in management fees, due to the sale of the Nave Galactic to Navios Midstream in March 2018, which was partially offset by the amendment to the fees under the Management Agreement; and (iii) $0.2 million decrease in other expense, net.

Adjusted EBITDA of $9.9 million for the three month period ended September 30, 2018 represents EBITDA excluding the effect of $0.3 million of stok-based compensation.

EBITDA for the nine month period ended September 30, 2018 increased by $0.5 million to $29.1 million, as compared to $28.7 million for the same period of 2017. The increase in EBITDA was mainly due to a: (a) $55.7 million increase in equity /(loss) in net earnings of affiliated companies (which includes $59.1 million of non-cash impairment loss on equity investment in Navios Midstream in the second quarter of 2017); and (b) $1.4 million decrease in management fees, due to the sale of the Nave Galactic to Navios Midstream in March 2018, which was partially offset by the amendment to the fees under the Management Agreement; partially mitigated by a (i) $47.7 million decrease in revenue, as described above; (ii) $6.0 million increase in time charter expenses mainly due to the increase of the accrued backstop commitment to Navios Midstream; (iii) $1.9 million increase in general and administrative expenses; and (iv) $1.0 million increase in other expense, net.

Adjusted EBITDA of $35.9 million for the nine month period ended September 30, 2018 represents EBITDA excluding: (i) $6.0 million of negative effect on equity/ (loss) in net earnings of affiliated companies, relating to the sale of the Shinyo Kannika by Navios Midstream; (ii) $0.8 million of non-cash stock based compensation; and (iii) $0.03 million of gain from the sale of the Nave Galactic.

18

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610.0 million in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60.0 million of its first priority ship mortgage notes due in 2021 (the “Additional Notes”, and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013.

The 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of Navios Acquisition’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

The 2021 Co-Issuers currently have the option to redeem the 2021 Notes in whole or in part, at a fixed price of 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of September 30, 2018.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes). The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Except as provided above, Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

As of September 30, 2018, the Company had secured credit facilities with various banks with a total outstanding balance of $357.7 million. The purpose of the facilities was to finance the construction or acquisition of vessels or refinance existing indebtedness. All of the facilities are denominated in U.S. Dollars and bear interest based on LIBOR plus spread ranging from 230 bps to 305 bps per annum. The facilities are repayable in either semi-annual or quarterly installments, followed by balloon payments with maturities, ranging from June 2019 to April 2024. See also “Contractual obligations” below.

19

ABN AMRO Bank N.V.: In February 2017, the Company drew $26.7 million under this credit facility with ABN AMRO Bank N.V. which was secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The maturity date of the loan was in February 2018. The loan bore interest at LIBOR plus 400 bps per annum. In June, 2017, the Company prepaid the outstanding balance of $26.0 million and an amount of $0.7 million was written-off from the deferred finance costs.

HSH Nordbank: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24.0 million to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility is repayable in 17 equal consecutive quarterly installments of $0.6 million each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility matures in September 2021 and bears interest at LIBOR plus 300 bps per annum. As of September 30, 2018, the outstanding balance was $21.1 million.

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150.0 million (divided in six equal tranches of $25.0 million each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $0.8 million each with a final balloon payment of $16.0 million to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On January 27, 2017, Navios Acquisition repaid $16.0 million being the balloon instalment for another of the remaining five tranches. In April 2018, the Company fully repaid the outstanding balance of $69.3 million. Following the prepayment, an amount of $0.02 million was written-off in condensed consolidated statement of operations.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125.0 million (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $0.4 million and $1.9 million, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $0.7 million and $0.8 million, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

On March 23, 2018, Navios Acquisition prepaid $26.8 million, being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Equinox and the Nave Pyxis, which substituted the Nave Galactic as collateral vessels under the 8 1/8% 2021 Notes. Following the prepayment, an amount of $0.3 million was written-off in condensed consolidated statement of operations. As of September 30, 2018, the outstanding balance under this facility was $48.8 million.

As of September 30, 2018, no amounts were available to be drawn from our facilities.

Sale and Leaseback Agreement

On March 31, 2018, Navios Acquisition entered into a $71.5 million sale and leaseback agreement with CMB Financial Leasing Co., Ltd to refinance the outstanding balance of the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction accounted for as a failed sale and leaseback transaction and resulted in a finance lease. The agreement will be repayable in 24 equal consecutive quarterly installments of $1.5 million each, with a repurchase obligation of $35.8 million on the last repayment date. The agreement matures in April 2024 and bears interest at LIBOR plus 305 bps per annum. In April 2018, the Company drew $71.5 million under this agreement and the proceeds net of

20

the deferred finance costs are included within line item “Loan proceeds, net of deferred finance costs” of the Financing Activities in the condensed consolidated statements of cash flows.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity at the higher of $40.0 million or $1.0 million per vessel; (ii) net worth ranging from $50.0 million to $135.0 million; and (iii) total liabilities divided by total assets, adjusted for market values to be generally lower than 75% or 80% and for certain facilities, as amended for a specific period of time up to a maximum of one quarter (from the current balance sheet date), to be ranging from a maximum of 80% to 85%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

As of September 30, 2018, the Company was in compliance with its covenants.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

Off-Balance Sheet Arrangements – Legal Proceedings

Charter hire payments to third parties for chartered-in vessels are treated as operating leases for accounting purposes. As of September 30, 2018, Navios Acquisition has provided backstop commitments for certain vessels of Navios Midstream. Please see discussion below under “Contractual Obligations”.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

Contractual Obligations

The following table summarizes our long-term contractual obligations as of September 30, 2018:

	Payments due by period (Unaudited)
(In thousands of U.S. dollars)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt obligations(1)	$82,282	$149,399	$755,870	$40,219	$1,027,770
Lease Obligations (Time Charters) for vessels to be delivered(2)	—	18,824	33,434	148,483	200,741
Total contractual obligations	$82,282	$168,223	$789,304	$188,702	$1,228,511

(1)

The amount identified does not include interest costs associated with the outstanding credit facilities, which are based on LIBOR, plus the costs of complying with any applicable regulatory requirements and a margin ranging from 230 bps to 305 bps per annum to the $670.0 million 2021 Notes fixed rate of 8.125%.

21

(2)

In August 2018, Navios Acquisition agreed to the main terms of a 12-year bareboat charter-in agreement with de-escalating purchase options for two newbuild Japanese VLCCs delivering in each of the third and fourth quarter of 2020.

Navios Holdings, Navios Acquisition and Navios Maritime Partners L.P. (“Navios Partners”) have made available to Navios Europe I revolving loans up to $24.1 million to fund working capital requirements (collectively, the “Navios Revolving Loans I”). As of September 30, 2018, there was no amount undrawn under the Navios Revolving Loans I. See Note 11 for the investment in Navios Europe I.

Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $57.5 million to fund working capital requirements (collectively, the “Navios Revolving Loans II”). As of September 30, 2018, the amount undrawn under the Navios Revolving Loans II was $15.0 million, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15.0 million. See Note 11 for the investment in Navios Europe II.

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35,000, $38,400 and $38,025, respectively. Backstop commitments are triggered if the actual rates achieved are below the backstop rates. Please refer to “Related Party Transactions”.

The backstop commitment for the Shinyo Kannika was terminated in relation to the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Acquisition leases office space in Monaco pursuant to a five year lease agreement dated July 1, 2018 that expires in June 2023, for a monthly rent of approximately $0.01 million.

Related Party Transactions

The Navios Holdings Credit Facilities: On September 19, 2016, Navios Acquisition entered into a $70.0 million secured loan facility with Navios Holdings. The loan facility was secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. (“Navios Logistics”), representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $0.7 million, was available for up to five drawings and had a fixed interest rate of 8.75% with a maturity date of November 15, 2018. The arrangement fee was deferred and amortized using the effective interest rate method. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount with a payment of $55.1 million. The prepayment amount consisted of the $50.0 million drawn under the facility and $5.1 million of accrued interest. As of each of September 30, 2018 and December 31, 2017, the outstanding receivable balance was $0. Total interest income for the three and nine month periods ended September 30, 2017 was $1.3 million and $3.7 million, respectively.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012, May 2014 and May 2016, the Manager, a wholly-owned subsidiary of Navios Holdings, provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6,350 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC, through May 2018.

Pursuant to an amendment to the Management Agreement dated as of May 3, 2018, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2018 through May 2020, at a daily fee of: (a) $6,500 per MR2 product tanker and chemical tanker vessel; (b) $7,150 per LR1 product tanker vessel; and (c) $9,500 per VLCC.

22

Dry docking expenses are reimbursed by Navios Acquisition at cost.

Total management fees for each of the three month periods ended September 30, 2018 and 2017 were $23.3 million and $23.9 million, respectively. Total management fees for each of the nine month periods ended September 30, 2018 and 2017 were $69.7 million and $71.0 million, respectively.

General and administrative expenses: Pursuant to the Administrative Services Agreement with Navios Holdings, Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the three month periods ended September 30, 2018 and 2017 the expense arising from administrative services rendered by Navios Holdings was $2.2 million and $2.3 million, respectively. For each of the nine month periods ended September 30, 2018 and 2017 the expense arising from administrative services rendered by Navios Holdings was $6.6 million and $6.8 million, respectively.

Balance due from related parties (excluding Navios Europe I, Navios Europe II and Navios Holdings Credit Facility): Balance due from related parties as of September 30, 2018 and December 31, 2017 was $9.3 million and $18.0 million, respectively, and included the short-term and long-term amounts due from Navios Holdings. The balances mainly consisted of administrative expenses and special survey and dry docking expenses for certain vessels of our fleet, as well as management fees, in accordance with the Management Agreement.

Balance due to related parties, short-term: Amounts due to related parties, short-term as of September 30, 2018 and December 31, 2017 was $17.8 million and $17.1 million, respectively, and mainly consisted of backstop commitment liability payable to Navios Midstream. In the first quarter of 2018, Navios Acquisition paid to Navios Midstream the amount of $16.4 million regarding the backstop commitment.

Navios Midstream Merger Agreement: On October 8, 2018, Navios Acquisition and Navios Midstream announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition. Please refer to “Navios Midstream Merger Agreement” under “Recent Developments”.

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

23

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, liquefied petroleum gas (“LPG”) tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement: In connection with the Navios Maritime Containers Inc. (“Navios Containers”) private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers, Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreement: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35,000, $38,400 and $38,025, respectively. Backstop commitments are triggered if the actual rates achieved are below the backstop rates. The Company has recognized an expense of $7.4 million and $6.0 million as “Time charter and voyage expenses” in the condensed consolidated statements of operations for the three month periods ended September 30, 2018 and 2017, respectively, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. The Company has recognized an expense of $17.9 million and an amount of $11.2 million as “Time charter and voyage expenses” in the condensed consolidated statements of operations for the nine month periods ended September 30, 2018 and 2017, respectively, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. As of September 30, 2018, the Company has an accrued liability of $17.4 million recognized in “Due to related parties”. As of December 31, 2017, the accrued liability recognized was $16.4 million and was paid to Navios Midstream in the first quarter of 2018. The backstop commitment for the Shinyo Kannika was terminated in relation to the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the

24

option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels: In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, initially exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

Sale of the C. Dream and the Nave Celeste: On June 18, 2015, Navios Acquisition sold the vessel-owning subsidiaries of the C. Dream and the Nave Celeste to Navios Midstream for a sale price of $100.0 million in total. Out of the $100.0 million purchase price, $73.0 million was paid in cash and the remaining amount was paid through the issuance of 1,592,920 subordinated Series A Units of Navios Midstream. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner, in order for the General Partner to maintain its 2.0% general partnership interest, for $0.6 million. Please see Note 11 “Transactions with related parties”.

Participation in offerings of affiliates: On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25.0 million.

On February 16, 2017 and May 5, 2017, Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 6,446 and 412 general partnership interests, respectively, for a consideration of $0.08 million and $0.01 million, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of the continuous offering sales program, launched by Navios Midstream.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $0 and $0.05 million was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the three and nine month period ended September 30, 2017. No amount was recognized as of September 30, 2018.

Balance due from Navios Europe I: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24.1 million to fund working capital requirements.

Balance due from Navios Europe I as of September 30, 2018 was $21.8 million (December 31, 2017: $19.4 million) which included the Navios Revolving Loans I of $11.8 million (December 31, 2017: $11.8 million), the non-current amount of $4.0 million (December 31, 2017: $3.2 million) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $6.1 million (December 31, 2017: $4.5 million) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of September 30, 2018, there was no amount undrawn under the Navios Revolving Loans I.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43.5 million to fund working capital requirements. In March 2017, the availability under the Navios Revolving Loans II was increased by $14.0 million.

25

Balance due from Navios Europe II as of September 30, 2018 was $36.5 million (December 31, 2017: $31.1 million) which included the Navios Revolving Loans II of $20.7 million (December 31, 2017: $20.7 million), the non-current amount of $5.2 million (December 31, 2017: $3.8 million) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $10.6 million (December 31, 2017: $6.7 million) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of September 30, 2018, the amount undrawn under the Navios Revolving Loans II was $15.0 million, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15.0 million.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

Our functional and reporting currency is the U.S. dollar. We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar denominated. Transactions in currencies other than U.S. dollars are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statements of operations.

Interest Rate Risk

As of September 30, 2018, Navios Acquisition had a total of $1,027.8 million in long-term and short-term indebtedness. Borrowings under our credit facilities bear interest at rates based on a premium over U.S. $ LIBOR except for the interest rate on the Existing Notes and the Additional Notes which is fixed. Therefore, we are exposed to the risk that our interest expense may increase if interest rates rise. For the nine month period ended September 30, 2018, we paid interest on our outstanding debt at a weighted average interest rate of 6.91%. A 1% increase in LIBOR would have increased our interest expense for the nine month period ended September 30, 2018 by $2.9 million.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist principally of trade accounts receivable. We closely monitor our exposure to customers for credit risk. We have policies in place to ensure that we trade with customers with an appropriate credit history. For the nine month period ended September 30, 2018, Navig8 and Mansel accounted for 39.8% and 12.7%, respectively, of Navios Acquisition’s revenue. For the year ended December 31, 2017, Navig8, Mansel and Shell Trading Singapore (Private) Ltd. (“Shell”) accounted for 31.9%, 14.3% and 13.7%, respectively, of Navios Acquisition’s revenue.

Cash and Cash Equivalents

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. Navios Acquisition does maintain cash deposits and equivalents in excess of government-provided insurance limits. Navios Acquisition also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

26

Inflation

Inflation has had a minimal impact on vessel operating expenses and general and administrative expenses. Our management does not consider inflation to be a significant risk to expenses in the current and foreseeable economic environment.

Recent Accounting Pronouncements

In January 2017, FASB issued Accounting Standard Update (“ASU”) 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323)”. The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our consolidated financial statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

Critical Accounting Policies

Navios Acquisition’s interim consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Navios Acquisition to make estimates in the application of our accounting policies based on the best assumptions, judgments and opinions of management. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Other than as described below, all significant accounting policies are as described in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2017 filed with the SEC on April 5, 2018.

Investments in Equity Securities

Navios Acquisition evaluates its investment in Navios Midstream, Navios Europe I and Navios Europe II for OTTI on a quarterly basis. Consideration is given to (i) the length of time and the extent to which the fair value has been less than the carrying value, (ii) the financial condition and near-term prospects of Navios Midstream, Navios Europe I and Navios Europe II, and (iii) the intent and ability of the Company to retain its investment in Navios Midstream, Navios Europe I and Navios Europe II for a period of time sufficient to allow for any anticipated recovery in fair value.

27

Navios Acquisition considers whether the fair values of its equity method investments have declined below their carrying values whenever adverse events or changes in circumstances indicate that the carrying value may not be recoverable. If we consider any such decline to be other-than-temporary (based on various factors, including historical financial results, economic and industry events resulting in changes in the affiliate’s trading performance and the overall health of the affiliate’s industry), then we would write down the carrying amount of the investment to its estimated fair value.

As of September 30, 2018, the carrying amount of the investment in Navios Midstream was $106.6 million or $8.46 per unit, which represented our total ownership interest in the Partnership of 59.0%. The estimated market value of this investment was determined with reference to the quoted price of the common units of $2.97 per unit as of September 30, 2018, which ranged from a high of $10.32 per unit to a low of $2.74 per unit during the nine months ended September 30, 2018. Management considers the volatility and decline in the market value of its investment in Navios Midstream to be temporary and no adjustment to the carrying value of our investment was deemed necessary as of September 30, 2018 as we have both the ability and intent to hold (to the extent that the merger described in “Navios Midstream Merger Agreement” under “Recent Developments”, and Note 17 “Subsequent Events”, is not consummated) our investment in Navios Midstream.

As of September 30, 2018, the market value of the investment in Navios Midstream was $37.4 million and was determined with reference to the quoted price of the common units of $2.97 per unit, which ranged from a high of $10.32 per unit to a low of $2.74 per unit during the nine months ended September 30, 2018. Management considers the volatility and decline in the market value of its investment in Navios Midstream to be temporary and no adjustment to the carrying value of our investment was deemed necessary as of September 30, 2018 as we have both the ability and intent to hold (to the extent that the merger described in “Navios Midstream Merger Agreement” under “Recent Developments”, and Note 17 “Subsequent Events”, is not consummated) our investment in Navios Midstream.

However, should these conditions continue to persist for an extended period of time, a conclusion could be reached in the future that an impairment exists that is “other-than- temporary”, at which time we would write down the carrying amount of our investment to its estimated fair value which may have a material adverse impact on our results of operations in the period recognized.

28

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2018 AND DECEMBER 31, 2017	30
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	31
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	32
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	33
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	34

29

NAVIOS MARITIME ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars- except share data)

	Notes	September 30, 2018 (unaudited)	December 31, 2017 (unaudited)
ASSETS
Current assets
Cash and cash equivalents	3	$46,102	$81,151
Restricted cash	3	2,211	5,307
Accounts receivable, net		12,774	12,810
Due from related parties, short term	11	16,649	13,931
Prepaid expenses and other current assets		12,800	6,534
Total current assets		90,536	119,733
Vessels, net	4	1,163,894	1,250,043
Goodwill	5	1,579	1,579
Other long-term assets		450	900
Deferred dry dock and special survey costs, net		31,070	20,871
Investment in affiliates	6,11	118,041	125,062
Due from related parties, long-term	6,11	50,902	54,593
Total non-current assets		1,365,936	1,453,048
Total assets		$1,456,472	$1,572,781
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$8,865	$3,862
Accrued expenses	8	26,230	12,211
Due to related parties, short-term	11	17,751	17,107
Deferred revenue		3,138	5,028
Current portion of long-term debt, net of deferred finance costs	9	80,842	36,410
Total current liabilities		136,826	74,618
Long-term debt, net of current portion, premium and net of deferred finance costs	9	935,482	1,028,959
Deferred gain on sale of assets	6,11	6,212	6,729
Total non-current liabilities		941,694	1,035,688
Total liabilities		$1,078,520	$1,110,306
Commitments and contingencies	12	—	—
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 1,000 series C shares issued and outstanding as of September 30, 2018 and December 31, 2017	13	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 144,182,831 and 152,107,905 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	13	14	15
Additional paid-in capital	13	503,491	518,071
Accumulated deficit		(125,553)	(55,611)
Total stockholders’ equity		377,952	462,475
Total liabilities and stockholders’ equity		$1,456,472	$1,572,781

See unaudited condensed notes to consolidated financial statements.

30

NAVIOS MARITIME ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. dollars- except share and per share data)

		For the Three Months Ended September 30, 2018	For the Three Months Ended September 30, 2017	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
	Notes	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	14	$41,589	$54,021	$129,218	$176,961
Time charter and voyage expenses	11	(9,560)	(7,030)	(21,749)	(15,793)
Direct vessel expenses	11	(2,011)	(1,053)	(5,251)	(2,880)
Management fees (entirely through related party transactions)	11	(23,340)	(23,939)	(69,652)	(71,035)
General and administrative expenses	11	(3,157)	(2,837)	(11,212)	(9,293)
Depreciation and amortization	4	(13,777)	(14,220)	(41,763)	(42,660)
Gain on sale of vessel	4	—	—	25	—
Interest income	6,11	2,061	2,755	5,875	7,495
Interest expense and finance cost	9	(19,308)	(18,890)	(57,917)	(57,522)
Equity/ (loss) in net earnings of affiliated companies	6	4,522	3,752	4,463	(51,208)
Other expense, net		(427)	(664)	(1,979)	(972)

Net loss		$(23,408)	$(8,105)	$(69,942)	$(66,907)

Dividend declared on restricted shares		(35)	—	(106)	—
Undistributed loss attributable to Series C participating preferred shares		1,196	394	3,516	3,248

Net loss attributable to common shareholders, basic	15	$(22,247)	$(7,711)	$(66,532)	$(63,659)

Dividend declared on restricted shares		—	—	—	—
Undistributed loss attributable to Series C participating preferred shares		—	—	—	—

Net loss attributable to common shareholders, diluted	15	$(22,247)	$(7,711)	$(66,532)	$(63,659)

Net loss per share, basic and diluted		$(0.16)	$(0.05)	$(0.46)	$(0.42)
Weighted average number of shares, basic		142,836,948	150,379,186	145,184,923	150,438,485
Weighted average number of shares, diluted		142,836,948	150,379,186	145,184,923	150,438,485

See unaudited condensed notes to consolidated financial statements.

31

NAVIOS MARITIME ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	Notes	For the Nine Months Ended September 30, 2018 (unaudited)	For the Nine Months Ended September 30, 2017 (unaudited)
Operating Activities
Net loss		$(69,942)	$(66,907)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4	41,763	42,660
Amortization and write-off of deferred finance fees and bond premium	9	2,860	3,322
Amortization of dry dock and special survey costs		5,251	2,880
Stock based compensation	13	816	—
Gain on sale of vessel		(25)	—
(Equity)/ loss in net earnings of affiliates, net of dividends received		(4,463)	57,941
Changes in operating assets and liabilities:
Increase in prepaid expenses and other current assets		(6,266)	(300)
Decrease in accounts receivable		120	8,414
(Increase)/ decrease in due from related parties, short-term		(2,718)	9,620
Decrease in other long term assets		450	—
Decrease/ (increase) in due from related parties, long-term		5,964	(16,348)
Increase / (decrease) in accounts payable		4,930	(1,708)
Increase in accrued expenses		14,193	14,097
Payments for dry dock and special survey costs		(15,915)	(10,427)
Increase in due to related parties, short-term		800	12,365
(Decrease)/ increase in deferred revenue		(1,673)	49

Net cash (used in)/ provided by operating activities		$(23,855)	$55,658

Investing Activities
Loans receivable from affiliates	11	—	(9,061)
Dividends received from affiliates		8,477	9,242
Investment in affiliates		—	(84)
Net cash proceeds from sale of vessel	4	44,500	—

Net cash provided by investing activities		$52,977	$97

Financing Activities
Loan proceeds, net of deferred finance costs	9	69,547	49,764
Loan repayments	9	(121,417)	(73,836)
Dividend paid	7	(9,206)	(23,714)
Redemption of convertible shares and puttable common stock		—	(2,250)
Acquisition of treasury stock	13	(6,191)	—

Net cash used in financing activities		$(67,267)	$(50,036)

Net (decrease)/ increase in cash, cash equivalents and restricted cash		(38,145)	5,719
Cash, cash equivalents and restricted cash, beginning of period		86,458	56,658

Cash, cash equivalents and restricted cash, end of period		$48,313	$62,377

Supplemental disclosures of cash flow information
Cash interest paid, net of capitalized interest		$41,034	$40,267
Non-cash investing activities
Accrued interest on loan to affiliate		$2,273	$5,387
Costs payable relating to sale of vessel		$(200)	$—
Non-cash financing activities
Stock based compensation		$816	$—
Accrued deferred finance costs		$35	$—

See unaudited condensed notes to consolidated financial statements.

32

NAVIOS MARITIME ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars, except share data)

	Preferred Stock		Common Stock
	Number of Preferred Shares	Amount	Number of Common Shares	Amount	Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2016	1,000	$—	150,582,990	$15	$541,720	$31,196	$572,931
Redemption of puttable common stock	—	—	(225,000)	—	—	—	—
Dividend paid/ declared	—	—	—	—	(15,806)	(7,908)	(23,714)
Net loss	—	—	—	—	—	(66,907)	(66,907)

Balance, September 30, 2017 (unaudited)	1,000	$—	150,357,990	$15	$525,914	$(43,619)	$482,310
Balance, December 31, 2017	1,000	$—	152,107,905	$15	$518,071	$(55,611)	$462,475
Stock based compensation (see Note 13)	—	—	—	—	816	—	816
Acquisition of treasury stock (see Note 13)	—	—	(7,925,074)	(1)	(6,190)	—	(6,191)
Dividend paid/ declared (see Note 7)	—	—	—	—	(9,206)	—	(9,206)
Net loss	—	—	—	—	—	(69,942)	(69,942)
Balance, September 30, 2018 (unaudited)	1,000	$—	144,182,831	$14	$503,491	$(125,553)	$377,952

See unaudited condensed notes to consolidated financial statements.

33

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 1: DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) (NYSE: NNA) owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing worldwide marine transportation services. The Company’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long-, medium- and short-term charters. The Company is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”).

Navios Acquisition was incorporated in the Republic of Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering (“IPO”). On May 28, 2010, Navios Acquisition consummated the vessel acquisitions which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

In November 2014, Navios Maritime Midstream Partners L.P. (“Navios Midstream”), a company formed as a subsidiary of Navios Acquisition, completed an IPO of its common units in the United States and is listed on the NYSE under the symbol “NAP”.

As of September 30, 2018, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest. Please refer to Navios Midstream Merger Agreement under Note 17 “Subsequent Events”.

As of September 30, 2018, Navios Holdings had 45.3% of the voting power and 48.6% of the economic interest in Navios Acquisition.

As of September 30, 2018, Navios Acquisition had outstanding: 144,182,831 shares of common stock and 1,000 shares of Series C Convertible Preferred Stock held by Navios Holdings.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation: The accompanying interim condensed consolidated financial statements are unaudited, but, in the opinion of management, reflect all adjustments for a fair statement of Navios Acquisition’s consolidated balance sheets, statement of changes in equity, statements of operations and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of results for the full year. The footnotes are condensed as permitted by the requirements for interim financial statements and accordingly, do not include information and disclosures required under accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements. All such adjustments are deemed to be of a normal recurring nature. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and notes included in Navios Acquisition’s 2017 Annual Report filed on Form 20-F with the Securities and Exchange Commission (“SEC”).

Change in accounting principle: The Company historically presented changes in restricted cash and cash equivalents depending on the nature of the cash flow within the consolidated statement of cash flows. During the first quarter of 2018, the Company adopted the guidance codified in ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18), which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The recognition and measurement guidance for restricted cash is not affected. The Company applied this guidance retrospectively to all prior periods presented in the Company’s financial statements.

34

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The reclassification of restricted cash in the statement of cash flows does not impact net income as previously reported or any prior amounts reported on the statements of operations, or balance sheet. The effect of the retrospective application of this change in accounting principle on the Company’s statement of cash flows for the nine months ended September 30, 2017 resulted in an increase of operating cash flows in the amount of $10 and a decrease of financing cash flows in the amount of $3,210 with a corresponding increase in cash and cash equivalents of $3,200.

(b) Principles of consolidation: The accompanying consolidated financial statements include the accounts of Navios Acquisition, a Marshall Islands corporation, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated statements.

The Company also consolidates entities that are determined to be variable interest entities (“VIEs”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these interim condensed consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

(c) Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its equity method investments, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(d) Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights and/or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries if deemed to be a business combination. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

35

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of September 30, 2018 and 2017 the entities included in these consolidated financial statements were:

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2018	2017
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Agistri Shipping Corporation	Operating Subsidiary	Malta	1/23 - 9/30	—
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Antiparos Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Ikaria Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 9/30	1/1 - 9/30
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Kos Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Mytilene Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 - 9/30	1/1 - 9/30
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Shinyo Loyalty Limited	Vessel-Owning Company(1)	Hong Kong	1/1 - 9/30	1/1 - 9/30
Shinyo Navigator Limited	Vessel-Owning Company(2)	Hong Kong	1/1 - 9/30	1/1 - 9/30
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 9/30	1/1 - 9/30
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Alonnisos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Makronisos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Paxos Shipping Corporation	Vessel-Owning Company(4)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Donoussa Shipping Corporation	Vessel-Owning Company(5)	Marshall Is.	1/1 - 9/30	1/1 - 9/30

36

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2018	2017
Schinousa Shipping Corporation	Vessel-Owning Company(6)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Kerkyra Shipping Corporation	Vessel-Owning Company(3)	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30
Olivia Enterprises Corp.	Vessel-Owning Company	Marshall Is.	7/3 - 9/30	—
Cyrus Investments Corp.	Vessel-Owning Company	Marshall Is.	7/3 - 9/30	—
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 - 9/30	1/1 - 9/30

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)	Navios Midstream acquired all of the outstanding shares of capital stock of the vessel-owning subsidiary on March 29, 2018.
(4)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(5)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016.
(6)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016.
(7)	Currently, vessel-operating company under the sale and leaseback transaction.

(e) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future dry dock dates, the carrying value of investments in affiliates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(f) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

37

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value of $360 per lightweight ton, as we believe these levels are common in the shipping industry. Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affect depreciation expense in the period of the revision and future periods.

Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(g) Vessels held for sale: Vessels are classified as “Vessels held for sale” when all of the following criteria are met: management has committed to a plan to sell the vessel; the vessel is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the vessel have been initiated; the sale of the vessel is probable and transfer of the vessel is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Vessels classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

(h) Impairment of long-lived asset group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group (consisting of the individual vessel and the intangible with respect to the time charter agreement to that vessel) and compared to the vessel carrying value and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for new buildings, if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to the then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

(i) Revenue Recognition: On January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers (ASC 606). The guidance provides a unified model to determine how revenue is recognized. In doing so, the Company makes judgments including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each performance obligation. Revenue is recognized when (or as) the Company transfers promised goods or services to its customers in amounts that reflect the consideration to which the company expects to be entitled to in exchange for those goods or services, which occurs when (or as) the Company satisfies its contractual obligations and transfers control of the promised goods or services to its customers.

38

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Revenues are recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations based on estimated selling prices; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company’s contract revenues from time chartering and pooling arrangements are governed by ASU 2016-02 “Leases”. Upon adoption of ASC 606 and ASC 842, the timing and recognition of earnings from the pool arrangements and time charter contracts to which the Company is party did not change from previous practice. The Company has determined to recognize lease revenue as a combined single lease component for all time charters (operating leases) as the related lease component and non lease component will have the same timing and pattern of the revenue recognition of the combined single lease component. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. As a result of the adoption of these standards, there was no effect on the Company’s opening retained earnings, consolidated balance sheets and consolidated statements of operations.

The Company’s revenues earned under voyage contracts (revenues for the transportation of cargo) were previously recognized ratably over the estimated relative transit time of each voyage. A voyage was deemed to commence when a vessel was available for loading and was deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo. Upon adoption of ASC 606, the Company will recognize revenue ratably from port of loading to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. Revenues earned under voyage contracts were $1,912 and $0 for the three month periods ended September 30, 2018 and 2017, respectively. For the nine month periods ended September 30, 2018 and 2017, revenues under voyage contracts were $1,912 and $2,068, respectively.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel. Revenues from time chartering of vessels were $28,298 and $44,355 for the three month periods ended September 30, 2018 and 2017, respectively. For the nine month periods ended September 30, 2018 and 2017, revenues from time chartering of vessels were $89,856 and $140,094, respectively.

Profit sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement or when such revenue becomes determinable. Profit sharing revenues for the three month periods ended September 30, 2018 and 2017 were $(204) and $450, respectively. For the nine month periods ended September 30, 2018 and 2017, profit sharing revenues were $233 and $665, respectively.

39

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by points awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for as variable rate operating leases on the accrual basis and is recognized in the period in which the variability is resolved. The Company recognizes net pool revenue on a monthly and quarterly basis, when the vessel has participated in a pool during the period and the amount of pool revenue can be estimated reliably based on the pool report. The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material. Revenue for vessels operating in pooling arrangements was $11,583 and $9,216 for the three month periods ended September 30, 2018 and 2017, respectively. For the nine month periods ended September 30, 2018 and 2017, revenue operating in pooling arrangements was $37,217 and $34,134, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Options to extend or terminate a lease

The Company’s vessels have the following options to extent or renew their charters:

Vessel	Option
Nave Bellatrix, Nave Capella	Charterer’s option to extend the charter for one year at $14.566 net per day.

Bougainville	Charterer’s option to extend the charter for two years at $14.708 net per day for the first year and $15.002 net per day for the second year, plus profit sharing arrangements for both years.

Nave Dorado, Nave Equinox	Charterer’s option to extend the charter for one year at $14.813 net per day.

Nave Orbit	Charterer’s option to extend for one year at $12.750 net per day.

Nave Sextans, Nave Pyxis	Charterer’s option to extend the charter for one year at $14.500 net per day.

Nave Buena Suerte, Nave Quasar	Charterer’s option to extend the charter for one year at $20.475 net per day.

Nave Estella	Charterer’s option to extend the charter for one year at $14.625 net per day.

Nave Aquilla	Charterer’s option to extend the charter for six months at $11.850 net per day.

(j) Restricted Cash: Restricted cash was $2,211 and $5,307 as of September 30, 2018 and December 31, 2017, respectively, and was held as required by certain provisions of Navios Acquisition’s credit facilities.

40

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated statements of cash flows:

Reconciliation of cash, cash equivalents and restricted cash:	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$46,102	$81,151
Restricted cash	2,211	5,307
Total cash, cash equivalents and restricted cash	$48,313	$86,458

Adoption of new accounting standards

The Company elected to early adopt the requirements of Accounting Standard Update (“ASU”) 2016-02, “Leases (Topic 842)” effective from January 1, 2018 using the modified retrospective method and has also elected the use of the practical expedients. The early adoption of this ASU did not have a material effect on the Company’s consolidated balance sheets, consolidated statements of operations and opening retained earnings.

On January 1, 2018, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” and the related amendments (“ASC 606” or “the new revenue standard”) using the modified retrospective method, requiring to recognize the cumulative effect of adopting this guidance as an adjustment to the 2018 opening balance of retained earnings and not retrospectively adjusting prior periods.

Under the new guidance, there is a five-step model to apply to revenue recognition. The five-steps consist of: (1) determination of whether a contract, an agreement between two or more parties that creates legally enforceable rights and obligations, exists; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when (or as) the performance obligation is satisfied.

As a result of adoption, there was no cumulative impact to the Company’s retained earnings at January 1, 2018. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company expects the impact of the adoption of the new standard to be immaterial to its net income on an ongoing basis.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The Company adopted the new guidance on January 1, 2018 and it did not have a material impact on the consolidated results of operations, financial condition, or cash flows.

Recent Accounting Pronouncements

In January 2017, FASB issued Accounting Standard Update (“ASU”) 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323)”. The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our consolidated financial statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue

41

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	September 30, 2018	December 31, 2017
Cash on hand and at banks	$22,704	$60,088
Short-term deposits	23,398	21,063
Total cash and cash equivalents	$46,102	$81,151

Short-term deposits and highly liquid funds relate to amounts held in banks for general financing purposes and represent deposits with an original maturity of less than three months.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

In restricted cash there is an amount of $2,211 as of September 30, 2018 and $5,307 as of December 31, 2017 held in retention accounts in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

NOTE 4: VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2016	$1,505,013	$(198,090)	$1,306,923
Additions	—	(56,880)	(56,880)
Balance at December 31, 2017	$1,505,013	$(254,970)	$1,250,043
Additions	—	(41,763)	(41,763)
Disposals	(51,739)	7,353	(44,386)
Balance at September 30, 2018	$1,453,274	$(289,380)	$1,163,894

42

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On March 29, 2018, Navios Acquisition sold all the shares of the vessel-owning subsidiary of the Nave Galactic, a 2009-built VLCC vessel of 297,168 dwt to Navios Midstream for a sale price of $44,500, which was paid as of March 31, 2018. The gain on sale of the vessel, upon write-off of the unamortized dry-docking of $465 and working capital items of $376 (including costs of $200), was $25.

NOTE 5: GOODWILL

Goodwill as of September 30, 2018 and December 31, 2017 was:

Balance January 1, 2017	$1,579
Balance December 31, 2017	1,579
Balance September 30, 2018	$1,579

NOTE 6: INVESTMENT IN AFFILIATES

Navios Europe I

On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Maritime Partners L.P. (“Navios Partners”) established Navios Europe I and had economic interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of: (i) cash which was funded with the proceeds of senior loan facility (the “Senior Loan I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans I”); and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). Effective November 2014 and as of September 30, 2018, Navios Holdings, Navios Acquisition and Navios Partners had a voting interest of 50%, 50% and 0%, respectively.

On an ongoing basis, Navios Europe I is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loan I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation.

The Navios Term Loans I will be repaid from the future sale of vessels owned by Navios Europe I and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe I under ASC 810 and concluded that Navios Europe I is a VIE and that the Company is not the party most closely associated with Navios Europe I and, accordingly, is not the primary beneficiary of Navios Europe I.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe I under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe I and, therefore, its investment in Navios Europe I is accounted for under the equity method.

The fleet of Navios Europe I is managed by subsidiaries of Navios Holdings.

As of September 30, 2018 and December 31, 2017, the estimated maximum potential loss by Navios Acquisition in Navios Europe I would have been $26,548 and $24,147, respectively, which represented the Company’s carrying value of its investment of $4,750 (December 31, 2017: $4,750) the Company’s portion of the carrying balance of the Navios Revolving Loans I including accrued interest on the Navios Term Loans I of $15,732 (December 31, 2017: $14,944), which is included under “Due from related parties, long- term” and the accrued

43

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

interest income on the Navios Revolving Loans I in the amount of $6,066 (December 31, 2017: $4,453) which is included under “Due from related parties, short-term”. Refer to Note 11 for the terms of the Navios Revolving Loans I.

Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the three month period ended September 30, 2018 was $274 (September 30, 2017: $236). Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the nine month period ended September 30, 2018 was $788 (September 30, 2017: $719).

Accounting for basis difference

The initial investment in Navios Europe I recorded under the equity method of $4,750, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe I, which was $6,763. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe I. As of September 30, 2018 and December 31, 2017, the unamortized difference between the carrying amount of the investment in Navios Europe I and the amount of the Company’s underlying equity in net assets of Navios Europe I was $3,526, and $4,034, respectively.

Navios Europe II

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II Inc. and had in such entity economic interests of 47.5%, 47.5% and 5.0%, respectively, and voting interests of 50.0%, 50.0 and 0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for: (i) cash consideration of $145,550 (which was funded with the proceeds of $131,550 of senior loan facilities (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans II”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe II revolving loans up to $57,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”).

On an ongoing basis, Navios Europe II is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation.

The Navios Term Loans II will be repaid from the future sale of vessels owned by Navios Europe II and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe II under ASC 810 and concluded that Navios Europe II is a VIE and that the Company is not the party most closely associated with Navios Europe II and, accordingly, is not the primary beneficiary of Navios Europe II.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe II under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe II and, therefore, its investment in Navios Europe II is accounted for under the equity method.

The fleet of Navios Europe II is managed by subsidiaries of Navios Holdings.

44

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of September 30, 2018, the estimated maximum potential loss by Navios Acquisition in Navios Europe II would have been $43,131 (December 31, 2017: $37,741), which represented the Company’s carrying value of the investment of $6,650 (December 31, 2017: $6,650), the Company’s balance of the Navios Revolving Loans II including accrued interest on the Navios Term Loans II of $25,898 (December 31, 2017: $24,412), which is included under “Due from related parties, long-term”, and the accrued interest income on the Navios Revolving Loans II in the amount of $10,583 (December 31, 2017: $6,679), which is included under “Due from related parties, short-term”. Refer to Note 11 for the terms of the Navios Revolving Loans II.

Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the three month period ended September 30, 2018 was $522. (September 30, 2017: $236). Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the nine month period ended September 30, 2018 was $1,485. (September 30, 2017: $445).

Accounting for basis difference

The initial investment in Navios Europe II recorded under the equity method of $6,650, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe II, which was $9,419. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe II. As of September 30, 2018, and December 31, 2017, the unamortized difference between the carrying amount of the investment in Navios Europe II and the amount of the Company’s underlying equity in net assets of Navios Europe II was $6,305 and $7,011, respectively.

Navios Midstream

On October 13, 2014, the Company formed Navios Midstream under the laws of Marshall Islands. Navios Maritime Midstream Partners GP L.L.C. (the “Navios Midstream General Partner”), a wholly owned subsidiary of Navios Acquisition, was also formed on that date to act as the general partner of Navios Midstream and received a 2.0% general partner interest. Navios Midstream completed its IPO in November 2014.

The Company evaluated its investment in Navios Midstream (NYSE: NAP) under ASC 810 and concluded that Navios Midstream is not a VIE. The Company further evaluated the power to control the board of directors of Navios Midstream under the voting interest model. As of the date of the IPO of Navios Midstream, Navios Acquisition, as the general partner, delegated all its powers to the board of directors of Navios Midstream and does not have the right to remove or replace the elected directors from the board of directors of Navios Midstream. Elected directors were appointed by the general partner, but as of the date of the IPO of Navios Midstream are deemed to be elected directors. The elected directors represent the majority of the board of directors of Midstream and therefore, the Company concluded that it does not hold a controlling financial interest in Navios Midstream but concluded that it does maintain significant influence and deconsolidated the vessels sold as of the date of the IPO of Navios Midstream.

Following the deconsolidation of Navios Midstream, the Company accounts for all of its interest under the equity method of accounting.

On February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 6,446 and 412 general partnership interests, respectively, for a consideration of $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of the continuous offering sales program, launched by Navios Midstream.

45

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $0 and $54 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the three and nine month periods ended September 30, 2017, respectively. No amount was recognized for the three and nine month periods ended September 30, 2018.

On November 16, 2017, in accordance with the terms of the Navios Midstream Partnership Agreement all of the 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units have the same distribution rights as all other common units.

On June 18, 2018, in accordance with the terms of the Partnership Agreement all of the issued and outstanding 1,592,920 subordinated Series A units of Navios Midstream converted into Navios Midtsream’s existing common units on a one-for-one basis. Following their conversion into common units, these units have the same distribution rights as all other common units.

As of September 30, 2018, the Company owned a 2.0% general partner interest in Navios Midstream through the Navios Midstream General Partner and a 57.0% limited partnership interest through the ownership of common units based on all of the outstanding common and general partner units.

For the three month periods ended September 30, 2018 and 2017, total income from Navios Midstream recognized in “Equity/ (loss) in net earnings of affiliated companies” was $3,726 and $3,280, respectively. Dividends received during the three month period ended September 30, 2018 were $1,576 ($5,326 for the three month period ended September 30, 2017).

For the nine month periods ended September 30, 2018 and 2017, total equity method (loss)/ income from Navios Midstream recognized in “Equity/ (loss) in net earnings of affiliated companies” was $2,190 and $6,732, respectively. Dividends received during the nine month period ended September 30, 2018 were $8,477 ($15,975 for the nine month period ended September 30, 2017).

As of June 30, 2017 the fair value of our investment in Navios Midstream had been below its carrying value for a period over twelve months, due to the decline in the quoted price of the common units of Navios Midstream. During the three and six month periods ended June 30, 2017, the Company recognized a non-cash “other-than-temporary impairment” (“OTTI”) loss of $59,104 relating to its investment in Navios Acquisition and the amount was included in “Equity/ (loss) in net earnings of affiliated companies”.

As of September 30, 2018 and December 31, 2017, the carrying amount of the investment in Navios Midstream was $106,641 and $113,662, respectively.

As of September 30, 2018, the market value of the investment in Navios Midstream was $37,439.

Navios Midstream Merger Agreement

On October 8, 2018, Navios Acquisition and Navios Midstream announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition. Please refer to Navios Midstream Merger Agreement under Note 17 “Subsequent Events”.

46

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Accounting for basis difference

As of September 30, 2018 and December 31, 2017, the unamortized difference between the carrying amount of the investment in Navios Midstream and the amount of the Company’s underlying equity in net assets of Navios Midstream was $23,673 and $37,158, respectively, and is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

Summarized financial information of Navios Midstream is presented below:

Navios Midstream Balance Sheet	September 30, 2018	December 31, 2017
Cash and cash equivalents, including restricted cash	$22,554	$37,086
Current assets	$50,728	$62,551
Non-current assets	$374,605	$393,996
Current liabilities	$9,050	$4,977
Long-term debt including current portion, net of deferred finance costs and discount	$196,007	$196,514
Non-current liabilities	$195,321	$195,839

Navios Midstream	Three month period ended September 30, 2018	Three month period ended September 30, 2017	Nine month period ended September 30, 2018	Nine month period ended September 30, 2017
Income Statement
Revenue	$22,603	$20,742	$63,172	$60,352
Net income/(loss)	4,886	3,870	(20,396)	10,332

NOTE 7: DIVIDEND PAYABLE

On January 26, 2018, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.02 per share of common stock payable on March 27, 2018 to stockholders of record as of March 22, 2018. A dividend in the aggregate amount of $3,102 was paid on March 27, 2018 out of which $2,948 was paid to the stockholders of record as of March 22, 2018 and $154 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Convertible Preferred Stock.

On May 4, 2018, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2018 of $0.02 per share of common stock payable on June 27, 2018 to stockholders of record as of June 21, 2018. A dividend in the aggregate amount of $3,065 was paid on June 27, 2018 out of which $2,911 was paid to the stockholders of record as of June 21, 2018 and $154 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Convertible Preferred Stock.

On July 31, 2018, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2018 of $0.02 per share of common stock payable on September 27, 2018 to stockholders of record as of September 20, 2018. A dividend in the aggregate amount of $3,039 was paid on September 27, 2018 out of which $2,885 was paid to the stockholders of record as of September 20, 2018 and $154 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Convertible Preferred Stock.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market

47

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 8: ACCRUED EXPENSES

Accrued expenses as of September 30, 2018 and December 31, 2017 consisted of the following:

	September 30, 2018	December 31, 2017
Accrued voyage expenses	$2,161	$1,437
Accrued loan interest	22,932	8,910
Accrued legal and professional fees	1,137	1,864
Total accrued expenses	$26,230	$12,211

As of September 30, 2018 and December 31, 2017 the amount of $900 and $1,675, respectively, was included in accrued legal and professional fees that was authorized and approved by the Compensation Committee of Navios Acquisition in December 2017 to the directors and/or officers of the Company, subject to fulfillment of certain service conditions that were provided and completed as of September 30, 2018, and as of December 31, 2017, respectively. An amount of $0 and $1,805 is recorded in general and administrative expenses on the statements of operations for the three and the nine month periods ended September 30, 2018, respectively, being compensation authorized to the directors/ officers of the Company ($0 and $1,000 for the three and the nine month periods ended September 30, 2017, respectively).

NOTE 9: BORROWINGS

	September 30, 2018	December 31, 2017
Commerzbank AG, Alpha Bank AE, Credit Agricole Corporate and Investment Bank	$—	$71,500
BNP Paribas S.A. and DVB Bank S.E.	52,500	56,250
Eurobank Ergasias S.A. $52,200	33,523	35,569
Eurobank Ergasias S.A. $52,000	31,818	33,654
Norddeutsche Landesbank Girozentrale	22,656	23,828
DVB Bank S.E. and Credit Agricole Corporate and Investment Bank	43,359	45,703
Ship Mortgage Notes $670,000	670,000	670,000
Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB	48,764	82,327
BNP Paribas $44,000	34,000	36,000
HSH $24,000	21,140	22,856
Total credit facilities	957,760	1,077,687
CMB Financial Leasing Co.	70,010	—
Total borrowings	1,027,770	1,077,687
Less: Deferred finance costs, net	(12,405)	(13,470)
Add: bond premium	959	1,152
Less: current portion of credit facilities, net of deferred finance costs	(75,290)	(36,410)
Less: current portion of CMB Financial Leasing Co., net of deferred finance costs	(5,552)	—
Total long-term borrowings, net of current portion, bond premium and deferred finance costs	$935,482	$1,028,959

48

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610,000 in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60,000 of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013.

The 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of Navios Acquisition’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

The 2021 Co-Issuers currently have the option to redeem the 2021 Notes in whole or in part, at a fixed price of approximately 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of September 30, 2018.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes). The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Except as provided above, Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

As of September 30, 2018, the Company had secured credit facilities with various banks with a total outstanding balance of $357,770. The purpose of the facilities was to finance the construction or acquisition of vessels or

49

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

refinance existing indebtedness. All of the facilities are denominated in U.S. Dollars and bear interest based on LIBOR plus spread ranging from 230 bps to 305 bps per annum. The facilities are repayable in either semi-annual or quarterly installments, followed by balloon payments with maturities, ranging from June 2019 to April 2024. See also the maturity table included below.

ABN AMRO Bank N.V.: In February 2017, the Company drew $26,650 under this credit facility with ABN AMRO Bank N.V. which was secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The maturity date of the loan was in February 2018. The loan bore interest at LIBOR plus 400 bps per annum. In June, 2017, the Company prepaid the outstanding balance of $26,000 and an amount of $697 was written-off from the deferred finance costs.

HSH Nordbank: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24,000 to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility is repayable in 17 equal consecutive quarterly installments of $572 each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility matures in September 2021 and bears interest at LIBOR plus 300 bps per annum. As of September 30, 2018, the outstanding balance was $21,140.

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150,000 (divided in six equal tranches of $25,000 each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On January 27, 2017, Navios Acquisition repaid $16,000 being the balloon instalment for another of the remaining five tranches. In April 2018, the Company fully repaid the outstanding balance of $69,250. Following the prepayment, an amount of $19 was written-off in condensed consolidated statement of operations.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125,000 (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $435 and $1,896, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $709 and $803, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

On March 23, 2018, Navios Acquisition prepaid $26,770, being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Equinox and the Nave Pyxis, which substituted the Nave Galactic as collateral vessels under the 8 1/8% 2021 Notes. Following the prepayment, an amount of $297 was written-off in condensed consolidated statement of operations. As of September 30, 2018 the outstanding balance under this facility was $48,764.

As of September 30, 2018, no amount was available to be drawn from our facilities.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of

50

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

Sale and Leaseback Agreement

On March 31, 2018, Navios Acquisition entered into a $71,500 sale and leaseback agreement with CMB Financial Leasing Co., Ltd to refinance the outstanding balance of the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction accounted for as a failed sale and leaseback transaction and resulted in a finance lease. The agreement will be repayable in 24 equal consecutive quarterly installments of $1,490 each, with a repurchase obligation of $35,750 on the last repayment date. The agreement matures in April 2024 and bears interest at LIBOR plus 305 bps per annum. In April 2018, the Company drew $71,500 under this agreement. As of September 30, 2018, the outstanding balance under this agreement was $70,010 and the proceeds net of the deferred finance costs are included within line item “Loan proceeds, net of deferred finance costs” of the Financing Activities in the condensed consolidated statements of cash flows.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity at the higher of $40,000 or $1,000 per vessel; (ii) net worth ranging from $50,000 to $135,000; and (iii) total liabilities divided by total assets, adjusted for market values to be generally lower than 75% or 80% and for certain facilities, as amended for a specific period of time up to a maximum of one quarter (from the current balance sheet date), to be ranging from a maximum of 80% to 85%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

The maturity table below reflects the principal payments of all notes, credit facilities and the CMB Financial Leasing Co agreement outstanding as of September 30, 2018 for the next five years and thereafter are based on the repayment schedule of the respective loan facilities (as described above) and the outstanding amount due under the 2021 Notes.

Amount
Long-Term Debt Obligations:
Year
September 30, 2019	$82,282
September 30, 2020	71,157
September 30, 2021	78,242
September 30, 2022	733,505
September 30, 2023	22,365
September 30, 2024 and thereafter	40,219
Total	$1,027,770

As of September 30, 2018, the Company was in compliance with its covenants.

51

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 10: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Restricted Cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Due from related parties, long-term: The carrying amount of due from related parties, long-term reported in the balance sheet approximates its fair value.

Other long-term debt, net of deferred finance cost: The outstanding balance of the floating rate loans approximates its fair value, excluding the effect of any deferred finance cost.

Ship Mortgage Notes and premiums: The fair value of the 2021 Notes, which has a fixed rate, was determined based on quoted market prices, as indicated in the table below.

	September 30, 2018		December 31, 2017
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$46,102	$46,102	$81,151	$81,151
Restricted cash	$2,211	$2,211	$5,307	$5,307
Ship mortgage notes and premium	$662,895	$554,459	$661,463	$572,214
Other long-term debt, net of deferred finance cost	$353,429	$357,770	$403,906	$407,687
Due from related parties, long-term	$50,902	$50,902	$54,593	$54,593

The Company’s assets measured at fair value on a non-recurring basis were:

Fair Value Measurements as of September 30, 2018
	Total	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
Investment in affiliates	$37,439	$37,439	$—	$—

As of September 30, 2018, the carrying amount of the investment in Navios Midstream was $106,641.

As of September 30, 2018, the market value of the investment in Navios Midstream was $37,439 and was determined with reference to the quoted price of the common units of $2.97 per unit, which ranged from a high of $10.32 per unit to a low of $2.74 per unit during the nine months ended September 30, 2018. Management considers the volatility and decline in the market value of its investment in Navios Midstream to be temporary and no adjustment to the carrying value of our investment was deemed necessary as of September 30, 2018 as we have both the ability and intent to hold (to the extent that the merger described in Note 17 “Subsequent Events”, is not consummated) our investment in Navios Midstream.

52

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of September 30, 2018.

	Fair Value Measurements at September 30, 2018 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$46,102	$46,102	$—	$—
Restricted cash	$2,211	$2,211	$—	$—
Ship mortgage notes and premium	$554,459	$554,459	$—	$—
Other long-term debt(1)	$357,770	$—	$357,770	$—
Due from related parties, long-term(2)	$50,902	$—	$50,902	$—

	Fair Value Measurements at December 31, 2017 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$81,151	$81,151	$—	$—
Restricted cash	$5,307	$5,307	$—	$—
Ship mortgage notes and premium	$572,214	$572,214	$—	$—
Other long-term debt(1)	$407,687	$—	$407,687	$—
Due from related parties, long-term(2)	$54,593	$—	$54,593	$—

(1)

The fair value of the Company’s other long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(2)

The fair value of the Company’s long term amounts due from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

NOTE 11: TRANSACTIONS WITH RELATED PARTIES

The Navios Holdings Credit Facilities: On September 19, 2016, Navios Acquisition entered into a $70,000 secured loan facility with Navios Holdings. The loan facility was secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. (“Navios Logistics”), representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $700, was available for up to five drawings and has a fixed interest rate of 8.75% with a maturity date of November 15, 2018. The arrangement fee was deferred and amortized using the effective interest rate method. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount with a payment of $55,132. The prepayment amount consisted of the $50,000 drawn under the facility and $5,132 of accrued interest. As of each of September 30, 2018 and December 31, 2017, the outstanding receivable balance was $0. Total interest income, including amortization of deferred fees, for the three and nine month periods ended September 30, 2018 was $0. Total interest income, including amortization of deferred fees, for the three and nine month periods ended September 30, 2017 was $1,272 and $3,670, respectively.

53

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012, May 2014 and May 2016, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2018.

Pursuant to an amendment to the Management Agreement dated as of May 3, 2018, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2018 through May 2020, at a daily fee of: (a) $6.5 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) the current daily fee of $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

Total management fees for each of the three month periods ended September 30, 2018 and 2017 were $23,340 and $23,939, respectively. Total management fees for each of the nine month periods ended September 30, 2018 and 2017 were $69,652 and $71,035, respectively.

General and administrative expenses: Pursuant to the Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the three month periods ended September 30, 2018 and 2017 the expense arising from administrative services rendered by Navios Holdings was $2,188 and $2,250, respectively. For each of the nine month periods ended September 30, 2018 and 2017 the expense arising from administrative services rendered by Navios Holdings was $6,623 and $6,750, respectively.

Balance due from related parties (excluding Navios Europe I, Navios Europe II and Navios Holdings Credit Facility): Balance due from related parties as of September 30, 2018 and December 31, 2017 was $9,272 and $18,036, respectively, and included the short-term and long-term amounts due from Navios Holdings. The balances mainly consisted of administrative expenses and special survey and dry docking expenses for certain vessels of our fleet, as well as management fees, in accordance with the Management Agreement.

Balance due to related parties, short-term: Amounts due to related parties, short-term as of September 30, 2018 and December 31, 2017 was $17,751 and $17,107, respectively, and mainly consisted of backstop commitment liability payable to Navios Midstream. In the first quarter of 2018, Navios Acquisition paid to Navios Midstream the amount of $16,391 regarding the backstop commitment.

Navios Midstream Merger Agreement: On October 8, 2018, Navios Acquisition and Navios Midstream announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition. Please refer to Navios Midstream Merger Agreement under Note 17 “Subsequent Events”.

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios

54

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, liquefied petroleum gas (“LPG”) tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement: In connection with the Navios Maritime Containers Inc. (“Navios Containers”) private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers, Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreement: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Backstop commitments are triggered if the actual rates achieved are below the backstop rates. The Company has recognized an expense of $7,358 and $6,018 as “Time charter and voyage expenses” in the condensed

55

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

consolidated statements of operations for the three month periods ended September 30, 2018 and 2017, respectively, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. The Company has recognized an expense of $17,939 and an amount of $11,248 as “Time charter and voyage expenses” in the condensed consolidated statements of operations for the nine month periods ended September 30, 2018 and 2017, respectively, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. As of September 30, 2018, the Company has an accrued liability of $17,939 recognized in “Due to related parties”, As of December 31, 2017, the accrued liability recognized was $16,391 and was paid to Navios Midstream in the first quarter of 2018. The backstop commitment for the Shinyo Kannika was terminated in relation to the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels: In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, initially exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

Sale of C. Dream and Nave Celeste: As of September 30, 2018 and as of December 31, 2017, the unamortized deferred gain for all vessels and rights sold totaled $6,973 and $7,708, respectively, of which an amount of $762 and $979, respectively, was included in “Deferred revenue”. For each of the three month periods ended September 30, 2018 and 2017, Navios Acquisition recognized $245 of the deferred gain, respectively, in “Equity/ (loss) in net earnings of affiliated companies”.

For the nine month periods ended September 30, 2018 and 2017, Navios Acquisition recognized $734 and $871 of the deferred gain, respectively, in “Equity/ (loss) in net earnings of affiliated companies”.

Participation in offerings of affiliates: On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25,000. Refer also to Note 6 “Investment in affiliates”.

On February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 6,446 and 412 general partnership interests, respectively, for a consideration of $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $0 and $54 was recognized in “Equity/

56

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(loss) in net earnings of affiliated companies” for the three and nine month periods ended September 30, 2017, respectively. No amount was recognized as of September 30, 2018.

Balance due from Navios Europe I: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements. See Note 6 for the Investment in Navios Europe I.

Balance due from Navios Europe I as of September 30, 2018 was $21,798 (December 31, 2017: $19,397) which included the Navios Revolving Loans I of $11,770 (December 31, 2017: $11,770), the non-current amount of $3,962 (December 31, 2017: $3,174) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $6,066 (December 31, 2017: $4,453) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of September 30, 2018, there was no amount undrawn under the Navios Revolving Loans I.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements. In March 2017, the availability under the Navios Revolving Loans II was increased by $14,000. See Note 6 for the Investment in Navios Europe II.

Balance due from Navios Europe II as of September 30, 2018 was $36,481 (December 31, 2017: $31,091) which included the Navios Revolving Loans II of $20,662 (December 31, 2017: $20,662), the non-current amount of $5,236 (December 31, 2017: $3,750) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $10,583 (December 31, 2017: $6,679) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of September 30, 2018, the amount undrawn under the Navios Revolving Loans II was $15,003, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15,003.

NOTE 12: COMMITMENTS AND CONTINGENCIES

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Backstop commitments are triggered if the actual rates achieved are below the backstop rates. The backstop commitment for the Shinyo Kannika was terminated in relation to the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

57

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In August 2018, Navios Acquisition agreed to the main terms of a 12-year bareboat charter-in agreement with de-escalating purchase options for two newbuild Japanese VLCCs delivering in the third and fourth quarter of 2020, respectively.

The future minimum commitments for the 12-month periods ended September 30, 2018 of Navios Acquisition under its charter-in agreement for vessels delivery are as follows:

Amount
Lease Obligations (Time Charters) for vessels to be delivered:
Year
September 30, 2019	$—
September 30, 2020	2,107
September 30, 2021	16,717
September 30, 2022	16,717
September 30, 2023	16,717
September 30, 2024 and thereafter	148,483
Total	$200,741

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NOTE 13: PREFERRED AND COMMON STOCK

Preferred Stock

Series C Convertible Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock in total with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

As of each of September 30, 2018 and December 31, 2017 the Company’s issued and outstanding preferred stock consisted of the 1,000 Series C Convertible Preferred Stock held by Navios Holdings in exchange for 7,676,000 shares of Navios Acquisition’s common stock.

Common Stock and puttable common stock

On January 17, 2017, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of puttable common stock and paid cash of $1,000 to the holder upon redemption.

On May 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of puttable common stock and paid cash of $750 to the holder upon redemption.

On August 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of puttable common stock and paid cash of $500 to the holder upon redemption.

58

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On October 2, 2017, Navios Acquisition redeemed, through the holder’s put option, 25,000 shares of puttable common stock and paid cash of $250 to the holder upon redemption. After this redemption there are no shares of puttable common stock outstanding.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

As of September 30, 2018, the Company was authorized to issue 250,000,000 shares of $0.0001 par value common stock of which 144,182,831 were issued and outstanding.

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25,000 of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases will be subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of September 30, 2018, the Company had repurchased and cancelled 7,925,074 shares of common stock, at a total cost of approximately $6,190.

Stock based compensation

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2,094).

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangement described above was $275 and $0 for the three month periods ended September 30, 2018 and 2017, respectively, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows. For the nine month period ended September 30, 2018 and 2017, the effect of compensation expense arising from the stock-based arrangement described above was $816 and $0, respectively.

There were no restricted stock or stock options exercised, forfeited or expired during the nine month period ended September 30, 2018.

Restricted shares outstanding and not vested were 1,774,915 shares as of September 30, 2018.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $1,222 as of September 30, 2018 and is expected to be recognized over the weighted average contractual life of stock options of 3.2 years.

59

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The weighted average contractual life of the 1,500,000 stock options outstanding, that were issued in October 2013 and vested ratably through a three year period, was 5.1 years as of September 30, 2018.

NOTE 14: SEGMENT INFORMATION

Navios Acquisition reports financial information and evaluates its operations by charter revenues. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Acquisition’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Tanker vessels operate worldwide. Revenues from specific geographic region which contribute over 10% of total revenue are disclosed separately.

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Three Month Period ended September 30, 2018 (unaudited)	Three Month Period ended September 30, 2017 (unaudited)	Nine Month Period ended September 30, 2018 (unaudited)	Nine Month Period ended September 30, 2017 (unaudited)
Asia	$24,237	$29,412	$77,028	$102,166
Europe	7,512	10,072	22,213	32,574
United States	9,840	14,537	29,977	42,221

Total	$41,589	$54,021	$129,218	$176,961

NOTE 15: EARNINGS/ (LOSS) PER COMMON SHARE

Earnings/ (loss) per share is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock of Navios Acquisition outstanding during the period.

Potential common shares of 10,950,915 for the three and nine month periods ended September 30, 2018 (which includes Series C Convertible Preferred Stock, stock options and restricted shares), have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) and are therefore excluded from the calculation of diluted earnings per share.

60

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Potential common shares of 9,176,000 (which includes Series C Convertible Preferred Stock and Stock options) for the three and nine month periods ended September 30, 2017 have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) and are therefore excluded from the calculation of diluted income/(loss) per share.

	For the Three Months Ended September 30, 2018	For the Three Months Ended September 30 2017	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
Numerator:
Net loss	$(23,408)	$(8,105)	$(69,942)	$(66,907)
Less:
Dividend declared on restricted shares	(35)	—	(106)	—
Undistributed loss attributable to Series C participating preferred shares	1,196	394	3,516	3,248

Net loss attributable to common stockholders, basic	$(22,247)	$(7,711)	$(66,532)	$(63,659)

Plus:
Dividend declared on restricted shares	—	—	—	—
Net loss attributable to common stockholders, diluted	$(22,247)	$(7,711)	$(66,532)	$(63,659)

Denominator:
Denominator for basic net loss per share — weighted average shares	142,836,948	150,379,186	145,184,923	150,438,485
Series A preferred stock	—	—	—	—
Restricted shares	—	—	—	—
Denominator for diluted net loss per share — adjusted weighted average shares	142,836,948	150,379,186	145,184,923	150,438,485

Net loss per share, basic and diluted	$(0.16)	$(0.05)	$(0.46)	$(0.42)

NOTE 16: INCOME TAXES

Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of these countries, the countries of incorporation of the Company and its subsidiaries and /or vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel. In the event that

61

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

tonnage tax and/or similar taxes/duties are paid to the vessel’s flag state, these are deducted from the amount of the duty to be paid in Greece. The amount included in Navios Acquisition’s statements of operations related to the Greek Tonnage tax for the nine months ended September 30, 2018, and 2017 was $855 and $548, respectively, and for the three months ended September 30, 2018 and 2017, it was $83 and $68, respectively.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the Navios Acquisition’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Acquisition believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Acquisition, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 17: SUBSEQUENT EVENTS

On October 8, 2018, Navios Maritime Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition (the “Transaction”).

Under the terms of the Transaction, public unitholders of Navios Midstream may exchange each Navios Midstream common unit for either:

•	6.292 newly issued shares of Navios Acquisition common stock (or 0.42 shares, after giving effect to the 1:15 reverse stock split); or

•

1.0 share of a newly issued series of convertible participating preferred stock (“Preferred Stock”) of Navios Acquisition. Each share of Preferred Stock will be convertible by its holder into 5.1 shares of Navios Acquisition common stock (or 0.34 shares, after giving effect to the 1:15 reverse stock split) at any time beginning six months after closing of the Transaction.

Navios Midstream publicly held units for which no election is made will be deemed to have elected the form of consideration most elected by holders of publicly held units of Navios Midstream. In addition, if holders representing 80% or more of the publicly held units of Navios Midstream elect (or are deemed to have elected) to receive Navios Acquisition common stock consideration, all publicly held units of Navios Midstream will be exchanged for Navios Acquisition common stock.

The approval and adoption of the merger agreement and the merger by Navios Midstream requires approval by a majority of the outstanding Navios Midstream common units. Navios Acquisition owns a sufficient number of Navios Midstream common units to approve the merger on behalf of all Navios Midstream unitholders and has agreed to consent to the merger. The closing of the merger is subject to customary closing conditions, including effectiveness of a registration statement on Form F-4 filed with the SEC on October 30, 2018 and the mailing of an information statement to Navios Midstream unitholders.

The conflicts committee of the board of directors at Navios Midstream (“Conflicts Committee”) negotiated the transaction on behalf of Navios Midstream and its public unitholders. The transaction was unanimously approved by the Conflicts Committee, the board of directors of Navios Midstream and the board of directors of Navios Acquisition.

62

NAVIOS MARITIME ACQUISITION CORPORATION

UNAUDITED CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company expects that the remeasurement of the investment in Navios Midstream will result in a loss and also concurrently is expected to record a bargain purchase gain upon the full consolidation of Navios Midstream. The accounting is subject to the closing the deal and the share price of the Company at the date of closing.

Navios Acquisition previously announced that its Board of Directors has approved a 1-for-15 reverse stock split of its issued and outstanding shares of common stock and on November 9, 2018, the reverse stock split was approved by Navios Acquisition’s stockholders. The reverse stock split will take effect on Wednesday, November 14, 2018 and the common stock will commence trading on such date on a split adjusted basis.

On November 2, 2018, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2018 of $0.02 per share of common stock payable on December 5, 2018 to stockholders of record as of November 27, 2018. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

63

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVIOS MARITIME ACQUISITION CORPORATION.

By:	/s/ Angeliki Frangou
Angeliki Frangou
Chief Executive Officer
Date: November 13, 2018

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

For the transition period from                  to

Commission file number 001-36738

Navios Maritime Midstream Partners L.P.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Republic of Marshall Islands

(Jurisdiction of incorporation or organization)

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(Address of Principal Executive Offices)

Todd E. Mason

Thompson Hine LLP

335 Madison Ave.

New York, NY 10017

todd.mason@thompsonhine.com

(212) 908-3946

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Name of each exchange on which registered
Common Units	New York Stock Exchange LLC

Securities registered or to be registered pursuant to Section 12(g) of the Act. None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act. None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

19,354,498 Common Units

1,592,920 Subordinated Series A Units

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or (15)(d) of the Securities Exchange Act of 1934.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such reporting requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer  ☐                 Accelerated Filer  ☒                 Non-Accelerated Filer  ☐                 Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act.   ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☒	International Financial Reporting Standards as issued by the International Accounting Standards Board ☐	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

☐  Item 17                ☐  Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

FORWARD-LOOKING STATEMENTS

This Annual Report should be read in conjunction with the consolidated financial statements and accompanying notes included in this report.

Statements included in this Annual Report on Form 20-F which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, the markets in which we operate, as described in this Annual Report. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our ability to pay cash distributions to our unitholders;

•

our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, operators and liner companies, including our ability to enter into long term charters for our vessels;

•

our future financial condition or results of operations and our future revenues and expenses, including the amount of fixed hire and revenues from any profit sharing arrangements, expected capital expenditure or operating expenses and required levels of reserves;

•

our ability to successfully grow our business, our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion and our capacity to manage our expanding business;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand as well as trends and conditions in the newbuilding markets and scrapping of vessels;

•	the loss of any customer or charter or vessel;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to maintain long-term relationships with major oil companies;

•	our ability to access debt, credit and equity markets;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	estimated future maintenance and replacement expenditures;

3

•	future sales of our common units in the public market;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of our technical manager to be approved as required;

•	increases or decreases in domestic or worldwide oil consumption;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping and oil transportation industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the anticipated taxation of our partnership and our unitholders;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others, as well as changes in maritime regulations and standards;

•	our ability to retain key executive officers; and

•	our ability to leverage to our advantage Navios Maritime Acquisition Corporation’s (“Navios Acquisition”) relationships and reputation in the shipping industry.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those set forth above, as well as those risks discussed in “Risk Factors”.

The forward-looking statements, contained in this Annual Report, are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated.

The forward looking statements involve known and unknown risks and are inherently subject to significant risks, uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

4

New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

Not Applicable.

Item 2.	Offer Statistics and Expected Timetable

Not Applicable.

5

Item 3.	Key Information

A. Selected Financial Data

The selected consolidated historical financial information as of December 31, 2017, 2016 and 2015 and operating results for the years ended December 31, 2017, 2016 and 2015 were derived from our audited consolidated financial statements of Navios Maritime Midstream Partners L.P. (sometimes referred to as “Navios Midstream”, the “Partnership”, “we” or “us”) that are included elsewhere in this Annual Report. The combined historical financial information as of December 31, 2014 and 2013 and the operating results for the years ended December 31, 2014 and 2013, have been derived from our audited combined financial statements which are not included in this document and are available at www.sec.gov. This information is qualified by reference to, and should be read in conjunction with, “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and notes thereto included elsewhere in this Annual Report.

	Year ended December 31,
	2017	2016	2015	2014	2013
	(Expressed in thousands of U.S. dollars— except unit and per unit data)
Statement of Operations Data
Revenue	$83,052	$91,834	$83,362	$63,534	$63,659
Time charter expenses	(1,198)	(1,466)	(1,100)	(762)	(900)
Direct vessel expenses	(3,919)	(3,093)	(1,602)	(1,283)	(1,919)
Management fees (entirely through related party transactions)	(20,805)	(20,862)	(17,613)	(14,166)	(14,600)
General and administrative expenses	(2,832)	(2,968)	(2,497)	(1,296)	(866)
Depreciation and amortization	(25,070)	(25,534)	(22,686)	(19,509)	(19,508)
Interest expense and finance cost	(14,370)	(12,843)	(10,830)	(25,473)	(31,249)
Loss on bond extinguishment	54	190	—	—	(23,188)
Other income	—	4	88	119	—
Other expenses	(281)	(372)	(50)	—	(74)
Net income/ (loss)	$14,631	$24,890	$27,072	$1,164	$(28,645)
Add: Predecessor net loss prior to initial public offering on November 18, 2014	—	—	—	1,387
Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	$14,631	$24,890	$27,072	2,551
Earnings per limited partner unit attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering (basic and diluted):
Common unit holders	$0.70	$1.19	$1.33	0.13
Subordinated unit holders Series A	0.69	1.20	1.86	—
Subordinated unit holders	$0.67	$1.19	$1.33	0.13
General Partner	0.68	1.19	1.36	0.13
Weighted average units outstanding (basic and diluted)
Common units	11,150,812	9,457,455	9,342,692	9,342,692
Subordinated Series A units	1,592,920	1,592,920	859,740	—
Subordinated units	8,165,257	9,342,692	9,342,692	9,342,692
General Partner	426,417	415,286	398,880	381,334
Balance Sheet Data (at period end)
Current assets, including cash	$62,551	$61,087	$45,860	$31,742	$45,944
Vessels, net	356,220	378,444	400,192	320,229	336,452
Total assets	456,547	475,781	480,568	385,662 (1)	420,656 (1)
Current portion of long-term debt, net of deferred finance costs, discount and bond premium	675	661	643	10,022 (1)	—
Long-term debt, net of deferred finance costs, discount and bond premium	195,839	196,515	197,176	114,065 (1)	332,977 (1)
Total Partners’ Capital and Owner’s Net Investment	255,731	273,123	279,314	253,484	84,712
Cash Flow Data
Net cash provided by/(used in) operating activities	$18,368	$49,738	$39,853	$27,261	$(39,054)
Net cash used in investing activities	—	(500)	(72,252)	(52,314)	(4,531)
Net cash (used in)/ provided by financing activities	(44,073)	(34,281)	39,356	46,778	47,961
Cash distribution declared per unit	1.69	1.69	1.4448	—	—
Fleet Data
Vessels at end of period	6	6	6	4	4

(1)

The total assets, current portion of long-term debt, net of deferred finance costs, discount and bond premium and long-term debt, net of deferred finance costs, discount and bond premium presented in this table have been revised to reflect the adoption of ASU 2015-03. Refer to Note 2 to the consolidated financial statements.

6

B. Capitalization and indebtedness

Not applicable.

C. Reasons for the offer and use of proceeds

Not applicable.

D. Risk factors

7

RISK FACTORS

Although many of our business risks are comparable to those a corporation engaged in a similar business would face, limited partner interests are inherently different from the capital stock of a corporation. You should carefully consider the following risk factors together with all of the other information included in this Annual Report and in documents incorporated by reference in this Annual Report when evaluating an investment in our securities.

If any of the following risks actually occur, our business, financial condition, cash flows or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay a quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses or to maintain or increase distributions.

We may not have sufficient cash available each quarter to pay a quarterly distribution following the establishment of cash reserves and payment of fees and expenses or to maintain or increase distributions. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which may fluctuate based on numerous factors including, among other things:

•	the rates we obtain from our charters and the market for long-term charters when we recharter our vessels;

•

the level of our operating costs, such as the cost of crews and insurance, following the expiration of the fixed term of our management agreement pursuant to which we will pay a fixed daily fee until December 31, 2018;

•

the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled inspection, maintenance or repairs of submerged parts, or drydocking, of our vessels;

•	demand for crude oil;

•	supply of very large crude carriers (“VLCCs”);

•	prevailing global and regional economic and political conditions;

•	natural or man-made disasters that affect the ability of our vessels to use certain waterways; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

The actual amount of cash we will have available for distribution also will depend on other factors, some of which are beyond our control, such as:

•	the level of capital expenditures we make, including those associated with maintaining vessels, building new vessels, acquiring existing vessels and complying with regulations;

•	our debt service requirements and restrictions on distributions contained in our debt instruments;

•	interest rate fluctuations;

•	the cost of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to make working capital borrowings, including the payment of distributions to unitholders; and

8

•

the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors in its discretion.

The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

Any limitation on the availability or operation of our six vessels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our fleet consists of only six VLCCs. If any of our vessels we unable to generate revenues for any significant period of time for any reason, including unexpected periods of off-hire or early charter termination (which could result from damage to our vessels), our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders, could be materially and adversely affected. The impact of any limitation in the operation of our vessels or any early charter termination would be amplified during the period prior to acquisition of additional vessels from Navios Maritime Acquisition Corporation (“Navios Acquisition”), as a substantial portion of our cash flows and income are dependent on the revenues earned by the chartering of our six VLCCs. In addition, the costs of vessel repairs are unpredictable and can be substantial. In the event of repair costs that are not covered by our insurance policies, we may have to pay for such repair costs, which would decrease our earnings and cash flows.

We are focused on employing vessels on long-term charters of at least five years, which may not be typical for the crude oil, refined petroleum product, chemical and liquefied petroleum gas (“LPG”) sectors of the seaborne transportation industry.

One of our principal strategies is to enter into long-term charters of at least five years, which may not be the typical charter length for vessels in our sectors, although we believe it is impractical to determine the typical charter length for vessels in our sectors due to factors such as market dynamics, charter strategy and the private nature of charter agreements. In our experience, charters are generally entered into for time periods of less than five years, although we are not aware of any empirical evidence that supports this observation. If a market for long-term time charters in the crude oil, refined petroleum product, chemical and LPG tanker sectors does not develop, we may have increased difficulty entering into long-term time charters upon expiration or early termination of the time charters for the VLCCs in our fleet or for any vessels that we acquire in the future. As a result, our revenues and cash flows may become more volatile. In addition, an active short-term or spot charter market may require us to enter into charters based on changing market prices, as opposed to contracts based on fixed rates, which could result in a decrease in our revenues and cash flows, including cash available for distribution to unitholders, if we enter into charters during periods when the market price for shipping crude oil, refined petroleum product, chemical and LPG is depressed.

Due to our lack of diversification, adverse developments in the tanker industry could adversely affect our business, particularly if such developments occur at a time when we are seeking a new charter.

We operate exclusively in the tankers industry. Our lack of diversification makes us vulnerable to adverse developments in the tanker industry which would have a significantly greater impact on our business than if we owned and operated more diverse assets or engaged in more diverse lines of business, particularly if such developments occur at a time when our ships are not under charter or nearing the end of their charters.

We depend on certain customers for our revenue. Charterers may terminate or default on their obligations to us, which could materially adversely affect our results of operations and cash flow, and cash available for distribution to unitholders and the terms of the charters may be difficult to enforce.

We derive a significant part of our revenue from a number of charterers. For the year ended December 31, 2017, Dalian Ocean Shipping Co. Ltd. (“Cosco Dalian”) and VL8 Pool Inc. (“VL8”) accounted for 44.7% and

9

15.1%, respectively, of our total revenue The loss of these or any of our customers, a customer’s failure to make payments or perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss or damage beyond repair to any of our vessels, our failure to deliver the vessel within a fixed period of time or a decline in payments under the charters could have a material adverse effect on our business, results of operations and financial condition. The charter agreements for the VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations. Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel, the event of war in specified countries, the vessel becoming subject to seizure for more than a specified number of days or the failure of the related vessel to meet specified performance criteria.

In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the crude oil, product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

Following the expiration of their charter contracts and the redelivery of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika in the first quarter of 2017, we entered into new charter contracts for the foregoing vessels with third parties. Those contracts provide for index linked charter rates or pool earnings as the case may be. Navios Acquisition has agreed to provide backstop commitments for a two-year period as of the redelivery of each of the vessels at a net rate of $35,000 per day for the Nave Celeste, $38,400 per day for the Shinyo Ocean and $38,025 per day for the Shinyo Kannika, if the actual rates achieved are below the agreed backstop rates for each of the vessels. For the year ended December 31, 2017, the backstop commitment accrued was $16.4 million.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. Even if we manage to successfully charter our vessels in the future, our charterers may go bankrupt or fail to perform their obligations under the charter agreements, they may delay payments or suspend payments altogether, they may terminate the charter agreements prior to the agreed-upon expiration date or they may attempt to renegotiate the terms of the charters. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our results of operations and financial condition could be materially adversely affected.

Charter rates in the crude oil tankers sector in which we operate and in the product and chemical tanker sectors of the seaborne transportation industry have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which may adversely affect our earnings.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 453 in mid-April 2009, which represents a decline of approximately 81%. Since January 2016, it has traded between a low of 496 and a high of 1,088; as of March 6, 2018, it stood at 654. The Baltic Clean Tanker Index fell from 1,509 in the early summer of 2008 to 345 in April 2009, or an approximately 77% decline. It has traded between a low of 346 and a high of 867 since January 2016 and stood at 596 as of March 6, 2018. Of note is that Chinese imports of crude oil have steadily increased from three million barrels per day in 2008 to 9.0 million barrels per day in November 2017 after hitting an all-time record of about 9.2 million barrels per day in March 2017 and the U.S. has steadily increased its total petroleum

10

product exports by about 500% to about 5.6 million barrels per day in December 2017 from one million barrels per day in January 2004. Additionally, since the U.S. removed its ban at the end of 2015, U.S. crude oil exports increased by about 300% from 0.4 million barrels per day to about 1.6 million barrels per day. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or to meet our obligations, including payment of debt service to our lenders. Our ability to renew the charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Spot market rates for tanker vessels are highly volatile and may decrease in the future, which may materially adversely affect our earnings in the event that our vessels are chartered in the spot market.

We may deploy some of our VLCCs or refined petroleum product tankers we may acquire in the future, LPG tankers and chemical tankers from time to time in the spot market. Although spot chartering is common in the refined petroleum product, chemical, LPG and crude oil sectors, refined petroleum product, chemical and LPG tanker and VLCCs’ charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil, refined petroleum product, LPG and chemical, as well as tanker supply. The world oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. Any successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

The spot market is highly volatile, and, in the past, there have been periods when spot rates declined below the operating cost of vessels. In December 2015, VLCC time charter hire rates rose to rates not seen since early 2009 but they have since declined. The crude oil, refined petroleum product, LPG and chemical tanker charter market may not increase from present levels and may even decline.

Additionally, if the spot market rates or short-term time charter rates become significantly lower than the time charter rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

Certain of our VLCCs are committed to time charters, with the remaining terms of these charters expiring during the period from March 2019 through June 2026. We are not permitted to unilaterally terminate the charter agreements of the VLCCs due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. We may also decide to sell a vessel in the future. In such a case, should we sell a vessel that is committed to a long-term charter, we may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. We may re-charter the VLCCs on long-term charters or charter them in the spot market or place them in pools upon expiration or termination of the vessels’ current charters. If we are not able to employ the VLCCs profitably under time charters or in the spot market, our results of operations and operating cash flow may suffer.

11

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could adversely affect our future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and the demand for shipping oil and oil products. However, the past several years were marked by a major economic slowdown which has had, and continues to have, a significant impact on world trade, including the oil trade. Global economic conditions remain fragile with significant uncertainty with respect to recovery prospects, levels of recovery and long-term economic growth effects. In particular, the uncertainty surrounding the future of the Eurozone, the economic prospects of the United States and the future economic growth of China, Brazil, Russia, India and other emerging markets are all expected to affect demand for product and crude tankers going-forward. Demand for oil and refined petroleum products about equals current supply as a result of the steady global economic environment and a general global trend towards energy efficient technologies, which in combination with the limited availability of trade credit and an increasing supply of vessels, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn has also affected vessel values overall. Energy prices sharply declined from mid-2014 to mid-February 2016 primarily as a result of increased oil production worldwide. In response to this increased production, demand for tankers to move oil and refined petroleum products increased significantly and average spot and period charter rates for product and crude tankers rose to above historically average rates, but have since moderated. If oil demand grows in the future, it is expected to come primarily from emerging markets that have been historically volatile, such as China and India, and a slowdown in these countries’ economies may severely affect global oil demand growth, and may result in protracted, reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions. Should the Organization of the Petroleum Exporting Companies (“OPEC”) significantly reduce oil production or should there be significant declines in non-OPEC oil production, that may result in a protracted period of reduced oil shipments and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The recent global financial crisis has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	developments in international trade;

•	waiting days in ports;

•	changes in oil production and refining capacity and regional availability of petroleum refining capacity;

•	environmental and other legal and regulatory developments;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in distances over which cargo is transported due to geographic changes in where oil is produced, refined and used;

•	competition from alternative sources of energy;

•	armed conflicts and terrorist activities;

12

•	natural or man-made disasters that affect the ability of our vessels to use certain waterways;

•	political developments;

•	embargoes and strikes; and

•	domestic and foreign tax policies.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	port or canal congestion;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of tankers to other uses, including conversion of vessels from transporting oil and oil products to carrying drybulk cargo and the reverse conversion;

•	availability of financing for new tankers;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	environmental concerns and regulations, including ballast water management and low sulphur fuel consumption regulations.

Furthermore, the extension of refinery capacity in China, India and particularly the Middle East through 2018 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. This coupled with announced refinery closures in Australia, Japan and Europe should increase trade in refined oil products.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

An oversupply of tanker vessel capacity may lead to reductions in charter hire rates, vessel values and profitability.

The market supply of tankers is affected by a number of factors, such as demand for energy resources and primarily oil and petroleum products, level of charter hire rates, asset and newbuilding prices, availability of financing as well as overall economic growth in parts of the world economy, including Asia, and has been increasing as a result of the delivery of substantial newbuilding orders over the last few years. We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet; however the percentage of the total tanker fleet on order as a percent of the total fleet declined from 48% in 2008 to 12% as of the beginning of March 2018. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. If such a reduction occurs as our charters expire, we may only be able to recharter our vessels at reduced or unprofitable rates as their current charters expire, or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

13

Increasing self-sufficiency in energy by the United States could lead to a decrease in imports of oil to that country, which to date has been one of the largest importers of oil worldwide.

The United States is expected to overtake Saudi Arabia as the world’s top oil producer around 2018 and will remain the world’s largest producer at least through 2040, according to the World Energy Outlook 2017 by the International Energy Agency (“IEA”). The steep rise in shale oil and gas production is expected to push the country toward self-sufficiency in energy. In recent years the share of total U.S. consumption met by total liquid fuel net imports, including both crude oil and products, has been decreasing since peaking at over 60% in 2005. A slowdown in oil imports to or exports from the United States, one of the most important oil trading nations worldwide, may result in decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

A number of third party owners have ordered so-called modern vessel which offer substantial bunker savings as compared to older vessels. Increased demand for and supply of modern vessels could reduce demand for our existing, older vessels and expose us to lower vessel utilization and/or decreased charter rates.

The VLCC newbuilding order book as of the end of December 2017 is estimated at 93 vessels or 13% of the current VLCC fleet according to Clarksons Research Services Limited. The majority of these orders are based on vessel improvements such as increased capacity or improved propulsion systems, which purport to offer lower transportation costs or material bunker savings compared to older vessels, which include certain of our vessels. Such savings could result in a substantial reduction of bunker cost for charterers compared to such vessels of ours. As the supply of such modern vessel increases and if charterers prefer such vessels over our vessels, this may reduce demand for our existing, older vessels, impair our ability to recharter such vessels at competitive rates and have a material adverse effect on our cash flows and operations.

The market values of our vessels or vessels we may acquire have declined from historically high levels and may fluctuate significantly, which could cause us to breach covenants in our debt instruments, result in the foreclosure of certain of our vessels, limit the amount of funds that we can borrow and adversely affect our ability to purchase new vessels and our operating results. Depressed vessel values could also cause us to incur impairment charges.

Due to the slow growth in world trade and the increase in the tanker fleet as well as the declining tanker charter rates, the market values of our vessels and of tankers generally, are currently significantly lower than they would have been prior to the downturn in the second half of 2008. In the last ten years, the highest values for VLCCs occurred in mid-2008. The lowest prices for VLCCs occurred in the middle of 2013 and values improved but weakened since then. For example, in July 2008, a five-year-old VLCC was valued by Clarksons at $165 million compared to a value of $55 million in June 2013 and at $80 million in January 2016 but stood at $63 million in December 2017. Vessel values may remain at current or lower levels for a prolonged period of time and can fluctuate substantially over time due to a number of different factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and all sizes of vessels;

•	sophistication and condition of the vessels;

•	where the ship was built and as-built specification;

•	lifetime maintenance record;

•	supply and demand for vessels;

14

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations, including environmental or pollution conventions or protocols;

•	technological advances; and

•	ability of buyers to access financing and capital.

If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at that time. If we breach any such covenants in the future and we are unable to remedy the relevant breach, our lenders could accelerate or require us to prepay a portion of our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, we would incur a loss that could have a material adverse effect on our business, financial condition and results of operations.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings. Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could materially adversely affect our business, financial condition and results of operations.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, our board of directors approves the amount of cash reserves to set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter our board of directors is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

We must make substantial capital expenditures to maintain, over the long term, the operating capacity of our fleet. These maintenance and replacement capital expenditures include capital expenditures associated with drydocking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet. These expenditures could increase as a result of changes in:

•	the cost of our labor and materials;

15

•	the cost of suitable replacement vessels;

•	customer/market requirements;

•	increases in the size of our fleet; and

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment.

Our significant maintenance and replacement capital expenditures will reduce the amount of cash we have available for distribution to our unitholders. Any costs associated with scheduled drydocking will be paid to Navios Tankers Management Inc. (the “Manager”) at cost under a management agreement. The initial term of the management agreement (the “Management Agreement”) expires in November 2019. Pursuant to the terms of the Management Agreement, as amended in October 2016, we will pay the Manager a fixed daily fee of $9,500 per owned VLCC vessel, until December 2018. During the remaining term of the Management Agreement, we expect that we will reimburse Navios Tankers Management for all of the actual operating costs and expenses it incurs in connection with the management of our fleet.

Our partnership agreement requires our board of directors to deduct estimated, rather than actual, maintenance and replacement capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus. The amount of estimated capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed previous estimates.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities and our interest rates may fluctuate and may impact our operations.

We have entered into a credit agreement which provided us with the ability to borrow up to $205.0 million (the “Term Loan B”), which has been fully drawn. We continue to have the ability to incur additional debt, subject to limitations in our Term Loan B. Our level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally;

•	our debt level may limit our flexibility in responding to changing business and economic conditions; and

•	our debt level may limit our ability to pay distributions to our unitholders.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

16

Our Term Loan B contains restrictive covenants, which may limit our business and financing activities and may prevent us from paying distributions.

On June 18, 2015, we entered into the Term Loan B with Morgan Stanley Senior Funding, Inc. for $205.0 million, which has been fully drawn.

The operating and financial restrictions and covenants in our Term Loan B and any future credit facility could adversely affect our ability to finance future operations or capital needs, to engage, expand or pursue our business activities and reduce cash available for distribution on our units.

Our Term Loan B contains a restrictive covenant that we must maintain a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. Our ability to comply with the covenants and restrictions contained in our credit facility and any other debt instruments we may enter into in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our credit facility, a significant portion of our obligations may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under the credit facility are secured by our vessels, and if we are unable to repay borrowings under such credit facility, lenders could seek to foreclose on those vessels.

In addition, our credit facility prohibits the payment of distributions if we are not in compliance with certain financial covenants or upon the occurrence of an event of default.

Events of default under the Term Loan B include, among other things, the following:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	default under other indebtedness;

•	an event of insolvency or bankruptcy;

•	failure to provide prompt notice of the occurrence of any default or event of default;

•	failure of any representation or warranty to be materially correct; and

•	a Change of Control, as defined in the Term Loan B, occurs.

We anticipate that any subsequent refinancing of our current debt or any new debt will have similar restrictions.

We depend on Navios Holdings, Navios Acquisition and their affiliates to assist us in operating and expanding our business.

Pursuant to the Management Agreement between us and the Manager, the Manager provides to us significant commercial and technical management services (including the commercial and technical management of our vessels, vessel maintenance and crewing, purchasing and insurance and shipyard supervision). In addition, pursuant to an administrative services agreement (the “Administrative Services Agreement”) between us and the Manager, the Manager provides to us significant administrative, financial and other support services. Our operational success and ability to execute our growth strategy will depend significantly upon the Manager’s satisfactory performance of these services. Our business will be harmed if the Manager fails to perform these

17

services satisfactorily, if the Manager cancels either of these agreements, or if the Manager stops providing these services to us. We may also in the future contract with Navios Maritime Holdings Inc. (“Navios Holdings”) or Navios Acquisition for it to have newbuildings constructed on our behalf and to incur the construction-related financing. We would purchase the vessels on or after delivery based on an agreed-upon price.

Our ability to enter into new charters and expand our customer relationships will depend largely on our ability to leverage our relationship with Navios Holdings, Navios Acquisition and their reputations and relationships in the shipping industry. If Navios Holdings or Navios Acquisition suffers material damage to their reputations or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards during periods of shipyard construction constraints;

•	obtain financing on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

While we have no specific plans, we do intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired business or vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion;

•	obtaining required financing, which could include debt, equity or combinations thereof; and

•	Improve operating and financial system and controls.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination or asset acquisition were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

18

In addition, our business plan and strategy is predicated on buying vessels in a market at what we believe is near the low, but recovering phase of the periodic cycle in what has typically been a cyclical industry. However, there is no assurance that charter rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

In the future, we may need to raise additional capital to maintain, replace and expand the operating capacity of our fleet and fund our operations. Among other things, we hold options to acquire up to three VLCCs from Navios Acquisition at fair market value and we may not have financing sources in place to fund the acquisition of these vessels. Our future funding requirements will depend on many factors, including the cost and timing of vessel acquisitions, and the cost of retrofitting or modifying existing ships as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity or equity-linked securities, our unitholders may experience dilution or reduced distributions per unit. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt or pay distributions. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our unitholders. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our fleet expansion plans. Any of these factors could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders.

We use the master limited partnership (“MLP”) structure for accessing debt and equity markets to finance our growth and repay or refinance our debt. The recent volatility in energy prices has contributed to volatility in equity and debt pricing for MLPs. This may affect our ability to access the equity and debt capital markets.

The fall in energy prices and, in particular, the price of oil, among other factors, has contributed to increased volatility in the pricing of MLPs and the energy debt markets, as a number of MLPs and other energy companies may be adversely affected by an environment of lower energy prices. A number of MLPs, including certain maritime MLPs, have reduced or eliminated their distributions to unitholders. We rely on our ability to raise capital in the equity and debt markets to grow our fleet and to refinance our debt. Protracted volatility may affect our ability to access capital markets.

Our growth depends on continued growth in demand for crude oil, refined petroleum products, LPG and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Our growth depends on continued growth in world and regional demand for crude oil, refined petroleum products, LPG and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum products or bulk liquid chemicals;

•	refining capacity and its geographical location;

19

•

increases in the production of oil or natural gas (of which LPG can be a byproduct) in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•

decreases in the consumption of oil or natural gas due to increases in its price relative to other energy sources, other factors making consumption of oil or natural gas less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to any economic downturn and demand weakness by reducing operating rates partially or completely closing refineries and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for crude oil, refined petroleum products, LPG and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport crude oil, refined petroleum products, LPG and bulk liquid chemicals would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.

Our growth strategy focuses on a gradual expansion of our fleet. Any acquisition of a vessel may not be profitable to us at or after the time we acquire it and may not generate cash flow sufficient to justify our investment. In addition, our growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	integrate any acquired vessels or businesses successfully with our existing operations;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive tanker industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We employ our tanker vessels (or will employ in the case of any product, chemical or LPG tanker vessels that we may acquire) in the highly competitive crude oil, product, chemical and LPG tanker sectors of the shipping industry that is capital intensive and fragmented. Competition arises primarily from other vessel owners, including major oil companies and traders as well as independent tanker companies, some of whom have

20

substantially greater resources and experience than us. Competition for the chartering of tankers can be intense and depends on price, location, size, age, condition, quality operations and safety, experience and technical capability of the crew and the acceptability of the vessel and its managers to the charterers. Such competition has been enhanced as a result of the downturn in the shipping industry, which has resulted in an excess supply of vessels and reduced charter rates.

Long-term time charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator. Competition for the transportation of crude oil, refined petroleum products, LPG and bulk liquid chemicals can be intense and depends on price, location, size, age, condition and acceptability of the vessel and our managers to the charterers.

In addition to having to meet the stringent requirements set out by charterers, it is likely that we will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputations or experience than we do when we try to re-charter our vessels. It is also likely that we will face increased numbers of competitors entering into the crude oil, refined petroleum product, LPG and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for long-term charters. Due in part to the highly fragmented markets, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than ours.

As a result of these factors, we may be unable to obtain customers for long-term time charters on a profitable basis, if at all. Even if we are successful in employing our vessels under longer term time charters, our vessels will not be available for trading in the spot market during an upturn in the crude oil, refined petroleum product, LPG and chemical tanker market cycles, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

Delays in deliveries of additional vessels, our decision to cancel an order for purchase of a vessel or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our business, financial condition and results of operations.

We expect to purchase additional vessels from time to time. The delivery of these vessels could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations.

If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition and results of operations could be adversely affected.

Delays in deliveries of any future newbuild vessels, our decision to cancel, or our inability to otherwise complete the acquisitions of any newbuildings we may decide to acquire in the future, could harm our operating results and lead to the termination of any related charters.

Any newbuildings we may contract to acquire or order in the future, could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues under any charters for such vessels.

The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels we acquire or order, or we could cancel a purchase or a newbuilding contract because the shipbuilder has not met its

21

obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

Our potential receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

•	quality or engineering problems or failure to deliver the vessel in accordance with the vessel specifications;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or a catastrophic event, such as a major earthquake or fire;

•	the shipbuilder failing to deliver the vessel in accordance with our vessel specifications;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel; or

•	our inability to finance the purchase of the vessel.

If delivery of any newbuild vessel acquired, or any vessel we contract to acquire in the future is materially delayed, it could materially adversely affect our results of operations and financial condition.

All of the vessels we have acquired are second-hand vessels, and we may acquire more second-hand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could materially adversely affect our earnings.

All of our VLCCs that we have acquired are second-hand vessels, and we may acquire more second-hand vessels in the future. Our inspection of second-hand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we will not receive the benefit of warranties on second-hand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage or the geographic regions in which we may operate. We cannot predict what alterations or modifications our vessels may be required to undergo in the future. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Although we have considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, we may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels we acquire in the future. The age of some of the VLCCs may result in higher operating costs and increased vessel off-hire periods relative to our competitors that operate newer fleets, which could have a material adverse effect on our results of operations.

22

Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.

Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:

•	increased use of existing and future crude oil pipelines serving crude oil consumers;

•	increased demand for crude oil in the Arabian Gulf or West African regions;

•	a decision by OPEC or other petroleum exporters to increase their crude oil prices or to further decrease or limit their crude oil production;

•	any increase in refining of crude into petroleum products for domestic consumption or export;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as the United States, Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

A decrease in the level of China’s imports of crude oil or petroleum products or a decrease in oil trade globally could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

China imports significant quantities of crude oil and trades significant quantities of petroleum products. For example in 2016, China imported about 354 million tons of crude oil by sea compared with crude oil imports to the United States of about 252 million tons. Through November 2017, China imported 356 million tons crude oil by sea while the U.S. imported 207 million tons through October, the latest available data. Our tanker vessels are deployed by our charterers on routes involving crude oil and petroleum product trades in and out of emerging markets, and our charterers’ oil shipping and business revenue may be derived from the shipment of goods within and to the Asia Pacific region from various overseas export markets. Any reduction in or hindrance to China-based importers could have a material adverse effect on the growth rate of China’s imports and on our charterers’ business. For instance, the government of China has implemented economic policies aimed at reducing pollution and increasing the strategic stock piling of crude oil. Should these policies change, this may have the effect of reducing crude oil imports or petroleum product exports and may, in turn, result in a decrease in demand for oil shipping. Additionally, though in China there is an increasing level of autonomy and a gradual shift in emphasis to a “market economy” and enterprise reform, many of the reforms, particularly some limited price reforms that result in the prices for certain commodities being principally determined by market forces, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government. Although China exerts a large effect on the seaborne market for crude oil and petroleum products, any decreases in trade in those commodities by any of the countries in other major trading regions in North America, Europe and Asia could depress time charter rates which could have a material adverse effect on our business, results of operations, financial condition and our ability to pay cash distributions to our unitholders.

23

Our operations expose us to the risk that increased trade protectionism from China, the United States or other nations will adversely affect our business. If the global recovery is undermined by downside risks and the recent economic downturn returns, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve may cause (i) a decrease in cargoes available to our charterers in favor of Chinese charterers and Chinese owned ships and (ii) an increase in the risks associated with importing goods to China. Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay cash distributions to our unitholders.

We may face unexpected maintenance costs, which could materially adversely affect our business, financial condition and results of operations.

If our vessels suffer damage or require upgrade work, they may need to be repaired at a drydocking facility. Our vessels may occasionally require upgrade work in order to maintain their classification society rating or as a result of changes in regulatory requirements. In addition, our vessels will be off-hire periodically for intermediate surveys and special surveys in connection with each vessel’s certification by its classification society. The costs of drydock repairs are unpredictable and can be substantial and the loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings. Our insurance generally only covers a portion of drydocking expenses resulting from damage to a vessel and expenses related to maintenance of a vessel will not be reimbursed. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility on a timely basis or may be forced to move a damaged vessel to a drydocking facility that is not conveniently located to the vessel’s position. The loss of earnings while any of our vessels are forced to wait for space or to relocate to drydocking facilities that are far away from the routes on which our vessels trade would further decrease our earnings.

Future increases in vessel operating expenses, including rising fuel prices, could materially adversely affect our business, financial condition and results of operations.

Under our time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs, and we are generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. In particular, the cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

We have fixed the fees for ship management services of our owned fleet, provided by a subsidiary of Navios Holdings, through December 2018 at $9,500 per day per vessel. Drydocking expenses under our Management Agreement are reimbursed at cost for all vessels.

We generally receive a daily rate for the use of our vessels, which is fixed through the term of the applicable charter agreement. Our charter agreements do not provide for any increase in the daily hire rate in the event that vessel-operating expenses increase during the term of the charter agreement. The charter agreements of our VLCC vessels expire during the period from and including December 2018 through June 2026. Because of the long-term nature of certain of our charter agreements, incremental increases in our vessel operating expenses over the term of a charter agreement will effectively reduce our operating income and, if such increases in operating expenses are significant, adversely affect our business, financial condition and results of operations.

24

The crude oil, refined petroleum product, LPG and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results upon the re-delivery of our vessels from fixed charters.

The crude oil, refined petroleum product, LPG and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The refined petroleum product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Our operating results, therefore, are subject to seasonal fluctuations.

We may enter into the LPG shipping market in the future, which is a highly competitive and cyclical market.

Currently, our fleet does not contain any LPG tankers. However, we may enter into the LPG shipping market in the future. We do not have experience in the LPG shipping market and therefore we may not be successful. Competition in the operation of LPG carriers is intense. We anticipate that an increasing number of maritime transport companies, including many with strong reputations and extensive resources and experience, will enter the LPG shipping market. Potential competitors may have significantly greater financial resources than we do. Competition for the transportation of LPG depends on the price, location, size, age, condition and acceptability of the vessel to the charterer. Further, competitors with greater resources may have larger fleets, or could operate larger fleets through consolidations, acquisitions, newbuildings or pooling of their vessels with other companies, and, therefore, may be able to offer a more competitive service than us, including better charter rates. As a result, we may be unable to obtain customers in the LPG shipping market on a profitable basis, if at all. In addition, historically, the international LPG shipping market has been cyclical with attendant volatility in profitability, charter rates and vessel values. This cyclicality can materially adversely affect our business during the downturns in the market. Our growth depends in part on our ability to succeed in the LPG market which will depend on the growth in the supply and demand for LPG products and LPG shipping, which was materially adversely affected by the sharp decrease in world trade that the global economy experienced in the latter part of 2008 and in 2009. There can be no assurance that the LPG market will be or remain strong when we enter the market.

We are subject to various laws, regulations and conventions, including environmental and safety laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities including any resulting from a spill or other environmental incident.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write downs. In addition, violations of environmental and safety regulations can result in substantial penalties and, in certain instances, seizure or detention of our vessels.

25

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions, legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and effluent discharges from our vessels. For example, the IMO periodically proposes and adopts amendments to revise the International Convention for the Prevention of Pollution from Ships (“MARPOL”), such as the revision to Annex VI which came into force on July 1, 2010. The revised Annex VI implements a phased reduction of the sulfur content of fuel and allows for stricter sulfur limits in designated emission control areas (“ECAs”). Thus far, ECAs have been formally adopted for the Baltic Sea area (limits SOx emissions only); the North Sea area including the English Channel (limiting SOx emissions only) and the North American ECA (which came into effect on August 1, 2012 limiting SOx, NOx and particulate matter emissions). In October 2016, the IMO approved the designation of the North Sea and the Baltic Sea as ECAs for NOx under Annex VI, which is scheduled for adoption in 2017 and would take effect in January 2021. The United States Caribbean Sea ECA entered into force on January 1, 2013 and has been effective since January 1, 2014, limiting SOx, NOx and particulate matter emissions. In January 2015, the limit for fuel oil sulfur levels fell to 0.10% mass by mass (“m/m”) in ECAs established to limit SOx and particulate matter emissions.

After considering the issue for many years, the IMO announced on October 27, 2016 that it was proceeding with a requirement for 0.5% m/m sulfur content in marine fuel (down from current levels of 3.5%) outside the ECAs starting on January 1, 2020. Under Annex VI, the 2020 date was subject to review as to the availability of the required fuel oil. Annex VI required the fuel availability review to be completed by 2018 but was ultimately completed in 2016. Therefore, by 2020, ships will be required to remove sulfur from emissions through the use of emission control equipment, or purchase marine fuel with 0.5% sulfur content, which may see increased demand and higher prices due to supply constraints. Installing pollution control equipment or using lower sulfur fuel could result in significantly increased costs to our company. Similarly MARPOL Annex VI requires Tier III standards for NOx emissions to be applied to ships constructed and engines installed in ships operating in NOx ECAs from January 1, 2016.

California has adopted more stringent low sulfur fuel requirements within California-regulated waters. In addition, the IMO, the United States and states within the United States have proposed or implemented requirements relating to the management of ballast water to prevent the harmful effects of foreign invasive species.

In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”). The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, as well as other obligations, including recordkeeping requirements and implementation of a Ballast Water and Sediments Management Plan. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage ballast water in a manner that removes, renders harmless or avoids the uptake or discharge of aquatic organisms and pathogens within ballast water and sediment. Recently updated Ballast Water and Sediment Management Plan guidance includes more robust testing and performance specifications. Enforcement of the BWM Convention and revised guidance will likely result in additional compliance costs, to be implemented over a period of time, depending upon the ship’s age and renewal survey cycle. Currently, all ships must have a ballast water management plan, a ballast water record book and an International Ballast Water Management Certificate. Existing ships built before September 8, 2017, are required to exchange ballast water in open seas, away from coastal areas or in designated areas. Ships built after September 8, 2017, are required to comply with discharge standards based on the maximum allowable amount of viable organisms, which usually involves the installation of ballast water treatment systems. Ships built before September 8, 2017 must comply with IMO discharge standards by the due date for their IOPPC renewal survey under MARPOL Annex 1. All ships must meet the IMO ballast water discharge standard by September 8, 2024. The entry of the BWM Convention and revised guidance will likely result in additional compliance costs.

26

The operation of vessels is also affected by the requirements set forth in the International Safety Management Code (the “ISM Code”). The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. Further to this, the IMO has introduced the first ever mandatory measures for an international greenhouse gas reduction regime for a global industry sector. These energy efficiency measures took effect on January 1, 2013 and apply to all ships of 400 gross tonnage and above. They include the development of a ship energy efficiency management plan (“SEEMP”) which is akin to a safety management plan, with which the industry will have to comply. The failure of a ship owner or bareboat charterer to comply with the ISM Code and IMO measures may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

We operate a fleet of VLCCs and, in the future, may operate a fleet of refined petroleum product, LPG and chemical tankers, that are subject to national and international laws governing pollution from such vessels. Several international conventions impose and limit pollution liability from vessels. An owner of a tanker vessel carrying a cargo of “persistent oil” as defined by the International Convention for Civil Liability for Oil Pollution Damage (the “CLC”) is subject under the convention to strict liability for any pollution damage caused in a contracting state by an escape or discharge from cargo or bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under the CLC for a bunker spill from the vessel even when she is not carrying such cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” that would be covered under the CLC, liability for any pollution damage will generally fall outside the CLC and will depend on other international conventions or domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 jurisdictions around the world, but it does not apply in the United States, where the corresponding liability laws such as the Oil Pollution Act of 1990 (the “OPA”) discussed below, are particularly stringent.

For vessel operations not covered by the CLC, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”). In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on ship owners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships not covered by the CLC. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime, including liability limits calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended (the “1976 Convention”), discussed in more detail in the following paragraph. The Bunker Convention became effective in contracting states on November 21, 2008 and, as of August 23, 2017, had 86 contracting states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

The CLC and Bunker Convention also provide vessel owners a right to limit their liability, depending on the applicable national or international regime. The CLC includes its own liability limits. The 1976 Convention is the most widely applicable international regime limiting maritime pollution liability. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a ship owner’s intentional or reckless conduct. Certain jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the “Protocol of 1996.” The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions, such as the United States, are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a ship owner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

27

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Though it has been eight years since the Deepwater Horizon oil spill in the Gulf of Mexico (the “Deepwater Horizon incident”), such regulation may become even stricter because of the incident’s impact. In the United States, the OPA establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from cargo and bunker oil spills from vessels, including tankers. The OPA covers all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In response to the Deepwater Horizon incident, the U.S. House of Representatives passed and the U.S. Senate considered but did not pass a bill to strengthen certain requirements of the OPA; similar legislation may be introduced in the future.

In addition to potential liability under the federal OPA, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

In recent years, the EU has become increasingly active in the field of regulation of maritime safety and protection of the environment. In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, in 2005 the EU adopted a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offence under MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. In February 2017, EU members states met to consider independently regulating the shipping industry under the Emissions Trading System (“ETS”), which requires ETS-regulated businesses to report on carbon emissions and provides for a credit trading system for carbon allowances. On February 15, 2017, European Parliament voted in favor of a bill to include maritime shipping in the ETS by 2023 if the IMO has not promulgated a comparable system by 2021. In November 2017, the Council of Ministers, EU’s main decision making body, agreed that Europe should act on shipping emissions from 2023 if the IMO fails to deliver effective global measures. Last year, IMO’s urgent call to action to bring about ship greenhouse gas emissions reductions before 2023 was met with industry push-back by many countries. Depending on how fast IMO and the EU move on this issue, the ETS may result in additional compliance costs for our vessels.

In response to the Deepwater Horizon incident, the European Union issued “Directive 2013/30/EU of the European Parliament and of the Council of June 12, 2013 on safety of offshore oil and gas operations.” Implemented on July 19, 2015, the objective of this Directive is to reduce as far as possible the occurrence of major accidents relating to offshore oil and gas operations and to limit their consequences, thus increasing the protection of the marine environment and coastal economies against pollution, establishing minimum conditions for safe offshore exploration and exploitation of oil and gas and limiting possible disruptions to Union indigenous energy production, and to improve the response mechanisms in case of an accident. As far as the environment is concerned, the UK has various regulations such as: the Offshore Petroleum Activities (Offshore Safety Directive) (Environmental Functions) Regulations 2015 (“OSDEF”), the 2015 amendments to the Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 (“OPRC 1998”) and other environmental Directive requirements, specifically the Environmental Management

28

System. The Offshore Petroleum Licensing (Offshore Safety Directive) Regulations 2015 will implement the licensing Directive requirements.

Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

Climate change and government laws and regulations related to climate change could negatively impact our financial condition.

We are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. A number of countries have adopted or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions, such as carbon dioxide, methane, and nitrogen oxides. In the U.S., the United States Environmental Protection Agency (“EPA”) has declared greenhouse gases to be dangerous pollutants and has issued greenhouse gas reporting requirements for emissions sources in certain industries (which currently do not include the shipping industry). The EPA does require owners of vessels subject to MARPOL Annex VI to maintain records for nitrogen oxides standards and in-use fuel specifications.

In addition, while the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “UNFCC”), which requires adopting countries to implement national programs to reduce greenhouse gas emissions, the IMO intends to develop limits on greenhouse gases from international shipping. It has responded to the global focus on climate change and greenhouse gas emissions by developing specific technical and operational efficiency measures and a work plan for market-based mechanisms in 2011. These include the mandatory measures of the ship energy efficiency management plan (“SEEMP”), outlined above, and an energy efficiency design index (“EEDI”) for new ships. The IMO is also considering its position on market-based measures through an expert working group. Among the numerous proposals being considered by the working group are the following: a port state levy based on the amount of fuel consumed by the vessel on its voyage to the port in question; a global emissions trading scheme which would allocate emissions allowances and set an emissions cap; and an international fund establishing a global reduction target for international shipping, to be set either by the UNFCCC or the IMO.

At its 64th session (2012), the IMO’s Marine Environment Protection Committee (the “MEPC”) indicated that 2015 was the target year for member states to identify market-based measures for international shipping. At its 66th session (2014), the MEPC continued its work on developing technical and operational measures relating to energy-efficiency measures for ships, following the entry into force of the mandatory efficiency measures on January 1, 2013. It adopted the 2014 Guidelines on the Method of Calculation of the Attained EEDI, applicable to new ships. It further adopted amendments to MARPOL Annex VI concerning the extension of the scope of application of the EEDI to Liquefied Natural Gas (“LNG”) carriers, ro-ro cargo ships (vehicle carriers), ro-ro cargo ships, ro-ro passenger ships and cruise passengers ships with nonconventional propulsion. At its 67th session (2014), the MEPC adopted the 2014 Guidelines on survey and certification of the EEDI, updating the previous version to reference ships fitted with dual-fuel engines using LNG and liquid fuel oil. The MEPC also adopted amendments to the 2013 Interim Guidelines for determining minimum propulsion power to maintain the maneuverability of ships in adverse conditions, to make the guidelines applicable to phase 1 (starting January 1,

29

2015) of the EEDI requirements. At its 68th session (2015), the MEPC amended the 2014 Guidelines on EEDI survey and certification as well as the method of calculating of EEDI for new ships, the latter of which was again amended at the 70th session (2016). At its 70th session, the MEPC also adopted mandatory requirements for ships of 5,000 gross tonnage or greater to collect fuel consumption data for each type of fuel used, and report the data to the flag State after the end of each calendar year.

In December 2011, UN climate change talks took place in Durban and concluded with an agreement referred to as the Durban Platform for Enhanced Action. The Durban Conference did not result in any proposals specifically addressing the shipping industry’s role in climate change but the progress that has been made by the IMO in this area was widely acknowledged throughout the negotiating bodies of the UNFCCC process, and an ad hoc working group was established.

Although regulation of greenhouse gas emissions in the shipping industry was discussed during the 2015 UN Climate Change Conference in Paris (the “Paris Conference”), the agreement reached among the 195 nations did not expressly reference the shipping industry. Following the Paris Conference, the IMO announced it would continue its efforts on this issue at the MEPC, and at its 70th session, the MEPC approved a Roadmap for developing a comprehensive GHG emissions reduction strategy for ships, which includes the goal of adopting an initial strategy and emission reduction commitments in 2018. The Roadmap also provides for additional studies and further intersessional work, to be continued at the 71st session in 2017, with a goal of adopting a revised strategy in 2023 to include short-, mid- and long-term reduction measures and schedules for implementation. In April 2018, the committee charged with creating the reduction strategy must finalize the initial draft of the strategy and submit a report to MEPC.

The EU announced in April 2007 that it planned to expand the EU emissions trading scheme by adding vessels, and a proposal from the European Commission (“EC”) was expected if no global regime for reduction of seaborne emissions had been agreed to by the end of 2011. As of January 31, 2013, the EC had stopped short of proposing that emissions from ships be included in the EU’s emissions-trading scheme. However, on October 1, 2012, it announced that it would propose measures to monitor, verify and report on greenhouse-gas emissions from the shipping sector. On June 28, 2013, the EC adopted a communication setting out a strategy for progressively including greenhouse gas emissions from maritime transport in the EU’s policy for reducing its overall GHG emissions. The first step proposed by the EC was an EU Regulation (as defined below) to an EU-wide system for the monitoring, reporting and verification of carbon dioxide emissions from large ships starting in 2018. The EU Regulation (2015/757) was adopted on April 29, 2015 and took effect on July 1, 2015, with monitoring, reporting and verification requirements beginning on January 1, 2018. This Regulation appears to be indicative of an intent to maintain pressure on the international negotiating process. The EC also adopted an Implementing Regulation, which entered into force in November 2016, setting templates for monitoring plans, emissions reports and compliance documents pursuant to Regulation 2015/757.

We cannot predict with any degree of certainty what effect, if any possible climate change and government laws and regulations related to climate change will have on our operations, whether directly or indirectly. However, we believe that climate change, including the possible increase in severe weather events resulting from climate change, and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the vessels we may acquire in the future, (ii) our ability to continue to operate as we have in the past, (iii) the cost of operating our vessels, and (iv) insurance premiums, deductibles and the availability of coverage. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our

30

ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

The Manager may on our behalf be unable to attract and retain qualified, skilled employees or crew necessary to operate our business or may have to pay substantially increased costs for its employees and crew.

Our success will depend in part on the Manager’s ability to attract, hire, train and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract, hire, train and retain qualified crew members is intense, and crew manning costs continue to increase. If we are not able to increase our hire rates to compensate for any crew cost increases, our business, financial condition, results of operations and ability to make cash distributions to our unitholders may be adversely affected. Any inability we experience in the future to attract, hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business.

We are subject to vessel security regulations and we incur costs to comply with adopted regulations. We may be subject to costs to comply with similar regulations that may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (the “MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (the “SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems (“AIS”), to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Starting in January 1, 2016, the IMDG Code also includes updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, or the IAEA, new marking requirements for “overpack” and “salvage” and updates to various individual packing requirements. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for our vessels or vessels that we charter to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future that could have significant financial impact on us.

31

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of a vessel due to accident, the loss of a vessel due to piracy, terrorism or political conflict, damage or destruction of cargo and similar events that are inherent operational risks of the tanker industry and may cause a loss of revenue from affected vessels and damage to our business reputation and condition, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may adversely affect our business and reputation. Our vessels and their cargoes are at risk of being damaged or lost due to events such as:

•	damage or destruction of a vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure, grounding, fire, explosions and bad weather;

•	environmental accidents as a result of the foregoing;

•

business interruptions and delivery delays caused by mechanical failure, human error, acts of piracy, war, terrorism, political action in various countries, labor strikes, potential government expropriation of our vessels or adverse weather conditions; and

•	other events and circumstances.

In addition, increased operational risks arise as a consequence of the complex nature of the crude oil, product and chemical tanker industry, the nature of services required to support the industry, including maintenance and repair services, and the mechanical complexity of the tankers themselves. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision or other cause, due to the high flammability and high volume of the oil transported in tankers. Damage and loss could also arise as a consequence of a failure in the services required to support the industry, for example, due to inadequate dredging. Inherent risks also arise due to the nature of the product transported by our vessels. Any damage to, or accident involving, our vessels while carrying crude oil could give rise to environmental damage or lead to other adverse consequences. Each of these inherent risks may also result in death or injury to persons, loss of revenues or property, higher insurance rates, damage to our customer relationships, delay or rerouting.

Any of these circumstances or events could substantially increase our costs. For example, the costs of replacing a vessel or cleaning up environmental damage could substantially lower our revenues by taking vessels out of operation permanently or for periods of time. Furthermore, the involvement of our vessels in a disaster or delays in delivery, damage or the loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business. Our vessels could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.

Some of these inherent risks could result in significant damage, such as marine disaster or environmental incidents, and any resulting legal proceedings may be complex, lengthy, costly and, if decided against us, any of these proceedings or other proceedings involving similar claims or claims for substantial damages may harm our reputation and have a material adverse effect on our business, results of operations, cash flow and financial position. In addition, the legal systems and law enforcement mechanisms in certain countries in which we operate may expose us to risk and uncertainty. Further, we may be required to devote substantial time and cost defending these proceedings, which could divert attention from management of our business. Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen,

32

but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested,” this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

Any of these factors may have a material adverse effect on our business, financial conditions and results of operations.

A failure to pass inspection by classification societies could result in our vessels becoming unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels fail any annual survey, intermediate survey, or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again. Further, if any vessel fails a classification survey and the condition giving rise to the failure is not cured within a reasonable time, the vessel may lose coverage under various insurance programs, including hull & machinery insurance and/or protection & indemnity insurance.

We are subject to inherent operational risks that may not be adequately covered by our insurance.

The operation of ocean-going vessels in international trade is inherently risky. Although we carry insurance for our fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Other events that may lead to off-hire periods include natural or man-made disasters that result in the closure of certain waterways and prevent vessels from entering or leaving certain ports. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us may be significantly more expensive than our existing coverage. We do not carry strike insurance, and are therefore exposed to substantial financial risk if our crew members engage in a strike, lockout or other action.

Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which can result in significant increased overall costs to us.

33

If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.

The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We maintain hull and machinery insurance, protection and indemnity insurance, which include environmental damage and pollution and war risk insurance, consistent with industry standards, against these risks on our vessels and other business assets. However, we cannot assure you that we will be able to insure against all risks adequately, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims could lower our profitability and be detrimental to our operations.

Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expenses to us, which could reduce our cash flows and place strains on our liquidity and capital resources.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We have been and may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, and other tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

Because international tanker companies often generate most or all of their revenues in U.S. dollars, but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our income. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than the U.S. dollar. As part of our overall risk management policy, we will attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of un-hedged losses incurred as a result of

34

exchange rate fluctuations. For example, as of December 31, 2017, the value of the U.S. dollar as compared to the Euro decreased by approximately 12.3% compared with the respective value as of December 31, 2016. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than the U.S. dollar.

Disruptions in world financial markets and the resulting governmental action in Europe, the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would materially adversely affect our results of operations, financial condition and cash flows.

Global financial markets and economic conditions have been severely disrupted and volatile in recent years and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and a limited supply of credit. Continuing turmoil and hostilities in Iraq, Afghanistan, Syria, Ukraine, other current conflicts, the refugee crisis in Europe and the Middle East and continuing concerns relating to the European sovereign debt crisis and the United Kingdom’s pending exit from the European Union have led to increased volatility in global credit and equity markets. Several European countries, including Greece, have been affected by increasing public debt burdens and weakening economic growth prospects. In recent years, Standard and Poor’s Rating Services and Moody’s Investors Service downgraded the long-term ratings of most European countries’ sovereign debt and initiated negative outlooks. Such downgrades could negatively affect those countries’ ability to access the public debt markets at reasonable rates or at all, materially affecting the financial conditions of banks in those countries, including those with which we maintain cash deposits and equivalents, or on which we rely on to finance our vessel and new business acquisitions. Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. We maintain cash deposits and equivalents in excess of government-provided insurance limits at banks in Greece and other European countries, which may expose us to a loss of cash deposits or cash equivalents.

The credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments took highly significant measures in response to such events, including the enactment of the Emergency Economic Stabilization Act of 2008 in the United States, and may implement other significant responses in the future. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Any changes to securities, tax, environmental, or other laws or regulations, could have a material adverse effect on our results of operations, financial condition or cash flows, and could cause the market price of our common units to decline.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. These difficulties resulted, in part, from declining markets for assets held by such institutions, particularly the reduction in the value of their mortgage and asset-backed securities portfolios. These difficulties were compounded by financial turmoil affecting the world’s debt, credit and capital markets, and the general decline in the willingness by banks and other financial institutions to extend credit, particularly to the shipping industry due to the historically low vessel earnings and values, and, in part, due to changes in overall banking regulations (for example, Basel III). As a result, the ability of banks and credit institutions to finance new projects, including the acquisition of new vessels in the future, were for a time uncertain. Following the stress tests run by the European Central Bank, revised capital ratios have been communicated to European banks. This has reduced the uncertainty following the difficulties of the past several years, but it has also led to changes in each bank’s lending policies and ability to provide financing or refinancing. A recurrence of global economic weakness may adversely affect the financial institutions that provide our credit facilities and may impair their ability to continue to perform under their financing obligations to us, which could have an impact on our ability to fund current and future obligations.

35

Furthermore, we may experience difficulties obtaining financing commitments, including commitments to refinance our existing debt as payments come due under our credit facilities, in the future if lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. Due to the fact that we would possibly cover all or a portion of the cost of any new acquisition with debt financing, such uncertainty, combined with restrictions imposed by our current debt, could hamper our ability to finance vessels or other assets and new business acquisitions.

In addition, the economic uncertainty worldwide has made demand for shipping services volatile and has reduced charter rates, which may adversely affect our results of operations and financial condition. Currently, the economies of the United States, the European Union, China, Japan, other Asian Pacific countries and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has in the past driven decreased rates and vessel values and could do so in the future.

In addition, as a result of the ongoing political and economic turmoil in Greece resulting from the sovereign debt crisis and the related austerity measures implemented by the Greek government, the operations of our managers located in Greece may be subjected to new regulations and potential shift in government policies that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Greek government new taxes or other fees. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt the shoreside operations of our managers located in Greece.

We could face risks attendant to changes in economic environments, changes in interest rates and instability in certain securities markets, among other factors. Major market disruptions and the uncertainty in market conditions and the regulatory climate in the United States, Europe and worldwide could adversely affect our business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows. Because international tanker companies often generate most or all of their revenues in U.S. dollars but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

Acts of piracy on ocean-going vessels have increased in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea, the Indian Ocean, the Strait of Malacca, the Arabian Sea, the Gulf of Aden off the coast of Somalia and the Red Sea. Although the frequency of sea piracy worldwide has decreased in recent years, sea piracy incidents continue to occur, particularly in the Gulf of Aden and towards the Mozambique Channel in the North Indian Ocean and increasingly in the Gulf of Guinea. A significant example of the heightened level of piracy came in February 2011 when the M/V Irene SL, a crude oil tanker in the Arabian Sea which was not affiliated with us, was captured by pirates in the Arabian Sea while carrying crude oil estimated to be worth approximately $200 million. In December 2009, the Navios Apollon, a vessel owned by Navios Maritime Partners L.P. (“Navios Partners”), was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India and was released on February 27, 2010. In January 2014, the Nave Atropos, a vessel owned by Navios Acquisition, came under attack from a pirate action group in international waters off the coast of Yemen and in February 2016, the Nave Jupiter, a vessel also owned by Navios Acquisition, came under attack from pirate action groups on her way out from her loading terminal about 50 nautical miles off Bayelsa, Nigeria. In both instances, the crew and the on-board security team successfully implemented the counter piracy action plan and standard operating procedures to deter the attack with no consequences to the vessels or their crew. These piracy attacks have resulted in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee “war and strikes” listed areas. Premiums payable for insurance coverage could increase significantly and insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. While the

36

use of security guards is intended to deter and prevent the hijacking of our vessels, it could also increase our risk of liability for death or injury to persons or damage to personal property. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels could adversely affect our business and operations.

The employment of our vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process, and we could be in breach of our charter agreements with respect to the VLCCs.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so-called “oil majors,” such as Exxon Mobil, BP p.l.c., Royal Dutch Shell plc., Chevron, ConocoPhillips and Total S.A. together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	the number and status of other vettings;

•	compliance with the standards of the IMO, a United Nations agency that issues international trade standards for shipping;

•	compliance with oil majors’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical conduct requirements and relationships with third parties;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Under the terms of our charter agreements, our charterers require that these vessels and the technical manager are vetted and approved to transport oil products by multiple oil majors. Our failure to maintain any of our vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of our vessels.

37

Should we not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of our vessels, as well as our ability to obtain charters, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use our vessels in the future, which would adversely affect our results of operations and cash flows.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Our international operations and activities could expose us to risks associated with trade and economic sanctions prohibitions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trade sanctions laws, governments may seek to impose modifications to, prohibitions/restrictions on business practices and activities, and modifications to compliance programs, which may increase compliance costs, and, in the event of a violation, may subject us to fines and other penalties.

Iran

During the last few years until January 2016, the scope of sanctions imposed against Iran, the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran was expanded by a number of jurisdictions, including the United States, the European Union and Canada. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. The scope of U.S. sanctions against Iran were expanded subsequent to CISADA by, among other U.S. laws, the National Defense Authorization Act of 2012 (the “2012 NDAA”), the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRA”), Executive Order 13662, and the Iran Freedom and Counter-Proliferation Act of 2012 (“IFCA”). The foregoing laws, among other things, expanded the application of prohibitions to non-U.S. companies, such as our company, and introduced limits on the ability of non-U.S. companies and other non-U.S. persons to do business or trade with Iran when such activities relate to specific activities such as investment in Iran, the supply or export of refined petroleum or refined petroleum products to Iran, the supply and delivery of goods to Iran which could enhance Iran’s petroleum or energy sectors, and the transportation of crude oil from Iran to countries which do not enjoy Iran crude oil sanctions waivers (our tankers called in Iran but did not engage in the prohibited activities specifically identified by these sanctions). U.S. economic sanctions on Iran fall into two general categories: “Primary” sanctions, which prohibit U.S. persons or U.S. companies and their foreign branches, U.S. citizens, U.S. permanent residents, persons within the territory of the United States from engaging in all direct and indirect trade and other transactions with Iran without U.S. government authorization, and “secondary” sanctions, which are mainly nuclear-related sanctions. While most of the U.S. nuclear-related sanctions with respect to Iran and the EU sanctions on Iran (including, inter alia, CISADA, ITRA, and IFCA) were lifted on January 16, 2016 through the implementation of the Joint Comprehensive Plan of Action (“JCPOA”) entered into between the permanent members of the United Nations Security Council (China, France, Russia, the United Kingdom and the United States) and Germany, there are still certain limitations in place with which we need to comply. The primary sanctions with which U.S. persons or transactions with a U.S. nexus must comply are still in force and have not been lifted or relaxed, except in a very limited fashion. Additionally, the sanctions lifted under the JCPOA could be reimposed (“snapped back”) at any time if Iran violates the JCPOA or the United States does not certify that Iran is in compliance with the JCPOA.

After the lifting of most of the nuclear-related sanctions on January 16, 2016, EU sanctions remain in place in relation to the export of arms and military goods listed in the EU common military list, missiles-related goods and items that might be used for internal repression. The main nuclear-related EU sanctions which remain in place include restrictions on:

i.

Graphite and certain raw or semi-finished metals such as corrosion-resistant high-grade steel, iron, aluminium and alloys, titanium and alloys and nickel and alloys (as listed in Annex VIIB to EU Regulation 267/2012 as updated by EU Regulation 2015/1861 (the “EU Regulation”);

38

ii.	Goods listed in the Nuclear Suppliers Group list (listed in Annex I to the EU Regulation);

iii.	Goods that could contribute to nuclear-related or other activities inconsistent with the JCPOA (as listed in Annex II to the EU Regulation); and

iv.	Software designed for use in nuclear/military industries (as listed in Annex VIIA to the EU Regulation).

Dealing with the above is no longer prohibited, but prior authorization must be obtained first and is granted on a case-by-case basis. The remaining restrictions apply to the sale, supply, transfer or export, directly or indirectly to any Iranian person/for use in Iran, as well as the provision of technical assistance, financing or financial assistance in relation to the restricted activity. Certain individuals and entities remain sanctioned and the prohibition to make available, directly or indirectly, economic resources or assets to or for the benefit of sanctioned parties remains. “Economic resources” is widely defined and it remains prohibited to provide vessels for a fixture from which a sanctioned party (or parties related to a sanctioned party) directly or indirectly benefits. It is therefore still necessary to carry out due diligence on the parties and cargoes involved in fixtures involving Iran.

Russia/Ukraine

As a result of the crisis in Ukraine and the annexation of Crimea by Russia in 2014, both the U.S. and EU have implemented sanctions against certain persons and entities.

The EU has imposed travel bans and asset freezes on certain Russian persons and entities pursuant to which it is prohibited to make available, directly or indirectly, economic resources or assets to or for the benefit of the sanctioned parties. Certain Russian ports including Kerch Commercial Seaport; Sevastopol Commercial Seaport and Port Feodosia are subject to the above restrictions. Other entities are subject to sectoral sanctions which limit the provision of equity financing and loans to the listed entities. In addition, various restrictions on trade have been implemented which, amongst others, include a prohibition on the import into the EU of goods originating in Crimea or Sevastopol as well as restrictions on trade in certain dual-use and military items and restrictions in relation to various items of technology associated with the oil industry for use in deep water exploration and production, Arctic oil exploration and production or shale oil projects in Russia. As such, it is important to carry out due diligence on the parties and cargoes involved in fixtures relating to Russia.

The U.S. has imposed sanctions against certain designated Russian entities and individuals (“U.S. Russian Sanctions Targets”). These sanctions block the property and all interests in property of the U.S. Russian Sanctions Targets. This effectively prohibits U.S. persons from engaging in any economic or commercial transactions with the U.S. Russian Sanctions Targets unless the same are authorized by the U.S. Treasury Department. Similar to EU sanctions, U.S. sanctions also entail restrictions on certain exports from the United States to Russia and the imposition of Sectoral Sanctions which restrict the provision of equity and debt financing to designated Russian entities. While the prohibitions of these sanctions are not directly applicable to us, we have compliance measures in place to guard against transactions with U.S. Russian Sanctions Targets which may involve the United States or U.S. persons and thus implicate prohibitions. The United States also maintains prohibitions on trade with Crimea.

The U.S.’s “Countering America’s Adversaries Through Sanctions Act” (Public Law 115-44) (CAATSA), authorizes imposition of new sanctions on Iran, Russia, and North Korea. The CAATSA sanctions with respect to Russia have not actually been imposed or implemented. CAATSA sanctions on Iran and North Korea enhance existing sanctions.

Venezuela-Related Sanctions

The U.S. sanctions with respect to Venezuela prohibit dealings with designated Venezuelan government officials, and curtail the provision of financing to PDVSA and other government entities. EU sanctions against

39

Venezuela are primarily governed by EU Council Regulation 2017/2063 of 13 November 2017 concerning restrictive measures in view of the situation in Venezuela. This includes financial sanctions and restrictions on listed persons and an, arms embargo and related prohibitions and restrictions including restrictions related to internal repression.

Other U.S. Economic Sanctions and Sanctions Targets

In addition to Iran and certain Russian entities and individuals, as indicated above, the United States maintains economic sanctions against Syria, Cuba, North Korea, and sanctions against entities and individuals (such as entities and individuals in the foregoing targeted countries, designated terrorists, narcotics traffickers) whose names appear on the List of SDNs and Blocked Persons maintained by the U.S. Treasury Department (collectively, “Sanctions Targets”). We are subject to the prohibitions of these sanctions to the extent that any transaction or activity we engage in involves Sanctions Targets and a U.S. person or otherwise has a nexus to the United States.

Other E.U. Economic Sanctions Targets

The EU also maintains sanctions against Syria, North Korea and certain other countries and against individuals listed by the EU. These restrictions apply to our operations and as such, to the extent that these countries may be involved in any business it is important to carry out checks to ensure compliance with all relevant restrictions and to carry out due diligence checks on counterparties and cargoes.

Compliance

Considering the aforementioned prohibitions of U.S. as well as EU sanctions and the nature of our business, there is a sanctions risk for us due to the worldwide trade of our vessels, which we seek to minimise by following our corporate written Ecomonic Sanctions Compliance Policy and Procedures and our compliance with all applicable sanctions and embargo laws and regulations. Although we intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations, and the law may change. Moreover, despite, for example, relevant provisions in charter parties forbidding the use of our vessels in trade that would violate economic sanctions, our charterers may nevertheless violate applicable sanctions and embargo laws and regulations and those violations could in turn negatively affect our reputation and be imputed to us. In addition, given our relationship with Navios Acquisition and Navios Holdings, we cannot give any assurance that an adverse finding against Navios Acquisition or Navios Holdings by a governmental or legal authority or others with respect to the matters discussed herein or any future matter related to regulatory compliance by Navios Acquisition, Navios Holdings or ourselves will not have a material adverse impact on our business, reputation or the market price or trading of our common stock-units.

We are constantly monitoring developments in the United States, the European Union and other jurisdictions that maintain economic sanctions against Iran, other countries, and other sanctions targets, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries and persons subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent our vessels from calling in ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

To reduce the risk of violating economic sanctions, we have a policy of compliance with applicable economic sanctions laws and have implemented and continue to implement and diligently follow compliance procedures to avoid economic sanctions violations.

40

We could be materially adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and anti-corruption laws in other applicable jurisdictions.

As an international shipping company, we may operate in countries known to have a reputation for corruption. The U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws and regulations in applicable jurisdictions generally prohibit companies registered with the SEC and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Under the FCPA, U.S. companies may be held liable for some actions taken by strategic or local partners or representatives. Legislation in other countries includes the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) which is broader in scope than the FCPA because it does not contain an exception for facilitation payments. We and our customers may be subject to these and similar anti-corruption laws in other applicable jurisdictions. Failure to comply with legal requirements could expose us to civil and/or criminal penalties, including fines, prosecution and significant reputational damage, all of which could materially and adversely affect our business and results of operations, including our relationships with our customers, and our financial results. Compliance with the FCPA, the U.K. Bribery Act and other applicable anti-corruption laws and related regulations and policies imposes potentially significant costs and operational burdens on us. Moreover, the compliance and monitoring mechanisms that we have in place including our Code of Ethics and our anti-bribery and anti-corruption policy, may not adequately prevent or detect all possible violations under applicable anti-bribery and anti-corruption legislation. However, we believe that the procedures we have in place to prevent bribery are adequate and that they should provide a defense in most circumstances to a violation or a mitigation of applicable penalties, at least under the U.K.’s Bribery Act.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our future customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject the vessel to forfeiture to the government of such jurisdiction. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition.

Increased competition in technology and innovation could reduce our charter hire income and the value of our vessels.

The charter rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is

41

related to its original design and construction, its maintenance and the impact of the stress of operations. If new ships are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect our ability to recharter our vessels, the amount of charter payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our financial condition, results of operations and cash flows, and our ability to pay dividends, could be adversely affected.

Political and government instability, terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

We conduct most of our operations outside of the United States. In particular, we derive our revenues from shipping oil and oil products from politically unstable regions and our business, results of operations, cash flows, financial condition and ability to make cash distributions may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Terrorist attacks, such as the attacks in the United States on September 11, 2001, the attacks in London on July 7, 2005, in Paris on January 7, 2015 and November 13, 2015, and the bombings in Spain on March 11, 2004, along with the recent conflicts in Iraq, Afghanistan, Syria, Yemen, Ukraine and other current and future conflicts, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. Continuing hostilities in the Middle East may lead to additional refugee flows, armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which could result in increased volatility and turmoil in the financial markets and may contribute further to economic instability. Current and future conflicts and terrorist attacks may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a VLCC not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers.

In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war sanctions against oil exporting countries or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Furthermore, our operations may be adversely affected by changing or adverse political and governmental conditions in the countries where our vessels are flagged or registered and in the regions where we otherwise engage in business. Any disruption caused by these factors may interfere with the operation of our vessels, which could harm our business, financial condition and results of operations. Our operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions or a disruption of or limit to trading activities, or other adverse events or circumstances in or affecting the countries and regions where we operate or where we may operate in the future.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition title or seize our vessels. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition our vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, requisition of one or more of our vessels would have a substantial

42

negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.

Labor interruptions and problems could disrupt our business.

Certain of our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flow and financial condition. We do not carry strike insurance, and are therefore exposed to substantial financial risk if our crew members engage in a strike, lockout or other action.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business, results of operations and financial condition, as well as our cash flows, including cash available for dividends to our unitholders.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make distributions to unitholders.

We are a holding company. Our subsidiaries will conduct all of our operations and own all of our operating assets, including our ships. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make distributions to unitholders depends entirely on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of its jurisdiction of incorporation which regulates the payment of distributions. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to make distributions to unitholders.

Risks Inherent in an Investment in Us

Navios Acquisition, Navios Holdings, Navios Partners, Navios Containers and their respective affiliates may compete with us.

Pursuant to the omnibus agreement that we entered into with Navios Acquisition, Navios Holdings and Navios Partners, Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates (other than us, our general partner and our subsidiaries) generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years also providing for rights of first offer on certain tanker vessels. The omnibus agreement, however, contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with us under specified circumstances which could harm our business.

Furthermore, pursuant to an omnibus agreement that we entered with Navios Acquisition, Navios Holdings, Navios Partners and Navios Containers, Navios Acquisition, Navios Holdings, Navios Partners, Navios

43

Containers and their controlled affiliates generally have granted a right of first refusal over any containerships to be sold or acquired in the future.

Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders owning more than 4.9% of our common units.

Holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders may only elect four of the seven members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three-year terms. Our general partner in its sole discretion has the right to appoint the remaining three directors and to set the terms for which those directors will serve. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner and our general partner may not be removed except by a vote of the holders of at least 66 2⁄3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class.

Our partnership agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders or calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other unitholders of the same class that are not subject to this voting limitation.

Our general partner, its affiliates and persons who acquired units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

Our general partner and its affiliates, including Navios Acquisition and Navios Holdings, own a significant interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

Navios Acquisition indirectly owns the 2.0% general partner interest and a 57.0% limited partner interest in us and owns and controls our general partner. Navios Holdings has an option expiring in November 2024 to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. Two of our executive officers also serve as executive officers of Navios Acquisition and three of our executive officers and one of our directors also serve as executive officers and/or directors of Navios Holdings and as such they have fiduciary duties to Navios Acquisition and Navios Holdings that may cause them to pursue business strategies that disproportionately benefit Navios Acquisition or Navios Holdings or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Navios Acquisition and Navios Holdings and their affiliates, including our general partner on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. These conflicts include, among others, the following situations:

•

neither our partnership agreement nor any other agreement requires our general partner or Navios Acquisition or Navios Holdings or their affiliates to pursue a business strategy that favors us or utilizes our assets, and Navios Acquisition’s and Navios Holdings’ officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Navios Acquisition and Navios Holdings, which may be contrary to our interests;

44

•

our general partner and our board of directors are allowed to take into account the interests of parties other than us, such as Navios Acquisition and Navios Holdings, in resolving conflicts of interest, which has the effect of limiting their fiduciary duties to our unitholders;

•

our general partner and our directors have limited liabilities and reduced their fiduciary duties under the laws of the Marshall Islands, while the remedies available to our unitholders are also restricted, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner and our directors, all as set forth in the partnership agreement;

•

our general partner and our board of directors are involved in determining the amount and timing of our asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

•

our general partner may have substantial influence over our board of directors’ decision to cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions;

•	our general partner is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for our benefit;

•

our partnership agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf; and

•	our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units.

The subordination period extended from November 2014 until November 2017. In November 2017, the then outstanding 9,342,692 subordinated units converted into a like number of common units. Following such conversion the only subordinated units that remain outstanding are the subordinated Series A units (“Series A Units”).

All of the outstanding Series A Units will automatically convert into common units on a one-for-one basis on the earlier of (i) June 18, 2018, or (ii) the Liquidation Date, as defined in the partnership agreement.

Our officers face conflicts in the allocation of their time to our business.

Two of our executive officers, excluding our Chief Financial Officer, are also executive officers of Navios Acquisition and three of our executive officers and one of our directors also serve as executive officers and/or directors of Navios Holdings. Navios Acquisition, Navios Partners, Navios Maritime Containers Inc. (“Navios Containers”) and Navios Holdings conduct substantial businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there will be material competition for the time and effort of our officers, who also provide services to affiliates of Navios Acquisition, Navios Partners, Navios Containers and Navios Holdings. Our officers are not required to work full-time on our affairs and, in the future, we may have additional officers that also provide services to Navios Acquisition, Navios Partners, Navios Containers and Navios Holdings and their affiliates. Based solely on the anticipated relative sizes of our fleet and the fleet owned by Navios Acquisition, Navios Partners, Navios Containers and Navios Holdings and their affiliates over the next twelve months, we estimate that our officers, excluding our Chief Financial Officer, may spend a substantial portion of their monthly business time dedicated to the business activities of Navios Acquisition, Navios Partners, Navios Containers and Navios Holdings and their affiliates. However, the actual allocation of time could vary significantly from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. Our Chief Financial Officer, Erifili Tsironi, is not an officer of Navios Acquisition and dedicates her time primarily to our business.

45

Our partnership agreement limits our general partner’s and our directors’ fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors.

Our partnership agreement contains provisions that reduce the standards to which our general partner and directors would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity will be made by its sole owner, Navios Acquisition. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership;

•	provides that our general partner and our directors are entitled to make other decisions in “good faith” if they reasonably believe that the decision is in our best interests;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•

provides that neither our general partner nor our officers or our directors are liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or directors or our officers or directors or those other persons engaged in actual fraud or willful misconduct.

Fees and cost reimbursements, which the Manager determines for services provided to us, are significant, are payable regardless of profitability and reduce our cash available for distribution.

Under the terms of our Management Agreement with the Manager, we pay a daily fee of $9,500 per VLCC for technical and commercial management services provided to us by the Manager. The initial term of the Management Agreement expires in November 2019 and this fee has been fixed until December 2018. The daily fee to be paid to the Manager includes all costs incurred in providing certain commercial and technical management services to us as described in our Annual Report on Form 20-F under “Item 7.—Major Unitholders and Related Party Transactions. For the remaining term of the Management Agreement, we expect that we will reimburse the Manager for all of the actual operating costs and expenses it incurs in connection with the management of our fleet, which may result in significantly higher fees for the remaining term. All of the fees we are required to pay to the Manager under the Management Agreement will be payable to our manager without regard to our financial condition or results of operations. In addition, the Manager will provide us with administrative services, including the services of our officers and directors, pursuant to an Administrative Services Agreement which has an initial term of five years, expiring in November 2019, and we will reimburse the Manager for all costs and expenses reasonably incurred by it in connection with the provision of those

46

services. The exact amount of these future costs and expenses are unquantifiable at this time. The fees and reimbursement of expenses to the Manager are payable regardless of our profitability and could materially adversely affect our ability to pay cash distributions.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Navios Acquisition’s consent, unless Navios Acquisition’s ownership share in us is decreased; all of which could diminish the trading price of our common units.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.

•

The vote of the holders of at least 66 2/3% of all outstanding common, subordinated and general partner units voting together as a single class is required to remove the general partner. As of March 9, 2017, Navios Acquisition owned 59.0% of the total number of common, Series A Units and general partner units.

•

If our general partner is removed without “cause” and units held by our general partner and Navios Acquisition are not voted in favor of that removal, (i) all remaining Series A Units will automatically convert into common units and (ii) our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the Series A Units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the general partner interest and incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively large. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor business decisions such as charges of poor management of our business by the directors appointed by our general partner, so the removal of our general partner because of the unitholders’ dissatisfaction with the general partner’s decisions in this regard would most likely result in the termination of the subordination period.

•	Common unitholders elect only four of the seven members of our board of directors. Our general partner in its sole discretion has the right to appoint the remaining three directors.

•

Election of the four directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors are selected each year. In addition, the directors appointed by our general partner will serve for terms determined by our general partner.

•

Our partnership agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

•

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders or calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be effectively redistributed pro rata among the other unitholders of the same class that are not subject to this voting limitation. Our general partner, its affiliates and persons who acquired units with the prior approval of our board of directors will not be subject to this

47

4.9% limitation except with respect to voting their common units in the election of the elected directors.

•	We have substantial latitude in issuing equity securities without unitholder approval.

The control of our general partner may be transferred to Navios Holdings or a third party without unitholder consent.

Navios Holdings has an option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value, without the consent of unitholders. The option expires on November 18, 2024. Our general partner may also transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party.

Substantial future sales of our common units in the public market including through our continuous offering sales program could cause the price of our common units to fall.

We have granted registration rights to Navios Acquisition and certain affiliates of Navios Acquisition. These unitholders have the right subject to some conditions to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. As of March 9, 2018, Navios Acquisition directly owned 10,585,384 common units, 1,592,920 Series A Units and indirectly owns 427,499 general partner units and all of the incentive distribution rights. Following their registration and sale under an applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

In addition, we have entered into a continuous offering program sales agreement with S. Goldman Capital LLC, as our sales agent, for the offer and sale of up to $25.0 million in aggregate amount of our common units from time to time through the sales agent, pursuant to a Registration Statement on Form S-3 that became effective on January 4, 2016. The sales agent is not required to sell any specific number or dollar amount of our common units but will use its commercially reasonable efforts, subject to the terms of the continuous offering program sales agreement, to sell that number of shares up to $25 million of our common units upon our request. Sales of the shares may be made by any means permitted by law and deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, and will generally be made by means of brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, or as otherwise agreed with the sales agent. In 2017, we issued 336,011 common units pursuant to our continuous offering program. Whether we choose to affect future sales under the continuous offering program will depend upon a variety of factors, including, among others, market conditions and the trading price of our common units relative to other sources of capital. The issuance from time to time of new common units through the continuous offering program or in any other equity offering, or the perception that such sales may occur, could have the effect of depressing the market price of our common units.

You may experience future dilution as a result of future equity offerings and other issuances of our common units or other securities.

In order to raise additional capital, we may in the future offer additional shares of our common units or other securities convertible into or exchangeable for our common units, including convertible debt. We cannot predict the size of future issuances or sales of our common units, including those made pursuant to the continuous offering program sales agreement or in connection with future acquisitions or capital activities, or the effect, if

48

any, that such issuances or sales may have on the market price of our common units. The issuance and sale of substantial amounts of common units, including issuance and sales pursuant to the continuous offering program sales agreement, or announcement that such issuance and sales may occur, could adversely affect the market price of our common units. In addition, we cannot assure you that we will be able to make future sales of our common units or other securities in any other offering at a price per unit that is equal to or greater than the price per unit paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights that are superior to existing unitholders. The price per unit at which we sell additional common units or other securities convertible into or exchangeable for our common units in future transactions may be higher or lower than the price per unit in this offering, and could adversely impact the trading price of our common units.

Our management will have broad discretion with respect to the use of the proceeds resulting from the issuance of common units under the continuous offering program.

Our management will have broad discretion in the application of the net proceeds from continuous offering program and could spend such proceeds in ways that do not improve our results of operations or enhance the value of our common units. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common units to decline. Pending their use, we may invest the net proceeds from continuous offering program in a manner that does not produce income or that loses value.

We may issue additional equity securities in connection with acquisitions and may do so without unitholder approval, which would dilute your ownership interests.

We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be Series A Units, the risk that a shortfall in the payment of any quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

If we exercise our option to purchase any of the three additional VLCCs from Navios Acquisition, we may finance such acquisition, in whole or in part, by issuing additional equity securities. If we expand the size of our fleet in the future, we generally will be required to make significant installment payments for acquisitions of vessels prior to their delivery and generation of revenue. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished or our financial leverage could increase or our unitholders could be diluted.

Our general partner has a limited call right that may require our unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates, including Navios Acquisition, own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units.

49

As of March 9, 2018, Navios Acquisition, an affiliate of our general partner, owned 10,585,384 of our common units. At the expiration of the subordination period of Subordinated Units in November 2017, assuming no additional issuances of common units or general partner units and the conversion of 1,592,920 subordinated Series A Units into common units, Navios Acquisition would have owned 12,178,304 common units, representing a 59.0% limited partner interest based on all common and general partner units then outstanding.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

As a limited partner in a partnership organized under the laws of the Marshall Islands, unitholders could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement will allow us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline. In addition, our interest expense will increase, since initially our debt will bear interest at a floating rate, subject to any interest rate swaps we may enter into the future.

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Republic of the Marshall Islands, which does not have a well-developed body of partnership law; as a result, unitholders may have more difficulty in protecting their interests than would unitholders of a similarly organized limited partnership in the United States.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states

50

in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our officers or directors than would unitholders of a similarly organized limited partnership in the United States.

Because we are organized under the laws of the Marshall Islands and our business is operated primarily from our office in Monaco, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our office in Monaco. In addition, our general partner is a Marshall Islands limited liability company, and our directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for unitholders to bring an action against us or against these individuals in the United States if unitholders believe that their rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands, Monaco and of other jurisdictions may prevent or restrict unitholders from enforcing a judgment against our assets or the assets of our general partner or our directors or officers.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”. We cannot predict if investors will find our common units less attractive because we may rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our unit price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies.

Tax Risks

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Consideration—Marshall Islands Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax and Marshall Islands tax considerations relating to us and the ownership and disposition of our common units.

We may be subject to taxes, which may reduce our cash available for distribution to our unitholders.

We and our subsidiaries may be subject to tax in the jurisdictions in which we are organized or operate, reducing the amount of cash available for distribution. In computing our tax obligation in these jurisdictions, we

51

are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us or our subsidiaries in jurisdictions in which operations are conducted.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. unitholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their units in the PFIC, as well as additional U.S. federal income tax filing obligations.

Based on our current and projected method of operation and on opinion of counsel, we believe that we were not a PFIC for our 2017 taxable year, and we expect that we will not become a PFIC with respect to any other taxable year. In this regard, we expect that all of the vessels in our fleet will be engaged in time chartering activities, and we intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, we cannot assure you that the method of our operations, or the nature or composition of our income or assets, will not change in the future and that we will not become a PFIC. Moreover, although there is legal authority for our position, there is also contrary authority and no assurance can be given that the Internal Revenue Service, or the IRS, will accept our position.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Internal Revenue Code of 1986, as amended, or the Code, 50.0% of the gross transportation income of a vessel-owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source international transportation income. U.S. source international transportation income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction or, if such U.S. source international transportation income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at 21.0% rate) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code.

Based on an opinion of counsel and certain assumptions and representations, we believe that we will qualify for the statutory tax exemption under Section 883 of the Code, and we intend to take this position for U.S. federal income tax return reporting purposes. However, our position is based on certain assumptions regarding us, our

52

units and the holders thereof (including Navios Acquisition), and there are factual circumstances, including some that may be beyond our control (including, for example, the delisting of the securities of Navios Acquisition from quotation on the NYSE), that could cause us to fail to qualify for the benefit of this tax exemption. Furthermore, our board of directors could determine that it is in our best interests to take an action or actions that would result in this tax exemption not applying to us. In addition, our position that we qualify for this exemption is based upon legal authorities that do not expressly contemplate an organizational structure such as ours; specifically, although we have elected to be treated as a corporation for U.S. federal income tax purposes, we are organized as a limited partnership under Marshall Islands law. Therefore, we cannot give any assurance that the IRS will not take a different position regarding our qualification for this tax exemption.

If we were not entitled to the Section 883 exemption for any taxable year, we generally would be subject to a 4.0% U.S. federal income tax with respect to our gross U.S. source international transportation income or, if such U.S. source international transportation income were effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax as well as a branch profits tax for any such taxable year or years. Our failure to qualify for the Section 883 exemption could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders.

You may be subject to income tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require you to file a tax return with and pay taxes to those countries.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries or which may be imposed upon you as a result of owning our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities and the activities of our subsidiaries may be attributed to our unitholders for tax purposes and, thus, that you will be subject to tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If you are subject to tax in any such country, you may be required to file a tax return with and to pay tax in that country based on your allocable share of our income. We may be required to reduce distributions to you on account of any withholding obligations imposed upon us by that country in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur.

We believe we can conduct our activities in such a manner that our unitholders should not be considered to be carrying on business in Greece solely as a consequence of the acquisition, holding, disposition or redemption of our common units. However, the question of whether either we or any of our subsidiaries will be treated as carrying on business in any particular country, including Greece, will be largely a question of fact to be determined based upon an analysis of contractual arrangements, including the Management Agreement and the Administrative Services Agreement we entered into with the Manager, and the way we conduct business or operations, all of which may change over time. Furthermore, the laws of Greece or any other country may change in a manner that causes that country’s taxing authorities to determine that we are carrying on business in such country and are subject to its taxation laws. Any foreign taxes imposed on us or any subsidiaries will reduce our cash available for distribution.

53

Item 4.	Information on the Partnership

A. History and Development of the Partnership

Navios Midstream was formed on October 13, 2014, as a Marshall Islands limited partnership to own, operate and acquire crude oil tankers, refined petroleum product tankers, chemical tankers, and LPG tankers under long-term employment contracts. Navios Maritime Midstream Partners GP LLC, a wholly-owned subsidiary of Navios Acquisition, was formed on October 13, 2014 to act as our general partner.

Pursuant to the initial public offering (“IPO”) on November 18, 2014, Navios Midstream entered into the following agreements:

•	a Management Agreement with the Manager pursuant to which the Manager has agreed to provide us commercial and technical management services;

•	an Administrative Services Agreement with the Manager, pursuant to which the Manager has agreed to provide to us administrative services; and

•

an omnibus agreement with Navios Holdings, Navios Acquisition, Navios Partners, our general partner and others, governing, among other things: when we, Navios Acquisition, Navios Holdings and Navios Partners may compete with each other; and certain rights of first offer on VLCCs, crude oil tankers, refined petroleum product tankers, chemical tankers and LPG tankers.

Please read “Item 7.—Major Unitholders and Related Party Transactions.”

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100.0 million. The aggregate purchase price consisted of the issuance of 1,592,920 Series A Units to Navios Acquisition, and $73.0 million cash consideration.

Upon the expiration of such subordination period in June 2018, the Series A Units will automatically convert into common units.

On June 18, 2015, Navios Midstream issued 32,509 additional general partner units to the General Partner, in order for the General Partner to maintain its 2% general partnership interest. The net proceeds from the issuance of the general partnership units were $0.6 million.

As of March 9, 2018, there were outstanding: 19,354,498 common units, no subordinated units, 1,592,920 Series A Units and 427,499 general partnership units. As of March 9, 2018, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

COP Program

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement (“COP Program”) with the S. Goldman Capital LLC, as sales agent (the “Agent”), pursuant to which Navios Midstream may issue and sell from time to time through its agent common units representing limited partner interests having an aggregate offering price of up to $25.0 million.

During 2016, Navios Midstream issued 333,103 common units and received net proceeds of $4.0 million after deducting fees and expenses of $0.4 million. In connection with the issuance of the common units, Navios Midstream issued 6,798 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $0.1 million.

During 2017, Navios Midstream issued 336,011 common units and received net proceeds of approximately $4.0 million. In connection with the issuance of the common units, Navios Midstream issued 6,858 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $0.1 million.

B. Business Overview

We are a growth oriented limited partnership formed to own, operate and acquire crude oil tankers under long-term employment contracts. In the future, to the extent opportunities arise, we may also seek to own,

54

operate and acquire refined petroleum product tankers, chemical tankers, and liquefied petroleum gas (“LPG”), tankers under long-term employment contracts. We intend to charter our vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

On November 18, 2014 we completed our IPO of 8,100,000 common units to the public in the offering, representing a 42.5% limited partner interest in us. Upon the closing of the offering we entered into a $126.0 million credit facility (the “Previous Credit Facility”) and borrowed $126.0 million thereunder to acquire our initial fleet of vessels (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) from Navios Acquisition. The total consideration paid to Navios Acquisition consisted of: (i) all of the net proceeds from the offering ($110.4 million based on the initial public offering price of $15.00 per common unit); (ii) $104.5 million of the $126.0 million that we borrowed under the Credit Facility; (iii) the issuance of 9,342,692 subordinated units and 1,242,692 common units to Navios Acquisition; and (iv) the issuance of 381,334 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights, which entitled the holder to increasing percentages of the cash we distributed in excess of $0.4774 per unit per quarter, to Navios Maritime Midstream Partners GP LLC, our general partner.

On June 18, 2015, Navios Midstream entered into a credit agreement for a $205.0 million term loan scheduled to mature on June 18, 2020 (the “Term Loan B”) and, in connection therewith, the Previous Credit Facility was terminated, and all security thereunder was released. In June 2015, we exercised our option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100.0 million. The aggregate purchase price consisted of $73.0 million of cash consideration and the issuance of 1,592,920 Series A Units to Navios Acquisition.

Our Fleet

Our fleet consists of six VLCC, which have an average remaining employment term of approximately 3.2 years, including the backstop commitment from Navios Acquisition. They are chartered to three counterparties, Cosco Dalian, a Chinese state-owned enterprise, SK Shipping Company Limited (“SK Shipping”) and VL8.

The following table provides summary information about our fleet as of March 9, 2018:

Vessels	Type	Built/ Delivery Date	DWT	Net Charter Rate (1)	Profit Share to Owner	Expiration Date (2)
Shinyo Ocean	VLCC	2001	281,395	Pool earnings	—	Upon notice(3)
				$38,400	—	January 2019(4)
Shinyo Kannika	VLCC	2001	287,175	Pool earnings	—	Upon notice(3)
				$38,025		February 2019(4)
Shinyo Saowalak	VLCC	2010	298,000	$48,153	35% above $54,388(5)	June 2025
					40% above $59,388(5)
					50% above $69,388(5)
Shinyo Kieran	VLCC	2011	297,066	$48,153	35% above $54,388(5)	June 2026
					40% above $59,388(5)
					50% above $69,388(5)
C. Dream	VLCC	2000	298,570	$29,625	50% above $30,000(7)	March 2019
					40% above $40,000(7)
Nave Celeste	VLCC	2003	298,717	$Pool earnings	—	Upon notice(3)
				$35,000		December 2018(6)

(1)	Net time charter-out rate per day in dollars (net of commissions).
(2)	Estimated dates assuming midpoint of redelivery of charterers.
(3)	Evergreen until terminated by owner or charterer’s notice.

55

(4)

Includes a backstop period for the Shinyo Ocean and the Shinyo Kannika. Navios Acquisition has provided a backstop commitment for a two-year period at the net time charter out rate of $38,400 per day for the Shinyo Ocean and $38,025 per day for the Shinyo Kannika. All data in the table is based on a charter length inclusive of both the initial and backstop periods.

(5)

Calculated annually on the basis of the weighted average of the daily values of four Baltic Exchange Tanker Routes for the past four quarters adjusted for certain agreed specifications (i.e. actual consumption and other voyage expenses). Any profit is split between the owner and the charterer with the owner receiving the percentage stated in the table above.

(6)

Includes a backstop period for the Nave Celeste. Navios Acquisition has provided a backstop commitment for a two-year period at the net time charter out rate of $35,000 per day. All data in the table is based on a charter length inclusive of both the initial and backstop periods.

(7)	Calculated annually based on the actual earnings of the vessel. Any profit is split between the owner and the charterer with the owner receiving the percentage stated in the table above.

Option Vessels

We have options, exercisable through November 18, 2018, to purchase the following three VLCCs from Navios Acquisition at fair market value. Although we anticipate that we may exercise some or all of our options to purchase the three VLCCs listed below, the timing of such purchases is uncertain and each such purchase is subject to various conditions, including reaching an agreement with Navios Acquisition regarding the fair market value of the vessel and the availability of financing, which we anticipate would be from external sources. Generally, we expect to fund the acquisition of any or all of the three additional VLCCs we may elect to purchase with cash from operations, bank borrowings and the issuance of debt and equity securities.

The following table provides summary information about the vessels subject to the options as of March 9, 2018:

Vessels	Purchase Option Expiration Date	Type	Built/ Delivery Date	DWT	Net Charter Rate (1)		Profit Share to Owner	Employment Expiration Date (2)
Nave Buena Suerte	November 2018	VLCC	2011	297,491	28,638		—	March 2018
Nave Neutrino	November 2018	VLCC	2003	298,287	34,500		—	April 2018
Nave Electron	November 2018	VLCC	2002	305,178	Floating Rate	(3)	—	May 2018

(1)	Net time charter-out rate per day in dollars (net of commissions).
(2)	Estimated dates assuming midpoint of redelivery of charterers.
(3)	Rate based on VLCC pool earnings.

Our Competitive Strengths

We believe we are well positioned to capitalize on existing business opportunities because of the following competitive strengths:

•

Stable cash flows based on long-term charters. We believe that the long-term, fixed-rate nature of certain of our charters, our profit sharing arrangements, our backstop agreements and our fixed rate Management Agreement will provide a stable base of revenue and predictable expenses that will result in stable cash flows. In addition, we believe the potential exercise of our option to purchase up to three additional VLCCs and the potential opportunity to purchase additional vessels from Navios Acquisition pursuant to the right of first offer given in connection with our omnibus agreement, provide visible future growth in our revenue, operating income and distributable cash flow. We believe these as well as future acquisition opportunities will provide us with a way to grow our distributions per unit.

•

Strong relationship with Navios Holdings. We believe our relationship with Navios Holdings and its affiliates provides us with numerous benefits that are key to our long-term growth and success, including

56

Navios Holdings’ expertise in commercial management, reputation within the shipping industry and network of strong relationships with many of the world’s leading crude producers, traders and exporters, industrial end-users, shipyards, and shipping companies. We also benefit from Navios Holdings’ expertise in technical management and its ability to meet the rigorous vetting processes of some of the world’s most selective major international oil companies.

•

Quality fleet. Our fleet consists of six VLCCs. We also have an option to acquire up to three additional VLCCs. We believe that our quality fleet provides us with a competitive advantage in the time charter market, where vessel quality are of significant importance in competing for business. We have completed the pre-qualification process required by major energy companies, including Chevron, Philips 66, Shell, Exxon, Saudi Aramco, Petrobras and Koch Industries and we believe our ability to comply with these rigorous and comprehensive standards relative to less qualified or less experienced operators allows us to compete effectively for new charters.

•

Operating visibility through employment contracts with strong counterparties. Our vessels are chartered out under contracts (including backstop by Navios Acquisition) with an average remaining employment term of 3.2 years to strong counterparties, including Cosco Dalian, which is wholly owned by the COSCO Group, a Chinese state-owned enterprise, SK Shipping, a privately held company with 75 owned or controlled vessels, including VLCCs, and VL8, the world’s largest independent pool and commercial management company. We believe our existing charter coverage with strong counterparties provides us with predictable contracted revenues and operating visibility.

•

Financial strength and flexibility. We are targeting a relatively conservative leverage profile in order to allow for future flexibility in capital deployment. We also believe we will have access to public debt and equity markets in order to pursue expansion opportunities.

Business Strategies

Our primary business objective is to provide quarterly distributions per unit by executing the following strategies:

•

Continue to grow and diversify our fleet of owned and chartered-in vessels. We will seek to make strategic acquisitions to expand our fleet in order to capitalize on the demand for crude, refined product, chemical and LPG tankers. Under the share purchase agreement that we entered into with Navios Acquisition, we have the option to purchase up to three additional VLCC vessels. Additionally, during the term of the omnibus agreement, we have the right to purchase from Navios Acquisition any VLCC, crude oil tanker, refined petroleum product tanker, chemical tanker or LPG tanker under a long-term charter agreement or existing VLCC, crude oil tanker, refined petroleum product tanker, chemical tanker or LPG tanker in the Navios Acquisition fleet that enters into a long-term charter agreement of five years or more. We believe that our employment strategy strong relationships with reputable shipyards and financial flexibility will allow us to grow based on our judgment and experience as to prevailing market conditions.

•

Pursue stable cash flows through long-term charters for our fleet. We intend to continue to utilize long-term, fixed-rate charters for our existing fleet through renewal of existing or new charters with built-in profit sharing arrangements. Currently, the vessels in our fleet have an average remaining employment term (including backstop by Navios Acquisition) of 3.2 years.

•

Our relationship with Navios Holdings, Navios Acquisition, Navios Partners, Navios Midstream, Navios Containers and any one or more of our and their subsidiaries (the “Navios Group”) provides us with several commercial and operational advantages. In a highly fragmented industry, we believe that our relationship with the Navios Group provides us with several advantages. First, it creates economies of scale resulting in efficient spreading of overhead and other costs, which in turn results in lower operating expenditures than the industry average. Second, we believe that major oil companies and oil producers generally prefer to charter tankers from a limited number of large tanker fleet operators from whom they have previously chartered tankers and whose fleets they have pre-approved for quality, rather than smaller

57

shipping companies which constitute a large proportion of the highly fragmented international tanker fleet. Finally, the Navios Group’s active and extensive involvement in the large tanker market provides us with access to reliable, in-depth and up-to-date market information.

•

Provide superior customer service by maintaining high standards of performance, reliability and safety. Our customers seek transportation partners that have a reputation for high standards of performance, reliability and safety. We intend to use Navios Holdings’ excellent vessel safety record, compliance with rigorous health, safety and environmental protection standards, operational expertise and customer relationships to further expand a sustainable competitive advantage and consistent delivery of superior customer service.

Our Customers

We provide seaborne shipping services under long-term time charters with customers that we believe are creditworthy. Currently, our customers are Cosco Dalian, VL8 and SK Shipping.

Although we believe that if any one of our charters were terminated, we could recharter the related vessel at a favorable rate relatively quickly, the permanent loss of a significant customer or a substantial decline in the amount of services requested by a significant customer could harm our business, financial condition and results of operations if we were unable to recharter our vessel on a favorable basis due to then-current market conditions, or otherwise.

Competition

The market for international seaborne crude oil transportation services is fragmented and highly competitive. Seaborne crude oil transportation services generally are provided by two main types of operators: major and national oil company captive fleets (both private and state-owned) and independent ship owner fleets. In addition, several owners and operators pool their vessels together on an ongoing basis, and such pools are available to customers to the same extent as independently owned and operated fleets. Many major and national oil companies and other oil trading companies also operate their own vessels and use such vessels not only to transport their own crude oil but also to transport crude oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Competition for charters is intense and is based upon price, location, size, age, condition and acceptability of the vessel and its manager. Due in part to the fragmented tanker market, competitors with greater resources could enter the tanker market and operate larger fleets through acquisitions or consolidations and may be willing or able to accept lower prices than us, which could result in our achieving lower revenues from our vessels. See “Risk Factors—Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive tanker industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.”

Time Charters

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate and the customer is responsible for substantially all of the vessel voyage costs. Certain of the vessels in our fleet are hired out under time charters, and we intend to continue to hire out our vessels under time charters. The following discussion describes the material terms common to all of our time charters.

Base Hire Rate

“Base hire rate” refers to the basic payment from the customer for the use of the vessel. The hire rate is generally payable monthly, in advance on the first day of each month, in U.S. Dollars as specified in the charter.

58

Expenses

The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

Off-hire

When the vessel is “off-hire,” the charterer generally is not required to pay the base hire rate, and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things:

•	operational deficiencies; drydocking for repairs, maintenance or inspection; equipment breakdowns; or delays due to accidents, crewing strikes, certain vessel detentions or similar problems; or

•	the shipowner’s failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Under our charters, the charterer is permitted to terminate the time charter if the vessel is off-hire for an extended period, such period ranging from seven to 180 consecutive off-hire days.

Termination

We are generally entitled to suspend performance under the time charters covering our vessels if the customer defaults in its payment obligations. Under some of our time charters, either party may terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Some of our time charters covering our vessels require us to return to the charterer, upon the loss of the vessel, all advances paid by the charterer but not earned by us.

Pooling arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured.

Management of Ship Operations, Administration and Safety

Navios Holdings provides, through a wholly owned subsidiary, expertise in various functions critical to our operations. Pursuant to the Management Agreement and an Administrative Services Agreement we entered into with the Manager, we have access to human resources, financial and other administrative functions, including:

•	bookkeeping, audit and accounting services;

•	administrative and clerical services;

•	banking and financial services; and

•	client and investor relations.

Technical management services are also provided, including:

•	commercial management of the vessel;

•	vessel maintenance and crewing;

59

•	purchasing and insurance; and

•	shipyard supervision.

Oil Company Tanker Vetting Process

Traditionally, there have been relatively few charterers in the oil transportation business and that part of the industry has been undergoing consolidation. The so called “oil majors”, such as Exxon Mobil, BP, Royal Dutch Shell, Chevron, ConocoPhillips and Total, together with a few smaller companies, represent a significant percentage of the production, trading and, especially, seaborne transportation of crude oil and refined petroleum products worldwide. Concerns about the environment have led oil majors to develop and implement a strict due diligence process, known as vetting, when selecting vessels and considering their managers. Vetting has evolved into a sophisticated and comprehensive assessment of both the vessel and the vessel manager. While numerous factors are considered and evaluated prior to a commercial decision, the oil majors, through their association, Oil Companies International Marine Forum (OCIMF), have developed two basic assessment tools: the Ship Inspection Report program, which is known as SIRE, and the Tanker Management & Self Assessment program, which is known as TMSA. The former is a physical ship inspection based upon a thorough vessel inspection questionnaire and performed by accredited OCIMF inspectors, resulting in a report being logged on SIRE, while the latter is a recent addition to the risk assessment tools used by the oil majors. Based upon commercial risk, there are three levels of assessment used by oil majors:

•	terminal use, which clears a vessel to call at one of the oil major’s terminals;

•	voyage charter, which clears the vessel for a single voyage; and

•	period charter, which clears the vessel for use for an extended period of time.

The depth and complexity of each of these levels of assessment varies. Each charter agreement for our vessels requires that the applicable vessel have a valid SIRE report (less than six months old) in the OCIMF website as recommended by OCIMF. In addition, under the terms of the charter agreements, the charterers require that our vessels and their technical managers be vetted and approved to transport crude oil or refined petroleum products (as applicable). The technical manager is responsible for obtaining and maintaining the vetting approvals required to successfully charter our vessels.

Crewing and Staff

The Manager crews its vessels primarily with Filipino and Indian officers and seamen. The Manager is responsible for selecting its Greek officers. For other nationalities, officers and seamen are referred to us by local crewing agencies. We require that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, and cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. The OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

60

Hull and Machinery Insurance

We have obtained marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of our vessels. The vessels will each be covered up to at least fair market value, with a deductible of $0.25 million per VLCC tanker for the hull and machinery insurance. We have also extended our war risk insurance to include war loss of hire for any loss of time to the vessel, including for physical repairs, caused by a warlike incident and piracy seizure for up to 270 days of detention / loss of time. There are no deductibles for the war risk insurance or the war loss of hire cover.

We have arranged, as necessary, increased value insurance for our vessels. With the increased value insurance, in case of total loss of the vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities that are not recoverable in full by the hull and machinery policies by reason of underinsurance. We do not expect to maintain loss of hire insurance for our vessels. Loss of hire insurance covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance

Protection and indemnity insurance is expected to be provided by mutual protection and indemnity associations, or P&I Associations, who indemnify members in respect of discharging their tortious, contractual or statutory third-party legal liabilities arising from the operation of an entered ship. Such liabilities include but are not limited to third-party liability and other related expenses from injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations and always provided in accordance with the applicable associations’ rules and members’ agreed upon terms and conditions.

Navios Midstream’s fleet is currently entered for protection and indemnity insurance with International Group associations where, in line with all International Group Clubs, coverage for oil pollution is limited to $1.0 billion per event. The 13 P&I Associations that comprise the International Group insure approximately 95% of the world’s commercial tonnage and have entered into a pooling agreement to collectively reinsure each association’s liabilities. Each vessel that Navios Midstream acquires will be entered with P&I Associations of the International Group. Under the International Group reinsurance program for the current policy year, each P&I club in the International Group is responsible for the first $10.0 million of every claim. In every claim the amount in excess of $10.0 million and up to $80.0 million is shared by the clubs under the pooling agreement. Any claim in excess of $80.0 million is reinsured by the International Group in the international reinsurance market under the General Excess of Loss Reinsurance Contract. This policy currently provides an additional $2.0 billion of coverage for non-oil pollution claims. Further to this, an additional reinsurance layer has been placed by the International Group for claims up to $1.0 billion in excess of $2.08 billion, i.e. $3.08 billion in total. For passengers and crew claims the overall limit is $3.0 billion for any one event with any one vessel with a sub-limit of $2.0 billion for passengers. With the exception of pollution, passenger or crew claims, should any other P&I claim exceed Group reinsurance limits, the provisions of all International Group Club’s overspill claim rules will operate and members of any International Group Club will be liable for additional contributions in accordance with such rules. To date, there has never been an overspill claim, or one even nearing this level.

As a member of a P&I Association, which is a member of the International Group, Navios Midstream will be subject to calls payable to the associations based on the individual fleet record, the associations’ overall claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations’ policy year commences on February 20th. Calls are levied by means of Estimated Total Premiums (“ETP”) and the amount of the final installment of the ETP varies according to the actual total premium ultimately required by the club for a

61

particular policy year. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the ETP is insufficient to cover amounts paid out by the club.

Should a member leave or entry cease with any of the associations, at the Club’s Managers discretion, they may be also be liable to pay release calls or provide adequate security for the same amount. Such calls are levied in respect of potential outstanding Club/Member liabilities on open policy years and include but are not limited to liabilities for deferred calls and supplementary calls.

Uninsured Risks

Not all risks are insured and not all risks are insurable. The principal insurable risks which nonetheless remain uninsured across our fleet are “loss of hire” and “strikes,” except in cases of loss of hire due to war or a piracy event. Specifically, Navios Midstream does not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for hire that would not be receivable by the shipowner for reasons set forth in the policy. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. Under some circumstances, an event of force majeure may also permit the charterer to terminate the time charter or suspend payment of charter hire. The purpose of the loss of hire insurance is to secure the loss of hire during such periods. In the case of strikes insurance, if a vessel is being paid a fixed sum to perform a voyage and the ship becomes strike bound at a loading or discharging port, the insurance covers the loss of earnings during such periods.

Governmental and Other Regulations

Sources of applicable rules and standards

Shipping is one of the world’s most heavily regulated industries, and, in addition, it is subject to many industry standards. Government regulation significantly affects the ownership and operation of vessels. These regulations consist mainly of rules and standards established by international conventions, but they also include national, state, and local laws and regulations in force in jurisdictions where vessels may operate or are registered, and which are commonly more stringent than international rules and standards. This is the case particularly in the United States and, increasingly, in Europe.

A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include local port authorities (the U.S. Coast Guard, harbor masters or equivalent entities), classification societies, flag state administration (country vessel of registry), and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses, and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

Heightened levels of environmental and quality concerns among insurance underwriters, regulators, and charterers continue to lead to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with U.S. and international regulations.

The International Maritime Organization (“IMO”), has adopted a number of international conventions concerned with ship safety and with preventing, reducing or controlling pollution from ships. These fall into two main categories, consisting firstly of those concerned generally with ship safety standards, and secondly of those specifically concerned with measures to prevent pollution.

62

Ship safety regulations

In the former category the primary international instrument is the Safety of Life at Sea Convention of 1974, as amended, or SOLAS, together with the regulations and codes of practice that form part of its regime. Much of SOLAS is not directly concerned with preventing pollution, but some of its safety provisions are intended to prevent pollution as well as promote safety of life and preservation of property. These regulations have been and continue to be regularly amended as new and higher safety standards are introduced with which we are required to comply.

An amendment of SOLAS introduced the International Safety Management (“ISM”) Code, which has been effective since July 1998. Under the ISM Code the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the flag state for the vessel, under the ISM Code. Noncompliance with the ISM Code and other IMO regulations, such as the mandatory ship energy efficiency management plan (“SEEMP”) which is akin to a safety management plan and came into effect on January 1, 2013, may subject a ship owner to increased liability, may lead to decreases in available insurance coverage for affected vessels, and may result in the denial of access to, or detention in, some ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union.

Security regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002, Marine Transportation Security Act (“MTSA”) came into effect. To implement certain portions of the MTSA, in 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in 2002, amendments to SOLAS imposed various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facility Security Code (“ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels had on board, by July 1, 2004, a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

International regulations to prevent pollution from ships

In the second main category of international regulation, the primary instrument is the International Convention for the Prevention of Pollution from Ships, or MARPOL, which imposes environmental standards on the shipping industry set out in Annexes I-VI of MARPOL. These contain regulations for the prevention of pollution by oil (Annex I), by noxious liquid substances in bulk (Annex II), by harmful substances in packaged forms within the scope of the International Maritime Dangerous Goods Code (Annex III), by sewage (Annex IV), by garbage (Annex V), and by air emissions (Annex VI).

63

These regulations have been and continue to be regularly amended as new and more stringent standards of pollution prevention are introduced with which we are required to comply. For example, MARPOL Annex VI, together with the NOx Technical Code established thereunder, sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. It also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on emissions. Originally adopted in September 1997, Annex VI came into force in May 2005 and was amended in October 2008 (as was the NOx Technical Code) to provide for progressively more stringent limits on such emissions from 2010 onwards.

The revised Annex VI provides, in particular, for a reduction of the global sulfur cap. After considering the issue for many years, the IMO announced on October 27, 2016 that it was proceeding with a requirement for 0.5% m/m sulfur content in marine fuel (down from current levels of 3.5%) outside the ECAs starting on January 1, 2020. Under Annex VI, the 2020 date was subject to review as to the availability of the required fuel oil. Annex VI required the fuel availability review to be completed by 2018 but was ultimately completed in 2016. Therefore, by 2020, ships will be required to remove sulfur from emissions through the use of emission control equipment, or purchase marine fuel with 0.5% sulfur content, which may see increased demand and higher prices due to supply constraints. Installing pollution control equipment or using lower sulfur fuel could result in significantly increased costs to our company. Similarly Annex VI requires Tier III standards for NOx emissions to be applied to ships constructed and engines installed in ships operating in NOx ECAs from January 1, 2016. We anticipate incurring costs to comply with these more stringent standards by implementing measures such as fuel switching, vessel modification adding distillate fuel storage capacity, or addition of exhaust gas cleaning scrubbers, and may require installation and operation of further control equipment at significantly increased cost.

The revised Annex VI further allows for designation, in response to proposals from member parties, of Emission Control Areas (“ECAs”) that impose accelerated and/or more stringent requirements for control of sulfur oxide, particulate matter, and nitrogen oxide emissions. Thus far, ECAs have been formally adopted for the Baltic Sea area (limits SOx emissions only); the North Sea area including the English Channel (limiting SOx emissions only) and the North American ECA (which came into effect from August 1, 2012 limiting SOx, NOx and particulate matter emissions). In October 2016, the IMO approved the designation of the North Sea and Baltic Sea as ECAs for NOx under Annex VI as well, which is scheduled for adoption in 2017 and would take effect in January 2021. The United States Caribbean Sea ECA entered into force on January 1, 2013 and has been effective since January 1, 2014, limiting SOx, NOx and particulate matter emissions. For the currently-designated ECAs, much lower sulfur limits on fuel oil content are being phased in (0.1% from January 1, 2015).

At its 66th Session, the IMO’s Marine Environment Protection Committee( the “MEPC”) adopted amendments (effective September 2015) to Annex VI, regulation 13, regarding NOx and the date for the implementation of the Tier III standards within ECAs. These amendments provide, inter alia, that such standards, applicable on January 1, 2016, apply to marine diesel engines installed on ships which operate in the North American ECA or the U.S. Caribbean Sea ECA and to installed marine diesel engines which operate in other ECAs which might be designated in the future for Tier III NOx control. At MEPC 69, Annex VI was also amended to require recordkeeping requirements to demonstrate compliance with the NOX Tier III ECA.

At its 64th session (2012), the MEPC indicated that 2015 was the target year for member states to identify market-based measures for international shipping. At its 66th session (2014), the MEPC continued its work on developing technical and operational measures relating to energy-efficiency measures for ships, following the entry into force of the mandatory efficiency measures on January 1, 2013. It adopted the 2014 Guidelines on the Method of Calculation of the Attained EEDI, applicable to new ships. It further adopted amendments to MARPOL Annex VI concerning the extension of the scope of application of the EEDI to Liquified Natural Gas (“LNG”) carriers, ro-ro cargo ships (vehicle carriers), ro-ro cargo ships, ro-ro passenger ships and cruise passengers ships with nonconventional propulsion. At its 67th session (2014), the MEPC adopted the 2014 Guidelines on survey and certification of the EEDI, updating the previous version to reference ships fitted with

64

dual-fuel engines using LNG and liquid fuel oil. The MEPC also adopted amendments to the 2013 Interim Guidelines for determining minimum propulsion power to maintain the maneuverability of ships in adverse conditions, to make the guidelines applicable to phase 1 (starting January 1, 2015) of the EEDI requirements. At its 68th session (2015), the MEPC amended the 2014 Guidelines on EEDI survey and certification as well as the method of calculating of EEDI for new ships, the latter of which was again amended at the 70th session (2016). At its 70th session, the MEPC adopted mandatory requirements for ships of 5,000 gross tonnage or greater to collect fuel consumption data for each type of fuel used, and report the data to the flag State after the end of each calendar year.

The revised Annex I to the MARPOL Convention entered into force in January 2007. It incorporates various amendments to the MARPOL Convention and imposes construction requirements for oil tankers delivered on or after January 1, 2010. On August 1, 2007, Regulation 12A (an amendment to Annex I) came into force imposing performance standards for accidental oil fuel outflow and requiring oil fuel tanks to be located inside the double-hull in all ships with an aggregate oil fuel capacity of 600 cubic meters and above, and which are delivered on or after August 1, 2010, including ships for which the building contract is entered into on or after August 1, 2007 or, in the absence of a contract, for which keel is laid on or after February 1, 2008. We intend that all of our newbuild tanker vessels, if any, will comply with Regulation 12A.

Greenhouse gas emissions

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the greenhouse gas emissions from international shipping do not come under the Kyoto Protocol.

In December 2011, UN climate change talks took place in Durban and concluded with an agreement referred to as the Durban Platform for Enhanced Action. In preparation for the Durban Conference, the International Chamber of Shipping (“ICS”) produced a briefing document, confirming the shipping industry’s commitment to cut shipping emissions by 20% by 2020, with significant further reductions thereafter. The ICS called on the participants in the Durban Conference to give the IMO a clear mandate to deliver emissions reductions through market-based measures, for example a shipping industry environmental compensation fund. Notwithstanding the ICS’s request for global regulation of the shipping industry, the Durban Conference did not result in any proposals specifically addressing the shipping industry’s role in climate change.

Although regulation of greenhouse gas emissions in the shipping industry was discussed during the 2015 UN Climate Change Conference in Paris (the “Paris Conference”), the agreement reached among the 195 nations did not expressly reference the shipping industry. Following the Paris Conference, the IMO announced it would continue its efforts on this issue at the MEPC, and at its 70th session, the MEPC approved a Roadmap for developing a comprehensive GHG emissions reduction strategy for ships, which includes the goal of adopting an initial strategy and emission reduction commitments in 2018. The Roadmap also provides for additional studies and further intersessional work, to be continued at the 71st session in 2017, with a goal of adopting a revised strategy in 2023 to include short-, mid- and long-term reduction measures and schedules for implementation.

In April 2018, the committee charged with creating the reduction strategy must finalize the initial draft of the strategy and submit a report to MEPC. In April 2007, the EU announced its plan to add vesselsto its emissions trading scheme. A proposal from the European Commission (“EC”) was expected if no global regime for reduction of seaborne emissions had been agreed by the end of 2011. As of January 31, 2013, the Commission stopped short of proposing that emissions from ships be included in the EU’s emissions-trading scheme (“ETS”). However, on October 1, 2012, it announced that it would propose measures to monitor, verify and report on greenhouse gas emissions from the shipping sector.

65

On June 28, 2013, the EC adopted a communication setting out a strategy for progressively including greenhouse gas emissions from maritime transport in the EU’s policy for reducing its overall GHG emissions. The first step proposed by the EC was an EU regulation (as defined below) to an EU-wide system for the monitoring, reporting and verification of carbon dioxide emissions from large ships starting in 2018. EU Regulation 2015/757 was adopted on April 29, 2015 and took effect on July 1, 2015, with monitoring, reporting and verification requirements beginning on January 1, 2018. This Regulation appears to be indicative of an intent to maintain pressure on the international negotiating process. The EC also adopted an Implementing Regulation, which entered into force in November 2016, setting templates for monitoring plans, emissions reports and compliance documents pursuant to Regulation 2015/757.

Other international regulations to prevent pollution

In addition to MARPOL, other more specialized international instruments have been adopted to prevent different types of pollution or environmental harm from ships. In February 2004, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, as well as other obligations including recordkeeping requirements and implementation of a Ballast Water and Sediments Management Plan.

The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage ballast water in a manner that removes, renders harmless or avoids the uptake or discharge of aquatic organisms and pathogens within ballast water and sediment. Recently updated Ballast Water and Sediment Management Plan guidance includes more robust testing and performance specifications. The entry of the BWM Convention and revised guidance will likely result in additional compliance costs.

European regulations

European regulations in the maritime sector are in general based on international law. However, since the Erika incident in 1999, the European Community has become increasingly active in the field of regulation of maritime safety and protection of the environment. It has been the driving force behind a number of amendments of MARPOL (including, for example, changes to accelerate the time-table for the phase-out of single hull tankers, and to prohibit the carriage in such tankers of heavy grades of oil), and if dissatisfied either with the extent of such amendments or with the time-table for their introduction it has been prepared to legislate on a unilateral basis. It should be noted, for instance, that the EU has its own regime as far as ship emissions are concerned and whilst it does in some respects reflect the IMO regime, this is not always the case. As far as sulfur dioxide emissions are concerned, for example, the EU regulation has not just caught up with the IMO limits for sulfur in ECAs, but it continues to have certain elements that exceed IMO regulations (e.g., as of January 1, 2015, EU Member States must ensure that ships in the Baltic, the North Seam and the English Channel are using gas oils with a sulfur content of no more than 0.10%).

In some instances where it has done so, international regulations have subsequently been amended to the same level of stringency as that introduced in Europe, but the risk is well established that EU regulations may from time to time impose burdens and costs on shipowners and operators which are additional to those involved in complying with international rules and standards. In December 2016, the EU signed into law the National Emissions Ceiling (“NEC”) Directive, which entered into force on December 31, 2016. The NEC must be implemented by individual members states through particular laws in each state by June 30, 2018. The NEC aims to set stricter emissions limits on SO2, ammonia, non-methane volatile organic compounds, NOx and fine particulate (PM2.5) by setting new upper limits for emissions of these pollutants, starting in 2020. While the NEC is not specifically directed toward the shipping industry, the EU specifically mentions the shipping industry in its announcement of the NEC as a contributor to emissions of PM2.5, SO2 and NOx. Implementation of new laws by member states to reduce emissions may ultimately result in increased costs to us to comply with the more stringent standards.

66

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably, it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offense under MARPOL), but also where it is caused by “serious negligence.” The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards ship interests have found expression in negligence being alleged by prosecutors and found by courts. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

United States environmental regulations and laws governing civil liability for pollution

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution.

U.S. federal legislation, including notably the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including cargo or bunker oil spills from tankers. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.

Title VII of the Coast Guard and Maritime Transportation Act of 2004, or the CGMTA, amended OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more, that carries oil of any kind as a fuel for main propulsion, including bunkers, to prepare and submit a response plan for each vessel on or before August 8, 2005. The implementing regulations took effect on October 30, 2013. The vessel response plans must include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of ore from the vessel due to operational activities or casualties.

OPA liability limits are periodically adjusted for inflation, and the U.S. Coast Guard issued a final rule on November 19, 2015 to reflect increases in the Consumer Price Index. With this adjustment, OPA currently limits liability of the responsible party for single-hull tank vessels over 3,000 gross tons to the greater of $3,500 per gross ton or $25.846 million (this amount is reduced to $7.05 million if the vessel is less than 3,000 gross tons). For tank vessels over 3,000 gross tons, other than a single-hull vessel, liability is limited to $2,200 per gross ton or $18.8 million (or $4.7 million for a vessel less than 3,000 gross tons), whichever is greater. Under the OPA, these liability limits do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

In response to the Deepwater Horizon incident in the Gulf of Mexico, in 2010 the U.S. Congress proposed, but did not formally adopt, legislation to amend OPA to mandate stronger safety standards and increased liability and financial responsibility for offshore drilling operations. While Congressional activity on this topic is expected to continue to focus on offshore facilities rather than on vessels generally, it cannot be known with certainty what form any such new legislative initiatives may take.

67

In addition, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton, or $5.0 million for vessels carrying any hazardous substances as cargo, or $0.5 million for vessels not carrying hazardous substances as cargo or residue, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

Similarly, in response to the Deepwater Horizon incident, the EU has issued “Directive 2013/30/EU of the European Parliament and of the Council of June 12, 2013 on safety of offshore oil and gas operations.” The objective of this Directive is to reduce as far as possible the occurrence of major accidents relating to offshore oil and gas operations and to limit their consequences, thus increasing the protection of the marine environment and coastal economies against pollution, establishing minimum conditions for safe offshore exploration and exploitation of oil and gas and limiting possible disruptions to Union indigenous energy production, and to improve the response mechanisms in case of an accident. Member states had to implement the Directive by July 19, 2015. As far as the environment is concerned, the UK has various regulations such as: the Offshore Petroleum Activities (Offshore Safety Directive) (Environmental Functions) Regulations 2015 (OSDEF), the 2015 amendments to the Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 (OPRC 1998) and other environmental Directive requirements, specifically the Environmental Management System. The Offshore Petroleum Licensing (Offshore Safety Directive) Regulations 2015 will implement the licensing Directive requirements.

We currently maintain, for each of our owned vessels, insurance coverage against pollution liability risks in the amount of $1.0 billion per incident. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per incident, our cash flow, profitability and financial position could be adversely impacted.

Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under OPA. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the U.S. Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the U.S. Coast Guard evidencing sufficient self-insurance.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. If such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. This requirement may have the effect of limiting the availability of the type of coverage required by the Coast Guard and could increase our costs of obtaining this insurance as well as the costs of our competitors that also require such coverage.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states’ environmental laws impose unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws.

68

The United States Clean Water Act (“CWA”) prohibits the discharge of oil or hazardous substances in U.S. navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under CERCLA. The EPA regulates the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. waters using a Vessel General Permit (VGP) system pursuant to the CWA, in order to combat the risk of harmful organisms that can travel in ballast water carried from foreign ports and to minimize the risk of water pollution through numerous specified effluent streams incidental to the normal operation of vessels. Compliance with the conditions of the VGP is required for commercial vessels 79 feet in length or longer (other than commercial fishing vessels). On March 28, 2013 the EPA adopted the 2013 VGP which took effect on December 19, 2013. The 2013 VGP is valid for five years and expires at the end of 2018. The VGP imposes a numeric standard to control the release of non-indigenous invasive species in ballast water discharges. On October 5, 2015, the U.S. Court of Appeals for the Second Circuit found the EPA was arbitrary and capricious in issuing the ballast water provisions of the VGP, finding EPA failed to adequately explain why stricter technology-based effluent standards should not be applied. The court instructed EPA to reconsider these issues but held the 2013 VGP remains in effect until EPA addresses the issues. If EPA establishes more stringent numeric standards for ballast water discharges, we may incur costs to modify our vessels to comply with new standards. In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast water requirements including, in some states, specific treatment standards.

Because the VGP expires at the end of 2018, there may be new U.S. federal and state requirements that could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters. Coast Guard regulations require commercial ships operating in U.S. waters to manage ballast water by meeting certain requirements, which include using a U.S. type-approved Ballast Water Management System (“BWMS”), temporarily using a foreign-type BWMS that has been accepted by the Coast Guard, using ballast water obtained from a U.S. Public Water System, discharging ballast water into a shore-side facility or not discharging ballast water within 12 nautical miles. Vessel owners/operators may request an extension to the compliance deadline by showing that, despite all efforts, it cannot comply with one of the approved systems or compliance methods. There are numerous foreign-approved Ballast Water Treatment Systems (“BWTS”) in the Coast Guard’s list of approved Alternate Management Systems. Since December 2016, the Coast Guard has type approved Ballast Water Management System (“BWMS”), which claim to meet the range of requirements that most vessel owners and operators described in their extension requests in the past. Due to the increase in approvals, it will become more difficult to receive compliance extensions and thus could result in significant costs to install an approved BWTS. Failure to comply with U.S. ballast water regulations, including installation of BWTS by September 8, 2017, could result in civil or criminal fines or penalties.

The Federal Clean Air Act (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to CAA vapor control and recovery standards (“VCS”) for cleaning fuel tanks and conducting other operations in regulated port areas, and to CAA emissions standards for so-called “Category 3” marine diesel engines operating in U.S. waters. In April 2010, EPA adopted regulations implementing the provision of MARPOL Annex VI regarding emissions from Category 3 marine diesel engines. Under these regulations, both U.S. and foreign-flagged ships must comply with the applicable engine and fuel standards of Annex VI, including the stricter North America ECA standards which took effect in August 2012, when they enter U.S. ports or operate in most internal U.S. waters including the Great Lakes. Annex VI requirements are discussed in greater detail above under “International regulations to prevent pollution from ships.” We may incur costs to install control equipment on our vessels to comply with the new standards.

Also under the CAA, since 1990 the U.S. Coast Guard has regulated the safety of VCSs that are required under EPA and state rules. Our vessels operating in regulated port areas have installed VCSs that are compliant

69

with EPA, state and U.S. Coast Guard requirements. On July 16, 2013, the U.S. Coast Guard adopted regulations that made its VCS requirements more compatible with new EPA and State regulations, reflected changes in VCS technology, and codified existing U.S. Coast Guard guidelines. We intend to comply with all applicable state and U.S. federal regulations in the ports where our vessels call.

International laws governing civil liability to pay compensation or damages

We operate a fleet of VLCCs and, in the future, may operate a fleet of refined petroleum product, LPG and chemical tankers, that are subject to national and international laws governing pollution from such vessels. Several international conventions impose and limit pollution liability from vessels. An owner of a tanker vessel carrying a cargo of “persistent oil” as defined by the International Convention for Civil Liability for Oil Pollution Damage (the “CLC”) is subject under the convention to strict liability for any pollution damage caused in a contracting state by an escape or discharge from cargo or bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under the CLC for a bunker spill from the vessel even when she is not carrying such cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” that would be covered under the CLC, liability for any pollution damage will generally fall outside the CLC and will depend on other international conventions or domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 jurisdictions around the world, but it does not apply in the United States, where the corresponding liability laws such as the OPA discussed above, are particularly stringent.

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended, or the 1976 Convention). The Bunker Convention entered into force on November 21, 2008, and as of August 23, 2017 had 86 contracting states. In other jurisdictions liability for spills or releases of oil from ships’ bunkers continues to be determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Outside the United States, national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowners’ intentional or reckless conduct. Some states have ratified the 1996 LLMC Protocol to the 1976 Convention, which provides for liability limits substantially higher than those set forth in the 1976 Convention to apply in such states. Finally, some jurisdictions are not a party to either the 1976 Convention or the 1996 LLMC Protocol, and, therefore, shipowners’ rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will

70

undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes, on request, other surveys and checks that are required by regulations and requirements of the flag state or port authority. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned. For maintenance of the class, regular and extraordinary surveys of hull, machinery (including the electrical plant) and any special equipment classed are required to be performed as follows:

•

Annual Surveys: For ocean-going ships, annual surveys are conducted for the hull and the machinery (including the electrical plant) and, where applicable, for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•

Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and a half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey

•

Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery (including the electrical plant), and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging, to determine the thickness of its steel structure. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey under certain conditions. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s integrated hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

Facilities

We maintain offices at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco. We believe that our office facilities are suitable and adequate for our business as it is presently conducted. Navios Holdings has agreed that it will make certain office and secretarial services, available to us, as may be required by us from time to time.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not at present party to any legal proceedings or aware of any proceedings against us, or contemplated to be brought against us, that would have a material effect on our business, financial position, results of operations or liquidity. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our board of directors believes are reasonable and prudent. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Taxation of the Partnership

Marshall Islands

Because we and our subsidiaries are non-resident entities and do not and will not conduct business or operations in the Republic of the Marshall Islands, neither we nor our subsidiaries will be subject to income, capital gains, profits or other taxation under current Marshall Islands law, and we do not expect this to change in the future. As a result, distributions we receive from the operating subsidiaries are not expected to be subject to Marshall Islands taxation.

71

United States Taxation

The following is a discussion of the material U.S. federal income tax considerations applicable to us. This discussion is based upon provisions of the Code, Treasury Regulations thereunder, and administrative rulings and court decisions, all as in effect as of the date of this Annual Report and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The following discussion is for general information purposes only and does not address any U.S. state or local tax considerations and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us.

Election to be Treated as a Corporation. We have elected to be treated as a corporation for U.S. federal income tax purposes. As such, we will be subject to U.S. federal income tax on our income to the extent it is from U.S. sources or is effectively connected with the conduct of a trade or business in the Unites States as discussed below.

Taxation of Operating Income. Under the Code, income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel, or the performance of services directly related to the use of a vessel, is treated as “Transportation Income.” Transportation Income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is considered to be 50.0% derived from sources within the United States (“U.S. Source International Transportation Income”). Transportation Income attributable to transportation that both begins and ends in the United States is considered to be 100.0% derived from sources within the United States (“U.S. Source Domestic Transportation Income”). Transportation Income that is attributable to transportation exclusively between non-U.S. destinations is considered to be 100.0% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

We expect that substantially all of our gross income will be attributable to the transportation of crude oil, refined petroleum products, LPG and other chemicals and, accordingly, that substantially all of our gross income will constitute Transportation Income. Based on our current plans and expectations regarding our organization and operations, we do not expect to earn U.S. Source Domestic Transportation Income. However, certain of our activities could give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount thereof, which generally would be subject to U.S. federal income taxation, unless the exemption from U.S. federal income taxation under Section 883 of the Code (the “Section 883 Exemption”) applied.

The Section 883 Exemption. In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profit taxes or the 4.0% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption applies only to U.S. Source International Transportation Income and does not apply to U.S. Source Domestic Transportation Income.

We qualify for the Section 883 Exemption if, among other matters, we meet the following three requirements:

•

We are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States with respect to the types of U.S. Source International Transportation Income that we earn (an “Equivalent Exemption”);

•	We satisfy the Publicly Traded Test (as described below) or the Qualified Shareholder Stock Ownership Test (as described below); and

•	We meet certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption with

72

respect to the type of income that we have earned and are expected to earn. Consequently, our U.S. Source International Transportation Income (including, for this purpose, any such income earned by our subsidiaries, all of which have elected to be disregarded as entities separate from us for U.S. federal income tax purposes) will be exempt from U.S. federal income taxation provided we meet the Publicly Traded Test or the Qualified Shareholder Stock Ownership Test and we satisfy certain substantiation, reporting and other requirements.

In order to meet the Publicly Traded Test, the equity interests in the non-U.S. corporation at issue must be “primarily traded” and “regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations generally provide, in pertinent part, that equity of a non-U.S. corporation will be considered to be “primarily traded” on one or more established securities markets in a given country if, with respect to the class or classes of equity relied upon to meet the “regularly traded” requirement described below, the number of units of each such class that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Our common units will only be traded on the New York Stock Exchange, which is considered to be an established securities market for purposes of these rules. Because our common units will only be traded on the New York Stock Exchange, our common units will be “primarily traded” on an established securities market for purposes of the Publicly Traded Test.

Equity interests in a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations provided one or more classes of such equity interests representing more than 50.0% of the aggregate vote and value of all of the outstanding equity interests in the non-U.S. corporation satisfy certain listing and trading volume requirements. These requirements are satisfied with respect to a class of equity interests listed on an established securities market, provided that trades in such class are effected, other than in de minimis quantities, on such market on at least 60 days during the taxable year and the aggregate number of units in such class that are traded on such market or markets during the taxable year are at least 10% of the average number of units outstanding in that class during the taxable year (with special rules for short taxable years). In addition, a class of equity interests traded on an established securities market in the United States will be considered to satisfy the listing and trading volume requirements if the equity interests in such class are “regularly quoted by dealers making a market” in such class (within the meaning of the Section 883 Regulations). We expect that our common units will represent more than 50.0% of the total combined voting power of all classes of our equity interests entitled to vote. Accordingly, provided that our common units (i) represent more than 50.0% of the total value of all of our outstanding equity interests, (ii) satisfy the listing and trading volume requirements described above and (iii) are not subject to the Closely Held Block Exception described below, we believe that our common units will be considered to be “regularly traded” on an established securities market.

Notwithstanding these rules, a class of equity that would otherwise be treated as “regularly traded” on an established securities market will not be so treated if, for more than half of the number of days during the taxable year, one or more “5.0% unitholders” ( i.e ., unitholders owning, actually or constructively, at least 5.0% of the vote and value of that class) own in the aggregate 50.0% or more of the vote and value of that class (the “Closely Held Block Exception”), unless the corporation can establish that a sufficient proportion of such 5.0% unitholders are Qualified Shareholders (as defined below) so as to preclude other persons who are 5.0% unitholders from owning 50.0% or more of the value of that class for more than half the days during the taxable year.

We expect that our common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception. In this regard, our partnership agreement provides that any person or group that beneficially owns more than 4.9% of any class of our units then outstanding (other than our general partner, its affiliates and persons who acquired units with the prior approval of our board of directors) generally will be treated as owning only 4.9% of such units for purposes of voting for directors, although there can be no assurance that this limitation will be effective to eliminate the possibility that we will have any 5% unitholders for purposes of the Closely Held Block Exception.

73

The expectations and beliefs described above are based upon legal authorities that do not expressly contemplate an organizational structure such as ours. In particular, although we have elected to be treated as a corporation for U.S. federal income tax purposes, we are organized as a limited partnership under Marshall Islands law. Accordingly, while we expect that, assuming satisfaction of the factual requirements described above, our common units will be considered to be “regularly traded” on an established securities market and we will satisfy the requirements for the Section 883 Exemption, it is possible that the IRS would assert that our common units do not meet the “regularly traded” test. In addition, as described previously, our ability to satisfy the Publicly Traded Test depends upon factual matters that are subject to change. Should any of the factual requirements described above fail to be satisfied, we may not be able to satisfy the Publicly Traded Test. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly Traded Test in the future.

As an alternative to satisfying the Publicly Traded Test, we will be able to qualify for the Section 883 Exemption if we are able to satisfy the Qualified Shareholder Stock Ownership Test. The Qualified Shareholder Stock Ownership Test generally is satisfied if more than 50.0% of the value of the outstanding equity interests in the non-U.S. corporation is owned, or treated as owned after applying certain attribution rules, for at least half of the number of days in the taxable year by:

•	individual residents of jurisdictions that grant an Equivalent Exemption;

•	non-U.S. corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly Traded Test; or

•	certain other qualified persons described in the Section 883 Regulations (collectively, “Qualified Shareholders”).

If we were not able to satisfy the Publicly Traded Test for a taxable year, we expect that we would be able to satisfy the Qualified Shareholder Stock Ownership Test for such taxable year, provided that Qualified Shareholders own more than 50.0% of the value of our outstanding equity interests for at least half of the number of days in such year and provide us with certain information that we need in order to claim the benefits of the Qualified Shareholder Stock Ownership Test. Stock owned by another corporation meeting the Publicly Traded Test is treated as owned by a Qualified Shareholder for this purpose. In this regard, Navios Acquisition has represented that it presently meets the Publicly Traded Test and has agreed to provide the information described above. However, there can be no assurance that Navios Acquisition will own more than 50% of the value of our outstanding equity interests, continue to meet the Publicly Traded Test (for example, the delisting of the securities of Navios Acquisition from quotation on the NYSE could result in Navios Acquisition no longer meeting the Publicly Traded Test), or be able to provide the information we need to claim the benefits of the Section 883 Exemption under the Qualified Shareholder Ownership Test.

Further, the relative values of our equity interests are uncertain and subject to change. As a result, Navios Acquisition and/or other Qualified Shareholders may not own more than 50.0% of the value of our outstanding equity interests for any year. Consequently, there can be no assurance that we would meet the Qualified Shareholder Stock Ownership Test for any taxable year.

The Net Basis Tax and Branch Profits Tax. If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (“Effectively Connected Income”) if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However,

74

there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, any U.S. Source Domestic Transportation Income generally will be treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (currently imposed at 21.0%) as well as 30.0% branch profits tax imposed under Section 884 of the Code. In addition, a 30.0% branch interest tax could be imposed on certain interest paid or deemed paid by us.

On the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis corporate income tax as well as branch profits tax with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles) and the gain is not attributable to an office or other fixed place of business maintained by us in the United States under U.S. federal income tax principles.

The 4.0% Gross Basis Tax. If the Section 883 Exemption does not apply and the net basis tax does not apply, we would be subject to a 4.0% U.S. federal income tax on our U.S. Source International Transportation Income, without benefit of deductions.

Other Tax Jurisdictions

In accordance with the currently applicable Greek law, foreign flagged vessels, that are managed by Greek or foreign ship management companies having established an office in Greece, are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

C. Organizational Structure

Please read Exhibit 8.1 to this Annual Report for a list of our significant subsidiaries as of December 31, 2017.

D. Property, plants and equipment

Other than our vessels, we do not have any material property, plants or equipment.

Item 4A.	Unresolved Staff Comments

Not applicable.

Item 5.	Operating and Financial Review and Prospects

Overview

We are a growth oriented limited partnership formed in October 2014 to own, operate and acquire crude oil tankers under long-term employment contracts. We completed our IPO on November 18, 2014.

Credit facilities

Credit Suisse AG: Navios Midstream entered a loan agreement dated November 13, 2014, with Credit Suisse AG of up to $126.0 million in connection with the IPO. The facility was repayable in 20 equal quarterly

75

installments of $2.6 million each with a final balloon payment of $73.5 million to be repaid on the last repayment date. The repayment of each advance started three months after the completion of the IPO. It bore interest at a rate of LIBOR plus 300 bps. The credit facility also required compliance with certain financial covenants which included; (i) loan-to-value ratio covenants, based on charter-free valuations; (ii) minimum liquidity; (iii) EBITDA to interest ratio; and (iv) net worth. In June 2015 the Company fully prepaid the outstanding balance under this loan facility. The repayment of this Credit Facility was accounted for as a debt extinguishment in accordance with ASC470 Debt and the remaining unamortized balance of $1.7 million was written-off from the deferred financing fees.

Term Loan B: On June 18, 2015, Navios Midstream and Navios Maritime Midstream Finance (US) Inc. (“Navios Finance”), as co-borrowers, completed the issuance of the $205.0 million Term Loan B. The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, which commenced on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on the maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Midstream’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary.

Navios Midstream was in compliance with the covenants set forth in the Term Loan B as of December 31, 2017.

As of December 31, 2017, a balance of $199.9 million was outstanding under the Term Loan B. The weighted average interest rate for the years ended December 31, 2017 and 2016 was 5.70% and 5.50%, respectively.

Fleet Development

The Company consists of the consolidation of the following entities:

		Country of Incorporation	Statement of Operations
Company Name	Vessel Name		2017	2016	2015
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1—12/31	1/1—12/31	1/1—12/31
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1—12/31	1/1—12/31	1/1—12/31
Navios Maritime Midstream Finance (US) Inc.	N/A	Delaware	1/1—12/31	1/1—12/31	6/4—12/31
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Dream Limited	C. Dream	Hong Kong	1/1—12/31	1/1—12/31	6/18—12/31
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1—12/31	1/1—12/31	6/18—12/31

Our Customers

We provide seaborne shipping services under contracts with customers that we believe are creditworthy.

76

Our major customers during 2017 were: Cosco Dalian and VL8. For the year ended December 31, 2017, these two customers accounted for 44.7% and 15.1%, respectively, of Navios Midstream’s revenue.

Our major customers during 2016 were: Cosco Dalian, Formosa Petrochemical and SK Shipping. For the year ended December 31, 2016, these three customers accounted for 70.6%, 15.7% and 13.7%, respectively, of Navios Midstream’s revenue.

Our major customers during 2015 were: Cosco Dalian and Formosa Petrochemical. For the year ended December 31, 2015, these two customers accounted for 75.6% and 18.3%, respectively, of Navios Midstream’s revenue.

No other customers accounted for 10% or more of total revenue for any of the years presented.

Although we believe that if any one of our charters were terminated, we could recharter the related vessel at a favorable rate relatively quickly, the permanent loss of a significant customer or a substantial decline in the amount of services requested by a significant customer could harm our business, financial condition and results of operations if we were unable to recharter our vessel on a favorable basis due to then-current market conditions, or otherwise.

Our revenues are driven by the number of vessels in the fleet, the number of days during which the vessels operate and our charter hire rates, which, in turn, are affected by a number of factors, including:

•	the duration of the charters;

•	the level of spot and long-term market rates at the time of charter;

•	decisions relating to vessel acquisitions and disposals;

•	the amount of time spent positioning vessels;

•	the amount of time that vessels spend undergoing repairs and upgrades in drydock;

•	the age, condition and specifications of the vessels; and

•	the aggregate level of supply and demand in the tanker shipping industry.

Time charters are available for varying periods, ranging from a single trip (spot charter) to long-term which may be many years. In general, a long-term time charter assures the vessel owner of a consistent stream of revenue. Operating the vessel in the spot market affords the owner greater spot market opportunity, which may result in high rates when vessels are in high demand or low rates when vessel availability exceeds demand. We intend to operate our vessels in the long-term charter market. Vessel charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand and many other factors that might be beyond our control.

If we lose a charter, we may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of most charters and the cyclical nature of the industry or we may be forced to charter the vessel on the spot market at then market rates which may be less favorable than the charter that has been terminated. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions in the event we are unable to replace such customer, time charter or vessel.

Under some of our time charters, either party may terminate the charter contract in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Some of the time charters covering our vessels require us to return to the charterer, upon the loss of the vessel, all advances paid by the charterer but not earned by us.

77

Vessel Operations

Under our charters, our vessel manager is generally responsible for commercial, technical, health and safety and other management services related to the vessels’ operation, and the charterer is responsible for bunkering and substantially all of the vessel voyage costs, including canal tolls and port charges.

Management Services

On November 18, 2014, and in conjunction with the closing of the IPO, the Company entered into a Management Agreement with the Manager with a duration of five years, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9,500 per VLCC tanker vessel, which had been originally fixed until November 2016.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9,500 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Under the Management Agreement, the Manager bears all of our vessel operating expenses in exchange for the payment of fees as described below. Under this agreement, the Manager is responsible for commercial, technical, health and safety and other management services related to the vessels’ operation, including chartering, technical support and maintenance and insurance but costs associated with special surveys and related drydockings were reimbursed by Navios Midstream at cost. Extraordinary costs and expenses include fees and costs resulting from:

•	time spent on insurance and salvage claims;

•	time spent vetting and pre-vetting the vessels by any charterers in excess of 10 days per vessel per year;

•	the deductible of any insurance claims relating to the vessels or for any claims that are within such deductible range;

•	the significant increase in insurance premiums which are due to factors such as “acts of God” outside the control of the Manager;

•

repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of the Manager, its employees or its agents, unless and to the extent otherwise covered by insurance);

•

expenses imposed due to any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that vessel or otherwise;

•

costs associated with increases in crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any vessel;

•	any taxes, dues or fines imposed on the vessels or the Manager due to the operation of the vessels;

•	expenses incurred in connection with the sale or acquisition of a vessel such as inspections and technical assistance; and

•

any similar costs, liabilities and expenses that were not reasonably contemplated by us and the Manager as being encompassed by or a component of the fixed daily fees at the time the fixed daily fees were determined.

78

Payment of any extraordinary fees or expenses to the Manager could significantly increase our vessel operating expenses and impact our results of operations.

During the remaining term of the Management Agreement, we expect that we will reimburse the Manager for all of the actual operating costs and expenses it incurs in connection with the management of our fleet.

Administrative Services

On November 18, 2014, and in conjunction with the closing of the IPO, Navios Midstream entered into Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses which is based on a rate per day per vessel. Please read “Item 7.—Major Unitholders and Related Party Transactions.”

Trends and Factors Affecting Our Future Results of Operations

We believe the principal factors that will affect our future results of operations are the economic, regulatory, political and governmental conditions that affect the shipping industry generally and that affect conditions in countries and markets in which our vessels engage in business. Other key factors that will be fundamental to our business, future financial condition and results of operations include:

•	the demand for seaborne transportation services;

•	the ability of Navios Holdings’ commercial and chartering operations to successfully employ our vessels at economically attractive rates, particularly as our fleet expands and our charters expire;

•	the effective and efficient technical management of our vessels;

•	Navios Holdings’ ability to satisfy technical, health, safety and compliance standards of major oil companies and oil producers; and

•	the strength of and growth in the number of our customer relationships, especially with major oil companies and oil producers.

In addition to the factors discussed above, we believe certain specific factors will impact our consolidated results of operations. These factors include:

•	the charter hire earned by our vessels under our charters;

•	the length of time of the charters we are able to enter into;

•	our access to capital required to acquire additional vessels and/or to implement our business strategy;

•	our ability to sell vessels at prices we deem satisfactory;

•	our level of debt and the related interest expense and amortization of principal; and

•	the level of any distribution on our common units.

Please read “Risk Factors” for a discussion of certain risks inherent in our business.

79

A. Operating results

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following table presents revenue and expense information for the years ended December 31, 2017 and 2016. This information was derived from the audited consolidated financial statements for the respective periods.

(in thousands of U.S. dollars)	Year ended December 31, 2017	Year ended December 31, 2016
Revenue	$83,052	$91,834
Time charter expenses	(1,198)	(1,466)
Direct vessel expenses	(3,919)	(3,093)
Management fees (entirely through related party transactions)	(20,805)	(20,862)
General and administrative expenses	(2,832)	(2,968)
Depreciation and amortization	(25,070)	(25,534)
Interest expenses and finance cost	(14,370)	(12,843)
Interest income	54	190
Other income	—	4
Other expense	(281)	(372)
Net income	$14,631	$24,890

Set forth below are selected historical and statistical data of our fleet for each of the years ended December 31, 2017 and 2016 that we believe may be useful in better understanding our fleet’s financial position and results of operations.

	Year Ended December 31, 2017 (unaudited)	Year Ended December 31, 2016 (unaudited)
FLEET DATA
Available days(1)	2,077	2,120
Operating days(2)	2,049	2,113
Fleet utilization(3)	98.6%	99.7%
Vessels operating at period end	6	6
AVERAGE DAILY RESULTS
Time Charter Equivalent per day(4)	$39,401	$42,625

(1)

Available days: total calendar days the vessels were in the Company’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: the percentage of time that the Company’s vessels were available for generating revenue, determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels.

(4)	Time Charter Equivalent: (“TCE”): time charter revenues less time charter expenses during a relevant period divided by the number of available days during the period.

Revenue: Revenue for the year ended December 31, 2017 decreased by $8.8 million to $83.1 million, as compared to $91.8 million for the same period in 2016, mainly due to the decrease of profit share by $4.3 million

80

as a result of prevailing market conditions and certain unscheduled off-hires among which was the prolonged drydock of one of our vessels. TCE was $39,401 for the year ended December 31, 2017 and $42,625 for the year ended December 31, 2016.

Time charter expenses: Time charter expenses for the year ended December 31, 2017 decreased by $0.3 million to $1.2 million, as compared to $1.5 million for the year ended December 31, 2016, mainly due to the reasons described above.

Direct vessel expenses: Direct vessel expenses, comprised of the amortization of dry dock and special survey costs, of certain vessels of our fleet and amounted to $3.9 million for the year ended December 31, 2017, as compared to $3.1 million for the year ended December 31, 2016.

Management fees: Management fees for the year ended December 31, 2017 decreased by $0.1 million to $20.8 million, as compared to $20.9 million for the year ended December 31, 2016.

General and administrative expenses: Total general and administrative expenses for the year ended December 31, 2017 decreased by $0.1 million to $2.8 million, as compared to $3.0 million for the year ended December 31, 2016 due to a $0.1 million decrease in legal and professional fees. The expenses charged by Navios Holdings for administrative services were $1.5 million for each of the years ended December 31, 2017 and December 31, 2016.

Depreciation and amortization: Depreciation and amortization for the year ended December 31, 2017 decreased by $0.5 million to $25.1 million, as compared to $25.5 million for the year ended December 31, 2016. In the first quarter of 2017 the intangible assets for two of our VLCCs were fully amortized. Depreciation of vessels is calculated using an estimated useful life of 25 years for the date the vessel was originally delivered from the shipyard. Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives to their estimated residual value of zero. Intangible assets are amortized over the contract periods to 15.00 years at inception.

Interest expense and finance cost: Interest expense and finance cost for the year ended December 31, 2017 increased by $1.5 million to $14.4 million, as compared to $12.8 million for the year ended December 31, 2016 mainly due to $1.3 million write-off of deferred finance cost. As of December 31, 2017 and 2016, the outstanding weighted average loan balance was $201.1 million and $203.2 million, respectively, and the weighted average interest rate was 5.70% and 5.50% for each of the years ended as of December 31, 2017 and 2016, respectively.

Interest income: Interest income for the years ended December 31, 2017 and 2016 amounted to $0.1 million and $0.2 million, respectively.

Other expense: Other expense for the year ended December 31, 2017 amounted to $0.3 million compared to $0.4 million for the year ended December 31, 2016.

81

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

The following table presents revenue and expense information for the years ended December 31, 2016 and 2015. This information was derived from the audited consolidated financial statements for the respective periods.

(in thousands of U.S. dollars)	Year ended December 31, 2016	Year ended December 31, 2015
Revenue	$91,834	$83,362
Time charter expenses	(1,466)	(1,100)
Direct vessel expenses	(3,093)	(1,602)
Management fees	(20,862)	(17,613)
General and administrative expenses	(2,968)	(2,497)
Depreciation and amortization	(25,534)	(22,686)
Interest expenses and finance cost	(12,843)	(10,830)
Interest income	190	—
Other income	4	88
Other expense	(372)	(50)
Net income	$24,890	$27,072

Set forth below are selected historical and statistical data of our fleet for each of the years ended December 31, 2016 and 2015 that we believe may be useful in better understanding our fleet’s financial position and results of operations.

	Year Ended December 31, 2016 (unaudited)	Year Ended December 31, 2015 (unaudited)
FLEET DATA
Available days(1)	2,120	1,791
Operating days(2)	2,113	1,785
Fleet utilization(3)	99.7%	99.7%
Vessels operating at period end	6	6
AVERAGE DAILY RESULTS
Time Charter Equivalent per day(4)	$42,625	$45,924

(1)

Available days: total calendar days the vessels were in the Company’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: the percentage of time that the Company’s vessels were available for generating revenue, determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels.

(4)	Time Charter Equivalent: (“TCE”): time charter revenues less time charter expenses during a relevant period divided by the number of available days during the period.

Revenue: Revenue for the year ended December 31, 2016 increased by $8.5 million to $91.8 million, as compared to $83.4 million for the same period in 2015. The increase was mainly due to the acquisition of the Nave Celeste and the C. Dream in June 2015 and was partially mitigated by a decrease of $3.2 million in profit

82

sharing recognized in relation to certain charters for the year ended December 31, 2016, as compared to the same period of 2015. Time Charter Equivalent (“TCE”) was $42,625 for the year ended December 31, 2016 and $45,924 for the year ended December 31, 2015. The decrease in TCE was due to the lower average charter rate of the two VLCCs acquired in June 2015, compared to the existing fleet.

Time charter expenses: Time charter expenses for the year ended December 31, 2016 increased by $0.4 million to $1.5 million, as compared to $1.1 million for the year ended December 31, 2015, mainly due to the acquisition of the vessels discussed above.

Direct vessel expenses: Direct vessel expenses, comprised of the amortization of dry dock and special survey costs, of certain vessels of our fleet and amounted to $3.1 million for the year ended December 31, 2016, as compared to $1.6 million for the year ended December 31, 2015. The increase was due to certain vessels of our fleet having undergone drydocking and special survey.

Management fees: Management fees for the year ended December 31, 2016 increased by $3.2 million to $20.9 million, as compared to $17.6 million for the year ended December 31, 2015, mainly due to the acquisition of the Nave Celeste and the C. Dream in June 2015.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9,500 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

General and administrative expenses: Total general and administrative expenses for the year ended December 31, 2016 increased by $0.5 million to $3.0 million, as compared to $2.5 million for the year ended December 31, 2015 due to a $0.5 million increase in general and administrative expenses paid to the Manager. For the years ended December 31, 2016 and December 31, 2015, the expenses charged by Navios Holdings for administrative services were $1.5 million and $1.0 million, respectively.

Depreciation and amortization: Depreciation and amortization for the year ended December 31, 2016 increased by $2.8 million to $25.5 million, as compared to $22.7 million for the year ended December 31, 2015 due to the acquisition of the Nave Celeste and the C. Dream in June 2015. Depreciation of a vessel is calculated using an estimated useful life of 25 years for the date the vessel was originally delivered from the shipyard. Intangible assets are amortized over the contract periods, to 15.00 years at inception.

Interest expense and finance cost: Interest expense and finance cost for the year ended December 31, 2016 amounted to $12.8 million as compared to $10.8 million for the year ended December 31, 2015. After the closing of the IPO, we entered into a loan agreement with Credit Suisse AG of up to $126.0 million, which was prepaid in June 2015. On June 18, 2015, Navios Midstream and Navios Finance, as co-borrowers, completed the issuance of the $205.0 million Term Loan B. As of December 31, 2016 and 2015, the outstanding weighted average loan balance was $203.2 million and $167.4 million, respectively, and the weighted average interest rate was 5.50% and 4.74% for each of the years ended as of December 31, 2016 and 2015, respectively.

Interest income: Interest income for the years ended December 31, 2016 and 2015 amounted to $0.2 million and $0, respectively.

Other income: Other income for the years ended December 31, 2016 and 2015 amounted to $0 and $0.1 million, respectively.

Other expense: Other expense for the year ended December 31, 2016 increased by $0.3 million to $0.4 million compared to $0.1 million for the year ended December 31, 2015.

83

B. Liquidity and Capital Resources

Our primary short-term liquidity needs are to fund general working capital requirements, dry docking expenditures, minimum cash balance maintenance as per our credit facility agreements and debt repayment, and other obligations from time to time, while our long-term liquidity needs primarily relate to expansion and investment capital expenditures and other maintenance capital expenditures and debt repayment. Expansion capital expenditures are primarily for the purchase or construction of vessels to the extent the expenditures increase the operating capacity of or revenue generated by our fleet, while maintenance capital expenditures primarily consist of dry docking expenditures and expenditures to replace vessels in order to maintain the operating capacity of or revenue generated by our fleet. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash flows from operations, proceeds from asset sales and bank borrowings, which we believe will be sufficient to meet our existing short-term liquidity needs for the next 12 months. Generally, our long-term sources of funds will be from cash from operations, long-term bank borrowings and other debt or equity financings. We expect that we will rely upon cash from operations and upon external financing sources, including bank borrowings, to fund acquisitions, expansion and investment capital expenditures and other commitments we have entered into. We cannot assure you that we will be able to secure adequate financing or obtaining additional funds on favorable terms, to meet our liquidity needs.

In June 2015, the Company fully prepaid the outstanding balance under the loan facility with Credit Suisse, discussed below.

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100.0 million. The aggregate purchase price consisted of the issuance of 1,592,920 Series A Units to Navios Acquisition and $73.0 million in cash consideration.

On June 18, 2015, Navios Midstream issued 32,509 additional general partner units to the General Partner, in order for the General Partner to maintain its 2% general partnership interest. The net proceeds from the issuance of the general partnership units were $0.6 million.

On June 18, 2015, Navios Midstream and Navios Finance, as co-borrowers, completed the issuance of the $205.0 million Term Loan B facility, discussed below.

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement with the Agent, pursuant to which Navios Midstream may issue and sell from time to time through its agent common units representing limited partner interests having an aggregate offering price of up to $25.0 million.

During 2016, Navios Midstream issued 333,103 common units and received net proceeds of $4.0 million after deducting fees and expenses of $0.4 million. In connection with the issuance of the common units, Navios Midstream issued 6,798 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $0.1 million.

During 2017, Navios Midstream issued 336,011 common units and received net proceeds of approximately $4.0 million. Pursuant to the issuance of the common units, Navios Midstream issued 6,858 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $0.1 million.

As of March 9, 2018, there were outstanding: 19,354,498 common units, no subordinated units, 1,592,920 Series A Units and 427,499 general partnership units.

Credit Facilities

Credit Suisse AG: In November 2014, Navios Midstream entered into a loan agreement, with Credit Suisse AG, of $126.0 million in connection with the IPO. In June 2015, the Company fully prepaid the outstanding

84

balance under this loan facility, with the proceeds of the Term Loan B. The repayment of Credit Facility was accounted for as a debt extinguishment in accordance with ASC470 Debt and the remaining unamortized balance of $1.7 million was written-off from the deferred finance costs.

Term Loan B: On June 18, 2015, Navios Midstream and Navios Finance, as co-borrowers, completed the issuance of the $205.0 million Term Loan B. The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum, is secured by first priority mortgages covering six vessels owned by subsidiaries of Navios Midstream, in addition to other collateral, and is guaranteed by such subsidiaries.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Navios Midstream was in compliance with the covenants set forth in the Term Loan B as of December 31, 2017.

As of December 31, 2017, $199.9 million was outstanding under this facility.

The weighted average interest rate for the year ended December 31, 2017 was 5.70%.

Events of default under the Term Loan B include, among other things, the following:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	default under other indebtedness;

•	an event of insolvency or bankruptcy;

•	failure to provide prompt notice of the occurrence of any default or event of default;

•	failure of any representation or warranty to be materially correct; and

•	a Change of Control, as defined in the Term Loan B, occurs.

Cash flows for the year ended December 31, 2017 compared to the year ended December 31, 2016:

The following table presents cash flow information for the years ended December 31, 2017 and 2016.

(in thousands of U.S. dollars)	Year Ended December 31, 2017	Year Ended December 31, 2016
Net cash provided by operating activities	$18,368	$49,738
Net cash used in investing activities	—	(500)
Net cash used in financing activities	(44,073)	(34,281)
(Decrease)/ increase in cash and cash equivalents	$(25,705)	$14,957

85

Cash provided by operating activities for the year ended December 31, 2017 compared to the year ended December 31, 2016:

Net cash provided by operating activities decreased by $31.4 million to $18.4 million for the year ended December 31, 2017 as compared to $49.7 million for the same period in 2016. The decrease is analyzed as follows:

The net income for the year ended December 31, 2017 was $14.6 million compared to $24.9 million for the year ended December 31, 2016. In determining net cash provided by operating activities for the year ended December 31, 2017, net income was adjusted for the effect of depreciation and amortization of $25.1 million, $2.7 million for amortization and write-off of deferred finance cost and discount and $3.9 million for the amortization of drydock and special survey costs. For the year ended December 31, 2016, net income was adjusted for the effect of depreciation and amortization of $25.5 million, $1.4 million for amortization and write-off of deferred finance cost and discount and $3.1 million for the amortization of drydock and special survey costs.

Amounts due from related parties increased by $17.8 million from $4.9 million for the year ended December 31, 2016 to $22.7 million for the year ended December 31, 2017, which mainly related to the backstop commitment from Navios Acquisition, as well as, payments of management fees and other expenses including dry docking expenses to Navios Holdings and its subsidiaries in accordance with our Management Agreement. See “Item 7.—Major Unitholders and Related Party Transactions.”

Accounts receivable increased by $0.1 million from $2.3 million for the year ended December 31, 2016, to $2.4 million for the year ended December 31, 2017 due to the increase in receivables from charterers.

Accounts payable decreased by $0.4 million from $2.4 million for the year ended December 31, 2016 to $2.0 million for the year ended December 31, 2017. This decrease was attributable to the decrease in brokers expenses and other payable.

Prepaid expenses and other current assets as of December 31, 2017 increased to $3.0 million from $1.2 million as of December 31, 2016. The increase was mainly due to working capital advances required under certain charter contracts, under the long-term assets.

Accrued expenses were $0.6 million for each of the years ended December 31, 2017 and 2016.

Deferred voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period. Deferred voyage revenue amounted to $1.7 million and $2.5 million for the years ended December 31, 2017 and December 31, 2016, respectively.

Cash used in investing activities for the year ended December 31, 2017 as compared to the year ended December 31, 2016:

There was no net cash used in investing activities for the year ended December 31, 2017 as compared to $0.5 million for the same period in 2016.

Cash used in financing activities for the year ended December 31, 2017 as compared to the year ended December 31, 2016:

Net cash used in financing activities for the year ended December 31, 2017 was $44.1 million, compared to $34.3 million net cash used in financing activities for the year ended December 31, 2016. Net cash used in financing activities for the year ended December 31, 2017 primarily resulted from: (a) a $10.0 million increase in restricted cash; (b) $36.1 million of dividends paid; and (c) $2.1 million of loan repayments, partially mitigated by: (i) $4.0 million of proceeds from the issuance of common units; and (ii) $0.1 million proceeds from issuance of general partner units.

86

Net cash used in financing activities for the year ended December 31, 2016 was $34.3 million, compared to $39.4 million net cash provided by financing activities for the year ended December 31, 2015. Net cash used in financing activities for the year ended December 31, 2016 primarily resulted from: (a) $35.2 million of dividend paid; and (b) $3.2 million loan repayment, partially mitigated by: (i) $4.0 million proceeds from issuance of common units; and (ii) $0.1 million proceeds from issuance of general partner units.

Cash flows for the year ended December 31, 2016 compared to the year ended December 31, 2015:

The following table presents cash flow information for the years ended December 31, 2016 and 2015.

(in thousands of U.S. dollars)	Year Ended December 31, 2016	Year Ended December 31, 2015
Net cash provided by operating activities	$49,738	$39,853
Net cash used in investing activities	(500)	(72,252)
Net cash (used in)/ provided by financing activities	(34,281)	39,356
Change in cash and cash equivalents	$14,957	$6,957

Cash provided by operating activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash provided by in operating activities increased by $9.9 million to $49.7 million for the year ended December 31, 2016 as compared to $39.9 million for the same period in 2015. The increase is analyzed as follows:

The net income for the year ended December 31, 2016 was $24.9 million compared to $27.1 million for the year ended December 31, 2015. In determining net cash provided by operating activities for the year ended December 31, 2016, net income was adjusted for the effect of depreciation and amortization of $25.5 million, $1.4 million for amortization and write-off of deferred finance cost and discount and $3.1 million for the amortization of drydock and special survey costs. For the year ended December 31, 2015, net income was adjusted for the effect of depreciation and amortization of $22.7 million, $2.7 million for amortization and write-off of deferred finance cost and $1.6 million for the amortization of drydock and special survey costs.

Amounts due to related parties as of December 31, 2016 and 2015 was $0 and $0.4 million, respectively, which represents amounts payable to related parties and was mainly related to voyage expenses for our vessels.

Amounts due from related parties as of December 31, 2016 and 2015 was $4.9 million and $2.8 million, respectively, mainly related to payment of management fees and other expenses for our vessels. See “Item 7.—Major Unitholders and Related Party Transactions.”

Accounts receivable decreased by approximately $2.8 million from $5.1 million for the year ended December 31, 2015, to $2.3 million for the year ended December 31, 2016 due to the decrease in receivables from charterers.

Accounts payable increased by $2.0 million from $0.4 million for the year ended December 31, 2015 to $2.4 million for the year ended December 31, 2016. This increase was attributable to the increase in voyage expenses payable by $1.8 million and in various expenses by $0.2 million.

Prepaid expenses and other current assets as of December 31, 2016 increased to $1.2 million from $0.1 million as of December 31, 2015.

Accrued expenses were $0.6 million and $0.7 million as of December 31, 2016 and 2015, respectively.

87

Deferred voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period. Deferred voyage revenue amounted to $2.5 million and $1.9 million for the years ended December 31, 2016 and December 31, 2015, respectively.

Cash used in investing activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash used in investing activities for the year ended December 31, 2016 was $0.5 million, as compared to $72.3 million outflow for the year ended December 31, 2015. Net cash used in investing activities for each of the years ended December 31, 2016 and 2015 resulted from amounts paid for the acquisition of vessels.

Cash (used in)/ provided by financing activities for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Net cash used in financing activities for the year ended December 31, 2016 was $34.3 million, compared to $39.4 million net cash provided by financing activities for the year ended December 31, 2015. Net cash used in financing activities for the year ended December 31, 2016 primarily resulted from: (a) $35.2 million of dividend paid; and (b) $3.2 million loan repayment, partially mitigated by: (i) $4.0 million proceeds from issuance of common units; and (ii) $0.1 million proceeds from issuance of general partner units.

Net cash provided by financing activities for the year ended December 31, 2015 was $39.4 million, compared to $46.8 million for the year ended December 31, 2014. Net cash provided by financing activities for the year ended December 31, 2015 primarily resulted from: (a) $198.1 million proceeds from long term debt, net of deferred finance costs and discount; and (b) $0.6 million of proceeds from the issuance of general partner units, partially mitigated by: (i) $127.0 million of loan repayments; (ii) $3.3 million of IPO expenses paid; and (iii) $28.9 million of dividend paid.

Reconciliation of EBITDA to Net Cash from Operating Activities and Operating Surplus

	For the year ended December 31, 2017 (unaudited)	For the year ended December 31, 2016 (unaudited)	For year ended December 31, 2015 (unaudited)
Net cash provided by operating activities	$18,368	$49,738	$39,853
Net increase in operating assets	26,749	5,173	10,070
Net decrease in operating liabilities	1,180	13	4,113
Net interest cost	14,316	12,653	10,830
Amortization of deferred finance cost and bond premium	(2,677)	(1,407)	(2,676)
EBITDA	$57,936	$66,170	$62,190
Cash interest paid	(11,614)	(11,428)	(8,100)
Cash interest income	46	188	—
Maintenance and replacement capital expenditures	(9,844)	(14,321)	(11,684)
Operating Surplus	$36,524	$40,609	$42,406
Net cash provided by operating activities	$18,368	$49,738	$39,853
Net cash used in investing activities	$—	$(500)	$(72,252)
Net cash (used in)/ provided by financing activities	$(44,073)	$(34,281)	$39,356

EBITDA

EBITDA is a non-U.S. GAAP financial measure and should not be used in isolation or as substitution for Navios Midstream’s results calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

88

EBITDA represents net income before interest and finance costs, before depreciation and amortization and income taxes. We use EBITDA as a liquidity measure and reconcile EBITDA to net cash provided by/ (used in) operating activities, the most comparable liquidity measure in accordance with U.S. GAAP. EBITDA in this document is calculated as follows: net cash provided by/(used in) operating activities adding back, when applicable and as the case may be, the effect of (i) net increase/(decrease) in operating assets; (ii) net (increase)/decrease in operating liabilities; (iii) net interest cost; (iv) amortization of deferred finance charges and other related expenses; (v) provision for losses on accounts receivable; (vi) equity in affiliates, net of dividends received; (vii) payments for drydock and special survey costs; (viii) gain/(loss) on sale of assets/subsidiaries; and (ix) impairment charges. Navios Midstream believes that EBITDA is the basis upon which liquidity can be assessed and presents useful information to investors regarding Navios Midstream’s ability to service and/or incur indebtedness, pay capital expenditures, meet working capital requirements and make cash distributions. Navios Midstream also believes that EBITDA is used: (i) by potential lenders to evaluate potential transactions; (ii) to evaluate and price potential acquisition candidates; and (iii) by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for the analysis of Navios Midstream’s results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA does not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future. EBITDA does not reflect any cash requirements for such capital expenditures. As a result these limitations, EBITDA should not be considered as a principal indicator of Navios Midstream’s performance. Furthermore, our calculation of EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

EBITDA decreased by $8.2 million to $57.9 million for the year ended December 31, 2017, as compared to $66.2 million for the same period in 2016. The decrease in EBITDA was mainly due to an $8.8 million decrease in revenue and was partially mitigated by a: (a) $0.3 million decrease in time charter expenses; (b) $0.1 million decrease in general and administrative expenses; (c) $0.1 million decrease in management fees; and (d) $0.1 million decrease in other expense.

EBITDA increased by $4.0 million to $66.2 million for the year ended December 31, 2016, as compared to $62.2 million for the same period in 2015. The increase in EBITDA was mainly due to an $8.5 million increase in revenue and was partially mitigated by a: (a) $3.7 million increase in management fees and in general and administrative expenses, mainly due to the acquisition of the Nave Celeste and the C. Dream in June 2015; (b) $0.4 million increase in time charter expenses; (c) $0.3 million increase in other expense; and (d) $0.1 million decrease in other income.

Operating Surplus

Operating Surplus represents net income adjusted for depreciation and amortization expense, non-cash interest expense and estimated maintenance and replacement capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of, or the revenue generated by, Navios Mistream’s capital assets.

Operating Surplus is a quantitative measure used in the publicly-traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Operating Surplus is not required by accounting principles generally accepted in the United States and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity.

89

Borrowings

Navios Midstream’s long-term third party borrowings are reflected in its balance sheet as “Long-term debt, net of deferred finance costs and discount”. As of December 31, 2017, the loan balance outstanding amounted to $199.9 million under the Term Loan B, discussed above. As of December 31, 2016, the loan balance outstanding amounted to $201.9 million under the Term Loan B, discussed above. The current portion of long-term debt amounted to $2.1 million for each of the years ended December 31, 2017 and 2016.

Capital Expenditures

Maintenance for our vessels and expenses related to drydocking are paid to our Manager at cost under the Management Agreement with Navios Acquisition. Under the terms of our existing Management Agreement with the Manager, we pay a daily fee of $9,500 for commercial and technical management services. This fixed fee covers vessel operating expenses, which include crewing, repairs and maintenance and insurance. Drydocking and special survey are paid to the Manager at cost. The Manager is directly responsible for providing all of these items and services. Please read “Item 7.—Major Unitholders and Related Party Transactions.” The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. The term of the Management Agreement will expire on November 2019 and the daily management fee is fixed until December 2018. During that remaining term of the Management Agreement, we expect to reimburse the Manager for all of the actual operating costs and expenses it incurs in connection with the management of our fleet.

Maintenance and Replacement Capital Expenditures.

Our partnership agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the concurrence of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units, which could be dilutive to our existing unitholders. We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

Maintenance Capital Expenditures. Our annual drydocking capital expenditure reserve for the year ended December 31, 2017 was $1.7 million. The amount of estimated maintenance capital expenditures attributable to future drydocking and special survey was based on certain assumptions and estimates regarding the remaining useful lives of the vessels, a relative net investment rate, and the market costs of drydocking and special survey.

Replacement Capital Expenditures. Our annual estimated replacement capital expenditures for maintenance and replacement capital expenditures was $8.1 million for the year ended December 31, 2017, for replacing vessels at the end of their useful lives. The amount for estimated replacement capital expenditures attributable to future vessel replacement was based on assumptions and estimates regarding the remaining useful lives of the vessels, a relative net investment rate, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices.

90

Possible Acquisitions of Other Vessels

We hold options to acquire up to three VLCCs, from Navios Acquisition at fair market value. In addition, we have the opportunity to purchase additional vessels from Navios Acquisition pursuant to the right of first offer given in connection with our omnibus agreement.

Subject to the terms of our loan agreements, we could elect to fund any future acquisitions with equity or debt or cash on hand or a combination of these forms of consideration. Any debt incurred for this purpose could make us more leveraged and increase our debt service obligations or could subject us to additional operational or financial restrictive covenants.

Pursuant to the omnibus agreement that we entered into with Navios Acquisition, Navios Holdings and Navios Partners in connection with the closing of the IPO, Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates (other than us, our general partner and our subsidiaries) generally will agree not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, chemical tankers or LPG tankers under time charters of five or more years, also providing for rights of first offer on certain tanker vessels. The omnibus agreement, however, contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with us under specified circumstances which could harm our business. In addition, under the omnibus agreement, we generally will agree only to acquire VLCCs, crude oil tankers, refined petroleum product tankers, chemical tankers or LPG tankers with charters of five or more years, subject to certain exceptions. If we own or operate a vessel pursuant to such exceptions, we may not subsequently expand that portion of our business other than pursuant to those exceptions.

C. Research and Development, Patents and Licenses, etc.

Not applicable.

D. Trend Information

Our results of operations depend primarily on the charter hire rates that we are able to realize for our vessels, which depend on the demand and supply dynamics characterizing the tanker market at any given time. For other trends affecting our business please see other discussions in “Item 5. Operating and Financial Review and Prospects”.

E. Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

F. Contractual Obligations and Contingencies

The following table summarizes our long-term contractual obligations as of December 31, 2017:

	Payments due by period (Unaudited)
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In thousands of U.S. dollars)
Loan obligations(1), (2)	$2,050	$197,825	$—	$—	$199,875
Total contractual obligations	$2,050	$197,825	$—	$—	$199,875

(1)

The amount identified does not include interest costs associated with the outstanding Term Loan B, which are based on LIBOR, plus the costs of complying with any applicable regulatory requirements and a margin of 4.50% per annum.

(2)	The amount identified excludes the discount associated with the outstanding Term Loan B.

91

Critical Accounting Policies

Our financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates in the application of our accounting policies based on the best assumptions, judgments and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. For a description of all of our significant accounting policies, see Note 2 to the Notes to the consolidated financial statements, included herein.

Fair Value of Vessels: As of December 31, 2017, we owned and operated a fleet of six vessels, with an aggregate carrying value of $391.4 million, including the unamortized portion of deferred drydock and special survey costs related to the vessel and the carrying value of existing time charters on its fleet of vessels. On a vessel-by-vessel basis, as of December 31, 2017, the carrying value of the six vessels (including the unamortized portion of deferred drydock and special survey costs related to the vessel and the carrying value of the time charter, if any, on the specified vessel) exceeds the estimated fair value of those same vessels (including the estimated fair value of the time charter, if any, on the specified vessel) by approximately $104.9 million in the aggregate (the unrealized loss).

On a vessel-by-vessel basis, as of December 31, 2016, the carrying value of the six vessels (including the unamortized portion of deferred drydock and special survey costs related to the vessel and the carrying value of the time charter, if any, on the specified vessel) exceeds the estimated fair value of those same vessels (including the estimated fair value of the time charter, if any, on the specified vessel) by approximately $125.0 million in the aggregate (the unrealized loss).

A vessel-by-vessel summary as of December 31, 2017, follows (with an * indicating those individual vessels whose carrying value exceeds its estimated fair value, including the unamortized portion of deferred drydock and special survey costs related to the vessel and the related time charter, if any):

Vessel name	Date of Acquisition	Purchase Price(1)	Carrying Value as of December 31, 2017(1)
	(In millions of U.S. dollars)
Shinyo Kannika	18/11/2014	$61.0	$49.0	*
Shinyo Kieran	18/11/2014	120.6	105.2	*
Shinyo Ocean	18/11/2014	60.5	48.2	*
Shinyo Saowalak	18/11/2014	114.2	97.7	*
C. Dream	18/06/2015	41.9	41.6	*
Nave Celeste	18/06/2015	58.0	49.7	*
		$456.2	$391.4

(1)	All amounts include related time charter, if any.

Although the aforementioned excess of carrying value over fair value represents an estimate of the loss that Navios Midstream would sustain on a hypothetical disposition of those vessels as of December 31, 2017, the recognition of the unrealized loss absent a disposition (i.e. as an impairment) would require, among other things, that a triggering event had occurred and that the undiscounted cash flows attributable to the vessel are also less than the carrying value of the vessel (including the unamortized portion of deferred drydock and special survey costs related to the vessel and the carrying value of the time charter, if any, on the specified vessel).

92

Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to, future drydock dates, the selection of useful lives and residual values for tangible assets, and vessels’ fair value upon initial recognition, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes, and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

Vessels, Net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in a business combination are recorded at fair value. Vessels acquired in an asset acquisition are measured at cost (including transaction costs). Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (“LWT”). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT. Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction.

However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

Impairment of Long-lived Asset Group: Vessels, other fixed assets and other long lived assets held and used by the Company are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. The Company’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment, are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the vessel carrying value, the unamortized portion of deferred drydock and special survey costs related to the vessel and the related carrying value of the intangible with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are customarily bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2017, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Midstream’s long-lived assets may exist. These indicators included continued volatility in

93

the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10- year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until December 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.7% based on the fleets historical performance.

We determine projected cash flows for unfixed days using an estimated daily time charter rate based on the 10-year historical average (of the one-year charter rate for similar vessels). We consider this approach to be reasonable and appropriate. However, for the purposes of presenting our investors with additional information to determine how the Company’s future results of operations may be impacted, we set forth below an analysis that shows the five-year, three-year and one-year historical averages (of the one-year charter rate for similar vessels) in lieu of the 10-year historical average (of the one-year charter rate for similar vessels) and the effect the use of each of these rates would have on the Company’s impairment analysis.

	December 31, 2017		December 31, 2016
	Number of vessels(*)	Amount (U.S. millions)(**)	Number of vessels(*)	Amount (U.S. millions)(**)
5-year historical average rate	—	—	—	—
3-year historical average rate	—	—	—	—
1-year historical average rate	—	—	—	—

(*)	Number of vessels the carrying value of which would not have been recovered.
(**)	Aggregate carrying value that exceeds the estimated fair value (the unrealized loss).

In connection with its impairment testing on its vessels as of December 31, 2017, the Company performs sensitivity analysis on the most sensitive and/or subjective assumptions that have the potential to affect the outcome of the test, principally the projected charter rate used to forecast future cash flow for unfixed days. In that regard, there would continue to be no impairment required to be recognized on any of the Company’s vessels when assuming a decline in the 10-year average (of the one-year charter rate for similar vessels), which is the rate that the Group uses to forecast future cash flow for unfixed days, ranging from 36.0% to 70.0% (depending on the vessel).

In addition, the Company compared the 10-year historical average (of the one-year charter rate for similar vessels) of $35,813 per day with historical rates for five-year historical average of the one-year charter rate (for similar vessels) of $32,028 per day, with historical rates for three-year historical average of the one-year charter rate (for similar vessels) of $37,362 per day and one-year charters (for similar vessels) of $27,084 per day. A comparison of the 10-year historical average (of the one-year charter rate) and the current rates for five-year, three-year and one-year historical average rates (of the one year charter rates for similar vessels) follows (as of December 31, 2017):

	Historical Average of One-year Charter Rates (over Various Periods) vs. the 10-year Historical Average (of the One-Year Charter Rate)
	5-Year Average	3-Year Average	1-Year Average
	(% below the 10-year average)
VLCCs	(10.6)%	4.3%	(24.4)%

94

As disclosed elsewhere, the fleet includes six vessels for which the carrying value (including the unamortized portion of deferred drydock and special survey costs related to the vessel and the carrying value of the time charter, if any, on the specified vessel) exceeds the estimated fair value of those same vessels (including the estimated fair value of the time charter, if any, on the specified vessel) by approximately $104.9 million in the aggregate (the unrealized loss). If testing for impairment using historical rates for five-year, three-year and one-year charters historical average (of the one-year charter rate for similar vessels) in lieu of the 10-year historical average (of the one-year charter rate for similar vessels), the Company estimates that none of its vessels, respectively, would have carrying values in excess of their projected undiscounted future cash flows.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels and related intangible assets existed as of December 31, 2017 and 2016, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recorded to operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated by management with the assistance of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose the Company to material impairment charges in the future.

Revenue Recognition: Revenue is recorded: (i) when services are rendered; (ii) the Company has signed a charter agreement or other evidence of an arrangement; (iii) the price is fixed or determinable; and (iv) collection is reasonably assured. Revenue is generated from the time charter of vessels.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Special Survey and Drydocking Costs

We follow the accounting guidance for planned major maintenance activities. The Company’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 and 60 months, respectively. Drydocking and special survey costs, which are reported in the balance sheet within “Deferred dry dock and special survey costs, net”, include planned major maintenance and overhaul activities for ongoing certification including the inspection, refurbishment and replacement of steel, engine components, electrical, pipes and valves, and other parts of the vessel. The Company follows the deferral method of accounting for

95

special survey and drydocking costs, whereby actual costs incurred are deferred and amortized on a straight-line basis over the period until the next scheduled survey and drydocking, which is five and two and a half years, respectively. If special survey or drydocking is performed prior to the scheduled date, the remaining unamortized balances are immediately written off.

The amortization periods reflect the estimated useful economic life of the deferred charge, which is the period between each special survey and drydocking. Costs incurred during the drydocking period relating to routine repairs and maintenance are expensed. The unamortized portion of special survey and drydocking costs for vessels sold is included as part of the carrying amount of the vessel in determining the gain/(loss) on sale of the vessel.

Provisions

The Partnership, in the ordinary course of business, is subject to various claims, suits and complaints. Management provides for a contingent loss in the financial statements if the contingency has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If the Company has determined that the reasonable estimate of the loss is a range, and there is no best estimate amount within the range, the Company will provide the lower amount of the range.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The new revenue standard may be applied using either of the following transition methods: (1) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (2) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which includes additional footnote disclosures). The Company will adopt the standard as of January 1, 2018 and is expecting that the adoption will not have a material effect on its consolidated financial statements, other than additional revenue disclosures in the notes to the consolidated financial statements, or the presentation of the consolidated financial statements, since the Company has chartered its vessels under time charter agreements, and in this respect revenue is accounted under the leases standard.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases—capital (or finance) leases and operating leases. According to the new Accounting Standard, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

96

Item 6.	Directors, Senior Management and Employees

A. Directors and Senior Management

Set forth below are the names, ages and positions of our directors and executive officers.

Name	Age	Position
Angeliki Frangou	52	Chairman of the Board of Directors and Chief Executive Officer
Erifili Tsironi	43	Chief Financial Officer
Efstratios Desypris	44	Senior Vice President—Business Development and Director
Vasiliki Papaefthymiou	48	Secretary
Shunji Sasada	59	Director
Alexander Kalafatides	53	Director
Christos Kokkinis	66	Director
Stefan Kuch	63	Director
Vasilios Mouyis	54	Director

Biographical information with respect to each of our current directors and our executive officers is set forth below. The business address for our directors and executive officers is 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, Monaco.

Angeliki Frangou has been our Chairman of the Board of Directors and Chief Executive Officer since our inception. Ms. Frangou has also been Chairman and Chief Executive Officer of Navios Maritime Holdings (NYSE: NM) since August 2005. In addition, Ms. Frangou has been the Chairman and Chief Executive Officer of Navios Maritime Partners L.P. (NYSE: NMM), an affiliated limited partnership, since August 2007 the Chief Executive Officer of Navios Maritime Acquisition Corporation (NYSE: NNA), an affiliated corporation, since March 2008, and the Chairman and Chief Executive Officer of Navios Maritime Containers Inc (N-OTC: NMCI), an affiliated corporation since April, 2017. Ms. Frangou has been the Chairman of the Board of Directors of Navios South American Logistics Inc. since its inception in December 2007. Previously, Ms. Frangou served as Chairman, Chief Executive Officer and President of International Shipping Enterprises Inc., which acquired Navios Holdings. From 1990 until August 2005, Ms. Frangou was the Chief Executive Officer of Maritime Enterprises Management S.A. and its predecessor company, which specialized in the management of dry cargo vessels. Ms. Frangou is the Chairman of IRF European Finance Investments Ltd., listed on the SFM of the London Stock Exchange. Ms. Frangou is Member of the Board of the United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited, Vice Chairman of China Classification Society Mediterranean Committee, a member of the International General Committee and of the Hellenic and Black Sea Committee of Bureau Veritas, as well as a member of Greek Committee of Nippon Kaiji Kyokai. Since March 2016, Ms. Frangou has been a Member of the DNV GL Greek National Committee. Since May 2014, Ms. Frangou has been a Member of the Board of The Hellenic Mutual War Risks Association (Bermuda) Limited. Since February 2015, Ms. Frangou has been a Member of the Board of the Union of Greek Shipowners. Since October 2015, Ms. Frangou has been a Member of the Board of Trustees of Fairleigh Dickinson University. Since July 2013, Ms. Frangou has been a Member of the Board of Visitors of the Columbia University School of Engineering and Applied Science. Ms. Frangou received a bachelor’s degree in mechanical engineering, summa cum laude, from Fairleigh Dickinson University and a master’s degree in mechanical engineering from Columbia University.

Erifili Tsironi has been our Chief Financial Officer since our inception. Ms Tsironi also serves as Senior Vice President—Credit Management of Navios Holdings since October 2014. Ms. Tsironi has over 17 years of experience in ship finance. Before joining us, she was the Global Dry Bulk Sector Coordinator and Senior Vice President of DVB Bank SE. Ms. Tsironi joined the Bank in 2000 serving as Assistant Local Manager and Senior Relationship Manager. Previously, she served as account manager in ANZ Investment Bank / ANZ Grindlays Bank Ltd from May 1997 until December 1999. Ms. Tsironi holds a BSc. in Economics, awarded with Honours, from the London School of Economics and Political Science and a MSc in Shipping, Trade and Finance, awarded with Distinction, from Cass Business School of City University in London.

97

Efstratios Desypris has been our Senior Vice President—Business Development and a member of our board of directors since our inception. Mr. Desypris has served as Chief Financial Controller of Navios Maritime Holdings since February 2011. He has previously served as Financial Controller of Navios Maritime Holdings since May 2006. In addition, Mr. Desypris is the Chief Financial Officer of Navios Maritime Partners since January 2010. He also serves as Senior Vice President—Strategic Planning and Director of Navios Logistics, and as director of Navios Europe Inc. Before joining Navios Group, Mr. Desypris worked for nine years in the accounting profession, most recently as manager of the audit department at Ernst & Young in Greece. Mr. Desypris started his career as an auditor with Arthur Andersen & Co. in 1997. He holds a Bachelor of Science degree in Economics from the University of Piraeus.

Vasiliki Papaefthymiou has been our Secretary since our inception. She has been Executive Vice President—Legal and a member of Navios Maritime Holdings’ board of directors since its inception, and prior to that was a member of the board of directors of ISE. Ms. Papaefthymiou has also held various officer and director positions at Navios Maritime Acquisition, Navios Maritime Partners, Navios Maritime Containers Inc. and Navios South American Logistics. Ms. Papaefthymiou has also served as General Counsel for Maritime Enterprises Management S.A. since October 2001, where she has advised the company on shipping, corporate and finance legal matters. Ms. Papaefthymiou provided similar services as General Counsel to Franser Shipping from October 1991 to September 2001. Ms. Papaefthymiou received her undergraduate degree from the Law School of the University of Athens and a master’s degree in maritime law from Southampton University in the United Kingdom. Ms. Papaefthymiou is admitted to practice law before the Bar in Piraeus, Greece.

Shunji Sasada has been a member of our Board of Directors since our inception. Mr. Sasada also served as a director of Navios Holdings and President of Navios Corporation since January 2015 and as director in Navios Partners in August 2007. Mr. Sasada started his shipping career in 1981 in Japan with Mitsui O.S.K. Lines, Ltd. (“MOSK”). In 1991, Mr. Sasada joined Trinity Bulk Carriers as its chartering manager as well as subsidiary board member representing MOSK as one of the shareholders. After an assignment in Norway, Mr. Sasada moved to London and started MOSK’s own Ultra Handymax operation as its General Manager. Mr. Sasada joined Navios Holdings in May 1997. Mr. Sasada was Senior Vice President—Fleet Development of Navios Holdings from October 1, 2005 to July 2007 and Chief Operating Officer to December 2014. Mr. Sasada is the member of the North American Committee of Nippon Kaiji Kyokai since inception. Mr. Sasada is a graduate of Keio University, Tokyo, with a B.A. degree in business and he is the member of Board of Trustee of Keio Academy of New York.

Alexander Kalafatides has been a member of our board of directors since our inception. Mr. Kalafatides has over 25 years of experience in general management and marketing. Mr. Kalafatides holds the position of global sales and marketing director of IUC International LLC, a designer and importer of consumer products, and he also serves as an adjunct professor in International Business at Drexel University. He has been involved in considerable turnarounds in various sectors including the marine sector, where he served as Partner and Vice President of CCSI, Inc, a company acting as the sales agent of the Chevron/Texaco joint venture. Following its successful turnaround, the company was acquired by the Chevron/Texaco group. Mr. Kalafatides received his M.B.A. in marketing and international business from the New York University and his B.S.E. in computer engineering & science at the University of Pennsylvania.

Christos Kokkinis has been a member of our board of directors since our inception. Mr. Kokkinis has over 34 years of experience in ship finance and he is currently an independent consultant on shipping financial matters, and a Board member of the Onassis Cardial Surgery Center. He spent 19 years at Alpha Bank, having established and served as the Head of the Shipping Division since 1997. Previously, he served in Citibank Shipping Bank S.A. from where he left as Vice President to join ABN AMRO Bank, where he held the position of the Manager of Shipping Finance from 1991 until 1997. Mr. Kokkinis holds a bachelor’s degree from the Law School of the University of Athens and a M.B.A. in finance and international business from Rutgers University.

Stefan Kuch has been a member of our board of directors since our inception. Mr. Kuch has over 31 years of experience in finance and ship finance. Mr. Kuch is currently an independent consultant on shipping financial

98

matters and was Managing Director in the shipping division at Commerzbank AG. Until October 2015 he served as Managing Director of Hanseatic Ship Asset Management GmbH, a vessel-owning company within the Commerzbank Group. Prior to that Mr. Kuch served as Managing Director and Divisional Head of International Clients at Commerzbank AG, following the merger of the shipping portfolios of Dresdner Bank, Deutsche Schiffsbank and Commerzbank in 2009. In the past, he also served as the co-head of the Center of Competence Shipping of Commerzbank AG having joined Commerzbank AG in 1983. He holds a degree in Economics from Christian Albrecht University, Kiel, Germany.

Vasilios Mouyis has been a member of our board of directors since our inception. Mr. Mouyis has over 27 years of experience in chartering and ship brokerage. He is the co-founder of the Athens-based ship brokering firm, Doric Shipbrokers S.A., where he currently serves as the joint managing director—a position he has held since the firm’s inception in 1994. Previously, Mr. Mouyis served as a chartering broker at Clarkson’s Plc South African office, formerly known as Afromar Pty Ltd. Mr. Mouyis participates as a panelist for the Handysize index of the Baltic Exchange, London, representing Doric Shipbrokers S.A. Mr. Mouyis holds a bachelor’s degree in Economics from the American College of Greece and a post-graduate diploma in Port and Shipping Administration from The University of Wales, Institute of Science and Technology.

B. Compensation

Reimbursement of Expenses of Our General Partner

Our general partner does not receive any management fee or other compensation for services from us, although it and its other affiliates are entitled to reimbursement for expenses incurred on our behalf. These expenses include all expenses necessary or appropriate for the conduct of our business and allocable to us, as determined by our general partner.

For the year ended December 31, 2017 and for the year ended December 31, 2016 no amounts were paid to the general partner.

Officers’ Compensation

We and our general partner were formed in October 2014. Since our officers, including our Chief Executive Officer and our Chief Financial Officer, are employees of Navios Holdings, their compensation is set and paid by Navios Holdings, and we reimburse Navios Holdings for time they spend on partnership matters pursuant to the Administrative Services Agreement. Under the terms of the Administrative Services Agreement, we reimburse Navios Holdings for the actual costs and expenses it incurs in providing administrative support services to us. The amount of our reimbursements to Navios Holdings for the time of our officers depends on an estimate of the percentage of time our officers spent on our business and is based on a percentage of the salary and benefits that Navios Holdings pays to such officers. Our officers, and officers and employees of affiliates of our General Partner, may participate in employee benefit plans and arrangements sponsored by Navios Holdings, our general partner or their affiliates, including plans that may be established in the future. Our board of directors may establish such plans without the approval of our limited partners.

For the year ended December 31, 2017, the fee charged by the Manager for administrative expenses was $1.5 million.

Compensation of Directors

Our officers or officers of Navios Acquisition who also serve as our directors do not receive additional compensation for their service as directors. Each non-management director receives compensation for attending meetings of our board of directors, as well as committee meetings. Non-management directors receive a director fee of $45,000 per year. Ms. Frangou receives a fee of $150,000 per year for acting as a director and as our

99

Chairman of the Board. The Chairman of our audit committee receives an additional fee of $15,000 per year and the Chairman of our conflicts committee receives an additional fee of $10,000 per year. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director is fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

For the year ended December 31, 2017, the aggregate compensation paid to our current executive officers was approximately $0.4 million.

C. Board Practices

Our partnership agreement provides that our general partner delegates to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation binding on any successor general partner of the partnership. Our general partner, Navios Maritime Midstream Partners GP LLC, is wholly owned by Navios Acquisition. Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. Our executive officers manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. Two of our executive officers also serve as executive officers and/or directors of Navios Acquisition.

Our board of directors consists of seven members, three persons who are appointed by our general partner in its sole discretion and four who are elected by the common unitholders. Directors appointed by our general partner will serve as directors for terms determined by our general partner. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. One of the four directors elected by our common unitholders in our 2015 annual meeting of unitholders was designated as our Class III elected director and will serve until our annual meeting of unitholders in 2018; one director elected by our common unitholders was designated as the Class I elected director and will serve until our annual meeting of unitholders in 2019 as the term was renewed for three years during our 2016 annual meeting of unitholders; and the remaining two directors elected by our common unitholders were designated as the Class II elected directors and will serve until our annual meeting of unitholders in 2020 as the term was renewed for three years during our 2017 annual meeting of unitholders. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 10% of the outstanding common units. We will have a conflicts committee consisting of three independent directors that will be available at the board’s discretion to review matters involving potential conflicts of interest.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. If at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other unitholders of the same class that are not subject to this voting limitation. Our general partner, its affiliates and persons who acquired units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. This 4.9% limitation is intended to help preserve our ability to qualify for the benefits of Section 883 of the Code.

The New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on our board of directors or to establish a compensation committee or a nominating/corporate governance committee. Our board of directors consists of seven members, four of whom meet the independence standards established by the New York Stock Exchange.

100

Three independent members of our board of directors serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The initial members of our conflicts committee are Vasilios Mouyis, Christos Kokkinis and Alexander Kalafatides, who acts as Chairman. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, and must meet the independence standards established by the New York Stock Exchange to serve on an audit committee of a board of directors and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our directors, our general partner or its affiliates of any duties any of them may owe us or our unitholders.

In addition, we have an audit committee of three independent directors. Our audit committee is comprised of Stefan Kuch, Christos Kokkinis and Vasilios Mouyis, who acts as Chairman. Mr. Mouyis qualifies as an “audit committee financial expert” for purposes of SEC rules and regulations. The audit committee, among other things, reviews our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls.

Employees of the Manager, a subsidiary of Navios Holdings, provide assistance to us and our operating subsidiaries pursuant to the Management Agreement and the Administrative Services Agreement.

Our Chief Executive Officer, Ms. Angeliki Frangou, allocates her time between managing our business and affairs and the business and affairs of Navios Acquisition, Navios Holdings, Navios Partners and Navios Containers. While the amount of time she will allocate between our business and the businesses of Navios Acquisition will vary from time to time depending on various circumstances and the respective needs of the businesses, such as their relative levels of strategic activities, we anticipate she will allocate approximately one-quarter of her time to our business.

Our officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Navios Acquisition, Navios Holdings, Navios Partners and Navios Containers. We intend to cause our officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

We have no employees other than the executive officers listed in this Annual Report.

Our general partner owes a fiduciary duty to our unitholders, subject to limitations described under “Conflicts of Interest and Fiduciary Duties.” Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are expressly non-recourse to it. Whenever possible, the partnership agreement directs that we should incur indebtedness or other obligations that are non-recourse to our general partner.

Whenever our general partner makes a determination or takes or declines to take an action in its individual capacity rather than in its capacity as our general partner, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any limited partner, and is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Marshall Islands Act or any other law. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership. Actions of our general partner, which are made in its individual capacity, will be made by Navios Acquisition as sole member of our general partner.

101

D. Employees

Employees of the Manager provide assistance to us and our operating subsidiaries pursuant to the Management Agreement and the Administrative Services Agreement. Navios Midstream does not employ additional staff.

The Manager crews its vessels primarily with Indian and Filipino officers and seamen. For these nationalities, officers and seamen are referred to the Manager by local crewing agencies. The crewing agencies handle each seaman’s training while the Manager handles their travel and payroll. The Manager requires that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. The Manager also provides on-shore advisory, operational and administrative support to us pursuant to service agreements. Please see “Item 7.—Major Unitholders and Related Party Transactions”.

E. Unit Ownership

Identity of Person or Group

As of March 9, 2018, our officers and directors, identified in the table below, did not beneficially own any common units or Series A Units. The information is not necessarily indicative of beneficial ownership for any other purposes. Under SEC rules, a person or entity beneficially owns any units that the person or entity has the right to acquire as of May 8, 2018 (60 days after March 9, 2018) through the exercise of any unit option or other right. As of March 9, 2018, there were 21,374,917 units outstanding, representing all outstanding common units (19,354,498), subordinated series A units (1,592,920) and general partner units (427,499).

	Common and Series A Owned	Percentage of Common and Series A Units Owned
Angeliki Frangou	—	—
Erifili Tsironi	—	—
Efstratios Desypris	—	—
Vasiliki Papaefthymiou	—	—
Shunji Sasada	—	—
Alexander Kalafatides	—	—
Christos Kokkinis	—	—
Stefan Kuch	—	—
Vasilios Mouyis	—	—

102

Item 7.	Major Unitholders and Related Party Transactions

A. Major Unitholders

The following table sets forth the beneficial ownership as of March 9, 2018, of our common units and Series A Units by each person we know to beneficially own more than 5% of the common units or Series A Units. The number of units beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person beneficially owns any units as to which the person has or shares voting or investment power. In addition, a person beneficially owns any units that the person or entity has the right to acquire as of May 8, 2018 (60 days after March 9, 2018) through the exercise of any unit option or other right. The percentage disclosed under “Percentage of Total Common and Series A Units Beneficially Owned” is based on 21,374,917 units, representing all outstanding common units (19,354,498), Series A units (1,592,920) and the general partner units (427,499).

Name of Beneficial Owner	Common Units Beneficially Owned		Units Beneficially Owned		Percentage of Total Common and Series A Units Beneficially Owned(1)
	Number	Percentage	Number	Percentage
Navios Maritime Acquisition Corporation(1)(2)	10,585,384	54.7%	1,592,920	100.0%	57.0%
Advisory Research Inc.(3)	1,639,000	8.5%	—	—	7.8%
All directors and executive officers as a group (nine persons)	—	—	—	—	—

(1)	Excludes the 2.0% general partner interest held by our general partner, a wholly owned subsidiary of Navios Acquisition.
(2)

Navios Acquisition is a public company controlled by its board of directors, which consists of the following seven members: Angeliki Frangou, Ted C. Petrone, Nikolaos Veraros, Eleni Warren, Brigitte Noury, Anna Kalathakis and George Galatis.

(3)	Based on Schedule 13G/A filed on February 14, 2018 with the SEC and reported units owned by the Piper Jaffray Companies, Advisory Research, Inc. and Nuveen Energy MLP Total Return Fund.

B. Related Party Transactions

Navios Acquisition, the sole member of our general partner, currently owns 10,585,384 common units and 1,592,920 subordinated Series A units representing a 57.0% interest in us based on all outstanding common, subordinated Series A units and general partner units. In addition, our General Partner owns all of the 427,499 general partner units representing a 2.0% general partnership interest in us and all of the incentive distribution rights. Navios Acquisition’s ability, as sole member of our general partner, to control the appointment of three of the seven members of our board of directors and to approve certain significant actions we may take, means that Navios Acquisition, together with its affiliates, have the ability to exercise influence regarding our management.

Omnibus Agreement

We have entered into an omnibus agreement with Navios Acquisition, Navios Holdings, Navios Partners, our general partner and our operating company. The following discussion describes certain provisions of the omnibus agreement.

Noncompetition

Under the omnibus agreement, Navios Acquisition has agreed, and has caused its controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire or own any VLCCs, crude oil tankers,

103

refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years. This restriction does not prevent Navios Acquisition or any of its controlled affiliates (other than us and our subsidiaries) from:

(1) acquiring or owning VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charters for less than five years;

(2) (x) acquiring a VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years after the closing of the offering if Navios Acquisition offers to sell to us the vessel for fair market value or (y) putting a VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker that Navios Acquisition owns under charter for five or more years if Navios Acquisition offers to sell the vessel to us for fair market value at the time it is chartered for five or more years and, in each case, at each renewal or extension of that charter for five or more years;

(3) acquiring a VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years as part of the acquisition of a controlling interest in a business or package of assets and owning those vessels; provided, however, that:

(a) if less than a majority of the value of the total assets or business acquired is attributable to those VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters, as determined in good faith by the board of directors of Navios Acquisition, Navios Acquisition must offer to sell such VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters to us for their fair market value plus any additional tax or other similar costs to Navios Acquisition that would be required to transfer the VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters to us separately from the acquired business; and

(b) if a majority or more of the value of the total assets or business acquired is attributable to the VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters, as determined in good faith by the board of directors of Navios Acquisition, Navios Acquisition shall notify us in writing, of the proposed acquisition. We shall, not later than the 15th calendar day following receipt of such notice, notify Navios Acquisition if we wish to acquire such VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters forming part of the business or package of assets in cooperation and simultaneously with Navios Acquisition acquiring the non-VLCC carriers, non-crude oil tankers, non-refined petroleum product tankers, non-LPG tankers or non-chemical tankers and related charters forming part of that business or package of assets. If we do not notify Navios Acquisition of our intent to pursue the acquisition within 15 calendar days, Navios Acquisition may proceed with the acquisition as provided in (a) above.

(4) acquiring a non-controlling interest in any company, business or pool of assets;

(5) acquiring or owning any VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker and related charter if we do not fulfill our obligation, under any existing or future written agreement, to purchase such vessel in accordance with the terms of any such agreement;

(6) acquiring or owning VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years subject to the offers to us described in paragraphs (2) and (3) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

(7) providing ship management services relating to any vessel whatsoever, including to VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers owned by the controlled affiliates of Navios Acquisition; or

104

(8) acquiring or owning VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years if we have previously advised Navios Acquisition that we consent to such acquisition, operation or charter.

Under the omnibus agreement, Navios Acquisition, Navios Holdings and Navios Partners are not prohibited from operating chartered-in VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter-out contracts for five or more years, so long as immediately prior to the time such vessel is proposed to be put under such charter-out contract, Navios Acquisition offers such charter-out opportunity to us in the event that (i) we have a VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker that is available and comparable to Navios Acquisition’s chartered-in vessel and (ii) it is acceptable to the charter customer.

If Navios Acquisition or any of its controlled affiliates (other than us or our subsidiaries) acquires or owns any VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

In addition, under the omnibus agreement we agree, and cause our subsidiaries to agree, to acquire, own, operate or charter only VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers with charters of five or more years (any vessels that are not VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and that are not under charter for five or more years will in the following be referred to as the “Non-Restricted Vessels”). This restriction will not:

(1) prevent us or any of our subsidiaries from acquiring a Non-Restricted Vessel and any related charters as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels, provided, however, that:

(a) if less than a majority of the value of the total assets or business acquired is attributable to a Non-Restricted Vessel and related charter, as determined in good faith by us, we must offer to sell such Non-Restricted Vessel and related charter to Navios Acquisition for their fair market value plus any additional tax or other similar costs to us that would be required to transfer the Non-Restricted Vessel and related charter to Navios Acquisition separately from the acquired business; and

(b) if a majority or more of the value of the total assets or business acquired is attributable to a Non-Restricted Vessel and related charter, as determined in good faith by us, we shall notify Navios Acquisition in writing of the proposed acquisition. Navios Acquisition shall, not later than the 15th calendar day following receipt of such notice, notify us if it wishes to acquire the Non-Restricted Vessel forming part of the business or package of assets in cooperation and simultaneously with us acquiring the Non-Restricted Vessel under charter for five or more years forming part of that business or package of assets. If Navios Acquisition does not notify us of its intent to pursue the acquisition within 15 calendar days, we may proceed with the acquisition as provided in (a) above.

(2) prevent us or any of our subsidiaries from owning, operating or chartering a Non-Restricted Vessel subject to the offer to Navios Acquisition described in paragraph (2) above, pending its determination whether to accept such offer and pending the closing of any offer it accepts; or

(3) prevent us or any of our subsidiaries from acquiring, operating or chartering a VLCC carrier, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker if Navios Acquisition has previously advised us that it consents to such acquisition, operation or charter other than with respect to VLCC carriers, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers already owned by us. If we or any of our subsidiaries owns, operates and charters Non-Restricted Vessels pursuant to any of the exceptions described above, neither we nor such subsidiary may subsequently expand that portion of our business other than pursuant to those exceptions.

105

Upon a change of control of us or our general partner, the noncompetition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Navios Acquisition, the noncompetition provisions of the omnibus agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units.

The omnibus agreement specifically provides that with respect to any VLCC, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for a period of five years or more, the provisions of the omnibus agreement supercede the provisions of any other omnibus agreement that exists between other entities in the Navios Group. The omnibus agreement also provides that the terms of any other existing omnibus agreement between other entities in the Navios Group will apply with respect to any Non-Restricted Vessel.

Rights of First Offer

We and our subsidiaries grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of our VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers that we may acquire in the future and related charters or any Non-Restricted Vessels and related charters owned or acquired by us. Likewise, Navios Acquisition granted a similar right of first offer to us for any VLCC, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Prior to engaging in any negotiation regarding any vessel disposition with respect to a VLCC, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years with a non-affiliated third-party, we or Navios Acquisition, as the case may be, will deliver a written notice to the other party setting forth the material terms and conditions of the proposed transaction. During the 15-day period after the delivery of such notice, we and Navios Acquisition will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 15-day period, we or Navios Acquisition, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-charter the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Navios Acquisition, as the case may be, than those offered pursuant to the written notice.

Upon a change of control of us or our general partner, the right of first offer provisions of the omnibus agreement will terminate immediately. Upon a change of control of Navios Acquisition, the right of first offer provisions of the omnibus agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units.

Indemnification

Under the omnibus agreement, Navios Acquisition indemnifies us for a period of five years against certain environmental and toxic tort liabilities to the extent arising prior to or on the closing date of the offering. Liabilities resulting from a change in law are excluded from the environmental indemnity. There is an aggregate cap of $5.0 million on the amount of indemnity coverage provided by Navios Acquisition for these environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Navios Acquisition is liable for claims only to the extent such aggregate amount exceeds $500,000.

Navios Acquisition also indemnifies us for liabilities related to:

•

certain defects in title to the assets contributed or sold to us and any failure to obtain, certain consents and permits necessary to conduct our business, which liabilities arise within three years after the closing of the offering; and

106

•	certain income tax liabilities attributable to the operation of the assets contributed to us prior to the time they were contributed.

Amendments

The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Management Agreement

We have entered into a Management Agreement with the Manager, a subsidiary of Navios Holdings, pursuant to which the Manager provides certain commercial and technical management services to us. These services are provided in a commercially reasonable manner in accordance with customary ship management practice and under our direction. The Manager provides these services to us directly but may subcontract for certain of these services with other entities, including other Navios Holdings subsidiaries.

The commercial and technical management services include:

•

the commercial and technical management of the vessels: managing day-to-day vessel operations including negotiating charters and other employment contracts with respect to the vessels and monitoring payments thereunder, ensuring regulatory compliance, arranging for the vetting of vessels, procuring and arranging for port entrance and clearance, appointing counsel and negotiating the settlement of all claims in connection with the operation of each vessel, appointing adjusters and surveyors and technical consultants as necessary, and providing technical support;

•

vessel maintenance and crewing: including supervising the maintenance and general efficiency of vessels, and ensuring the vessels are in seaworthy and good operating condition, arranging our hire of qualified officers and crew, arranging for all transportation, board and lodging of the crew, negotiating the settlement and payment of all wages; and

•

purchasing and insurance: purchasing stores, supplies and parts for vessels, arranging insurance for vessels (including marine hull and machinery insurance, protection and indemnity insurance and war risk and oil pollution insurance).

The term of the management will expire in November 2019, with respect to each vessel in our fleet. Pursuant to the terms of the Management Agreement as amended in October 2016, we pay the Manager a fixed daily fee of $9,500 per VLCC vessel until December 2018. This fixed daily fee covers all of our vessel operating expenses, other than certain extraordinary fees and costs. Drydocking and special survey are paid to the Manager at cost. During the remaining term of the Management Agreement, we expect to reimburse the Manager for all of the actual operating costs and expenses it incurs in connection with the management of our fleet. Actual operating costs and expenses will be determined in a manner consistent with how the initial $9,500 fixed fees were determined.

The Management Agreement may be terminated prior to the end of its initial term by us upon 120 days’ notice if there is a change of control of the Manager or by the Manager upon 120 days’notice if there is a change of control of us or our general partner. In addition, the Management Agreement may be terminated by us or by the Manager upon 120 days’ notice if:

•	the other party breaches the agreement in any material respect which remains unremedied;

•	a receiver is appointed for all or substantially all of the property of the other party;

•	an order is made to wind up the other party;

107

•	a final judgment, order or decree that materially and adversely affects the other party’s ability to perform the agreement is obtained or entered and not vacated, discharged or stayed; or

•

the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation, is adjudged insolvent or bankrupt or commences any reorganization proceedings.

Furthermore, at any time after the first anniversary of the Management Agreement, the management agreement may be terminated prior to the end of its initial term by us or by the Manager upon 365 days’ notice for any reason other than those described above.

In addition to the fixed daily fees payable under the Management Agreement, the Management Agreement provides that the Manager will be entitled to reasonable supplementary remuneration for extraordinary fees and costs resulting from:

•	time spent on insurance and salvage claims;

•	time spent vetting and pre-vetting the vessels by any charterers in excess of 10 days per vessel per year;

•	the deductible of any insurance claims relating to the vessels or for any claims that are within such deductible range;

•	the significant increase in insurance premiums which are due to factors outside the control of the Manager such as “acts of God”;

•

repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of the Manager, its employees, agents or subcontractors, unless and to the extent otherwise covered by insurance);

•

expenses imposed due to any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that vessel or otherwise;

•

costs associated with increases in crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any vessel;

•	any taxes, dues or fines imposed on the vessels or the Manager due to the operation of the vessels;

•

expenses incurred in connection with the sale or acquisition of a vessel such as inspections and technical assistance; and any similar costs, liabilities and expenses that were not reasonably contemplated by us and the Manager as being encompassed by or a component of the fixed daily fees at the time the fixed daily fees were determined.

Under the Management Agreement, neither we nor the Manager is liable for failure to perform any of our or its obligations, respectively, under the management agreement by reason of any cause beyond our or its reasonable control.

In addition, the Manager has no liability to us for any loss arising in the course of the performance of the commercial and technical management services under the Management Agreement unless and to the extent that such loss is proved to have resulted solely from the fraud, gross negligence or willful misconduct of the Manager or its employees, in which case (except where such loss has resulted from the Manager’s intentional personal act or omission and with knowledge that such loss would probably result) the Manager’s liability is limited to $3.0 million for each incident or series of related incidents. Further, under our Management Agreement, we have agreed to indemnify the Manager and its employees and agents against all actions which may be brought against

108

them under the Management Agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such action, provided however that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of the Manager or its employees or agents, or any breach of the Management Agreement by the Manager.

Administrative Services Agreement

We have entered into an Administrative Services Agreement with the Manager, pursuant to which the Manager provides certain administrative management services to us. The agreement has an initial term of five years from the closing date of the offering.

The Administrative Services Agreement may be terminated prior to the end of its term by us upon 120 days’ notice if there is a change of control of the Manager or by the Manager upon 120 days’ notice if there is a change of control of us or our general partner. In addition, the Administrative Services Agreement may be terminated by us or by the Manager upon 120 days’ notice if:

•	the other party breaches the agreement;

•	a receiver is appointed for all or substantially all of the property of the other party;

•	an order is made to wind up the other party;

•	a final judgment, order or decree that materially and adversely affects the other party’s ability to perform the Management Agreement is obtained or entered and not vacated, discharged or stayed; or

•

the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation, is adjudged insolvent or bankrupt or commences any reorganization proceedings.

Furthermore, at any time after the first anniversary of the Administrative Services Agreement, the Administrative Services Agreement may be terminated by us or by the Manager upon 365 days’ notice for any reason other than those described above.

The administrative services include:

•

bookkeeping, audit and accounting services: assistance with the maintenance of our corporate books and records, assistance with the preparation of our tax returns and arranging for the provision of audit and accounting services;

•	legal and insurance services: arranging for the provision of legal, insurance and other professional services and maintaining our existence and good standing in necessary jurisdictions;

•

administrative and clerical services: assistance with office space, arranging meetings for our common unitholders pursuant to the partnership agreement, arranging the provision of IT services, providing all administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business;

•

banking and financial services: providing cash management including assistance with preparation of budgets, overseeing banking services and bank accounts, arranging for the deposit of funds, negotiating loan and credit terms with lenders and monitoring and maintaining compliance therewith;

•	advisory services: assistance in complying with United States and other relevant securities laws;

•	client and investor relations: arranging for the provision of, advisory, clerical and investor relations services to assist and support us in our communications with our common unitholders;

•	integration of any acquired businesses; and

•	client and investor relations.

109

We reimburse the Manager for reasonable costs and expenses incurred in connection with the provision of these services within 15 days after the Manager submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required.

Under the administrative services agreement, we have agreed to indemnify the Manager, its employees and agents against all actions which may be brought against them under the administrative services agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such actions; provided, however that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of the Manager or its employees or agents.

Share Purchase Agreement

At the closing of the IPO, we entered into a share purchase agreement with Aegean Sea Maritime Holdings Inc., a wholly-owned subsidiary of Navios Acquisition pursuant to which we have the option to purchase for a period of two years from the closing of the offering its interests in the subsidiaries that own the seven option vessels and their related charters. Pursuant to an amendment dated October 25, 2016, Navios Acquisition extended the options of three vessels for an additional two-year period expiring on November 18, 2018.

We are not obligated to purchase any of the seven option vessels from Aegean unless we deliver to Aegean during the two-year period a written notice affirmatively exercising our option to purchase such vessels. If during the two-year period we do not deliver to Aegean written notice of our intent to purchase the vessels, then the Share Purchase Agreement automatically expires and terminates. The Share Purchase Agreement may also be terminated by the mutual consent of us and Aegean or for failure to satisfy closing conditions by us or Aegean, so long as either party is not in material breach of the Agreement.

Pursuant to the Share Purchase Agreement, we indemnify Aegean for any losses suffered or incurred by reason of our breach or failure to perform or for any fees or expenses that we owe to brokers, financial advisors or similar persons in connection with the purchase of any vessel. Aegean has agreed to indemnify us for any losses suffered or incurred by reason of Aegean’s breach or failure to perform.

Other Related Party Transactions

Management fees:

On November 18, 2014, the Company entered into a Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9,500 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9,500 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $20.8 million, $20.9 million and $17.6 million, respectively.

General and administrative expenses:

On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

110

Total general and administrative expenses for the years ended December 31, 2017, 2016 and 2015 amounted to $2.8 million, $3.0 million and $2.5 million, respectively. For the years ended December 31, 2017, 2016 and 2015, the expense arising from the administrative services rendered by the Manager to the Company’s vessels were $1.5 million, $1.5 million and $1.0 million, respectively.

Balances due from related parties: Balance due from related parties as of December 31, 2017 and December 31, 2016, were $22.7 million and $4.9 million, respectively, and included the current and non-current amounts mainly due from Navios Holdings and Navios Acquisition and its subsidiaries. Amounts due from related parties mainly consisted of the backstop commitment from Navios Acquisition (see paragraph below in current note), as well as special survey and dry docking expenses for certain vessels of our fleet, and management fees in accordance with the Management Agreement.

Omnibus Agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Midstream entered into an omnibus agreement with Navios Containers, Navios Acquisition, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35,000 per day for the Nave Celeste, $38,400 per day for the Shinyo Ocean and $38,025 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. As of December 31, 2017, backstop revenue amounted to $16.4 million ($0 for 2016) and is included in the balance due from related parties (see paragraph above in current note).

General Partner Option Agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option Vessels: On November 18, 2014, Navios Midstream entered into a share purchase agreement with Navios Acquisition, pursuant to which Navios Midstream would have options that were exercisable through

111

November 18, 2016, to acquire the capital stock of up to seven vessel-owning subsidiaries of Navios Acquisition that owned seven VLCC vessels and the related time charters. In June 2015, Navios Midstream exercised its option and acquired two of the seven vessels, the Nave Celeste and the C. Dream. In October 2016, Navios Acquisition extended the options for the Buena Suerte, the Nave Neutrino and the Nave Electron for an additional two-year period expiring on November 18, 2018.

Item 8.	Financial Information

A. Consolidated Statements and Other Financial Information

Consolidated Financial Statements: See Item 18.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not at present party to any legal proceedings or aware of any proceedings against us, or contemplated to be brought against us, that would have a material effect on our business, financial position, results of operations or liquidity. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our board of directors believes are reasonable and prudent. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Cash Distribution Policy

Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. During the subordination period which expired in November 2017, with certain exceptions, our partnership agreement could not have been amended without the approval of non-affiliated common unitholders, however, after the expiration of the subordination period our partnership agreement can be amended with the approval of a majority of the outstanding common units. Currently, Navios Acquisition owns 54.7% of our outstanding common units and 100.0% of our outstanding Series A units.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•

Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to our unitholoders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

112

•

Our distribution policy will be affected by restrictions on distributions under our credit facility. Specifically, our credit facility contains material financial tests that must be satisfied and we will not pay any distributions that will cause us to violate our credit facility or other debt instruments. Should we be unable to satisfy these restrictions included in the credit facility or if we are otherwise in default under our credit facility, our ability to make cash distributions to you, notwithstanding our cash distribution policy, would be materially adversely affected.

•

If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

Minimum Quarterly Distributions

Consistent with the terms of our partnership agreement, the amount of the minimum quarterly distribution is $0.4125 per unit, or $1.65 per unit per year.

Beginning with the quarter ending December 31, 2014, we distributed, within 45 days after the end of each quarter, all of our available cash to unitholders of record on the applicable record date. We cannot guarantee that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

In general, our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. The general partner’s initial 2.0% interest in these distributions, however, may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

On January 22, 2016, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2015 of $0.4225 per unit. The distribution was paid on February 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2016. The aggregate amount of the distribution paid was $8.7 million.

On April 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2016 of $0.4225 per unit. The distribution was paid on May 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on May 6, 2016. The aggregate amount of the distribution paid was $8.7 million.

On July 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2016 of $0.4225 per unit. The distribution was paid on August 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on August 10, 2016. The aggregate amount of the distribution paid was $8.8 million.

On October 17, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2016 of $0.4225 per unit. The distribution was paid on November 10, 2016 to all holders of record of common, subordinated, subordinated Series A Units and general partner units on November 8, 2016. The aggregate amount of the distribution paid was $8.9 million.

On January 23, 2017, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2016 of $0.4225 per unit. The distribution was paid on February 14, 2017 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2017. The aggregate amount of the distribution paid was $9.0 million.

113

On April 24, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2017 of $0.4225 per unit. The distribution was paid on May 11, 2017 to all holders of record of common, subordinated, subordinated Series A units and general partner units on May 5, 2017. The aggregate amount of the distribution paid was $9.0 million.

On July 20, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2017 of $0.4225 per unit. The distribution was paid on August 11, 2017 to all holders of record of common units, subordinated units, subordinated Series A units and general partner units on August 8, 2017. The aggregate amount of the distribution paid was $9.0 million.

On October 17, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2017 of $0.4225 per unit. The distribution was paid on November 14, 2017 to all holders of record common units, subordinated units, subordinated Series A units and general partner units on November 10, 2017. The aggregate amount of the distribution paid was $9.0 million.

On January 22, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2017 of $0.4225 per unit. The distribution was paid on February 14, 2018 to all holders of record of common, subordinated Series A units and general partner units on February 9, 2018. The aggregate amount of the distribution paid was $9.0 million.

Subordination period

During the subordination period the common units had the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4125 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters (of which there were none), before any distributions of available cash from operating surplus could have been made on the subordinated units. Distribution arrearages did not accrue on the subordinated units. The purpose of the subordinated units was to increase the likelihood that during the subordination period there would be available cash to be distributed on the common units. The subordination period expired in November 2017.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

114

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

	Total Quarterly Distribution Total Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.4125	98.0%	2.0%	0%
First Target Distribution	up to $0.4744	98.0%	2.0%	0%
Second Target Distribution	above $0.4744 up to $ 0.5156	85.0%	2.0%	13.0%
Third Target Distribution	above $0.5156 up to $ 0.6188	75.0%	2.0%	23.0%
Thereafter	above $0.6188	50.0%	2.0%	48.0%

On November 16, 2017, the subordination period, as defined in the limited partnership agreement of Navios Midstream expired, resulting in the conversion of the 9,342,692 subordinated units into common units. Any future cash distributions will be made in accordance with the terms in the limited partnership agreement applicable to the periods following the subordination period.

B. Significant Changes

No significant changes have occurred since the date of the annual financial statements included herein.

115

Item 9.	The Offer and Listing

Our common units are traded on the New York Stock Exchange (or NYSE) under the symbol “NAP”. The following table sets forth the high and low closing sales prices for our common units on the NYSE for each of the periods indicated:

	Price Range
	High	Low
Year Ended:
December 31, 2017	$12.48	$7.00
December 31, 2016	$14.04	$6.77
December 31, 2015	$17.70	$9.84
December 31, 2014	$14.25	$11.50
December 31, 2013	$—	$—
Quarter Ended:
December 31, 2017	$9.63	$7.44
September 30, 2017	$10.62	$7.00
June 30, 2017	$12.15	$9.65
March 31, 2017	$12.48	$10.30
December 31, 2016	$12.52	$9.67
September 30, 2016	$14.04	$10.16
June 30, 2016	$13.31	$9.90
March 31, 2016	$12.30	$6.77
Month Ended:
March 31, 2018 (through March 8, 2018)	$9.65	$9.18
February 28, 2018	$10.11	$8.78
January 31, 2018	$10.32	$9.47
December 31, 2017	$9.63	$7.61
November 30, 2017	$9.53	$7.64
October 31, 2017	$9.62	$7.44
September 30, 2017	$7.51	$7.00

Item 10.	Additional Information

A. Share Capital

Not applicable.

B. Memorandum and Articles of Association

The information required to be disclosed under Item 10.B is incorporated by reference to the following sections of the prospectus included in our Registration Statement on Form F-1 filed with the SEC on October 9, 2014: “The Partnership Agreement,” “Description of the Common Units—The Units”, “Conflicts of Interest and Fiduciary Duties”, “How we make Cash Distributions” and “Our Cash Distribution Policy and Restrictions on Distributions.”

On June 18, 2015, we executed the Third Amended and Restated Agreement of Limited Partnership of Navios Midstream. The Third Amended and Restated Agreement of Limited Partnership designated a new series of subordinated units as Subordinated Series A Units.

C. Material Contracts

The following is a summary of each material contract, other than material contracts entered into in the ordinary course of business, to which we or any of our subsidiaries is a party, for the two years immediately

116

preceding the date of this Annual Report, each of which is included in the list of exhibits in Item 19. Please read “Item 5. Operating and Financial Review and Prospects—Trends and Factors Affecting Our Future Results of Operations—Liquidity and Capital Resources—Credit facilities” for a summary of certain contract terms.

•

Facility Agreement for up to $126.0 million term loan facility, by and between Navios Midstream, and Credit Suisse AG, dated November 13, 2014. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•

Omnibus Agreement, dated as of November 18, 2014, among Navios Holdings, Navios Acquisition, Navios Maritime Midstream GP LLC, Navios Maritime Midstream Operating LLC., Navios Partners and Navios Containers. Please read “Item 7. Major Unitholders and Related Party Transactions” for a summary of certain contract terms.

•

Management Agreement dated November 18, 2014, between Navios Midstream and Navios Tankers Management. Please read “Item 7. Major Unitholders and Related Party Transactions” for a summary of certain contract terms.

•

Administrative Services Agreement, dated as of November 18, 2014, between Navios Midstream and Navios Tankers Management. Please read “Item 7. Major Unitholders and Related Party Transactions” for a summary of certain contract terms.

•	Backstop Agreement, dated as of November 18, 2014, between Navios Midstream and Navios Acquisition.

•	Option Vessels Backstop Agreement, dated as of November 18, 2014, between Navios Midstream and Navios Acquisition.

•	General Partner Option Agreement, dated as of November 18, 2014, between Navios Acquisition and Navios Holdings.

•

Credit Agreement for $205.0 million term loan facility, by and between Navios Midstream and Morgan Stanley Senior Funding, Inc., dated June 18, 2015. Please read “Item 5. Operating and Financial Review and Prospects” for a summary of certain contract terms.

•	Continuous Offering Program Sales Agreement, dated July 29, 2016, between Navios Midstream and S. Goldman Capital LLC.

•	First Amendment to Management Agreement, dated October 17, 2016, between Navios Midstream and Navios Tankers Management Inc.

•	First Amendment to Share Purchase Agreement, dated October 25, 2016, between Navios Midstream and Aegean Sea Maritime Holdings Inc.

D. Exchange controls

We are not aware of any governmental laws, decrees or regulations, including foreign exchange controls, in the Marshall Islands, Hong Kong, British Virgin Islands, the countries of incorporation of Navios Midstream and its subsidiaries that restrict the export or import of capital, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities.

We are not aware of any limitations on the right of non-resident or foreign owners to hold or vote our securities imposed by the laws of the Republic of the Marshall Islands or our Certificate of Formation and Limited Partnership Agreement.

E. Taxation of Holders

117

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to beneficial owners of our common units and, unless otherwise noted in the following discussion, is the opinion of Thompson Hine LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code, (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this filing and all of which are subject to change or differing interpretations by the Internal Revenue Service (“IRS”) or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of ownership of our common units to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Midstream Partners L.P.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation which may be important to particular beneficial owners of common units in light of their individual circumstances, such as (i) beneficial owners of common units subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to beneficial owners that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or (iv) beneficial owners of common units that own 2.0% or more (by vote or value) of our common units, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or prospective holders of our common units. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units.

Each current or prospective beneficial owner of our common units should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units as described below.

118

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that:

•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a passive foreign investment company (a “PFIC”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis, and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “non-corporate U.S. Holder”) generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates, provided that: (i) our common units are traded on an “established securities market” in the United States (such as the New York Stock Exchange where our common units are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value) in a common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

119

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (as discussed under “—Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common units, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common units to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC.

120

We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States , 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations, will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, in which a U.S. Holder owned our common units, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, the U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder generally would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common units. Substantial penalties apply to any failure to timely file IRS Form 8621, unless the failure is shown to be due to reasonable cause and not due to willful neglect. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date which is three years after the date on which such report is filed.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common units will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common units and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain

121

circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common units in which we are treated as a PFIC.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common units owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common units are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.”

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

122

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such common units.

Controlled Foreign Corporation

We believe that tax rules recently enacted by the Tax Cuts and Jobs Act likely result in Navios Midstream being treated as a controlled foreign corporation (a “CFC”) for U.S. federal tax purposes as of December 31, 2017. Our status as a CFC depends in large part on the percentage of our equity held by Navios Maritime Acquisition Corporation (“Navios Acquisition”) and various other factors. Any U.S. Holder of Navios Midstream or Navios Acquisition that owns 10.0% or more (by vote or value) of the equity of Navios Midstream or Navios Acquisition, as the case may be, should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Midstream being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common units and net gain attributable to the disposition of our common units not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in

123

a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding (currently at a rate of 24%), if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable U.S. Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common units, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common units, unless such common units are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

124

NON-UNITED STATES TAX CONSIDERATION

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

Other Tax Jurisdictions

In accordance with the currently applicable Greek law, foreign flagged vessels, that are managed by Greek or foreign ship management companies having established an office in Greece, are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

EACH UNITHOLDER IS URGED TO CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.

F. Dividends and paying agents

Not applicable.

G. Statements by experts

Not applicable.

H. Documents on display

We file reports and other information with the SEC. These materials, including this Annual Report and the accompanying exhibits, may be inspected and copied at the public facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, or from the SEC’s website http://www.sec.gov. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-300 and you may obtain copies at prescribed rates.

I. Subsidiary information

Not applicable.

Item 11.	Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

Our functional and reporting currency is the U.S. dollar. We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are

125

predominantly U.S. dollar denominated. Transactions in currencies other than U.S. dollar are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized. Expenses incurred in foreign currencies against which the U.S. Dollar falls in value can increase thereby decreasing our income or vice versa if the U.S. dollar increases in value. For example, during the year ended December 31, 2017, the value of the U.S. dollar decreased by approximately 12.3% as compared to the Euro.

Interest Rate Risk

As of December 31, 2017 and December 31, 2016, the Company had a total of $199.9 million and $201.9 million, respectively, in long-term indebtedness. The debt is U.S. dollar-denominated. Borrowings under our credit facility bear interest at rates based on a premium over U.S. $ LIBOR except for the interest rate on the Notes which is fixed. Therefore, we are exposed to the risk that our interest expense may increase if interest rates rise. For the year ended December 31, 2017 we paid interest on our outstanding debt at a weighted average interest rate of 5.70%. A 1% increase in LIBOR would have increased our interest expense for the year ended December 31, 2017 by $2.0 million. For the year ended December 31, 2016 we paid interest on our outstanding debt at a weighted average interest rate of 5.50%.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist principally of trade accounts receivable. We closely monitor our exposure to customers for credit risk. We have policies in place to ensure that we trade with customers with an appropriate credit history. For the year ended December 31, 2017, the Company’s customers representing 10% or more of total revenue were Cosco Dalian and VL8 which accounted for 44.7% and 15.1%, respectively. For the year ended December 31, 2016, the Company’s customers representing 10% or more of total revenue were Cosco Dalian and Formosa Petrochemical Corporation, and SK Shipping which accounted for 70.6%, 15.7% and 13.7%, respectively. For the year ended December 31, 2015, the Company’s customers representing 10% or more of total revenue were Cosco Dalian and Formosa Petrochemical Corporation, which accounted for 75.6% and 18.3%, respectively.

Inflation

Inflation has had a minimal impact on vessel operating expenses and general and administrative expenses. Our management does not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Item 12.	Description of Securities Other than Equity Securities

Not applicable.

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

None.

Item 14.	Material Modifications to the Rights of Unitholders and Use of Proceeds

None.

126

Item 15.	Controls and Procedures

Disclosure Controls and Procedures

The management of Navios Midstream, with the participation of the Chief Executive Officer and Chief Financial Officer, conducted an evaluation, pursuant to Rule 13a-15 promulgated under the Securities Act of 1934, as amended (the “Exchange Act”), of the effectiveness of our disclosure controls and procedures as of December 31, 2017. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of December 31, 2017.

Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosures.

Management’s annual report on internal control over financial reporting

The management of Navios Midstream is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) or 15d-15(f) of the Exchange Act. Navios Midstream’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Navios Midstream’s management assessed the effectiveness of Navios Midstream’s internal control over financial reporting as of December 31, 2017. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). Based on its assessment, management concluded that, as of December 31, 2017, Navios Midstream’s internal control over financial reporting is effective based on those criteria.

Changes in internal control over financial reporting

There have been no changes in internal controls over financial reporting (identified in connection with management’s evaluation of such internal controls over financial reporting) that occurred during the year covered by this Annual Report that have materially affected, or are reasonably likely to materially affect, Navios Midstream’s internal controls over financial reporting.

Item 16A.	Audit Committee Financial Expert

Navios Midstream’s Audit Committee is comprised of Stefan Kuch, Christos Kokkinis and Vasilios Mouyis, who acts as Chairman. The Board of Directors has determined that Mr. Mouyis qualifies as an “audit committee financial expert” as defined in the instructions of Item 16A of Form 20-F. Mr. Mouyis is independent under applicable NYSE and SEC standards.

Item 16B.	Code of Ethics

Navios Midstream has adopted a code of ethics applicable to officers, directors and employees that complies with applicable guidelines issued by the SEC. Navios Midstream’s Code of Corporate Conduct and Ethics is available for review on Navios Midstream’s website at http://www.navios-midstream.com.

127

Item 16C.	Principal Accountant Fees and Services

Audit Fees

Our principal accountants for fiscal year 2017 and 2016 were Ernst & Young (Hellas) Certified Auditors Accountants S.A. (“Ernst & Young”). The audit fees for the audit for each of the years ended December 31, 2017 and 2016 were $0.2 million.

Audit-Related Fees

There were no audit related fees billed in 2017 and 2016.

Tax Fees

There were no tax fees billed in 2017 and 2016.

Other Fees

There were no other fees billed in 2017 and 2016.

Audit Committee

The Audit Committee is responsible for the appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors. As part of this responsibility, the audit committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that they do not impair the auditors’ independence from Navios Midstream. The Audit Committee has adopted a policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved.

The Audit Committee separately pre-approved all engagements and fees paid to our principal accountant in 2017.

Item 16D.	Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E.	Purchases of Units by the Issuer and Affiliated Purchasers

None.

Please read “Item 7.—Major Unitholders and Related Party Transactions”.

Item 16F.	Change in Registrant’s Certifying Accountant

Not applicable.

Item 16G.	Corporate Governance

Pursuant to an exception for foreign private issuers, we are not required to comply with the corporate governance practices followed by U.S. companies under the NYSE listing standards. However, we have voluntarily adopted all of the NYSE required practices, except we do not have (i) a compensation committee consisting of independent directors, (ii) a compensation committee charter specifying the purpose and responsibilities of the compensation committee, (iii) a nominating/governance committee consisting of

128

independent directors or (iv) a nominating/governance committee charter specifying the purpose and responsibilities of the nominating/governance committee. Instead, all compensation and nomination/governance decisions, other than those nominating decisions dictated by our Partnership Agreement, are currently made by a majority of our independent board members.

Item 16H.	Mine Safety Disclosures

Not applicable.

Item 17.	Financial Statements

Not applicable.

Item 18.	Financial Statements

The financial information required by this Item, together with the related report of Ernst & Young thereon, is filed as part of this annual report on pages F-1 through F-27.

Item 19.	Exhibits

1.1	Certificate of Limited Partnership of Navios Maritime Midstream Partners L.P.(1)

1.2	Fourth Amended and Restated Agreement of Limited Partnership of Navios Maritime Midstream Partners L.P.*

1.3	Third Amended and Restated Agreement of Limited Partnership of Navios Maritime Midstream Partners L.P.(5)

1.4	Second Amended and Restated Agreement of Limited Partnership of Navios Maritime Midstream Partners L.P.(2)

1.5	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Navios Maritime Midstream Partners L.P.(4)

1.6	Certificate of Formation of Navios Maritime Midstream Partners GP LLC(1)

1.7	Limited Liability Company Agreement of Navios Maritime Midstream Partners GP LLC(1)

1.8	Certificate of Formation of Navios Maritime Midstream Operating LLC(4)

1.9	Limited Liability Company Agreement of Navios Maritime Midstream Operating LLC(4)

4.1	Form of Omnibus Agreement, effective as of November 18, 2014, among Navios Maritime Acquisition Corporation, Navios Maritime Holdings Inc., Navios Maritime Partners L.P., Navios Maritime Midstream Partners L.P., Navios Maritime Midstream Partners GP LLC and Navios Maritime Midstream Operating LLC(1)

4.2	Form of Management Agreement with Navios Tankers Management Inc.(1)

4.3	Form of Administrative Services Agreement with Navios Tankers Management Inc.(1)

4.4	Form of Option Agreement/ Share Purchase Agreement(1)

4.5	Form of First Contribution and Conveyance Agreement(1)

4.6	Form of Second Contribution and Conveyance Agreement(1)

4.7	Form of Share Purchase Agreement between Aegean Sea Maritime Holdings Inc. and Navios Maritime Midstream Partners L.P.(1)

4.8	Facility Agreement for $126.0 million term loan facility, dated November 13, 2014(3)

4.9	Credit Agreement for $205.0 million term loan facility, dated June 18, 2015(5)

4.10	Backstop Agreement, dated November 18, 2014, between Navios Maritime Midstream Partners L.P. and Navios Maritime Acquisition Corporation(4)

4.11	Option Vessels Backstop Agreement, dated November 18, 2014, between Navios Maritime Midstream Partners L.P. and Navios Maritime Acquisition Corporation(4)

129

4.12	General Partner Option Agreement, dated November 18, 2014, between Navios Maritime Acquisition Corporation and Navios Maritime Holdings Inc.(4)

4.13	Continuous Offering Program Sales Agreement, dated July 29, 2016, between Navios Midstream and S. Goldman Capital LLC.(7)

4.14	First Amendment to Management Agreement, dated October 17, 2016, between Navios Midstream and Navios Tankers Management Inc.(8)

4.15	First Amendment to Share Purchase Agreement, dated October 25, 2016, between Navios Midstream and Aegean Sea Maritime Holdings Inc.(8)

8.1	List of Subsidiaries of Navios Maritime Midstream Partners L.P.*

12.1	Section 302 Certification of Chief Executive Officer*

12.2	Section 302 Certification of Chief Financial Officer*

13.1	Section 906 Certification of Chief Executive Officer and Chief Executive Officer*

15.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

101	The following materials from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets at December 31, 2017 and 2016; (ii) Consolidated Statements of Operations for each of the years ended December 31, 2017, 2016 and 2015; (iii) Consolidated Statements of Cash Flows for each of the years ended December 31, 2017, 2016 and 2015; (iv) Consolidated Statements of Changes in Partners’ Capital for each of the years ended December 31, 2017, 2016 and 2015; and (v) the Notes to the Consolidated Financial Statements as blocks of text.

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form F-1, as amended (File No. 333-199235) as filed with the SEC and hereby incorporated by reference to the Annual Report.
(2)	Previously filed as Appendix A to the Company’s Registration Statement on Form F-1, as amended (File No. 333-199235) as filed with the SEC and hereby incorporated by reference to the Annual Report.
(3)	Previously filed as an exhibit to a Report on Form 6-K filed on December 2, 2014 and hereby incorporated by reference.
(4)	Previously filed as an exhibit to the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed on March 17, 2015 and hereby incorporated by reference.
(5)	Previously filed as an exhibit to a Report on Form 6-K filed on June 25, 2015 and hereby incorporated by reference.
(6)	Previously filed as an exhibit to a Report on Form 6-K filed on April 30, 2015 and hereby incorporated by reference.
(7)	Previously filed as an exhibit to a Report on Form 6-K filed on July 29, 2016 and hereby incorporated by reference.
(8)	Previously filed as an exhibit to a Report on Form 6-K filed on October 27, 2016 and hereby incorporated by reference.
*	Filed herewith.

130

SIGNATURES

Navios Maritime Midstream Partners L.P. hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

Navios Maritime Midstream Partners L.P.

/s/ Angeliki Frangou
By:	Angeliki Frangou
Its:	Chairman and Chief Executive Officer

Date: March 9, 2018

131

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

132

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners of Navios Maritime Midstream Partners L.P.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Navios Maritime Midstream Partners L.P. (the “Company”) as of December 31, 2017, and 2016, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2017 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Navios Maritime Midstream Partners L.P. at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits we were required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

We have served as Company’s auditor since 2015.

Athens, Greece

March 9, 2018

133

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except unit data)

	Notes	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	3	$27,086	$52,791
Restricted cash		10,000	—
Accounts receivable, net	4	2,357	2,264
Prepaid expenses and other current assets		3,022	1,168
Due from related parties, current	10	20,086	4,864
Total current assets		62,551	61,087
Vessels, net	5	356,220	378,444
Intangible assets	6	22,318	25,164
Deferred dry dock and special survey costs, net		12,893	11,086
Due from related parties, non-current	10	2,565	—
Total non-current assets		393,996	414,694
Total assets		$456,547	$475,781
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable		$1,999	$2,386
Accrued expenses		572	602
Deferred revenue		1,731	2,494
Current portion of long-term debt, net of deferred finance costs and discount	7	675	661
Total current liabilities		4,977	6,143
Long-term debt, net of deferred finance costs and discount	7	195,839	196,515
Total non-current liabilities		195,839	196,515
Total liabilities		$200,816	$202,658
Commitments and contingencies	11	—	—
Total Partners’ capital
Common Unitholders (19,354,498 units and 9,675,795 units issued and outstanding at December 31, 2017 and December 31, 2016, respectively)		225,742	125,635
Subordinated Series A Unitholders (1,592,920 units issued and outstanding at December 31, 2017 and December 31, 2016, respectively)		24,992	26,593
Subordinated Unitholders (zero units and 9,342,692 units issued and outstanding at December 31, 2017 and December 31, 2016, respectively)		—	115,552
General Partner (427,499 units issued and outstanding at December 31, 2017 and 420,641 issued and outstanding at December 31, 2016, respectively)		4,997	5,343
Partners’ capital		255,731	273,123
Total liabilities and Partners’ capital		$456,547	$475,781

See notes to consolidated financial statements.

134

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars, except unit and per unit data)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Revenue (includes related party revenue of $16,391 for the year ended December 31, 2017, and $0 for the year ended December 31, 2016)		$83,052	$91,834	$83,362
Time charter expenses		(1,198)	(1,466)	(1,100)
Direct vessel expenses		(3,919)	(3,093)	(1,602)
Management fees (entirely through related party transactions)	10	(20,805)	(20,862)	(17,613)
General and administrative expenses	10	(2,832)	(2,968)	(2,497)
Depreciation and amortization	5, 6	(25,070)	(25,534)	(22,686)
Interest expenses and finance cost	7	(14,370)	(12,843)	(10,830)
Interest income		54	190	—
Other income		—	4	88
Other expense		(281)	(372)	(50)
Net income		$14,631	$24,890	$27,072
Earnings attributable to:
Common unit holders		$7,771	$11,306	$12,465
Subordinated Series A unit holders		$1,091	$1,906	$1,598
Subordinated unit holders		$5,479	$11,186	$12,465
General Partner		$290	$492	$544
Earnings per unit (basic and diluted)
Common unit holders		$0.70	$1.19	$1.33
Subordinated Series A unit holders		$0.69	$1.20	$1.86
Subordinated unit holders		$0.67	$1.19	$1.33
General Partner		$0.68	$1.19	$1.36
Weighted average units outstanding (basic and diluted)
Common unit holders		11,150,812	9,457,455	9,342,692
Subordinated Series A unit holders		1,592,920	1,592,920	859,740
Subordinated unit holders		8,165,257	9,342,692	9,342,692
General Partner		426,417	415,286	398,880

See notes to consolidated financial statements.

135

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Operating Activities
Net income		$14,631	$24,890	$27,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,6	25,070	25,534	22,686
Amortization of deferred finance cost and discount		2,677	1,407	2,676
Amortization of dry dock and special survey costs		3,919	3,093	1,602
Changes in operating assets and liabilities:
(Increase)/ decrease in prepaid expenses and other current assets		(3,144)	94	100
Payments for Drydocking		(5,725)	(8,113)	(5,713)
(Increase)/ decrease in accounts receivable	4	(93)	2,846	(4,457)
Increase in due from related parties, current	10	(15,222)	(2,498)	(2,756)
Increase in due from related parties, non-current	10	(2,565)	—	—
(Decrease)/ increase in accounts payable		(387)	1,974	(310)
Decrease in accrued expenses		(30)	(52)	(1,040)
(Decrease)/ increase in deferred revenue		(763)	563	(7)
Net cash provided by operating activities		$18,368	$49,738	$39,853
Investing Activities
Acquisition of vessels		—	(500)	(72,252)
Net cash used in investing activities		$—	$(500)	$(72,252)
Financing Activities
Proceeds from Long term debt, net of deferred finance costs and discount	7	—	—	198,081
Loan repayment	7	(2,050)	(3,200)	(127,025)
IPO expenses		—	—	(3,347)
Dividend paid		(36,111)	(35,180)	(28,904)
Proceeds from issuance of general partner units		84	89	551
Proceeds from issuance of common units		4,004	4,010	—
Increase in restricted cash		(10,000)	—	—
Net cash (used in)/ provided by financing activities		$(44,073)	$(34,281)	$39,356
Net (decrease)/ increase in cash and cash equivalents		(25,705)	14,957	6,957
Cash and cash equivalents, beginning of year		52,791	37,834	30,877
Cash and cash equivalents, end of year		$27,086	$52,791	$37,834
Supplemental disclosures of cash flow information
Cash interest paid		$11,614	$11,428	$8,100

See notes to consolidated financial statements.

136

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. Dollars except unit data)

			Limited Partners
	General Partner		Common Unitholders		Subordinated Unitholders		Subordinated Series A Unitholders		Total Partners’ Capital
	Units	$	Units	$	Units	$	Units	$	$
Consolidated Balance December 31, 2014	381,334	$4,947	9,342,692	$127,350	9,342,692	$121,187	—	—	$253,484
Net income	—	544	—	12,465	—	12,465	—	1,598	27,072
Issuance of subordinated Series A Units and general partner units	32,509	551	—	—	—	—	1,592,920	27,111	27,662
Cash distribution	—	(578)	—	(13,498)	—	(13,498)	—	(1,330)	(28,904)
Consolidated Balance December 31, 2015	413,843	$5,464	9,342,692	$126,317	9,342,692	$120,154	1,592,920	27,379	$279,314
Net income	—	492	—	11,306	—	11,186	—	1,906	24,890
Equity offering	6,798	89	333,103	4,010	—	—	—	—	4,099
Cash distribution	—	(702)	—	(15,998)	—	(15,788)	—	(2,692)	(35,180)
Consolidated Balance December 31, 2016	420,641	$5,343	9,675,795	$125,635	9,342,692	$115,552	1,592,920	$26,593	$273,123
Net income	—	290	—	7,771	—	5,479	—	1,091	14,631
Equity offering	6,858	84	336,011	4,004	—	—	—	—	4,088
Cash distribution	—	(720)	—	(16,911)	—	(15,788)	—	(2,692)	(36,111)
Conversion of subordinated units	—	—	9,342,692	105,243	(9,342,692)	(105,243)	—	—	—
Consolidated Balance December 31, 2017	427,499	$4,997	19,354,498	$225,742	—	$—	1,592,920	$24,992	$255,731

See notes to consolidated financial statements.

137

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1: DESCRIPTION OF BUSINESS

Navios Maritime Midstream Partners L.P. (“Navios Midstream” or the “Company”) (NYSE: NAP), was formed in The Republic of the Marshall Islands on October 13, 2014. Navios Maritime Midstream Partners GP LLC (the “General Partner”), a Marshall Islands limited liability company and wholly-owned subsidiary of Navios Maritime Acquisition Corporation (“Navios Acquisition”), was also formed on that date to act as the General Partner of Navios Midstream and receive a 2.0% general partner interest.

In connection with the initial public offering (“IPO”) of Navios Midstream in November 2014, Navios Midstream acquired all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s new credit facility; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream, to our General Partner.

On or prior to the closing of the IPO, Navios Midstream entered into the following agreements: a) a share purchase agreement with Navios Acquisition pursuant to which Navios Midstream will have options, exercisable at any time during a two-year period until November 18, 2016, to acquire the capital stock of up to seven of its subsidiaries that own seven VLCCs (“Very Large Crude Carriers”) and the related time charters; b) a management agreement (the “Management Agreement”) with Navios Tankers Management Inc. (the “Manager”), a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), pursuant to which the Manager provides Navios Midstream commercial and technical management services; c) an administrative services agreement (the “Administrative Services Agreement”) with the Manager pursuant to which the Manager provides Navios Midstream administrative services; and d) an omnibus agreement with Navios Holdings, Navios Acquisition, Navios Maritime Partners L.P. (“Navios Partners”) and the General Partner governing, among other things, when Navios Midstream, Navios Holdings, Navios Acquisition and Navios Partners may compete against each other as well as rights of first offer on VLCCs, crude oil tankers, refined petroleum product tankers, chemical tankers and liquefied petroleum gas (“LPG”) tankers.

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of 1,592,920 subordinated Series A Units, issued to Navios Acquisition, and $73,000 cash consideration. The rights and terms of the subordinated Series A Units are substantially similar to those of the subordinated units in terms of rights such as voting and distributions; provided, however, the subordinated Series A Units are senior in preference in liquidation to the subordinated units and unlike the subordinated units that convert at the end of the subordination period (as such period is determined pursuant to the partnership agreement), all of the outstanding subordinated Series A Units will automatically convert into common units on a one-for-one basis on the earlier of (i) June 18, 2018, or (ii) the Liquidation Date, as defined in the partnership agreement.

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and LPG tankers under long-term employment contracts. The Company intends to charter the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

On November 16, 2017, in accordance with the terms of the Partnership Agreement all of the issued and outstanding 9,342,692 subordinated units converted into common units on a one-for-one basis. Following their

138

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

conversion into common units, these units will have the same distribution rights as all other common units. Following the conversion of subordinated units into common units the capital allocated to subordinated unitholders was reclassified to the capital of common unitholders.

As of December 31, 2017, there were outstanding: 19,354,498 common units, no subordinated units, 1,592,920 subordinated Series A Units and 427,499 general partnership units. As of December 31, 2017, Navios Acquisition owned a 58.97% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

As of December 31, 2017, the Company owned six VLCCs.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a) Basis of Presentation and Consolidation: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements for periods after the IPO are referred to as those of the Navios Midstream and include the accounts of all of the entities comprising the Company.

The Company consists of the consolidation of the following entities:

		Country of incorporation	Statement of Operations
Company name	Vessel name		2017	2016	2015
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1—12/31	1/1—12/31	1/1—12/31
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1—12/31	1/1—12/31	1/1—12/31
Navios Maritime Midstream Finance (US) Inc.	N/A	Delaware	1/1—12/31	1/1—12/31	6/4—12/31
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Dream Limited	C. Dream	Hong Kong	1/1—12/31	1/1—12/31	6/18—12/31
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1—12/31	1/1—12/31	6/18—12/31

All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

The Company also consolidates entities that are determined to be variable interest entities as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the

139

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

The Company had no items of other comprehensive income in any period.

(b) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to future drydock dates, the selection of useful lives and residual values for tangible assets and vessels’ fair value upon initial recognition, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, and provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(c) Cash and Cash equivalents: Cash and cash equivalents consist of deposits held on call with banks, with original maturities of three months or less.

(d) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. No provision for doubtful accounts was required for any of the periods presented.

(e) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in a business combination are recorded at fair value. The vessels that were acquired from Navios Acquisition in connection with the Company’s IPO were recorded at the historical carrying values as a transaction under common control. Vessels acquired in an asset acquisition are measured at cost (including transaction costs). Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically

140

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT. Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(f) Impairment of long-lived Asset Group: Vessels, other fixed assets and other long lived assets held and used by the Company are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. The Company’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the vessel carrying value, the unamortized portion of deferred drydock and special survey costs related to the vessel and the related carrying value of the intangible with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over the fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2017, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Midstream’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of deferred drydock and special survey costs related to the vessel and the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until December 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.3% based on the fleets historical performance.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels and related intangible assets existed as of December 31, 2017, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recorded to operations calculated by comparing the asset’s carrying value to its fair value. Fair value is

141

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

estimated by management with the assistance of independent third-party valuations performed on an individual vessel basis. Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose the Company to material impairment charges in the future.

No impairment loss was recognized for any of the periods presented.

(g) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining or modifying loan facilities. The Company historically presented deferred debt issuance costs, or fees related to directly issuing debt, as long-term assets on the consolidated balance sheets. In April 2015, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03— Interest—Imputation of Interest to simplify the presentation of debt issuance costs. The new guidance simplifies financial reporting by eliminating the different presentation requirements for debt issuance costs and debt discounts or premiums. Presenting debt issuance costs as assets is inconsistent with FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs cannot be assets because they provide no future economic benefit. Current guidance also conflicts with IFRS, which requires transaction costs, including third-party costs and creditor fees, to be deducted from the carrying value of the financial liability and not recorded as a separate asset. The Company adopted the new guidance effective for the financial statements for the fiscal year ended December 31, 2015 and interim period within that fiscal year and thus presents deferred finance costs, net of accumulated amortization, as a reduction of long term debt.

The Company amortizes these costs over the life of the related debt using the effective interest rate method, and are included in interest expense. For the period subsequent to the IPO, these costs are amortized over the life of the related facility using the effective interest rate method. Amortization and write off of deferred finance cost for each of the years ended December 31, 2017, 2016 and 2015 were $2,677, $1,407 and $2,676, respectively.

(h) Intangibles assets: The Company’s intangible assets consist of favorable lease terms. When intangible assets (or liabilities) associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires management to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on the Company’s financial position and results of operations.

The amortizable value of favorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statement of operations in the depreciation and amortization line item.

The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets as described in paragraph (f) above. No impairment loss was recognized for any of the periods presented.

142

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(i) Deferred Drydock and Special Survey Costs: The Company’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written-off to the consolidated statement of operations in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2017, 2016 and 2015, the amortization expense was $3,919, $3,093 and $1,602, respectively. Accumulated amortization as of December 31, 2017 and 2016 amounted to $5,933 and $2,740, respectively.

(j) Foreign currency translation: The Company’s functional and reporting currency is the U.S. dollar. The Company engages in worldwide commerce with a variety of entities. Although its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, the Company transacted a nominal amount of its operations in Euros; however, all of the Company’s primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statement of operations.

(k) Provisions: The Company, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If the Company has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, the Company will provide the lower amount of the range. The Company, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement and included as part of the daily fee of $9.5 per owned VLCC vessel (see Note 10).

(l) Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers. The Company does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(m) Insurance claims: Insurance claims at each balance sheet date consist of claims submitted and/or claims in the process of compilation or submission (claims pending against vessels’ insurance underwriters). They are recorded on the accrual basis and represent the claimable expenses, net of applicable deductibles, incurred through December 31 of each reported period, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

143

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(n) Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when (i) services are rendered, (ii) the Company has signed charter agreement or other evidence of an arrangement, (iii) the price is fixed or determinable and (iv) collection is reasonably assured. Revenue is generated from the time charter of vessels.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly, half-yearly or annually basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for or when such revenue becomes determinable.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Pooling arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured.

Time Charter Expenses: Time charter expenses mostly comprise of brokerage commissions and are expensed over the period of the time charter.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of our fleet.

Management fees: On November 18, 2014, the Company entered into a Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the

144

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the charter period.

(o) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: The Company’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: The Company closely monitors its exposure to customers and counterparties for credit risk. The Company has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to the Company. When negotiating on behalf of the Company various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history.

For the year ended December 31, 2017, the Company’s customers representing 10% or more of total revenue were Dalian Ocean Shipping Co. Ltd. (“Cosco Dalian”) and VL8 Pool Inc. (“VL8”) which accounted for 44.7% and 15.1%, respectively. For the year ended December 31, 2016, the Company’s customers representing 10% or more of total revenue were Cosco Dalian and Formosa Petrochemical Corporation, and SK Shipping Company Limited (“SK Shipping”) which accounted for 70.6%, 15.7% and 13.7%, respectively. For the year ended December 31, 2015, the Company’s customers representing 10% or more of total revenue were Cosco Dalian and Formosa Petrochemical Corporation, which accounted for 75.6% and 18.3%, respectively.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The new revenue standard may be applied using either of the following transition methods: (1) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to

145

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

elect certain practical expedients, or (2) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which includes additional footnote disclosures). The Company will adopt the standard as of January 1, 2018 and is expecting that the adoption will not have a material effect on its consolidated financial statements, other than additional revenue disclosures in the notes to the consolidated financial statements, or the presentation of the consolidated financial statements, since the Company has chartered its vessels under time charter agreements, and in this respect revenue is accounted under the leases standard.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases—capital (or finance) leases and operating leases. According to the new Accounting Standard, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	December 31, 2017	December 31, 2016
Cash at banks	$12,556	$49,787
Short-term deposits	14,530	3,004
Total cash and cash equivalents	$27,086	$52,791

The bank accounts are legally owned by the entities referenced in Note 1.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Restricted cash of $10,000 as of December 31, 2017 ($0 for December 31, 2016) is held as required by certain provisions of Navios Midstream’s credit facility.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2017	December 31, 2016
Accounts receivable	$2,357	$2,264
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$2,357	$2,264

146

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: VESSELS, NET

	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2015	$487,140	$(86,948)	$400,192
Additions	500	(22,248)	(21,748)
Balance at December 31, 2016	$487,640	$(109,196)	$378,444
Additions	—	(22,224)	(22,224)
Balance at December 31, 2017	$487,640	$(131,420)	$356,220

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of the issuance of 1,592,920 subordinated Series A Units, to Navios Acquisition and $73,000 cash consideration.

The purchase price of the Nave Celeste consisted of 884,956 subordinated Series A Units issued to Navios Acquisition, valued at $15,062 and cash of $42,000. The purchase price of the C. Dream consisted of 707,964 subordinated Series A units issued to Navios Acquisition and cash of $31,000. The number of subordinated Series A Units issued was calculated based on a price of $16.95 per unit, which was the volume weighted average trading price of the common units for the twenty business days immediately prior to the date of the acquisition. For accounting purposes, the subordinated Series A Units were valued based on the closing price of the common units on the day of the transaction, which was $17.02 per common unit. The additional capitalized costs for each of the Nave Celeste and the C. Dream amounted to $125. The working capital acquired for the Nave Celeste and the C. Dream was $587 and $(1,586), respectively.

For each of the Nave Celeste and the C. Dream purchased from Navios Acquisition, the acquisition of both vessels was effected through the acquisition of all of the capital stock of the respective vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels, including the respective charter-out contracts. Management accounted for each acquisition as an asset acquisition under ASC 805. At the transaction date, the purchase price approximated the fair value of the assets acquired, which was determined based on a combination of methodologies including discounted cash flow analyses and independent valuation analyses.

NOTE 6: INTANGIBLE ASSETS

Intangible assets as of December 31, 2017 and December 31, 2016 consisted of the following:

Favorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2015	$44,877	$(16,427)	$28,450
Additions	—	(3,286)	(3,286)
Balance at December 31, 2016	$44,877	$(19,713)	$25,164
Additions	—	(2,846)	(2,846)
Write-offs	(3,026)	3,026	—
Balance at December 31, 2017	$41,851	$(19,533)	22,318

147

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Amortization expense of favorable lease terms for the years ended December 31, 2017, 2016 and 2015 is presented in the following table:

	December 31, 2017	December 31, 2016	December 31, 2015
Favorable lease terms charter-out	(2,846)	(3,286)	(3,286)
Total	$(2,846)	$(3,286)	$(3,286)

The aggregate amortizations of intangible assets will be as follows:

Description	Within One Year	Year Two	Year Three	Year Four	Year Five	Thereafter	Total
Favorable lease terms	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(8,263)	$(22,318)
Total	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(8,263)	$(22,318)

Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives to their estimated residual value of zero. Intangible assets are amortized over the contract periods to 15.00 years at inception. In relation to the acquisition of the Nave Celeste and the C. Dream in June 2015, please read the disclosure in Note 5.

NOTE 7: LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31, 2017	December 31, 2016
Term Loan B	199,875	201,925
Less deferred finance costs, net	(2,365)	(3,342)
Total long term debt	197,510	198,583
Less unamortized discount	(996)	(1,407)
Less current portion, net of deferred finance cost	(675)	(661)
Total Long Term Debt, net of current portion and net of deferred finance costs	$195,839	$196,515

Ship Mortgage Notes:

Term Loan B: On June 18, 2015, Navios Midstream and Navios Maritime Midstream Partners Finance (US) Inc., as co-borrowers, completed the issuance of the $205,000 Term Loan B (the “Term Loan B”). The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on the maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

148

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Midstream’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary.

As of December 31, 2017, Navios Midstream was in compliance with the covenants set forth in the Term Loan B.

As of December 31, 2017 and 2016, a balance of $199,875 and $201,925, respectively, was outstanding under the Term Loan B. The weighted average interest rate for the years ended December 31, 2017 and 2016 was 5.70% and 5.50%, respectively.

The maturity table below reflects the principal payments of credit facilities outstanding as of December 31, 2017 for the next three years and up to the maturity of the Term Loan B are based on the repayment schedule of the respective loan facilities (as described above).

December 31, 2017
Long-Term Debt Obligations:
Year
December 31, 2018	2,050
December 31, 2019	2,050
December 31, 2020	195,775

Total	$199,875

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Accounts receivable, net: Carrying amounts are considered to approximate fair value due to the short-term nature of these accounts receivables and no significant changes in interest rates. All amounts that are assumed to be uncollectible are written-off and/or reserved.

Accounts payable: The carrying amount of accounts payable reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Due from related parties, current: The carrying amount of due from related parties, current reported in the balance sheet approximates its fair value due to the short-term nature of these receivables.

Due from related parties, non-current: The carrying amount of due from related parties, non-current reported in the balance sheet approximates its fair value.

Term Loan B facility: The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities, as well as taking into account our creditworthiness.

149

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The fair value hierarchy is explained as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2017 or 2016.

	December 31, 2017		December 31, 2016
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$27,086	$27,086	$52,791	$52,791
Restricted cash	$10,000	$10,000	—	—
Accounts receivable	$2,357	$2,357	$2,264	$2,264
Due from related parties, current	$20,086	$20,086	$4,864	$4,864
Due from related parties, non-current	$2,565	$2,565	$—	$—
Accounts payable	$1,999	$1,999	$2,386	$2,386
Long-term debt	$197,510	$199,375	$198,583	$198,139

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2017 or 2016.

Fair Value Measurements at December 31, 2017 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$27,086	$27,086	$—	$—
Long-term debt	$199,375	$—	$199,375	$—

Fair Value Measurements at December 31, 2016 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$52,791	$52,791	$—	$—
Long-term debt	$198,139	$—	$198,139	$—

150

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 9: LEASES

The future minimum contractual lease income (charter-out rates is presented net of commissions and includes backstop commitment), for which a charter party has been concluded, is as follows:

Amount
2018	86,635
2019	40,777
2020	35,248
2021	35,152
2022	35,152
Thereafter	103,577
Total minimum lease revenue, net of commissions	$336,541

NOTE 10: TRANSACTIONS WITH RELATED PARTIES

Management fees: On November 18, 2014, the Company entered into a Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $20,805, $20,862 and $17,613, respectively.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Total general and administrative expenses for the years ended December 31, 2017, 2016 and 2015 amounted to $2,832, $2,968 and $2,497, respectively. For the years ended December 31, 2017, 2016 and 2015, the expense arising from the administrative services rendered by the Manager to the Company’s vessels amounted to $1,500, $1,500 and $1,014, respectively.

Balances due from related parties: Balance due from related parties as of December 31, 2017 and December 31, 2016, were $22,651 and $4,864, respectively, and included the current and non-current amounts mainly due from Navios Holdings and Navios Acquisition and its subsidiaries. Amounts due from related parties mainly consisted of the backstop commitment from Navios Acquisition (see paragraph below in current note), as well as special survey and dry docking expenses for certain vessels of our fleet, and management fees in accordance with the Management Agreement.

Omnibus Agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO,

151

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Midstream entered into an omnibus agreement with Navios Maritime Containers Inc. (“Navios Containers”), Navios Acquisition, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35.0 per day for the Nave Celeste, $38.4 per day for the Shinyo Ocean and $38.0 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. As of December 31, 2017, backstop revenue amounted to $16,391 ($0 for the respective period in 2016) and is included in the balance due from related parties (see paragraph above in current note).

General Partner Option Agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option Vessels: Navios Midstream has options expiring on November 18, 2018 to acquire the Nave Buena Suerte, the Nave Neutrino and the Nave Electron from Navios Acquisition.

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions are recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

152

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 12: SEGMENT INFORMATION

The Company reports financial information and evaluates its operations by charter revenues. The Company does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

Company monitors operating revenue by geographic region for the Company’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately. For each of the years ended December 31, 2017, 2016 and 2015, all the revenues were derived from customers located in Asia.

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

NOTE 13: ISSUANCE OF UNITS

In connection with the IPO of Navios Midstream in November 2014, Navios Midstream acquired all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s new credit facility; (iii) 9,342,692 subordinated units before the expiration date on November 16, 2017 and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream, to our General Partner.

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of 1,592,920 subordinated Series A Units, issued to Navios Acquisition, and $73,000 cash consideration.

Upon the expiration of the subordination period relating to the subordinated Series A Units in June 2018, the subordinated Series A Units will automatically convert into common units.

On June 18, 2015, Navios Midstream issued 32,509 additional general partner units to the General Partner, in order the General Partner to maintain its 2% general partnership interest. The net proceeds from the issuance of the general partnership units were $551.

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement with S. Goldman Capital LLC. as sales agent (the “Agent”), pursuant to which Navios Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25,000. During 2016, Navios Midstream issued 333,103 common units and received net proceeds of $4,010 after deducting fees and expenses of $350. Pursuant to the issuance of the common units, Navios Midstream issued 6,798 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $89.

During 2017, Navios Midstream issued 336,011 common units and received net proceeds of $4,004. Pursuant to the issuance of the common units, Navios Midstream issued 6,858 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $84.

153

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On November 16, 2017, in accordance with the terms of the Partnership Agreement all of the issued and outstanding 9,342,692 subordinated units converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units. Following the conversion of subordinated units into common units the capital allocated to subordinated unitholders was reclassified to the capital of common unitholders.

As of December 31, 2017, there were outstanding: 19,354,498 common units, no subordinated units, 1,592,920 subordinated Series A Units and 427,499 general partnership units. As of December 31, 2017, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

NOTE 14: CASH DISTRIBUTIONS AND EARNINGS/ (LOSSES) PER UNIT

The partnership agreement of Navios Midstream requires that all available cash is distributed quarterly, after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves. Distributions may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations. The amount of the minimum quarterly distribution is $0.4125 per unit or $1.65 per unit per year and is made in the following manner:

•	First, 98% to the holders of common units and 2% to the General Partner until each common unit has received a minimum quarterly distribution of $0.4125 plus any arrearages from previous quarters;

•	Second, 98% to the holders of subordinated units and 2% to the General Partner until each subordinated unit has received a minimum quarterly distribution of $0.4125; and

•	Third, 98% to all unitholders, pro rata, and 2% to General Partner, until each unit has received an aggregate amount of $0.4744.

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

Thereafter there are incentive distribution rights held by the General Partner, which are analyzed as follows:

	Total Quarterly Distribution Total Amount		Marginal Percentage Interest in Distributions
			Common and subordinated Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution		$0.4125	98.0%	2.0%	0%
First Target Distribution	up to $	0.4744	98.0%	2.0%	0%
Second Target Distribution	above $ up to $	0.4744 0.5156	85.0%	2.0%	13.0%
Third Target Distribution	above $ up to $	0.5156 0.6188	75.0%	2.0%	23.0%
Thereafter	above $	0.6188	50.0%	2.0%	48.0%

154

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of November 16, 2017, the subordination period, as defined in the limited partnership agreement of Navios Midstream, expired resulting in the conversion of the 9,342,692 subordinated units into common units. Any future cash distributions will be made in accordance with the terms in the limited partnership agreement applicable to the periods following the subordination period.

On January 23, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the period November 18, 2014 to December 31, 2014 of $0.1973 per unit. The distribution was paid on February 12, 2015 to all holders of record of common and general partner units on February 9, 2015. The aggregate amount of the distribution paid was $3,761.

On April 24, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2015 of $0.4125 per unit. The distribution was paid on May 12, 2015 to all holders of record of common, subordinated and general partner units on May 6, 2015. The aggregate amount of the distribution paid was $7,865.

On July 22, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2015 of $0.4125 per unit. The distribution was paid on August 12, 2015 to all holders of record of common, subordinated, Series A Units and general partner units on August 6, 2015. The aggregate amount of the distribution paid was $8,536.

On October 19, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2015 of $0.4225 per unit. The distribution was paid on November 13, 2015 to all holders of record of common units, subordinated units, subordinated Series A units and general partner units on November 11, 2015. The aggregate amount of the distribution paid was $8,742.

On January 22, 2016, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2015 of $0.4225 per unit. The distribution was paid on February 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2016. The aggregate amount of the distribution paid was $8,742.

On April 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2016 of $0.4225 per unit. The distribution was paid on May 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on May 6, 2016. The aggregate amount of the distribution paid was $8,742.

On July 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2016 of $0.4225 per unit. The distribution was paid on August 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on August 10, 2016. The aggregate amount of the distribution paid was $8,811.

On October 17, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2016 of $0.4225 per unit. The distribution was paid on November 10, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on November 8, 2016. The aggregate amount of the distribution paid was $8,885.

On January 23, 2017, the Company’s Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2016 of $0.4225 per unit. The distribution was paid on February 14, 2017 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2017. The aggregate amount of the distribution paid was $9,019.

155

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On April 24, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2017 of $0.4225 per unit. The distribution was paid on May 11, 2017 to all holders of record of common, subordinated, subordinated Series A units and general partner units on May 5, 2017. The aggregate amount of the distribution paid was $9,030.

On July 20, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2017 of $0.4225 per unit. The distribution was paid on August 11, 2017 to all holders of record of common units, subordinated units, subordinated Series A units and general partner units on August 8, 2017. The aggregate amount of the distribution paid was $9,031.

On October 17, 2017, the Company’s Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2017 of $0.4225 per unit. The distribution was paid on November 14, 2017 to all holders of record common units, subordinated units, subordinated Series A units and general partner units on November 10, 2017. The aggregate amount of the distribution paid was $9,031.

Navios Midstream calculates earnings per unit by allocating reported net income for each period to each class of units based on the distribution waterfall for available cash specified in Navios Midstream’s partnership agreement, net of the unallocated earnings. Basic earnings per unit are determined by dividing net income by the weighted average number of units outstanding during the period. Basic and diluted net earnings per unit are the same because the Company does not have any potentially dilutive units outstanding for the period presented.

Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units, subordinated units and general partner units on a 98%-2% basis.

156

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The calculations of the basic and diluted earnings per unit are presented below.

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	$14,631	$24,890	$27,072
Earnings attributable to:
Common unit holders	$7,771	$11,306	$12,465
Subordinated unit holders Series A	$1,091	$1,906	$1,598
Subordinated unit holders	$5,479	$11,186	$12,465
General Partner	$290	$492	$544
Weighted average units outstanding (basic and diluted)
Common units	11,150,812	9,457,455	9,342,692
Subordinated units Series A	1,592,920	1,592,920	859,740
Subordinated units	8,165,257	9,342,692	9,342,692
General Partner	426,417	415,286	398,880
Earnings per unit (basic and diluted):
Common unit holders	$0.70	$1.19	$1.33
Subordinated unit holders Series A	$0.69	$1.20	$1.86
Subordinated unit holders	$0.67	$1.19	$1.33
General Partner	$0.68	$1.19	$1.36
Earnings per unit-distributed (basic and diluted):
Common unit holders	$1.52	$1.69	$1.67
Subordinated unit holders Series A	$1.69	$1.69	$2.33
Subordinated unit holders	$1.93	$1.69	$1.67
General Partner	$1.69	$1.69	$1.70
(Losses) per unit-undistributed (basic and diluted):
Common unit holders	$(0.82)	$(0.50)	$(0.34)
Subordinated unit holders Series A	$(1.00)	$(0.49)	$(0.47)
Subordinated unit holders	$(1.26)	$(0.50)	$(0.34)
General Partner	$(1.01)	$(0.50)	$(0.34)

NOTE 15: INCOME TAXES

Marshall Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of Marshall Islands, British Virgin Islands, and Hong Kong, of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state, which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

Pursuant to Section 883 of the Internal Revenue Code of the United States, U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships

157

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All of the Company’s vessel- owning subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Midstream believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Midstream, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 16: SUBSEQUENT EVENTS

On January 22, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2017 of $0.4225 per unit. The distribution was paid on February 14, 2018 to all holders of record of common, subordinated Series A units and general partner units on February 9, 2018. The aggregate amount of the distribution paid was $9,031.

158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

OF THE SECURITIES EXCHANGE ACT OF 1934

DATED: November 9, 2018

Commission File No. 001-36738

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes  ☐            No  ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes  ☐            No  ☒

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐            No  ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): N/A

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

FORM 6-K

Page
Operating and Financial Review	3
Financial Statements Index	24

2

The information contained in this Report is hereby incorporated by reference into the Registration Statement on Form F-3, File No.  333-208623.

Operating and Financial Review and Prospects

The following is a discussion of the financial condition and results of operations for the three and nine month periods ended September 30, 2018 and 2017 of Navios Maritime Midstream Partners L.P. (referred to herein as “we”, “us”, “Navios Midstream” or the “Company”). All of the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). You should read this section together with the consolidated financial statements and the accompanying notes included in Navios Midstream’s 2017 Annual Report (the “2017 Annual Report”) filed on Form 20-F with the U.S. Securities and Exchange Commission.

This report contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations, including with respect to Navios Midstream’s future dividends and Navios Midstream’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further employment contracts. Words such as “may,” “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenue and employment contracts, and the potential expected merger with Navios Maritime Acquisition Corporation (“Navios Acquisition”) (NYSE:NNA). These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, Navios Midstream at the time these statements were made. Although Navios Midstream believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Midstream. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and ability to consummate the potential merger with Navios Acquisition, the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us, tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand, the aging of our vessels and resultant increases in operation and drydocking costs, the loss of any customer or charter or vessel, our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all, increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses, the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business, potential liability from litigation and our vessel operations, including discharge of pollutants, general domestic and international political conditions, competitive factors in the market in which Navios Midstream operates; risks associated with operations outside the United States; and other factors listed from time to time in Navios Midstream’s filings with the U.S. Securities and Exchange Commission including its Form 20-Fs and Form 6-Ks. Navios Midstream expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Midstream’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Navios Midstream makes no prediction or statement about the performance of its common units.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed acquisition of Navios Midstream, on October 30, 2018, Navios Acquisition filed a registration statement on Form F-4 and a related prospectus with the Securities and Exchange Commission

3

pursuant to which shares of common stock and preferred stock of Navios Acquisition to be issued in the proposed acquisition will be registered. Investors are urged to read the registration statement and the related prospectus (including all amendments and supplements) because they contain important information regarding the Navios Acquisition shares and the proposed acquisition. Investors may obtain free copies of the registration statement and the related prospectus, as well as other filings containing information about Navios Acquisition and Navios Midstream, without charge, at the SEC’s Web site (www.sec.gov).

Overview

Navios Midstream was formed on October 13, 2014, as a Marshall Islands limited partnership to own, operate and acquire crude oil tankers, refined petroleum product tankers, chemical tankers, and LPG tankers under long-term employment contracts. Navios Maritime Midstream Partners GP LLC, a wholly-owned subsidiary of Navios Acquisition, was formed on October 13, 2014 to act as our general partner. On November 18, 2014, we completed our initial public offering (“IPO”).

Recent Developments

Merger Agreement Navios Acquisition

On October 8, 2018 Navios Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition (the “Transaction”).

Under the terms of the Transaction, public unitholders of Navios Midstream may exchange each Navios Midstream common unit for either:

•	6.292 newly issued shares of Navios Acquisition common stock (or 0.42 shares, after giving effect to the 1:15 reverse stock split); or

•

1.0 share of a newly issued series of convertible participating preferred stock (“Preferred Stock”) of Navios Acquisition. Each share of Preferred Stock will be convertible by its holder into 5.1 shares of Navios Acquisition common stock (or 0.34 shares, after giving effect to the 1:15 reverse stock split) at any time beginning six months after closing of the Transaction.

Navios Midstream publicly held units for which no election is made will be deemed to have elected the form of consideration most elected by holders of publicly held units of Navios Midstream. In addition, if holders representing 80% or more of the publicly held units of Navios Midstream elect (or are deemed to have elected) to receive Navios Acquisition common stock consideration, all publicly held units of Navios Midstream will be exchanged for Navios Acquisition common stock.

The approval and adoption of the merger agreement and the merger requires approval by a majority of the outstanding Navios Midstream common units. Navios Acquisition owns a sufficient number of Navios Midstream common units to approve the merger on behalf of all Navios Midstream unitholders and has agreed to consent to the merger. The closing of the merger is subject to customary closing conditions, including effectiveness of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission on October 30, 2018 and the mailing of an information statement to the Navios Midstream unitholders.

The conflicts committee of the board of directors of Navios Midstream (“Conflicts Committee”) negotiated the transaction on behalf of Navios Midstream and its public unitholders. The transaction was unanimously approved by the Conflicts Committee, the board of directors of Navios Midstream and the board of directors of Navios Acquisition.

Equity Transactions

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement (the “Sales Agreement”) with S. Goldman Capital LLC, as sales agent (the “Agent”), pursuant to which Navios

4

Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25.0 million.

There were no equity transactions or units sold under this program in the three and the nine month periods ended September 30, 2018.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units were converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holders of subordinated Series A units was reclassified to the capital of the holders of common unit.

As of September 30, 2018, there were outstanding: 20,947,418 common units, no subordinated units, no subordinated Series A units and 427,499 general partnership units.

Our Fleet

Our fleet consists of six very large crude carriers (“VLCC”), which have an average remaining employment term of approximately 2.6 years, including the backstop commitment from Navios Acquisition. They are chartered to three counterparties, Dalian Ocean Shipping Co. Ltd. (“Cosco Dalian”), a Chinese state-owned enterprise, SK Shipping Company Limited (“SK Shipping”) and VL8 Pool Inc. (“VL8”).

The following table provides summary information about our fleet as of November 7, 2018:

Vessels	Type	Built/ Delivery Date	DWT	Net Charter Rate(1)	Profit Share to Owner			Expiration Date(2)
Shinyo Ocean	VLCC	2001	281,395	$38,400		—		January 2019	(3)
Shinyo Saowalak	VLCC	2010	298,000	$48,153	35% above $	54,388	(4)	June 2025
					40% above $	59,388	(4)
					50% above $	69,388	(4)
Shinyo Kieran	VLCC	2011	297,066	$48,153	35% above $	54,388	(4)	June 2026
					40% above $	59,388	(4)
					50% above $	69,388	(4)
C. Dream	VLCC	2000	298,570	$29,625	50% above $	30,000	(6)	March 2019
					40% above $	40,000	(6)
Nave Celeste	VLCC	2003	298,717	$35,000		—		December 2018	(5)
Nave Galactic	VLCC	2009	297,168	$38,025				February 2019	(7)
				$19,500	50% above $	19,500	(8)	October 2019

(1)	Net time charter-out rate per day in dollars (net of commissions).
(2)	Estimated dates assuming midpoint of redelivery of charterers.
(3)

Includes a backstop period for the Shinyo Ocean. Navios Acquisition has provided a backstop commitment for a two-year period at the net time charter out rate of $38,400 per day. All data in the table is based on a charter length inclusive of both the initial and backstop periods.

(4)

Calculated annually on the basis of the weighted average of the daily values of four Baltic Exchange Tanker Routes for the past four quarters adjusted for certain agreed specifications (i.e. actual consumption and other voyage expenses). Any profit is split between the owner and the charterer with the owner receiving the percentage stated in the table above.

(5)

Includes a backstop period for the Nave Celeste. Navios Acquisition has provided a backstop commitment for a two-year period at the net time charter out rate of $35,000 per day. All data in the table is based on a charter length inclusive of both the initial and backstop periods.

5

(6)	Calculated annually based on the actual earnings of the vessel. Any profit is split between the owner and the charterer with the owner receiving the percentage stated in the table above.
(7)

Includes a backstop period for the Nave Galactic. Navios Acquisition agreed to extend the backstop commitment, originally provided to the Shinyo Kannika prior to its sale, to the Nave Galactic at the net time charter out rate of $38,025 per day. All data in the table is based on a charter length inclusive of both the initial and backstop periods.

(8)	Profit sharing 50% on actual pool earnings at the end of the charter period. Any adjustment by the charterers for the expense/loss will be settled accordingly at the end of the charter period.

Option Vessels

We have options, exercisable through November 18, 2018, to purchase the following three VLCCs from Navios Acquisition at fair market value.

The following table provides summary information about the vessels subject to the options as of November 7, 2018:

Vessels	Purchase Option Expiration Date	Type	Built/ Delivery Date	DWT	Net Charter Rate(1)	Profit Share to Owner			Employment Expiration Date(2)
Nave Buena Suerte	November 2018	VLCC	2011	297,491	$19,500	50% above $	19,500	(3)	August 2019
Nave Neutrino	November 2018	VLCC	2003	298,287	Spot		—		—
Nave Electron	November 2018	VLCC	2002	305,178	Spot		—		—

(1)	Net time charter-out rate per day in dollars (net of commissions).
(2)	Estimated dates assuming midpoint of redelivery of charterers.
(3)	Profit sharing 50% on actual pool earnings at the end of the charter period. Any adjustment by the charterers for the expense/loss will be settled accordingly at the end of the charter period.

Our Customers

We provide seaborne shipping services under contracts with customers that we believe are creditworthy.

For the nine month period ended September 30, 2018, customers representing 10% or more of our total revenue were Cosco Dalian, VL8 and SK Shipping that accounted for 42.1%, 14.7% and 13.0%, respectively, of our revenue. For the year ended December 31, 2017, our customers representing 10% or more of our total revenue were Cosco Dalian and VL8 that accounted for 44.7% and 15.1%, respectively, of our revenue.

Our revenues are driven by the number of vessels in the fleet, the number of days during which the vessels operate and our charters hire rates, which, in turn, are affected by a number of factors, including:

•	the duration of the charters;

•	the level of spot and long-term market rates at the time of charter;

•	decisions relating to vessel acquisitions and disposals;

•	the amount of time spent positioning vessels;

•	the amount of time that vessels spend undergoing repairs and upgrades in drydock;

•	the age, condition and specifications of the vessels; and

•	the aggregate level of supply and demand in the tanker shipping industry.

6

Time charters are available for varying periods, ranging from a single trip (spot charter) to long-term which may be many years. In general, a long-term time charter assures the vessel owner of a consistent stream of revenue. Operating the vessel in the spot market affords the owner greater spot market opportunity, which may result in high rates when vessels are in high demand or low rates when vessel availability exceeds demand. Vessel charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand and many other factors that might be beyond our control. Please read “Risk Factors” in our 2017 Annual Report, filed with SEC on March 9, 2018, for a discussion of certain risks inherent in our business.

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured.

If we lose a charter, we may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of certain charters and the cyclical nature of the industry or we may be forced to charter the vessel on the spot market at then market rates which may be less favorable than the charter that has been terminated. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions in the event we are unable to replace such customer, time charter or vessel.

Under some of our charters, either party may terminate the charter contract in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Some of the time charters covering our vessels require us to return to the charterer, upon the loss of the vessel, all advances paid by the charterer but not earned by us.

Trends and Factors Affecting Our Future Results of Operations

We believe the principal factors that will affect our future results of operations are the economic, regulatory, political and governmental conditions that affect the shipping industry generally and that affect conditions in countries and markets in which our vessels engage in business. Please read “Risk Factors” in our 2017 Annual Report, filed with the U.S. Securities and Exchange Commission on March 9, 2018, for a discussion of certain risks inherent in our business.

7

Results of Operations

Overview

The financial condition and the results of operations presented for the nine month periods ended September 30, 2018 and 2017 of Navios Midstream discussed below include the following entities:

Company name	Vessel name	Country of incorporation	2018	2017
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1-9/30	1/1-9/30
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1-9/30	1/1-9/30
Navios Maritime Midstream Partners Finance (US) Inc.	N/A	Delaware	1/1-9/30	1/1-9/30
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong(1)	1/1-3/22	1/1-9/30
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong	1/1-9/30	1/1-9/30
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1-9/30	1/1-9/30
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1-9/30	1/1-9/30
Shinyo Dream Limited	C. Dream	Hong Kong	1/1-9/30	1/1-9/30
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1-9/30	1/1-9/30
Kerkyra Shipping Corporation	Nave Galactic	Marshall Islands(2)	3/29-9/30	—

(1)	The vessel Shinyo Kannika was sold to an unaffiliated third party on March 22, 2018.
(2)	The vessel Nave Galactic was acquired from Navios Acquisition on March 29, 2018.

The accompanying interim condensed consolidated financial statements of Navios Midstream are unaudited, but, in the opinion of management, contain all adjustments necessary to present a fair statement of results, in all material respects, Navios Midstream’s condensed consolidated financial position as of September 30, 2018 and the condensed consolidated results of operations for the three and nine month periods ended September 30, 2018 and 2017. The footnotes are condensed as permitted by the requirements for interim financial statements and, accordingly, do not include information and disclosures required under U.S. GAAP for complete financial statements. All such adjustments are deemed to be of a normal, recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in Navios Midstream’s Annual Report on Form 20-F for the year ended December 31, 2017.

8

FINANCIAL HIGHLIGHTS

The following table presents consolidated revenue and expense information for the three and nine month periods ended September 30, 2018 and 2017.

	Three Month Period ended September 30, 2018 ($’000) (unaudited)	Three Month Period ended September 30, 2017 ($’000) (unaudited)	Nine Month Period ended September 30, 2018 ($’000) (unaudited)	Nine Month Period ended September 30, 2017 ($’000) (unaudited)
Revenue	$22,603	$20,742	$63,172	$60,352
Time charter and voyage expenses	(1,043)	(224)	(1,582)	(793)
Direct vessel expenses	(1,181)	(999)	(3,426)	(2,774)
Management fees	(5,244)	(5,244)	(15,495)	(15,561)
General and administrative expenses	(1,111)	(753)	(2,718)	(2,107)
Depreciation and amortization	(5,720)	(6,259)	(17,608)	(18,811)
Interest income	43	8	176	19
Interest expenses and finance cost	(3,818)	(3,395)	(11,062)	(9,729)
Loss on sale of asset	—	—	(32,444)	—
Other income/ (expense), net	357	(6)	591	(264)
Net income/ (loss)	$4,886	$3,870	$(20,396)	$10,332
EBITDA(1)	$15,562	$14,515	$11,524	$41,627
Adjusted EBITDA(2)	$15,562	$14,515	$43,968	$41,627
Operating Surplus(1)	$9,559	$9,094	$26,246	$25,604

(1)

EBITDA, Adjusted EBITDA and Operating Surplus are non-GAAP financial measures. See “—Reconciliation of EBITDA and Adjusted EBITDA to Net Cash from Operating Activities, Operating Surplus” for a description of EBITDA and Operating Surplus and a reconciliation of EBITDA and Operating Surplus to the most comparable measure under U.S. GAAP.

(2)	Adjusted EBITDA for the nine month period ended September 30, 2018 in this document excludes loss on sale of vessel of $32.4 million, incurred in the three month period ended March 31, 2018.

Period over Period Comparisons

For the Three Month Period ended September 30, 2018, compared to the Three Month Period ended September 30, 2017

Revenue: Revenue for the three month period ended September 30, 2018 increased by $1.9 million to $22.6 million, as compared to $20.7 million for the same period in 2017. The increase was mainly attributable to the increase in available days from 522 in the three month period ended September 30, 2017 to 548 days in the three month period ended September 30, 2018, due to certain prior period unscheduled off-hires among which the prolonged drydock of one of our vessels incurred in the three month period ended September 30, 2017. Time Charter Equivalent (“TCE”) was $39,355 for the three month period ended September 30, 2018 and $39,292 for the three month period ended September 30, 2017.

Time charter and voyage expenses: Time charter and voyage expenses were $1.0 million and $0.2 million, for the three month periods ended September 30, 2018 and 2017, respectively. The increase was due to the voyage expenses incurred in relation to certain vessel operating in the spot market.

Direct vessel expenses: Direct vessel expenses, comprised of the amortization of dry dock and special survey costs, of certain vessels in our fleet were $1.2 million for the three month period ended September 30, 2018, as compared to $1.0 million for the three month period ended September 30, 2017.

Management fees: Management fees were $5.2 million for each of the three month periods ended September 30, 2018 and 2017.

9

General and administrative expenses: Total general and administrative expenses for the three month period ended September 30, 2018 increased by approximately $0.4 million to $1.1 million, as compared to $0.8 million for the three month period ended September 30, 2017, due to an increase in legal and professional fees. The expenses charged by Navios Tankers Management Inc. (“the Manager”), a wholly-owned subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), for administrative services were $0.4 million for each of the three month periods ended September 30, 2018 and 2017.

Depreciation and amortization: Depreciation and amortization for the three month period ended September 30, 2018 was $5.7 million, as compared to $6.3 million for the three month period ended September 30, 2017. The decrease was due to the sale of the Shinyo Kannika mitigated by the acquisition of the Nave Galactic in the first quarter of 2018. Depreciation of a vessel is calculated using an estimated useful life of 25 years for the date the vessel was originally delivered from the shipyard. Intangible assets are amortized over the contract periods, which extend up to 15.0 years at inception.

Interest expense and finance cost: Interest expense and finance cost for the three month period ended September 30, 2018 was $3.8 million, as compared to $3.4 million for the three month period ended September 30, 2017. As of September 30, 2018 and 2017, the outstanding weighted average loan balance was $198.8 million and $200.9 million, respectively, and the weighted average interest rate was 6.83% and 5.79% for each of the three month periods ended September 30, 2018 and 2017, respectively.

Operating surplus: Navios Midstream generated operating surplus for the three month period ended September 30, 2018 of $9.6 million, as compared to $9.1 million for the three month period ended September 30, 2017. Operating Surplus is a non-GAAP financial measure used by certain investors to assist in evaluating a partnership’s ability to make quarterly cash distributions. (See “Reconciliation of EBITDA to Net Cash from Operating Activities, EBITDA, Operating Surplus” contained herein).

For the Nine Month Period ended September 30, 2018 compared to the Nine Month Period ended September 30, 2017

Revenue: Revenue for the nine month period ended September 30, 2018 increased by $2.8 million to $63.2 million, as compared to $60.4 million for the same period in 2017. The increase was mainly attributable to the increase in available days from 1,525 in the nine month period ended September 30, 2017 to 1,587 days in the nine month period ended September 30, 2018, due to certain prior period unscheduled off-hires among which the prolonged drydock of one of our vessels incurred in the three month period ended September 30, 2017. TCE was $38,818 for the nine month period ended September 30, 2018 and $39,043 for the nine month period ended September 30, 2017.

Time charter and voyage expenses: Time charter and voyage expenses for the nine month period ended September 30, 2018 were $1.6 million, as compared to $0.8 million for the nine month period ended September 30, 2017. The increase was due to the voyage expenses incurred in relation to certain vessel operating in the spot market.

Direct vessel expenses: Direct vessel expenses, comprised of the amortization of dry dock and special survey costs, of certain vessels in our fleet were $3.4 million for the nine month period ended September 30, 2018, as compared to $2.8 million for nine month period ended September 30, 2017.

Management fees: Management fees were $15.5 million for the nine month period ended September 30, 2018, as compared to $15.6 million for the nine month period ended September 30, 2017.

General and administrative expenses: Total general and administrative expenses for the nine month period ended September 30, 2018 increased by $0.6 million to $2.7 million, as compared to $2.1 million for the nine month period ended September 30, 2017, due to an increase in legal and professional fees. The expenses charged by the Manager for administrative services were $1.1 million for each of the nine month periods ended September 30, 2018 and September 30, 2017.

10

Depreciation and amortization: Depreciation and amortization for the nine month period ended September 30, 2018 was $17.6 million, as compared to $18.8 million for the nine month period ended September 30, 2017. The decrease was due to the sale of the Shinyo Kannika mitigated by the acquisition of the Nave Galactic in the first quarter of 2018. Depreciation of vessels is calculated using an estimated useful life of 25 years for the date the vessel was originally delivered from the shipyard. Intangible assets are amortized over the contract periods, which extend up to 15 years at inception.

Interest expense and finance cost: Interest expense and finance cost for the nine month period ended September 30, 2018 was $11.1 million, as compared to $9.7 million for the nine month period ended September 30, 2017. For the nine month periods ended September 30, 2018 and 2017, the outstanding weighted average loan balance was $199.3 million and $201.4 million, respectively, and the weighted average interest rate was 6.59% and 5.64%, respectively.

Loss on sale of asset: On March 22, 2018, Navios Midstream sold the Shinyo Kannika to an unaffiliated third party for net cash proceeds of $16.2 million. The loss on sale of the vessel, upon write-off of the unamortized dry-docking, for the nine month periods ended September 30, 2018 was $32.4 million, as compared to $0 for the nine month period ended September 30, 2017.

Other income/ (expense), net: Other income, net for the nine month period ended September 30, 2018 was $0.6 million. Other expense, net for the nine month period ended September 30, 2017 was $0.3 million.

Operating surplus: Navios Midstream generated operating surplus for the nine month period ended September 30, 2018 of $26.2 million, as compared to $25.6 million for the same period ended September 30, 2017. Operating Surplus is a non-GAAP financial measure used by certain investors to assist in evaluating a partnership’s ability to make quarterly cash distributions. (See “Reconciliation of EBITDA to Net Cash from Operating Activities, EBITDA, Operating Surplus and Available Cash for Distribution” contained herein).

Liquidity and Capital Resources

Our primary short-term liquidity needs are to fund general working capital requirements, dry docking expenditures and debt repayment, and other obligations from time to time, while our long-term liquidity needs primarily relate to expansion and investment capital expenditures and other maintenance capital expenditures and debt repayment. Expansion capital expenditures are primarily for the purchase or construction of vessels to the extent the expenditures increase the operating capacity of or revenue generated by our fleet, while maintenance capital expenditures primarily consist of dry docking expenditures and expenditures to replace vessels in order to maintain the operating capacity of or revenue generated by our fleet. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash flows from operations, proceeds from asset sales and bank borrowings, which we believe will be sufficient to meet our existing short-term liquidity needs for the next 12 months. Generally, our long-term sources of funds will be from cash from operations, long-term bank borrowings and other debt or equity financings. We expect that we will rely upon cash from operations and upon external financing sources, including bank borrowings, to fund acquisitions, expansion and investment capital expenditures and other commitments we have entered into. We cannot assure you that we will be able to secure adequate financing or obtaining additional funds on favorable terms, to meet our liquidity needs.

On July 29, 2016, Navios Midstream entered into a Sales Agreement with the Agent, pursuant to which Navios Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25.0 million.

There were no equity transactions or units sold under the Sales Agreement in the three and the nine month periods ended September 30, 2018.

11

Credit Facilities

Term Loan B: On June 18, 2015, Navios Midstream and Navios Finance, as co-borrowers, completed the issuance of the $205.0 million Term Loan B. The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum, is secured by first priority mortgages covering six vessels owned by subsidiaries of Navios Midstream, in addition to other collateral, and is guaranteed by such subsidiaries.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Following the acquisition of the Nave Galactic and the sale of the Shinyo Kannika, the Nave Galactic substituted the Shinyo Kannika under the Term Loan B.

As of September 30, 2018, an amount of $198.3 million was outstanding under this facility, as compared to $200.9 million for the same period in 2017. The weighted average interest rate for the nine month periods ended September 30, 2018 and 2017 was 6.59% and 5.64%, respectively.

As of September 30, 2018, Navios Midstream was in compliance with the covenants set forth in the Term Loan B.

The following table presents cash flow information derived from the unaudited condensed consolidated statements of cash flows of Navios Midstream for the nine month periods ended September 30, 2018 and 2017.

	Nine Month Period Ended September 30, 2018 ($’000) (Unaudited)	Nine Month Period Ended September 30, 2017 ($’000) (Unaudited)
Net cash provided by operating activities	$30,123	$11,768
Net cash used in investing activities	(28,744)	—
Net cash used in financing activities	(15,911)	(24,530)
Net decrease in cash and cash equivalents and restricted cash	$(14,532)	$(12,762)

Cash provided by operating activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash provided by operating activities increased by approximately $18.4 million to $30.1 million for the nine month period ended September 30, 2018, as compared to $11.8 million for the same period in 2017. The $18.4 million increase is analyzed as follows:

The net loss for the nine month period ended September 30, 2018 was $20.4 million compared to $10.3 million net income for the nine month period ended September 30, 2017. In determining net cash provided by operating activities for the nine month period ended September 30, 2018, net loss was adjusted for the effect of loss on sale of asset of $32.4 million, depreciation and amortization of $17.6 million, $3.4 million for the amortization of drydock and special survey costs, and $1.0 million for amortization of deferred financing cost. In determining net cash provided by operating activities for the nine month period ended September 30, 2017, net income was adjusted for the effect of depreciation and amortization of $18.8 million, $1.0 million for amortization of deferred financing cost and $2.8 million for the amortization of drydock and special survey costs.

12

Amounts due from related parties as of September 30, 2018 and December 31, 2017 was $21.7 million and $22.7 million, respectively, which mainly related to the backstop commitment from Navios Acquisition, as well as, payments of management fees and other expenses including dry docking expenses to the Manager in accordance with our Management Agreement. See “Item 7.—Major Unitholders and Related Party Transactions,” included in the 2017 Annual Report.

Accounts receivable increased by $1.6 million for the nine month period ended September 30, 2018, due to the increase in receivables from charterers.

Prepaid expenses and other current assets increased by $1.6 million. The increase was mainly attributable to inventories and voyage related costs, partially mitigated by working capital repayments upon expiration of certain charter contracts.

Accounts payable increased by $3.4 million for the nine month period ended September 30, 2018. This increase was attributable to the increase in broker’s and supplier’s expenses and other payable.

Cash used in investing activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash used in investing activities was $28.7 million for the nine month period ended September 30, 2018, as compared to no cash used in investing activities for the same period in 2017. Net cash used in investing activities for the nine month period ended September 30, 2018, resulted from $45.0 million paid for the acquisition of the Nave Galactic, partially mitigated by $16.2 million net proceeds from sale of the Shinyo Kannika.

Cash used in financing activities for the nine month period ended September 30, 2018, as compared to the nine month period ended September 30, 2017:

Net cash used in financing activities for the nine month period ended September 30, 2018 was $15.9 million; compared to $24.5 million net cash used in financing activities for the nine month period ended September 30, 2017. Net cash used in financing activities for the nine month period ended September 30, 2018 primarily resulted from: (a) $14.4 million of dividends paid; and (b) $1.5 million of loan repayments. Net cash used in financing activities for the nine month period ended September 30, 2017 primarily resulted from: (a) $27.1 million of dividends paid; and (b) $1.5 million of loan repayments, partially mitigated by: (i) $4.0 million of proceeds from the issuance of common units; and (ii) $0.1 million of proceeds from the issuance of general partner units.

13

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash from Operating Activities and Operating Surplus

	Three Month Period ended September 30, 2018 ($ ‘000) (unaudited)	Three Month Period ended September 30, 2017 ($ ‘000) (unaudited)	Nine Month Period ended September 30, 2018 ($ ‘000) (unaudited)	Nine Month Period ended September 30, 2017 ($ ‘000) (unaudited)
Net cash provided by operating activities	$4,007	$3,796	$30,123	$11,768
Net increase in operating assets	11,589	7,918	7,547	19,939
Net (increase)/ decrease in operating liabilities	(3,462)	(236)	(3,558)	1,250
Net interest cost	3,775	3,387	10,886	9,710
Amortization of deferred finance cost and bond premium	(347)	(350)	(1,030)	(1,040)
Loss on sale of vessel	—	—	(32,444)	—
EBITDA	$15,562	$14,515	$11,524	$41,627
Loss on sale of vessel	—	—	32,444	—
Adjusted EBITDA	$15,562	$14,515	$43,968	$41,627
Cash interest paid	$(3,472)	$(2,968)	$(9,955)	$(8,660)
Cash interest income	$44	$8	$186	$20
Maintenance and replacement capital expenditures	$(2,575)	$(2,461)	$(7,953)	$(7,383)
Operating Surplus	$9,559	$9,094	$26,246	$25,604

	Three Month Period ended September 30, 2018 ($ ‘000) (unaudited)	Three Month Period ended September 30, 2017 ($ ‘000) (unaudited)	Nine Month Period ended September 30, 2018 ($ ‘000) (unaudited)	Nine Month Period ended September 30, 2017 ($ ‘000) (unaudited)
Net cash provided by operating activities	$4,007	$3,796	$30,123	$11,768
Net cash used in investing activities	$—	$—	$(28,744)	$—
Net cash used in financing activities	$(3,184)	$(9,544)	$(15,911)	$(24,530)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-U.S. GAAP financial measures and should not be used in isolation or as substitution for Navios Midstream’s results calculated in accordance with U.S. GAAP.

EBITDA represents net (loss)/income before interest and finance costs, before depreciation and amortization and before income taxes. Adjusted EBITDA in this document represents EBITDA excluding loss on sale of vessel. We use Adjusted EBITDA as liquidity measure and reconcile EBITDA and Adjusted EBITDA to net cash provided by/ (used in) operating activities, the most comparable U.S. GAAP liquidity measure. EBITDA in this document is calculated as follows: net cash provided by/ (used in) operating activities adding back, when applicable and as the case may be, the effect of: (i) net increase/ (decrease) in operating assets; (ii) net (increase)/decrease in operating liabilities; (iii) net interest cost; (iv) amortization of deferred finance costs and other related expenses; and (v) gain/ loss on sale of assets. Navios Midstream believes that EBITDA and Adjusted EBITDA are each the basis upon which liquidity can be assessed and present useful information to investors regarding Navios Midstream’s ability to service and/or incur indebtedness, pay capital expenditures, meet working capital requirements and pay dividends. Navios Midstream also believes that EBITDA and Adjusted EBITDA are used: (i) by potential lenders to evaluate potential transactions; (ii) to evaluate and price potential acquisition candidates; and (iii) by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

14

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for the analysis of Navios Midstream’s results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future. EBITDA and Adjusted EBITDA do not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as a principal indicator of Navios Midstream’s performance. Furthermore, our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

EBITDA increased by approximately $1.0 million to $15.6 million for the three month period ended September 30, 2018, as compared to $14.5 million for the same period in 2017. The increase in EBITDA was mainly due to a: (a) $1.9 million increase in revenue; and (b) $0.4 million increase in other income; partially mitigated by a (i) $0.8 million increase in time charter and voyage expenses; and (ii) $0.4 million increase in general and administrative expenses.

EBITDA for the nine month period ended September 30, 2018, was affected by a $32.4 million book loss on the sale of the Shinyo Kannika. Excluding this item, Adjusted EBITDA for the nine month period ended September 30, 2018, was $44.0 million, compared to $41.6 million for the same period in 2017. The increase in Adjusted EBITDA by $2.3 million was due to a: (a) $2.8 million increase in revenue; and (b) $0.9 million increase in other income, net; partially mitigated by a (i) $0.8 million increase in time charter and voyage expenses; and (ii) $0.6 million increase in general and administrative expenses.

Operating Surplus

Operating Surplus represents net income adjusted for depreciation and amortization expense, non-cash interest expense and estimated maintenance and replacement capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of, or the revenue generated by, Navios Midstream’s capital assets.

Operating Surplus is a quantitative measure used in the publicly-traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Operating Surplus is not required by U.S. GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity.

Available Cash

Available Cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter, less the amount of cash reserves established by the Board of Directors to:

•	provide for the proper conduct of Navios Midstream’s business (including reserve for maintenance and replacement capital expenditures);

•	comply with applicable law, any of Navios Midstream’s debt instruments, or other agreements; or

•	provide funds for distributions to the unitholders and to the general partner for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under any revolving credit or similar agreement used solely for working capital purposes or to pay distributions to partners.

15

Available Cash is a quantitative measure used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Available Cash is not required by U.S. GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity.

Borrowings

Navios Midstream’s long-term third party borrowings are reflected in its balance sheet as “Long-term debt, net of deferred finance costs and discount”. As of September 30, 2018 and December 31, 2017, the loan balance outstanding was $198.3 million and $199.9 million, respectively, under the Term Loan B, discussed above. The current portion of long-term debt was $2.1 million for each of the periods ended September 30, 2018 and December 31, 2017.

Capital Expenditures

Maintenance for our vessels and expenses related to drydocking are paid to the Manager at cost under the Management Agreement.

Maintenance and replacement capital expenditures

Our partnership agreement requires our Board of Directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, hire rates and the availability and cost of financing at the time of replacement. Our Board of Directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our Board of Directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units, which could be dilutive to our existing unitholders. We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

Maintenance Capital Expenditures. Our annual estimated drydocking capital expenditure reserve is expected to be $1.9 million. The estimation was based on assumptions and estimates regarding the remaining useful lives of the vessels, a relative net investment rate, and drydocking and special survey costs based on current industry data.

Replacement Capital Expenditures. Because of the substantial capital expenditures we are required to make to maintain our fleet over time, our initial annual estimated replacement capital expenditures for estimating maintenance and replacement capital expenditures is expected to be $8.6 million per year, for replacing vessels at the end of their useful lives. The future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of the vessels, a relative net investment rate, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

16

F. Contractual Obligations and Contingencies

The following table summarizes our long-term contractual obligations as of September 30, 2018:

	Payments due by period (Unaudited)
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In thousands of U.S. dollars)
Loan obligations(1), (2)	$2,050	$196,288	$—	$—	$198,338
Total contractual obligations	$2,050	$196,288	$—	$—	$198,338

(1)

The amount identified does not include interest costs associated with the outstanding Term Loan B, which are based on LIBOR, plus the costs of complying with any applicable regulatory requirements and a margin of 4.50% per annum.

(2)	The amount identified excludes the discount associated with the outstanding Term Loan B.

Fleet Employment Profile

Set forth below are selected historical and statistical data of our fleet for each of the three and nine month periods ended September 30, 2018 and September 30, 2017 that we believe may be useful in better understanding our fleet’s financial position and results of operations.

	Three Month Period ended September 30, 2018 (unaudited)	Three Month Period ended September 30, 2017 (unaudited)	Nine Month Period ended September 30, 2018 (unaudited)	Nine Month Period ended September 30, 2017 (unaudited)
FLEET DATA
Available days(1)	548	522	1,587	1,525
Operating days(2)	547	519	1,579	1,504
Fleet utilization(3)	99.9%	99.3%	99.5%	98.6%
Vessels operating at period end	6	6	6	6
AVERAGE DAILY RESULTS
Time Charter Equivalent per day(4)	$39,355	$39,292	$38,818	$39,043

(1)

Available days: total calendar days the vessels were in Navios Midstream’s possession for the relevant period after subtracting off-hire days associated with major repairs, drydocking or special surveys. The shipping industry uses available days to measure the number of days in a relevant period during which vessels should be capable of generating revenues.

(2)

Operating days: the number of available days in the relevant period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a relevant period during which vessels actually generate revenues.

(3)

Fleet utilization: the percentage of time that the Navios Midstream’s vessels were available for generating revenue, determined by dividing the number of operating days during a relevant period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels.

(4)

TCE rate: Time charter equivalent rate per day is defined as voyage and time charter revenues less voyage expenses during a period divided by the number of available days during the period. The TCE Rate per day is a standard shipping industry performance measure used primarily to present the actual daily earnings generated by vessels of various types of charter contracts for the number of available days of the fleet.

17

Cash Distribution Policy

Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. During the subordination period which expired in November 2017, with certain exceptions, our partnership agreement could not have been amended without the approval of non-affiliated common unitholders, however, after the expiration of the subordination period our partnership agreement can be amended with the approval of a majority of the outstanding common units. Currently, Navios Acquisition owns 58.1% of our outstanding common units.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•

Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

•

Our distribution policy will be affected by restrictions on distributions under our credit facility. Specifically, our credit facility contains material financial tests that must be satisfied and we will not pay any distributions that will cause us to violate our credit facility or other debt instruments. Should we be unable to satisfy these restrictions included in the credit facility or if we are otherwise in default under our credit facility, our ability to make cash distributions to you, notwithstanding our cash distribution policy, would be materially adversely affected.

•

If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

Quarterly Distribution

In general, our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. The general partner’s initial 2.0% interest in these distributions may, however, be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

18

On January 22, 2018, the Board of Directors authorized a quarterly cash distribution for the three month period ended December 31, 2017 of $0.4225 per unit. The distribution was paid on February 14, 2018 to all holders of record of common, subordinated Series A units and general partner units on February 9, 2018. The aggregate amount of the distribution paid was $9.0 million.

On April 26, 2018, the Board of Directors authorized a quarterly cash distribution for the three month period ended March 31, 2018 of $0.125 per unit. The distribution was paid on May 11, 2018 to all record holders of common units, subordinated Series A units and general partner units on May 9, 2018. The aggregate amount of the distribution paid was $2.7 million.

On July 24, 2018, the Board of Directors authorized a quarterly cash distribution for the three month period ended June 30, 2018 of $0.125 per unit. The distribution was paid on August 14, 2018 to all holders of record holders of common units and general partner units on August 6, 2018. The aggregate amount of the declared distribution paid was $2.7 million.

On October 24, 2018, the Board of Directors authorized a quarterly cash distribution for the three month period ended September 30, 2018 of $0.125 per unit. The distribution is payable on November 14, 2018 to all record holders of common units and general partner units on November 8, 2018. The aggregate amount of the declared distribution is anticipated to be $2.7 million.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Company’s general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

			Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Total Amount		Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$	0.4125	98.0%	2.0%	0%
First Target Distribution	up to $	0.4744	98.0%	2.0%	0%
Second Target Distribution	above $	0.4744	85.0%	2.0%	13.0%
	up to $	0.5156
Third Target Distribution	above $	0.5156	75.0%	2.0%	23.0%
	up to $	0.6188
Thereafter	above $	0.6188	50.0%	2.0%	48.0%

19

On November 16, 2017, the subordination period, as defined in our limited partnership agreement of Navios Midstream expired, resulting in the conversion of the 9,342,692 subordinated units into common units. Any future cash distributions will be made in accordance with the terms in our limited partnership agreement applicable to the periods following the subordination period.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holders of the subordinated Series A units was reclassified to the capital of the holders of the common units.

Related Party Transactions

Management fees: On November 18, 2014, the Company entered into a Management Agreement with the Manager pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9,500 per VLCC tanker vessel that had originally been fixed until November 2016.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9,500 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Management fees for the three and nine month periods ended September 30, 2018 were $5.2 million and $15.5 million, respectively. Management fees for the three and nine month periods ended September 30, 2017 were $5.2 million and $15.6 million, respectively.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into an Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Total general and administrative expenses for the three month periods ended September 30, 2018 and 2017 were $1.1 million and $0.8 million, respectively. Total general and administrative expenses for the nine month periods ended September 30, 2018 and 2017 were $2.7 million and $2.1 million, respectively. For each of the three and nine month periods ended September 30, 2018, the expense arising from the administrative services rendered by the Manager, a wholly owned subsidiary of Navios Holdings, to the Company’s vessels were $0.4 million and $1.1 million, respectively. For each of the three and nine month periods ended September 30, 2017, the expense arising from the administrative services rendered by the Manager to the Company’s vessels were $0.4 million and $1.1 million, respectively.

Balances due from related parties: Balance due from related parties as of September 30, 2018 and December 31, 2017, were $21.7 million and $22.7 million, respectively, and included the current and non-current amounts mainly due from Navios Holdings and Navios Acquisition and its subsidiaries. Amounts due from related parties mainly consisted of the backstop commitment from Navios Acquisition (see “Backstop agreements” paragraph below), as well as special survey and dry docking expenses for certain vessels of our fleet, and management fees in accordance with the Management Agreement.

Omnibus agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Maritime Partners L.P. (“Navios Partners”) in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and their

20

controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Midstream entered into an omnibus agreement with Navios Maritime Containers Inc. (“Navios Containers”), Navios Acquisition, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35,000 per day for the Nave Celeste, $38,400 per day for the Shinyo Ocean and $38,025 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. The backstop commitment for the Shinyo Kannika was terminated in relation to the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the acquisition of the latter from Navios Acquisition in March 2018. For the three and nine month periods ended September 30, 2018 backstop revenue was $7.4 million and $17.9 million, respectively, and was included in the balance due from related parties (see “Balances due from related parties” paragraph above). For the three and nine month periods ended September 30, 2017 backstop commitment was $6.0 million and $11.2 million, respectively, and was included in the balance due from related parties (see “Balances due from related parties” paragraph above).

General Partner option agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option vessels: Navios Midstream has options expiring on November 18, 2018 to acquire the Nave Buena Suerte, the Nave Neutrino and the Nave Electron from Navios Acquisition.

Merger Agreement Navios Acquisition: On October 8, 2018 Navios Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition.

Under the terms of the Transaction, public unitholders of Navios Midstream may exchange each Navios Midstream common unit for either:

•	6.292 newly issued shares of Navios Acquisition common stock (or 0.42 shares, after giving effect to the 1:15 reverse stock split); or

21

•

1.0 share of a newly issued series of convertible participating preferred stock of Navios Acquisition. Each share of Preferred Stock will be convertible by its holder into 5.1 shares of Navios Acquisition common stock (or 0.34 shares, after giving effect to the 1:15 reverse stock split) at any time beginning six months after closing of the Transaction.

Navios Midstream publicly held units for which no election is made will be deemed to have elected the form of consideration most elected by holders of publicly held units of Navios Midstream. In addition, if holders representing 80% or more of the publicly held units of Navios Midstream elect (or are deemed to have elected) to receive Navios Acquisition common stock consideration, all publicly held units of Navios Midstream will be exchanged for Navios Acquisition common stock.

The approval and adoption of the merger agreement and the merger requires approval by a majority of the outstanding Navios Midstream common units. Navios Acquisition owns a sufficient number of Navios Midstream common units to approve the merger on behalf of all Navios Midstream unitholders and has agreed to consent to the merger. The closing of the merger is subject to customary closing conditions, including effectiveness of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission on October 30, 2018 and the mailing of an information statement to the Navios Midstream unitholders.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

Our functional and reporting currency is the U.S. dollar. We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar denominated. Transactions in currencies other than U.S. dollar are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase thereby decreasing our income or vice versa if the U.S. dollar increases in value.

Interest Rate Risk

Borrowings under our credit facility bear interest at rates based on a premium over U.S. $ LIBOR except for the interest rate on the Notes, which is fixed. Therefore, we are exposed to the risk that our interest expense may increase if interest rates rise. For the nine month period ended September 30, 2018, we paid interest on our outstanding debt at a weighted average interest rate of 6.59%. A 1% increase in LIBOR would have increased our interest expense for the nine month period ended September 30, 2018 by $1.5 million. For the nine month period ended September 30, 2017, we paid interest on our outstanding debt at a weighted average interest rate of 5.64%.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist principally of trade accounts receivable. We closely monitor our exposure to customers for credit risk. We have policies in place to ensure that we trade with customers with an appropriate credit history. For the nine month period ended September 30, 2018, customers representing 10% or more of our total revenue were Cosco Dalian, VL8 and SK Shipping that accounted for 42.1%, 14.7% and 13.0%, respectively, of our revenue.

For the nine month period ended September 30, 2017, customers representing 10% or more of total revenue were Cosco Dalian, VL8 and Shell Trading Singapore (Private) Ltd. (“Shell”) that accounted for 46.7%, 15.5% and 10.3%, respectively, of our revenue.

22

Inflation

Inflation has had a minimal impact on vessel operating expenses and general and administrative expenses. Our management does not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Critical Accounting Policies

Our interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates in the application of our accounting policies based on the best assumptions, judgments and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. For a description of all of our significant accounting policies, see Note 2.

23

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2018 (UNAUDITED) AND DECEMBER 31, 2017	25

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	26

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	27

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017	28

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	29

24

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars except unit amounts)

	Notes	September 30, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	3	$22,554	$27,086
Restricted cash	3	—	10,000
Accounts receivable, net		3,905	2,357
Prepaid expenses and other current assets	4	5,126	3,022
Due from related parties, current	9	19,143	20,086
Total current assets		50,728	62,551
Vessels, net	5	340,149	356,220
Intangible assets	6	20,210	22,318
Deferred dry dock and special survey costs, net		11,681	12,893
Due from related parties, non-current	9	2,565	2,565
Total non-current assets		374,605	393,996
Total assets		$425,333	$456,547
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable		$5,748	$1,999
Accrued expenses		918	572
Deferred revenue		1,698	1,731
Current portion of long-term debt, net of deferred finance costs and discount	7	686	675
Total current liabilities		9,050	4,977
Long-term debt, net of deferred finance costs and discount	7	195,321	195,839
Total non-current liabilities		195,321	195,839
Total liabilities		$204,371	$200,816
Commitments and contingencies	10	—	—
Total Partners’ capital
Common Unitholders (20,947,418 units and 19,354,498 units issued and outstanding at September 30, 2018 and December 31, 2017, respectively)		216,660	225,742
Subordinated Series A Unitholders (zero units and 1,592,920 units issued and outstanding at September 30, 2018 and December 31, 2017, respectively)		—	24,992
General Partner (427,499 units issued and outstanding at September 30, 2018 and at December 31, 2017, respectively)		4,302	4,997
Partners’ capital		220,962	255,731
Total liabilities and Partners’ capital		$425,333	$456,547

See unaudited condensed notes to the condensed consolidated financial statements.

25

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars, except unit and per unit data)

	Notes	Three Month Period ended September 30, 2018 (unaudited)	Three Month Period ended September 30, 2017 (unaudited)	Nine Month Period ended September 30, 2018 (unaudited)	Nine Month Period ended September 30, 2017 (unaudited)
Revenue (includes related party revenue of $7,358 and $17,939 for the three and nine months ended September 30, 2018, respectively, and $6,018 and $11,248 for the three and nine months ended September 30, 2017, respectively)	9	$22,603	$20,742	$63,172	$60,352
Time charter and voyage expenses		(1,043)	(224)	(1,582)	(793)
Direct vessel expenses		(1,181)	(999)	(3,426)	(2,774)
Management fees (entirely through related party transactions)	9	(5,244)	(5,244)	(15,495)	(15,561)
General and administrative expenses	9	(1,111)	(753)	(2,718)	(2,107)
Depreciation and amortization	5, 6	(5,720)	(6,259)	(17,608)	(18,811)
Interest income		43	8	176	19
Interest expenses and finance cost	7	(3,818)	(3,395)	(11,062)	(9,729)
Loss on sale of asset		—	—	(32,444)	—
Other income/ (expense), net		357	(6)	591	(264)
Net income/ (loss)		$4,886	$3,870	$(20,396)	$10,332
Earnings/ (losses) attributable to:
Common unit holders		$4,790	$1,813	$(17,785)	$4,839
Subordinated Series A unit holders		$—	$289	$(2,203)	$771
Subordinated unit holders		$—	$1,692	$—	$4,519
General Partner		$96	$76	$(408)	$203
Earnings/ (losses) per unit (basic and diluted)
Common unitholders		$0.23	$0.18	$(0.89)	$0.48
Subordinated Series A unitholders		$—	$0.18	$(2.25)	$0.49
Subordinated unitholders		$—	$0.18	$—	$0.49
General Partner		$0.23	$0.18	$(0.95)	$0.47

See unaudited condensed notes to the condensed consolidated financial statements.

26

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Nine Month Period ended September 30, 2018 (unaudited)	Nine Month Period ended September 30, 2017 (unaudited)
OPERATING ACTIVITIES
Net (loss)/ income		$(20,396)	$10,332
Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	5,6	17,608	18,811
Amortization of deferred finance fees		1,030	1,040
Amortization of drydock and special survey costs		3,426	2,774
Loss on sale of asset		32,444	—
Changes in operating assets and liabilities:
Increase in prepaid expenses and other current assets		(1,633)	(2,178)
Payments for drydocking		(4,069)	(5,725)
(Increase)/ decrease in accounts receivable		(1,632)	893
Increase in due from related parties, current	9	(213)	(10,364)
Increase / (decrease) in accounts payable		3,421	(386)
Increase/ (decrease) in accrued expenses		170	(100)
Increase in due from related parties, non-current	9	—	(2,565)
Decrease in deferred revenue		(33)	(764)
Net cash provided by operating activities		$30,123	$11,768
INVESTING ACTIVITIES
Acquisition of vessels	5	(44,950)	—
Net proceeds from sale of assets	5	16,206	—
Net cash used in investing activities		$(28,744)	$—
FINANCING ACTIVITIES
Loan repayment		(1,538)	(1,538)
Dividend paid		(14,373)	(27,080)
Proceeds from issuance of general partner units		—	84
Proceeds from issuance of common units		—	4,004
Net cash used in financing activities		$(15,911)	$(24,530)
Net decrease in cash, cash equivalents and restricted cash		$(14,532)	$(12,762)
Cash and cash equivalents and restricted cash, beginning of period		$37,086	$52,791
Cash and cash equivalents and restricted cash, end of period		$22,554	$40,029
Supplemental disclosures of cash flow information
Cash interest paid		$9,955	$8,660

See unaudited condensed notes to the condensed consolidated financial statements.

27

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. Dollars except unit data)

			Limited Partners
	General Partner		Common Unitholders		Subordinated Unitholders		Subordinated Series A Unitholders		Total Partners’ Capital
	Units	$	Units	$	Units	$	Units	$	$
Consolidated Balance December 31, 2016	420,641	5,343	9,675,795	125,635	9,342,692	115,552	1,592,920	26,593	273,123
Net income	—	203	—	4,839	—	4,519	—	771	10,332
Equity offering	6,858	84	336,011	4,004	—	—	—	—	4,088
Cash distribution	—	(539)	—	(12,681)	—	(11,841)	—	(2,019)	(27,080)
Consolidated Balance September 30, 2017	427,499	5,091	10,011,806	121,797	9,342,692	108,230	1,592,920	25,345	260,463
Consolidated Balance December 31, 2017	427,499	4,997	19,354,498	225,742	—	—	1,592,920	24,992	255,731
Net loss	—	(408)	—	(17,785)	—	—	—	(2,203)	(20,396)
Cash distribution	—	(287)	—	(13,214)	—	—	—	(872)	(14,373)
Conversion of subordinated Series A units	—	—	1,592,920	21,917	—	—	(1,592,920)	(21,917)	—
Consolidated Balance September 30, 2018	427,499	4,302	20,947,418	216,660	—	—	—	—	220,962

See unaudited condensed notes to the condensed consolidated financial statements.

28

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1: DESCRIPTION OF BUSINESS

Navios Maritime Midstream Partners L.P. (“Navios Midstream” or the “Company”) (NYSE: NAP), was formed in The Republic of the Marshall Islands on October 13, 2014. Navios Maritime Midstream Partners GP LLC (the “General Partner”), a Marshall Islands limited liability company and wholly-owned subsidiary of Navios Maritime Acquisition Corporation (“Navios Acquisition”), was also formed on that date to act as the General Partner of Navios Midstream and receive a 2.0% general partner interest.

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and LPG tankers under long-term employment contracts. The Company intends to charter the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holders of the subordinated Series A units was reclassified to the capital of the holders of the common units.

As of September 30, 2018, there were outstanding: 20,947,418 common units, no subordinated units, no subordinated Series A units and 427,499 general partnership units. As of September 30, 2018, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

As of September 30, 2018, the Company owned six very large crude carriers (“VLCC”) tanker vessels.

As of September 30, 2018, the entities included in these condensed consolidated financial statements were:

Company name	Vessel name	Country of incorporation	2018	2017
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1-9/30	1/1-9/30
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1-9/30	1/1-9/30
Navios Maritime Midstream Partners Finance (US) Inc.	N/A	Delaware	1/1-9/30	1/1-9/30
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong(1)	1/1-3/22	1/1-9/30
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong	1/1-9/30	1/1-9/30
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1-9/30	1/1-9/30
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1-9/30	1/1-9/30
Shinyo Dream Limited	C. Dream	Hong Kong	1/1-9/30	1/1-9/30
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1-9/30	1/1-9/30
Kerkyra Shipping Corporation	Nave Galactic	Marshall Islands(2)	3/29-9/30	—

(1)	The vessel Shinyo Kannika was sold to an unaffiliated third party on March 22, 2018.
(2)	The vessel Nave Galactic was acquired from Navios Acquisition on March 29, 2018.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of presentation: The accompanying interim condensed consolidated financial statements are unaudited, but, in the opinion of management, reflect all adjustments for a fair statement of Navios Midstream’s condensed

29

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

consolidated financial position, statements of operations and cash flows for the periods presented. Adjustments consist of normal, recurring entries. The year end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). The results of operations for the interim periods are not necessarily indicative of results for the full year. The footnotes are condensed as permitted by the requirements for interim financial statements and accordingly, do not include information and disclosures required under GAAP for complete financial statements. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and notes included in Navios Midstream’s 2017 Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission.

(b) Principles of consolidation: The accompanying interim condensed consolidated financial statements include the accounts of Navios Midstream, a Marshall Islands corporation, and its subsidiaries that are all 100% owned. All significant intercompany balances and transactions have been eliminated in the condensed consolidated statements.

(c) Restricted Cash: Restricted cash was $0 and $10,000 as of September 30, 2018 and December 31, 2017, respectively, and was held as required by certain provisions of Navios Midstream’s credit facility.

The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheet:

	September 30, 2018	December 31, 2017
Reconciliation of cash, cash equivalents and restricted cash:
Current assets:
Cash and cash equivalents	$22,554	$27,086
Restricted cash	—	10,000
Total cash, cash equivalents and restricted cash	$22,554	$37,086

(d) Revenue recognition: On January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers (ASC 606). The guidance provides a unified model to determine how revenue is recognized. In doing so, the Company makes judgments including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each performance obligation. Revenue is recognized when (or as) the Company transfers promised goods or services to its customers in amounts that reflect the consideration to which the company expects to be entitled to in exchange for those goods or services, which occurs when (or as) the Company satisfies its contractual obligations and transfers control of the promised goods or services to its customers. Revenues are recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations based on estimated selling prices; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s contract revenues consist of revenues from time chartering and pooling arrangements. Upon adoption of ASC 606, the timing and recognition of earnings from the pool arrangements and time charter contracts to which the Company is party did not change significantly from previous practice.

30

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Revenues from time chartering of vessels are accounted for as operating leases and are therefore recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel. Revenues from time chartering of vessels were $11,703 and $12,201 for the three month periods ended September 30, 2018 and 2017, respectively. Revenues from time chartering of vessels were $34,788 and $39,612 for the nine month periods ended September 30, 2018 and 2017, respectively.

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Accordingly, the Company accounts for its agreements with commercial pools as variable rate operating leases. For the pools in which the Company participates, management monitors, among other things, the relative proportion of the Company’s vessels operating in each of the pools to the total number of vessels in each of the respective pools, and assesses whether or not the Company’s participation interest in each of the pools is sufficiently significant so as to determine that the Company has effective control of the pool.

During 2018 period two of the Company’s vessels entered into specific voyage charter contracts. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo. For vessels operating under voyage contracts (revenues for the transportation of cargo) and in accordance to the provisions of ASC 606 the Company adopted as a method of recognizing revenue the loading-to-discharge method and therefore the Company will recognize revenue from loading to discharging as well as defer costs that meet the definition of “costs to fulfill a contract or an anticipated contract” and relate directly to the contract. Revenues earned under voyage contracts were $1,142 and $0 for the three month periods ended September 30, 2018 and 2017, respectively. For the nine month periods ended September 30, 2018 and 2017, revenues under voyage contracts were $1,142 and $0, respectively.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly, half-yearly or annually basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for or when such revenue becomes determinable.

Revenue from vessels operating in pooling and profit sharing arrangements amounted $2,400 and $2,523 for the three month periods ended September 30, 2018 and 2017, respectively. Revenue from vessels operating in pooling and profit sharing arrangements amounted $9,303 and $9,492 for the nine month periods ended September 30, 2018 and 2017, respectively.

Revenue from backstop agreements: For more information on revenue from backstop agreements, please refer to Note 9. Revenue from backstop agreements was $7,358 and $6,018 for the three month periods ended September 30, 2018 and 2017, respectively. Revenue from backstop agreements was $17,939 and $11,248 for the nine month periods ended September 30, 2018 and 2017, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in

31

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

For the nine month period ended September 30, 2018, customers representing 10% or more of the Company’s total revenue were Dalian Ocean Shipping Co. Ltd. (“Cosco Dalian”), a Chinese state-owned enterprise, VL8 Pool Inc. (“VL8”) and SK Shipping Company Limited (“SK Shipping”) that accounted for 42.1%, 14.7% and 13.0%, respectively, of the Company’s revenue. For the year ended December 31, 2017, the Company’s customers representing 10% or more of the Company’s total revenue were Cosco Dalian and VL8 that accounted for 44.7% and 15.1%, respectively, of the Company’s revenue.

Adoption of new accounting standards

On January 1, 2018, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” and the related amendments (“ASC 606” or “the new revenue standard”) using the modified retrospective method, requiring to recognize the cumulative effect of adopting this guidance as an adjustment to the 2018 opening balance of retained earnings and not retrospectively adjusting prior periods.

Under the new guidance, there is a five-step model to apply to revenue recognition. The five-steps consist of: (1) determination of whether a contract, an agreement between two or more parties that creates legally enforceable rights and obligations, exists; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when (or as) the performance obligation is satisfied.

As a result of adoption, there was no cumulative impact to the Company’s retained earnings at January 1, 2018. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company expects the impact of the adoption of the new standard to be immaterial to its net income on an ongoing basis.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The Company adopted the new guidance on January 1, 2018 and it did not have a material impact on the consolidated results of operations, financial condition, or cash flows.

In January 2017, FASB issued ASU 2017-01, “Business Combinations” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. The amendments of this ASU should be applied prospectively on or after the effective date. The Company adopted the requirements of ASU 2017-01 effective beginning on January 1, 2018. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements, results of operations and cash flows.

32

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On January 1, 2018 the Company adopted ASU 2016-18, “Restricted Cash” (“ASU 2016-18”), which updated ASC Topic 230, “Statement of Cash Flows.” ASU 2016-18 required companies to include restricted cash and restricted cash equivalents with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The adoption of this standard resulted in a decrease in net cash used in financing activities of $10,000 for the nine months ended September 30, 2017 (no restricted cash as of September 30, 2018).

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases — capital (or finance) leases and operating leases. According to the new Accounting Standard, (a) lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months and (b) previous accounting standards for lessors will be updated to align certain requirements with the updates to lessee accounting standards and the revenue recognition accounting standards. ASU 2016 – 02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842 Leases (“ASU 2018-10”). The amendments in ASU 2018-10 affect narrow aspects of the guidance issued in the amendments in ASU 2016-02. The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective, but for which early adoption upon issuance is permitted. For entities that early adopted Topic 842, the amendments are effective upon issuance of this Update, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. In addition, in July 2018, the FASB issued ASU 2018-11, Targeted Improvements to Topic 842 Leases (“ASU 2018-11). The improvements in ASU 2018-11 provide for (a) an optional new transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and (b) a practical expedient for lessors, under certain circumstances, to combine the lease and non-lease components of revenues for presentation purposes. The Company intends to apply the alternative transition method, which is consistent, in application, with the approach the Company has elected under the revenue accounting standards update, and intends to elect the practical expedient for lessors with regards to the contracts for its vessels, for presentation purposes. The Company’s adoption, and the ultimate effect on the consolidated financial statements, will be based on an evaluation of the contract-specific facts and circumstances. The Company does not expect any changes to the timing of revenue recognition for the current contracts with customers. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (ASC 820)—Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement that eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. The guidance on fair value disclosures eliminates the following requirements for all entities: (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (ii) the entity’s policy for the timing of transfers between levels of the fair value hierarchy; and (iii) the entity’s valuation processes for Level 3 fair value measurements. The following disclosure requirements were added to Topic 820 for public companies: (i) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and (ii) for recurring and nonrecurring Level 3 fair value measurements, the range and weighted average used to develop significant unobservable inputs and how the

33

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

weighted average was calculated, with certain exceptions. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The guidance makes the following modifications for public entities: (i) entities are required to provide information about the measurement uncertainty of Level 3 fair value measurements as of the reporting date rather than a point in the future (the FASB also deleted the word “sensitivity,” which it said had caused confusion about whether the disclosure is intended to convey changes in unobservable inputs at a point in the future) and (ii) entities that use the practical expedient to measure the fair value of certain investments at their net asset values are required to disclose (1) the timing of liquidation of an investee’s assets and (2) the date when redemption restrictions will lapse, but only if the investee has communicated this information to the entity or announced it publicly. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, although early adoption is permitted.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	September 30, 2018	December 31, 2017
Cash at banks	$19,480	$12,556
Short-term deposits	3,074	14,530
Total cash and cash equivalents	$22,554	$27,086

The bank accounts are legally owned by the entities referenced in Note 1.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Restricted cash as of September 30, 2018 decreased by $10,000, as compared to December 31, 2017, which was used for the acquisition of the Nave Galactic.

NOTE 4: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	September 30, 2018	December 31, 2017
Inventories	$3,387	$—
Advances for working capital purposes	1,000	3,000
Prepaid voyage and operating costs	739	22
Total prepaid expenses and other current assets	$5,126	$3,022

34

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 5: VESSELS, NET

	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2017	$487,640	$(131,420)	$356,220
Additions	45,526	(15,500)	30,026
Disposals	(76,382)	30,285	(46,097)
Balance at September 30, 2018	$456,784	$(116,635)	$340,149

On March 29, 2018, Navios Midstream acquired from Navios Acquisition the Nave Galactic for a total acquisition cost of $45,526 out of which $44,950 was paid in cash. The working capital acquired was $(576).

The Nave Galactic’s acquisition was effected through the acquisition of all of the capital stock of the vessel-owning company, which held the ownership and other contractual rights and obligations related to the acquired vessel. Management accounted for the transaction as an asset acquisition under ASC 805.

On March 22, 2018, Navios Midstream sold the Shinyo Kannika to an unaffiliated third party for net cash proceeds of $16,206. The loss on sale of the vessel, upon write-off of the unamortized dry-docking, was $32,444 and is separately presented under Loss on sale of asset in the condensed consolidated statements of operations.

NOTE 6: INTANGIBLE ASSETS

Intangible assets as of September 30, 2018 and December 31, 2017 consisted of the following:

Favorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2017	$41,851	$(19,533)	$22,318
Additions	—	(2,108)	(2,108)
Balance at September 30, 2018	$41,851	$(21,641)	$20,210

Amortization expense of favorable lease terms for the three and nine month periods ended September 30, 2018 and 2017 are presented in the following table:

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Favorable lease terms charter-out	$(703)	$(703)	$(2,108)	$(2,143)
Total	$(703)	$(703)	$(2,108)	$(2,143)

The aggregate amortizations of intangible assets will be as follows:

Description	Within One Year	Year Two	Year Three	Year Four	Year Five	Thereafter	Total
Favorable lease terms	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(6,155)	$(20,210)
Total	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(6,155)	$(20,210)

Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives to their estimated residual value of zero. Intangible assets are amortized over the contract periods, which extend up to 15.0 years at inception.

35

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 7: LONG-TERM DEBT

Long-term debt consisted of the following:

	September 30, 2018	December 31, 2017
Term Loan B	198,338	199,875
Less deferred finance costs, net	(1,640)	(2,365)
Total long term debt	196,698	197,510
Less unamortized discount	(691)	(996)
Less current portion, net of deferred finance cost	(686)	(675)
Total Long Term Debt, net of current portion and net of deferred finance costs	$195,321	$195,839

Term Loan B: On June 18, 2015, Navios Midstream and Navios Maritime Midstream Partners Finance (US) Inc., as co-borrowers, completed the issuance of the $205,000 Term Loan B (the “Term Loan B”). The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on the maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Amounts drawn under the Term Loan B are secured by first preferred mortgages on Navios Midstream’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary.

Following the acquisition of the Nave Galactic and the sale of the Shinyo Kannika, the Nave Galactic substituted for the Shinyo Kannika under the Term Loan B.

As of September 30, 2018, Navios Midstream was in compliance with the covenants set forth in the Term Loan B.

As of September 30, 2018, a balance of $198,338 was outstanding under the Term Loan B.

The table below reflects the principal payments of balance outstanding under the Term Loan B as of September 30, 2018 for the next three years based on the repayment schedule of the respective loan facilities (as described above).

September 30, 2018
Long-Term Debt Obligations:
Year
September 30, 2019	$2,050
September 30, 2020	196,288
Total	$198,338

36

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The weighted average interest rate for the nine month period ended September 30, 2018 and 2017 was 6.59% and 5.64%, respectively.

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Accounts receivable, net: Carrying amounts are considered to approximate fair value due to the short-term nature of these accounts receivables and no significant changes in interest rates. All amounts that are assumed to be uncollectible are written-off and/or reserved.

Accounts payable: The carrying amount of accounts payable reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Due from related parties, current: The carrying amount of due from related parties, current reported in the balance sheet approximates its fair value due to the short-term nature of these receivables.

Due from related parties, non-current: The carrying amount of due from related parties, non-current reported in the balance sheet approximates its fair value.

Term Loan B facility: The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities, as well as taking into account the creditworthiness of the Company.

The fair value hierarchy is explained as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of September 30, 2018 or December 31, 2017.

	September 30, 2018		December 31, 2017
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$22,554	$22,554	$27,086	$27,086
Restricted cash	$—	$—	10,000	$10,000
Accounts receivable	$3,905	$3,905	$2,357	$2,357
Due from related parties, current	$19,143	$19,143	$20,086	$20,086
Due from related parties, non-current	$2,565	$2,565	$2,565	$2,565
Accounts payable	$5,748	$5,748	$1,999	$1,999
Long-term debt	$196,698	$191,396	$197,510	$199,375

37

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Fair Value Measurements

The estimated fair value of the Company’s financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Fair Value Measurements at September 30, 2018 Using

	Total	Level I	Level II	Level III
Cash and cash equivalents	$22,554	$22,554	$—	$—
Long-term debt	$191,396	$—	$191,396	$—
Due from related parties, current	$19,143	$19,143	$—	$—
Due from related parties, non-current	$2,565	$—	$2,565	$—

Fair Value Measurements at December 31, 2017 Using

	Total	Level I	Level II	Level III
Cash and cash equivalents	$27,086	$27,086	$—	$—
Restricted cash	$10,000	$10,000	$—	$—
Long-term debt	$199,375	$—	$199,375	$—
Due from related parties, current	$20,086	$20,086	$—	$—
Due from related parties, non-current	$2,565	$—	$2,565	$—

NOTE 9: TRANSACTIONS WITH RELATED PARTIES

Management fees: On November 18, 2014, the Company entered into a Management Agreement with Navios Tankers Management Inc. (“the Manager”), a wholly-owned subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Management fees for the three and nine month periods ended September 30, 2018 were $5,244 and $15,495, respectively. Management fees for the three and nine month periods ended September 30, 2017 were $5,244 and $15,561, respectively.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Total general and administrative expenses for the three month periods ended September 30, 2018 and 2017 were $1,111 and $753, respectively. Total general and administrative expenses for the nine month periods ended

38

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

September 30, 2018 and 2017 were $2,718 and $2,107, respectively. For each of the three and nine month periods ended September 30, 2018, the expense arising from the administrative services rendered by the Manager to the Company’s vessels were $375 and $1,119, respectively. For each of the three and nine month periods ended September 30, 2017, the expense arising from the administrative services rendered by the Manager to the Company’s vessels were $375 and $1,125, respectively.

Balances due from related parties: Balance due from related parties as of September 30, 2018 and December 31, 2017, were $21,708 and $22,651, respectively, and included the current and non-current amounts mainly due from Navios Holdings and Navios Acquisition and its subsidiaries. Amounts due from related parties mainly consisted of the backstop commitment from Navios Acquisition (see “Backstop agreements” paragraph below), as well as special survey and dry docking expenses for certain vessels of the fleet, and management fees in accordance with the Management Agreement.

Omnibus agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Holdings, Navios Maritime Partners L.P. (“Navios Partners”) and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Midstream entered into an omnibus agreement with Navios Maritime Containers Inc. (“Navios Containers”), Navios Acquisition, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35.0 per day for the Nave Celeste, $38.4 per day for the Shinyo Ocean and $38.0 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. The backstop commitment for the Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the acquisition of the latter by Navios Acquisition in March 2018. For the three and nine month periods ended September 30, 2018, backstop revenue was $7,358 and $17,939, respectively, and was included in the balance due from related parties (see “Balances due from related parties” paragraph above). For

39

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

the three and nine month periods ended September 30, 2017 backstop commitment was $6,018 and $11,248, respectively, and was included in the balance due from related parties (see paragraph above in current section).

General Partner option agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option vessels: Navios Midstream has options expiring on November 18, 2018 to acquire the Nave Buena Suerte, the Nave Neutrino and the Nave Electron from Navios Acquisition.

Merger Agreement Navios Acquisition: On October 8, 2018 Navios Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition (the “Transaction”).

Under the terms of the Transaction, public unitholders of Navios Midstream may exchange each Navios Midstream common unit for either:

•	6.292 newly issued shares of Navios Acquisition common stock (or 0.42 shares, after giving effect to the 1:15 reverse stock split); or

•

1.0 share of a newly issued series of convertible participating preferred stock (“Preferred Stock”) of Navios Acquisition. Each share of Preferred Stock will be convertible by its holder into 5.1 shares of Navios Acquisition common stock (or 0.34 shares, after giving effect to the 1:15 reverse stock split) at any time beginning six months after closing of the Transaction.

Navios Midstream publicly held units for which no election is made will be deemed to have elected the form of consideration most elected by holders of publicly held units of Navios Midstream. In addition, if holders representing 80% or more of the publicly held units of Navios Midstream elect (or are deemed to have elected) to receive Navios Acquisition common stock consideration, all publicly held units of Navios Midstream will be exchanged for Navios Acquisition common stock.

The approval and adoption of the merger agreement and the merger requires approval by a majority of the outstanding Navios Midstream common units. Navios Acquisition owns a sufficient number of Navios Midstream common units to approve the merger on behalf of all Navios Midstream unitholders and has agreed to consent to the merger. The closing of the merger is subject to customary closing conditions, including effectiveness of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission on October 30, 2018 and the mailing of an information statement to the Navios Midstream unitholders.

NOTE 10: COMMITMENTS AND CONTINGENCIES

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions are recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

40

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 11: SEGMENT INFORMATION

The Company reports financial information and evaluates its operations by charter revenues. The Company does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

Company monitors operating revenue by geographic region for the Company’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately. For the three and nine month periods ended September 30, 2018 and 2017, all the revenues were derived from customers located in Asia.

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

NOTE 12: ISSUANCE OF UNITS

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement with S. Goldman Capital LLC. as sales agent (the “Agent”), pursuant to which Navios Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25,000.

During the nine month period ended September 30, 2017, Navios Midstream issued 336,011 common units and received net proceeds of $4,004. Pursuant to the issuance of the common units, Navios Midstream issued 6,858 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $84.

As of September 30, 2017, there were outstanding: 10,011,806 common units, 9,342,692 subordinated units, 1,592,920 subordinated Series A units and 427,499 general partnership units. As of September 30, 2017, Navios Acquisition owned a 58.97% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

There were no equity transactions or units sold under this program in the three and the nine month periods ended September 30, 2018.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holder of subordinated Series A units was reclassified to the capital of the holders of the common units.

As of September 30, 2018, there were outstanding: 20,947,418 common units, no subordinated units, no subordinated Series A units and 427,499 general partnership units.

NOTE 13: CASH DISTRIBUTIONS AND EARNINGS/ (LOSSES) PER UNIT

Our partnership agreement of Navios Midstream requires that all available cash is distributed quarterly, after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves.

41

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Distributions may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Company’s general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement. Thereafter there are incentive distribution rights held by the General Partner, which are analyzed as follows:

			Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Total Amount		Common and subordinated Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$	0.4125	98.0%	2.0%	0%
First Target Distribution	up to $	0.4744	98.0%	2.0%	0%
Second Target Distribution	above $	0.4744	85.0%	2.0%	13.0%
	up to $	0.5156
Third Target Distribution	above $	0.5156	75.0%	2.0%	23.0%
	up to $	0.6188
Thereafter	above $	0.6188	50.0%	2.0%	48.0%

In November 2017, the then outstanding subordinated units converted into common units in accordance with our limited partnership agreement.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis.

On January 22, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2017 of $0.4225 per unit. The distribution was paid on February 14, 2018 to all holders of record of common, subordinated Series A units and general partner units on February 9, 2018. The aggregate amount of the distribution paid was $9,031.

On March 26, 2018, the Board of Directors has set the annual distribution policy to $0.50 per unit.

On April 26, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended March 31, 2018 of $0.125 per unit. The distribution was paid on May 11, 2018 to all holders of record holders of common units, subordinated Series A units and general partner units on May 9, 2018. The aggregate amount of the distribution paid was $2,671.

On July 24, 2018, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2018 of $0.125 per unit. The distribution was paid on August 14, 2018 to all holders of record of common and general partner units on August 6, 2018. The aggregate amount of the declared distribution was $2,671.

42

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Navios Midstream calculates earnings per unit by allocating reported net income for each period to each class of units based on the distribution waterfall for available cash specified in Navios Midstream’s partnership agreement, net of the unallocated earnings. Basic earnings per unit are determined by dividing net income by the weighted average number of units outstanding during the period. Basic and diluted net earnings per unit are the same because the Company does not have any potentially dilutive units outstanding for the period presented.

Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units, subordinated units and general partner units on a 98%-2% basis.

43

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The calculations of the basic and diluted earnings per unit are presented below.

	Three Month Period ended September 30, 2018 (unaudited)	Three Month Period ended September 30, 2017 (unaudited)	Nine Month Period ended September 30, 2018 (unaudited)	Nine Month Period ended September 30, 2017 (unaudited)
Net income/ (loss) attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	$4,886	$3,870	$(20,396)	$10,332
Earnings/ (Losses) attributable to:
Common unit holders	$4,790	$1,813	$(17,785)	$4,839
Subordinated unit holders Series A	$—	$289	$(2,203)	$771
Subordinated unit holders	$—	$1,692	$—	$4,519
General Partner	$96	$76	$(408)	$203
Weighted average units outstanding (basic and diluted)
Common unit holders	20,947,418	10,011,806	19,967,160	9,960,427
Subordinated unit holders Series A	—	1,592,920	980,258	1,592,920
Subordinated unit holders	—	9,342,692	—	9,342,692
General Partner	$427,499	$427,499	$427,499	$426,052
Earnings/ (Losses) per unit (basic and diluted):
Common unit holders	$0.23	$0.18	$(0.89)	$0.48
Subordinated unit holders Series A	$—	$0.18	$(2.25)	$0.49
Subordinated unit holders	$—	$0.18	$—	$0.49
General Partner	$0.23	$0.18	$(0.95)	$0.47
Earnings per unit - distributed (basic and diluted):
Common unit holders	$0.13	$0.42	$0.38	$1.27
Subordinated unit holders Series A	$—	$0.42	$0.20	$1.27
Subordinated unit holders	$—	$0.42	$—	$1.27
General Partner	$0.13	$0.42	$0.38	$1.26
Earnings/ (Losses) per unit - undistributed (basic and diluted):
Common unit holders	$0.10	$(0.24)	$(1.27)	$(0.79)
Subordinated unit holders Series A	$—	$(0.24)	$(2.45)	$(0.78)
Subordinated unit holders	$—	$(0.24)	$—	$(0.78)
General Partner	$0.10	$(0.24)	$(1.33)	$(0.79)

44

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 14: INCOME TAXES

Marshall Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of Marshall Islands, British Virgin Islands, and Hong Kong, of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state, which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

Pursuant to Section 883 of the Internal Revenue Code of the United States, U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All of the Company’s vessel- owning subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Midstream believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Midstream, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s units, but no assurance can be given that this will remain so in the future.

NOTE 15: SUBSEQUENT EVENTS

On October 8, 2018 Navios Midstream and Navios Acquisition announced that they entered into a definitive merger agreement under which Navios Acquisition will acquire all of the publicly held units of Navios Midstream in exchange for shares of Navios Acquisition. Please refer to Note 9.

On October 24, 2018, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2018 of $0.125 per unit. The distribution is payable on November 14, 2018 to all holders of record of common and general partner units on November 8, 2018. The aggregate amount of the declared distribution is anticipated to be $2,671.

45

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

By:	/s/ Angeliki Frangou
Angeliki Frangou
Chief Executive Officer

Date: November 9, 2018

Dear Unitholder:

As you are aware, Navios Maritime Midstream Partners L.P. (“Navios Midstream”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 7, 2018, with Navios Maritime Acquisition Corporation (“Navios Acquisition”), pursuant to which Navios Midstream will merge with a wholly-owned subsidiary of Navios Acquisition (the “Merger”). Navios Acquisition filed a registration statement (the “Registration Statement”) on Form F-4 (including an information statement/prospectus describing the Merger and Navios Acquisition’s shares of common stock (the “Navios Acquisition Common Stock”) and/or series E convertible preferred stock (the “Navios Acquisition Series E Preferred Stock”) to be issued in the Merger) with the Securities and Exchange Commission (“SEC”) on November 13, 2018. The registration statement was declared effective by the SEC on November 14, 2018 and the information statement/prospectus (the “Information Statement/Prospectus”) was mailed to you, together with this election form (this “Election Form”), on or about November 16, 2018.

Assuming the Merger is consummated, then, upon effectiveness of the Merger, each outstanding common unit (a “Navios Midstream Common Unit”) representing limited partnership interests in Navios Midstream that is held by a unitholder other than Navios Acquisition, Navios Midstream, or their respective subsidiaries (each such Navios Midstream Common Unit a “Navios Midstream Public Unit”) may elect to receive, for each Navios Midstream Public Unit owned, either (i) 0.42 shares of common stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Common Stock” and such amount of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit, the “Common Stock Consideration”) or (ii) 1 share of series E convertible preferred stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Series E Preferred Stock” and such amount of Navios Acquisition Series E Preferred Stock to be received for each Navios Midstream Public Unit, the “Preferred Stock Consideration”). Navios Acquisition will not issue any fractional shares. If the application of the exchange ratio to all Navios Midstream Public Units in respect of which a holder of Navios Midstream Public Units elects to receive the Common Stock Consideration would cause such holder to receive a fraction of a share of Navios Acquisition Common Stock of 0.5 or above, then such holder will receive a full share of Navios Acquisition Common Stock. If the application of such exchange ratio would cause such holder to receive a fraction of a share of Navios Acquisition Common Stock of less than 0.5, such holder will not receive any consideration for such fractional share, which will be forfeited.

Please promptly follow the instructions on the enclosed Election Form in order to indicate your desired form of Merger consideration with respect to your Navios Midstream Public Units.

In order for your election to be properly made and effective, Continental Stock Transfer & Trust Company (the “Exchange Agent”) must RECEIVE, no later than 5:00 p.m., Eastern Time, on December 10, 2018 (the “Election Deadline”):

(1)	(a) your completed and signed Election Form; (b) the unit certificate(s), if any, representing the Navios Midstream Public Unit(s); and
(c) your completed and signed Internal Revenue Service (“IRS”) Form W-9 enclosed herein or the appropriate IRS Form W-8, as applicable, a copy of which can be obtained at www.irs.gov; AND

(2)

if you are a broker, bank or other nominee and you cannot submit the unit certificate(s), if any, to the Exchange Agent, or otherwise cannot complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account, prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery.

Any unit certificate(s) received by the Exchange Agent prior to the closing of the Merger will be held in escrow pending the closing of the Merger. If the Merger is not consummated, then your unit certificate(s) (if any) will be promptly returned to you.

An election with respect to the Navios Midstream Public Units held beneficially, including through the Depository Trust Company must be submitted by the broker, bank or other nominee.

For the avoidance of doubt, if you are not a broker, bank or other nominee, you are not required to transfer your Navios Midstream Public Units to the Exchange Agent in order to make an effective election.

Enclosed is an Election Information Booklet for your reference. Please use the enclosed envelope to return to the Exchange Agent your materials as noted above. Do not send any documents to Navios Midstream or to Navios Acquisition.

There is a limited period of time for you to deliver your Election Form and the other documentation specified above. Therefore, we encourage you to submit your Election Form and the other documentation specified above promptly. If you do not make a valid election, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made. In addition, your election is subject to certain limitations set forth in the Merger Agreement.

You can find additional information on the Merger, its terms and related transactions in the Information Statement/Prospectus. You may refer to the Registration Statement which is available for review on the website of the SEC. The information contained in the Information Statement/Prospectus speaks as of November 14, 2018, and does not reflect subsequent developments. You should rely only on the information contained in or attached to the Information Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in or attached to in those documents.

If you have any questions regarding the election materials, please call or email Morrow Sodali, at (800) 662-5200 or NAPinfo@morrowsodali.com.

Sincerely,

Angeliki Frangou

Chairman and Chief Executive Officer

ELECTION FORM

With respect to Navios Midstream Public Units.

ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON DECEMBER 10, 2018

Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 7, 2018 (the “Merger Agreement”), by and among Navios Maritime Acquisition Corporation (“Navios Acquisition”), NMA Sub LLC, a wholly owned subsidiary of Navios Acquisition (“Merger Sub”), Navios Maritime Midstream Partners L.P. (“Navios Midstream”) and Navios Maritime Midstream Partners GP LLC (“Navios Midstream GP”), Merger Sub will merge with and into Navios Midstream, with Navios Midstream continuing as the surviving entity (the “Merger”). Pursuant to the terms of the Merger Agreement, each outstanding common unit representing limited partner interests in Navios Midstream (the “Navios Midstream Common Units”) that is held by a unitholder other than Navios Acquisition, Navios Midstream and their respective subsidiaries (such Navios Midstream Common Units, the “Navios Midstream Public Units”) will be converted into the right to receive, at the election of each such unitholder, either (i) 0.42 shares of common stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Common Stock” and such amount of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit, the “Common Stock Consideration”), or (ii) one share of Navios Acquisition series E convertible preferred stock, par value 0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Series E Preferred Stock” and such amount of Navios Acquisition Series E Preferred Stock to be received for each Navios Midstream Public Unit, the “Preferred Stock Consideration”).

For a full discussion of the Merger, the Merger consideration and the effect of this election, see the Information Statement/Prospectus, dated November 15, 2018, that was mailed to holders of Navios Midstream Common Units with this Election Form and is available for review on the website of the U.S. Securities and Exchange Commission (the “SEC”). You may refer to the Registration Statement on Form F-4 filed by Navios Acquisition with the SEC (File No. 333-228051).

The Election Form and the unit certificate(s), if any, representing the Navios Midstream Public Unit(s), together with a completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate IRS Form W-8, as applicable, and if you are a broker, bank or other nominee and you cannot submit the unit certificate(s), if any, to the Exchange Agent, or otherwise cannot complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at the Depository Trust Company (“DTC”), prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery, must, in each case, be RECEIVED by the exchange agent for the Merger, Continental Stock Transfer & Trust Company (the “Exchange Agent”), no later than 5:00 p.m., Eastern Time, on December 10, 2018 (the “Election Deadline”).

DESCRIPTION OF NAVIOS MIDSTREAM PUBLIC UNITS TO BE EXCHANGED
Name(s), Address(es) and Signature(s) of Registered Owner(s) (If blank, please fill in exactly as name(s) appear(s) on unit certificate(s) (if any) or on Navios Midstream’s transfer records)	Navios Midstream Public Units to be Exchanged (attach additional list if necessary)
Certificated Navios Midstream Public Units (if any)*
	Certificate Number(s)*	Number of Navios Midstream Public Units Represented by Certificate(s)*	Number of Navios Midstream Public Units that are Book Entry Units

Total Navios Midstream Public Units:
Name:
Name:	* Need not be completed by book-entry unitholders.

3

DELIVERY INSTRUCTIONS

Please return your properly completed Election Form and associated documentation to the Exchange Agent at the address below. Delivery by overnight courier is recommended. Delivery will be deemed effective only when received by the Exchange Agent.

Continental Stock Transfer & Trust Company

1 State Street - 30th Floor

New York, NY 10004

Attn: Corporate Actions Department

This election governs the Merger consideration that you, as a holder of Navios Midstream Public Units, will receive if the Merger is consummated.

Complete the box(es) in the section entitled “Election Choices” to make an election to receive:

(1)	the Common Stock Consideration for each Navios Midstream Public Unit with respect to ALL of your Navios Midstream Public Units;

(2)	the Preferred Stock Consideration for each Navios Midstream Public Units with respect to ALL of your Navios Midstream Public Units; or

(3)

mixed Merger consideration comprised of Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units.

If no box is checked, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

The election is subject to the terms, conditions and limitations set forth in the Merger Agreement and the Election Form. In particular, the Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued. Therefore, neither Navios Midstream nor Navios Acquisition can ensure that all holders of Navios Midstream Public Units will receive their election choices.

Step 1. ELECTION. I hereby elect to receive the following as consideration for my Navios Midstream Public Units:

ELECTION CHOICES

COMMON STOCK CONSIDERATION (0.42 shares of Navios Acquisition Common Stock per Navios Midstream Public Unit)

☐

Mark this box to elect to receive the Common Stock Consideration for each Navios Midstream Public Unit with respect to ALL of your Navios Midstream Public Units. Shares of Navios Acquisition Common Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

4

PREFERRED STOCK CONSIDERATION (1 share of Navios Acquisition Series E Preferred Stock per Navios Midstream Public Unit)

☐

Mark this box to elect to receive the Preferred Stock Consideration for each Navios Midstream Public Unit with respect to ALL of your Navios Midstream Public Units. Shares of Navios Acquisition Series E Preferred Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

MIXED CONSIDERATION (a combination of Common Stock Consideration and Preferred Stock Consideration)

☐

Mark this box to elect to receive the Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and the Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units. Please fill in the number of Navios Midstream Public Units for which you would like to make a Common Stock Consideration election. You will be deemed to have made an election to receive Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the remainder of your Navios Midstream Public Units.

                     Navios Midstream Public Units to receive the Common Stock Consideration.

YOU WILL BE DEEMED TO HAVE MADE AN ELECTION TO RECEIVE THE FORM OF MERGER CONSIDERATION (I.E., THE COMMON STOCK CONSIDERATION OR THE PREFERRED STOCK CONSIDERATION) ELECTED BY THE MAJORITY OF THE NAVIOS MIDSTREAM PUBLIC UNITS IN RESPECT OF WHICH ELECTIONS ARE MADE IF:

A.	You fail to follow the instructions to this Election Form or otherwise fail to make a valid election;

B.

If the following documents are not actually received by the Exchange Agent by the Election Deadline: (1) the completed Election Form and the unit certificate(s), if any, representing your Navios Midstream Public Unit(s), together with a completed and signed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, AND (2) if you are a broker, bank or other nominee and you cannot submit the unit certificate(s), if any, to the Exchange Agent, or otherwise complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at DTC, prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery; or

C.	You properly and timely revoke a prior election without making a new election.

For the avoidance of doubt, if you are not a broker, bank or other nominee, you are not required to transfer your Navios Midstream Public Units to the Exchange Agent in order to make an effective election.

Any unit certificate(s) received by the Exchange Agent prior to the closing of the Merger will be held in escrow pending the closing of the Merger. If the Merger is not consummated, then your unit certificate(s) (if any) will be promptly returned to you.

Shares of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

The Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued. Therefore, neither Navios Midstream nor Navios Acquisition can ensure that all holders of Navios Midstream Public Units will receive their election choices.

5

Step 2. SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent.

Must be signed by the registered holder(s) EXACTLY as the name(s) appear(s) on the unit certificate(s), in the case of Navios Midstream Public Units that are certificated, if any, or exactly as the name(s) appear(s) on Navios Midstream’s transfer records in the case of book-entry Navios Midstream Public Units. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity or other person, please set forth full title. See Instructions 5, 6 and 7.

By signing below, I represent and warrant as follows:

The undersigned has full power and authority to submit, sell, assign and transfer the above-described Navios Midstream Public Unit(s), free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange each Navios Midstream Public Unit for the Common Stock Consideration or the Preferred Stock Consideration under “Election Choices” above. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

I acknowledge that, until the Navios Midstream Public Units to which this Election Form relates are exchanged in accordance with the Merger Agreement, I will not receive any consideration issuable or payable.

Sign and provide your tax identification number on the IRS Form W-9 provided herewith (or the appropriate IRS Form W-8 if you are a non-U.S. holder, a copy of which can be obtained at www.irs.gov). See Instruction 7.

Signature of Owner	Signature of co-owner, if any	Area Code/Phone Number

Step 3. SIGNATURE(S) GUARANTEED (IF REQUIRED). See Instruction 6.

Unless the Navios Midstream Public Units were tendered by the registered holder(s) of the Navios Midstream Public Units, or for the account of a member of a “Signature Guarantee Program,” Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program (an “Eligible Institution”), your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature	Name of Firm

Address of Firm — Please Print

6

SPECIAL ISSUANCE FORM

The Merger consideration will be issued in the name and to the address provided on the Election Form unless instructions are given in the boxes below.

Special Issuance Instructions (See Instructions 6 and 7)

To be completed ONLY if the Merger consideration is to be issued to a name that is different from the name of the registered holder(s).

Issue ☐	Navios Acquisition Common Stock to:

Issue ☐	Navios Acquisition Series E Preferred Stock to:

Name(s):
(Please Print)

Address:

Telephone Number

If completing this page for Issuance Instructions, you must obtain an Original Medallion Signature Guarantee and apply below.

7

INSTRUCTIONS

(Please read carefully the instructions below)

1.

Election Deadline: For any election contained herein to be considered, this Election Form, properly completed and signed, must be received by the exchange agent for the Merger, Continental Stock Transfer & Trust Company (the “Exchange Agent”), at the address set forth on the front of this Election Form, no later than 5:00 P.M., Eastern Time, on December 10, 2018 (the “Election Deadline”). The Exchange Agent, in its sole discretion, will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed.

2.

Revocation or Change of Election Form: Any Election Form may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

3.

Termination of Merger Agreement: In the event of termination of the Merger Agreement, the Exchange Agent will promptly return Navios Midstream Public Units through a book-entry transfer for Navios Midstream Public Units held in street name and will return any unit certificate(s) held in escrow.

4.

Method of Delivery: Your Election Form and unit certificate(s), if any, together with Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8, as applicable, AND, if you are a broker, bank or other nominee and you cannot submit the unit certificate(s), if any, to the Exchange Agent, or otherwise cannot complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at the Depository Trust Company, prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery, must, in each case, be delivered to the Exchange Agent. Do not send them to Navios Midstream or Navios Acquisition. Delivery will be deemed effective only when received. Delivery by overnight courier is recommended.

5.

Shares Issued in the Same Name: If the shares of Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock to be issued, as applicable, to the undersigned in the Merger are to be issued in the same name as the surrendered Navios Midstream Public Units, the Election Form must be completed and signed exactly as the name(s) appear(s) on the unit certificate(s), in the case of certificated Navios Midstream Public Units, or exactly as the surrendered Navios Midstream Public Units are registered in Navios Midstream’s transfer records, in the case of book-entry Navios Midstream Public Units. If any of the Navios Midstream Public Units surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form. If any unit certificate(s) representing Navios Midstream Public Units reflect, or in the case of a book-entry Navios Midstream Public Units, are registered in different names, it will be necessary to complete, sign and submit as many separate Election Forms as there are different names. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary capacity who are not identified as such on the applicable registration must be accompanied by proper evidence of the signing person’s authority to act.

6.

Special Issuance Instructions: If the shares of Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock are to be registered in a name or names other than the name(s) that appear(s) on the surrendered units, indicate the name(s) and address in the appropriate box. The stockholder(s) named will be considered the record owner(s) and must complete the section entitled “Signature(s) Required” and the IRS Form W-9 enclosed herein (or the appropriate IRS Form W-8 if you are a non-U.S. holder, a copy of which can be obtained at www.irs.gov).

If the section entitled “Special Issuance Instructions” is completed, then signatures on this Election Form must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”).

8

If the surrendered Navios Midstream Public Units are registered in the name of a person other than the person signing this Election Form, or if issuance is to be made to a person other than the person signing this Election Form or to a person other than the registered owner(s), then the surrendered Navios Public Units must be endorsed or accompanied by duly executed unit powers, in either case signed exactly as the name(s) of the registered owners or names that appear on such unit power(s) or with unit power(s) guaranteed by an Eligible Institution as provided herein.

7.

IRS Form W-9: Under the federal income tax laws, a non-exempt unitholder may be subject to backup withholding unless such unitholder provides the appropriate documentation to the Exchange Agent certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Unitholders should use the enclosed IRS Form W-9 for this purpose. If the Navios Midstream Public Units are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report.

Failure to provide the information on the form may subject the surrendering unitholder to 24% federal income tax withholding on the payment of any Common Stock Consideration or Preferred Stock Consideration. The surrendering unitholder must write “applied for” in the space for the TIN if a TIN has not been issued and the unitholder has applied for a number or intends to apply for a number in the near future. If a unitholder has applied for a TIN and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on the Common Stock Consideration or the Preferred Stock Consideration due to such surrendering unitholder. Please review the enclosed IRS Form W-9 instructions for additional details of what TIN to give the Exchange Agent.

Exempt unitholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt unitholder should indicate its exempt status on IRS Form W-9. See the enclosed IRS Form W-9 instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit an appropriate IRS Form W-8 signed under penalties of perjury attesting to such exempt status. Such form can be obtained from the Exchange Agent or at www.irs.gov.

8.

Lost, Destroyed, Mutilated or Stolen Unit Certificates. If any unit certificate has been lost, destroyed, mutilated or stolen, the unitholder should promptly notify the Exchange Agent, at (917) 262-2378. The unitholder will then be instructed as to the steps that must be taken in order to replace the unit certificate. The Election Form and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen unit certificates have been followed. This does not apply if your Navios Midstream Public Units are held in book-entry form.

9

ELECTION INFORMATION BOOKLET

This information booklet is provided to holders of Navios Midstream Public Units. It answers frequently asked questions, briefly describes your options and provides information and instructions on how to make your election. We urge you to read the instructions to the enclosed Election Form carefully and review the Frequently Asked Questions below, as well as the Information Statement/Prospectus which was mailed to you contemporaneously with the Election Form. After reviewing these materials, please complete the Election Form and send it in the enclosed envelope to the exchange agent for the Merger, Continental Stock Transfer & Trust Company (the “Exchange Agent”).

If you have additional questions after reading these materials, please call or email Morrow Sodali, at (800) 662-5200 or NAPinfo@morrowsodali.com.

The deadline for RECEIPT of your Election Form is 5:00 P.M., Eastern Time, on December 10, 2018 (the “Election Deadline”). You may return your Election Form, unit certificate(s), if any, IRS Form W-9 or IRS Form W-8, as applicable, and Notice of Guaranteed Delivery (if applicable) at any time prior to the Election Deadline.

FREQUENTLY ASKED QUESTIONS

1.	Why have I been sent an Election Form?

On October 7, 2018, Navios Acquisition and its wholly-owned subsidiary, NMA Sub LLC, (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Navios Midstream and Navios Midstream Partners GP LLC, pursuant to which Merger Sub will merge with and into Navios Midstream, with Navios Midstream continuing as the surviving entity (the “Merger”). Pursuant to the terms of the Merger Agreement (attached as Annex A to the Information Statement/Prospectus), you, as a holder of Navios Midstream Public Units, have the opportunity to elect to receive, as Merger consideration for each Navios Midstream Public Unit that you own:

(1)

0.42 shares of common stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Common Stock” and such amount of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit, the “Common Stock Consideration”); or

(2)

1 share of series E convertible preferred stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Series E Preferred Stock” and such amount of Navios Acquisition Series E Preferred Stock to be received for each Navios Midstream Public Unit, the “Preferred Stock Consideration”).

An Election Form is being mailed to each holder of record of Navios Midstream Public Units as of November 15, 2018. The Election Form is to be used to make an election to receive the Common Stock Consideration or the Preferred Stock Consideration with respect to your Navios Midstream Public Units. If you also hold Navios Midstream Public Units in “street name” through a bank, broker or other nominee, you will receive election instructions from that firm.

2.	What is the Election Form?

The enclosed Election Form lets us know your preferred form of payment of the Merger consideration for your Navios Midstream Public Units.

3.	How do I complete the Election Form?

The Election Form is divided into separate sections. Instructions for completing each section are set forth in the Election Form, where applicable. You are entitled to make an election to receive Common Stock Consideration or an election to receive Preferred Stock Consideration with respect to each of your Navios Midstream Public Units.

10

When completed, please sign and date the Election Form and send it to the Exchange Agent, together with unit certificate(s), if any, representing the Navios Midstream Public Units, a completed and signed IRS Form W-9 or IRS Form W-8, as applicable AND, if you are a broker, bank or other nominee and you cannot submit the unit certificate(s) if any to the Exchange Agent, or otherwise cannot complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at the Depository Trust Company (“DTC”), prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery. Please see Question 14 for important information concerning the transmittal of your Election Form to the Exchange Agent. Please note that if your Navios Midstream Public Units are held jointly, signatures of all joint owners are required.

The Election Form authorizes the Exchange Agent to take all actions necessary to accomplish the delivery of the Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock in exchange for your Navios Midstream Public Units.

4.	How do I make an election if I hold my units through a bank, broker or other nominee?

If you hold your Navios Midstream Public Units through a bank, broker or other nominee, they must make an election for your Navios Midstream Public Units on your behalf in accordance with your instructions. Please instruct them how to exchange your Navios Midstream Public Units by completing the election instructions you receive from them. Please contact your bank, broker or other nominee with any questions.

5.	When is my Election Form due?

Your Election Form must be RECEIVED by the Exchange Agent by the Election Deadline (which is December 10, 2018). If you hold your Navios Midstream Public Units through a bank, broker or other nominee, you must return your election instructions to your bank, broker or other nominee in time for it to respond by the Election Deadline. Please refer to the instructions provided by your bank, broker or other nominee.

6.	What happens if I do not submit an Election Form, miss the Election Deadline or otherwise fail to make a valid election?

If you do not submit an Election Form, miss the Election Deadline or otherwise fail to make a valid election, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

7.	I have received more than one set of election materials related to the Merger Agreement in connection with the election. Do I need to complete them all?

Yes. If you received more than one set of election materials, this indicates that you own Navios Midstream Public Units in more than one manner or in more than one name. For example, you may have Navios Midstream Public Units registered directly with Navios Midstream; you may own Navios Midstream through a third party, such as a broker; or you may own Navios Midstream Public Units in both single name and joint name. Each set of election materials you receive is specific to the manner in which you hold your Navios Midstream Public Units. Failure to properly complete an Election Form and properly submit the Election Form by the Election Deadline means that no valid election will be made with respect to the units to which that Election Form applies, and you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

11

8.	Under the terms of the Merger Agreement, what will I receive in exchange for my Navios Midstream Public Units upon completion of the Merger?

You may, for the Navios Midstream Public Units that you own, elect to receive:

•	0.42 shares of Navios Acquisition Common Stock per Navios Midstream Public Unit (the Common Stock Consideration);

•	1 share of Navios Acquisition Series E Preferred Stock per Navios Midstream Public Unit (the Preferred Stock Consideration); or

•

Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units.

9.	Do I have to make the same election with respect to all of the Navios Midstream Public Units that I own?

No. You may specify the number of Navios Midstream Public Units with respect to which you desire to receive the Common Stock Consideration and the number of Navios Midstream Public Units with respect to which you desire to receive the Preferred Stock Consideration. For any Navios Midstream Public Units held by you that are not covered by a validly submitted Election Form, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

10.	Am I guaranteed to receive what I ask for on the Election Form?

There is no assurance that a holder of Navios Public Units that has made a valid election to receive Preferred Stock Consideration will receive any shares of Navios Acquisition Series E Preferred Stock. The Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued.

11.	Will I receive any fractional shares?

No. Navios Acquisition will not issue any fractional shares. If the application of the exchange ratio to all Navios Midstream Public Units in respect of which a holder of Navios Midstream Public Units elects to receive the Common Stock Consideration would cause such holder to receive a fraction of a share of Navios Acquisition Common Stock of 0.5 or above, then such holder will receive a full share of Navios Acquisition Common Stock. If the application of such exchange ratio would cause such holder to receive a fraction of a share of Navios Acquisition Common Stock of less than 0.5, such holder will not receive any consideration for such fractional share, which will be forfeited.

12.

What other actions do I need to take to receive the Merger consideration and how long will it take to receive Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock after the effective time of the Merger?

If you have submitted a properly completed and signed Election Form, unit certificate(s), if any, representing the Navios Midstream Public Unit(s) and IRS Form W-9 or the appropriate IRS Form W-8, as applicable, to the Exchange Agent, you are not required to take any other action at or after the effective time of the Merger in order to receive the Merger consideration. The shares of Navios Acquisition Common

12

Stock and/or Navios Acquisition Series E Preferred Stock to which you are entitled will be delivered by the Exchange Agent as soon as practicable after the effective time of the Merger, upon receipt by the Exchange Agent of an “agent’s message” from DTC or an instruction from Navios Acquisition or Navios Midstream.

Shares of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

13.	Will my election impact the tax consequences of the Merger to me?

The tax consequences of the Merger to you will not be impacted by whether you elect to receive the Common Stock Consideration, the Preferred Stock Consideration, or a combination of both. The tax consequences to you of the Merger will depend on the facts and circumstances of your own situation. Therefore, you should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. You can also refer to the general description of tax consequences under the caption, “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of the Information Statement/Prospectus.

14.	How should I send in my signed documents?

You should send the Election Form and additional documentation to:

Continental Stock Transfer & Trust Company

1 State Street - 30th Floor

New York, NY 10004

Attn: Corporate Actions Department

You may send your documentation registered mail, with return receipt requested. You may also instead choose to send your documentation to the Exchange Agent by an overnight delivery service, which is recommended. Please do not return any documents to Navios Midstream.

15.	Are there any fees associated with the issuance of shares of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock in exchange for the Navios Midstream Public Units?

There are no fees associated with the exchange, unless you need to replace lost, stolen or destroyed unit certificate(s).

16.	How do I change my address on the Election Form?

Mark through any incorrect address information that is printed on the front of the Election Form. Clearly print the correct address in the area beside the printed information.

17.	What do I do if:

(a)

I want to receive a book-entry statement for shares of Navios Acquisition Common Stock and/or Navios Acquisition Series E Preferred Stock in a name other than the name in which my Navios Midstream Public Units are registered?

(b)	The owner or co-owner of the Navios Midstream Public Units is deceased?

Please complete the “Special Issuance Instructions” in the Election Form in order to transfer the shares or cash to someone else. Please refer to Instruction 6 for additional information.

13

18.	Will Navios Midstream Public Units continue to trade until the effective date of the Merger?

Yes. The Navios Midstream Public Units will continue to trade on the New York Stock Exchange during the election period and until the end of the trading day on the effective date of the Merger. If you sell or transfer your Navios Midstream Public Units after you have properly made an election, your election with respect to such Navios Midstream Public Units will be automatically revoked.

19.	Can I revoke my election?

At any time prior to the Election Deadline, you may change or revoke your election by submitting written notice to the Exchange Agent accompanied by a properly completed and signed revised Election Form. To revoke an election, a written notice of revocation must be RECEIVED by the Exchange Agent before the Election Deadline and must specify the name of the holder of Navios Midstream Public Units having made the election to be revoked and be signed by the holder in the same manner as the original signature on the Election Form by which such election was made. Additionally, your election will be automatically revoked if (i) the Navios Midstream Public Units subject to such election are subsequently sold or transferred or (ii) Navios Midstream or Navios Acquisition notifies the Exchange Agent in writing that the Merger Agreement has been terminated without the Merger having been completed.

20.	Who do I call if I have additional questions?

You may contact Morrow Sodali, at (800) 662-5200 or NAPinfo@morrowsodali.com.

14

ELECTION INFORMATION

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE IF AN ELECTION FORM IS NOT RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., EASTERN TIME, ON DECEMBER 10, 2018 (THE “ELECTION DEADLINE”).

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

On October 7, 2018, Navios Maritime Acquisition Corporation (“Navios Acquisition”) and NMA Sub LLC, a wholly owned subsidiary of Navios Acquisition (“Merger Sub”), entered into an Agreement and Plan of Merger with Navios Maritime Midstream Partners L.P. (“Navios Midstream”) and Navios Maritime Midstream Partners GP LLC (“Navios Midstream GP”), pursuant to which Merger Sub will merge with and into Navios Midstream, with Navios Midstream continuing as the surviving entity (the “Merger”)

Pursuant to the terms of the Merger Agreement (attached as Annex A to the Information Statement/Prospectus dated November 15, 2018 and mailed to holders of record of common units of Navios Midstream as of November 15, 2018, other than Navios Acquisition, Navios Midstream and their respective subsidiaries (such units, the “Navios Midstream Public Units”), you have the opportunity to elect to receive, as Merger consideration for the Navios Midstream Public Units that you own, the following, subject to certain limitations:

1.

0.42 shares of common stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Common Stock” and such amount of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit, the “Common Stock Consideration”);

2.

1 share of series E convertible preferred stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Series E Preferred Stock” and such amount of Navios Acquisition Series E Preferred Stock to be received for each Navios Midstream Public Unit, the “Preferred Stock Consideration”); or

3.

Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units.

You will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made if:

A.	you fail to follow the instructions to this “Election Form” or otherwise fail to make a valid election;

B.

the exchange agent for the Merger, Continental Stock Transfer & Trust Company (the “Exchange Agent”), does not actually RECEIVE by the Election Deadline either (1) a completed Election Form and the unit certificate(s), if any, representing your Navios Midstream Public Unit(s), together with a completed and signed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, AND (2) if you cannot submit the unit certificate(s), if any, to the Exchange Agent, or otherwise complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at the Depository Trust Company (“DTC”), prior to the Election Deadline, a properly completed Notice of Guaranteed Delivery; or

C.	you properly and timely revoke a prior election without making a new election.

If no option is chosen on the Election Form, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

15

The Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued. Therefore, neither Navios Midstream nor Navios Acquisition can ensure that all holders of Navios Midstream Public Units will receive their election choices.

For your information and for forwarding to those of your clients for whom you hold Navios Midstream Public Units registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Election Form Information Booklet regarding the election process for holders of record of Navios Midstream Public Units;

2.

The Election Form, with instructions, that enables a holder of record of Navios Midstream Public Units to make his or her election, including an IRS Form W-9 to certify his or her taxpayer identification/social security number;

3.	The instructions to IRS Form W-9;

4.	A Notice of Guaranteed Delivery; and

5.	A proposed client letter, which you may wish to use to obtain election instructions from your clients.

YOUR PROMPT ACTION IS REQUIRED. PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. PLEASE NOTE THAT THE RIGHT TO MAKE AN ELECTION WILL EXPIRE IF AN ELECTION FORM IS NOT RECEIVED BY THE EXCHANGE AGENT BY THE ELECTION DEADLINE.

For an election to be valid, a duly executed and properly completed Election Form, including any required signature guarantees and any other documents, including unit certificate(s), if any, should be submitted to the Exchange Agent in a timely manner and in accordance with the instructions contained in the Election Form. If you as a broker, bank or other nominee cannot submit the unit certificate(s) to the Exchange Agent or otherwise complete the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at DTC prior to the Election Deadline, you may still make an effective election by following the procedure set forth in the enclosed Notice of Guaranteed Delivery.

No fees or commissions will be payable by Navios Midstream, or any officer, director, unitholder, agent or other representative of Navios Midstream, to any broker, dealer or other person for soliciting surrender of common units pursuant to the election (other than fees paid to the Exchange Agent for services in connection with the election and exchange process). Navios Midstream will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose common units are held by you as a nominee or in a fiduciary capacity.

Any inquiries you may have with respect to the election should be addressed to Morrow Sodali, at (800) 662-5200 or NAPinfo@morrowsodali.com. Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent.

Sincerely,

Angeliki Frangou
Chairman and Chief Executive Officer

16

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE THE APPOINTMENT OF YOU OR ANY PERSON AS AN AGENT OF NAVIOS MIDSTREAM OR THE EXCHANGE AGENT OR ANY AFFILIATE OF EITHER OF THE FOREGOING, OR TO AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE USE OF THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

17

ELECTION INFORMATION

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE IF AN ELECTION FORM IS NOT RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., EASTERN TIME, ON DECEMBER 10, 2018 (THE “ELECTION DEADLINE”). UNLESS WE HAVE OTHERWISE ADVISED YOU OF AN EARLIER PROCESSING DEADLINE, IT IS IMPERATIVE THAT WE RECEIVE YOUR INSTRUCTIONS BY THE DATE THAT IS THREE BUSINESS DAYS PRIOR TO THE ELECTION DEADLINE IN ORDER TO PROPERLY FULFILL YOUR INSTRUCTIONS.

To Our Clients:

On October 7, 2018, Navios Maritime Acquisition Corporation (“Navios Acquisition”) and NMA Sub LLC, a wholly owned subsidiary of Navios Acquisition (“Merger Sub”), entered into an Agreement and Plan of Merger with Navios Maritime Midstream Partners L.P. (“Navios Midstream”) and Navios Maritime Midstream Partners GP LLC (“Navios Midstream GP”), pursuant to which Merger Sub will merge with and into Navios Midstream, with Navios Midstream continuing as the surviving entity (the “Merger”)

Pursuant to the terms of the Merger Agreement (attached as Annex A to the Information Statement/Prospectus dated November 15, 2018 and mailed to holders of record of common units of Navios Midstream as of November 15, 2018, other than Navios Acquisition, Navios Midstream and their respective subsidiaries (such units, the “Navios Midstream Public Units”), you have the opportunity to elect to receive, as Merger consideration for the Navios Midstream Public Units that you own, the following, subject to certain limitations:

1.

0.42 shares of common stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Common Stock” and such amount of Navios Acquisition Common Stock to be received for each Navios Midstream Public Unit, the “Common Stock Consideration”);

2.

1 share of series E convertible preferred stock, par value $0.0001 per share, issued by Navios Acquisition (such shares, the “Navios Acquisition Series E Preferred Stock” and such amount of Navios Acquisition Series E Preferred Stock to be received for each Navios Midstream Public Unit, the “Preferred Stock Consideration”); or

3.

Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units.

You will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made if:

A.	You fail to follow the instructions to this “Election Form” or otherwise fail to make a valid election;

B.

A completed “Election Form,” together with a completed and signed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, is not actually RECEIVED by the exchange agent for the Merger, Continental Stock Transfer & Trust Company (the “Exchange Agent”), by the Election Deadline; or

C.	You properly and timely revoke a prior election without making a new election.

If no option is chosen on the Election Form, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

The Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios

18

Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued. Therefore, neither Navios Midstream nor Navios Acquisition can ensure that all holders of Navios Midstream Public Units will receive their election choices.

Because we are the holder of record for your Navios Midstream Public Units, only we can make an election for your Navios Midstream Public Units in accordance with your instructions. Please instruct us on how to exchange your Navios Midstream Public Units not later than the date that is three business days prior to the Election Deadline. If you do not instruct us as to how to exchange your Navios Midstream Public Units, we will not make an election for you and you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

Please note the following:

•

The Election Deadline is 5:00 P.M., Eastern Time, December 10, 2018. You are encouraged to return your Election Form as promptly as practicable. Unless we have otherwise advised you of an earlier processing deadline, it is imperative that we receive your instructions not later than the date that is three business days prior to the Election Deadline.

•

If you miss our processing deadline specified above, you will be deemed to have made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

•

The tax consequences of the Merger to you will not be impacted by whether you elect to receive the Common Stock Consideration, the Preferred Stock Consideration, or a combination of both. The tax consequences to you of the Merger will depend on the facts and circumstances of your own situation. Therefore, you should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. You can also refer to the general description of tax consequences under the caption, “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of the Information Statement/Prospectus.

Please provide your signed instructions below:

ELECTION CHOICES

COMMON STOCK CONSIDERATION (0.42 shares of Navios Acquisition Common Stock per Navios Midstream Public Unit)

☐

Mark this box to elect to receive the Common Stock Consideration for each Navios Midstream Public Unit with respect to ALL of your Navios Midstream Public Units. Shares of Navios Acquisition Common Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

PREFERRED STOCK CONSIDERATION 1 share of Navios Acquisition Series E Preferred Stock per Navios Midstream Public Unit)

☐

Mark this box to elect to receive the Preferred Stock Consideration for each Navios Midstream Public Unit with respect to ALL of your Navios Midstream Public Units. Shares of Navios Acquisition Series E Preferred Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

MIXED CONSIDERATION (combination of Common Stock Consideration and Preferred Stock Consideration)

19

☐

Mark this box to elect to receive the Common Stock Consideration for each Navios Midstream Public Unit with respect to SOME of your Navios Midstream Public Units and the Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the REMAINDER of your Navios Midstream Public Units. Please fill in the number of Navios Midstream Public Units for which you would like to make a Common Stock Consideration election. You will be deemed to have made an election to receive Preferred Stock Consideration for each Navios Midstream Public Unit with respect to the remainder of your Navios Midstream Public Units.

                    Navios Midstream Public Units to receive the Common Stock Consideration.

Account Number:

If you do not elect one of these options, the Exchange Agent will treat you as having made an election to receive the form of Merger consideration (i.e., the Common Stock Consideration or the Preferred Stock Consideration) elected by the majority of the Navios Midstream Public Units in respect of which elections are made.

The Merger Agreement provides that if holders of Navios Midstream Public Units elect (or are considered to have elected) to receive shares of Navios Acquisition Common Stock in respect of 80% or more of the Navios Midstream Public Units outstanding prior to the closing of the Merger, then all Navios Midstream Public Units will be converted into the right to receive the Common Stock Consideration and no shares of Navios Acquisition Series E Preferred Stock will be issued. Therefore, neither Navios Midstream nor Navios Acquisition can ensure that all holders of Navios Midstream Public Units will receive their election choices.

Shares of Navios Acquisition Common Stock and Navios Acquisition Series E Preferred Stock will be issued in non-certificated book-entry form via a Direct Registration System® (DRS) stock distribution statement.

Signature of Unitholder	Signature of Unitholder	Phone Number

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE ELECTING UNITHOLDER. DELIVERY BY OVERNIGHT COURIER IS RECOMMENDED. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT YOUR BROKER OR FINANCIAL ADVISOR DIRECTLY.

PROMPT ACTION IS REQUESTED.

20

NOTICE OF GUARANTEED DELIVERY

OF

NAVIOS MIDSTREAM PUBLIC UNITS

This form, or a facsimile transmission of this form, must be used in connection with your election if the delivery of unit certificate(s), if any, representing the Navios Midstream Public Units, or if the procedures for book-entry transfer of the Navios Midstream Public Units into the Exchange Agent’s account at The Depository Trust Company, cannot otherwise be completed prior to the Election Deadline.

This form may be delivered to the Exchange Agent by mail or facsimile transmission, and must be received by the Exchange Agent on or before 5:00 P.M., Eastern Time, on December 10, 2018 (the “Election Deadline”).

The Exchange Agent is:

Continental Stock Transfer & Trust Company

If delivering by mail or courier:	By facsimile transmission:
Continental Stock Transfer & Trust Company 1 State Street – 30th Floor New York, NY 10004 Attn: Corporate Actions Department	for Eligible Institutions Only: Fax: (212) 616-7610 Phone to confirm receipt: (917) 262-2378

THE ABOVE FAX NUMBER CAN ONLY BE USED FOR DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY. ANY TRANSMISSION OF OTHER MATERIALS WILL NOT BE ACCEPTED AND WILL NOT BE CONSIDERED A VALID SUBMISSION FOR THE ELECTION.

Delivery of this form to an address other than as set forth above (or facsimile transmission to a number other than the one listed above) does not constitute a valid delivery.

The undersigned hereby surrenders to the Exchange Agent the number of Navios Midstream Public Units set forth below, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 7, 2018, by and among Navios Maritime Acquisition Corporation, NMA Sub LLC, a wholly owned subsidiary of Navios Maritime Acquisition Corporation, Navios Maritime Midstream Partners L.P. and Navios Maritime Midstream Partners GP LLC, and described in the Information Statement/Prospectus, dated November 15, 2018, and the related Election Form, receipt of which are hereby acknowledged.

Number of Units Surrendered:

DTC Account Number:

Unit Certificate No(s)*

Name(s) of Record Holder(s):

Address:

Telephone Number: ( )

Social Security Number or Employer Identification Number:

Dated: , 2018
Signature(s)

*Not applicable for book-entry Navios Midstream Public Units

21

GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, (each, and “Eligible Institution”) hereby guarantees to surrender the unit certificate(s) representing the Navios Midstream Public Units, in the case of certificated Navios Midstream Public Units, or to surrender the Navios Midstream Public Units pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company (the “Depositary”), in the case of book-entry Navios Midstream Public Units, within two business days after the Election Deadline of 5:00 P.M. Eastern Time on December 10, 2018.

The Eligible Institution that completes this form must communicate the guarantee to the Depositary within the time period shown herein. Failure to do so could result in financial loss to such Eligible Institution. In the case of book-entry Navios Midstream Public Units, participants should notify the Depositary prior to covering through the submission of a physical security directly to the Depositary based on a guaranteed delivery that was submitted via DTC’s PTOP platform.

Name of
Firm
Authorized Signature

Address:	Name:

Title:

Telephone Number:	Dated:
( )	2018

This form is not to be used to guarantee signatures. If a signature on the Election Form requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form. If you have any questions regarding the election materials, please call or email Morrow Sodali, at (800) 662-5200 or NAPinfo@morrowsodali.com.

22